Form 10-K, Exhibit 13
F&M NATIONAL CORP
filed 1995-03-29
CIK 34125

                                   SELECTED FINANCIAL DATA

                                                               YEAR ENDED DECEMBER 31,
                                        1994            1993            1992             1991           1990
                                              (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
  Interest income................. $   115,844     $   103,939     $    99,918     $   108,498     $   109,582
  Interest expense................      45,051          42,354          44,651          59,079          60,846
  Net interest income.............      70,793          61,585          55,267          49,419          48,736
  Provision for loan losses.......       2,587           2,807           3,410           6,653           3,260
  Net interest income after
    provision for loan losses.....      68,206          58,778          51,857          42,766          45,476
  Noninterest income..............      15,370          12,870          11,259          10,039           9,197
  Securities gains................         748           1,781           1,020           1,271             321
  Noninterest expense.............      54,339          46,529          41,436          38,505          36,703
  Income before income taxes......      29,985          26,900          22,700          15,571          18,291
  Income taxes....................       9,752           8,630           6,674           4,262           5,100
  Net income...................... $    20,233     $    18,270     $    16,026     $    11,309     $    13,191

PER SHARE DATA:
  Net income...................... $      1.29     $      1.20     $      1.14     $      0.82     $      0.96
  Cash dividends..................        0.57(1)         0.61(1)         0.44            0.41            0.39
  Book value at period end........       10.34           10.06            9.25            8.35            7.93
  Tangible book value.............        9.99            9.68            9.21            8.30            7.88

BALANCE SHEET DATA:
  Assets.......................... $ 1,650,904     $ 1,617,848     $ 1,362,892     $ 1,260,360     $ 1,159,237
  Loans, net of unearned income...     977,932         929,069         752,705         738,284         741,751
  Securities......................     494,957         483,398         420,599         345,587         262,505
  Deposits........................   1,441,191       1,419,977       1,188,397       1,115,839       1,024,776
  Shareholders' equity............     161,435         157,266         139,370         115,582         108,597
  Average shares outstanding......      15,645          15,252          14,089          13,797          13,736

PERFORMANCE RATIOS:
  Return on average assets........        1.22%           1.24%           1.24%           0.94%           1.16%
  Return on average equity........       12.50%          12.28%          12.86%          10.11%          12.58%
  Dividend payout.................       43.91%          51.06%          38.49%          50.50%          41.05%
  Efficiency (2)..................       63.07%          62.49%          62.29%          64.76%          63.35%

ASSET QUALITY RATIOS:
  Allowance for loan losses to
    period end loans, net.........        1.54%           1.47%           1.46%           1.53%           1.11%
  Allowance for loan losses to
    nonaccrual loans..............       81.05%          49.97%          75.51%          93.32%         227.27%
  Nonperforming assets to
    period end loans and
    foreclosed properties.........        3.03%           4.08%           2.61%           1.90%           0.61%
  Net charge-offs to average
    loans.........................        0.12%           0.19%           0.50%           0.49%           0.42%

CAPITAL AND LIQUIDITY RATIOS:
  Leverage........................        9.75%           9.32%          10.20%           9.14%              -
  Risk-based capital ratios:
    Tier 1 capital................       16.16%          15.50%          17.60%          15.22%          15.19%
    Total capital.................       17.41%          16.75%          18.99%          16.52%          16.35%
  Average loans to average
    deposits......................       66.07%          63.89%          65.62%          69.34%          72.95%

    Note: The amounts previously reported in Form 10Q and Form 10K for the periods presented have been retroactively restated to reflect the acquisitions of PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust Company on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.

    (1) Includes first quarter 1994 dividend declared in 1993.

    (2) Computed by dividing noninterest expense by the sum of net interest income and noninterest income, net of securities gains or losses.

                         MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of the Company. This discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements.


OVERVIEW

    The year 1994 was an extremely rewarding year in terms of record growth, earnings and return to stockholders. Significant growth was achieved primarily as a result of two mergers with assets totaling $219 million. Record earnings were achieved by improved economic conditions and higher market rates. Return to stockholders was achieved by a 2.5% stock dividend paid on September 1, 1994 and an increase in the dividend rate from 14.5 cents to 15 cents per share beginning with the dividend paid to stockholders in October 1994.

    On July 1, 1994, Hallmark Bank and Trust Company, Springfield, Virginia ("Hallmark") became a wholly-owned subsidiary of the Corporation and was accounted for as a pooling of interests and, therefore, all financial statements have been restated to reflect the merger.

    Also on July 1, 1994, PNB Financial Corporation, Warrenton, Virginia ("PNB") became a wholly-owned subsidiary of the Corporation and was accounted for as a pooling of interests and, therefore, all financial statements have been restated to reflect the merger.

    Net income increased 10.7% in 1994 to $20.2 million, compared with $18.3 million earned in 1993 and $16.0 million earned in 1992. Earnings per share increased to $1.29 per share in 1994 compared to $1.20 per share and $1.14 per share for 1993 and 1992, respectively. The increased earnings during these periods were due primarily to higher levels of net interest income achieved by increased net interest spread.

    Return on average equity on an annualized basis for 1994 was 12.50% compared to 12.28% for the same period for the prior year. Return on average assets on an annualized basis for 1994 was 1.22%, compared to 1.24% for 1993. The decrease in return on equity and return on assets in the 1993 period is the result of an increased equity base as a result of the Hamilton purchase which increased September 18, 1993 equity by $7.1 million and assets by $177.0 million. These performance ratios have been varied since 1990, with return on average equity dropping from 12.58% in 1990 to 10.11% in 1991, rebounding to 12.86% in 1992 and then declining to 12.28% in 1993. Return on average assets dropped from 1.16% in 1990 to 0.94% in 1991, rebounded to 1.24% in 1992 and 1993.

    Net interest margin increased during 1994 to 4.75% on a tax-equivalent annualized basis, compared to 4.67% in 1993 and 4.80% for 1992. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. During 1994, market rates increased causing an increase in the prime lending rate of 250 basis points. Improved loan demand and lower levels of nonperforming assets were also factors contributing to the improvement in the Company's net interest margin.

    Loans, net of unearned income, were $977.9 million at December 31, 1994, an increase of $48.8 million (5.3%) from $929.1 million at December 31, 1993. The increase in the volume of loans was primarily the result of borrowers willingness to incur new debt after a period of reluctance. Loan rates are above the floors reached in 1993, however, they remain at reasonable levels for borrowers.

    The securities portfolio represents the second largest component of earning assets. At December 31, 1994, the Company's securities portfolio totaled $495.0 million, $11.6 million (2.4%) higher than year-end 1993. Investment in securities was reduced as a result of larger loan demand.

    The Company's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains, compares favorably to other Virginia financial institutions. The Company's efficiency ratio for 1994, 1993 and 1992 was 63.1%, 62.5% and 62.3%, respectively. The fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest income and net interest income.

    Since the beginning of 1988, the Company has acquired approximately $763.7 million in assets and approximately $679.1 million in deposits through nine bank acquisitions. Eight of these acquisitions were accounted for as a pooling-of- interest and one as a purchase, which enabled the Company to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County and increase its market share in two of its other Virginia markets.

    The Company is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

    The following table sets forth, for the periods indicated, selected quarterly results of the Company's operations.


                    SUMMARY OF FINANCIAL RESULTS BY QUARTER

                                                                       1994*                              1993*
                                                        DEC. 31 SEPT. 30  JUNE 30  MARCH 31 DEC. 31 SEPT. 30  JUNE 30  MARCH 31
                                                                         (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income....................................... $ 30,248 $ 29,615 $ 28,629 $ 27,352 $ 28,902 $ 25,650 $ 24,788 $ 24,599
Interest expense......................................   11,742   11,366   11,120   10,823   11,248   10,396   10,274   10,436
Net interest income...................................   18,506   18,249   17,509   16,529   17,654   15,254   14,514   14,163
Provision for loan losses.............................      965      433      530      659      982      521      558      746
Net interest income after provision for loan losses...   17,541   17,816   16,979   15,870   16,672   14,733   13,956   13,417
Noninterest income....................................    3,580    4,343    3,544    4,651    3,501    3,973    3,642    3,535
Noninterest expense...................................   13,961   13,771   13,645   12,962   13,577   11,940   10,787   10,225
Income before income taxes............................    7,160    8,388    6,878    7,559    6,596    6,766    6,811    6,727
Applicable income taxes...............................    1,815    2,988    2,382    2,567    2,048    2,346    2,210    2,026
Net income............................................ $  5,345 $  5,400 $  4,496 $  4,992 $  4,548 $  4,420 $  4,601 $  4,701


Net income per share.................................. $   0.34 $   0.34 $   0.29 $   0.32 $   0.30 $   0.29 $   0.30 $   0.31

*The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.

    In October 1992, the Company sold 1,110,500 shares of its authorized, unissued common stock for $14.2 million at $12.75 per share. The offering was underwritten by Robinson-Humphrey Company, Inc. who offered the stock directly to the public. The net proceeds, after underwriter's discount and offering expenses, were $13.0 million. The Company utilized the proceeds of the offering for general corporate purposes, including refinancing long-term banking premises owned by the holding company, purchase of banking premises previously under lease, provided additional equity capital to Subsidiary Banks to support growth and retained the residual to finance possible future acquisitions.

    On July 1, 1994, the Company issued a total of 2,301,469 shares of its common stock to account for the merger of two banks. The Company issued 1,107,846 shares of common stock to effect the merger of Hallmark and 1,193,623 shares of common stock to effect the merger of PNB.

    On September 1, 1994, the Company issued 378,690 shares of common stock to account for the issuance of a 2.5% stock dividend.

    On December 28, 1994, the Company joined the New York Stock Exchange under the trading symbol FMN. Prior to this date, the Company's stock was traded on the NASDAQ (National Association of Securities Dealers Automated Quotation System) under the trading symbol FMNT.


NET INTEREST INCOME

    Net interest income represents the principal source of earnings for the Company. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

    Net interest income was $70.8 million for the year ended December 31, 1994, up 15.0% over the $61.6 million reported for the same period in 1993 and up 11.4% in 1993 over the $55.3 million reported for 1992. Net interest income in 1994 was affected by improved loan demand and higher market rates, while deposits demonstrated only a relatively small increase. Loans grew $48.9 million (5.3%) to $977.9 million in 1994 from $929.1 million in 1993. Depositors, in 1994, chose to remain in a liquid position in oder to take advantage of alternative or higher yielding investments as indicated by interest-bearing deposits increasing only $2.0 million (0.2%) while noninterest-bearing deposits increased $19.3 million (9.5%). Increased loan demand and shifting in type of deposit investment reflects in total interest income increasing $11.9 million (11.4%) from $103.9 million in 1993 to $115.8 million in 1994 and total interest expense increasing $2.7 million (6.4%) from $42.4 million in 1993 to $45.1 million in 1994. During 1994,


            AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES (1)

                         TWELVE MONTHS ENDED DECEMBER 31,

                                                                            1994
                                                                                         ANNUAL
                                                              AVERAGE      INCOME/       YIELD/
                                                              BALANCE      EXPENSE       RATE

ASSETS                                                            (DOLLARS IN THOUSANDS)
Securities:
Taxable................................................... $   452,224     $ 28,056      6.20%
  Tax-exempt (1)..........................................      42,652        3,394      7.96%
   Total securities.......................................     494,876       31,450      6.36%
Loans (net of unearned income):
  Taxable.................................................     949,669       82,165      8.65%
  Tax-exempt (1)..........................................       6,054          608     10.04%
   Total loans............................................     955,723       82,773      8.66%
Federal funds sold and repurchase agreements..............      70,575        2,987      4.23%
Interest-bearing deposits in other banks..................         473           36      7.61%
   Total earning assets...................................   1,521,647      117,246      7.71%
Less: allowance for loan losses...........................     (14,554)
Total nonearning assets...................................     150,077
   Total assets........................................... $ 1,657,170

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Checking................................................ $   240,199     $  5,771      2.40%
  Regular savings.........................................     200,868        6,095      3.03%
  Money market  savings...................................     189,887        5,451      2.87%
  Certificates of deposit:
   Less than $100,000.....................................     510,965       22,331      4.37%
   $100,000 and more......................................      92,808        4,260      4.59%
Total interest-bearing deposits...........................   1,234,727       43,908      3.56%
Short-term borrowings.....................................      35,405        1,053      2.97%
Long-term borrowings......................................       2,223           91      4.09%
   Total interest-bearing liabilities.....................   1,272,355       45,052      3.54%
Noninterest-bearing liabilities:
  Demand deposits.........................................     211,661
  Other liabilities.......................................      11,310
Total liabilities.........................................   1,495,326
Stockholders' equity......................................     161,844
Total Liabilities and shareholders` equity................ $ 1,657,170
Net interest income.......................................                 $ 72,194
Interest rate spread......................................                               4.17%
Interest expense as a percent of average earning assets...                               2.96%
Net interest margin.......................................                               4.75%

(1) Income and yields are reported on a taxable-equivalent basis assuming a federal tax rate of 35% in 1994 and 1993 and 34% in 1992.

                   TWELVE MONTHS ENDED DECEMBER 31,

              1993                                  1992
                        ANNUAL                                 ANNUAL
 AVERAGE    INCOME/     YIELD/        AVERAGE      INCOME/     YIELD/
 BALANCE    EXPENSE      RATE         BALANCE      EXPENSE      RATE

   (DOLLARS IN THOUSANDS)                 (DOLLARS IN THOUSANDS)

$  409,658   $ 26,315      6.42%    $   333,351     $ 23,602      7.08%
    44,351      4,792     10.81%         48,622        5,649     11.62%
   454,009     31,107      6.85%        381,973       29,251      7.66%

   814,727     71,453      8.77%        734,484       69,613      9.48%
     5,395        677     12.55%          5,879          663     11.28%
   820,122     72,130      8.80%        740,363       70,276      9.49%
    86,145      2,512      2.92%         70,600        2,392      3.39%
     1,108        103      9.30%          1,860          145      7.80%
 1,361,384    105,852      7.78%      1,194,796      102,064      8.54%
   (12,197)                             (11,076)
   122,873                              107,445
$1,472,060                          $ 1,291,165



$  183,322   $  5,096      2.78%    $   154,798     $  4,970      3.21%
   162,686      5,116      3.14%        134,201        5,219      3.89%
   184,243      4,959      2.69%        153,635        5,467      3.56%

   482,560     22,641      4.69%        437,103       23,574      5.39%
    89,775      3,854      4.29%         91,169        4,651      5.10%
 1,102,586     41,666      3.78%        970,906       43,881      4.52%
    28,059        688      2.45%         25,980          770      2.96%

 1,130,645     42,354      3.75%        996,886       44,651      4.48%

   180,988                              157,320
    11,687                               12,347
 1,323,320                            1,166,553
   148,740                              124,612
$1,472,060                          $ 1,291,165
             $ 63,498                               $ 67,413
                           4.03%                                  4.06%
                           3.11%                                  3.74%
                           4.67%                                  4.80%

through improved economic conditions, funds previously invested in lower yielding federal funds ($41.1 million) were shifted to much higher yielding loans and investment securities, therefore, contributing to the increase in net interest margin from 4.67% in 1993 to 4.75% in 1994.

    Net interest income for 1993 was $61.6 million, compared to $55.3 million for 1992. Although loan demand demonstrated some improvement in 1993, the increase in net interest income was due primarily to increases in the size of the investment in the securities portfolio. The average balance of the securities portfolio was $454.0 million at December 31, 1993, up $72.0 million (18.9%) over the same period in 1992. Also a major factor contributing to the improvement in net interest expense was due to lower interest rates, which offset the effect of a $133.8 million increase in average interest-bearing liabilities during 1993. While the tax equivalent yield on interest-earning assets declined 76 basis points from 8.54% during 1992 to 7.78% for 1993, net interest margin decreased during that period due to a larger decrease in total funding costs. Net interest margin fell 13 basis points from 4.80% during 1992 to 4.67% for 1993. The decline in the yield on interest-earning assets and total funding costs was due to lower, but more stable interest rate levels during 1993 than during 1992.

    Net interest income for 1992 was $55.3 million, compared to $49.4 million for 1991. While average earning assets increased in 1992 by $76.9 million, or 6.9%, over 1991, most of the increase was attributable to an increase in securities rather than loans. This change in mix of earning assets contributed to a decrease of 134 basis points in the yield on earning assets. For 1992, the net interest margin was due to a greater increase in the yield on earning assets than the increase in the cost of funds and the loss of interest income resulting from an increased level of nonperforming assets.

    The table on Pages 16 and 17 depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect.

    The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.

                              VOLUME AND RATE ANALYSIS
                                TAX EQUIVALENT BASIS

                                                                  1994                                   1993
                                                                            CHANGE IN                             CHANGE IN
                                                  VOLUME          RATE       INCOME/       VOLUME        RATE       INCOME/
                                                  EFFECT         EFFECT      EXPENSE       EFFECT       EFFECT      EXPENSE
                                                                           (DOLLARS IN THOUSANDS)
EARNING ASSETS:
 Taxable securities............................. $  2,598     $    (857)    $  1,741     $  4,577     $  (1,864)    $ 2,713
 Tax-exempt securities..........................     (177)       (1,221)      (1,398)        (478)         (379)       (857)
 Taxable loans..................................   11,676          (964)      10,712        5,851        (4,011)      1,840
 Tax-exempt loans...............................      108          (177)         (69)         (37)           51          14
 Federal funds sold and repurchase agreements...     (320)          795          475          324          (204)        120
 Interest-bearing deposits in other banks.......      (51)          (16)         (67)         (80)           38         (42)

   Total earning assets......................... $ 13,834     $  (2,440)    $ 11,394     $ 10,157     $  (6,369)    $ 3,788

INTEREST-BEARING LIABILITIES:
 Checking deposits.............................. $  1,207     $    (532)    $    675     $    461     $    (335)    $   126
 Savings deposits - regular.....................    1,151          (172)         979       (1,124)        1,021        (103)
 Savings deposits - money market................      155           337          492        2,241        (2,749)       (508)
 CD's & other time deposits - $100,000 & over...    1,947        (2,257)        (310)       3,751        (4,684)       (933)
 CD's & other time deposits - under $100,000....      132           274          406          (70)         (727)       (797)
   Total interest-bearing deposits..............    4,592        (2,350)       2,242        5,259        (7,474)     (2,215)
   Borrowed funds short-term....................      202           163          365           71          (153)        (82)
   Borrowed funds long-term.....................       91             -           91            -             -           -
   Total interest-bearing liabilities...........    4,885        (2,187)       2,698        5,330        (7,627)     (2,297)
   Change in net interest income................ $  8,949     $    (253)    $  8,696     $  4,827     $   1,258     $ 6,085

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

INTEREST SENSITIVITY

    The primary goals of interest rate risk management are to minimize fluctuations in net interest margin as a percentage of earning assets and to increase the dollars of net interest margin at a growth rate consistent with the growth rate of total assets. These goals are accomplished by balancing the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed rate asset and liability contracts reasonably consistent and short, and by routinely adjusting pricing rates to market conditions on a weekly basis.

    The goal of the Corporation is to generally maintain a position that is to provide flexibility enough to move to an equality between rate sensitive assets and rate sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and buying longer maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. The Company reviews the interest sensitivity position of each Subsidiary Bank at least once a quarter.

                                         RATE SENSITIVITY ANALYSIS
                                             DECEMBER 31, 1994


                                         REPRICING TIME FRAME                                       INCOME STATEMENT GAP
                                                                                                              ONE YEAR
                                                              OVER 5 YEARS            ONE YEAR     EARNINGS    INCOME        2%
                       1-90 DAY   91-365 DAY    1 TO 5 YEARS       OR                 BALANCE       CHANGE    STATEMENT  PRIME RATE
                     SENSITIVITY SENSITIVITY    SENSITIVITY   NONSENSITIVE    TOTAL   SHEET GAP      RATIO       GAP       CHANGE
  ASSETS             (DOLLARS IN THOUSANDS)       (DOLLARS IN THOUSANDS)
Loans, net unearned
  (1)
 Fixed rate.......... $ 42,700     $ 93,697      $ 323,147     $  70,673   $ 530,217  $ 136,397     75.00%   $ 102,298     $ 2,046
 Floating rate.......  280,626       98,015         49,593           855     429,089    378,641    100.00%     378,641       7,573
 Total loans.........  323,326      191,712        372,740        71,528     959,306    515,038     93.38%     480,939       9,619
Investment securities
 Treasuries/Agencies.   18,082       49,864        222,315       127,032     417,293     67,946     67.00%      45,524         910
 Tax-exempt
   municipals........    2,277        4,401         16,403        15,216      38,297      6,678     37.00%       2,471          49
 FNMA ARMS...........        -          500          5,873         5,602      11,975        500     69.00%         345           7
 FHLMC ARMS..........       91            -            410         2,168       2,669         91     75.00%          68           1
 Federal funds sold
   and other short-term
   investments......    44,873        2,358         13,125         2,604      62,960     47,231     93.00%      43,925         878
 Total securities....   65,323       57,123        258,126       152,622     533,194    122,446     75.41%      92,333       1,847
Total rate sensitive
  assets.............  388,649      248,835        630,866       224,150   1,492,500    637,484     89.93%     573,272      11,465

    LIABILITIES
Interest checking.... $      -     $     --      $       -     $ 242,935   $ 242,935  $       -         -    $       -     $     -
Money market
  deposits...........  176,356            -              -             -     176,356    176,356     50.00%      88,178       1,764
Regular savings......        -            -              -       192,577     192,577          -         -            -          --
Time deposits (greater
  than) $100,000.....   22,852       26,537         39,950             -      89,339     49,389     73.00%      36,054         721
Time Deposits (less
  than) $100,000.....   96,048      150,207        271,552             -     517,807    246,255     73.00%     179,766       3,595
Short-term
  borrowings.........   36,298            -              -             -      36,298     36,298     93.00%      33,757         675
Long-term
  borrowings.........        -            -              -         3,193       3,193          -         -            -           -

Total rate sensitive
  liabilities........  331,554      176,744        311,502       438,705   1,258,505    508,298     66.45%     337,755       6,755

Rate sensitivity
  gap................   57,095       72,091        319,364      (214,555)    233,995    129,186                235,516       4,710
Cumulative gap.......   57,095      129,186        448,550       233,995                129,186
Risk to interest
  margin:
Gap as a % of rate
Sensitive assets....     3.83%        8.66%         30.05%        15.68%                  8.66%                 15.78%

(1) Excludes non-accrual loans

    The Corporation manages the gap between rate-sensitive assets and rate-sensitive liabilities to expand and contract with the rate cycle phase. The traditional targeted gap should be between a negative 10% and a positive

10%. The one year income statement gap at December 31, 1994 was 15.8% which is greater than targeted gap, however, it is acceptable during a period of rising interest rates.

    At December 31, 1994, the Company had $129.2 million more in interest sensitive assets than interest sensitive liabilities subject to repricing within one year and was, therefore, in an asset-sensitive position. At December 31, 1993, the Company had $34.5 million more in interest sensitive assets than interest sensitive liabilities subject to repricing within one year. An asset- sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability- sensitive institution generally will be impacted favorably by declining interest rates. Although regular savings deposits and interest-checking deposits are subject to immediate withdrawal, the Company's experience indicates that these deposits are not interest sensitive and therefore, have been placed in the category "Over 5 Years and Nonsensitive."

    The Company utilizes shock analysis to project the estimated effect on net interest income at various interest rate scenarios. This analysis reflects interest rate changes and the related impact on net income on interest sensitive assets and liabilities over specified periods. At December 31, 1994, a 2% increase in the prime rate is projected to increase net interest income $4.7 million. Conversely, if the prime rate decreases 2%, projected net interest income would decrease similarly.

    The table on Page 19 analyzes the Company's rate interest sensitivity at December 31, 1994. This is a one-day position which is continually changing and is not necessarily indicative of the Company's position at any other time.



NONINTEREST INCOME


    Noninterest income for 1994 increased by $1.5 million, or 10.0%, over the same period in 1993. Trust Department income increased $215 thousand or 15.1% from $1.4 million for 1993 to $1.6 million for 1994 as a result of increased fiduciary activities. Service charges on deposit accounts, the largest single item of noninterest income, were $5.5 million for 1994, up 9.4% over the comparable period a year ago. Credit card fees were $2.2 million for 1994 as compared to $1.8 million for 1993 as result of increased card loan activity. Fees for other customer services were $1.9 million for 1994, which declined $333 thousand (15.2%) from 1993 as a result of a reduction in refinancing activity. Gains on sale of securities were $748 thousand for 1994 as compared to $1.8 million for 1993. Security gains are realized when market conditions exist that are favorable to the Corporation and/or conditions dictate additional liquidity is desirable. In 1993, interest rates were favorable for the Company to reposition some securities at more attractive rates, whereas, in 1994 market interest rates began rising reducing the appeal to reposition.


    Noninterest income in 1993 increased 19.3% or $2.3 million over 1992. Service charges on deposit accounts in 1993 increased by $766 thousand to $5.1 million, primarily due to an increase in the number of accounts, along with the implementation of various fee charges to offset the reduction in interest rates and the increasing cost of deposit insurance premiums. Commissions and fees from fiduciary services in 1993 increased 22.8% to $1.4 million. Also contributing to the increase in noninterest income in 1993 were gains on sales of securities totaling $1.8 million, compared to $1.0 million in 1992.. To adjust its portfolio in anticipation of declining interest rates, the Company realized gains on the sale of securities with short-term maturities and reinvested the proceeds in securities with intermediate or longer maturities.


                                 NONINTEREST INCOME


                                                      YEAR ENDED DECEMBER 31,
                                                    1994         1993       1992
                                                      (DOLLARS IN THOUSANDS)
Commissions and fees from fiduciary activities... $  1,642    $  1,427    $  1,162
Service charges on deposit accounts..............    5,548       5,070       4,304
Credit card fees.................................    2,247       1,844       1,611
Fees for other customer services.................    1,853       2,187       2,386
Other operating income...........................    4,080       2,342       1,796
   Noninterest income............................   15,370      12,870      11,259
Profits on securities available for sale.........      728       1,617         878
Investment securities gains, net.................       20         164         142
   Total noninterest income...................... $ 16,118    $ 14,651    $ 12,279

NONINTEREST EXPENSE


    Total noninterest expense increased $7.8 million (16.8%), from $46.5 million in 1993 to $54.3 million in 1994. Salaries and employee benefits increased $4.4 million, net occupancy expense and furniture and equipment expense increased $765 thousand, deposit insurance increased $518 thousand, credit card expense increased $465 thousand and other operating expense increased $1.7 million. The primary reason for these increased expenses is the purchase of Hamilton in September of 1993 which added an additional 117 employees to the payroll for four months in 1993 and for the entire year 1994. Additional costs associated with acquiring and operating six Hamilton branch banks and related employee training increased 1994 operating expenses.


    For 1993, noninterest expense increased by $5.1 million, or 12.3%, over 1992. This increase was primarily due to a $2.1 million, or 9.6% increase in salary and employee benefits and a $1.9 million, or 19.3% increase in other operating expenses. The primary reason for the increase in salary and benefits was the personnel costs associated with the purchase of Hamilton in September 1993. Other operating expenses increased for several reasons. First, the purchase of Hamilton and the merger of First National resulted in increased professional fees. Second, the Corporation purchased a new mainframe computer with related mainframe software which required additional employee training thereby increasing operating expenses.


                          NONINTEREST EXPENSE


                                           YEAR ENDED DECEMBER 31,
                                        1994       1993        1992
                                           (DOLLARS IN THOUSANDS)

Salaries and employee benefits...... $ 27,908    $ 23,525    $ 21,469
Net occupancy expense of premises...    3,724       3,217       3,442
Furniture and equipment expense.....    3,907       3,649       2,723
Deposit insurance...................    3,269       2,751       2,523
Credit card expense.................    1,732       1,267       1,117
Other operating expenses............   13,799      12,120      10,162
   Total............................ $ 54,339    $ 46,529    $ 41,436

INCOME TAXES

    Reported income tax expense at December 31, 1994 was $9.8 million, up from $8.6 million for 1993 and up from $6.7 million for 1992. The increase in the income taxes is attributable to increased taxable earnings and an increase in the federal statutory income tax rate from 34% for 1992 to 35% for 1993 and 1994. This corresponds to an effective tax rate of 32.5%, 32.1% and 29.4% for the three years ended December 31, 1994, 1993 and 1992, respectively. Note 15 to the Consolidated Financial Statements for year end provide a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and the Company's actual income tax expense. Also included in
Note 15 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

LOAN PORTFOLIO

    Loans, net of unearned income, were $977.9 million at December 31, 1994, up $48.8 million or 5.3% from $929.1 million at year end 1993 and up $176.4 million or 23.4% from $752.7 million at year end 1992. The increase in loan activity for 1994 is indicative of depositors willingness to incur new and/or additional debt following a period of reluctance. The significant increase in net loans from 1992 to 1993 reflects primarily the purchase of $116.0 million Hamilton loans.

    All of the Subsidiary Banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the Subsidiary Banks' respective market regions. Seven of the Subsidiary Banks, F&M Bank-Massanutten, F&M Bank-Broadway, F&M Bank-Blakeley, F&M Bank-Emporia, F&M Bank-Peoples, F&M Bank-Martinsburg, and F&M Bank-Keyser, emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Hallmark and F&M Bank-Central Virginia are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.

    Approximately 31.5% of the Company's loan portfolio at December 31, 1994 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. The Subsidiary Banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although the Subsidiary Banks typically look to the borrower's cash flow as the principal source of repayment for such loans, many of the loans within this category are secured by assets, such as real property, accounts receivable, inventory and equipment. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the business. The Company's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.

    F&M's residential real estate loan portfolio (including home equity lines) was 33.7% of total loans at December 31, 1994. The residential mortgage loans made by the Subsidiary Banks and Big Apple Mortgage Company are made only for single family, owner-occupied residences within their respective market regions. The residential mortgage loans offered by the Subsidiary Banks are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan.

    Big Apple Mortgage offers both fixed and adjustable rate loans, while the Subsidiary Banks generally hold residential mortgage loans in their loan portfolios. Big Apple Mortgage sells into the secondary market all the permanent mortgage loans it originates.

    The Company's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1994, the construction loans were $32.9 million, or 3.4% of the total loan portfolio. Of this amount, $6.1 million was originated by Big Apple Mortgage, all made to finance owner-occupied properties with permanent financing commitments in place. The Subsidiary Banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced no charge-offs involving residential construction loans since 1987.

    Consumer loans were 34.8% of the Company's total loan portfolio at December 31, 1994, if home equity lines are included in this category. The Subsidiary Banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in the Subsidiary Banks' respective market regions.

    Loans secured by real estate consist of a diverse portfolio of predominantly single family residential loans, which at December 31, 1994 comprised 33.7% of the loan portfolio. Loans secured by commercial real estate comprised 31.5% of the loan portfolio at December 31, 1994 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (27.7%) (shown in the following table under the category of "Non-farm, non- residential"), multifamily loans (2.0%) and agricultural loans (1.8%). The Company attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. The Company has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 3.4% of total loans outstanding at December 31, 1994. The Company's charge-off rate for all loans secured by real estate was 0.03% of period end loans. This is consistent with 1993 when the charge-off rate for all loans secured by real estate was 0.08% of period end loans outstanding. The Company's consumer loan portfolio, its second largest loan category, consists principally of personal loans.

    Consistent with its focus on providing community-based financial services, the Company generally does not make loans outside its principal market regions. The Company does not engage in foreign lending activities. Consequently, the loan portfolio is not exposed to risk from foreign credits. The Company maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

    The Company's unfunded loan commitments (excluding unused home equity lines of credit and credit card lines) amounted to $133.8 million at December 31, 1994, compared to $118.3 million at December 31, 1993. This increase is due to lower seasonal demands on lines of credit during the summer months than at year end.

    On December 31, 1994, the Company had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of the Company's market, however, loan collateral is predominantly real estate related.

    A number of economic factors in conjunction with loan activity in 1994 suggest that loan growth in 1995 should be more vibrant than it was in 1994 and 1993. Although interest rates are above the floors they reached in 1993, they remain at reasonable levels for borrowers. New home construction is increasing as are home sales. Auto sales were up sharply in 1994, and the forecast is for continued strength. The economy is creating new jobs and beginning to absorb some of the unemployment that was created in the recession and the business restructuring of prior years. Importantly, reports suggest that borrowers are showing new confidence and a willingness to incur new debt after a period of reluctance. These factors, while positive, did not result in a clearly defined trend of loan growth in 1994, but do represent the necessary elements for growth in 1995.



                               LOAN PORTFOLIO

                                                                      DECEMBER 31,
                                             1994          1993          1992          1991          1990
                                                                 (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural... $ 118,954     $ 101,668     $ 104,394     $ 101,439     $ 125,088
Real estate construction.................    32,887        39,330        23,038        23,522        27,014
Real estate mortgage:
  Residential (1-4 family)...............   329,381       325,772       278,506       266,261       246,785
  Home equity lines......................    46,206        43,903        42,316        45,164        36,549
  Multifamily............................    19,610        17,597        14,272        14,085        11,894
  Non-farm, non-residential (1)..........   270,740       241,793       152,303       136,026       105,531
  Agricultural...........................    17,213        16,615        13,951        12,704        12,451
  Real estate subtotal...................   683,150       645,680       501,348       474,240       413,210
Loans to individuals:
  Consumer...............................   133,044       134,958       120,042       137,020       177,626
  Credit card............................    15,733        13,627        12,069        12,616        13,142
  Loans to individuals subtotal..........   148,777       148,585       132,111       149,636       190,768
   Total loans...........................   983,768       935,263       760,891       748,837       756,080
Less unearned income.....................    (5,836)       (6,194)       (8,186)      (10,553)      (14,329)
Loans - net of unearned income........... $ 977,932     $ 929,069     $ 752,705     $ 738,284     $ 741,751

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.


                      REMAINING MATURITIES OF SELECTED LOANS

                                 DECEMBER 31, 1994
                            COMMERCIAL,
                          FINANCIAL AND  REAL ESTATE-
                           AGRICULTURAL  CONSTRUCTION

                            (DOLLARS IN THOUSANDS)
Within 1 year........      $  66,490       $ 26,731
Variable Rate:
  1 to 5 years.......          2,450            836
  After 5 years......            503              -
  Total..............      $   2,953       $    836
Fixed Rate:
  1 to 5 years.......         40,571          5,320
  After 5 years......          8,945              -
  Total..............      $  49,516       $  5,320
  Total Maturities...      $ 118,959       $ 32,887

ASSET QUALITY

    ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each Subsidiary Bank. The level of loan losses is affected by general economic trends as well as conditions affecting individual borrowers. As a result, management's judgment regarding the amount of the allowance is necessarily approximate and imprecise. Each Subsidiary Bank has a formal loan review function which consists of a committee of bank officers that regularly reviews loans and assigns a classification, if required, based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each Subsidiary Bank's portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each Subsidiary Bank's loan portfolio. In addition, all lending relationships involving a classified loan are reviewed regardless of size. The review team has the authority to classify any loan it determines is not satisfactory or to change the classification of a loan within the Company's grading system. All classified loans are reviewed at least quarterly by the Company's senior officers and monthly by the Subsidiary Banks' board of directors. All past due and nonaccrual loans are reviewed monthly by the Subsidiary Bank's boards of directors. As a matter of policy, the Subsidiary Banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Also included in nonaccrual loans at year end 1994 are $6.9 million in loans that have been written down to market values where no allowance is required which contributes to the Company's ratio of allowance to total loans of 1.54% and ratio of allowance to nonaccrual loans of 81.05% being substantially less than its peers of 1.81% and 372.0%, respectively. Although the ratio of the allowance to total loans and nonaccrual loans may be substantially less than its peers, the Company believes the ratio to be adequate based on this loan risk review analysis.

    The provision for loan losses in 1993 and 1992 were $2.8 million and $3.4 million, respectively. In 1993 and 1992, slow loan growth in the Company's markets and improved underwriting standards permitted the Company to reduce its provision. The ratio of allowance to total loans for 1993 and 1992 were 1.47% and 1.46%, respectively. The ratio of allowance to nonaccrual loans for 1993 and 1992 were 49.97% and 75.51%, respectively.

    The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. The Subsidiary Banks are examined at different times, but the Virginia Bureau of Financial Institutions examined all Virginia banking subsidiaries and the West Virginia Division of Banking examined all West Virginia banking subsidiaries during 1994. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

    The Corporation maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. The following Table shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors, and the ratio of the related outstanding loan balances to total loans.


                      ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                     1994                      1993                       1992
                                         PERCENT OF                PERCENT OF                  PERCENT OF
                                       LOANS IN EACH             LOANS IN EACH                LOANS IN EACH
                                        CATEGORY TO               CATEGORY TO                  CATEGORY TO
                            ALLOWANCE   TOTAL LOANS   ALLOWANCE   TOTAL LOANS    ALLOWANCE     TOTAL LOANS

                                                  (DOLLARS IN THOUSANDS)
December 31:
  Commercial, financial and
   agriculture............. $  5,510        12.1%      $  4,996        10.6%      $  5,106        13.1%
  Real estate-construction.      619         3.4            562         4.2            153         2.8
  Real estate-mortgage.....    5,269        69.9          4,776        68.8          2,660        66.5
  Consumer.................    3,699        14.6          3,349        16.4          3,071        17.6
                            $ 15,097       100.0%      $ 13,683       100.0%      $ 10,990       100.0%

    Slow loan growth in the Company's markets and improved underwriting standards, have permitted the Company to reduce its provision for loan losses at December 31, 1994 to $2.6 million from the $2.8 million for the year 1993. The 1993 provision was also a reduction from the 1992 provision of $3.4 million.

    The Company had net charge-offs in 1994 of $1.2 million, lower than the 1993 level of $1.6 million, due to an increase in credit quality of loans. Net charge-offs in 1992 were $3.7 million. Net charge-offs to average loans was 0.12% for the year 1994, compared with 0.19% for the same period 1993 and 0.50% for the same period 1992.


                         ALLOWANCE FOR LOAN LOSSES

                                                                                       DECEMBER 31,
                                                               1994          1993          1992          1991         1990
                                                                                  (DOLLARS IN THOUSANDS)
Balance, beginning of period................................ $ 13,683      $ 10,990      $ 11,282      $  8,225      $ 7,975
  Loans charged-off:
   Commercial, financial and agriculture....................      858           833         2,010         2,407        1,932
   Real estate construction.................................       45             4             -             -            -
   Real estate mortgage (1):
     Residential (1-4 family)...............................      280           366           914            28          146
     Home equity lines......................................       14           239            25             -            -
     Multifamily............................................        -             -             -             -          138
     Non-farm, non-residential (1)..........................        -            89           170             -            -
     Agricultural...........................................        -             -             -             -            -

       Real estate subtotal.................................      294           694         1,109            28          284
  Consumer..................................................      558           962         1,156         1,223        1,031
  Credit card...............................................      146           144           162           238          114

       Loans to individuals subtotal........................      704         1,106         1,318         1,461        1,145
       Total loans charged-off..............................    1,901         2,637         4,437         3,896        3,361
  Recoveries:
   Commercial, financial and agriculture....................      308           409           333            81          113
   Real estate construction.................................        -             8             -             -            -
   Real estate mortgage (1):
     Residential (1-4 family)...............................      125           292           109             4            1
     Home equity lines......................................       22             -            25             -            -
     Multifamily............................................        -             -             -             -            -
     Non-farm, non-residential (1)..........................        4            31             -             -            -
     Agricultural...........................................        -             -             -             -            -

       Real estate subtotal.................................      151           323           134             4            1
  Loans to individuals:
   Consumer.................................................      257           318           243           205          216
   Credit card..............................................       12            22            25            10           22

       Loans to individuals subtotal........................      269           340           268           215          238
       Total recoveries.....................................      728         1,080           735           300          352

Net charge-offs.............................................    1,173         1,557         3,702         3,596        3,009
Provision for loan losses...................................    2,587         2,807         3,410         6,653        3,259
Increase from purchase......................................        -         1,443             -             -            -

Balance, end of period...................................... $ 15,097      $ 13,683      $ 10,990      $ 11,282      $ 8,225

Ratio of allowance for loan losses to loans outstanding
 at end of period...........................................     1.54%         1.47%         1.46%         1.53%        1.11%
Ratio of net charge-offs to average loans outstanding
  during period.............................................     0.12%         0.19%         0.50%         0.49%        0.42%

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

    NONPERFORMING ASSETS. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, were $30.0 million at December 31, 1994, a decrease of $8.3 million (21.7%) from December 31, 1993. Total nonperforming assets at December 31, 1993 increased $18.5 million over year end 1992. The purchase of assets of Hamilton increased nonperforming assets at September 30, 1993, $27.9 million of which $21.3 million were nonaccrual loans and $6.6 million were foreclosed properties. At December 31, 1994, these Hamilton nonaccrual loans and foreclosed properties have been reduced to $6.9 million and $6.7 million, respectively. On the purchase date, loans acquired from Hamilton were booked at fair market value according to purchase accounting rules. Management does not anticipate any material loss in the final disposition of the remaining loans.

    Foreclosed properties consists of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. At December 31, 1994, the Company had $11.0 million in foreclosed property. The Company does not anticipate incurring any material loss on the final disposition of these properties.

    Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1994 were $19.0 million, or 1.9% of total loans, compared to $28.1 million, or 3.0% of total loans at December 31, 1993 and $14.6 million, or 1.9% of total loans, at December 31, 1992. Nonperforming loans at the year end 1994 were composed largely of 1-4 family residential loans of $2.1 million and commercial loans secured by real property of $8.3 million.


                             NONPERFORMING ASSETS


                                                                         DECEMBER 31,
                                                  1994         1993          1992         1991        1990
                                                                    (DOLLARS IN THOUSANDS)
Nonaccrual loans................................ $ 18,627     $ 27,324     $ 14,554     $ 12,090     $ 3,619
Restructured loans..............................      325          770           22           22           -
Foreclosed property.............................   11,049       10,143        5,232        1,942         877
   Total nonperforming assets................... $ 30,001     $ 38,237     $ 19,808     $ 14,054     $ 4,496

Loans past due 90 days accruing interest........ $  1,552     $  1,772     $  5,243     $  4,758     $ 3,720
Allowance for loan losses to period end loans...     1.54%        1.47%        1.46%        1.53%       1.11%
Allowance for loan losses to nonaccrual loans...    81.05%       49.97%       75.51%       93.32%     227.27%
Nonperforming assets to period end loans and
 foreclosed properties..........................     3.03%        4.08%        2.61%        1.90%       0.61%
Net charge-offs to average loans................     0.12%        0.19%        0.50%        0.49%       0.42%

The loss of income associated with nonperforming loans at December 31 were:


                                                    1994         1993         1992         1991      1990
                                                                 (DOLLARS IN THOUSANDS)
Income that would have been recorded in accordance
 with original terms:
  Nonaccrual loans and restructured loans........ $ 1,356      $ 1,084        $ 909        $ 654       $ 314
Income actually recorded:
  Nonaccrual and restructured loans..............     145           33            -            -           -

On December 31, 1994, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.



    Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. First, all interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses charged against earnings.

    At December 31, 1994, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $1.6 million, compared to $1.8 million at December 31, 1993 and $5.2 million at December 31, 1992.

    POTENTIAL PROBLEM LOANS. At December 31, 1994, potential problem loans were approximately $34.9 million, including 14 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $18.1 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1994 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.

    Although trends for credit quality factors, such as loan losses and non- performing assets, continue to improve, it is likely that the Company will continue modest provisions for loan losses in 1995. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.

    Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1995 should not be materially greater than those in 1994. At such relatively low levels of loan losses as were experienced in 1994, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1995 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic condition or borrowers' financial conditions, could also impact actual loan losses in 1995. The Company will maintain and follow its policies and practices intended to minimize future credit losses.


SECURITIES

    The book value of the securities portfolio was $495.0 million at December 31, 1994, compared to $483.4 million at December 31, 1993. The securities portfolio increased $11.6 million in 1994 over 1993, which followed an increase of $62.8 million in 1993 over 1992. Investment in U.S. Government securities increased $18.6 million, or 4.4%, for the year 1994, and increased $59.6 million, or 16.5%, for the year 1993, while investment in states and political subdivisions declined during the same periods. The Company has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits they have had in the past.

    The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and the Company has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at the lower of cost or market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.

    Financial Accounting Standards Board Pronouncement No. 115 effective January 1, 1994, requires the Company to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1994 was $219.8 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a new line in Stockholders' Equity as unrealized loss of $6.7 million at December 31, 1994. The decline in the market value of AFS securities below book value is a temporary market condition as a result of the inverse relationship of loan rates versus bond rates. Investment rates have increased in 1994, thereby, causing currently held bond portfolio market yields to decline. The decline in market yields is due to interest rate fluctuations only and not a result of re-ratings or down grading of securities.

    In September 1992, the Company revised its securities accounting policy resulting in a reclassification of $98.7 million of investment securities at December 31, 1991 to securities available for sale. At December 31, 1992, securities classified in the category available for sale totalled $144.0 million. This reclassification had no effect on the Company's financial condition or results of operations as the aggregate market value of the portfolio exceeded its book value.

    In October 1994, Statement of Financial Accounting Standards No. 119, "Disclosures for Derivative Financial Instruments" was issued. The Statement is effective for financial statements issued for fiscal years ending after December 15, 1994. It requires various disclosures for derivative financial instruments which are futures, forwards, swaps, or option contracts, or other financial instruments with similar characteristics. With the exception of fixed-rate and variable-rate loan commitments as discussed in Note 19 to the Consolidated Financial Statements, the Company does not have any derivative financial instruments as defined under this statement.

    It is the Company's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars, or forward commitments. The Company considers derivatives as speculative which is contrary to the Company's historical or prospective philosophy. The Company does not hold or issue financial instruments for trading purposes. The Company does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management.

              INVESTMENT PORTFOLIO AND SECURITIES AVAILABLE FOR SALE

    The carrying value of investment securities at the dates indicated was:

                                                DECEMBER 31,
                                        1994       1993          1992
                                           (DOLLARS IN THOUSANDS)


U.S. Government securities.......... $ 234,527    $ 223,260    $ 210,346
States and political subdivisions...    39,113       46,191       45,880
Other securities....................     1,477        3,600       13,064
   Total investment securities...... $ 275,117    $ 273,051    $ 269,290

    The carrying value of securities available for sale at the dates indicated was:

                                                   DECEMBER 31,
                                              1994     1993     1992
                                             (DOLLARS IN THOUSANDS)

U.S. Government securities............... $ 205,334    $ 197,984    $ 151,309
Other securities.........................    14,506       12,363            -
   Total securities available for sale... $ 219,840    $ 210,347    $ 151,309


                  MATURITY DISTRIBUTION AND YIELDS OF SECURITIES
                                 DECEMBER 31, 1994
                              TAXABLE-EQUIVALENT BASIS


                                                     DUE AFTER 1        DUE AFTER 5      DUE AFTER 10
                                DUE IN 1 YEAR         THROUGH 5          THROUGH 10        YEARS AND
                                    OR LESS             YEARS              YEARS        EQUITY SECURITIES       TOTAL
                                AMOUNT    YIELD    AMOUNT    YIELD    AMOUNT    YIELD   AMOUNT   YIELD     AMOUNT   YIELD
                                                                (DOLLARS IN THOUSANDS)
Securities held for investment:
U.S. Government securities.... $ 41,577   5.39%  $ 120,428   5.98%  $  52,906   6.58%  $ 19,616   7.49%  $ 234,527   6.13%
 Other taxable securities.....        -                688   7.38%        789   7.16%         -              1,477   7.24%
  Total taxable...............   41,577            121,116             53,695            19,616            236,004
 Tax-exempt securities (1)....    6,678   9.74%     17,330   8.59%     11,297   8.74%     3,808   9.44%     39,113   8.84%
  Total....................... $ 48,255          $ 138,446          $  64,992          $ 23,424          $ 275,117
Securities held for sale:
 U.S. Government securities... $ 28,803   5.82%  $ 121,547   6.48%  $  36,799   6.63%  $ 18,185   6.76%  $ 205,334   6.43%
 Other taxable securities.....    3,502   7.14%      3,776   6.99%          -             7,228   7.21%     14,506   7.12%
  Total....................... $ 32,305          $ 125,323          $  36,799          $ 25,413          $ 219,840

Total securities.............. $ 80,560   6.01%  $ 263,769   6.39%  $ 101,791   6.80%  $ 48,837   7.37%  $ 494,957   6.50%

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.


    See Note 2 to the Consolidated Financial Statements as of December 31, 1994 for an analysis of gross unrealized gains and losses in the securities portfolio.


DEPOSITS

    The Company has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for the Company's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

    Deposits at December 31, 1994 grew $21.2 million or 1.5% to $1.441 billion. Non-interest bearing demand deposits increased $19.3 million (9.5%) from $202.9 million in 1993 to $222.2 million in 1994. Interest bearing deposits increased $2.0 million (0.2%) to $1.2 billion in 1994. Savings deposits, money market deposits and certificates of deposit over $100,000 experienced a reduction in deposits, whereas, only interest checking and certificates of deposit under $100,000 experienced an increase in deposits. Deposit growth in 1994 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.

    The Company does not have any other time deposits, other than certificates of deposits, over $100,000.

    Deposits at December 31, 1993 were $1.419 billion, a 19.5% increase from the same period in 1992. The effect of purchasing Hamilton increased deposits at September 18, 1993 by $169.3 million. If deposits from the Hamilton purchase were excluded, deposits increased $62.3 million. Interest checking, money market and regular savings all increased over 1992 levels. Certificates of deposits of $100,000 and more decreased from 1992 levels. The 1992 reduction of $33.7 million in certificates of deposits of $100,000 and more resulted primarily from local municipal governments withdrawing funds from these accounts in response to an out-of-state institution offering similar instruments at above local market rates.

                          DEPOSITS AND RATES PAID


                                                               DECEMBER 31,
                                           1994                     1993                    1992
                                    AMOUNT      RATE         AMOUNT     RATE          AMOUNT     RATE
                                                         (DOLLARS IN THOUSANDS)
Noninterest-bearing accounts... $   222,177              $   202,917              $   173,606
Interest-bearing accounts:
 Interest checking.............     242,935     2.40%        232,442     2.78%        165,161     3.21%
 Money-market..................     176,356     2.87%        189,136     2.69%        153,939     3.56%
 Regular savings...............     192,577     3.03%        197,181     3.14%        154,521     3.89%
   Time deposits:
    Less than $100,000.........     517,807     4.37%        508,102     4.69%        450,002     5.39%
    $100,000 and more..........      89,339     4.59%         90,199     4.29%         91,168     5.10%
Total interest-bearing.........   1,219,014     3.56%      1,217,060     3.78%      1,014,791     4.52%
   Total....................... $ 1,441,191              $ 1,419,977              $ 1,188,397

                   MATURITIES OF CD'S OF $100,000 AND MORE

                          WITHIN    THREE TO    SIX TO      ONE TO     OVER
                          THREE       SIX       TWELVE      FIVE       FIVE
                         MONTHS      MONTHS     MONTHS      YEARS      YEARS    TOTAL
                                      (DOLLARS IN THOUSANDS)
At December 31, 1994... $ 23,149    $ 9,224    $ 18,529    $ 38,437    $ -    $ 89,339

CAPITAL RESOURCES

    The adequacy of the Company's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of the Company's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

    The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier I capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. The Company had a ratio or risk-weighted assets to total capital of 17.4% at December 31, 1994 and a ratio of risk-weighted assets to Tier I capital of 16.2%. Both of these exceed the capital requirements adopted by the federal bank regulatory agencies.


                                ANALYSIS OF CAPITAL

                                                          DECEMBER 31,
                                                 1994         1993          1992
                                                    (DOLLARS IN THOUSANDS)
Tier 1 Capital:
 Common stock............................. $    31,221     $  30,512     $  29,393
 Additional paid in capital...............      52,138        47,277        39,441
 Retained earnings........................      84,766        79,477        70,535
 Less: Goodwill...........................       5,551         5,984           579
 Total Tier 1 capital.....................     162,574       151,282       138,790

Tier 2 Capital:
 Allowance for loan losses................      12,578        12,201        10,990
 Allowable long term debt.................           -             -             -
 Total Tier 2 capital.....................      12,578        12,201        10,990
 Total risk-based capital................. $   175,152     $ 163,483     $ 149,780


Risk-weighted assets...................... $ 1,006,232     $ 976,068     $ 788,580

CAPITAL RATIOS:
 Tier 1 risk-based capital ratio..........       16.16%        15.50%        17.60%
 Total risk-based capital ratio...........       17.41%        16.75%        18.99%
 Tier 1 capital to average total assets...        9.75%         9.32%        10.20%

LIQUIDITY

    Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities and loans classified as available for sale and loans and investment securities maturing within one year. As a result of the Company's management of liquid assets and the ability to generate liquidity through liability funding, management believes that the Company maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

    At December 31, 1994, approximately $637.5 million or 42.7% of total earning assets is due to mature or reprice within the next year.

    The Company also maintains additional sources of liquidity through a variety of borrowing arrangements. The Subsidiary Banks maintain federal funds lines with a number of larger regional and money-center banking institutions totaling in excess of $45.0 million, of which $5.2 million was borrowed at December 31, 1994. Federal funds borrowed by the Subsidiary Banks during 1994 averaged less than $500,000. At December 31, 1994, certain of the Subsidiary Banks had outstanding $15.4 million of borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months. Also, the Company has credit lines totaling $185 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.

    The Company engages in short-term borrowings at the parent company level, as well. At December 31, 1994, the Company had $14.8 million outstanding in short- term obligations issued to selected customers of the Subsidiary Banks pursuant to a master note agreement. As a back-up source of funds, the Company has approved bank lines of credit totaling $6.0 million. At December 31, 1994, there were no outstanding balances under these lines, however, the lines are used irregularly and the average aggregate balance outstanding under the lines has not exceeded $1.0 million since they have been in place.

    In 1994, some of the Company's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets
(RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1994, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $3.2 million over a term from 2-10 years.


ACCOUNTING RULE CHANGES

    Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" becomes effective in 1995. FASB No. 114 generally requires impaired loans to be measured on the present value of expected future cash flows discounted at the loan's effective interest rate, or as an expedient at the loan's observable market price or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. The statement is not expected to have a material impact on the Corporation.

    Statement of Financial Accounting Standards No. 118 "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," amends FASB No. 114 to allow a creditor to use existing methods for recognizing interest income on an impaired loan. To accomplish that, it eliminates the provisions in Statement 114 that describe how a creditor should report income on an impaired loan. This statement is effective concurrent with the effective date of Statement 114.

                       F&M NATIONAL CORPORATION AND SUBSIDIARIES
                             CONSOLIDATED BALANCE SHEETS
                             December 31, 1994 and 1993



                                                                         DECEMBER 31,
                                                                   1994               1993
ASSETS
 Cash and due from banks (Notes 1, 14 and 18)............... $   78,211,063     $   64,835,728
 Interest-bearing deposits in other banks...................        201,823          2,208,674
 Securities (fair value: 1994, $483,482,887; 1993,
   $499,725,131) (Notes 1 and 2)............................    494,957,119        483,398,149
 Federal funds sold and securities purchased under
  agreements to resell......................................     38,035,000         79,026,000
 Loans (Notes 1, 3 and 5)...................................    983,767,585        935,262,920
  Unearned income...........................................     (5,835,752)        (6,194,287)
      Loans (net of unearned income)........................    977,931,833        929,068,633
  Allowance for loan losses (Note 4)........................    (15,097,221)       (13,683,141)
      Net loans.............................................    962,834,612        915,385,492
 Bank premises and equipment, net (Notes 1 and 6)...........     31,805,752         31,255,166
 Other assets...............................................     44,858,273         41,739,274
      Total assets.......................................... $1,650,903,642     $1,617,848,483


LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Deposits:
  Noninterest bearing....................................... $  222,176,638     $  202,917,373
  Interest bearing..........................................  1,219,014,844      1,217,060,081
      Total deposits (Note 7)............................... $1,441,191,482     $1,419,977,454
 Federal funds purchased and securities sold under
  agreements to repurchase..................................     20,542,960         14,271,479
 Federal Home Loan Bank advances............................        875,294                  -
 Other short-term borrowings (Notes 5 and 8)................     14,878,857         13,613,427
 Long-term debt (Note 9)....................................      3,193,573                  -
 Other liabilities..........................................      8,786,293         12,719,802
 Commitments and contingent liabilities
  (Notes 14, 17 and 19).....................................              -                  -
      Total liabilities..................................... $1,489,468,459     $1,460,582,162

SHAREHOLDERS' EQUITY
 Preferred stock, no par value, authorized 5,000,000
   shares,
  no shares outstanding..................................... $            -     $            -
 Common stock, par value $2 per share, authorized
   20,000,000 shares, issued 1994, 15,610,408 shares;
   issued 1993, 15,256,112 shares...........................     31,220,816         30,512,224
 Capital surplus............................................     52,137,440         47,277,476
 Retained earnings..........................................     84,766,389         79,476,621
 Unrealized (loss) on securities available for sale,
   net......................................................     (6,689,462)                 -
      Total shareholders' equity............................ $  161,435,183     $  157,266,321
      Total liabilities and shareholders' equity............ $1,650,903,642     $1,617,848,483


32           See Notes to Consolidated Financial Statements.

                 F&M NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF INCOME
       For Each of the Three Years in the Period Ended December 31, 1994



                                                                              DECEMBER 31,
                                                                 1994            1993            1992
INTEREST INCOME
 Interest and fees on loans............................... $  82,560,411    $  71,892,948    $ 70,050,867
 Interest and dividends on investment securities:
  Taxable interest income.................................    12,064,591       13,629,376      14,783,740
  Interest income exempt from federal income taxes........     2,205,607        3,115,342       3,728,237
  Dividends...............................................             -           54,271          41,997
 Interest and dividends on securities available for sale:
  Taxable interest income.................................    15,749,703       12,630,661       8,776,260
  Dividends...............................................       240,910                -               -
 Interest income on federal funds sold and securities
  purchased under agreements to resell....................     2,986,819        2,511,636       2,391,991
 Interest on deposits in banks............................        36,346          103,447         144,814
         Total interest income............................ $ 115,844,387    $ 103,937,681    $ 99,917,906
INTEREST EXPENSE
 Interest on deposits (Note 7)............................ $  43,907,556    $  41,666,119    $ 43,881,235
 Interest on short-term borrowings........................     1,053,264          688,082         769,840
 Interest on long-term debt...............................        90,634                -               -
         Total interest expense........................... $  45,051,454    $  42,354,201    $ 44,651,075
         Net interest income.............................. $  70,792,933    $  61,583,480    $ 55,266,831
 Provision for loan losses (Notes 1 and 4)................     2,587,222        2,806,588       3,409,665
         Net interest income after provision
          for loan losses................................. $  68,205,711    $  58,776,892    $ 51,857,166
OTHER INCOME
 Commissions and fees from fiduciary activities........... $   1,642,010    $   1,426,526    $  1,162,240
 Service charges on deposit accounts......................     5,547,752        5,071,186       4,303,888
 Credit card fees.........................................     2,247,432        1,844,084       1,610,734
 Fees for other customer services.........................     1,853,329        2,186,668       2,385,727
 Other operating income...................................     4,079,754        2,342,486       1,796,046
 Profits on securities available for sale (Note 2)........       728,239        1,616,791         878,289
 Investment securities gains, net (Note 2)................        19,895          163,987         141,981
         Total other income............................... $  16,118,411    $  14,651,728    $ 12,278,905
OTHER EXPENSES
 Salaries and employees' benefits
   (Notes 11, 12 and 13).................................. $  27,908,164    $  23,524,982    $ 21,468,182
 Net occupancy expense of premises (Notes 6 and 14).......     3,724,039        3,216,866       3,442,402
 Furniture and equipment expenses (Notes 6 and 14)........     3,907,238        3,648,999       2,723,374
 Deposit insurance........................................     3,268,586        2,751,151       2,523,095
 Credit card expense......................................     1,731,838        1,266,780       1,117,143
 Other operating expenses.................................    13,798,986       12,120,361      10,161,556
         Total other expenses............................. $  54,338,851    $  46,529,139    $ 41,435,752
         Income before income taxes....................... $  29,985,271    $  26,899,481    $ 22,700,319
Income tax expense (Notes 1 and 15).......................     9,752,040        8,629,677       6,674,800
         Net income....................................... $  20,233,231    $  18,269,804    $ 16,025,519

EARNINGS PER SHARE (Note 1)
 Per average share outstanding, net income................ $        1.29    $        1.20    $       1.14


See Notes to Consolidated Financial Statements.                               33

                       F&M NATIONAL CORPORATION AND SUBSIDIARIES
            CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY For Each of the Three Years in the Period Ended December 31, 1994



                                                                                                UNREALIZED
                                                                                           (LOSS) ON SECURITIES
                                               COMMON         CAPITAL          RETAINED          AVAILABLE
                                               STOCK          SURPLUS          EARNINGS        FOR SALE, NET       TOTAL
BALANCE - DECEMBER 31, 1991............... $ 27,016,884     $ 27,889,193     $ 60,676,939     $           -     $115,583,016
 Net income - 1992........................            -                -       16,025,519                 -       16,025,519
 Cash dividends declared
  ($0.44 per share).......................            -                -       (6,167,225)                -       (6,167,225)
 Issuance of common stock - dividend
  reinvestment plan (57,091 shares).......      114,182          579,482                -                 -          693,664
 Acquisition of common stock
  (364 shares)............................         (728)          (3,933)               -                 -           (4,661)
 Sale of common stock - stock offering
  (1,110,500 shares) (Note 21)............    2,221,000       10,808,728                -                 -       13,029,728
 Issuance of common stock - exercise of
  employee stock options (21,063 shares)..       42,126          111,628                -                 -          153,754
 Issuance of stock options under
  nonvariable compensatory plan
  (22,500 shares).........................            -           56,250                -                 -           56,250
BALANCE - DECEMBER 31, 1992............... $ 29,393,464     $ 39,441,348     $ 70,535,233     $           -     $139,370,045
 Net income - 1993........................            -                -       18,269,804                 -       18,269,804
 Cash dividends declared
  ($0.61 per share).......................            -                -       (9,328,416)                -       (9,328,416)
 Issuance of common stock - dividend
  reinvestment plan (73,592 shares).......      147,184          944,899                -                 -        1,092,083
 Issuance of common stock - exercise of
  employee stock options (17,464 shares)..       34,928          102,634                -                 -          137,562
 Issuance of stock options under
  nonvariable compensatory plan
  (10,000 shares).........................            -           86,200                -                 -           86,200
 Issuance of common stock to acquire
  investment (19,877 shares)..............       39,754          298,155                -                 -          337,909
 Retirement of stock options
  (2,000 shares)..........................            -           (8,000)               -                 -           (8,000)
 Isssuance of common stock in exchange
  for net assets in bank acquisition
  (432,989 shares)........................      865,978        6,229,642                -                 -        7,095,620
 Issuance of common stock for employee
  stock discount plan (15,458 shares).....       30,916          182,598                -                 -          213,514
BALANCE - DECEMBER 31, 1993............... $ 30,512,224     $ 47,277,476     $ 79,476,621     $           -     $157,266,321
 Net income - 1994........................            -                -       20,233,231                 -       20,233,231
 Cash dividends declared
  ($0.57 per share).......................            -                -       (8,884,424)                -       (8,884,424)
 Issuance of common stock - dividend
  reinvestment plan (118,288 shares)......      236,576        1,670,226                -                 -        1,906,802
 Issuance of common stock - exercise of
  employee stock options (5,563 shares)...       11,126           27,628                -                 -           38,754
 Issuance of stock options under
  nonvariable compensatory plan
  (26,000 shares).........................            -          211,120                -                 -          211,120
 Acquisition of common stock
  (165,000 shares)........................     (330,000)      (2,485,487)               -                 -       (2,815,487)
 Issuance of common stock - 2 1/2% stock
  dividend (378,690 shares)...............      757,380        5,243,898       (6,001,278)                -                -
 Cash paid in lieu of fractional shares...            -                -          (57,761)                -          (57,761)
 Issuance of common stock for employee
  stock discount plan (16,755 shares).....       33,510          192,579                -                 -          226,089
 Change in unrealized (loss) on securities
  available for sale, net of deferred
  income taxes of $3,610,380..............            -                -                -        (6,689,462)      (6,689,462)
BALANCE - DECEMBER 31, 1994............... $ 31,220,816     $ 52,137,440     $ 84,766,389     $  (6,689,462)    $161,435,183


34           See Notes to Consolidated Financial Statements.

                 F&M NATIONAL CORPORATION AND SUBSIDIARIES
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
       For Each of the Three Years in the Period Ended December 31, 1994

                                                                                    DECEMBER 31,
                                                                    1994               1993               1992
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income................................................. $   20,233,231     $   18,269,804     $   16,025,519
 Adjustments to reconcile net income to net cash provided
   by operating activities:
   Depreciation and amortization............................      3,718,495          2,870,178          2,367,358
   Provision for loan losses................................      2,587,222          2,806,588          3,409,665
   Deferred income taxes (credits)..........................      1,275,800           (758,228)          (114,603)
   Profits on securities available for sale.................       (728,239)        (1,616,791)          (878,289)
   Investment securities gains, net.........................        (19,895)          (163,987)          (141,981)
   Net amortization and accretion of securities.............        776,726            662,310            538,108
   Decrease in other assets.................................      1,097,051            833,276            101,442
   Increase (decrease) in other liabilities.................     (4,198,084)         1,394,869         (1,630,811)
         Net cash provided by operating
           activities....................................... $   24,742,307     $   24,298,019     $   19,676,408
CASH FLOWS FROM INVESTING ACTIVITIES
 Decrease in interest-bearing deposits in other banks....... $    2,006,851     $      258,138     $    2,059,463
 Proceeds from sales and calls of securities available
   for sale.................................................     48,911,189         29,504,330         37,886,721
 Proceeds from maturities of securities available for
   sale.....................................................     28,402,250         16,742,000                  -
 Proceeds from sales and calls of investment
   securities...............................................     14,165,988         33,501,638         70,735,112
 Proceeds from maturities of investment securities..........     55,447,000         70,858,803                  -
 Purchase of securities available for sale..................    (49,713,667)       (77,713,536)       (84,036,173)
 Purchase of investment securities..........................   (119,100,164)      (108,390,133)       (99,178,165)
 Decrease in federal funds sold and securities purchased
   under agreements to resell.................................   40,991,000         13,488,000             59,000
 Net (increase) in loans....................................    (55,465,582)       (63,343,870)       (22,341,680)
 Purchases of bank premises and equipment...................     (3,859,904)        (3,490,833)        (2,621,599)
 Proceeds from sale of other real estate....................      3,138,593          2,432,112            124,399
 Cash acquired in acquisition...............................              -          6,622,857                  -
         Net cash (used in) investing
           activities....................................... $  (35,076,446)    $  (79,530,494)    $  (97,312,922)
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in noninterest-bearing and interest-bearing
   demand deposits
  and savings accounts...................................... $   12,368,500     $   70,966,006     $   95,687,135
 Net increase (decrease) in certificates of deposit.........      8,845,528         (8,665,409)       (23,129,397)
 Dividends paid.............................................     (8,408,729)        (7,452,289)        (6,167,225)
 Increase (decrease) in federal funds purchased and
   securities sold under agreements to repurchase...........      6,271,481           (153,867)         8,370,812
 Increase (decrease) in other short-term borrowings.........      1,265,430          1,470,576           (447,502)
 Net proceeds from issuance and sale of common stock........      2,171,645          1,443,159         13,872,485
 Acquisition of common stock................................     (2,815,487)                 -                  -
 Increase in Federal Home Loan bank advances................        875,294                  -                  -
 Proceeds from long-term debt...............................      3,279,743                  -                  -
 Principal payments on long-term debt.......................        (86,170)                 -                  -
 Cash paid in lieu of fractional shares on 2 1/2% stock
   dividend.................................................        (57,761)                 -                  -
         Net cash provided by financing
           activities....................................... $   23,709,474     $   57,608,176     $   88,186,308
         Increase in cash and cash equivalents.............. $   13,375,335     $    2,375,701     $   10,549,794
CASH AND CASH EQUIVALENTS
 Beginning..................................................     64,835,728         62,460,027         51,910,233
 Ending..................................................... $   78,211,063     $   64,835,728     $   62,460,027
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash payments for:
  Interest paid to depositors............................... $   43,450,094     $   41,092,301     $   45,186,871
  Interest paid on federal funds purchased and
    securities sold under
  agreements to repurchase..................................        705,739            375,677            393,123
  Interest paid on other short-term borrowings..............        346,421            306,157            373,270
  Interest paid on long-term borrowing......................         90,635                  -                  -
                                                             $   44,592,889     $   41,774,135     $   45,953,264

  Income taxes.............................................. $    9,799,641     $    9,309,392     $    6,888,836

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND FINANCING
  ACTIVITIES
 Issuance of stock options under nonvariable compensatory
   plan..................................................... $      211,120     $       86,200     $       56,250

 Issuance of common stock - exercise of employee stock
   options paid by
  surrender of common stock................................. $            -     $            -     $        4,661

 Retirement of stock options under nonvariable
   compensatory plan........................................ $            -     $        8,000     $            -

 Issuance of common stock in exchange for net assets in
   bank acquisition......................................... $            -     $    7,095,620     $            -

 Issuance of common stock to acquire investment............. $            -     $      337,909     $            -

 Loan balances transferred to foreclosed properties......... $    5,429,240     $    2,335,356     $    4,120,373

 Common stock issued for 2 1/2% stock dividend.............. $    6,001,278     $            -     $            -

 Unrealized (loss) on securities available for sale......... $   10,299,842     $            -     $            -


See Notes to Consolidated Financial Statements.                             35

                      F&M NATIONAL CORPORATION AND SUBSIDIARIES
                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                   Years Ended December 31, 1994, 1993 and 1992

  NOTE 1 - NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

    F&M National Corporation and Subsidiaries (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia and West Virginia. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

    The accounting and reporting policies of F&M National Corporation and Subsidiaries conform to generally accepted accounting principles and to the reporting guidelines prescribed by regulatory authorities. The following is a description of the more significant of those policies and practices.


PRINCIPLES OF CONSOLIDATION

    The consolidated financial statements include the accounts of F&M National Corporation and all of its banking and nonbanking affiliates. In consolidation, significant intercompany accounts and transactions have been eliminated.

SECURITIES

    The Corporation adopted FASB No. 115, "Accounting for Certain
Investment in Debt and Equity Securities" effective beginning January 1, 1994. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and are accounted for as follows:

  a.  Securities Held to Maturity

      Securities classified as held to maturity are those debt securities the Corporation has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

  b.  Securities Available for Sale

      Securities classified as available for sale are those debt and equity securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  c.  Trading Securities

      Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1994.

    Prior to 1994, the Corporation's accounting policy for securities was as follows:

    Securities were classified as investment securities when management had the intent and the Corporation had the ability at the time of purchase to hold them until maturity or on a long-term basis. These securities were carried at cost adjusted for amortization of premiums and accretion of discounts. Premiums were amortized (deducted) and discounts were accreted (added) to interest income on investment securities using methods that approximate the level yield method.

    Securities to be held for indefinite periods of time and not intended to be held to maturity or on a long-term basis were classified as available for sale and accounted for at the lower of cost or market value. These included securities used as part of the Corporation's asset/liability management strategy and may have been sold in response to changes in interest rates, prepayment risk, the need or desire to increase capital, to satisfy regulatory requirements and other similar factors. Gains and losses arising from the sale of securities available for sale or adjustments for lower of cost or market were included in "Profits on securities available for sale" in the Consolidated Statements of Income.

LOANS

    Loans are shown on the balance sheets net of unearned income and allowance for loan losses. Interest income on commercial and real estate mortgage loans is computed on the loan balance outstanding. Interest income on installment loans is computed on the sum-of-the-months digits and actuarial methods.

ALLOWANCE FOR LOAN LOSSES

    The Corporation follows the allowance method in providing for loan losses. The provision for loan losses charged to operating expense is the amount necessary, in management's judgment, to maintain the reserve for loan losses at a level sufficient to cover possible losses in the current loan portfolio. Loan losses, as recognized, are charged to the reserve, and recoveries on loans previously charged off are added to the reserve. Estimates of possible future losses involve the exercise of management's judgment and assumptions with respect to future conditions. The principal factors considered by management in determining the adequacy of the allowance are the growth and composition of the loan portfolio, historical loss experience, economic conditions, the value and adequacy of collateral, and the current level of the allowance.


BANK PREMISES AND EQUIPMENT

    Premises and equipment are stated at cost less accumulated depreciation and amortization. Premises and equipment are depreciated over their estimated useful lives; leasehold improvements are amortized over the lives of the respective leases or the estimated useful life of the leasehold improvement, whichever is less. Depreciation and amortization are recorded on the straight-line and declining-balance methods.

    Costs of maintenance and repairs are charged to expense as incurred. Costs of replacing structural parts of major units are considered individually and are expensed or capitalized as the facts dictate.


INCOME TAXES

    Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.


PENSION PLAN

    The Corporation has a trusteed, noncontributory defined contribution pension plan covering substantially all full-time employees.


EARNINGS AND DIVIDENDS PAID PER SHARE

    Earnings and dividends paid per share of Common Stock are based on the weighted average number of shares outstanding during each year after giving retroactive effect to the equivalent shares exchanged in acquisition of Farmers and Merchants Bank of Keyser in 1992, First National Bankshares, Inc. in 1993, PNB Financial Corporation and Hallmark Bank & Trust Company in 1994 and the 2 1/2% stock dividend in 1994.


TRUST DIVISION

    Securities and other property held by the Trust Division in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.


LOAN FEES AND COSTS

    Loan origination and commitment fees and direct loan origination costs are being recognized as collected and incurred. The use of this method of recognition does not produce results that are materially different from results which would have been produced if such costs and fees were deferred and amortized as an adjustment of the loan yield over the life of the related loan.


OTHER REAL ESTATE

    Other real estate, classified in "other assets" in the accompanying balance sheets, consists primarily of real estate held for resale which was acquired through foreclosure on loans secured by real estate. Other real estate is carried at the lower of cost or appraised market value less an allowance for estimated selling expenses on the future disposition of the property. Writedowns to market value at the date of foreclosure are charged to the allowance for loan losses. Subsequent declines in market value are charged to expense.


CASH AND CASH EQUIVALENTS

    For purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.


POSTRETIREMENT BENEFITS

    Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions," was effective beginning in 1993. The Corporation does not provide postretirement benefits other than pensions and, consequently, the statement has no effect on the Corporation's financial statements.

NOTE 2 - SECURITIES

    The amortized cost and fair values of securities being held to maturity as of December 31, 1994 and 1993 are as follows:



                                                                    DECEMBER 31, 1994
                                                                 GROSS           GROSS
                                                 AMORTIZED    UNREALIZED       UNREALIZED          FAIR
                                                   COST          GAINS          (LOSSES)           VALUE
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies... $ 234,527,636    $ 232,684    $  (11,261,300)    $ 223,499,020
Obligations of states and political
 subdivisions................................    39,112,713      584,956          (988,145)       38,709,524
Corporate securities.........................     1,476,750        9,000           (51,427)        1,434,323
                                              $ 275,117,099    $ 826,640    $  (12,300,872)    $ 263,642,867

                                                                   DECEMBER 31, 1993
                                                                   GROSS          GROSS
                                                AMORTIZED       UNREALIZED      UNREALIZED        FAIR
                                                  COST            GAINS          (LOSSES)         VALUE
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies... $ 223,260,930    $ 5,486,823    $  (578,406)    $ 228,169,347
Obligations of states and political
 subdivisions................................    46,191,181      2,159,983        (73,116)       48,278,048
Corporate securities.........................     2,549,389        125,373              -         2,674,762
Other........................................     1,049,750              -              -         1,049,750
                                              $ 273,051,250    $ 7,772,179    $  (651,522)    $ 280,171,907

    The amortized cost and fair value of securities being held to maturity as of December 31, 1994, by contractual maturity are shown below. Maturities may differ from contractual maturities because the corporate securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                              AMORTIZED           FAIR
                                                 COST            VALUE

Due in one year or less.................. $  47,717,971    $  47,425,945
Due after one year through five years....   137,856,141      131,728,351
Due after five years through ten years...    64,641,925       60,602,398
Due after ten years......................    23,424,312       22,451,850
Corporate securities.....................     1,476,750        1,434,323
                                          $ 275,117,099    $ 263,642,867

    The amortized cost and fair value of securities available for sale as of December 31, 1994 and 1993, are as follows:


                                                                   DECEMBER 31, 1994
                                                                  GROSS          GROSS
                                                AMORTIZED      UNREALIZED      UNREALIZED          FAIR
                                                  COST           GAINS          (LOSSES)           VALUE
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies... $ 215,722,293    $ 369,534    $  (10,757,442)    $ 205,334,385
Corporate securities.........................     8,962,542       21,772           (90,500)        8,893,814
Mortgage-backed securities...................       887,955            -           (13,881)          874,074
Other........................................     4,567,069      170,678                 -         4,737,747
                                              $ 230,139,859    $ 561,984    $  (10,861,823)    $ 219,840,020


                                                                    DECEMBER 31, 1993
                                                                  GROSS            GROSS
                                                 AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                                    COST          GAINS          (LOSSES)          VALUE
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies... $ 197,983,599    $ 8,966,044    $  (361,804)    $ 206,587,839
Corporate securities.........................     5,596,618        210,197        (15,255)        5,791,560
Mortgage-backed securities...................     3,810,000         26,000        (25,000)        3,811,000
Other........................................     2,956,682        408,143         (2,000)        3,362,825
                                              $ 210,346,899    $ 9,610,384    $  (404,059)    $ 219,553,224

    The amortized cost and fair value of securities available for sale, as of December 31, 1994 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                              AMORTIZED           FAIR
                                                COST             VALUE

Due in one year or less.................. $  30,386,257    $  30,206,144
Due after one year through five years....   128,176,678      122,356,377
Due after five years through ten years...    41,684,277       38,653,851
Due after ten years......................    15,475,081       14,118,013
Corporate securities.....................     8,962,542        8,893,814
Mortgage-backed securities...............       887,955          874,074
Other....................................     4,567,069        4,737,747
                                          $ 230,139,859    $ 219,840,020

    Proceeds from sales and calls of securities held to maturity during 1994 were $14,165,988. Gross gains of $27,452 and gross losses of $7,557 were realized on those sales and calls during 1994.


    Proceeds from sales and calls of securities available for sale during 1994 were $48,911,189. Gross gains of $960,137 and gross losses of $231,898 were realized on those sales and calls during 1994.


    Proceeds from sales and calls of securities during 1993 and 1992 were $63,005,968 and $108,621,833, respectively. Gross gains of $1,808,394 and $1,200,201 and gross losses of $27,616 and $179,931 were realized on those sales and calls during 1993 and 1992, respectively.


    The book value of securities pledged to secure deposits and for other purposes amounts to $72,149,913 and $71,776,140 at December 31, 1994 and 1993, respectively.


NOTE 3 - LOANS

     Major classifications of loans are as follows:


                                                     DECEMBER 31,
                                                1994            1993

Commercial, financial and agricultural... $ 118,954,000    $ 101,668,000
Real estate - construction...............    32,887,000       39,330,000
Real estate - mortgage...................   683,150,000      645,680,000
Consumer loans to individuals............   148,776,585      148,584,920
                                          $ 983,767,585    $ 935,262,920

    Nonaccrual loans amounted to $18,627,000 and $27,323,648 at December 31, 1994 and 1993, respectively. If interest on these loans had been accrued, such income would have approximated $1,356,053 and $1,084,156, respectively.

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

    Changes in the allowance for loan losses are as follows:

                                                           DECEMBER 31,
                                              1994             1993             1992
Balance at beginning of year............. $ 13,683,141     $ 10,990,502     $ 11,282,805
Provision charged to operating expense...    2,587,222        2,806,588        3,409,665
Recoveries added to the reserve..........      728,000        1,080,156          735,096
Increase from acquisition................            -        1,443,169                -
Loan losses charged to the reserve.......   (1,901,142)      (2,637,274)      (4,437,064)

Balance at end of year................... $ 15,097,221     $ 13,683,141     $ 10,990,502

NOTE 5 - RELATED PARTY TRANSACTIONS


    The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1994, 1993 and 1992, these loans totaled $42,949,847, $37,690,680 and $37,857,218, respectively. During 1994, total principal additions were $8,701,780 and total principal payments were $3,442,613.

    The Corporation was indebted to related parties for short-term borrowings totaling $4,026,000 and $5,750,000 at December 31, 1994 and 1993, respectively.

    The Corporation paid $2,400 to the law firm of a director who serves as legal counsel for a bank subsidiary.


NOTE 6 - BANK PREMISES AND EQUIPMENT, NET

    Premises and equipment are summarized as follows:


                                                           DECEMBER 31,
                                                       1994           1993

Premises......................................... $ 34,958,654    $ 33,637,543
Leasehold improvements...........................      911,058         952,211
Furniture and equipment..........................   17,286,165      17,063,589
Construction in progress.........................    1,132,883         216,094

                                                  $ 54,288,760    $ 51,869,437
Less accumulated depreciation and amortization...   22,483,008      20,614,271
                                                  $ 31,805,752    $ 31,255,166

    Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1994, 1993 and 1992, were $3,309,318, $2,707,739, and $2,307,481, respectively.

NOTE 7 - DEPOSITS


    Deposits outstanding at December 31, 1994, 1993 and 1992, and the related interest expense for the periods then ended are summarized as follows:

                                         DECEMBER 31,1994              DECEMBER 31,1993
                                   AMOUNT          EXPENSE           AMOUNT          EXPENSE
Noninterest bearing......... $   222,176,638    $          -    $  202,917,373    $          -
Interest bearing:
 Interest checking.......... $   242,935,384    $  5,770,548    $  232,441,758    $  5,095,427
 Money market accounts......     176,356,196       5,451,104       189,136,523       4,959,261
 Regular savings............     192,577,072       6,095,164       197,181,136       5,116,131
 Certificates of deposit:
  Less than $100,000........     517,807,143      22,330,506       508,101,972      22,641,153
  $100,000 and more.........      89,339,049       4,260,234        90,198,692       3,854,147
   Total interest bearing... $ 1,219,014,844    $ 43,907,556    $1,217,060,081    $ 41,666,119
   Total deposits........... $ 1,441,191,482    $ 43,907,556    $1,419,977,454    $ 41,666,119



                                       DECEMBER 31,1992
                                   AMOUNT         EXPENSE

Noninterest bearing......... $   173,605,738    $          -
Interest bearing:
 Interest checking.......... $   165,160,977    $  4,971,731
 Money market accounts......     153,939,340       5,466,953
 Regular savings............     154,520,759       5,219,278
 Certificates of deposit:
  Less than $100,000........     450,001,482      23,571,898
  $100,000 and more.........      91,168,424       4,651,375
   Total interest bearing... $ 1,014,790,982    $ 43,881,235
   Total deposits........... $ 1,188,396,720    $ 43,881,235


NOTE 8 - SHORT-TERM BORROWINGS

    The Corporation had unused lines of credit totaling $6,000,000 with nonaffiliated banks at December 31, 1994. In addition, the Corporation has unused lines of credit totaling $181,559,033 with the Federal Home Loan Bank.


NOTE 9 - LONG-TERM DEBT

    In 1994, some of the Corporation's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1994, borrowings from the Federal Home Loan Bank system for RHFA investments were $3,193,573 over a term from 2-10 years. The interest rate on the notes payable range from 6.53% to 8.18% at December 31, 1994. Principal payments on the notes are due as follows:

                    1995.......... $   641,980
                    1996..........     576,593
                    1997..........     250,000
                    1998..........     250,000
                    1999..........     250,000
                    Later years... $ 1,225,000
                                   $ 3,193,573

NOTE 10 - BUSINESS COMBINATIONS


    On July 1, 1994, F&M completed its acquisitions of PNB Financial Corporation (PNB) and Hallmark Bank & Trust Company (Hallmark). PNB was a bank holding company organized under Virginia law which conducted a commercial banking business through its wholly-owned subsidiary, The Peoples National Bank of Warrenton. F&M issued 1,193,431 shares of common stock based on an exchange ratio of 2.3683 shares of F&M common shares for each share of PNB common stock. Hallmark was a state-chartered commercial bank. F&M issued 1,107,414 shares of common stock based on an exchange ratio of 0.6406 shares of F&M common shares for each share of Hallmark common stock. The transactions were accounted for using the pooling-of-interests method of accounting. Accordingly, the financial statements of F&M have been restated for all reported periods to reflect the acquisition. Total assets and the results of operations of the separate entities prior to the combination are summarized as follows:


                                 JUNE 30,
                                  1994            DECEMBER 31,
                               (UNAUDITED)            1993


TOTAL ASSETS:
 F&M National Corporation... $1,437,782,651    $1,401,654,820
 PNB........................     96,254,079        98,143,892
 Hallmark...................    122,499,080       118,049,771
                             $1,656,535,810    $1,617,848,483



                                JUNE 30,
                                  1994          YEARS ENDED DECEMBER 31,
                              (UNAUDITED)         1993            1992


NET INTEREST INCOME:
 F&M National Corporation... $ 29,251,410    $ 51,912,885    $ 46,612,939
 PNB........................    2,123,810       4,593,733       4,215,892
 Hallmark...................    2,663,430       5,076,862       4,438,000
                             $ 34,038,650    $ 61,583,480    $ 55,266,831

NET INCOME:
 F&M National Corporation... $  8,629,084    $ 16,774,891    $ 14,668,018
 PNB........................      448,138         762,737         967,501
 Hallmark...................      410,794         732,176         390,000
                             $  9,488,016    $ 18,269,804    $ 16,025,519


    On September 1, 1993, F&M completed its acquisition of First National Bankshares, Inc. (First National). First National was a bank holding company organized under Virginia law which conducted a commercial banking business through its wholly-owned national banking association subsidiary, First National Bank of Emporia. F&M issued 665,568 shares of common stock based on an exchange ratio of 3.096 shares of F&M common shares for each share of First National common stock. The transaction was accounted for using the pooling-of-interests method of accounting. Accordingly, the financial statements of F&M have been restated for all reported periods to reflect the acquisition.


    On September 18, 1993, F&M completed its acquisition of substantially all the assets and assumed certain liabilities of Farmers & Merchants National Bank of Hamilton (Hamilton Bank) in exchange for $7,095,620 worth of F&M common stock. The excess of the total acquisition cost over the fair value of the net assets acquired of $5,239,496 is being amortized over 15 years by the straight-line method. The acquisition has been accounted for as a purchase and results of operations of Hamilton Bank since the date of acquisition are included in the consolidated financial statements.


NOTE 11 - STOCK OPTIONS

    The Corporation sponsors a stock option plan, which provides for the granting of both incentive and nonqualified stock options to executive officers and key employees of the Company and its Subsidiaries. The option price of incentive options will not be less than the fair market value of the stock at the time an option is granted.

Nonqualified options may be granted at a price established by the Board of Directors including prices less than the fair market value on the date of grant. Nonqualified options for 26,000 shares at an exercise price of $8.13 were granted in 1994. Nonqualified options for 10,000 shares at an average per share exercise price of $8.63 were granted during 1993. Nonqualified options for 22,500 shares of an average per share exercise price of $8.00 were granted during 1992. There were no incentive stock options outstanding at December 31, 1994, 1993, or 1992.

    Options for -0-, -0-, and 2,000 shares expired during the years ended December 31, 1994, 1993, and 1992, respectively. During 1994, options for 5,563 shares of common stock were exercised at an average per share price of $6.97. During 1993, options for 17,464 shares of common stock were exercised at an average per share price of $6.60. During 1992, options for 21,063 shares of common stock were exercised at an average per share price of $7.30.

    As of December 31, 1994, options for 92,363 shares remain unexercised and 219,350 shares are available for the grant of future options as adjusted for stock dividends and splits under the antidilutive provisions of the plan.


NOTE 12 - EMPLOYEE BENEFIT PLANS

    F&M National Corporation and its affiliates have a defined contribution retirement plan covering substantially all full-time employees and provides that an employee automatically becomes eligible to participate as of the date he has reached age 18 and has completed six months of service, whichever occurs last. The plan was amended in 1989 to add a 401(k) or deferred feature. Under the plan, a participant may contribute to the plan an amount up to 10% of his covered compensation for the year, subject to certain limitations. For each year in which the employee makes a contribution to the plan, the Corporation will make a matching contribution. The Corporation may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of the matching contribution and discretionary contribution, if any, is determined on an annual basis by the Board of Directors.

    The total plan expense for 1994, 1993 and 1992, was $115,300, $732,350, and
$791,989, respectively.

    In 1994, the Corporation adopted an Employee Stock Ownership Plan (ESOP) covering substantially all full-time employees and providing that an employee automatically becomes eligible to participate as of the date he has reached age 18 and has completed six months of service, whichever occurs last. The Corporation may make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The total contribution may be contributed in cash or corporate common stock. The amount of the discretionary contribution, if any, is determined on an annual basis by the Board of Directors.

    The total plan expense for 1994, 1993, and 1992 was $699,800, $-0-, and $-0-, respectively.

    In 1993, the Corporation adopted an Employee Stock Discount Plan. The Plan offers eligible employees of the Corporation the opportunity to purchase common stock through payroll deduction. The price of the shares purchased is the lesser of 85% of the market price of the shares as determined under the plan at January 1 of the calendar year of purchase or 85% of the market price of the shares as determined under the plan at December 31 of the calendar year of purchase. Employees of the Corporation with six continuous months of service as of January 1 of a calendar year may participate for that calendar year. A regular employee is one who is customarily employed for more than 20 hours per week and more than five months per year. All officers and directors who are eligible employees may participate. 16,755 shares were issued during 1994 at a discount of $39,897. 15,458 shares were issued during 1993 at a discount of $37,679. The number of shares available to be issued in future years totals 223,650.


NOTE 13 - EXECUTIVE INCENTIVE COMPENSATION PLAN AND DEFERRED COMPENSATION
PLANS

    The Executive Incentive Compensation Plan of F&M National Corporation was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $644,768 in 1994, $542,457 in 1993, and $450,408 in 1992.


    In addition, during 1978 deferred compensation plans were adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1994, 1993, and 1992, based on the present value of the retirement benefits, amounted to approximately $240,315, $331,753, and $178,275, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.


NOTE 14 - LEASE COMMITMENTS AND CONTINGENT LIABILITIES

    The Corporation and Subsidiaries were obligated under a number of noncancelable leases mainly for various banking premises and equipment. Facilities leases, including renewal options, expire through 2008. Total rental expense for operating leases for 1994, 1993 and 1992, was $980,849, $982,235, and $945,590 respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1994, were as follows:




         Year             Operating Leases

1995..................... $   556,078
1996.....................     556,078
1997.....................     494,078
1998.....................     479,039
1999.....................     457,254
Later years..............   1,130,166
Total minimum payments... $ 3,672,693


    In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

    As members of The Federal Reserve System, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1994 and 1993, the aggregate amounts of daily average required balances were approximately $9,887,000 and $9,125,000, respectively.


NOTE 15 - INCOME TAXES


    Effective January 1, 1993, the Corporation adopted FASB Statement No. 109, "Accounting for Income Taxes." The adoption of Statement 109 changes the Corporation's method of accounting for income taxes from the deferred method to a liability method. Under the deferred method, the Corporation deferred the past tax effects of timing differences between financial reporting and taxable income. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. The cumulative effect of the change in accounting principle is immaterial in determining net income for the year ended December 31, 1993. Financial statements for prior years have not been restated.

    Net deferred tax assets consist of the following components as of December 31, 1994 and 1993:


                                       1994           1993

Deferred tax assets:
 Provision for loan losses........ $ 4,931,577    $ 3,861,271
 Salary continuation plan.........     733,871        575,328
 Nonaccrual interest..............     304,169        381,622
 Excess tax basis - acquisition...           -      2,202,771
 Insurance commissions............     113,370         83,252
 Securities available for sale....   3,610,380              -
 Other............................     293,223        204,708
                                   $ 9,986,590    $ 7,308,952

Deferred tax liabilities:
 Depreciation..................... $   719,605    $   738,420
 Bond discount accretion..........      57,662         84,032
 Excess tax basis - acquisition...     421,956              -
 Other............................      25,475         59,112
                                   $ 1,224,698    $   881,564
                                   $ 8,761,892    $ 6,427,388


    The provision for income taxes charged to operations for the years ended December 31, 1994 and 1993 consist of the following:

                             1994            1993
Current tax expense...... $ 8,476,240    $ 9,468,905
Deferred tax (benefit)...   1,275,800       (839,228)
                          $ 9,752,040    $ 8,629,677

    The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1994 and 1993 due to the following:


                                                     1994      1993

Computed "expected" tax expense....................  35.0%     35.0%
Increase (decrease) in income taxes resulting from:
 Tax-exempt interest...............................  (3.1)     (3.8)
 Nondeductible merger expenses.....................    .5        .6
 Other, net........................................    .1        .3
                                                     32.5%     32.1%


    As discussed above, the Corporation accounted for income taxes using the deferred method as prescribed by APB 11 for the year ended December 31, 1992.

    The provision for income taxes charged to operations for the year ended December 31, 1992 consists of the following:


Current tax expense..... $ 6,789,403
Deferred tax (credit)...    (114,603)
                         $ 6,674,800


    The source of timing differences resulting in deferred income taxes and the tax effect of each was as follows:

Provision for loan losses... $    85,278
Bond discount accretion.....     (61,974)
Other, net..................    (137,907)
                             $  (114,603)


    The following is a reconciliation of the expected statutory tax rate with the rate of reported tax:


Statutory tax rate.............................  34.0%
Increase (decrease) in tax rate resulting from:
 Tax-exempt interest...........................  (5.0)
 Other, net....................................    .4
Effective tax rate.............................  29.4%


NOTE 16 - RESTRICTIONS ON TRANSFERS TO PARENT

    Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1994, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $33,163,866 or 20.5% of the consolidated net assets.

NOTE 17 - FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

    The Corporation and Subsidiaries are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation and Subsidiaries have in particular classes of financial instruments.


    The Corporation and Subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation and Subsidiaries use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.


    Unless noted otherwise, the Corporation and Subsidiaries do not require collateral or other security to support financial instruments with credit risk.


    A summary of the contract or notional amount of the Corporation and Subsidiaries' exposure to off-balance-sheet risk as of December 31, 1994 and 1993, is as follows:


                                                                 1994             1993
Financial instruments whose contract amounts represent
  credit risk:
 Commitments to extend credit............................... $ 216,566,627    $ 159,160,425
 Standby letters of credit and financial guarantees
   written.................................................. $   8,879,138    $  10,142,491

    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Corporation and Subsidiaries evaluate each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation and Subsidiaries upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, property and equipment, and income-producing commercial properties.


    Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation and Subsidiaries hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1994, varies from 0 percent to 100 percent; the average amount collateralized is 47 percent.

NOTE 18 - CREDIT RISK

    As of December 31, 1994, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $270,740,000 which were in excess of 10 percent of the total loan portfolio. The Corporation does not engage in any foreign lending activities.


    As of December 31, 1994, the Corporation had $12,330,546 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).


NOTE 19 - DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


    The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:


CASH AND SHORT-TERM INVESTMENTS

    For those short-term instruments, the carrying amount is a reasonable estimate of fair value.


INVESTMENT SECURITIES AND SECURITIES AVAILABLE FOR SALE

    For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.


LOAN RECEIVABLES

    For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.


DEPOSIT LIABILITIES

    The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.


COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN

    The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

    The estimated fair values of the Corporation's financial instruments are as follows:


                                                              1994                            1993
                                                  CARRYING           FAIR           CARRYING            FAIR
                                                   AMOUNT            VALUE           AMOUNT             VALUE
                                                                     (DOLLARS IN THOUSANDS)
FINANCIAL ASSETS:
 Cash and short-term investments............ $     116,448     $     116,448    $     146,070     $     146,070
 Investments securities.....................       275,117           263,643          273,051           280,172
 Securities available for sale..............       219,840           219,840          210,347           219,553
 Loans......................................       977,932           955,990          929,069           955,865
 Less: allowance for loan losses............       (15,097)                -          (13,683)                -
   Total financial assets................... $   1,574,240     $   1,555,921    $   1,544,854     $   1,601,660

FINANCIAL LIABILITIES:
 Deposits................................... $   1,441,191     $   1,436,578    $   1,419,977     $   1,423,741
 Federal funds purchased and securities sold
  under agreement to repurchase.............        20,543            20,543           14,271            14,271
 Other short-term borrowings................        14,879            14,879           13,613            13,613
 Federal home loan bank advances............           875               875                -                 -
 Long-term debt.............................         3,194             3,194                -                 -
   Total financial liabilities.............. $   1,480,682     $   1,476,069    $   1,447,861     $   1,451,625

UNRECOGNIZED FINANCIAL INSTRUMENTS:
 Commitments to extend credit............... $ 216,566,627     $ 216,566,627    $ 159,160,425     $ 159,160,425
 Standby letters of credit
  and financial guarantees written..........     8,879,138         8,879,138       10,142,491        10,142,491

NOTE 20 - DERIVATIVE FINANCIAL INSTRUMENTS

    In October, 1994, Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. The statement is effective for financial statements issued for fiscal years ending after December 15, 1994. It requires various disclosures for derivative financial instruments which are futures, forward, swap, or option contract, or other financial instruments with similar characteristics. With the exception of loan commitments as discussed in Note 19 the Corporation does not have any derivative financial instruments as defined under this statement.

NOTE 21 - CAPITALIZATION


    In October 1992, the Corporation sold 1,110,500 shares of its Common Stock in a public offering. Net proceeds from the sale were $13,029,728 after deducting underwriting commissions of $799,560 and direct offering costs of $329,587. Of the net proceeds, $2,221,000 was credited to Common Stock and $10,808,728 was credited to Capital Surplus.



NOTE 22 - PROPOSED MERGERS


    Bank of The Potomac, Inc. (Potomac) and the Corporation have entered into a Definitive Agreement and Plan of Reorganization, dated as of November 18, 1994, and a related Plan of Share Exchange (collectively, the Affiliation Agreement). The transaction is subject to the approval of regulatory authorities and shareholders of Potomac. The proposed merger will entitle the shareholders of Potomac to receive, in a tax-free exchange, shares of F&M common stock whose aggregate market value as of the closing date equals 1.75 times the book value of Potomac common stock determined as of the month end immediately preceding the closing date of the Affiliation. As of December 31, 1994, Potomac's total assets were $57,732,008, total loans were $31,356,439, total deposits were $49,846,575 and total shareholders' equity was $7,553,788.


    Farland Investment Management, Inc. (Farland) and the Corporation have entered into a Plan of Merger, dated as of January 11, 1995. The transaction is subject to the approval of regulatory authorities. The proposed merger will entitle the shareholders of Farland to receive approximately 12,000 shares of F&M common stock.

NOTE 23 - CONDENSED FINANCIAL INFORMATION - PARENT COMPANY ONLY

                           F&M NATIONAL CORPORATION
                          (PARENT CORPORATION ONLY)

                                BALANCE SHEETS
                          December 31, 1994 and 1993


                                                                          DECEMBER 31,
                                                                    1994             1993

ASSETS
 Cash on deposit with subsidiary banks...................... $      62,427     $      81,337
 Investment in subsidiaries, at cost, plus equity in
   undistributed net income.................................   150,805,192       145,791,869
 Securities available for sale..............................     6,128,599         5,741,484
 Other short-term investments...............................    15,036,000        15,067,000
 Bank premises and equipment, net...........................     3,988,661         4,382,791
 Intangible, goodwill, at amortized cost....................       757,246           840,987
 Other assets...............................................     3,209,946           534,703
       Total assets......................................... $ 179,988,071     $ 172,440,171

LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
 Short-term borrowings...................................... $  14,671,000     $  13,183,000
 Dividends payable..........................................     2,351,822         1,876,127
 Other liabilities..........................................     1,530,066           114,723
       Total liabilities.................................... $  18,552,888     $  15,173,850

SHAREHOLDERS' EQUITY
 Preferred stock............................................ $           -     $           -
 Common stock...............................................    31,220,816        30,512,224
 Capital surplus............................................    52,137,440        47,277,476
 Retained earnings, which are substantially undistributed
   earnings of subsidiaries.................................    84,766,389        79,476,621
 Unrealized (loss) on securities available for sale.........    (6,689,462)                -
       Total shareholders' equity........................... $ 161,435,183     $ 157,266,321

       Total liabilities and shareholders'
         equity............................................. $ 179,988,071     $ 172,440,171

                               F&M NATIONAL CORPORATION
                              (PARENT CORPORATION ONLY)

                                STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1994


                                                                          DECEMBER 31,
                                                              1994            1993          1992
REVENUE
 Dividends from subsidiaries........................... $  8,658,100    $  6,842,800    $  5,669,049
 Interest from subsidiaries and affiliated companies...            -               -          21,714
 Interest on other short-term investments..............      644,529         392,493         192,826
 Interest on securities available for sale.............      317,948         303,810          60,752
 Management fees from subsidiaries.....................    1,166,400         759,500         634,800
 Rental income from subsidiaries.......................      426,300         426,100         477,700
 Other revenue.........................................       16,050           9,713           5,752
       Total revenue................................... $ 11,229,327    $  8,734,416    $  7,062,593
EXPENSES
 Salaries and employee benefits........................ $    990,377    $    528,536    $    323,802
 Directors` fees.......................................      204,050         228,867         187,600
 Taxes (other than income).............................       42,577          45,245          58,253
 Bank building rental expense..........................            -          36,454         156,130
 Interest..............................................      346,421         306,157         364,951
 Amortization of goodwill..............................       59,877          65,843          59,877
 Depreciation..........................................       96,780          97,083         165,952
 Merger expenses.......................................      461,195         288,568          69,010
 Other expenses........................................      715,747         257,331         530,147
       Total expenses.................................. $  2,917,024    $  1,854,084    $  1,915,722

       Income before income taxes and equity
         in undistributed net income of
           subsidiaries................................ $  8,312,303    $  6,880,332    $  5,146,871

INCOME TAX EXPENSE (CREDIT)............................       84,854         147,963        (139,993)

       Income before equity in undistributed
         net income of subsidiaries.................... $  8,227,449    $  6,732,369    $  5,286,864

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES.....   12,005,782      11,537,435      10,738,655

       Net income...................................... $ 20,233,231    $ 18,269,804    $ 16,025,519

                           F&M NATIONAL CORPORATION
                          (PARENT CORPORATION ONLY)

                           STATEMENTS OF CASH FLOWS
       For Each of the Three Years in the Period Ended December 31, 1994


                                                                                 DECEMBER 31,
                                                                   1994              1993              1992
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income................................................. $  20,233,231     $  18,269,804     $   16,025,519
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation.............................................        96,780            97,083            165,952
   Amortization.............................................        59,877            65,843             59,877
   Deferred income taxes (credits)..........................      (182,986)           30,665              6,852
   Discount accretion.......................................        (3,183)           (2,870)                 -
   Undistributed net income of subsidiaries.................   (12,005,782)      (11,537,435)       (10,738,655)
   (Increase) decrease in goodwill..........................        23,864          (357,962)                 -
   (Increase) decrease in other assets......................    (2,364,144)           27,984           (161,200)
   Increase in other liabilities............................     1,626,463           106,679             32,236
         Net cash provided by operating
           activities....................................... $   7,484,120     $   6,699,791     $    5,390,581
CASH FLOWS FROM INVESTING ACTIVITIES
 Decrease in notes receivable from subsidiaries and
  affiliated companies...................................... $           -     $           -     $    1,128,255
 (Increase) decrease in investment in subsidiaries..........       525,390           116,142            (67,907)
 Purchase of securities available for sale..................      (734,438)          (15,000)        (4,975,715)
 (Increase) decrease in other short-term investments........        31,000        (2,391,000)        (7,879,000)
 Proceeds from sale of equipment............................       387,000                 -                  -
 Purchase of bank premises and equipment....................       (89,650)          (95,272)        (1,450,664)
         Net cash provided by (used in) investing
           activities....................................... $     119,302     $  (2,385,130)    $  (13,245,031)
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase (decrease) in short-term borrowings............... $   1,488,000     $   1,263,000     $     (470,000)
 Net proceeds from issuance and sale of common stock........     2,171,645         1,443,159         13,872,485
 Acquisition of common stock................................    (2,815,487)                -                  -
 Cash dividends paid........................................    (8,408,729)       (6,940,289)        (5,547,463)
 Cash paid for fractional shares............................       (57,761)                -                  -
         Net cash (used in) financing
           activities....................................... $  (7,622,332)    $  (4,234,130)    $    7,855,022
         Increase (decrease) in cash and cash
           equivalents...................................... $     (18,910)    $      80,531     $          572
CASH AND CASH EQUIVALENTS
 Beginning..................................................        81,337               806                234
 Ending..................................................... $      62,427     $      81,337     $          806
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash payments for interest................................. $     346,421     $     306,157     $      364,950
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
 FINANCING ACTIVITIES
 Issuance of stock options under nonvariable compensatory
   plan..................................................... $     211,120     $      86,200     $       56,250
 Issuance of common stock - exercise of employee stock
  options paid by surrender of common stock................. $           -     $           -     $        4,661
 Acquisition of additional investment in subsidiary by
  transfer of bank premises to the subsidiary............... $           -     $           -     $    2,323,171
 Retirement of stock options under nonvariable
   compensatory plan........................................ $           -     $       8,000     $            -
 Common stock issued in exchange for net assets in bank
  acquisition............................................... $           -     $   7,095,620     $            -
 Issuance of common stock to acquire investment............. $           -     $     337,909     $            -

 Common stock issued for 2 1/2% stock dividend.............. $   6,001,278     $           -     $            -

 Unrealized (loss) on securities available for sale......... $     350,506     $           -     $            -

                            INDEPENDENT AUDITOR'S REPORT


TO THE SHAREHOLDERS AND DIRECTORS
  OF F&M NATIONAL CORPORATION
WINCHESTER, VIRGINIA

    We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993 and 1992, in conformity with generally accepted accounting principles.

    As discussed in Note 1, the Corporation changed its method of accounting for investments in debt and equity securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.


                                (Signature of Yount, Hyde & Barbour, P.C.)
Winchester, Virginia
January 31, 1995                YOUNT, HYDE & BARBOUR, P.C.