Form 10-K405, Exhibit 13
period 1995-12-31
F&M NATIONAL CORP
filed 1996-03-28
CIK 34125

SELECTED FINANCIAL DATA


                                                      Year Ended December 31,
                                       1995            1994            1993            1992            1991
                                  -------------   -------------    ------------    ------------    ------------
                                                (In thousands, except ratios and per share amounts)
Income Statement Data:
   Interest income................   $  133,262     $   119,613      $  107,534      $  103,381      $  111,848
   Interest expense...............       57,297          46,430          43,615          46,058          60,749
                                  -------------   -------------    ------------    ------------    ------------
   Net interest income............       75,965          73,183          63,919          57,323          51,099
   Provision for loan losses......        1,081           2,535           2,857           3,623           6,962
                                  -------------   -------------    ------------    ------------    ------------
   Net interest income after
      provision for loan losses...       74,884          70,648          61,062          53,700          44,137
   Noninterest income.............       15,854          15,564          13,063          11,504          10,207
   Securities gains...............          366             748           1,781           1,020           1,271
   Noninterest expense............       55,995          56,283          48,330          43,207          40,043
                                  -------------   -------------    ------------    ------------    ------------
   Income before income taxes.....       35,109          30,677          27,576          23,017          15,572
   Income taxes...................       11,677           9,976           8,844           6,733           4,262
                                  -------------   -------------    ------------    ------------    ------------
   Net income.....................   $   23,432     $    20,701      $   18,732      $   16,284      $   11,310
                                  =============   =============    ============    ============    ============
Per Share Data:
   Net income.....................   $     1.42     $      1.25      $     1.16      $     1.09      $     0.77
   Cash dividends ................         0.61            0.54            0.58 (1)        0.41            0.39
   Book value at period end.......        11.69           10.25            9.97            9.17            8.30
   Tangible book value............        11.37            9.92            9.60            9.13            8.25

Balance Sheet Data:
   Assets.........................   $1,833,820     $ 1,708,493      $1,670,657      $1,409,814      $1,301,720
   Loans, net of unearned income..    1,053,829       1,009,223         959,052         781,292         766,053
   Securities.....................      569,269         514,488         502,855         434,039         354,792
   Deposits.......................    1,583,477       1,491,072       1,465,287       1,228,404       1,150,557
   Shareholders' equity...........      193,482         168,989         164,494         146,161         122,115
   Average shares outstanding.....       16,529          16,517          16,124          14,961          14,669

Performance Ratios:
   Return on average assets.......         1.33%           1.21%           1.23%           1.22%           0.91%
   Return on average equity.......        12.70%          12.23%          12.03%          12.40%           9.54%
   Dividend payout................        43.17%          43.15%          49.93%          37.87%          50.49%
   Efficiency (2).................        60.15%          62.43%          61.25%          60.88%          63.01%

Asset Quality Ratios:
   Allowance for loan losses to
      period end loans, net.......         1.42%           1.53%           1.46%           1.45%           1.51%
   Allowance for loan losses to
      nonaccrual loans............       131.16%          83.01%          51.34%          76.65%          94.27%
   Nonperforming assets to
      period end loans and
      foreclosed properties (3)...         2.24%           2.94%           3.94%           2.54%           1.85%
   Net charge-offs to average
      loans.......................         0.15%           0.11%           0.18%           0.50%           0.50%

Capital and Liquidity Ratios:
   Leverage.......................        10.46%           9.94%          10.41%          10.90%           9.79%
   Risk-based capital ratios:
      Tier 1 capital..............        16.97%          16.40%          15.75%          17.97%          15.70%
      Total capital...............        18.22%          17.65%          17.00%          19.22%          16.95%
   Average loans to average
      deposits....................        66.70%          65.99%          64.07%          66.09%          69.37%


Note: The amounts previously reported in Form 10Q and Form 10K for the periods presented have been retroactively restated to reflect the acquisitions of Bank of the Potomac on April 6, 1995, PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.

(1) Includes first quarter 1994 dividend declared in 1993.

(2) Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

(3) Nonperforming assets do not include loans past due 90 days accruing interest.

[caption - W.M. Feltner]

[caption - "...in the past five years, our assets have doubled, our net income has doubled and our equity capital has doubled."]

"We endeavor to have our banks operate as independent community banks, retaining their board of directors, employees and remaining as a vital and integral part of the community they serve."

To Our Shareholders, Customers and Friends:

Total assets $1,833,820,000, up 7.34% -- total net income $23,432,000, up 13.2%
-- return on average assets 1.33% -- total dividend payout $10,116,043, up 19.5% -- book value per share $11.69, up 14% -- market price per share $20.00, up 26%. That's the 1995 performance of the Big Apple. How sweet it is!

        Our 26th year of operation was superb and showed a continuation of the outstanding progress we have made the past several years. For instance in the past five years, our assets have doubled, our net income has doubled and our equity capital has doubled.

        During the same period, we made giant strides in the area served by the Corporation's banks. In Virginia, our acquisitions of Farmers and Merchants Bank of Hamilton, Peoples Bank of Warrenton, Hallmark Bank of Springfield and Potomac Bank of Herndon opened up the entire area east of Clarke County to the District of Columbia line. Our acquisition of the Bank of Emporia also gave us access to the southern most part of the state. In West Virginia, our acquisition of the Bank of Keyser expanded our service area in the eastern panhandle from Jefferson County on the east to Mineral County on the west.

        On November 22, 1995, we signed an agreement whereby, subject to their shareholders' approval and the regulatory agencies, Fairfax Bank and Trust will join our "Family of Banks." This fine organization has $243.1 million in assets and 11 locations in Northern Virginia. Once the acquisition is completed, we will have an outstanding presence in that area. We are looking forward to a long and pleasant relationship with the employees, officers, directors, shareholders and customers of this excellent financial institution. We anticipate this transaction to be completed during the first half of 1996.

        Merger mania seems to be the order of the day throughout the nation, and particularly so within the banking industry. Over regulation of banks brought about by punitive laws passed by Congress in the past five or six years has led to the situation whereby small banks find it almost prohibitive to comply with them. They are time consuming, very costly and of questionable value to the consumer.

        In many instances, particularly with the mega banks, consolidation has led to employee lay-offs, branch closings and limited access to banking services. Fortunately for your company, we do not fall into that category. Whenever and wherever possible through our multi-bank holding company philosophy, we endeavor to have our banks operate as independent community banks, retaining their board of directors, employees and remaining as a vital and integral part of the community they serve. While this type of operation may be more costly, it not only has served us well but also has aided our acquisition program and has been well received in the communities we are privileged to serve. Since all of our 11 banks are earning over 1% on assets, you will have to admit it has its advantages. Besides, regardless of what large banks would have you believe, small banks do a better job of serving their community than do the large ones.

        The land  transactions  that we had with Winchester and Frederick
County are now complete and the renovation of 9 Court Square, which is due for completion around Labor Day, will afford us the additional space we need
since we have outgrown   most  of  our banking   departments.   We   anticipate
moving F&M Bank-Winchester's Trust and Credit Card Departments to the new location.

        As most of you probably know, in 1991 Congress passed FDICIA (Federal Deposit Insurance Corporation Improvement Act). In addition to the many complicated and punitive features contained therein, was the extreme increase in the insurance premiums we were required to pay. For example, the rate was increased on well capitalized banks from 8 cents per hundred dollars on deposit to 23 cents per hundred and to give you a better idea of how it affected our earnings, in 1990 prior the new law, we paid insurance premiums totaling $857,742. Last year we paid $3,268,586. All of this was brought on because Representative Gonzalez and his cronies said the banks were going to belly up like the savings and loans had. Well, needless to say, they were wrong (as usual) and during 1995, the rate was reduced to 4 cents per hundred. 1996's total premium will be $2,000 for each of our 11 banks. How's that for emphasizing how wrong our Congress can be. Now if we can just get the other devastating effects of FDICIA off the books, bankers might be able to breathe a little more freely. We're not expecting that to happen because quite frankly, our Congress is so confused that we're not sure they know which end is up!

        Today's banking environment represents a difficult challenge and we are pleased with the manner in which our 11 banks are meeting them. We are particularly proud of the manner in which our dedicated people are meeting the needs of the public throughout the area we serve. Still, difficult and trying days lie ahead and not only do we intend to meet them head on, but look forward to the challenges they might bring. The "Big Apple" is prepared to take full advantage of the opportunities that lie ahead and with the continued support of our shareholders and customers, we will do so with vigor and enthusiasm.

[caption - "We are particularly proud of the manner in which our dedicated people are meeting the needs of the public throughout the area we serve."]


Sincerely yours,

                                         /s/ W.M. FELTNER
                                         W.M. Feltner
                                         Chairman of the Board
                                         and Chief Executive Officer


                                         /s/ JACK R. HUYETT
                                         Jack R. Huyett
                                         President and Chief
                                         Administrative Officer

[Jack R. Huyett Caption]




1995 Highlights


1995 -- A Very Good Year

1995 was a very good year for F&M National Corporation. We surpassed all previous years in total assets, net income, net income per share, total deposits, total loans and stock price.

        Total  assets hit an  all-time  high of $1,833,820,000  as did net
income of $23,432,000   and  net  income  per  share of  $1.42.   Total
deposits   were $1,583,477,000  and  total  loans  were $1,053,829,000  as of
December 31. On December 29, your stock closed at $20 per share and if you take our total outstanding shares of 16,552,324, this was an all-time high. The total amount of shares traded on the New York Stock Exchange in 1995 was 1,704,000 shares.

        January 1, saw the merger of F&M Bank-Broadway into F&M
Bank-Massanutten. The decision to do this was two-fold. Robert Driver, the President of F&M Bank-Broadway, retired and since both banks were in Rockingham County, Virginia, it brought about an economy of savings.

        On April 7, we affiliated with Bank Of The Potomac in Herndon, Virginia. This bank, with $57.6 million in assets, now made a total of 11 banks for your corporation.

[caption - F&M Bank-Potomac in Herndon, Virginia.]


[caption - F&M Bank-Winchester's Senseny Road branch opening. Left to right:
Thomas Thayer, Branch Manager; John Riley, Frederick County Administrator; W.M Feltner, Chairman of the Board, F&M-Bank-Winchester; Richard Dick, Chairman, Frederick County Board of Supervisors; Betty Carroll, President, F&M Bank-Winchester; and George Romine, F&M Bank Director.]

        In order to expand our downtown F&M Bank-Winchester operation, we traded property with Frederick County, Virginia, and acquired the historic Frederick County Court Square offices. These offices are now being renovated, along with a city parking lot located on North Cameron Street. We also acquired the vacant Solenberger Hardware Store building and lot. This lot, along with the city parking lot, is being made into an employee parking lot.

        To further serve our customers, F&M Bank-Winchester opened a branch at Westminster Canterbury in Winchester to serve the residents of this retirement community. F&M Bank-Winchester also opened a full-service branch in eastern Frederick County, Virginia, on Senseny Road. F&M
Bank-Massanutten  opened a full-service   branch  in Timberville,   Virginia.
F&M   Bank-Peoples   began construction on a full-service branch in Falmouth,
Virginia.

        On November 22, a Plan of Affiliation was announced between F&M National Corporation and Fairfax Bank & Trust of Fairfax, Virginia. This institution, with $243.1 million in assets and 11 banking offices, will give your corporation a total of 19 banking offices in Northern Virginia.

        New services implemented during 1995 were Fixed Rate Annuities in the State of Virginia, where this service is legal--Discount Brokerage Service, which will save our customers brokerage fees--and an expansion of our ATM system. We now operate 68 ATMs throughout the corporation.

        From an operational standpoint, we have converted all of our banks' data processing systems, except one, and that will be converted to our Data Center in Middletown, Virginia, in February of 1996. This will produce a substantial savings to your corporation.

        Many of you remember a song entitled, "It Was A Very Good Year." Well, 1995 was a very good year for your corporation.

[caption - F&M Bank-Massanutten's Timberville Branch]

[caption - Ground breaking for Court Square properties]

[F&M Logo] F&M Bank - Winchester

     Total Assets               Return on Average Assets        Locations
     $781,033,000                        1.28%                     31

                                   [Caption]
                               Board of Directors

Left to right, seated: George L. Romine, Jack R. Huyett, W.M. Feltner, Chairman of the Board, Betty H. Carroll, President & C.E.O., and Mary M. Henkel. Left to right, standing: Ray Robinson, Jr., F. Dixon Whitworth, Jr., Joseph E. Kalbach,
I. Clinton Miller, J.D. Shockey, Jr., Alfred B. Whitt, and William A. Truban, D.V.M. Not shown: Frank Armstrong, III, and W. H. Clement.


[F&M Logo] F&M Bank - Central Virginia

     Total Assets               Return on Average Assets            Locations
     $74,268,000                         1.41%                         7

                                   [Caption]
                               Board of Directors

Left to right, seated: Robert C. Raynor, M.D., Wayne L. Turner, President & C.E.O., Jacob P. Bailey, Chairman of the Board, and Thomas H. Romer. Left to right, standing: William B. Pollard, M.D., Ronald L. Moyer, Walter L. Tucker, Jr., James N. Fleming, and Larry J. McElwain. Not shown: William J. Camden, S.W. Heischman, and F. Dixon Whitworth, Jr.


[F&M Logo] F&M Bank - Emporia

     Total Assets               Return on Average Assets            Locations
     $63,676,000                         1.54%                         3


                                   [Caption]
                               Board of Directors

Left to right, seated: Bobby L. Flippen, Arthur H. Kreienbaum, Jr., Dr. Theopolis Gilliam, Wayne P. Leath, C. Butler Barrett, and Stephen D. Bloom. Left to right, standing: Robert H. Grizzard, Jr., Chariman of the Board, and O.Wayne Hanks, President & C.E.O.

[F&M Logo] F&M Bank - Hallmark

     Total Assets               Return on Average Assets            Locations
     $126,873,000                         1.28%                         5


                                   [Caption]
                               Board of Directors

Left to right, seated: John P. DiGiulian, Hugh W. Compton, President, and Reed
E. Larson, Chariman of the Board. Left to right, standing: Robert H. Bird, F. Dixon Whitworth, Jr., James C. Davis, John T. Rohrback, and Michael M. Webb.

[F&M Logo] F&M Bank - Massanutten

     Total Assets               Return on Average Assets            Locations
     $160,934,000                         1.52%                         8


                                   [Caption]
                               Board of Directors

Left to right, seated: Russell K. Henry Jr., W. Wallace Hatcher, William A. Julias, Chairman of the Board, and Wayne L. Smith, President & C.E.O. Left to right, standing: Dwight W. Hartman, J. Robert Black, Garnett R. Turner, Edward
P. Shank, Marian G. Jenkins, Robert E. Driver, Homer M. Fulk, Curtis F. Kite, Nancy H. Whitmore, Alfred B. Whitt, Emmet C. Stroop, and Harry L. Rawley. Not
Shown: Robert W. Drechsler.

[F&M Logo] F&M Bank - Peoples

     Total Assets               Return on Average Assets            Locations
     $96,804,000                         1.26%                         4


                                   [Caption]
                               Board of Directors

Left to right, seated: Mark C. Riley, President and CEO, Alice Jane Childs, Chairman, Jack R. Huyett, and Fred G. Wayland, Jr. Left to right, standing:
George F. Downes, Lewis N. Springer, Edward C. A. Wachtmeister, Thomas H. Kirk,
T. Christopher Jenkins, and Alan L. Day, Jr. Not Shown: Marshall DeF. Doeller.

[F&M Logo] F&M Bank - Potomac

     Total Assets               Return on Average Assets            Locations
     $61,919,000                         1.08%                         1


                                   [Caption]
                               Board of Directors

Left to right, first row: Robert R. Sevila, David E. Feldman, Howard R. Green, Alfred B. Whitt, and Norman P. Horn. Left to right, second row: Henry C. Mackall, Thomas Davis Rust, Chairman of the Board, Thomas F. Hanes, President & CEO, and Daniel R. Baker.

[F&M Logo] F&M Bank - Richmond

     Total Assets               Return on Average Assets          Locations
     $153,157,000                         1.09%                       9


                                   [Caption]
                               Board of Directors

Left to right, seated: James R. Reames, Richard H. Hamlin, Lewis T. Cowardin, and James E. Howard. Left to right, standing: Zane G. Davis, Jeff C. Bane, Stephen C. Conte, James H. Atkinson, Jr., President & CEO, William R. Harris, Chariman of the Board, and F. Dixon Whitworth, Jr.

[F&M Logo] F&M Bank - Blakeley

     Total Assets               Return on Average Assets            Locations
     $96,864,000                         1.38%                         3


                                   [Caption]
                               Board of Directors

Seated: J. Blakcwell Davis, Sr., Chairman of the Board. Left to right, standing:
Paul L. Reid, Charles C. Conrad, Jack R. Huyett, and Denver L. Hipp, President & CEO. Not shown: Dr. James Moler.

[F&M Logo] F&M Bank - Keyser

     Total Assets               Return on Average Assets            Locations
     $89,501,000                         1.57%                          3


                                   [Caption]
                               Board of Directors

Left to right, seated: Joseph W. Kessel, Harlan M. Bell, President & CEO, and William C. Knott. Left to right, standing: William M. Bane, Richard B. Schwinabart, Harland D. Ridder, and Rudy R. Sites. Not shown: Glen A. Ryan, Chairman of the Board, Jack R. Huyett, and Alfred B. Whitt.

[F&M Logo] F&M Bank - Martinsburg

     Total Assets               Return on Average Assets            Locations
     $93,797,000                         1.20%                          3


                                   [Caption]
                               Board of Directors

Left to right, seated: Betty H. Carroll, Evelyn S. Oates, and Donald L. Sperow. Left to right, standing: C. William Hammond, President and CEO, J. Wayne Lancaster, James L. Bowman, Chairman of the Board, and Billy J. Tisinger.


                        MANAGEMENT'S DISCUSSION AND ANALYSIS
                   OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

      The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of F&M. This discussion and analysis should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements.

Overview

      F&M produced record earnings during 1995, performing well in a highly complex, competitive business environment. Continued high asset quality, an excellent interest margin and improved management efficiencies contributed to net income of $23.4 million, a return on assets of 1.33% and an efficiency ratio of 60.2%.

      On March 17, 1995, F&M acquired Farland Investment Management, Inc. ("Farland") through the exchange of 11,980 shares of F&M common stock. Farland was merged into F&M Bank-Winchester as a part of its Trust Department. The merger of Farland provides experienced, expert Trust counseling in securities investments.

      On April 6, 1995, Bank of The Potomac ("Potomac"), Herndon, Virginia, with assets of $54.3 million, became a wholly-owned subsidiary of F&M with a tax-free exchange of 872,187 shares of F&M common stock for all of the outstanding shares of Potomac. The share exchange of Potomac has been accounted for as a pooling of interests and, therefore, all finacial statements have been restated to reflect the share exchange.

Results of Operations

       Net income increased 13.2% in 1995 to $23.4 million, compared with $20.7 million earned in 1994 and $18.7 million earned in 1993. Earnings per share was $1.42 per share in 1995 compared to $1.25 and $1.16 per share for 1994 and 1993, respectively.

      Return on average equity on an annualized basis for 1995 was 12.7% compared to 12.2% for the same period for the prior year. Return on average assets on an annualized basis for 1995 was 1.33%, compared to 1.21% for 1994 and 1.23% for 1993. These performance ratios have varied since 1991, with return on average equity rebounding from 9.54% in 1991 to 12.40% in 1992, dropping to 12.03% in 1993 and then increasing to 12.23% in 1994. Return on average assets rebounded from 0.91% in 1991 to 1.22% in 1992, increasing slightly to 1.23% in 1993 and decreasing slightly to 1.21% in 1994.

      Net interest margin, on a tax-equivalent basis, was 4.75% for 1995 compared to 4.74% for 1994 and 4.67% for 1993. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. Market rates declined in the fourth quarter of 1995 due to a decrease in the prime lending rate of 25 basis points. For the first three quarters of 1995, F&M's prime lending rate increased approximately 2% which is reflected in the yield on loans increasing from 8.66% in 1994 to 9.42% in 1995.

      In 1995 and 1994, loan demand declined and competition increeased for potential loan customers, causing a shift in the mix in earning assets from loans to investment securities. The securities portfolio represents the second largest component of earning assets. At December 31, 1995, F&M's securities portfolio totaled $569.3 million, $54.8 million (10.6%) higher than year end 1994 and $11.6 million (2.3%) higher than year end 1993.

      F&M's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains, compares favorably to other Virginia financial institutions. F&M's efficiency ratio for 1995, 1994 and 1993 was 60.2%, 62.4% and 61.3%, respectively. A lower percentage of the efficiency ratio represent a greater control of non-interest related costs. A fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest income and net interest income.

      Since the beginning of 1988, F&M has acquired approximately $817.6 million in assets and $725.1 million in deposits through ten bank acquisitions. Nine of these acquisitions were accounted for as a pooling-of-interests and one as a purchase, which enabled F&M to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County and increase its market share in two of its other Virginia markets.

      F&M is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

      The following table sets forth, for the periods indicated, selected quarterly results of F&M's operations.

                     Summary of Financial Results By Quarter

                                                                     1995*                              1994*
                                                     -----------------------------------   -----------------------------------
                                                    Dec. 31  Sept. 30  June 30  March 31  Dec. 31  Sept. 30  June 30  March 31
------------------------------------------------------------------------------------------------------------------------------
                                                                   (In thousands, except per share amounts)
Interest income...................................  $34,542  $33,756  $33,084  $31,880   $31,221  $30,578   $29,568   $28,246
Interest expense..................................   15,379   14,989   14,237   12,692    12,098   11,718    11,462    11,152
                                                     ---------------------------------   -------------------------------------
Net interest income...............................   19,163   18,767   18,847   19,188    19,123   18,860    18,106    17,094
Provision for loan losses.........................      372      235      197      277       964      435       466       670
                                                     ---------------------------------   -------------------------------------
Net interest income after provision for loan
 losses                                              18,791   18,532   18,650   18,911    18,159   18,425    17,640    16,424
Noninterest income................................    4,085    3,888    4,479    3,768     3,636    4,388     3,589     4,699
Noninterest expense...............................   14,344   13,231   14,625   13,795    14,466   14,239    14,142    13,436
Income before income taxes........................    8,532    9,189    8,504    8,884     7,329    8,574     7,087     7,687
Applicable income taxes...........................    2,793    3,091    2,878    2,915     1,866    3,050     2,462     2,598
                                                      ---------------------------------   ------------------------------------
Net income........................................  $ 5,739  $ 6,098  $ 5,626  $ 5,969   $ 5,463  $ 5,524   $ 4,625   $ 5,089
                                                      =================================   ====================================

Net income per share..............................  $  0.35  $  0.37  $  0.34  $  0.36   $  0.33  $  0.33   $  0.28   $  0.31


* The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of Bank of the Potomac on April 6, 1995, PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.

        On July 1, 1994, F&M issued a total of 2,301,469 shares of its common stock to account for the merger of two banks. F&M issued 1,107,846 shares of common stock to effect the merger of Hallmark Bank and Trust Company, Springfield, Virginia and 1,193,623 shares of common stock to effect the merger of PNB Financial Corporation, Warrenton, Virginia.

        On September 1, 1994, F&M issued 378,690 shares of common stock to account for the issuance of a 2.5% stock dividend.

        On December 28, 1994, F&M joined the New York Stock Exchange under the trading symbol FMN. Prior to this date, F&M's stock was traded on the NASDAQ (National Association of Securities Dealers Automated Quotation System) under the trading symbol FMNT.

Net Interest Income

        Net interest income represents the principal source of earnings for F&M. Net interest income equals the amount by which interest income exceeds interest expense. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.

        Net interest income was $76.0 million for the year ended December 31, 1995, up 3.8% over the $73.2 million reported for the same period in 1994 and up 14.5% in 1994 over the $63.9 million reported for 1993. Net interest income in 1995 was affected by a greater investment in securities and lower market rates. Loans grew $44.6 million (4.4%) to $1.054 billion in 1995 from $1.009 billion in 1994. In 1995, total interest bearing deposits provided the source of funds increasing to $1.347 billion, up $86.5 million (6.9%) from $1.260 billion in 1994. Interest-bearing deposits increased $2.7 million in 1994 from $1.258 billion in 1993. The growth was a result of offering attractive market rates coupled with customers' desires to place investments in a strong, highly capitalized financial corporation.

        Net interest income for 1994 was $73.2 million, compared to $63.9 million for 1993. Net interest income in 1994 was affected by improved loan demand and higher market rates, while deposits demonstrated only a relatively small increase. Loans grew $50.2 million (5.2%) to $1.009 billion in 1994 from $959.1 million in 1993. Depositors, in 1994, chose to remain in a liquid position in order to take advantage of alternative or higher yielding investments as indicated by interest-bearing deposits increasing only $2.7 million (0.2%) while noninterest-bearing deposits increased $23.1 million (11.1%). Increased loan demand and shifting in type of deposit investment resulted in total interest income increasing $12.1 million (11.2%) from $107.5 million in 1993 to $119.6 million in 1994 and total interest expense increasing $2.8 million (6.5%) from $43.6 million in 1993 to $46.4 million in 1994. During 1994, funds previously invested in lower yielding federal funds ($37.4 million) were shifted to much higher yielding loan and investment securities, therefore, contributing to the increase in net interest margin from 4.67% in 1993 to 4.74% in 1994.

        Net interest income for 1993 was $63.9 million, compared to $57.3 million for 1992. Although loan demand demonstrated some improvement in 1993, the increase in net interest income was due primarily to increases in the size of the investment in the securities portfolio.

           Average Balances, Income and Expense, Yields and Rates (1)

                        Twelve Months Ended December 31,


                                                                                     1995
                                                                                                  Annual
                                                                          Average     Income/     Yield/
                                                                          Balance     Expense      Rate

                                                                          (Dollars in thousands)
ASSETS
Securities:
  Taxable............................................................  $  490,061    $ 30,976      6.32%
  Tax-exempt (1).....................................................      37,625       2,888      7.67%

    Total securities.................................................     527,686      33,864      6.42%

Loans (net of unearned income):
  Taxable............................................................   1,015,715      95,587      9.41%
  Tax-exempt (1).....................................................       7,229         760     10.51%

    Total loans......................................................   1,022,944      96,347      9.42%

Federal funds sold and repurchase agreements.........................      74,588       4,302      5.77%
Interest-bearing deposits in other banks.............................         342          26      7.60%

    Total earning assets.............................................   1,625,560     134,539      8.28%

Less: allowance for loan losses......................................     (15,431)
Total nonearning assets..............................................     156,196

    Total assets.....................................................  $1,766,325

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Checking...........................................................  $  242,826    $  5,922      2.44%
  Regular savings....................................................     189,220       6,191      3.27%
  Money market  savings..............................................     156,507       4,757      3.04%
  Certificates of deposit:
    Less than $100,000...............................................     601,823      32,263      5.36%
    $100,000 and more................................................     118,818       6,669      5.61%

    Total interest-bearing deposits..................................   1,309,194      55,802      4.26%

Short-term borrowings................................................      31,392       1,252      3.99%

Long-term borrowings.................................................       3,513         243      6.92%

    Total interest-bearing liabilities...............................   1,344,099      57,297      4.26%

Noninterest-bearing liabilities:

  Demand deposits....................................................     224,433

  Other liabilities..................................................      13,328

Total liabilities....................................................   1,581,860
Stockholders' equity.................................................     184,465

Total Liabilities and shareholders` equity...........................  $1,766,325

Net interest income..................................................                $ 77,242

Interest rate spread.................................................                              4.02%

Interest expense as a percent of average earning assets..............                              3.52%

Net interest margin..................................................                              4.75%


(1) Income and yields are reported on a taxable-equivalent basis.



      Average Balances, Income and Expense, Yields and Rates (1) (continued)

                        Twelve Months Ended December 31,


                                                                                     1994
                                                                                                  Annual
                                                                          Average     Income/     Yield/
                                                                          Balance     Expense      Rate
                                                                        (Dollars in thousands)

ASSETS
Securities:
  Taxable............................................................  $  471,577    $ 29,008      6.15%
  Tax-exempt (1).....................................................      43,156       3,425      7.94%

    Total securities.................................................     514,733      32,433      6.30%

Loans (net of unearned income):
  Taxable............................................................     977,690      84,843      8.68%
  Tax-exempt (1).....................................................       8,669         608      7.01%

    Total loans......................................................     986,359      85,451      8.66%

Federal funds sold and repurchase agreements.........................      73,400       3,105      4.23%
Interest-bearing deposits in other banks.............................         521          38      7.29%

    Total earning assets.............................................   1,575,013     121,027      7.68%

Less: allowance for loan losses......................................     (14,911)
Total nonearning assets..............................................     153,003

    Total assets.....................................................  $1,713,105

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Checking...........................................................  $  252,583    $  6,055      2.40%
  Regular savings....................................................     219,458       6,779      3.09%
  Money market  savings..............................................     192,638       5,521      2.87%
  Certificates of deposit:
    Less than $100,000...............................................     517,910      22,620      4.37%
    $100,000 and more................................................      94,307       4,312      4.57%

    Total interest-bearing deposits..................................   1,276,896      45,287      3.55%

Short-term borrowings................................................      35,794       1,053      2.94%

Long-term borrowings.................................................       1,835          91      4.96%

    Total interest-bearing liabilities...............................   1,314,525      46,431      3.53%

Noninterest-bearing liabilities:

  Demand deposits....................................................     217,883

  Other liabilities..................................................      11,494

Total liabilities....................................................   1,543,902
Stockholders' equity.................................................     169,203

Total Liabilities and shareholders` equity...........................  $1,713,105

Net interest income..................................................                $ 74,596

Interest rate spread.................................................                              4.15%

Interest expense as a percent of average earning assets..............                              2.95%

Net interest margin..................................................                              4.74%


(1) Income and yields are reported on a taxable-equivalent basis.



      Average Balances, Income and Expense, Yields and Rates (1) (continued)

                        Twelve Months Ended December 31,


                                                                                     1993
                                                                                                  Annual
                                                                          Average     Income/     Yield/
                                                                          Balance     Expense      Rate

                                                                        (Dollars in thousands)

ASSETS
Securities:
  Taxable............................................................  $  426,107    $ 27,094      6.36%
  Tax-exempt (1).....................................................      44,351       4,813     10.85%

    Total securities.................................................     470,458      31,907      6.78%

Loans (net of unearned income):
  Taxable............................................................     844,350      74,176      8.78%
  Tax-exempt (1).....................................................       5,395         677     12.55%

    Total loans......................................................     849,745      74,853      8.81%

Federal funds sold and repurchase agreements.........................      87,483       2,591      2.96%
Interest-bearing deposits in other banks.............................       1,108         105      9.48%

    Total earning assets.............................................   1,408,794     109,456      7.77%

Less: allowance for loan losses......................................     (12,534)
Total nonearning assets..............................................     125,667

    Total assets.....................................................  $1,521,927

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
  Checking...........................................................  $  196,378    $  5,360      2.73%
  Regular savings....................................................     177,883       5,699      3.20%
  Money market  savings..............................................     187,145       5,038      2.69%
  Certificates of deposit:
    Less than $100,000...............................................     488,055      22,924      4.70%
    $100,000 and more................................................      91,488       3,906      4.27%

    Total interest-bearing deposits..................................   1,140,949      42,927      3.76%

Short-term borrowings................................................      28,059         688      2.45%

Long-term borrowings.................................................           -           -         -

    Total interest-bearing liabilities...............................   1,169,008      43,615      3.73%

Noninterest-bearing liabilities:

  Demand deposits....................................................     217,883

  Other liabilities..................................................      11,494

Total liabilities....................................................   1,543,902
Stockholders' equity.................................................     169,203

Total Liabilities and shareholders` equity...........................  $1,713,105

Net interest income..................................................                $ 65,841

Interest rate spread.................................................                              4.04%

Interest expense as a percent of average earning assets..............                              3.10%

Net interest margin..................................................                              4.67%


(1) Income and yields are reported on a taxable-equivalent basis.


The balance of the securities portfolio was $502.9 million at year end 1993, up $68.9 million (15.9%) over the same period 1992. Also a major factor contributing to the improvement in net interest expense was due to lower interest rates, which offset the effect of a $136.0 million increase in average interest-bearing liabilities during 1993. While the tax equivalent yield on interest-earning assets declined 77 basis points from 8.54% during 1992 to 7.77% for 1993, net interest margin decreased during that period due to a larger decrease in total funding costs. Net interest margin fell 13 basis points from 4.80% during 1992 to 4.67% for 1993. The decline in the yield on interest-earning assets and total funding costs was due to lower, but more stable interest rate levels during 1993 than during 1992.

      The table on Pages 14 and 15 depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect.

      The following table analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.

                            Volume and Rate Analysis
                              Tax equivalent basis


                                                                      1995                               1994
                                                         ------------------------------      ------------------------------
                                                                              Change in                           Change in
                                                           Volume     Rate     Income/        Volume     Rate      Income/
                                                           Effect    Effect    Expense        Effect    Effect     Expense
                                                         ---------- --------- ---------      --------  --------- ----------
                                                                               (Dollars in thousands)

Earning Assets:
  Taxable securities....................................   $ 1,154    $   814   $ 1,968       $ 2,772   $  (858)  $ 1,914
  Tax-exempt securities.................................      (424)     (113)     (537)          (127)   (1,261)   (1,388)
  Taxable loans.........................................     3,397      7,347    10,744        11,496      (829)   10,667
  Tax-exempt loans......................................       (76)       228       152          (253)      184       (69)
  Federal funds sold and repurchase agreements..........        51      1,146     1,197          (309)      823       514
  Interest-bearing deposits in other banks..............       (14)         2      (12)           (47)      (20)      (67)
                                                         ---------- --------- ---------      --------  --------- ---------
       Total earning assets.............................   $ 4,088    $ 9,424   $13,512       $13,532   $(1,961)  $11,571
                                                         ---------- --------- ---------      --------  --------- ---------
Interest-Bearing Liabilities:
  Checking deposits.....................................   $  (234)   $   101   $  (133)      $ 1,203   $  (508)  $   695
  Savings deposits - regular............................    (1,019)       431      (588)        1,266      (186)    1,080
  Savings deposits - money market.......................    (1,117)       353      (764)          147       336       483
  CD's & other time deposits - $100,000 & over..........     4,021      5,622     9,643         2,057    (2,361)     (304)
  CD's & other time deposits - under $100,000...........     1,257      1,100     2,357           124       282       406
                                                         ---------- --------- ---------      --------  --------- ---------
       Total interest-bearing deposits..................     2,908      7,607    10,515         4,797    (2,437)    2,360
       Borrowed funds short-term........................      (105)       304       199           212       153       365
       Borrowed funds long-term.........................       106         46       152            91         0        91
                                                         ---------- --------- ---------      --------  --------- ---------
       Total interest-bearing liabilities...............     2,909      7,957    10,866         5,100    (2,284)    2,816
                                                         ---------- --------- ---------      --------  --------- ---------
       Change in net interest income....................   $ 1,179    $ 1,467   $ 2,646       $ 8,432   $   323   $ 8,755
                                                         ========== ========= =========      ========  ========= =========


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

      The goal of F&M is to generally maintain a position that is to provide flexibility enough to move to an equality between rate sensitive assets and rate sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and buying longer maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. F&M reviews the interest sensitivity position of each Subsidiary Bank at least once a quarter.

      F&M manages the gap between rate-sensitive assets and rate-sensitive liabilities to expand and contract with the rate cycle phase. The traditional targeted gap should be between a negative 15% and a positive 15%. The one year income statement gap at December 31, 1995 was 9.2% which is within the targeted gap.

      At December 31, 1995, F&M had $97.6 million more in interest sensitive assets than interest-sensitive liabilities subject to repricing within one year and was, therefore, in an asset-sensitive position. At December 31, 1994, F&M had $129.2 million more in interest sensitive assets than interest sensitive liabilities subject to repricing within one year. An asset-sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability-sensitive institution generally will be impacted favorably by declining interest rates.

      F&M utilizes shock analysis to project the estimated effect on net interest income at various interest rate scenarios. This analysis reflects interest rate changes and the related impact on net income on interest sensitive assets and liabilities over specified periods. At December 31, 1995, a 3% increase in the prime rate is projected to increase net interest income $4.6 million. Conversely, if the prime rate decreases 3%, projected net interest income would decrease similarly.

      The following table analyzes F&M's rate interest sensitivity at December 31, 1995. This is a one-day position which is continually changing and is not necessarily indicative of F&M's position at any other time.



                           Rate Sensitivity Analysis
                               December 31, 1995

                                                Repricing Time Frame                                 Income Statement Gap
                           ---------------------------------------------------------------------------------------------------------
                                                                                                                 One Year
                                                                    Over 5 Years             One Year  Earnings   Income     3%
                             1-90 Day    91-365 Day   1 to 5 Years     or Not                Balance    Change  Statement Prime Rate
                           Sensitivity  Sensitivity   Sensitivity    Sensitive    Total     Sheet Gap   Ratio      Gap      Change
                           -----------  -----------   ------------  ----------- ----------  ---------  -------- --------- ----------
                                          (Dollars in thousands)                              (Dollars in thousands)
   ASSETS
Loans, net unearned (1)
 Fixed rate...............   $ 54,182    $102,859       $327,598     $ 78,001   $  562,640  $157,041   75.00%  $ 117,781    $ 3,533
 Floating rate............    296,106     106,834         76,801           --      479,741   402,940  100.00%    402,940     12,088
                             --------    --------       --------     --------   ----------  --------           ---------    -------
 Total loans..............    350,288     209,693        404,399       78,001    1,042,381   559,981   92.99%    520,721     15,621
Investment securities
 Treasuries-HTM...........      4,188      31,611         63,008       40,163      138,970    35,799   75.00%     26,849        805
 Treasuries-AFS...........      4,021      13,125         78,651       19,212      115,009    17,146   75.00%     12,860        386
 Agencies-HTM.............     20,825      13,780         58,363       27,345      120,313    34,605   75.00%     25,954        779
 Agencies-AFS.............      1,965      10,993         82,440       51,867      147,265    12,958   75.00%      9,719        292
 Tax free municipals......      1,857       2,747         12,045       12,717       29,366     4,604   37.00%      1,703         51
 Federal funds sold and
  other                        73,555       3,026          3,661        2,612       82,854    76,581   93.00%     71,220      2,137
                             --------     --------      --------     ---------  ----------  --------           ---------    -------
 Total securities.........    106,411      75,282        298,168      153,916      633,777   181,693   81.62%    148,305      4,450
                             --------    --------       --------     ---------  ----------- --------           ---------    -------
Total rate sensitive
 assets...................    456,699     284,975        702,567      231,917    1,676,158   741,674   90.20%    669,026     20,071
                             --------    --------       --------     ---------    --------- --------           ---------    -------
   LIABILITIES
Interest checking.........   $ 29,024    $ 97,425       $105,653     $ 17,629   $  249,731  $126,449   87.50%  $ 110,643    $ 3,319
Money market deposits.....     14,579      58,320         72,903           --      145,802    72,899   77.50%     56,497      1,695
Regular savings...........         --          --        147,533       36,885      184,418        --       --         --         --
Time deposits > $100,000..     44,280      28,353         62,497           --      135,130    72,633   76.70%     55,710      1,671
Time deposits < $100,000..    165,577     167,508        298,681           --      631,766   333,085   76.70%    255,476      7,664
Short-term borrowings.....     38,281         337             --           --       38,618    38,618   93.00%     35,915      1,077
Long-term borrowings......         --          --             --        3,225        3,225        --       --         --         --
                             --------    --------       -------      --------   ----------  --------           ---------    -------
Total rate sensitive
 liabilities..............    291,741     351,943        687,267       57,739    1,388,690   643,684   79.89%    514,241     15,426
                             --------    --------       --------     --------   ----------  --------           ---------    -------
Rate sensitivity gap......    164,958     (66,968)        15,300      174,178      287,468    97,990             154,785      4,645
Cumulative gap............    164,958      97,990        113,290      287,468                 97,990
Risk to interest margin:
Gap as a % of rate
 sensitive assets.........      9.84%       5.85%          6.76%       17.15%                  5.85%               9.23%
% of Annualized Income....                                                                                                    12.9%
------------------------------------------------------------------------------------------------------------------------------------

Risk to Capital Account...                                                                                                     0.0%
------------------------------------------------------------------------------------------------------------------------------------

(1) Excludes non-accrual loans


Noninterest Income

      Noninterest income for 1995 decreased $92 thousand, or -0.6%, over the same period in 1994. Trust Department income increased $170 thousand or 10.3% from $1.6 million for 1994 to $1.8 million for 1995 as a result of increased fiduciary activities and the acquisition of Farland. Service charges on deposit accounts, the largest single item of noninterest income, were $6.0 million for 1995, up 5.9% over the comparable period a year ago. Credit card fees were $2.7 million for 1995 as compared to $2.2 million for 1994 as a result of increased card loan activity. Fees for other customer services were $1.4 million for 1995, which declined $479 thousand (-25.1%) from 1994 as a result of a reduction in refinancing activity. Gains on sale of securities were $366 thousand for 1995 as compared to $748 thousand for 1994. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1995 and 1994, market interest rates were generally not favorable which reduced the appeal to reposition. Other operating income decreased $167 thousand (-4.1%), down from $4.1 million for 1994 to $3.9 million for 1995. In 1994, other operating income included $2.4 million from the settlement of problem loans compared to $948 thousand in 1995.

      Noninterest income increased $1.5 million or 9.9% from $14.8 million in 1993 to $16.3 million in 1994. Trust Department income increased $215 thousand or 15.1% from $1.4 million for 1993 to $1.6 million for 1994 as a result of increased fiduciary activities. Service charges on deposit accounts, were $5.7 million for 1994, up 8.9% over the previous year. Credit card fees were $2.2 million and $1.8 million for 1994 and 1993, up $400 thousand as a result of increased card lending activities. Fees for other customer services were $1.9 million for 1994, which declined $327 thousand (-14.6%) from 1993 as a result of a reduction in loan refinancing activity. Gains on sale of securities were $748 thousand for 1994 as compared to $1.8 million for 1993. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1993, interest rates were favorable for F&M to reposition some securities at more attractive rates, whereas, in 1994 market interest rates began rising reducing the appeal to reposition.

                               Noninterest Income

                                                                  Year ended December 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
Commissions and fees from fiduciary activities............   $   1,812   $  1,642   $   1,427
Service charges on deposit accounts.......................       6,011      5,676       5,212
Credit card fees..........................................       2,679      2,247       1,844
Fees for other customer services..........................       1,426      1,905       2,230
Other operating income....................................       3,926      4,094       2,350
                                                            ----------  ----------  ----------
        Noninterest income................................      15,854     15,564      13,063
Profits on securities available for sale..................         366        728       1,617
Investment securities gains, net..........................          --         20         164
                                                            ----------  ----------  ----------
        Total noninterest income..........................   $  16,220   $ 16,312   $  14,844
                                                            ==========  ==========  ==========

Noninterest Expense

      Total noninterest expense decreased $289 thousand (-0.5%), from $56.3 million in 1994 to $56.0 million in 1995. Salaries and employee benefits increased $538 thousand or 1.9%, net occupancy expense including furniture and equipment expense increased $219 thousand or 2.7%, credit card expense decreased $106 thousand or -6.1% and other operating expense increased $693 thousand or 4.8%. The primary reason for the decrease in total noninterest expense was a reduction in deposit insurance from $3.4 million in 1994 to $1.7 million in 1995 as a result of the FDIC deposit insurance fund achieving a level deemed to be adequate to protect deposits, therefore, premiums were adjusted in the third quarter 1995 to reflect this achievement.

      For 1994, noninterest expense increased by $8.0 million, or 16.5%, over 1993. This increase was primarily due to a $4.5 million, or 18.3% increase in salary and employee benefits and a $1.7 million, or 13.5% increase in other operating expenses. The primary reason for the increase in salary and benefits was personnel costs associated with the purchase of substantially all the assets and assumption of certain liabilities of Farmers and Merchants Bank of Hamilton ("Hamilton") in September 1993. Other operating expenses increased for several reasons. First, the purchase of Hamilton and the merger of First National Bank of Emporia resulted in increased professional fees. Second, F&M purchased a new mainframe computer with related mainframe software which required additional employee training, thereby, increasing operating expenses.

                               Noninterest Expense

                                                                  Year ended December 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
Salaries and employee benefits............................   $  29,362   $ 28,824   $  24,361
Net occupancy expense of premises.........................       3,982      3,959       3,575
Furniture and equipment expense...........................       4,253      4,057       3,649
Deposit insurance.........................................       1,740      3,372       2,841
Credit card expense.......................................       1,626      1,732       1,267
Other operating expenses..................................      15,032     14,339      12,637
                                                            ----------  ----------  ----------
       Total..............................................   $  55,995   $ 56,283   $  48,330
                                                            ==========  ==========  ==========

Income Taxes

      Reported income tax expense at December 31, 1995 was $11.7 million, up from $10.0 million for 1994 and up from $8.8 million for 1993. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 35%. This corresponds to an effective tax rate of 33.3%, 32.5% and 32.1% for the three years ended December 31, 1995, 1994, and 1993, respectively. Note 15 to the Consolidated Financial Statements for year end provide a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and F&M's actual income tax expense. Also included in Note 15 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

Loan Portfolio

      Loans, net of unearned income, were $1.054 billion at December 31, 1995, up $44.6 million or 4.4% from $1.009 billion at year end 1994 and up $50.2 million or 5.2% from $959.1 million at year end 1993. The increase in loan activity for 1995 is indicative of depositors willingness to incur new and/or additional debt following a period of reluctance and uncertainty about the economy. The purchase of $116.0 million of Hamilton loans is included in the increase of net loans ($177.8 million) from 1992 to 1993.

      All of the Subsidiary Banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the Subsidiary Banks' respective market regions. Seven of the Subsidiary Banks, F&M Bank-Massanutten, F&M Bank-Potomac, F&M Bank-Blakeley, F&M Bank-Emporia, F&M Bank-Peoples, F&M Bank-Martinsburg, and F&M Bank-Keyser, emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Hallmark and F&M Bank-Central Virginia are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.

      Approximately 44.7% of F&M's loan portfolio at December 31, 1995 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. The Subsidiary Banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although the Subsidiary Banks typically look to the borrower's cash flow as the principal source of repayment for such loans, many of the loans within this category are secured by assets, such as real property, accounts receivable, inventory and equipment. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the business. F&M's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.

      F&M's residential real estate loan portfolio (including home equity lines) was 38.2% of total loans at December 31, 1995. The residential mortgage loans made by the Subsidiary Banks and Big Apple Mortgage Company are made only for single family, owner-occupied residences within their respective market regions. The residential mortgage loans offered by the Subsidiary Banks are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan.

      Big Apple Mortgage offers both fixed and adjustable rate loans, while the Subsidiary Banks generally hold residential mortgage loans in their loan portfolios. Big Apple Mortgage (also t.a. F&M Mortgage Company) sells into the secondary market all the permanent mortgage loans it originates. Big Apple Mortgage purchases government insured 1-4 family FHA and VA loans which it may warehouse and sell when the market rates are attractive. At December 31, 1995, Big apple Mortgage had $7.8 million in loans that it had committed to purchase, but had not settled upon and $16.0 million residential loans were warehoused, available for sale.

      F&M's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1995, the construction loans were $40.7 million, or 3.9% of the total loan portfolio. Of this amount, $22.0 million was originated by Big Apple Mortgage, all made to finance owner-occupied properties with permanent financing commitments in place. The Subsidiary Banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced no charge-offs involving residential construction loans since 1987.

      Consumer loans were 18.4% of F&M's total loan portfolio at December 31, 1995, if home equity lines are included in this category. The Subsidiary Banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in the Subsidiary Banks' respective market regions.

      Loans secured by real estate consist of a diverse portfolio of predominantly single family residential loans, which at December 31, 1995 comprised 33.0% of the loan portfolio. Loans secured by commercial real estate comprised 31.9% of the loan portfolio at December 31, 1995 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (28.4%) (shown in the following table under the category of "Non-farm, non-residential"), multifamily loans (1.9%) and agricultural loans (1.6%). F&M attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. F&M has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 3.9% of total loans outstanding at December 31, 1995. F&M's charge-off rate for all loans secured by real estate was 0.06% of period end loans. This is consistent with 1994 when the charge-off rate for all loans secured by real estate was 0.02% of period end loans outstanding. F&M's consumer loan portfolio, its second largest loan category, consists principally of personal loans

      Consistent with its focus on providing community-based financial services, F&M generally does not make loans outside its principal market regions. F&M does not engage in foreign lending activities, consequently, the loan portfolio is not exposed to risk from foreign credits. F&M maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

      F&M's unfunded loan commitments (excluding unused home equity lines of credit and credit card lines) amounted to $165.3 million at December 31, 1995, compared to $133.8 million at December 31, 1994. This increase is due to stronger seasonal demands on lines of credit during the summer months than at year end.

      On December 31, 1995, F&M had no concentration of loans in any one industry in excess of 10 percent of its loan portfolio. Because of the nature of F&M's market, however, loan collateral is predominantly real estate related.

        A number of economic factors in conjunction with loan activity in 1995 suggest that loan growth in 1996 should be more vibrant than it was in 1994 and 1993. Although interest rates are above the floors they reached in 1994, they remain at reasonable levels for borrowers. New home construction is increasing as are home sales. Auto sales were up sharply in 1995, and the forecast is for continued strength. The economy is creating new jobs and absorbing the unemployment that was created during the recession and business restructuring in 1994 and 1993. Importantly, reports suggest that borrowers are showing new confidence and a willingness to incur new debt after a period of low confidence in the economy. These factors resulted in a positive loan growth trend in 1995 and represent the necessary elements for growth in 1996.


                                 Loan Portfolio

                                                                      December 31,
                                               ---------------------------------------------------------
                                                  1995         1994        1993        1992       1991
                                               ----------   ----------   --------    --------   --------
                                                                 (Dollars in thousands)
Commercial, financial and agricultural.....    $  135,208   $  136,989   $107,664    $110,289   $109,761
Real estate construction...................        40,723       33,388     40,198      23,614     23,741
Real estate mortgage:
 Residential (1-4 family)..................       347,584      331,484    334,406     285,478    270,070
 Home equity lines.........................        55,054       55,794     45,960      45,215     47,835
 Multifamily...............................        20,015       19,610     17,597      14,272     14,085
 Non-farm, non-residential(1)..............       299,096      270,740    253,607     163,801    147,556
 Agricultural..............................        17,204       17,213     16,615      13,951     12,704
                                                            ----------   --------    --------   --------
 Real estate subtotal......................       738,953      694,841    668,185     522,717    492,250
Loans to individuals:
 Consumer..................................       125,773      134,184    135,655     120,884    138,328
 Credit card...............................        19,590       15,747     13,645      12,083     12,633
                                               ----------   ----------   --------    --------   --------
 Loans to individuals subtotal.............       145,363      149,931    149,300     132,967    150,961
  Total loans..............................     1,060,247    1,015,149    965,347     789,587    776,713
Less unearned income.......................        (6,418)      (5,926)    (6,295)     (8,295)   (10,660)
                                               ----------   ----------   --------    --------   --------
Loans--net of unearned income..............    $1,053,829   $1,009,223   $959,052    $781,292   $766,053
                                               ==========   ==========   ========    ========   ========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

                     Remaining Maturities of Selected Loans

                                                December 31, 1995
                                           ---------------------------
                                            Commercial,
                                          Financial and   Real Estate-
                                           Agricultural   Construction
                                          -------------   ------------
                                             (Dollars in thousands)
Within 1 year.........................     $     91,412   $    38,527
                                           ------------   ------------
Variable Rate:
    1 to 5 years......................            1,678           202
    After 5 years.....................              190            --
                                           ------------   ------------
    Total.............................     $      1,868   $       202
                                           ------------   ------------
Fixed Rate:
    1 to 5 years......................           33,340         1,994
    After 5 years.....................            8,588            --
                                           ------------   ------------
    Total.............................     $     41,928   $     1,994
                                           ------------   ------------
    Total Maturities..................     $    135,208   $    40,723
                                           ============   ============


Asset Quality

      Allowance for Loan Losses. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each Subsidiary Bank. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Each Subsidiary Bank has a formal loan review function which consists of a committee of bank officers that regularly reviews loans and assigns a classification, if required, based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each Subsidiary Bank's portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each Subsidiary Bank's loan portfolio. In addition, all lending relationships involving a classified loan are reviewed regardless of size. The review team has the authority to classify any loan it determines is not satisfactory or to change the classification of a loan within F&M's grading system. All classified loans are reviewed at least quarterly by F&M's senior officers and monthly by the Subsidiary Banks' board of directors. All past due and nonaccrual loans are reviewed monthly by the Subsidiary Bank's boards of directors. As a matter of policy, the Subsidiary Banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Also included in nonaccrual loans at year end 1995 are $3.4 million in loans that have been written down to market values where no allowance is required which contributes to F&M's ratio of allowance to total loans of 1.42% and ratio of allowance to nonaccrual loans of 131.16% being substantially less than its peers of 1.66% and 316.4%, respectively. Although the ratio of the allowance to total loans and nonaccrual loans may be substantially less than its peers, F&M believes the ratio to be adequate based on this loan risk review analysis.

      The provision for loan losses in 1995, 1994 and 1993 were $1.1 million, $2.5 million and $2.9 million, respectively. In 1995, 1994 and 1993, slow loan growth in F&M's markets and improved underwriting standards for loan losses permitted F&M to reduce its provision. The ratio of allowance to total loans for 1995, 1994 and 1993 were 1.42%, 1.53% and 1.46%, respectively. In 1995, 1994 and
1993, the ratio of allowance for loan losses to nonaccrual loans were 131.16%, 83.01% and 51.34%, respectively.

      The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. The Subsidiary Banks are examined at different times, but the Virginia Bureau of Financial Institutions examined all Virginia banking subsidiaries and the West Virginia Division of Banking examined all West Virginia banking subsidiaries during 1995. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

      F&M maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. The following Table shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.

                     Allocation of Allowance for Loan Losses

                                            1995                            1994                            1993
                                  -------------------------      --------------------------      --------------------------
                                                Percent of                      Percent of                      Percent of
                                               Loans in Each                   Loans in Each                   Loans in Each
                                                Category to                     Category to                     Category to
                                    Allowance   Total Loans        Allowance    Total Loans        Allowance    Total Loans
                                  ----------   ------------       ----------   -----------       -----------    -----------
                                                                   (Dollars in thousands)
December 31:
  Commercial, financial and
    agriculture.............        $  5,373       12.8%           $   5,510      13.6%            $   4,996       11.2%
  Real estate-construction..             585        3.9                  619       3.3                   562        4.2
  Real estate-mortgage......           5,466       70.1                5,635      68.8                 5,133       69.6
  Consumer..................           3,592       13.2                3,699      14.3                 3,349       15.0
                                  ----------   ------------       ----------   -----------       -----------    -----------
                                    $ 15,016      100.0%           $  15,463     100.0%            $  14,040      100.0%
                                  ==========   ============       ==========   ===========       ===========    ===========

      Slow loan growth in F&M's markets and improved underwriting standards, have permitted F&M to reduce its provision for loan losses at December 31, 1995 to $1.1 million from the $2.5 million for the year 1994. The 1994 provision was also a reduction from the 1993 provision of $2.9 million.

      F&M had net charge-offs in 1995 of $1.5 million, higher than the 1994 level of $1.1 million, but lower than 1993 net charge-offs of $1.6 million The higher net charge-offs was due to a few customers inability to cope with the recent recessionary period. Net charge-offs to average loans was 0.15% for the year 1995, compared with 0.11% for the same period 1994 and 0.18% for the same period 1993.

                            Allowance for Loan Losses

                                                                                       December 31,
                                                             --------------------------------------------------------------
                                                                1995          1994         1993         1992         1991
                                                             ----------    ---------    ---------    ---------    ---------
                                                                                  (Dollars in thousands)
Balance, beginning of period...............................   $  15,463    $  14,040    $  11,309    $  11,563     $  8,435
    Loans charged-off:
        Commercial, financial and agriculture..............         509          878          845        2,185        2,592
        Real estate construction...........................          74           45            4           --           --
        Real estate mortgage:
            Residential (1-4 family).......................         583          280          366          914           82
            Home equity lines..............................          --           14          239           25           --
            Multifamily....................................          --           --           --           --           --
            Non-farm, non-residential (1)..................          95           --           89          170           --
            Agricultural...................................          --           --           --           --           --
                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................         678          294          694        1,109           82
    Consumer...............................................         785          566          962        1,156        1,223
    Credit card............................................         343          146          144          162          238
                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........       1,128          712        1,106        1,318        1,461
                    Total loans charged-off................       2,389        1,929        2,649        4,612        4,135
    Recoveries:
        Commercial, financial and agriculture..............         508          397          409          333           81
        Real estate construction...........................          --           --            8           --           --
        Real estate mortgage:
            Residential (1-4 family).......................          60          125          292          109            4
            Home equity lines..............................          56           22           --           25           --
            Multifamily....................................          --           --           --           --           --
            Non-farm, non-residential (1)..................          19            4           31           --       --
            Agricultural...................................          --           --           --           --           --
                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................         135          151          323          134            4
    Loans to individuals:
        Consumer...........................................         206          257          318          243          206
        Credit card........................................          12           12           22           25           10
                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........         218          269          340          268          216
                    Total recoveries.......................         861          817        1,080          735          301
                                                             ----------    ---------    ---------    ---------    ---------
Net charge-offs............................................       1,528        1,112        1,569        3,877        3,834
Provision for loan losses..................................       1,081        2,535        2,857        3,623        6,962
Increase from purchase.....................................          --           --        1,433           --           --
                                                             ----------    ---------    ---------    ---------    ---------
Balance, end of period.....................................   $  15,016    $  15,463    $  14,040    $  11,309     $ 11,563
                                                             ==========    =========    =========    =========    =========
Ratio of allowance for loan losses to loans outstanding
  at end of period.........................................       1.42%        1.53%        1.46%        1.45%        1.51%
Ratio of net charge-offs to average loans outstanding
 during period.............................................       0.15%        0.11%        0.18%        0.50%        0.50%



(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

                                 Impaired Loans

      On January 1, 1995, F&M adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

      Information about impaired loans as of and for the year ended December 31, 1995 is as follows:


Impaired loans for which an allowance has been provided.............     $  7,676,449
                                                                         ------------
Impaired loans for which no allowance has been provided.............        3,029,014
                                                                         ------------
    Total impaired loans............................................     $ 10,705,463
                                                                         ============
Allowance provided for impaired loans, included in the allowance
    for loan losses.................................................     $  1,400,961
                                                                         ============
Average balance in impaired loans...................................     $ 10,828,971
                                                                         ============
Interest income recognized..........................................     $    209,087
                                                                         ============


      Nonperforming Assets. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, were $23.9 million at December 31, 1995, a decrease of $6.1 million (-20.3%) from December 31, 1994. Total nonperforming assets do not include loans past due 90 days accruing interest. Total nonperforming assets at December 31, 1994 decreased $8.3 million over year end 1993. The purchase of assets of Hamilton increased nonperforming assets at September 30, 1993, $27.9 million of which $21.3 million were nonaccrual loans and $6.6 million were foreclosed properties. At December 31, 1995, these Hamilton nonaccrual loans and foreclosed properties have been reduced to $3.4 million and $4.6 million, respectively. On the purchase date, loans acquired from Hamilton were booked at fair market value according to purchase accounting rules. Management does not anticipate any material loss in the final disposition of the remaining loans.

      Foreclosed properties consists of 26 parcels of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. In 1995, F&M acquired through foreclosure approximately 1,000 acres of real estate located in Jefferson County, West Virginia, valued in excess of $4 million. F&M intends to market this property and dispose of it as expediently as possible. At December 31, 1995, F&M had $12.1 million in foreclosed property upon which it does not anticipate incurring any material loss on the final disposition.

      Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1995 were $11.8 million, or 1.1% of total loans, down from $19.0 million, or 1.9% of total loans at December 31, 1994 and $28.1 million, or 2.9% of total loans, at December 31, 1993. Nonperforming loans at the year end 1995 were composed largely of 1-4 family residential loans amounting to $1.8 million, construction and land development amounting to $4.2 million and commercial loans secured by real estate amounting to $3.3 million.

                              Nonperforming Assets

                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1995           1994          1993           1992          1991
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Nonaccrual loans...................................   $    11,448   $     18,627   $    27,344    $    14,754   $    12,265
Restructured loans.................................           358            325           770             22            22
Foreclosed property................................        12,075         11,049        10,143          5,232         1,942
                                                     ------------  -------------  ------------   ------------  -------------
        Total nonperforming assets.................   $    23,881   $     30,001   $    38,257    $    20,008   $    14,229
                                                     ============  =============  ============   ============  =============

Loans past due 90 days accruing interest...........   $     2,789   $      1,781   $     2,001    $     5,283   $     5,068
Allowance for loan losses to period end loans......          1.42%          1.53%         1.46%          1.45%         1.51%
Allowance for loan losses to nonaccrual loans......        131.16%         83.01%        51.34%         76.65%        94.27%
Nonperforming assets to period end loans and
  foreclosed properties............................          2.24%          2.94%         3.94%          2.54%         1.85%
Net charge-offs to average loans...................          0.15%          0.11%         0.18%          0.50%         0.50%




The loss of income associated with nonperforming loans at December 31 were:


                                                     -----------------------------------------------------------------------
                                                         1995           1994          1993           1992          1991
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Income that would have been recorded in accordance
  with original terms:
      Nonaccrual loans and restructured loans......   $     1,080   $      1,356   $     1,084    $       922   $       661
Income actually recorded:
      Nonaccrual and restructured loans............           175            145            33             --            --




On December 31, 1995, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.

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

      At December 31, 1995, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $2.8 million, compared to $1.8 million at December 31, 1994 and $2.0 million at December 31, 1993.

      Potential Problem Loans. At December 31, 1995, potential problem loans were approximately $21.4 million, including 6 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $10.5 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1995 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.

      Although trends for credit quality factors, such as loan losses and non-performing assets, continue to improve, it is likely that F&M will continue modest provisions for loan losses in 1996. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.

      Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1996 should not be materially greater than those in 1995. At such relatively low levels of loan losses as were experienced in 1995, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1996 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 1996. F&M will maintain and follow its policies and practices intended to minimize future credit losses.



Securities

      The book value of the securities portfolio was $569.3 million at December 31, 1995, compared to $514.5 million at December 31, 1994. The securities portfolio increased $54.8 million in 1995 over 1994, which followed an increase of $11.6 million in 1994 over 1993. Investment in U.S. Government securities increased $62.9 million, or 13.7%, for the year 1995, and increased $18.7 million, or 4.2%, for the year 1994, while investment in states and political subdivisions declined during the same periods. F&M has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits that they have had in the past.

      The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and F&M has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at the lower of cost or market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.

      Financial Accounting Standards Board Pronouncement No. 115 effective January 1, 1994, required F&M to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1995 was $276.4 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a line in Stockholders' Equity as unrealized gain of $3.5 million at December 31, 1995 and a unrealized loss of $6.8 million at December 31, 1994. Investment rates have decreased in 1995, thereby, causing currently held bond portfolio market values to increase. In 1994, the decline in market yields was due to interest rate fluctuations only and not a result of re-ratings or down grading of securities. The 1994 decline in the market value of AFS securities below book value was a temporary market condition as a result of the inverse relationship of loan rates versus bond rates.

      It is F&M's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars, or forward commitments. F&M considers derivatives as speculative which is contrary to F&M's historical or prospective philosophy. F&M does not hold or issue financial instruments for trading purposes. F&M does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management. Off-balance sheet risks such as committments to exceed credit, standby letters of credit, and other items are discussed in Note 17 in the Notes to Consolidated Financial Statements.

             Investment Portfolio and Securities Available For Sale

      The carrying value of investment securities at the dates indicated was:


                                                                      December 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             ---------   --------   ---------
                                                                  (Dollars in thousands)
U.S. Government securities................................   $ 259,282   $252,366   $ 242,017
States and political subdivisions.........................      32,598     39,617      46,696
Other securities..........................................         985      1,671       3,795
                                                             ---------   --------   ---------
        Total investment securities.......................   $ 292,865   $293,654   $ 292,508
                                                             =========   ========   =========


      The carrying value of securities available for sale at the dates indicated was:


                                                                       December 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
U.S. Government securities................................   $ 262,276   $206,328   $ 197,984
Other securities..........................................      14,128     14,506      12,363
                                                            ----------  ----------  ----------
        Total securities available for sale...............   $ 276,404   $220,834   $ 210,347
                                                            ==========  ==========  ==========


                 Maturity Distribution and Yields of Securities

                                December 31, 1995
                            Taxable-Equivalent Basis

                                                     Due after 1        Due after 5       Due after 10
                                 Due in 1 year        through 5         through 10          years and
                                    or less             years              years        Equity Securities        Total
                              -----------------  -----------------  -----------------  -----------------  -----------------
                                Amount    Yield    Amount    Yield    Amount    Yield     Amount   Yield     Amount   Yield
                              ---------  ------   --------- ------   --------  ------   --------  ------   --------- ------
                                                                 (Dollars in thousands)
Securities held for
 investment:
   U.S. Government securities  $  70,404  6.07%   $ 121,371  6.01%   $ 47,196   6.80%   $ 20,311   7.49%  $ 259,282   6.29%
  Other taxable securities...      1,300  5.48%       1,320  6.78%      1,388   7.35%        209   6.75%      4,217   6.64%
                               ---------          ---------          --------           --------          ---------
      Total taxable..........     71,704  6.06%     122,691  6.02%     48,584   6.82%     20,520   7.48%    263,499   6.32%
  Tax-exempt securities (1)..      4,605  8.55%      12,044  7.95%     10,096   8.10%      2,621   8.71%     29,366   8.03%
                               ---------          ---------          --------           --------          ---------
      Total .................  $  76,309  6.21%   $ 134,735  6.19%   $ 58,680   7.04%   $ 23,141   7.62%  $ 292,865   6.47%
                               ---------          ---------          --------           --------          ---------
Securities held for sale:
  U.S. Government securities.  $  30,503  6.77%   $ 168,524  6.21%   $ 44,684   6.69%   $ 18,569   6.69%  $ 262,280   6.26%
  Other taxable securities...      6,252  3.04%       2,001  6.68%        625   6.96%      5,246   7.44%     14,124   5.27%
                               ---------          ---------          --------           --------          ---------
      Total .................  $  36,755  6.14%   $ 170,525  6.22%   $ 45,309   6.69%   $ 23,815   6.86%  $ 276,404   6.21%
                               ---------          ---------          --------           --------          ---------
Total securities.............  $ 113,064  6.19%   $ 305,260  6.20%   $103,989   6.89%   $ 46,956   7.23%  $ 569,269   6.34%
                               =========          =========          ========           ========          =========


(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.


      See Note 2 to the  Consolidated  Financial  Statements  as of December
31, 1995 for an analysis of gross unrealized gains and losses in the securities portfolio.


Deposits

      F&M has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for F&M's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

      Deposits at December 31, 1995 grew $92.4 million or 6.2% to $1.583 billion from $1.491 billion at year end 1994. Non-interest bearing demand deposits increased $5.9 million (2.6%) from $230.7 million in 1994 to $236.6 million in 1995. Interest bearing deposits increased $86.5 million (6.9%) to $1.3 billion in 1995. Savings deposits, interest checking and money market deposits experienced a reduction in deposits, whereas, certificates of deposit under and over $100,000 experienced a 24.6% or $151.5 million increase in deposits. Unlike deposit growth in 1994 which was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments, depositors in 1995 were seeking attractive guaranteed rates provided by certificates of deposits.

      F&M does not have any other time deposits, other than certificates of deposits, over $100,000.

      Deposits at December 31, 1994 grew $25.8 million or 1.8% to $1.491 billion. Non-interest bearing demand deposits increased $23.1 million (11.1%) from $207.6 million in 1993 to $230.7 million in 1994. Interest bearing deposits increased $2.7 million (0.2%) to $1.260 billion in 1994. Savings deposits, money market deposits and certificates of deposit over $100,000 experienced a reduction in deposits, whereas, only interest checking and certificates of deposit under $100,000 experienced an increase in deposits. Deposit growth in 1994 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.


                             Deposits and Rates Paid

                                                                        December 31,
                                --------------------------------------------------------------------------------------------
                                            1995                            1994                            1993
                                ---------------------------      --------------------------       --------------------------
                                    Amount          Rate            Amount         Rate             Amount          Rate
                                 -----------   ------------      ------------   -----------      ------------   ------------
                                                                   (Dollars in thousands)
Noninterest-bearing accounts...  $   236,630                     $    230,678                    $    207,613
                                 -----------                     ------------                    ------------
Interest-bearing accounts:
    Interest checking..........      249,731        2.44%             255,400       2.29%             244,200       2.73%
    Regular savings............      184,418        3.04%             210,831       2.79%             214,681       3.20%
    Money-market...............      145,802        3.27%             178,781       2.83%             191,991       2.69%
       Time deposits:
          Less than $100,000...      631,766        5.36%             524,271       4.31%             515,220       4.70%
          $100,000 and more....      135,130        5.61%              91,111       4.51%              91,582       4.27%
                                 -----------                     ------------                    ------------
Total interest-bearing.........    1,346,847        4.26%           1,260,394       3.44%           1,257,674       3.76%
                                 -----------                     ------------                    ------------
        Total..................  $ 1,583,477                     $  1,491,072                    $  1,465,287
                                 ===========                     ============                    ============

                     Maturities of CD's of $100,000 and More

                                         Within        Three to        Six to        One to          Over
                                          Three           Six          Twelve         Five           Five
                                         Months         Months         Months         Years          Years         Total
                                      ------------   ------------  -------------  ------------   ------------  -------------
                                                                      (Dollars in thousands)
At December 31, 1995................   $    39,325     $   12,270   $     21,038   $    62,497    $        --   $   135,130



Capital Resources

      The adequacy of F&M's capital is reviewed by management on an ongoing basis with reference to the size, composition and quality of F&M's asset and liability levels and consistent with regulatory requirements and industry standards. Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses.

      The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier I capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. F&M had a ratio of risk-weighted assets to total capital of 18.2% at December 31, 1995 and a ratio of risk-weighted assets to Tier I capital of 17.0%. Both of these exceed the capital requirements adopted by the federal bank regulatory agencies.

      The following Table reflects the cash dividends per share paid during each quarter of the periods indicated. The information in the table below may vary for certain periods from the dividends declared during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown have not been restated and adjusted to reflect (i) the acquisition on April 6, 1995 of Bank of the Potomac and on July 1, 1994 of both PNB Financial Corporation and Hallmark Bank and Trust Company, and (ii) a 2.5% stock dividend effective September 1, 1994.

                     Common Stock Performance and Dividends

                                                         Common Stock Price
                                       -------------------------------------------------------
                                                 1995                         1994                   Dividends Declared
                                                                                                 ---------------------------
                                          High            Low           High           Low           1995          1994
                                      ------------   ------------  -------------  ------------   ------------  -------------
First quarter.......................   $     17.12     $    15.75   $      16.50   $     15.75    $      0.15   $    0.145
Second quarter......................         17.37          15.50          16.25         15.50           0.15        0.145
Third quarter.......................         18.12          15.62          17.37         16.00           0.15        0.145
Fourth quarter......................         20.00          17.25          17.25         14.75           0.16        0.150

Years ended December 31.............   $     20.00     $    19.00   $      16.00   $     15.63    $      0.61   $    0.585



F&M National  Corporation  common stock is traded on the New York Stock Exchange
(NYSE) under the symbol FMN. On December 31, 1995 there were approximately 7,821 shareholders of record.

                               Analysis of Capital

                                                                       December 31,
                                                             --------------------------------
                                                               1995        1994        1993
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
Tier 1 Capital:
    Common stock..........................................  $   33,105  $   32,965  $   32,257
    Additional paid in capital............................      57,680      56,893      52,033
    Retained earnings.....................................      99,230      85,914      80,205
    Less: Goodwill........................................       5,279       5,551       5,984
                                                            ----------  ----------  ----------
    Total Tier 1 capital..................................     184,736     170,221     158,511

Tier 2 Capital:
    Allowance for loan losses.............................      13,607      12,975      12,581
    Allowable long term debt..............................          --          --          --
                                                            ----------  ----------  ----------
    Total Tier 2 capital..................................     13,;607      12,975      12,581
    Total risk-based capital..............................  $  198,343  $  183,196  $  171,092
                                                            ==========  ==========  ==========

Risk-weighted assets......................................  $1,088,525  $1,037,997  $1,006,446

CAPITAL RATIOS:
    Tier 1 risk-based capital ratio.......................       16.97%      16.40%      15.75%
    Total risk-based capital ratio........................       18.22%      17.65%      17.00%
    Tier 1 capital to average total assets................       10.46%       9.94%      10.41%



Liquidity

      Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities and loans classified as available for sale and loans and investment securities maturing within one year. As a result of F&M's management of liquid assets and the ability to generate liquidity through liability funding, management believes that F&M maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

      At December 31, 1995, approximately $756.0 million or 44.8% of total earning assets is due to mature or reprice within the next year.

      F&M also maintains additional sources of liquidity through a variety of borrowing arrangements. The Subsidiary Banks maintain federal fund lines with a number of larger regional and money-center banking institutions totaling in excess of $66.5 million, of which $4.9 million was borrowed at December 31, 1995. Federal funds borrowed by the Subsidiary Banks during 1995 averaged less than $500,000. At December 31, 1995, certain of the Subsidiary Banks had outstanding $10.2 million of borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months. Also, F&M has credit lines totaling $233.8 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.

      F&M engages in short-term borrowings at the parent company level, as well. At December 31, 1995, F&M had $18.5 million outstanding in short-term obligations issued to selected customers of the Subsidiary Banks pursuant to a master agreement. As a back-up source of funds, F&M has approved bank lines of credit totaling $9.0 million. At December 31, 1995, there were no outstanding balances under these lines, however, the lines are used irregularly and the average aggregate balance outstanding under the lines has not exceeded $1.0 million since they have been in place.

      In 1994, some of F&M's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as
(1) Loans secured by residential real property; (2) Mortgage-backed  securities;
(3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1995, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $3.2 million maturing through 2006.

Accounting Rule Changes

      Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," establishes standards for the impairment of long-lived assets, certain identifiable intangibles, and goodwill related to those assets to be held and used and for long-lived assets and certain identifiable intangibles to be disposed of. This Statement requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The Statement is effective for fiscal years beginning after December 15, 1995. The Statement is not expected to have a material impact on F&M.

      Statement of  Financial  Accounting  Standards  No. 122,  "Accounting  for
Mortgage Servicing Rights," amends FASB Statement No. 65, "Accounting for Certain Mortgage Banking Activities," to require that a mortgage banking enterprise recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. A mortgage banking enterprise that acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained should allocate the total cost of the mortgage loans to the mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values if it is practicable to estimate those fair values. If it is not practicable to estimate the fair value of the mortgage servicing rights and the mortgage loans (without the mortgage servicing rights), the entire cost of purchasing or originating the loans should be allocated to the mortgage loans (without the mortgage servicing rights) and no cost should be allocated to the mortgage servicing rights. The Statement is effective for transactions in fiscal years beginning after December 15, 1995. The Statement is not expected to have a material impact on F&M.

      Statement of  Financial  Accounting  Standards  No. 123,  "Accounting  for
Stock-Based Compensation," establishes financial accounting and reporting standards for stock-based employee compensation plans. Those plans include all arrangements by which employees receive shares of stock or other equity instruments of the employer or the employer incurs liabilities to employees in amounts based on the price of the employer's stock. Examples are stock purchase plans, stock options, restricted stock and stock appreciation rights.

      This Statement also applies to transactions in which an entity issues its equity instruments to acquire goods or services from nonemployees. Those transactions must be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

      This Statement defines a fair value based method of accounting for an employee stock option or similar equity instrument and encourages all entities to adopt that method of accounting for all of their employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by APB Opinion No. 25, "Accounting for Stock Issued to Employees." The fair value based method is preferable to the Opinion 25 method for purposes of justifying a change in accounting principle under APB Opinion 20, "Accounting Changes." Entities electing to remain with the accounting in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined in this Statement had been applied.

      Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. Under the intrinsic value based method, compensation cost is the excess, if any, of the quoted market price of the stock at grant date or other measurement date over the amount an employee must pay to acquire stock. Most fixed stock option plans--the most common type of stock compensation plan--have no intrinsic value at grant date, and under Opinion 25 no compensation cost is recognized for them. Compensation cost is recognized for other types of stock-based compensation plans under Opinion 25, including plans with variable, usually performance-based, features.

      The Statement is effective for fiscal years beginning after December 15, 1995. The disclosures must include the pro forma effects of other awards granted in fiscal years beginning after December 31, 1994. The Statement is not expected to have a material impact on F&M.


                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1995 and 1994

                                                                                                    December 31,
                                                                                         ----------------------------------

                                                                                              1995                1994
                                                                                         ---------------    ---------------
Assets
 Cash and due from banks (Notes 1, 14 and 18)........................................     $   81,626,102     $   80,282,933
 Interest-bearing deposits in other banks............................................            100,000            229,211
  Securities (fair value: 1995, $577,439,207; 1994, $502,354,294)
    (Notes 1 and 2)..................................................................        569,268,650        514,488,222
  Federal funds sold and securities purchased under
    agreements to resell.............................................................         64,408,000         42,035,000
  Loans (Notes 1, 3 and 5)...........................................................      1,060,247,289      1,015,149,024
    Unearned income..................................................................         (6,418,449)        (5,926,326)
                                                                                         ---------------    ---------------
              Loans (net of unearned income).........................................      1,053,828,840      1,009,222,698
    Allowance for loan losses (Note 4)...............................................        (15,015,909)       (15,462,719)
                                                                                         ---------------    ---------------
              Net loans..............................................................      1,038,812,931        993,759,979
  Bank premises and equipment, net (Notes 1 and 6)...................................         34,881,884         32,153,423
  Other assets.......................................................................         44,722,813         45,543,740
                                                                                         ---------------    ---------------
              Total assets...........................................................     $1,833,820,380     $1,708,492,508
                                                                                         ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
 Deposits:
    Noninterest bearing..............................................................     $  236,629,942     $  230,677,853
    Interest bearing.................................................................      1,346,846,609      1,260,393,847
                                                                                         ---------------    ---------------
              Total deposits (Note 7)................................................     $1,583,476,551     $1,491,071,700
  Federal funds purchased and securities sold under
    agreements to repurchase.........................................................         15,088,887         20,542,960
  Federal Home Loan Bank advances....................................................          4,737,275            875,294
  Other short-term borrowings (Notes 5 and 8)........................................         18,792,294         14,878,857
  Long-term debt (Note 9)............................................................          3,225,000          3,193,573
  Other liabilities..................................................................         15,017,878          8,941,151
  Commitments and contingent liabilities
    (Notes 14, 17 and 19)............................................................                 --                 --
                                                                                         ---------------    ---------------
              Total liabilities......................................................     $1,640,337,885     $1,539,503,535
                                                                                         ---------------    ---------------

Shareholders' Equity
 Preferred stock, no par value, authorized 5,000,000 shares,
    no shares outstanding............................................................     $           --     $           --
  Common stock, par value $2 per share, authorized 30,000,000 shares,
    issued 1995, 16,552,324 shares; issued 1994, 16,482,595 shares...................         33,104,648         32,965,190
  Capital surplus....................................................................         57,680,810         56,893,066
  Retained earnings..................................................................         99,229,815         85,913,709
  Unrealized gain  (loss) on securities available for sale, net......................          3,467,222         (6,782,992)
                                                                                         ---------------    ---------------
              Total shareholders' equity.............................................     $  193,482,495     $  168,988,973
                                                                                         ---------------    ---------------
              Total liabilities and shareholders' equity.............................     $1,833,820,380     $1,708,492,508
                                                                                         ===============    ===============

-----------------
See Notes to Consolidated Financial Statements.



                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
        For Each of the Three Years in the Period Ended December 31, 1995

                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Interest Income
 Interest and fees on loans.........................................  $    96,081,361    $    85,237,775    $    74,616,190
  Interest and dividends on investment securities:
    Taxable interest income.........................................       16,158,250         12,869,091         14,396,502
    Interest income exempt from federal income taxes................        1,876,600          2,225,641          3,128,504
    Dividends.......................................................               --                 --             65,971
  Interest and dividends on securities available for sale:
    Taxable interest income.........................................       14,424,029         15,885,912         12,630,661
    Dividends.......................................................          393,750            252,610                 --
  Interest income on federal funds sold and securities
    purchased under agreements to resell............................        4,301,567          3,104,812          2,590,830
  Interest on deposits in banks.....................................           26,006             37,744            105,215
                                                                      ---------------    ---------------    ---------------
                     Total interest income..........................  $   133,261,563    $   119,613,585    $   107,533,873
                                                                      ---------------    ---------------    ---------------
Interest Expense
 Interest on deposits (Note 7)......................................  $    55,801,690    $    45,287,084    $    42,927,164
  Interest on short-term borrowings.................................        1,252,526          1,053,264            688,082
  Interest on long-term debt........................................          242,631             90,634                 --
                                                                      ---------------    ---------------    ---------------
                     Total interest expense.........................  $    57,296,847    $    46,430,982    $    43,615,246
                                                                      ---------------    ---------------    ---------------
                     Net interest income............................  $    75,964,716    $    73,182,603    $    63,918,627

  Provision for loan losses (Notes 1 and 4).........................        1,080,748          2,534,666          2,856,875
                                                                      ---------------    ---------------    ---------------
                     Net interest income after provision
                        for loan losses.............................  $    74,883,968    $    70,647,937    $    61,061,752
                                                                      ---------------    ---------------    ---------------
Other Income
 Commissions and fees from fiduciary activities.....................  $     1,811,631    $     1,642,010    $     1,426,526
 Service charges on deposit accounts................................        6,010,565          5,676,383          5,211,748
 Credit card fees...................................................        2,679,530          2,247,432          1,844,084
 Fees for other customer services...................................        1,425,811          1,904,721          2,231,349
 Other operating income.............................................        3,926,438          4,093,803          2,349,815
 Profits on securities available for sale (Note 2)..................          366,133            728,239          1,616,791
 Investment securities gains, net (Note 2)..........................              236             19,895            163,987
                                                                      ---------------    ---------------    ---------------
                     Total other income.............................  $    16,220,344    $    16,312,483    $    14,844,300
                                                                      ---------------    ---------------    ---------------
Other Expenses
 Salaries and employees' benefits (Notes 11, 12 and 13).............  $    29,362,410    $    28,824,024    $    24,360,853
 Net occupancy expense of premises (Notes 6 and 14).................        3,981,914          3,959,251          3,575,578
 Furniture and equipment expenses (Notes 6 and 14)..................        4,253,214          4,056,908          3,648,999
 Deposit insurance..................................................        1,740,109          3,372,304          2,841,261
 Credit card expense................................................        1,625,438          1,731,838          1,266,780
 Other operating expenses...........................................       15,031,641         14,339,051         12,636,903
                                                                      ---------------    ---------------    ---------------
                     Total other expenses...........................  $    55,994,726    $    56,283,376    $    48,330,374
                                                                      ---------------    ---------------    ---------------
                     Income before income taxes.....................  $    35,109,586    $    30,677,044    $    27,575,678

Income tax expense (Notes 1 and 15).................................       11,677,437          9,976,168          8,844,179
                                                                      ---------------    ---------------    ---------------
                     Net income.....................................  $    23,432,149    $    20,700,876    $    18,731,499
                                                                      ===============    ===============    ===============
Earnings Per Share (Note 1)
 Per average share outstanding, net income..........................  $          1.42    $          1.25    $          1.16
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.


                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
           Consolidated Statements of Changes in Shareholders' Equity
        For Each of the Three Years in the Period Ended December 31, 1995

                                                                                             Unrealized Gain
                                                                                            (Loss) on Secur-
                                                 Common          Capital        Retained     ities Available
                                                  Stock          Surplus        Earnings      for Sale, Net       Total
                                             -------------   -------------   --------------   -------------   -------------
Balance--December 31, 1992.................. $  31,137,838   $  44,196,974   $   70,826,338   $          --   $146,161,150
  Net income--1993..........................            --              --       18,731,499              --     18,731,499
  Cash dividends declared ($0.58 per share).            --              --       (9,352,791)             --     (9,352,791)
  Issuance of common stock-- dividend
    reinvestment plan (73,592 shares).......       147,184         944,899               --              --      1,092,083
  Issuance of common stock-- exercise of
    employee stock options (17,464 shares)..        34,928         102,634               --              --        137,562
  Issuance of stock options under non-vari-
    able compensatory plan (10,000 shares)..            --          86,200               --              --         86,200
  Issuance of common stock to acquire
    investment (19,877 shares)..............        39,754         298,155               --              --        337,909
  Retirement of stock options (2,000 shares)            --          (8,000)              --              --         (8,000)
  Issuance of common stock in exchange
    for net assets in bank acquisition
    (432,989 shares)........................       865,978       6,229,642               --              --      7,095,620
 Issuance of common stock for employee
    stock discount plan (15,458 shares).....        30,916         182,598               --              --        213,514
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1993................. $  32,256,598   $  52,033,102   $   80,205,046   $          --   $164,494,746
  Net income-- 1994.........................            --              --       20,700,876              --     20,700,876
  Cash dividends declared
     ($0.54 per share)......................            --              --       (8,933,174)             --     (8,933,174)
  Issuance of common stock-- dividend
    reinvestment plan (118,288 shares)......       236,576       1,670,226               --              --      1,906,802
  Issuance of common stock-- exercise of
    employee stock options (5,563 shares)...        11,126          27,628               --              --         38,754
  Issuance of stock options under
    nonvariable compensatory plan
   (26,000 shares)..........................            --         211,120               --              --        211,120
  Acquisition of common stock
    (165,000 shares)........................      (330,000)     (2,485,487)              --              --     (2,815,487)
  Issuance of common stock - 2 1/2% stock
    dividend (378,690 shares)...............       757,380       5,243,898       (6,001,278)             --             --
  Cash paid in lieu of fractional shares....            --              --          (57,761)             --        (57,761)
  Issuance of common stock for employee
    stock discount plan (16,755 shares).....        33,510         192,579               --              --        226,089
  Change in unrealized gain (loss) on secur-
    ities available for sale, net of
    deferred income taxes of $3,658,562.....            --              --               --      (6,782,992)    (6,782,992)
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1994................. $  32,965,190   $  56,893,066   $   85,913,709   $  (6,782,992)  $168,988,973
  Net income-- 1995.........................            --              --       23,432,149              --     23,432,149
  Cash dividends declared
    ($0.61 per share).......................            --              --     (10,116,043)              --    (10,116,043)
  Issuance of common stock-- dividend
    reinvestment plan (149,443 shares)......       298,886       2,090,992               --              --      2,389,878
  Acquisition of common stock
    (177,767 shares)........................      (355,534)     (2,716,683)              --              --     (3,072,217)
  Issuance of common stock-- employee
    stock ownership plan (37,393 shares)....        74,786         525,219               --              --        600,005
  Issuance of common stock-- exercise of
    employee stock options (13,323 shares)..        26,646         100,657               --              --        127,303
  Issuance of stock options under non-vari-
    able compensatory plan (26,000 shares)..            --         206,440               --              --        206,440
  Issuance of common stock to acquire
    investment (11,980 shares)..............        23,960         176,040               --              --        200,000
  Issuance of common stock for employee
    stock discount plan (35,357 shares).....        70,714         405,079               --              --        475,793
  Change in unrealized gain (loss) on
    securities available for sale, net of
    deferred income taxes of $5,623,601.....            --              --               --      10,250,214     10,250,214
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1995................. $  33,104,648   $  57,680,810   $   99,229,815   $   3,467,222   $193,482,495
                                             =============   =============   ==============   =============   =============

See Notes to Consolidated Financial Statements.


                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
        For Each of the Three Years in the Period Ended December 31, 1995

                                                                                           December 31,
                                                                      -----------------------------------------------------

                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
 Net income.........................................................  $    23,432,149    $    20,700,876    $    18,731,499
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        3,766,905          3,815,564          3,011,680
      Provision for loan losses.....................................        1,080,748          2,534,666          2,856,875
      Deferred income taxes (credits)...............................             (996)         1,270,662           (764,501)
      Profits on securities available for sale......................         (366,133)          (728,239)        (1,616,791)
      Investment securities gains, net..............................             (236)           (19,895)          (163,987)
      Gain on sale of other real estate.............................         (304,552)           (49,447)                --
      Net amortization and accretion of securities..................          386,927            776,726            662,310
      (Increase) decrease in other assets...........................       (2,893,543)         1,058,988            794,991
      Increase (decrease) in other liabilities......................        5,785,057         (4,308,427)         1,547,211
                                                                      ---------------    ---------------    ---------------
                    Net cash provided by operating activities.......  $    30,886,326    $    25,051,474    $    25,059,287
                                                                      ---------------    ---------------    ---------------
Cash Flows From Investing Activities
  Decrease in interest-bearing deposits in other banks..............  $       129,211    $     2,013,704    $       268,954
  Proceeds from sales and calls of securities available for sale....       27,482,815         48,911,189         29,504,330
  Proceeds from maturities of securities available for sale.........       31,368,930         29,902,250         16,742,000
  Proceeds from principal repayments and calls of investment
    securities......................................................       20,736,543         14,165,988                 --
  Proceeds from maturities of investment securities.................       54,845,000         63,247,000         77,358,803
  Proceeds from sales and calls of investment securities............               --                 --         33,501,638
  Purchase of securities available for sale.........................      (96,131,240)       (50,710,889)       (77,713,536)
  Purchase of investment securities.................................      (77,367,860)      (127,618,796)      (120,906,843)
  (Increase) decrease in federal funds sold and securities
    purchased under agreements to resell............................      (22,373,000)        37,441,000         15,263,000
  Net (increase) in loans...........................................      (52,715,582)       (56,354,423)       (64,791,243)
  Purchases of bank premises and equipment..........................       (6,052,856)        (3,870,767)        (3,602,449)
  Proceeds from sale of other real estate...........................        5,080,870          3,138,593          2,432,112
  Cash acquired in acquisition......................................               --                 --          6,622,857
                                                                      ---------------    ---------------    ---------------
                    Net cash (used in) investing activities.........  $  (114,997,169)   $   (39,735,151)   $   (85,320,377)
                                                                      ---------------    ---------------    ---------------
Cash Flows From Financing Activities
 Net increase (decrease) in noninterest-bearing and interest-bearing
    demand deposits and savings accounts............................  $   (59,109,483)   $    17,205,819    $    76,631,802
 Net increase (decrease) in certificates of deposit.................      151,514,334          8,578,583         (9,027,871)
 Dividends paid.....................................................       (9,824,373)        (8,457,479)        (7,476,664)
 Increase (decrease) in federal funds purchased and securities sold.
   under agreements to repurchase...................................       (5,454,073)         6,271,481           (153,867)
 Increase in other short-term borrowings............................        3,913,437          1,265,430          1,470,576
 Net proceeds from issuance and sale of common stock................        3,592,979          2,171,645          1,443,159
 Acquisition of common stock........................................       (3,072,217)        (2,815,487)                --
 Increase in Federal Home Loan bank advances........................        3,861,981            875,294                 --
 Proceeds from long-term debt.......................................        1,000,000          3,279,743                 --
 Principal payments on long-term debt...............................         (968,573)           (86,170)                --
 Cash paid in lieu of fractional shares on 2 1/2% stock dividend....               --            (57,761)                --
                                                                      ---------------    ---------------    ---------------
                     Net cash provided by financing activities......  $    85,454,012    $    28,231,098    $    62,887,135
                                                                      ---------------    ---------------    ---------------
                     Increase in cash and cash equivalents..........  $     1,343,169    $    13,547,421    $     2,626,045

Cash and Cash Equivalents
 Beginning..........................................................       80,282,933         66,735,512         64,109,467
                                                                      ---------------    ---------------    ---------------
  Ending............................................................  $    81,626,102    $    80,282,933    $    66,735,512
                                                                      ===============    ===============    ===============

Supplemental Disclosures of Cash Flow Information
 Cash payments for:
    Interest paid to depositors.....................................  $    54,177,118    $    44,828,822    $    42,352,302
    Interest paid on short-term borrowings..........................        1,268,178          1,052,160            681,834
    Interest paid on long-term borrowings...........................          242,631             90,635                 --
                                                                      ---------------    ---------------    ---------------
                                                                      $    55,687,927    $    45,971,617    $    43,034,136
                                                                      ===============    ===============    ===============

    Income taxes....................................................  $     9,547,581    $    10,169,899    $     9,383,056
                                                                      ===============    ===============    ===============

Supplemental Schedule of Noncash Investing and Financing Activities
  Issuance of stock options under nonvariable compensatory plan.....  $       206,440    $       211,120    $        86,200
                                                                      ===============    ===============    ===============

  Retirement of stock options under nonvariable compensatory plan...  $            --    $            --    $         8,000
                                                                      ===============    ===============    ===============

  Issuance of common stock in exchange for net assets in bank
   acquisition......................................................  $            --    $            --    $     7,095,620
                                                                      ===============    ===============    ===============

  Issuance of common stock to acquire investment....................  $       200,000    $            --    $       337,909
                                                                      ===============    ===============    ===============

  Loan balances transferred to foreclosed properties................  $     6,581,882    $     5,429,240    $     2,335,356
                                                                      ===============    ===============    ===============

  Common stock issued for 2 1/2% stock dividend.....................  $            --    $     6,001,278    $            --
                                                                      ===============    ===============    ===============

  Unrealized gain (loss) on securities available for sale...........  $    15,873,815    $   (10,441,551)   $            --
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.


                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  Years Ended December 31, 1995, 1994 and 1993

Note 1 -- Nature of Banking Activities and Significant Accounting Policies

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

      b. Securities  Available for Sale

      Securities classified as available for sale are those debt securities that the Corporation intends to hold for an indefinite period of time, but not necessarily to maturity. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of the Corporation's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in shareholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

      c. Trading Securities Trading

      securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1995 and 1994. Prior to 1994, the Corporation's accounting policy for securities was as follows:

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

      On January 1, 1995, the Corporation adopted FASB No. 114, "Accounting by Creditors for Impairment of a Loan." This statement has been amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

      Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Any unpaid interest previously accrued on those loans is reversed from income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

Allowance for Loan Losses

      The allowance for loan losses is maintained at a level which, in management's judgment is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

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

Income Taxes

      Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences, operating loss carryforwards and tax credit carryforwards. Deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Pension Plan

      The Corporation has a trusteed, noncontributory defined contribution pension plan covering substantially all full-time employees.

Earnings and Dividends Paid Per Share

      Earnings and dividends paid per share of Common Stock are based on the weighted average number of shares outstanding during each year after giving retroactive effect to the equivalent shares exchanged in acquisition of Bank of Potomac in 1995, in acquisition of PNB Financial Corporation and Hallmark Bank & Trust Company in 1994, the 2 1/2% stock dividend in 1994, and in acquisition of First National Bankshares, Inc. in 1993.

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

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Note 2 -- Securities

      The amortized cost and fair values of securities being held to maturity as of December 31, 1995 and 1994 are as follows:


                                                                              December 31, 1995
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   259,281,218    $     7,764,096    $      (442,035)   $   266,603,279
Obligations of states and political
  subdivisions....................................      32,598,686            854,416            (92,075)        33,361,027
Corporate securities..............................         985,200             86,155                 --          1,071,355
                                                   ---------------    ---------------    ---------------    ---------------
                                                   $   292,865,104    $     8,704,667    $      (534,110)   $   301,035,661
                                                   ===============    ===============    ===============    ===============


Caption>
                                                                              December 31, 1994
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    --------------     ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   252,365,986    $       232,684    $  (11,874,322)    $   240,724,348
Obligations of states and political
  subdivisions....................................      39,616,717            584,956        (1,034,819)         39,166,854
Corporate securities..............................       1,671,750              9,000           (51,427)          1,629,323
                                                   ---------------    ---------------    --------------     ---------------
                                                   $   293,654,453    $       826,640    $  (12,960,568)    $   281,520,525
                                                   ===============    ===============    ==============     ===============


      The amortized cost and fair value of securities being held to maturity as of December 31, 1995, by contractual maturity are shown below. Maturities may differ from contractual maturities because the corporate securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                                                  Amortized             Fair
                                                                                    Cost                Value
                                                                               ---------------    ---------------
Due in one year or less..................................................      $    76,309,029    $    76,602,349
Due after one year through five years....................................          134,534,033        136,531,083
Due after five years through ten years...................................           57,896,216         60,553,164
Due after ten years......................................................           23,140,626         26,277,710
Corporate securities.....................................................              985,200          1,071,355
                                                                               ---------------    ---------------
                                                                               $   292,865,104    $   301,035,661
                                                                               ===============    ===============

      The amortized cost and fair value of securities available for sale as of December 31, 1995 and 1994, are as follows:


                                                                              December 31, 1995
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    --------------     ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   257,649,832    $     5,533,316    $     (907,092)    $   262,276,056
Corporate securities..............................       7,026,408            514,373            (1,804)          7,538,977
Mortgage-backed securities........................         736,222             39,976              (514)            775,684
Other.............................................       5,558,820            254,009                --           5,812,829
                                                   ---------------    ---------------    --------------     ---------------
                                                   $   270,971,282    $     6,341,674    $     (909,410)    $   276,403,546
                                                   ===============    ===============    ==============     ===============


                                                                              December 31, 1994
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   216,857,754    $       369,534    $  (10,899,154)    $   206,328,134
Corporate securities..............................       8,962,542             21,772           (90,500)          8,893,814
Mortgage-backed securities........................         887,955                 --           (13,881)            874,074
Other.............................................       4,567,069            170,678                --           4,737,747
                                                   ---------------    ---------------    --------------     ---------------
                                                   $   231,275,320    $       561,984    $  (11,003,535)    $   220,833,769
                                                   ===============    ===============    ==============     ===============


      The amortized cost and fair value of securities available for sale, as of December 31, 1995 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                                                  Amortized             Fair
                                                                                    Cost                Value
                                                                               ---------------    ---------------
Due in one year or less.....................................................   $    29,896,031    $    30,111,582
Due after one year through five years.......................................       167,246,448        170,024,611
Due after five years through ten years......................................        45,690,285         46,856,013
Due after ten years.........................................................        14,817,068         15,283,850
Corporate securities........................................................         7,026,408          7,538,977
Mortgage-backed securities..................................................           736,222            775,684
Other.......................................................................         5,558,820          5,812,829
                                                                               ---------------    ---------------
                                                                               $   270,971,282    $   276,403,546
                                                                               ===============    ===============


      Proceeds from principal repayments and calls of securities held to maturity during 1995 and 1994 were $20,736,543 and $14,165,988. Gross gains of $26,862 and $27,452 and gross losses of $26,626 and $7,557 were realized on those principal repayments and calls during 1995 and 1994, respectively. There were no sales of securities held to maturity during 1995 and 1994.

      Proceeds from sales and calls of securities available for sale during 1995 and 1994 were $27,482,815 and $48,911,189. Gross gains of $371,182 and $960,137 and gross losses of $5,049 and $231,898 were realized on those sales and calls during 1995 and 1994, respectively.

      Proceeds from sales and calls of securities during 1993 were $63,005,968. Gross gains of $1,808,394 and gross losses of $27,616 were realized on those sales.

      As allowed by the Question and Answer Guide to FASB No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued in November of 1995, debt securities with an amortized cost of $2,451,366 were transferred from held-to-maturity to available-for-sale in December 1995. The securities had an unrealized loss of approximately $93,153. There were no securities transferred between classifications during 1994.

      The book value of securities pledged to secure deposits and for other purposes amounts to $94,357,378 and $72,649,913 at December 31, 1995 and 1994,
respectively.

Note 3 --Loans

      Major classifications of loans are as follows:

                                                                                        December 31,
                                                                           ------------------------------------

                                                                                  1995                1994
                                                                             ---------------    ---------------
Commercial, financial and agricultural...................................    $   135,208,000    $   136,989,000
Real estate-- construction...............................................         40,723,000         33,388,000
Real estate-- mortgage...................................................        738,953,000        694,841,000
Consumer loans to individuals............................................        145,363,289        149,931,024
                                                                             ---------------    ---------------

                                                                             $ 1,060,247,289    $ 1,015,149,024
                                                                             ===============    ===============

Note 4 --Allowance for Loan Losses

      Changes in the allowance for loan losses are as follows:


                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Balance at beginning of year........................................  $    15,462,719    $    14,039,859    $    11,308,736
Provision charged to operating expense..............................        1,080,748          2,534,666          2,856,875
Recoveries added to the reserve.....................................          861,116            817,390          1,080,156
Increase from acquisition...........................................               --                 --          1,443,169
Loan losses charged to the reserve..................................       (2,388,674)       (1,929,196)         (2,649,077)
                                                                      ---------------    ---------------    ---------------

Balance at end of year..............................................  $    15,015,909    $    15,462,719    $    14,039,859
                                                                      ===============    ===============    ===============


      Information about impaired loans as of and for the year ended December 31, 1995 is as follows:



Impaired loans for which an allowance has been provided.....  $     7,676,449
Impaired loans for which no allowance has been provided.....        3,029,014
                                                              ---------------

Total impaired loans........................................  $    10,705,463
                                                              ===============
Allowance provided for impaired loans, included in
  the allowance for loan losses.............................  $     1,400,961
                                                              ===============

Average balance in impaired loans...........................  $    10,828,971
                                                              ===============

Interest income recognized..................................  $       209,087
                                                              ===============


Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $1,649,688 and $18,627,000. If interest on these loans had been accrued, such income would have approximated $128,816 and $1,356,053, respectively.

Note 5 -- Related Party Transactions

      The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1995 and 1994, these loans totaled $45,959,874 and $44,998,082, respectively. During 1995, total principal additions were $5,259,658 and total principal payments were $4,297,866.

      The Corporation was indebted to related parties for short-term borrowings totaling $6,515,000 and $4,026,000 at December 31, 1995 and 1994, respectively.

      The Corporation paid $2,400 in 1995 to the law firm of a director who serves as legal counsel for a bank subsidiary.

Note 6 --Bank  Premises  and  Equipment, Net

      Premises and equipment are summarized as follows:


                                                                         December 31,
                                                            ------------------------------------

                                                                   1995                1994
                                                              ---------------    ---------------
Premises..................................................    $    35,694,001    $    34,958,654
Leasehold improvements....................................          1,498,946          1,158,583
Furniture and equipment...................................         21,396,524         18,110,250
Construction in progress..................................          1,697,011          1,132,883
                                                              ---------------    ---------------

                                                              $    60,286,482    $    55,360,370
Less accumulated depreciation and amortization............        (25,404,598)       (23,206,947)
                                                              ---------------    ---------------
                                                              $    34,881,884    $    32,153,423
                                                              ===============    ===============


      Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1995, 1994 and 1993, were $3,324,395, $3,406,387 and $2,849,241, respectively.

Note 7 -- Deposits

      Deposits outstanding at December 31, 1995, 1994 and 1993, and the related interest expense for the periods then ended are summarized as follows:


                                                        December 31, 1995                        December 31, 1994
                                              ------------------------------------     ------------------------------------
                                                    Amount             Expense               Amount              Expense
                                               ----------------   ----------------       ---------------    ---------------
Noninterest bearing..........................  $    236,629,942   $             --        $  230,677,853     $           --
                                               ----------------   ----------------       ---------------    ---------------
Interest bearing:
  Interest checking..........................  $    249,730,679   $      5,922,093        $  255,400,188     $    6,055,642
  Money market accounts......................       145,801,585          4,756,607           178,780,922          5,521,296
  Regular savings............................       184,418,437          6,191,079           210,831,163          6,778,585
  Certificates of deposit:
    Less than $100,000.......................       631,766,052         32,263,058           524,270,459         22,619,731
    $100,000 and more........................       135,129,856          6,668,853            91,111,115          4,311,830
                                               ----------------   ----------------       ---------------    ---------------
      Total interest bearing.................  $  1,346,846,609   $     55,801,690        $1,260,393,847     $   45,287,084
                                               ----------------   ----------------       ---------------    ---------------
      Total deposits.........................  $  1,583,476,551   $     55,801,690        $1,491,071,700     $   45,287,084
                                               ================   ================       ===============    ===============



                                                        December 31, 1993
                                               -----------------------------------
                                                    Amount             Expense
                                               ----------------   ----------------
Noninterest bearing..........................  $    207,612,849   $             --
                                               ----------------   ----------------
Interest bearing:
  Interest checking..........................  $    244,199,787   $      5,359,548
  Money market accounts......................       191,990,777          5,037,999
  Regular savings............................       214,680,894          5,699,203
  Certificates of deposit:
    Less than $100,000.......................       515,220,658         22,923,820
    $100,000 and more........................        91,582,333          3,906,594
                                               ----------------   ----------------
      Total interest bearing.................  $  1,257,674,449   $     42,927,164
                                               ----------------   ----------------
      Total deposits.........................  $  1,465,287,298   $     42,927,164
                                               ================   ================


Note 8 -- Short-Term Borrowings

      The Corporation had unused lines of credit totaling $9,000,000 with nonaffiliated banks at December 31, 1995. In addition, the Corporation has unused lines of credit totaling $225,883,775 with the Federal Home Loan Bank.

Note 9 -- Long-Term Debt

      In 1994, some of the Corporation's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. Borrowings from the Federal Home Loan Bank system for RHFA investments totaled $3,225,000 at December 31, 1995, maturing through 2006. The interest rate on the notes payable range from 7.32% to 8.19% at December 31, 1995. Principal payments on the notes are due as follows:

     1996                                        $      350,000
     1997                                               350,000
     1998                                               350,000
     1999                                               350,000
     2000                                               350,000
     Later years                                      1,475,000
                                                 --------------
                                                 $    3,225,000
                                                 ==============


Note 10 -- Business Combinations

      On April 6, 1995, F&M completed its acquisition of Bank of the Potomac, Inc. (Potomac). Potomac was a state-chartered commercial bank. F&M issued 872,187 shares of common stock based on an exchange ratio of 2.5168 shares of F&M common shares for each share of Potomac common stock. The transaction was accounted for using the pooling-of-interests method of accounting. Accordingly, the financial statements of F&M have been restated for all reported periods to reflect the acquisition. Total assets and the results of operations of the separate entities prior to the combination are summarized as follows:


                                                         March 31,
                                                           1995            December 31,
                                                        (Unaudited)            1994
                                                      --------------     --------------
Total assets:
  F&M National Corporation........................     $1,670,856,870    $1,650,903,642
 Bank of Potomac..................................         54,330,572        57,588,866
                                                       --------------    --------------
                                                       $1,725,187,442    $1,708,492,508
                                                       ==============    ==============


                                      March 31,            Years Ended December 31,
                                        1995           --------------------------------
                                     (Unaudited)            1994               1993
                                   ---------------     --------------    --------------
Net interest income:
  F&M National Corporation.......  $    18,538,407     $   70,792,933    $   61,583,480
  Bank of Potomac................          649,325          2,389,670         2,335,147
                                   ---------------     --------------    --------------
                                   $    19,187,732     $   73,182,603    $   63,918,627
                                   ===============     ==============    ==============
Net income:
  F&M National Corporation.......  $     5,781,787     $   20,233,231    $   18,269,804
  Bank of Potomac................          187,416            467,645           461,695
                                   ---------------     --------------    --------------
                                   $     5,969,203     $   20,700,876    $   18,731,499
                                   ===============     ==============    ==============


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

Note 11 -- Stock Options

      The Corporation sponsors a stock option plan, which provides for the granting of both incentive and nonqualified stock options to executive officers and key employees of the Company and its Subsidiaries. The option price of incentive options will not be less than the fair market value of the stock at the time an option is granted. Nonqualified options may be granted at a price established by the Board of Directors including prices less than the fair market value on the date of grant. There were no incentive stock options outstanding during 1995, 1994 and 1993. The plan expense for 1995, 1994, and 1993 was $102,806, $125,422, and $100,910, respectively.

Stock  Option Plan  Summary (adjusted for 1994 2 1/2% stock dividend)


                                                                           1995                1994               1993
                                                                          -------            -------            -------
Options outstanding beginning of year...............................       92,363             71,276             78,490
Options granted.....................................................       26,000             26,650             10,250
Options exercised (none expired)....................................       13,323              5,563             17,464
                                                                          -------            -------            -------
Options outstanding and exercisable.................................      105,040             92,363             71,276
Options available for grant.........................................      193,350            219,350            246,000



At December 31, 1995, options outstanding ranged in price from $4.88 to $8.42 per share.

Note 12 -- Employee Benefit Plans

      F&M National Corporation and its affiliates have a defined contribution retirement plan covering substantially all full-time employees and provides that employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. The plan was amended in 1989 to add a 401(k) or deferred feature. Under the plan, a participant may contribute to the plan an amount up to 10% of his covered compensation for the year, subject to certain limitations. For each year in which the employee makes a contribution to the plan, the Corporation will make a matching contribution. The Corporation may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of the matching contribution and discretionary contribution, if any, is determined on an annual basis by the Board of Directors.

      The total plan expense for 1995,  1994 and 1993,  was $181,850,  $115,300, and $732,350,  respectively.

      In 1994, the Corporation adopted an Employee Stock Ownership Plan (ESOP) covering substantially all full-time employees and providing that employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. The Corporation may make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net
profits.   The  total  contribution  may  be contributed in cash or corporate common stock. The amount of the discretionary contribution, if any, is determined on an annual basis by the Board of Directors.

      The total plan expense for 1995 and 1994 was $917,600, and $699,800, respectively.

      In 1993, the Corporation adopted an Employee Stock Discount Plan. The Plan offers eligible employees of the Corporation the opportunity to purchase common stock through payroll deduction. The price of the shares purchased is the lesser of 85% of the market price of the shares as determined under the plan at January 1 of the calendar year of purchase or 85% of the market price of the shares as determined under the plan at December 31 of the calendar year of purchase. Employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. A regular employee is one who is customarily employed for more than 20 hours per week and more than five months per year. All officers and directors who are eligible employees may participate. 35,357 shares were issued during 1995 at a discount of $84,192. 16,755 shares were issued during 1994 at a discount of $39,897. 15,458 shares were issued during 1993 at a discount of $37,679. The number of shares available to be issued in future years totals 188,293.

Note  13  --  Executive  Incentive   Compensation  Plan  and  Deferred
Compensation Plan

      The Executive Incentive Compensation Plan of F&M National Corporation was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $844,772 in 1995, $644,768 in 1994, and $542,457 in 1993.

      In addition, deferred compensation plans have been adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1995, 1994, and 1993, based on the present value of the retirement benefits, amounted to approximately $517,981, $240,315 and $331,753, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.

Note 14 -- Lease Commitments and Contingent Liabilities

      The  Corporation  and  Subsidiaries  were  obligated  under  a  number  of noncancelable leases mainly for various banking premises and equipment. Facilities leases, including renewal options, expire through 2008. Total rental expense for operating leases for 1995, 1994 and 1993, was $1,158,160, $1,194,774 and $1,192,141, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1995, were as follows:

                         Year                       Operating Leases
           --------------------------------      --------------------

           1996............................        $         736,035
           1997............................                  678,282
           1998............................                  667,597
           1999............................                  542,449
           2000............................                  442,412
           Later years.....................                  699,486
                                                   -----------------
           Total minimum payments..........        $       3,766,261
                                                   =================



      In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

      As members of The Federal Reserve System, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1995 and 1994, the aggregate amounts of daily average required balances were approximately $18,491,000 and $10,400,000, respectively.

Note 15 -- Income Taxes

      Effective January 1, 1993, the Corporation adopted FASB No. 109, "Accounting for Income Taxes." The adoption of this statement changes the Corporation's method of accounting for income taxes from the deferred method to a liability method. Under the deferred method, the Corporation deferred the past tax effects of timing differences between financial reporting and taxable income. As explained in Note 1, the liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the reported amounts of assets and liabilities and their tax bases. The cumulative effect of the change in accounting principle is immaterial in determining net income for the year ended December 31, 1993.

      Net deferred tax assets consist of the following components as of December 31, 1995 and 1994:


                                                                           1995                  1994
                                                                    -----------------   ------------------
Deferred tax assets:
  Provision for loan losses......................................   $       4,980,713   $        5,027,276
  Salary continuation plan.......................................             901,926              733,871
  Nonaccrual interest............................................             281,960              304,169
  Insurance commissions..........................................              85,412              113,370
  Securities available for sale..................................                  --            3,658,562
  Other..........................................................             327,931              315,920
                                                                    -----------------   ------------------
                                                                    $       6,577,942   $       10,153,168
                                                                    -----------------   ------------------


Deferred tax liabilities:
  Depreciation...................................................   $         788,926   $          737,590
  Bond discount accretion........................................              25,931               57,662
  Excess tax basis - acquisition.................................             486,323              421,956
  Securities available for sale..................................           1,965,040                   --
  Other..........................................................              23,843               25,475
                                                                    -----------------   ------------------
                                                                    $       3,290,063   $        1,242,683
                                                                    -----------------   ------------------
                                                                    $       3,287,879   $        8,910,485
                                                                    =================   ==================

      The provision for income taxes charged to operations for the years ended December 31, 1995, 1994 and 1993 consist of the following:


                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Current tax expense.................................................  $    11,678,433    $     8,705,506    $     9,689,680
Deferred tax (benefit)..............................................             (996)         1,270,662           (845,501)
                                                                      ---------------    ---------------    ---------------

                                                                      $    11,677,437    $     9,976,168    $     8,844,179
                                                                      ===============    ===============    ===============


      The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1995, 1994 and 1993 due to the following:


                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Computed "expected" tax expense.....................................        35.0%             35.0%               35.0%
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest...............................................        (2.3)             (3.1)               (3.8)
  Nondeductible merger expenses.....................................          .2                .5                  .6
  Other, net........................................................          .4                .1                  .3
                                                                      ---------------    ---------------    ---------------

                                                                            33.3%             32.5%               32.1%
                                                                      ===============    ===============    ===============


Note 16 -- Restrictions on Transfers to Parent

      Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1995, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $35,405,811 or 18.3% of the consolidated net assets.

Note  17 -- Financial Instruments With Off-Balance-Sheet Risk

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

      A summary of the contract or notional amount of the Corporation and Subsidiaries' exposure to off-balance-sheet risk as of December 31, 1995 and 1994, is as follows:


                                                                                              1995                1994
                                                                                         ---------------    ---------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.......................................................    $   270,275,196    $   221,489,016
  Standby letters of credit and financial guarantees written.........................    $    12,436,159    $    10,219,138



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

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation and Subsidiaries hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1995, varies from 0 percent to 100 percent; the average amount collateralized is 53 percent.

Note 18 -- Credit Risk

      As of December 31, 1995, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $299,096,000 which were in excess of 10 percent of the total loan portfolio. The Corporation does not engage in any foreign lending activities.

      As of December 31, 1995, the Corporation had $17,243,628 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

Note 19 -- Disclosures About Fair Value of Financial Instruments

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

Off-Balance Sheet Financial Instruments

      The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

      The fair value of stand-by letters of credit is based on fees currrently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

      The carrying amount is a reasonable estimate of the fair value of securities loaned.

      At December 31, 1995 and 1994, the carrying amounts and fair values of loan commitments, stand-by letters of credit, and securities loaned were immaterial.

      The estimated fair values of the Corporation's financial instruments are as follows:


                                                                 1995                                   1994
                                                  -----------------------------------  ------------------------------------
                                                      Carrying             Fair             Carrying              Fair
                                                       Amount              Value             Amount               Value
                                                  ----------------  -----------------    ---------------    ---------------
                                                                           (Dollars in thousands)
Financial assets:
  Cash and short-term investments..............   $        146,134   $        146,134   $        122,547    $       122,547
  Investments securities.......................            292,865            301,036            293,654            281,521
  Securities available for sale................            276,404            276,404            220,834            220,834
  Loans........................................          1,053,829          1,062,259          1,009,223            987,281
  Less: allowance for loan losses..............            (15,016)                --            (15,463)                --
                                                  ----------------  -----------------   ----------------    ---------------
        Total financial assets.................   $      1,754,216   $      1,785,833   $      1,630,795    $     1,612,183
                                                  ================  =================   ================    ===============

Financial liabilities:
  Deposits.....................................   $      1,583,477   $      1,583,511   $      1,491,072    $     1,486,459
  Federal funds purchased and securities sold
    under agreement to repurchase..............             15,089             15,089             20,543             20,543
  Other short-term borrowings..................             18,792             18,792             14,879             14,879
  Federal home loan bank advances..............              4,737              4,737                875                875
  Long-term debt...............................              3,225              2,930              3,194              3,194
                                                  ----------------  -----------------   ----------------    ---------------
        Total financial liabilities............   $      1,625,320   $      1,625,059   $      1,530,563    $     1,525,950
                                                  ================  =================   ================    ===============


Note 20 -- Derivative Financial Instruments

      In October, 1994, FASB No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. The statement is effective for financial statements issued for fiscal years ending after December 15, 1994. It requires various disclosures for derivative financial instruments which are futures, forward, swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this statement.

Note 21 -- Proposed Merger

      FB&T Financial Corporation (FB&T) and the Corporation have entered into a Definitive Agreement and Plan of Reorganization, dated November 22, 1995, and a related Plan of Share Exchange (collectively, the Merger Agreement). The transaction is subject to the approval of regulatory authorities and shareholders of FB&T. The proposed merger will entitle the shareholders of FB&T to receive, in a tax-free exchange, shares of F&M common stock with an aggregate market value equal to $35.00, with cash being paid in lieu of issuing fractional shares. The market value of F&M common stock will be its average closing price as reported on the New York Stock Exchange for each of the ten trading days immediately preceding the closing date. As of December 31, 1995, FB&T's total assets were $243,069,000, total loans were $149,062,000, total deposits were $191,514,000 and total shareholders' equity was $16,934,000.

Note 22 -- Condensed Financial Information -- Parent Company Only

                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 BALANCE SHEETS
                           December 31, 1995 and 1994

                                                                                                    December 31,
                                                                                       ------------------------------------
                                                                                              1995                1994
                                                                                         ---------------    ---------------

Assets
  Cash on deposit with subsidiary banks..............................................    $       174,705    $        62,427
  Investment in subsidiaries, at cost, plus equity in undistributed net income.......        180,525,423        158,358,982
  Securities available for sale, at lower of cost or market..........................          8,876,336          6,128,599
  Other short-term investments.......................................................         22,415,000         15,036,000
  Bank premises and equipment, net...................................................          1,408,160          3,988,661
  Intangible, goodwill, at amortized cost............................................            668,516            757,246
  Other assets.......................................................................          3,256,584          3,209,946
                                                                                         ---------------    ---------------
                 Total assets........................................................    $   217,324,724    $   187,541,861
                                                                                         ===============    ===============
Liabilities and Shareholders' Equity

Liabilities
  Short-term borrowings..............................................................    $    18,462,000    $    14,671,000
  Dividends payable..................................................................          2,643,492          2,351,822
  Other liabilities..................................................................          2,736,737          1,530,066
                                                                                         ---------------    ---------------
                Total liabilities....................................................    $    23,842,229    $    18,552,888
                                                                                         ---------------    ---------------

Shareholders' Equity
  Preferred stock....................................................................    $            --    $            --
  Common stock.......................................................................         33,104,648         32,965,190
  Capital surplus....................................................................         57,680,810         56,893,066
  Retained earnings, which are substantially undistributed earnings
    of subsidiaries..................................................................         99,229,815         85,913,709
  Unrealized gain (loss) on securities available for sale, net.......................          3,467,222         (6,782,992)
                                                                                         ---------------    ---------------
                Total shareholders' equity...........................................    $   193,482,495    $   168,988,973
                                                                                         ---------------    ---------------

                Total liabilities and shareholders' equity...........................    $   217,324,724    $   187,541,861
                                                                                         ===============    ===============



                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)
                              STATEMENTS OF INCOME
       For Each of the Three Years in the Period Ended December 31, 1995


                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------

Revenue
  Dividends from subsidiaries.......................................  $    10,980,591    $     8,658,100    $     6,842,800
  Interest on other short-term investments..........................          769,557            644,529            392,493
  Interest and dividends on securities available for sale...........          342,713            317,948            303,810
  Management fees from subsidiaries.................................        2,115,916          1,166,400            759,500
  Rental income from subsidiaries...................................          402,550            426,300            426,100
  Other revenue.....................................................            4,523             16,050              9,713
                                                                      ---------------    ---------------    ---------------
                 Total revenue......................................  $    14,615,850    $    11,229,327    $     8,734,416
                                                                      ---------------    ---------------    ---------------
Expenses
  Salaries and employee benefits....................................  $     1,817,236    $       990,377    $       528,536
  Directors` fees...................................................          188,408            204,050            228,867
  Taxes (other than income).........................................           41,124             42,577             45,245
  Bank building rental expense......................................               --                 --             36,454
  Interest..........................................................          367,097            346,421            306,157
  Amortization of goodwill..........................................           59,877             59,877             65,843
  Depreciation......................................................          100,881             96,780             97,083
  Merger expenses...................................................          269,958            461,195            288,568
  Other expenses....................................................          491,206            715,747            257,331
                                                                      ---------------    ---------------    ---------------
                 Total expenses.....................................  $     3,335,787    $     2,917,024    $     1,854,084
                                                                      ---------------    ---------------    ---------------

                Income before income taxes and equity
                    in undistributed net income of subsidiaries.....  $    11,280,063    $     8,312,303    $     6,880,332

Income Tax Expense..................................................          309,292             84,854            147,963
                                                                      ---------------    ---------------    ---------------

                Income before equity in undistributed
                    net income of subsidiaries......................  $    10,970,771    $     8,227,449    $     6,732,369

Equity in Undistributed Net Income of Subsidiaries..................       12,461,378         12,473,427         11,999,130
                                                                      ---------------    ---------------    ---------------

                Net income..........................................  $    23,432,149    $    20,700,876    $    18,731,499
                                                                      ===============    ===============    ===============



                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)
                            STATEMENTS OF CASH FLOWS
       For Each of the Three Years in the Period Ended December 31, 1995


                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1995              1994                1993
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
 Net income.........................................................  $    23,432,149    $    20,700,876    $    18,731,499
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation..................................................          100,881             96,780             97,083
      Amortization..................................................           59,877             59,877             65,843
      Deferred income taxes (credits)...............................         (159,274)          (182,986)            30,665
      Discount accretion............................................           (3,383)            (3,183)            (2,870)
      Undistributed net income of subsidiaries......................      (12,461,378)       (12,473,427)       (11,999,130)
      (Increase) decrease in goodwill...............................           28,853             23,864           (357,962)
      (Increase) decrease in other assets...........................          519,076         (2,364,144)            27,984
      Increase in other liabilities.................................        1,206,671          1,626,463            106,679
                                                                      ---------------    ---------------    ---------------

          Net cash provided by operating activities.................  $    12,723,472    $     7,484,120    $     6,699,791
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
  (Increase) decrease in investment in subsidiaries.................  $      (396,808)   $       525,390    $       116,142
  Purchase of securities available for sale.........................       (1,802,395)          (734,438)           (15,000)
  (Increase) decrease in other short-term investments...............       (7,379,000)            31,000         (2,391,000)
  Proceeds from sale of equipment to subsidiaries...................        2,771,841            387,000                 --
  Purchase of bank premises and equipment...........................         (292,221)           (89,650)           (95,272)
                                                                      ---------------    ---------------    ---------------

          Net cash provided by (used in) investing activities.......  $    (7,098,583)   $       119,302    $    (2,385,130)
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
  Increase in short-term borrowings.................................  $     3,791,000    $     1,488,000    $     1,263,000
  Net proceeds from issuance and sale of common stock...............        3,592,979          2,171,645          1,443,159
  Acquisition of common stock.......................................       (3,072,217)        (2,815,487)                --
  Cash dividends paid...............................................       (9,824,373)        (8,408,729)        (6,940,289)
  Cash paid for fractional shares...................................               --            (57,761)                --
                                                                      ---------------    ---------------    ---------------

          Net cash (used in) financing activities...................  $    (5,512,611)   $    (7,622,332)   $    (4,234,130)
                                                                      ---------------    ---------------    ---------------
          Increase (decrease) in cash and cash equivalents..........  $       112,278    $       (18,910)   $        80,531

Cash and Cash Equivalents
 Beginning..........................................................           62,427             81,337                806
                                                                      ---------------    ---------------    ---------------

 Ending.............................................................  $       174,705    $        62,427    $        81,337
                                                                      ===============    ===============    ===============
Supplemental Disclosures of Cash Flow Information
 Cash payments for interest.........................................  $       367,097    $       346,421    $       306,157
                                                                      ===============    ===============    ===============
Supplemental Schedule of Noncash Investing and
 Financing Activities
 Issuance of stock options under nonvariable compensatory plan......  $       206,440    $       211,120    $        86,200
                                                                      ===============    ===============    ===============
 Retirement of stock options under nonvariable compensatory
    plan............................................................  $            --    $            --    $         8,000
                                                                      ===============    ===============    ===============
 Common stock issued in exchange for net assets in bank
    acquisition.....................................................  $            --    $            --    $     7,095,620
                                                                      ===============    ===============    ===============
 Issuance of common stock to acquire investment.....................  $       200,000    $            --    $       337,909
                                                                      ===============    ===============    ===============
 Common stock issued for 2 1/2% stock dividend......................  $            --    $     6,001,278    $            --
                                                                      ===============    ===============    ===============
 Unrealized gain (loss) on securities available for sale............  $       941,959    $      (350,506)   $            --
                                                                      ===============    ===============    ===============



                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Directors
  of F&M National Corporation
Winchester, Virginia


      We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993, in conformity with generally accepted accounting principles.

      As discussed in Note 1, the Corporation changed its method of accounting for investments in debt and equity securities to adopt the provisions of Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" in 1994.


Winchester, Virginia                         /s/ YOUNT, HYDE & BARBOUR, P.C.
January 31, 1996                             YOUNT, HYDE & BARBOUR, P.C.



F&M NATIONAL CORPORATION


DIRECTORS:

Frank Armstrong, III
Chairman, President, and Chief Executive Officer,
National Fruit Product Company, Inc.

James L. Bowman
Real Estate Developer

Betty H. Carroll
Senior Vice President, F&M National Corporation;
President and Chief Executive Officer,
F&M Bank-Winchester

W. H. Clement
Vice Chairman, Hidden Creek
Industries, Inc.

W. M. Feltner
Chairman of the Board and Chief Executive Officer,
 F&M National Corporation;
Chairman of the Board, F&M Bank-Winchester

William R. Harris
President and Chairman of the Board,
Harris Heating and Plumbing, Inc.

L. David Horner, III
Chairman, Horner Properties, Inc.

Jack R. Huyett
President and Chief Administrative Officer,
F&M National Corporation;
Vice Chairman of the Board,
F&M Bank-Winchester

William A. Julias
Senior Member, Julias, Blatt & Wolfe, P.C., Attorneys at Law

George L. Romine
Consultant, Sales Management

John S. Scully, III
President, Winchester Cold Storage Co., Inc.

J. D. Shockey, Jr.
President, Shockey Industries, Inc.

Fred G. Wayland, Jr.
Retired President, Peoples National Bank of Warrenton

C. Ridgely White
Vice Chairman of the Board, F&M National Corporation

F. Dixon Whitworth, Jr.
Executive Vice President, F&M National Corporation


OFFICERS:

W. M. Feltner
Chairman of the Board and
Chief Executive Officer

C. Ridgely White
Vice Chairman of the Board

Jack R. Huyett
President and Chief Administrative Officer

F. Dixon Whitworth, Jr.
Executive Vice President

Betty H. Carroll
Senior Vice President

Alfred B. Whitt
Senior Vice President,
Senior Financial Officer, Secretary

Barbara H. Ward
Treasurer

M. Lee Boppe
Independent Loan Review Officer

Jack W. Lee, Jr.
Vice President-Auditor

Sally B. Stryker
Assistant Vice President-Audit

Penny E. Myers
EDP Auditor

F&M BANK-WINCHESTER

DIRECTORS:

Frank Armstrong, III
Betty H. Carroll
W. H. Clement
W. M. Feltner
Mary M. Henkel
Jack R. Huyett
Joseph E. Kalbach
I. Clinton Miller
Ray Robinson, Jr.
George L. Romine
J. D. Shockey, Jr.
William A. Truban, DVM
Alfred B. Whitt
F. Dixon Whitworth, Jr.

Directors Emeriti:

B.B. Byrd
J. Lee Miller

OFFICERS:
W. M. Feltner
Chairman of the Board

Jack R. Huyett
Vice Chairman of the Board

Betty H. Carroll
President and Chief Executive Officer


ADMINISTRATIVE:

Alfred B. Whitt
Senior Vice President,
Senior Financial Officer, Secretary

Robert W. Lake
Senior Vice President
Business Development

Barbara H. Ward
Senior Vice President

LOANS:

Richard B. Wiltshire, Jr.
Senior Vice President-Loans

Frances H. Fortune
Senior Vice President-Credit

Robert E. Lee
Senior Vice President-Loans

Fay H. DeHaven
Vice President-Loans

Luther F. Dorsey
Vice President-Loans

Romaine S. Hess
Vice President-Loan Operations

Steven D. Tavenner
Vice President-Loans

OPERATIONS:

Peggy J. Marcus
Senior Vice President-Cashier

Bruce B. Barley
Security Officer

Colleen M. Bly
Director of Human Resources

Shelby C. Hodgson
Vice President-Branch Coordinator

Gregory D. Price
Compliance Officer

Arvilla B. Rinker
Vice President-Operations

Linda P. Russell
Vice President

Roger W. Shenk
Manager-Printing Department

Paul E. Shifflett
Vice President-Controller

J. Michael Snapp
ATM Coordinator


CHARGE CARDS:

Charles R. Roberson
Senior Vice President-Charge Cards

C. Ridgely White, Jr.
Vice President-Charge Cards

Margaret J. Linster
Assistant Vice President-
Charge Cards

DATA PROCESSING:

G. Hollis Mock
Vice President-Data Processing

MONEY MANAGEMENT:

Linda G. Jones
Vice President

MARKETING:

Jill A. Feltner
Marketing Director

Miles R. Orndorff, Jr.
Public Relations Director

TRUSTS:

Marshall J. Beverley, Jr.
Senior Vice President-Trust

Richard A. Farland
Senior Vice President-Trust-
Investments

W. Blake Curtis
Trust Officer

J. Blackwell Davis, Jr.
Trust Officer

Martha J. Burroughs
Assistant Vice President-
Trust Officer

Sarah V. Propps
Assistant Vice President-
Trust Officer

Dena J. Parsons
Employee Benefit Officer


BRANCH OFFICES:

WINCHESTER:

Main Office:
Cindy C. Jeter
Branch Manager

Apple Blossom Mall:

Steven T. Jones
Branch Manager-Day

Patricia L. Copp
Branch Manager-Night

Berryville Avenue:

Mollie H. Cain
Branch Manager

Fort Collier:

Larry P. Anderson
Vice President and
Branch Manager

Willa M. Banks
Assistant Branch Manager

James Wood:

Mary C. Allowatt
Branch Manager

Loudoun Street:

Phyllis M. Kaval
Branch Manager

Piccadilly Street:

Betty C. Martin
Branch Manager

Pleasant Valley:

Robbin P. McKee
Branch Manager

Pleasant Valley
Drive-In:

Sharon W. Harris
Branch Manager

Senseny Road:

Thomas E. Thayer
Branch Manager

Shawnee:

James L. Dix
Vice President-Loans

Louise B. Cheely
Branch Manager

Westminster Canterbury:

Margaret S. Carpenter
Branch Manager

CLARKE COUNTY:

Berryville:

William W. Fuller
Vice President and Branch Manager

FREDERICK COUNTY:

Gore:

Nancy L. Largent
Branch Manager


Middletown:

Judy A. Paige-Grim
Branch Officer and Manager


Stephens City:

Nancy S. Slonaker
Branch Manager


LOUDOUN COUNTY:

Hamilton:

Alice W. Farris
Vice President-Operations
Loudoun County Division

B. J. Trussell
Vice President-Branch Coordinator
Loudoun County Division

Dennis M. East
Marketing Director
Loudoun County Division


Leesburg/Market Street:

Dorothy J. Lehr
Assistant Branch Manager


Leesburg/Catoctin Circle:

Dale L. Fritts
Vice President-Loans
Loudoun County Division

Nan C. Havens
Branch Manager


Lovettsville:

Faye A. McKimmey
Branch Manager


Middleburg:

John E. Hanna
Loan Officer

Joyce F. Sours
Branch Manager


Round Hill:

Doris E. Hardy
Branch Manager


Sterling:
Darcus E. Breneman
Branch Manager


RAPPAHANNOCK COUNTY:

Flint Hill:

Alice S. Kresge
Vice President and Branch Manager

SHENANDOAH COUNTY:

Mount Jackson:

Dennis L. Snyder
Vice President and Manager
Shenandoah County Division

Cathy S. Lindamood
Assistant Branch Manager

Woodstock:

Alfred R. Heishman, Jr.
Vice President and Branch Manager

New Market:

Tony A. Mongold
Assistant Vice President and
Branch Manager

WARREN COUNTY:

FRONT ROYAL:

East Main:

Robert E. Aylor, III
Vice President-Manager
Front Royal Division

Walter H. Bursey, Jr.
Vice President-Loans

John E. Burke
Marketing Officer

Joyce H. Sutherland
Assistant Vice President-Operations

North Royal:

Edith R. Reil
Branch Officer and Manager

John Marshall:

Joyce C. Davis
Branch Manager

Sixth Street:

Ruth Ann Smoot
Branch Manager

F&M BANK-
CENTRAL VIRGINIA

DIRECTORS:

Jacob P. Bailey
William J. Camden
James N. Fleming
S. W. Heischman
Larry J. McElwain
Ronald L. Moyer
William B. Pollard, M.D.
Robert C. Raynor, M.D.
Thomas H. Romer
Walter L.Tucker, Jr.
Wayne L. Turner
F. Dixon Whitworth, Jr.

OFFICERS:

Wayne L.Turner
President and
Chief Executive Officer

William K. King
Senior Vice President and Secretary

Pamela T. Anderson
Vice President and Cashier

BRANCH OFFICES:

Main:

William K. King
Senior Vice President

Afton:

Jeannette F. Rittenhouse
Branch Manager and Loan Officer

Amherst:

Donnie L. Snead
Vice President and
Branch Manager

Ivy Road:

Danita D. Harris
Branch Manager

Lovingston:

O. Guy Gruber
Vice President and
Branch Manager

5th Street:
Scottsville:

James A. Farmer
Assistant Vice President and
Branch Manager

F&M BANK-EMPORIA

DIRECTORS:

C. Butler Barrett
Stephen D. Bloom
Bobby L. Flippen
Dr. Theopolis Gilliam
Robert H. Grizzard, Jr.
Arthur H. Kreienbaum, Jr.
Wayne P. Leath
O. Wayne Hanks

OFFICERS:

O. Wayne Hanks
President and Chief Executive Officer

Samuel W. Adams, III
Senior Vice President and Secretary

Ryland A. Winston
Vice President

BRANCH OFFICES:

West Atlantic:

David E. Collins
Vice President and Branch Manager

South Main:

Rose D. Clements
Branch Supervisor

F&M BANK-HALLMARK

DIRECTORS:

Robert H. Bird
Hugh W. Compton
James A. Davis
John P. DiGiulian
Walter H. Durum
Reed E. Larson
John T. Rohrback
Michael M. Webb
F. Dixon Whitworth, Jr.

OFFICERS:

Hugh W. Compton
President and Chief Executive Officer

John T. Rohrback
Executive Vice President

Karin M. Johns
Senior Vice President-Cashier

Alice B. Williams
Senior Vice President-Loan Department

Robert E. Duvall
Vice President-Trust Officer

Alex Solis
Vice President-Loan Department

James M. Weaver
Vice President-Loan Department

Kathleen B. Mangano
Assistant Vice President-Loan Department

Jeffrey M. Rosati
Assistant Vice President-Loan Department

William D. Stoneman
Security Officer

Matthew S. Impson
Assistant Cashier-Bookkeeping

Janis K. Bradley
Compliance Officer

Julia H. Stapor
Assistant Cashier


BRANCH OFFICES:

Main Office:

Linda D. Nordin
Assistant Cashier and Branch Manager

Alexandria:

Joann R. Strain
Assistant Cashier and Branch Manager

Annandale:

Margaret M. Lane
Assistant Cashier and Branch Manager

Newington:

Melvia J. Rescigno
Assistant Cashier and Branch Manager

Woodbridge:

Judith A. DeViney
Assistant Cashier and Branch Manager

F&M BANK-
MASSANUTTEN

DIRECTORS:

J. Robert Black
Robert W. Drechsler
Robert E. Driver
Homer M. Fulk
Dwight W. Hartman
W. Wallace Hatcher
Russell K. Henry, Jr.
Marian G. Jenkins
William A. Julias
Curtis F. Kite
Harry L. Rawley
Edward P. Shank
Wayne L. Smith
Emmet C. Stroop
Garnett R. Turner
Nancy H. Whitmore
Alfred B. Whitt

OFFICERS:

Wayne L. Smith
President and Chief Executive Officer

Russell K. Henry, Jr.
Senior Vice President

James G. Link
Vice President

Writa D. Hill
Vice President and Cashier

Edward A. Strunk
Vice President

BRANCH OFFICES:

Main:

Donna S. Sheppard
Assistant Vice President and Office Manager

South:

Ian Robin Dalrymple
Assistant Vice President
and Branch Manager

Parkview:

Donnie E. Ritchie
Vice President and Branch Manager

Grottoes:

Wanda N. Spitzer
Assistant Branch Manager

Dayton Pike:

William M. Groseclose, Jr.
Branch Manager and
Collection Manager

Bridgewater:

Houston T. Dickenson, Jr.
Assistant Vice President and
Branch Manager

Broadway:

Larry S. Bowman
Vice President and
Branch Manager

Timberville:

Robert R. Reedy
Assistant Vice President and
Branch Manager

F&M-PEOPLES

DIRECTORS:

Alice Jane Childs
Alan L. Day, Jr.
Marshall DeF. Doeller
George F. Downes
Jack R. Huyett
T. Christopher Jenkins
Thomas H. Kirk
Mark C. Riley
Lewis N. Springer
Edward C. A. Wachtmeister
Fred G. Wayland, Jr.

Directors Emeriti:

Edward L. Stephenson
Vincent L. Tolson

OFFICERS:

Mark C. Riley
President and Chief Executive Officer

Thomas H. Kirk
Senior Vice President-
Trust and Investments

Warren L. Bane
Vice President-Stafford Region

Theodore R. Coleman
Vice President-Loans

Caren M. Eastham
Vice President-
Administrative Services

Ronnie A. Jenkins
Vice President-Retail Banking
and Sales Management

Joan B. Oliver
Vice President and
Director of Data Processing

Daryl A. Urnosky
Vice President-
Chief Financial Officer and Cashier


BRANCH OFFICES:

Main:

Richard L. Monahan
Assistant Vice President and
Branch Manager

Warrenton Center:

Nancy W. Clatterbuck
Assistant Vice President and
Branch Manager

Marshall:

Peggy A. Smith
Assistant Cashier and Branch Manager

Stafford:

Brenda A. Hisghman
Assistant Cashier and Branch Manager

F&M BANK-POTOMAC

DIRECTORS:

Daniel R. Baker
David E. Feldman
Howard R. Green
Thom F. Hanes
Norman P. Horn
Henry C. Mackall
Thomas D. Rust
Robert E. Sevila
Alfred B. Whitt

OFFICERS:

Thomas D. Rust
Chairman of the Board

Thom F. Hanes
President and Chief Executive Officer

Wayne R. Garcia
Vice President-Loan Administration

Mason L. Kimble
Vice President and Cashier

Patsy I. Rust
Vice President

B. Drew Brown
Assistant Vice President

Dianne S. Capilongo
Assistant Cashier

David W. Hauck
Assistant Cashier

Cynthia S. Peacock
Assistant Cashier

F&M BANK-RICHMOND

DIRECTORS:

James H. Atkinson, Jr.
Jeff C. Bane
Stephen C. Conte
Lewis T. Cowardin
Zane G. Davis
Richard H. Hamlin
William R. Harris
James E. Howard
James R. Reames
F. Dixon Whitworth, Jr.

Director Emeritus:

David M. White

OFFICERS:

James H. Atkinson, Jr.
President and Chief Executive Officer

Wayne D. Eaves
Senior Vice President

K. Bradley Hildebrandt
Vice President-Commercial Lending

Donna D. Sorrell
Vice President

Daily H. Stern
Vice President and Compliance Officer

Gene T. Jones
Assistant Vice President and
Collections Officer

Timmie Lee Cartwright
Operations Officer

Pamela M. Coleman
Administrative Officer

Lynda J. Conklyn
Loan Operations Officer

BRANCH OFFICES:

Main:

Marshall E. McCall
Assistant Vice President and
Branch Manager

Chester:

Martha G. Buchanan
Branch Officer and Branch Manager

Courthouse:

Carolyn Gregg
Branch Officer and Branch Manager

Lakeside:

Nancye Jo Poff
Assistant Vice President and
Branch Manager

Midlothian:

Duncan G. Cooke III
Vice President and Branch Manager

Parham Road:

Upton S. Martin III
Vice President and Branch Manager

Staples Mill Road:

Robyn C. Foster
Assistant Vice President and
Branch Manager

Debra K. Unger
Branch Officer and Assistant
Branch Manager

Three Chopt Road:

Kevin L. Ford
Branch Officer and Branch Manager

Marie H. Ladd
Branch Officer and Assistant Manager

Franklin:

Michelle L. Martin
Branch Manager

F&M BANK-BLAKELEY

DIRECTORS:

Charles C. Conrad
J. Blackwell Davis, Sr.
Denver L. Hipp
Jack R. Huyett
Dr. James M. Moler
Paul L. Reid

OFFICERS:

Denver L. Hipp
President and Chief Executive
Officer

Ida M. Hull
Cashier and Vice Presidentt

Reginald C. Kimble
Vice President-Senior
Lending Officer

Virginia M. Longerbeam
Assistant Vice Presidentt

Vonda K. Miller
Assistant Vice President
and Compliance Officer

Donna W. Phipps
Assistant Vice Presidentt

Laveania M. Hamilton
Assistant Vice Presidentt

Marilyn A. Williams
Assistant Vice Presidentt

Kathleen N. Vaughan
Collection Manager

BRANCH OFFICES:

Hilldale:

Patricia S. Collis
Assistant Vice President and
Branch Manager

Somerset:

Brenda K. Poston
Assistant Vice President and
Branch Manager
F&M BANK-KEYSER

DIRECTORS:

William M. Bane
Harlan M. Bell
Jack R. Huyett
Joseph W. Kessel
William C. Knott
Harland D. Ridder
Glen A. Ryan
Richard B. Schwinabart
Rudy R. Sites
Alfred B. Whitt

OFFICERS:

Harlan M. Bell
President and Chief Executive Officer

Douglas E. Haines
Executive Vice President and Cashier

David E. Harr, Jr.
Vice President-Senior Loan Officer

Dwight C. Metcalf
Vice President

Chargenia S. Kasmier
Trust Officer

BRANCH OFFICES:

Express Office:

Dorothy E. Schmidlen
Branch Manager

Fort Ashby:

Leon W. Arnold
Branch Manager

F&M BANK-
MARTINSBURG

DIRECTORS:

James L. Bowman
Betty H. Carroll
C. William Hammond
J. W. Lancaster
Evelyn S. Oates
Donald L. Sperow
Billy J. Tisinger

Directors Emeriti:

G. Francis Caton
William R. McCune

OFFICERS:

C. William Hammond
President and Chief Executive Officer

David C. Jeffcoat
Senior Vice President-Loans

Rick C. Manning
Vice President-Loans

Susan M. Wenger
Compliance/Bank Secrecy

Jodi A. Frankenberry
Assistant Vice President-Administration

BRANCH OFFICES:

Burke Street:

Lvonne H. Effland
Assistant Vice President and Branch Manager

Old Courthouse Square:

Mary K. Hayward
Vice President-Retail Banking

Inwood:

Debbie J. Dodd
Branch Manager

BIG APPLE
MORTGAGE COMPANY

DIRECTORS AND OFFICERS:

Vergil H. Bates
President and Director

James M. O'Brien
Executive Vice President

Beverly A. Alexander
Vice President

Betty H. Carroll
Vice President and Director

Alfred B. Whitt
Secretary-Treasurer and Director



WINCHESTER
CREDIT CORPORATION

DIRECTORS:

Betty H. Carroll
Edwin B. Clevenger
Jack R. Huyett
J. Randolph Larrick
F. Dixon Whitworth, Jr.

OFFICERS:

Jack R. Huyett
President

Richard V. Reedy
Vice President
Special Assets Division-Loudoun County
Betty H. Carroll
Vice President

Alfred B. Whitt
Secretary

Barbara H. Ward
Treasurer


CREDIT BUREAU OF
WINCHESTER, INC.

Sandra K. Hart
Manager


APPLE TITLE COMPANY

DIRECTORS:

Betty H. Carroll
Jack R. Huyett
Barbara H. Ward
Alfred B. Whitt

OFFICERS:

Jack R. Huyett
President

Betty H. Carroll
Vice President

Alfred B. Whitt
Secretary

Frances H. Fortune
Treasurer

Corporate Headquarters

F&M NATIONAL CORPORATION
38 Rouss Avenue
Winchester, Virginia

F&M BANK-WINCHESTER
Main Office
115 North Cameron Street
Winchester, Virginia

Other Banking Offices:

Winchester:
100 North Loudoun Street
509A Amherst Street
2252 Valley Avenue
829 North Loudoun Street
1850 Apple Blossom Drive
748 Berryville Avenue
124 West Piccadilly Street
2082 South Pleasant Valley Road
2004 South Pleasant Valley Road

Clarke County:
23 North Church Street
Berryville, Virginia

Frederick County:
6701 Northwestern Pike
Gore, Virginia

7800 Main Street
Middletown, Virginia

5306 Main Street
Stephens City, Virginia

1855 Senseny Road
Winchester, Virginia

300 Westminster Canterbury Drive
Winchester, Virginia

Loudoun  County:
38997 East Colonial  Highway
Hamilton,  Virginia

101 Catoctin Circle, SE
Leesburg, Virginia

7 West Market Street
Leesburg,  Virginia

7 Broad Way
Lovettsville,  Virginia

202 West Washington Street
Middleburg,  Virginia

21 Main  Street
Round  Hill,  Virginia

22550  Davis  Drive
Sterling,   Virginia

Rappahannock  County:
Flint Hill, Virginia

Shenandoah County:
Apple Avenue and U.S. Route 11
Mount Jackson, Virginia

158 South Main Street
Woodstock,  Virginia

9383 Congress Street
New Market,  Virginia

Warren County:
102 East Main Street
Front Royal,  Virginia

215 North Royal Avenue
Front Royal,  Virginia

Royal Plaza Shopping  Center
Front  Royal,  Virginia

123 East Sixth  Street
Front  Royal, Virginia

F&M BANK-CENTRAL VIRGINIA

425 Seminole Trail
Charlottesville, Virginia

Virginia Route 151
Afton,  Virginia

Ambriar  Shopping Center
Amherst,  Virginia

2208 Ivy Road
Charlottesville,   Virginia

1113 5th Street Extended
Charlottesville, Virginia

93 Front Street
Lovingston,  Virginia

Valley Street
Scottsville, Virginia


F&M BANK-EMPORIA

401 Halifax Street
Emporia, Virginia

301 West Atlantic Street
Emporia, Virginia

431 South Main Street
Emporia, Virginia


F&M BANK-HALLMARK

6810 Commerce Street
Springfield, Virginia

4115 Annandale Road
Annandale, Virginia

7027-A Manchester Boulevard
Alexandria, Virginia

14339 Potomac Mills Road
Woodbridge, Virginia

7830 Backlick Road
Springfield, Virginia


F&M BANK-MASSANUTTEN

U.S. Route 33, East
Harrisonburg, Virginia

U.S. Route 11, South
Harrisonburg, Virginia

611 Mount Clinton Pike
Harrisonburg, Virginia

157 N. Main Street
Broadway, Virginia

U.S. Route 340 and 2nd Street
Grottoes, Virginia

1900 South High Street
Dayton, Virginia

317 North Main Street
Bridgewater, Virginia

American Legion Drive and State Street
Timberville, Virginia

F&M BANK-PEOPLES

21 Main Street
Warrenton, Virginia

251 West Lee Highway
Warrenton, Virginia

8318 East Main Street
Marshall, Virginia

760 Warrenton Road
Fredericksburg, Virginia

F&M BANK-POTOMAC

230 Herndon Parkway
Herndon, Virginia

F&M  BANK-RICHMOND

9401 West Broad Street
Richmond,  Virginia

1776 Staples Mill Road
Richmond,  Virginia

209 West  Franklin  Street
Richmond,  Virginia

5001 Lakeside Avenue
Richmond,  Virginia

9960 Midlothian Turnpike
Richmond,  Virginia

1300 East  Parham  Road
Richmond,  Virginia

9012 Three  Chopt  Road
Richmond, Virginia

4310  West  Hundred  Road
Chester,   Virginia

9440  Ironbridge  Road
Chesterfield, Virginia


F&M BANK-BLAKELEY

Corner Mildred Street
and Lancaster Circle
Ranson, West Virginia

Somerset Village Shopping Center
Charles Town, West Virginia

Hilldale Shopping Center
Charles Town, West Virginia

F&M BANK-KEYSER

87 N. Main Street
Keyser, West Virginia

Express Office
Florida & Southern Drive
Keyser, West Virginia

Fort Ashby Office
Fort Ashby, West Virginia


F&M BANK-MARTINSBURG

301 W. Burke Street
Martinsburg, West Virginia

1321 Edwin Miller Boulevard
Martinsburg, West Virginia

Route 51 West
Inwood, West Virginia


BIG APPLE MORTGAGE COMPANY

124 West Piccadilly  Street
Winchester,  Virginia

12 Rouss Avenue
Winchester,  Virginia

102 East Main Street
Front Royal,  Virginia

Apple Avenue and U.S. Route 11
Mount  Jackson,  Virginia

F&M Mortgage  Company
22550 Davis Drive
Sterling,  Virginia

1321 Edwin Miller Boulevard
Martinsburg, West Virginia


APPLE TITLE COMPANY

12 Rouss Avenue
Winchester, Virginia


WINCHESTER CREDIT CORPORATION

12 Rouss Avenue
Winchester, Virginia


CREDIT BUREAU OF WINCHESTER, INC.

12 Rouss Avenue
Winchester, Virginia



                               GENERAL INFORMATION

Annual Meeting

      The annual meeting of shareholders will be held at the TraveLodge Banquet Room, 1825 Dominion Avenue, Winchester, Virginia, Tuesday, April 23, at 10:00 a.m.

Stock Transfer Agent

                    American Stock Transfer and Trust Company
                                   46th Floor
                                 40 Wall Street
                            New York, New York 10005

      F&M National Corporation Common Stock is traded on the New York Stock Exchange under the symbol FMN.

Information

      For additional information, contact Alfred B. Whitt, Corporate Secretary, F&M National Corporation, (540) 665-4200.

      A copy of the Corporation's Form 10-K annual report to the Securities and Exchange Commission may be obtained without charge upon written request to Alfred B. Whitt, F&M National Corporation.

Mailing Address

                            F&M National Corporation
                                  P.O. Box 2800
                           Winchester, Virginia 22604



                            F&M NATIONAL CORPORATION
                                CORPORATE PROFILE

      F&M National Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. It was incorporated under the laws of Virginia on November 26, 1968, and commenced business on December 31, 1969. The Corporation operates eleven commercial banks in Virginia and West Virginia. The banks in Virginia are: F&M Bank-Central Virginia, Charlottesville; F&M Bank-Emporia, Emporia; F&M Bank-Hallmark, Springfield; F&M Bank-Massanutten, Harrisonburg; F&M Bank-Peoples, Warrenton; F&M Bank-Potomac, Herndon; F&M Bank-Richmond, Richmond and F&M Bank-Winchester, Winchester. The banks in West
Virginia are: F&M Bank-Blakeley, Ranson; F&M Bank-Keyser, Keyser and F&M Bank-Martinsburg, Martinsburg.

      Its indirect subsidiaries are Apple Title Company, Big Apple Mortgage Company, Credit Bureau of Winchester, Incorporated, and Winchester Credit Corporation. The Corporation was organized primarily as a financial holding company which operates through subsidiary organizations or establishments which are engaged in banking and in bank and finance related businesses.