Form 10-K, Exhibit 13
period 1996-12-31
F&M NATIONAL CORP
filed 1997-03-27
CIK 34125

TABLE 1 - SELECTED FINANCIAL DATA



                                                                      YEAR ENDED DECEMBER 31,
                                  -------------------------------------------------------------------------------------------------
                                       1996              1995                 1994                   1993                1992
                                  ---------------    --------------     ----------------      ----------------      ---------------
                                                       (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
    Interest income............... $      168,034    $      158,529       $      139,806        $      124,103       $      119,886
    Interest expense..............         71,231            67,157               53,409                49,142               52,825
                                  ---------------    --------------     ----------------      ----------------      ---------------
    Net interest income...........         96,803            91,372               86,397                74,961               67,061
    Provision for loan losses.....          2,050             2,048                2,669                 3,295                4,799
                                  ---------------    --------------     ----------------      ----------------      ---------------
    Net interest income after

       PROVISION FOR LOAN LOSSES..         94,753            89,324               83,728                71,666               62,262
    Noninterest income............         20,478            18,999               18,248                15,579               13,246
    Securities gains..............            267               519                  293                 2,055                1,218
    Noninterest expense...........         71,105            70,166               67,547                57,678               51,813
                                  ---------------    --------------     ----------------      ----------------      ---------------
    Income before income taxes....         44,393            38,676               34,722                31,622               24,913
    Income taxes..................         15,095            12,841               10,450                 9,770                7,246
                                  ---------------    --------------     ----------------      ----------------      ---------------
    Net income.................... $       29,298    $       25,835       $       24,272        $       21,852       $       17,667
                                  ===============    ==============     ================      ================      ===============
PER SHARE DATA:

    NET INCOME....................          $1.44             $1.27                $1.19                  $1.12               $0.97
    Cash dividends ...............           0.69              0.61                0.54                    0.58 (1)            0.41
    Book value at period end......          11.32             10.87                 9.69                  9.65                 8.84
    Tangible book value...........          10.96             10.48                 9.26                  9.34                 8.81

BALANCE SHEET DATA:
    Assets........................ $    2,303,751    $    2,207,989       $    2,020,491        $    1,940,967       $    1,655,026
    Loans, net of unearned income.      1,439,108         1,296,204            1,209,511             1,120,866              919,067
    Securities....................        596,993           634,747              590,389               591,003              502,805
    Deposits......................      1,966,938         1,882,849            1,754,131             1,693,029            1,444,336
    Shareholders' equity..........        230,723           222,046              195,436               189,039              164,145
    Average shares outstanding....         20,409            20,368               20,381                19,563               18,261

PERFORMANCE RATIOS:
    Return on average assets......           1.30%             1.23%                1.21%                 1.24%                1.13%
    Return on average equity......           2.89%            12.18%               12.50%                12.46%               11.99%
    Dividend payout...............          48.08%            42.05%               39.52%                43.91%               34.91%

    EFFICIENCY (2)................           59.91%           62.93%               63.69%                62.37%               62.84%

ASSET QUALITY RATIOS:
    Allowance for loan losses to
       period end loans, net......           1.25%             1.41%                1.47%                 1.46%                1.49%
    Allowance for loan losses to
       nonaccrual loans...........         161.35%           137.53%               86.94%                56.73%               79.69%
    Nonperforming assets to
       period end loans and
       foreclosed properties (3)..           1.63%             2.17%                2.90%                 3.72%                2.89%
    Net charge-offs to average
       loans......................           0.17%             0.13%                0.10%                 0.21%                0.61%

Capital and Liquidity Ratios:
    Leverage......................           9.90%            10.09%                9.72%                10.34%               10.47%
    Risk-based capital ratios:
       Tier 1 capital.............          15.53%            15.94%               14.87%                15.69%               17.30%
       Total capital..............          16.78%            17.19%               16.12%                16.94%               18.55%
    Average loans to average
       deposits...................          70.99%            68.54%               66.82%                64.48%               66.58%

Note: The amounts previously reported in Form 10Q and Form 10K for the periods presented have been retroactively restated to reflect the acquisitions of FB&T Financial Corporation on March 29, 1996, Allegiance Banc Corporation on October 1, 1996, Bank of the Potomac on April 6, 1995, PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.

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

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
              OF FINANCIAL CONDITION  AND  RESULTS  OF OPERATIONS

      The following discussion provides information about the major components of the results of operations and financial condition, liquidity and capital resources of F&M. This discussion and analysis should be read in conjunction with "Selected Financial Data" and the Consolidated Financial Statements and Notes to Consolidated Financial Statements.

Overview

      1996 was a year of record earnings, expansion and change. F&M's continued high asset quality, an excellent interest margin and improved management efficiencies contributed to record net income of $29.3 million, a return on assets of 1.44% and an efficiency ratio of 59.91%.

      F&M expanded its market area with the acquisition of a bank in northern Virginia and a bank in Maryland. In 1996, F&M's banking market included 96 branches located in Virginia, West Virginia and Maryland.

      On March 29, 1996, FB&T Financial Corporation ("FB&T") Fairfax, Virginia with assets of $255.4 million and eleven branch offices, became a wholly-owned subsidiary of F&M with a tax-free exchange of 2,517,577 shares of F&M common stock for all of the outstanding shares of FB&T. The share exchange of FB&T has been accounted for as a pooling of interests and, therefore, all financial statements have been restated to reflect the share exchange.

      On October 1, 1996, Allegiance Banc Corporation ("Allegiance"), Bethesda, Maryland with assets of $133.2 million and seven branch offices, became a wholly-owned subsidiary of F&M with a tax-free exchange of 1,455,628 shares of F&M common stock for all of the outstanding shares of Allegiance. The share exchange of Allegiance has been accounted for as a pooling of interests and, therefore, all financial statements have been restated to reflect the share exchange.
      Change came on August 9, 1996 when F&M-Potomac, Herndon, Virginia and Fairfax Bank & Trust Company, Fairfax, Virginia merged into F&M Bank-Hallmark, which subsequently became F&M Bank-Northern Virginia ("NOVA"). NOVA, whose main office is located at 4117 Chain Bridge Road, Fairfax, Virginia has 18 locations with assets of $434.4 million, loans of $288.9 million and deposits of $350.5 million at year end 1996.

Results of Operations

      Net income increased 13.4% in 1996 to $29.3 million, compared with $25.8 million earned in 1995 and $24.3 million earned in 1994. Earnings per share increased to $1.44 per share in 1996 compared to $1.27 and $1.19 per share for 1995 and 1994, respectively.

      Higher income levels in 1996 lifted profitability ratios over 1995 ratios. Return on average assets on an annualized basis for 1996 was 1.30% compared to 1.23% for the same period for the prior year. In 1994, this ratio was 1.21%. Another significant measure of profitability, return on average shareholders' equity for 1996 improved to 12.89%, compared to 12.18% for 1995 and 12.50% for 1994. These performance ratios have varied since 1992, with return on average assets rebounding from 1.13% in 1992 to 1.24% in 1993, decreasing slightly to 1.21% in 1994 and then increasing slightly to 1.23% in 1995. Return on average shareholders' equity rebounded from 11.99% in 1992 to 12.46% in 1993, increasing slightly to 12.50% in 1994 and decreasing to 12.18% in 1995.

      Net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by F&M on its average earning assets. Net interest margin, on a tax-equivalent basis, was 4.76% for 1996 compared to 4.82% for 1995 and 4.77% for 1994. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. In 1996, the yield on interest-earning assets declined 10 basis points from 8.31% in 1995 to 8.21% in 1996 and the cost of interest-bearing liabilities declined 2 basis points from 4.24% in 1995 to 4.22% in 1996. The decline in the yield on earning assets and liabilities is a result of a decrease in the prime rate in the first quarter of 1996 by 25 basis points.

      In 1996, 1995 and 1994, loan demand remained strong, although competitive forces have increased for potential loan customers. Loans, net of unearned discount were $1.439 billion in 1996 as compared to $1.296 billion in 1995 and $1.210 billion in 1994. F&M's securities portfolio represents the second largest component of earning assets. At December 31, 1996, F&M's securities portfolio totaled $597.0 million, $37.8 million (5.9%) lower than year end 1995 and $6.6 million (1.1%) higher than year end 1994. Funds invested in securities in 1996 declined as a result of the strong demand ($143 million) in lending activities.

      F&M's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains, compares favorably to other Virginia financial institutions. F&M's efficiency ratio for

1996,  1995 and 1994 was 59.91%,  62.93% and 63.69%,  respectively.  A lower efficiency ratio represent a greater control of non-interest related costs. A fluctuation in the efficiency ratio can be attributed to relative changes in both noninterest expense and net interest income.

      Since the beginning of 1988, F&M has acquired approximately $1.206 billion in assets and $1.043 billion in deposits through twelve bank acquisitions. Eleven of these acquisitions were accounted for as a pooling-of-interests and one as a purchase, which enabled F&M to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County, increase its market share in two of its other Virginia markets and enter the Maryland markets of Montgomery and Prince George's counties.

      F&M is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

      Table 2 sets forth, for the periods indicated, selected quarterly results of F&M's operations.



               Table 2 -- Summary of Financial Results By Quarter


                                                           1996*                                   1995*
                                           -------------------------------------   ---------------------------------------
                                           Dec. 31  Sept. 30   June 30  March 31   Dec. 31  Sept. 30   June 30  March 31
                                           -------  --------   -------  --------   -------  --------   -------  --------
                                                        (In thousands, except per share amounts)
Interest income ........................   $42,793                                 $42,153   $41,769   $41,319   $37,711
Interest expense .......................    18,073    17,771    17,614    17,773    17,991    17,588    16,691    14,887
                                           -------------------------------------   -------------------------------------
Net interest income ....................    24,720    24,382    24,155    23,546    23,275    22,667    22,606    22,824
Provision for loan losses ..............       460       562       556       472     1,304       262       220       262
                                           -------------------------------------   -------------------------------------
Net interest income after provision
  for loan losses ......................    24,260    23,820    23,599    23,074    21,971    22,405    22,386    22,562
Noninterest income .....................     5,606     5,143     4,847     5,149     4,993     4,735     5,158     4,632
Noninterest expense ....................    18,405    18,133    17,030    17,537    18,501    16,497    17,807    17,361
Income before income taxes .............    11,461    10,830    11,416    10,686     8,463    10,643     9,737     9,833
Applicable income taxes ................     3,830     3,643     3,946     3,676     2,731     3,602     3,279     3,229
                                           -------------------------------------   -------------------------------------
Net income .............................   $ 7,631   $ 7,187   $ 7,470   $ 7,010   $ 5,732   $ 7,041   $ 6,458   $ 6,604
                                           =====================================   =====================================
Net income per share ...................   $  0.38   $  0.35   $  0.37   $  0.34   $  0.28   $  0.35   $  0.32   $  0.32

*The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of FB&T Financial Corporation on March 29, 1996, Allegiance Banc Corporation on October 1, 1996 and Bank of the Potomac on April 6, 1995.

Net Interest Income
      Net interest income represents the principal source of earnings for F&M. Net interest income equals the amount by which interest income exceeds interest expense and represents F&M's gross profit margin. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.
      Net interest income increased to $96.8 million for the year ended December 31, 1996, up 5.9% over the $91.4 million reported for the same period in 1995 and up 5.8% in 1995 over the $86.4 million reported for 1994. Net interest income in 1996 was affected by a greater demand for loans coupled with attractive market rates and an expanding economy. Loans grew $142.9 million (11.0%) to $1.439 billion in 1996 from $1.296 billion in 1995 and increased $86.7 million (7.2%) in 1995 from $1.210 billion in 1994. In 1996, deposits provided the source of funds by increasing to $1.967 billion, up $84.1 million (4.5%) from $1.883 billion in 1995. Interest-bearing deposits increased $63.6 million in 1996 to $1.632 billion from $1.569 billion in 1994. Strong deposit and loan growth was the result of offering attractive market rates coupled with customers' desire to place investments in a strong, highly capitalized financial corporation.
      Net interest income was $91.4 million for the year 1995, up 5.8% over the $86.4 million reported for the same period in 1994 and up 15.3% in 1994 over the $75.0 million reported for 1993. Net interest income in 1995 was affected by improved loan demand following a recessionary period. Loans grew $86.7 million (7.2%) to $1.296 billion in 1995 from $1.210 billion in 1994. In 1995, total interest-bearing deposits provided the primary source of funds increasing to $1.569 billion, up $106.1 million (7.3%) from $1.463 billion in 1994.
Interest-bearing deposits increased $36.0 million in 1994 from $1.427 billion in 1993. The year 1994 was a period when the recessionary period, that began in 1993, was nearing its end. Net interest income for 1994 increased $11.4 million to $86.4 million compared to $75.0 million for 1993 and the net interest

      Table 3 -- Average Balances, Income and Expense, Yields and Rates (1)

                                                                                  Twelve Months Ended December 31,
------------------------------------------------------------------------------------------------------------------------------
                                                                             1996                             1995
                                                                                    Annual                             Annual
                                                                Average   Income/   Yield/         Average   Income/   Yield/
                                                                Balance   Expense    Rate          Balance   Expense    Rate
------------------------------------------------------------------------------------------------------------------------------
ASSETS                                                            (Dollars in thousands)            (Dollars in thousands)
Securities:
    Taxable................................................  $  587,823  $ 36,698    6.24%      $  557,258  $ 34,654    6.22%
    Tax-exempt (1).........................................      31,605     2,640    8.35%          37,645     3,202    8.51%
------------------------------------------------------------------------------------------------------------------------------
        Total securities...................................     619,428    39,338    6.35%         594,903    37,856    6.36%

Loans (net of unearned income):
    Taxable................................................   1,357,220   124,702    9.19%       1,233,488   116,059    9.41%
    Tax-exempt (1).........................................      12,739     1,371   10.76%           9,409     1,026   10.90%
------------------------------------------------------------------------------------------------------------------------------
        Total loans........................................   1,369,959   126,073    9.20%       1,242,897   117,085    9.42%
Federal funds sold and repurchase agreements...............      72,706     3,914    5.38%          86,474     4,992    5.77%
Interest-bearing deposits in other banks...................       2,127       111    5.22%             975        76    7.79%
------------------------------------------------------------------------------------------------------------------------------
        Total earning assets...............................   2,064,220   169,436    8.21%       1,925,249   160,009    8.31%

Less: allowance for loan losses............................     (18,335)                           (17,835)
Total nonearning assets....................................     205,932                            189,361
                                                             ----------                         ----------
        Total assets.......................................  $2,251,817                         $2,096,775
                                                             ==========                         ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
    Checking...............................................  $  288,494  $  6,342    2.20%      $  276,417  $  6,734    2.44%
    Regular savings........................................     207,739     5,879    2.83%         211,987     6,846    3.23%
    Money market savings...................................     212,471     6,096    2.87%         225,065     6,931    3.08%
    Certificates of deposit:
        Less than $100,000.................................     736,193    40,919    5.56%         661,188    35,881    5.43%
        $100,000 and more..................................     165,304     9,147    5.53%         151,384     8,285    5.47%
------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits............................   1,610,201    68,383    4.25%       1,526,041    64,677    4.24%

Short-term borrowings......................................      69,039     2,329    3.37%          51,818     2,167    4.18%

Long-term borrowings.......................................       7,725       519    6.72%           4,513       313    6.94%
------------------------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities.................   1,686,965    71,231    4.22%       1,582,372    67,157    4.24%

Noninterest-bearing liabilities:

    Demand deposits........................................     319,596                            287,311

    Other liabilities......................................      17,937                             15,028
                                                             ----------                         ----------
Total liabilities..........................................   2,024,498                          1,884,711
Stockholders' equity.......................................     227,319                            212,064
                                                             ----------                         ----------
Total Liabilities and shareholders` equity.................  $2,251,817                         $2,096,775
                                                             ==========                         ==========
Net interest income........................................              $ 98,205                           $ 92,852
                                                                         --------                           --------
Interest rate spread.......................................                          3.99%                              4.07%

Interest expense as a percent of average earning assets....                          3.45%                              3.49%

Net interest margin........................................                          4.76%                              4.82%


(1) Income and yields are reported on a taxable-equivalent basis.

                                                              Twelve Months Ended December 31,
----------------------------------------------------------------------------------------------
                                                                           1994
                                                                                       Annual
                                                               Average     Income/     Yield/
                                                               Balance     Expense      Rate
----------------------------------------------------------------------------------------------
ASSETS                                                              (Dollars in thousands)
Securities:
    Taxable................................................  $  555,346   $  33,492      6.03%
    Tax-exempt (1).........................................      43,259       3,431      7.93%
----------------------------------------------------------------------------------------------
        Total securities...................................     598,605      36,923      6.17%

Loans (net of unearned income):
    Taxable................................................   1,153,906     100,251      8.69%
    Tax-exempt (1).........................................       8,669         608      7.01%
----------------------------------------------------------------------------------------------
        Total loans........................................   1,162,575     100,859      8.68%
Federal funds sold and repurchase agreements...............      80,792       3,400      4.21%
Interest-bearing deposits in other banks...................         521          38      7.29%
----------------------------------------------------------------------------------------------
        Total earning assets...............................   1,842,493     141,220      7.66%

Less: allowance for loan losses............................     (17,138)
Total nonearning assets....................................     178,105
                                                             ----------
        Total assets.......................................  $2,003,460
                                                             ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
    Checking...............................................  $  280,181   $   6,961      2.48%
    Regular savings........................................     242,677       7,442      3.07%
    Money market savings...................................     263,422       7,521      2.86%
    Certificates of deposit:
        Less than $100,000.................................     548,033      24,455      4.46%
        $100,000 and more..................................     116,588       5,281      4.53%
----------------------------------------------------------------------------------------------
Total interest-bearing deposits............................   1,450,901      51,660      3.56%

Short-term borrowings......................................      50,882       1,629      3.20%

Long-term borrowings.......................................       2,835         120      4.23%
----------------------------------------------------------------------------------------------
        Total interest-bearing liabilities.................   1,504,618      53,409      3.55%

Noninterest-bearing liabilities:

    Demand deposits........................................     288,878

    Other liabilities......................................      15,848
                                                             ----------
Total liabilities..........................................   1,809,344
Stockholders' equity.......................................     194,116
                                                             ----------
Total Liabilities and shareholders` equity.................  $2,003,460
                                                             ==========
Net interest income........................................               $  87,811
                                                                          ---------
Interest rate spread.......................................                              4.11%

Interest expense as a percent of average earning assets....                              2.90%

Net interest margin........................................                              4.77%

margin for 1994 was 4.77%. At year end 1994, the securities portfolio was $590.4 million, down $61.4 thousand (0.1%) over the same period 1993. During 1994, funds were kept in liquid interest-earning assets to be available when securities yields and loan demand improved.

      Table 3 depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect.

      Table 4 analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.

                       Table 4 -- Volume and Rate Analysis
                              Tax equivalent basis

                                                              1996                                    1995
                                                 --------------------------------      -------------------------------
                                                                        Change in                            Change in
                                                   Volume      Rate      Income/        Volume      Rate      Income/
                                                   Effect     Effect     Expense        Effect     Effect     Expense
                                                 ----------  ---------  ---------      --------   --------   ---------
                                                                       (Dollars in thousands)
Earning Assets:
  Taxable securities .........................   $  1,931    $    113    $  2,044    $    114    $  1,048    $  1,162
  Tax-exempt securities ......................       (503)        (59)       (562)       (525)        296        (229)
  Taxable loans ..............................     11,270      (2,627)      8,643       7,182       8,626      15,808
  Tax-exempt loans ...........................        358         (13)        345          56         362         418
  Federal funds sold and repurchase agreements       (757)       (321)     (1,078)        254       1,338       1,592
  Interest-bearing deposits in other banks ...         49         (14)         35          35           3          38
                                                 --------    --------    --------    --------    --------    --------
       Total earning assets ..................   $ 12,348    $ (2,921)   $  9,427    $  7,116    $ 11,673    $ 18,789
                                                 --------    --------    --------    --------    --------    --------
Interest-Bearing Liabilities:
  Checking deposits ..........................   $    313    $   (705)   $   (392)   $   (103)   $   (124)   $   (227)
  Savings deposits - regular .................       (135)       (832)       (967)     (1,014)        418        (596)
  Savings deposits - money market ............       (376)       (459)       (835)     (1,251)        661        (590)
  CD's & other time deposits - $100,000 & over      4,160         878       5,038       5,564       5,862      11,426
  CD's & other time deposits - under $100,000         771          91         862       1,772       1,232       3,004
                                                 --------    --------    --------    --------    --------    --------
       Total interest-bearing deposits .......      4,733      (1,027)      3,706       4,968       8,049      13,017
       Borrowed funds short-term .............        389        (227)        162          30         508         538
       Borrowed funds long-term ..............        216         (10)        206          93         100         193
                                                 --------    --------    --------    --------    --------    --------
       Total interest-bearing liabilities ....      5,338      (1,264)      4,074       5,091       8,657      13,748
                                                 --------    --------    --------    --------    --------    --------
       Change in net interest income .........   $  7,010    $ (1,657)   $  5,353    $  2,025    $  3,016    $  5,041
                                                 ========    ========    ========    ========    ========    ========



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

      The goal of F&M is to generally maintain a position that is to provide enough flexibility to move to an equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and buying longer maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. F&M reviews the interest sensitivity position of each subsidiary bank at least once a quarter.

      F&M manages the gap between rate-sensitive assets and rate-sensitive liabilities to expand and contract with the rate cycle phase. The traditional targeted gap should be between a negative 15% and a positive 15%. The one year income statement gap at December 31, 1996 was 8.48% which is within the targeted gap.

      At December 31, 1996, F&M had $90.1 million more in interest sensitive assets than interest sensitive liabilities subject to repricing within one year and was, therefore, in an asset-sensitive position. An asset-sensitive institution's net interest margin and net interest income generally will be impacted favorably by rising interest rates, while that of a liability-sensitive institution generally will be impacted favorably by declining interest rates.

      F&M utilizes shock analysis to project the estimated effect on net interest income at various interest rate scenarios. This analysis reflects interest rate changes and the related impact on net income on interest sensitive assets and liabilities over specified periods. At December 31, 1996, a 2% increase in the prime rate is projected to increase net interest income $3.553 million. Conversely, if the prime rate decreases 2%, projected net interest income would decrease similarly.

      Table 5 analyzes F&M's rate interest sensitivity at December 31, 1996. This is a one-day position which is continually changing and is not necessarily indicative of F&M's position at any other time.



                      Table 5 -- Rate Sensitivity Analysis
                                December 31, 1996

                                                       Repricing Time Frame
                             ------------------------------------------------------------------------

                                                                           Over 5 Years
                                  1-90 Day      91-365 Day  1 to 5 Years      or Not
                                 Sensitivity   Sensitivity   Sensitivity    Sensitive       Total
                                 -----------   -----------   -----------    ----------    ----------
                                                  (Dollars in thousands)
          ASSETS
Loans, net unearned (1)
  Fixed rate....................  $  68,492      $132,999      $ 456,898     $ 140,625     $ 799,014
  Floating rate.................    384,685       126,144        116,026         2,123       628,978
                                  ---------      --------       --------     ---------     ---------
  Total loans...................    453,177       259,143        572,924       142,748     1,427,992
Investment securities
  Treasuries-HTM................      8,597        26,725         61,594        41,015       137,931
  Treasuries-AFS................      7,450        17,620         60,105        18,948       104,123
  Agencies-HTM..................     25,542        12,196         79,305        46,656       163,699
  Agencies-AFS..................      8,353        10,111         74,404        48,862       141,730
  Tax free municipals...........      3,017         2,631         11,461        13,242        30,351
  Federal funds sold and other..     80,813            --          8,393           260        89,466
                                  ---------      --------       --------     ---------     ---------
  Total securities..............    133,772        69,283        295,262       168,983       667,300
                                  ---------      --------       --------     ---------     ---------
Total rate sensitive assets.....    586,949       328,426        868,186       311,731     2,095,292
                                  ---------      --------       --------     ---------     ---------
          LIABILITIES
Interest checking...............  $  27,880      $     --      $ 227,303     $  49,857     $ 305,040
Money market deposits...........     20,787        83,143        103,930            --       207,860
Regular savings.................         --            --        164,023        41,005       205,028
Time deposits > $100,000........     38,544        85,995         47,438           100       172,077
Time deposits < $100,000........    141,161       353,039        248,233            --       742,433
Short-term borrowings...........     74,709            --             --            --        74,709
Long-term borrowings............         --            --          4,822         6,675        11,497
                                  ---------      --------       --------     ---------     ---------
Total rate sensitive
  liabilities...................    303,081       522,177        795,749        97,637     1,718,644
                                  ---------      --------       --------     ---------     ---------
Rate sensitivity gap............    283,868      (193,751)        72,437       214,094       376,648
Cumulative gap..................    283,868        90,117        162,554       376,648
Risk to interest margin:
 Gap as a % of rate
   sensitive assets.............     13.55%         4.30%          7.76%        17.98%
% of Annualized Income .........
-----------------------------------------------------------------------------------------------------
Risk to Capital Account.........
-----------------------------------------------------------------------------------------------------

                                                 Income Statement Gap
                             -------------------------------------------------------
                                                             One Year
                                One Year       Earnings       Income          2%
                                 Balance        Change       Statement    Prime Rate
                                Sheet Gap        Ratio          Gap         Change
                                ---------      ---------    ----------    ----------
                                              (Dollars in thousands)
          ASSETS
Loans, net unearned (1)
  Fixed rate.................    $201,491         75.00%     $ 151,118     $   3,022
  Floating rate..............     510,829        100.00%       510,829        10,217
                                 --------                    ---------     ---------
  Total loans................     712,320         92.93%       661,947        13,239
Investment securities
  Treasuries-HTM.............      35,322         75.00%        26,492           530
  Treasuries-AFS.............      25,070         75.00%        18,803           376
  Agencies-HTM...............      37,738         75.00%        28,304           566
  Agencies-AFS...............      18,464         75.00%        13,848           277
  Tax free municipals........       5,648         37.00%         2,090            42
  Federal funds sold and othe      80,813         93.00%        75,155         1,503
                                 --------                    ---------     ---------
  Total securities...........     203,055         81.11%       164,692         3,294
                                 --------                    ---------     ---------
Total rate sensitive assets..     915,375         90.31%       826,638        16,533
                                 --------                    ---------     ---------
          LIABILITIES
Interest checking............    $ 27,880         87.50%     $  24,395     $     488


Money market deposits........     103,930         77.50%        80,546         1,611
Regular savings..............          --          0.00%            --            --
Time deposits > $100,000.....     124,539         76.70%        95,521         1,910
Time deposits < $100,000.....     494,200         76.70%       379,051         7,581
Short-term borrowings........      74,709         93.00%        69,479         1,390
Long-term borrowings.........          --         93.00%            --            --
                                 --------                    ---------     ---------
Total rate sensitive
  liabilities................     825,258         78.64%       648,993        12,980
                                 --------                    ---------     ---------
Rate sensitivity gap.........      90,117                      177,645         3,553


Cumulative gap...............      90,117
Risk to interest margin:
 Gap as a % of rate
   sensitive assets..........       4.30%                        8.48%

% of Annualized Income ......                                                   7.9%
-------------------------------------------------------------------------------------

Risk to Capital Account......                                                   0.0%
-------------------------------------------------------------------------------------

 (1) Excludes nonaccruals

Noninterest Income

      Noninterest income for 1996 increased $1.2 million, or 6.3%, over the same period in 1995. Trust Department income increased $385 thousand or 21.2% from $1.8 million for 1995 to $2.2 million for 1996 as a result of increased fiduciary activities and the settlement of estates. Service charges on deposit accounts, the largest single item of noninterest income, increased to $9.1 million for 1996, up 12.8% over the comparable period a year ago as a result of adding additional services and improving existing deposit services. Credit card fees increased to $3.4 million for 1996 as compared to $3.2 million for 1995 as a result of increased card loan volume. Fees for other customer services were $1.8 million for 1996, which increased $114 thousand (6.6%) from 1995 as a result of increased marketing of current services and providing new services for customers. Gains on sale of securities declined to $267 thousand for 1996 as compared to $519 thousand for 1995. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1996 and 1995, market interest rates were generally not favorable which reduced the appeal to reposition. Other operating income decreased $262 thousand (-6.2%), down from $4.2 million for 1995 to $3.9 million for 1996. Contributing to the decrease in other operating income were reductions in rent income and other real estate income.

      Noninterest income increased $978 thousand or 5.3% from $18.5 million in 1994 to $19.5 million in 1995. Trust Department income increased $170 thousand or 10.3% from $1.6 million for 1994 to $1.8 million for 1995 as a result of increased fiduciary activities. Service charges on deposit accounts were $8.1 million for 1995, up 8.1% over the previous year. Credit card fees were $3.2 million and $2.6 million for 1995 and 1994, up $582 thousand as a result of increased card lending activities. Fees for other customer services were $1.7 million for 1995, which declined $371 thousand (-17.6%) from 1994 as a result of a reduction in loan refinancing activity. Gains on sale of securities were $519 thousand for 1995 as compared to $293 thousand for 1994. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1994 and 1995, interest rates were rising, reducing the appeal to reposition securities.



                         Table 6 -- Noninterest Income

                                                                  Year ended December 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
Commissions and fees from fiduciary activities............   $   2,196   $  1,812   $   1,642
Service charges on deposit accounts.......................       9,087      8,054       7,449
Credit card fees..........................................       3,401      3,193       2,612
Fees for other customer services..........................       1,849      1,734       2,105
Other operating income....................................       3,945      4,207       4,440
                                                            ----------  ----------  ----------
        Noninterest income................................      20,478     19,000      18,248
Profits on securities available for sale..................         265        519         273
Investment securities gains, net..........................           2         --          20
                                                            ----------  ----------  ----------
        Total noninterest income..........................   $  20,745   $ 19,519   $  18,541
                                                            ==========  ==========  ==========

Noninterest Expense

      Total noninterest expense increased $940 thousand (1.3%), from $70.2 million in 1995 to $71.1 million in 1996. Salaries and employee benefits increased $1.7 million or 4.9%, net occupancy expense including furniture and equipment expense increased $378 thousand or 3.4%, credit card expense increased $259 thousand or 13.2% and other operating expense increased $462 thousand or 2.4%. Deposit insurance declined from $2.1 million in 1995 to $205 thousand in 1996 as a result of the FDIC deposit insurance fund achieving a level deemed to be adequate to protect deposits, therefore, premiums were adjusted in the third quarter of 1995 to reflect this achievement.

      For 1995, noninterest expense increased by $2.6 million, or 3.9%, from $67.5 million in 1994 to $70.2 million in 1995. This increase was primarily due to a $1.6 million, or 4.7% increase in salary and employee benefits and a $2.0 million, or 11.2% increase in other operating expenses. The primary reason for the increase in salary and benefits was personnel costs associated with acquiring new banks and opening new banking offices. Other operating expenses increased as a result of professional fees associated with acquiring new banks and training and conversion costs associated with converting to a new consolidated data processing system.

                         Table 7 -- Noninterest Expense

                                                                  Year ended December 31,
                                                             --------------------------------
                                                               1996        1995        1994
                                                             ---------  ----------  ----------
                                                                  (Dollars in thousands)
Salaries and employee benefits............................   $  37,229   $ 35,507   $  33,915
Net occupancy expense of premises.........................       5,957      5,966       5,512
Furniture and equipment expense...........................       5,370      4,984       4,596
Deposit insurance.........................................         205      2,086       3,907
Credit card expense.......................................       2,231      1,971       1,950
Other operating expenses..................................      20,113     19,652      17,667
                                                            ----------  ----------  ----------
       Total..............................................   $  71,105   $ 70,166   $  67,547
                                                            ==========  ==========  ==========

Income Taxes

      Income tax expense at December 31, 1996 was $15.1 million, up from $12.8 million for 1995 and up from $10.5 million for 1994. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 35%. This corresponds to an effective tax rate of 34.0%, 33.2% and 30.1% for the three years ended December 31, 1996, 1995 and 1994, respectively. Note 15 to the Consolidated Financial Statements for year end provide a reconciliation between the amount of income tax expense computed using the federal statutory income tax rate and F&M's actual income tax expense. Also included in Note 15 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

Loan Portfolio

      Loans, net of unearned income, increased to $1.439 billion at December 31, 1996, up $142.9 million or 11.0% from $1.296 billion at year end 1995 and up $86.7 million or 7.2% from $1.210 billion at year end 1994. The strong increase in loan activity for 1996 is indicative of a healthy economic environment in F&M's banking market area. All of F&M's subsidiary banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the subsidiary banks' respective market regions. Six of F&M's subsidiary banks, F&M Bank-Massanutten, F&M Bank-Blakeley, F&M Bank-Emporia, F&M Bank-Peoples, F&M Bank-Martinsburg, and F&M Bank-Keyser, emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Northern Virginia, F&M Bank-Central Virginia and F&M Bank-Allegiance are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.

      Approximately 47.6% of F&M's loan portfolio at December 31, 1996 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. F&M's subsidiary banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although F&M's subsidiary banks typically look to the borrower's cash flow as the principal source of repayment for such loans, many of the loans within this category are secured by assets, such as real property, accounts receivable, inventory and equipment. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the businesses. F&M's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.

      F&M's residential real estate loan portfolio (including home equity lines) was 36.2% of total loans at December 31, 1996. The residential mortgage loans made by F&M's subsidiary banks and Big Apple Mortgage Company are made only for single family, owner-occupied residences within their respective market regions. The residential mortgage loans offered by F&M's subsidiaries are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan.

      Big Apple Mortgage (also t.a. F&M Mortgage Company), F&M Bank-Northern Virginia and F&M Bank-Peoples sell into the secondary market permanent residential mortgage loans that conform to GNMA and FNMA underwriting guidelines. These F&M subsidiaries purchase government insured 1-4 family FHA and VA loans and resell them immediately in package form. At December 31, 1996, Big Apple Mortgage, F&M Bank-Northern Virginia and F&M Bank-Peoples had $18.0 million in loans that it had committed to purchase, but had not settled upon.

      F&M's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1996, construction loans were $66.5 million or 4.6% of the total loan portfolio. Generally, all construction loans are made to finance owner-occupied properties with permanent financing commitments in place. F&M's subsidiary banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced no charge-offs involving residential construction loans since 1987.

      Consumer loans were 16.6% of F&M's total loan portfolio at December 31, 1996, if home equity lines are included in this category. F&M's subsidiary banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in each of F&M's subsidiary banks' respective market regions.

      Loans secured by real estate consist of a diverse portfolio of predominantly single family residential loans, which at December 31, 1996 comprised 36.2% of the loan portfolio. Loans secured by commercial real estate comprised 32.0% of the loan portfolio at December 31, 1996 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (28.5%) (shown in Table 8 under the category of "Non-farm, non-residential"), multifamily loans (2.2%) and agricultural loans (1.3%). F&M attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. F&M has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 4.6% of total loans outstanding at December 31, 1996. F&M's charge-off rate for all loans secured by real estate was 0.02% of period end loans. This is consistent with 1995 when the charge-off rate for all loans secured by real estate was 0.05% of period end loans outstanding. F&M's consumer loan portfolio, its second largest loan category, consists principally of personal loans.

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

      F&M's unfunded loan commitments (excluding unused home equity lines of credit and credit card lines) amounted to $265.3 million at December 31, 1996, compared to $225.8 million at December 31, 1995. This increase is due to stronger seasonal demands on lines of credit during the summer months than at year end.

      On December 31, 1996, F&M had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $409.6 million which were in excess of 10 percent in the total loan portfolio. Because of the nature of F&M's market, loan collateral is predominately real estate related.

      A number of economic factors in conjunction with loan activity in 1996 suggest that loan growth in 1997 should be more vibrant than it was in 1995 and 1994. Although interest rates are above the floors they reached in 1995, they remain at reasonable levels for borrowers. New home construction is increasing as are home sales. Auto sales were up in 1996, and the forecast is for continued strength. The economy is creating new jobs and absorbing the unemployment that was created during the recession and business restructuring in 1995 and 1994. Importantly, reports suggest that borrowers are showing a great degree of confidence in the economy. These factors resulted in a positive loan growth trend in 1996 and represent the necessary elements for growth in 1997.

                            Table 8 -- Loan Portfolio

                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1996           1995          1994           1993          1992
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Commercial, financial and agricultural.............   $   225,327   $    187,991   $   180,736    $   146,880   $   154,168
Real estate construction...........................        66,477         53,682        46,081         50,280        28,089
Real estate mortgage:
    Residential (1-4 family).......................       454,109        410,889       385,842        372,174       324,922
    Home equity lines..............................        67,326         67,848        68,022         60,367        60,182
    Multifamily....................................        31,712         25,191        26,106         22,445        16,617
    Non-farm, non-residential (1)..................       409,563        374,634       322,146        290,193       182,419
    Agricultural...................................        19,199         17,576        17,511         16,615        14,295
                                                     ------------  -------------  ------------   ------------  -------------
    Real estate subtotal...........................       981,909        896,138       819,627        761,794       598,435
Loans to individuals:
    Consumer.......................................       147,917        142,151       150,135        151,566       133,489
    Credit card....................................        23,197         22,832        19,119         16,865        13,319
                                                     ------------  -------------  ------------   ------------  -------------
    Loans to individuals subtotal..................       171,114        164,983       169,254        168,431       146,808
        Total loans................................     1,444,827      1,302,794     1,215,698      1,127,385       927,500
Less unearned income...............................        (5,719)        (6,590)       (6,187)        (6,519)       (8,433)
                                                     ------------  -------------  ------------   ------------  -------------
Loans--net of unearned income......................   $ 1,439,108   $  1,296,204   $ 1,209,511    $ 1,120,866   $   919,067
                                                     ============  =============  ============   ============  =============

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.


                     Remaining Maturities of Selected Loans

                                                       December 31, 1996
                                                  ---------------------------
                                                   Commercial,
                                                  Financial and  Real Estate-
                                                  Agricultural   Construction
                                                  ------------   ------------
                                                    (Dollars in thousands)
Within 1 year..................................   $    119,534   $    56,753
                                                  ------------   ------------
Variable Rate:
    1 to 5 years...............................         12,301         1,653
    After 5 years..............................             --            --
                                                  ------------   ------------
    Total......................................   $     12,301   $     1,653
                                                  ------------   ------------
Fixed Rate:
    1 to 5 years...............................         69,393         7,881
    After 5 years..............................         24,099           190
                                                  ------------   ------------

    Total......................................   $     93,492   $     8,071
                                                  ------------   ------------
    Total Maturities...........................   $    225,327   $    66,477
                                                  ============   ============

Asset Quality

      Allowance for Loan Losses. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each of F&M's subsidiary banks. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Each of F&M's subsidiary banks has a formal loan review function which consists of a committee of bank officers that regularly reviews loans and assigns a classification based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each of F&M's subsidiary bank's loan portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each of
F&M's   subsidiary   bank's  loan  portfolio.   In  addition,   all  lending
relationships involving an adversely classified loan are reviewed. The review team has the authority to classify any loan it determines is not satisfactorily classified within F&M's grading system. All classified loans are reviewed at least quarterly by F&M's senior officers and by the subsidiary banks' board of directors. All past due and nonaccrual loans are reviewed monthly by the subsidiary banks' boards of directors. As a matter of policy, F&M's subsidiary banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Although the ratio of the allowance to total loans and nonaccrual loans may be substantially less than its peers, F&M believes the ratio to be adequate based on this loan risk review analysis.

      In 1996, 1995 and 1994, improved loan quality, a decline in nonperforming loans, the nature of its loan portfolio and improved underwriting standards allowed F&M to maintain a lower allowance for loan losses. The ratio of allowance for loan losses to period end loans, net for 1996, 1995 and 1994 was 1.25%, 1.41% and 1.47%, respectively. In 1996, F&M included in its loan portfolio $57.0 million loans composed of SBA, FHA and VA residential housing loans that were guaranteed by the U.S. government. If these guaranteed loans were excluded from total average loans for 1996, the ratio of allowance for loan losses to period end loans, net would be 1.30%. In 1996, 1995 and 1994, the ratio of allowance for loan losses to nonaccrual loans were 161.35%, 137.53% and 86.94%, respectively, which indicates that the allowance is adequate with respect to nonaccrual loans.

      The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. F&M's subsidiary banks are examined at different times, but the Virginia Bureau of Financial Institutions examined all Virginia banking subsidiaries, the West Virginia Division of Banking examined all West Virginia banking subsidiaries and the Office of the Comptroller of the Currency examined F&M's Maryland bank subsidiary during 1996. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

      F&M maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 9 shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.

               Table 9 -- Allocation of Allowance for Loan Losses


                                          1996                        1995                      1994
                                ------------------------   ------------------------    --------------------------
                                              Percent of                 Percent of                    Percent of
                                            Loans in Each              Loans in Each                 Loans in Each
                                             Category to                Category to                   Category to
                                 Allowance   Total Loans    Allowance   Total Loans    Allowance      Total Loans
                                ----------   -----------   ----------   -----------   -------------   -----------
December 31:                                                  (Dollars in thousands)
  Commercial, financial and
    agriculture..............   $    6,278    15.6%        $    6,388       14.4%     $    6,346        14.9%
  Real estate-construction...          717     4.6                710        4.1             713         3.8
  Real estate-mortgage               4,412    11.8              4,510       12.7           4,278        13.9
                                ----------   -----         ----------      -----      ----------       -----
                                $   17,936   100.0%        $   18,252      100.0%     $   17,826       100.0%
                                ==========   =====         ==========      =====      ==========       =====

        The quality of F&M's loan portfolio and improved underwriting standards have permitted F&M to provide $2.1 million, $2.0 million and $2.7 million for provision for loan losses for the years 1996, 1995 and 1994, respectively.

        F&M's net charge-offs increased in 1996 to $2.4 million, higher than the 1995 level of $1.6 million and higher than 1994 net charge-offs of $1.2 million. The higher net charge-offs in 1996 was due to a few customers inability to exercise fundamental business judgment. Net charge-offs to average loans was 0.17%, 0.13% and 0.10% for the years 1996, 1995 and 1994, respectively.

                      Table 10 -- Allowance for Loan Losses

                                                                                       December 31,
                                                              -------------------------------------------------------------
                                                                1996          1995         1994         1993         1992
                                                             ----------    ---------    ---------    ---------    ---------
                                                                                  (Dollars in thousands)
Balance, beginning of period...............................   $  18,252    $  17,826    $  16,317    $  13,592     $ 14,387
    Loans charged-off:
        Commercial, financial and agriculture..............       1,409          591        1,288        1,331        3,174
        Real estate construction...........................          --           74           45            4           --
        Real estate mortgage:
            Residential (1-4 family).......................         142          583          280          376        1,564
            Home equity lines..............................          27           --           14          239           25
            Multifamily....................................          45           --           --           --           --
            Non-farm, non-residential (1)..................          81           95           --           89          170
            Agricultural...................................          --           --           --           --           --
                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................         295          678          294          704        1,759
    Consumer...............................................         643          952          669        1,316        1,334
    Credit card............................................         537          343          146          144          178
                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........       1,180        1,295          815        1,460        1,512
                    Total loans charged-off................       2,884        2,638        2,442        3,499        6,445
    Recoveries:
        Commercial, financial and agriculture..............         142          642          817          506          524
        Real estate construction...........................          --           --           --            8           --
        Real estate mortgage:
            Residential (1-4 family).......................         119           68          125          332          117
            Home equity lines..............................          --           56           22           --           25
            Multifamily....................................           3           --           --           --           --
            Non-farm, non-residential (1)..................          37           19            4           31           --
            Agricultural...................................          --           --           --           --           --

                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................         159          143          151          363          142
    Loans to individuals:
        Consumer...........................................         192          218          301          487          245
        Credit card........................................          25           13           12           22           40
                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........         217          231          313          509          285
                    Total recoveries.......................         518        1,016        1,281        1,386          951
                                                             ----------    ---------    ---------    ---------    ---------
Net charge-offs............................................       2,366        1,622        1,161        2,113        5,494
Provision for loan losses..................................       2,050        2,048        2,670        3,395        4,799
Increase from purchase.....................................          --           --           --        1,443           --
                                                             ----------    ---------    ---------    ---------    ---------
Balance, end of period.....................................   $  17,936    $  18,252    $  17,826    $  16,317     $ 13,692
                                                             ----------    ---------    ---------    ---------    ---------
                                                             ----------    ---------    ---------    ---------    ---------
Ratio of allowance for loan losses to loans outstanding
  at end of period.........................................        1.25%        1.41%        1.47%        1.46%        1.49%
Ratio of net charge-offs to average loans outstanding
  during period............................................        0.17%        0.13%        0.10%        0.21%        0.61%


(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

      Nonperforming Assets. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, decreased 17.1%, 19.9% and 15.6% during 1996, 1995 and 1994, respectively. The improvement in nonperforming assets during the last three years was due to reduced levels of new nonperforming loans as a result of an improving economic environment and management's efforts to identify deteriorating assets early enough in the cycle to ensure prompt action toward resolution.

      Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1996 were $11.2 million, or 0.8% of total loans, down from $13.6 million, or 1.1% of total loans at December 31, 1995 and down from $20.9 million, or 1.7% of total loans, at December 31, 1994. Nonperforming loans at year end 1996 were composed largely of 1-4 family residential loans amounting to $3.6 million, construction and land development amounting to $50 thousand, real estate secured by farmland amounting to $1.1 million and commercial loans secured by real estate amounting to $3.4 million.

      Nonperforming loans are those loans where, in the opinion of management, the full collection of principal or interest is unlikely. Nonperforming loans decreased 17.8% during 1996 and 34.7% during 1995.

      The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1996, 1995 and 1994 were $769 thousand, $229 thousand and $159 thousand, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $1.5 million in 1996, $1.3 million in 1995 and $1.4 million in 1994.

      The recorded investment in certain loans that were considered to be impaired in accordance with FASB 114 was $8.9 million at year end 1996 as compared to $11.0 million at year end 1995, of which $6.5 million are included in nonperforming assets under Table 11. Included in 1996 impaired loans are $5.6 million secured by commercial real estate. All impaired loans at year end 1996 had a related valuation allowance totaling $1.4 million. At year end 1995, $8.0 million had a related valuation allowance of $1.4 million and $3.3 million did not have a valuation allowance primarily due to application of interest payments against book balances or write-downs previously taken on these loans. The average recorded investment in certain impaired loans for the years ended December 31, 1996 and December 31, 1995 was approximately $9.3 million and $11.7 million, respectively. For the year 1996 and 1995, interest income recognized on impaired loans totaled $154 thousand and $263 thousand, all of which was recognized on a cash basis.

      Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $4.6 million and $3.2 million at December 31, 1996 and 1995, respectively. If interest on these loans had been accrued, such income would have approximated $345 thousand and $396 thousand for 1996 and 1995, respectively.

      Foreclosed properties consists of 27 parcels of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. In 1995, F&M acquired through foreclosure approximately 1,000 acres of real estate located in Jefferson County, West Virginia, valued in excess of $4 million. F&M is marketing this property and will dispose of it as expediently as possible. At December 31, 1996, F&M had $12.4 million in foreclosed property upon which it does not anticipate incurring any material loss on the final disposition.

      In March 1996, F&M acquired approximately 247 acres in Jefferson County, West Virginia, for development purposes. The development project consists of single family residential lots with sales to be directed toward the commuter market. A contingency reserve of $500 thousand has been established to account for development costs such as installing roads and utilities associated with the project.

                        Table 11 -- Nonperforming Assets

                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1996           1995          1994           1993          1992
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Nonaccrual loans...................................   $    11,116   $     13,272   $    20,504    $    28,761   $    17,181
Restructured loans.................................            82            358           382            770           753
Foreclosed property................................        12,396         14,839        14,657         12,584         8,884

                                                     ------------  -------------  ------------   ------------  -------------
        Total nonperforming assets.................   $    23,594   $     28,469   $    35,543    $    42,115   $    26,818
                                                     ============  =============  ============   ============  =============

Loans past due 90 days accruing interest...........   $     4,487   $      3,789   $     1,973    $     2,887   $     5,588
Allowance for loan losses to period end loans......          1.25%          1.41%         1.47%          1.46%         1.49%
Allowance for loan losses to nonaccrual loans......        161.35%        137.53%        86.94%         56.73%        79.69%
Nonperforming assets to period end loans and
  foreclosed properties............................          1.63%          2.17%         2.90%          3.72%         2.89%
Net charge-offs to average loans...................          0.17%          0.13%         0.10%          0.21%         0.61%

The loss of income associated with nonperforming loans at December 31 were:

                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1996           1995          1994           1993          1992
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Income that would have been recorded in
  accordance with original terms:
      Nonaccrual loans and restructured loans......   $     1,549   $      1,343   $     1,444    $     1,244   $     1,077
Income actually recorded:
      Nonaccrual and restructured loans............           769            229           159             33            --

      On December 31, 1996, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.

      Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. First, all interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses be charged against earnings.

      At December 31, 1996, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $4.5 million, compared to $3.8 million at December 31, 1995 and $2.0 million at December 31, 1994.

      Potential Problem Loans. At December 31, 1996, potential problem loans were approximately $26.2 million, including 6 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $11.3 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1996 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.

      Although trends for credit quality factors, such as non-performing assets, continue to improve, it is likely that F&M will continue modest provisions for loan losses in 1997. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.

      Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1997 should not be materially greater than those in 1996. At such relatively low levels of loan losses as were experienced in 1996, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1997 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 1997. F&M will maintain and follow its policies and practices intended to minimize future credit losses.

Securities

      The book value of the securities portfolio was $597.0 million at December 31, 1996, compared to $634.7 million at December 31, 1995. The securities portfolio decreased $37.8 million in 1996 over 1995, which followed an increase of $44.4 million in 1995 over 1994. Investment in U.S. Government securities decreased $38.0 million, or -6.5%, for the year 1996, and increased $54.6 million, or 10.3%, for the year 1995, while investment in states and political subdivisions declined during the same periods. F&M has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits that they have had in the past.

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

      FASB Pronouncement No. 115 effective January 1, 1994, required F&M to show the effect of market changes in the value of securities available for sale
(AFS). The market value of AFS securities at December 31, 1996 was $263.4 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a line in Stockholders' Equity as unrealized gain of $429 thousand and $3.3 million at December 31, 1996 and December 31, 1995, respectively. Investment rates have decreased in 1996 and 1995, thereby, causing currently held bond portfolio market values to increase. In 1995, the decline in market yields was due to interest rate fluctuations only and not a result of re-ratings or down grading of securities.

      It is F&M's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. F&M considers derivatives as speculative which is contrary to F&M's historical or prospective philosophy. F&M does not hold or issue financial instruments for trading purposes. F&M does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management. Off-balance sheet risks such as commitments to extend credit, standby letters of credit and other items are discussed in Note 17 in the Notes to Consolidated Financial Statements.

         Table 12 -- Investment Portfolio and Securities Available For Sale

     The carrying value of investment securities at the dates indicated was:

                                                                         December 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               ---------  ----------  ----------
                                                                    (Dollars in thousands)
  U.S. Government securities................................   $ 301,630   $309,506   $ 303,975
  States and political subdivisions.........................      30,351     33,112      39,617
  Other securities..........................................       1,584        985       3,721
                                                              ----------  ----------  ----------
          Total investment securities.......................   $ 333,565   $343,603   $ 347,313
                                                              ==========  ==========  ==========

      The carrying value of securities available for sale at the dates indicated was:

                                                                         December 31,
                                                               --------------------------------
                                                                 1996        1995        1994
                                                               ---------  ----------  ----------
                                                                    (Dollars in thousands)
  U.S. Government securities................................   $ 245,853   $276,017   $ 226,986
  Other securities..........................................      17,575     15,127      16,091
                                                              ----------  ----------  ----------
          Total securities available for sale...............   $ 263,428   $291,144   $ 243,077
                                                              ==========  ==========  ==========



                Table 13 -- Distribution and Yields of Securities
                                December 31, 1996
                            Taxable-Equivalent Basis


                                                              Due after 1        Due after 5       Due after 10
                                          Due in 1 year        through 5         through 10          years and
                                             or less             years              years        Equity Securities        Total
                                       -----------------  -----------------  -----------------  -----------------  -----------------
                                         Amount    Yield    Amount    Yield    Amount    Yield     Amount   Yield     Amount   Yield
                                       ---------  ------   --------- ------   --------  ------   --------  ------   --------- ------
                                                                       (Dollars in thousands)
Securities held for investment:
    U.S. Government
    securities...............          $ 73,060    5.77%   $140,899   6.17%   $ 64,132   6.79%  $  23,539   7.42%    $301,630  6.30%

  Other taxable securities...                --    0.00%      1,324   7.72%        260   5.70%         --   7.00%       1,584  7.38%
                                      ---------            --------           --------           --------           ---------
      Total taxable..........            73,060    5.77%    142,223   6.18%     64,392   6.79%     23,539   7.42%     303,214  6.30%
  Tax-exempt securities (1)..             5,648    5.13%     11,461   5.26%      9,590   5.47%      3,652   5.31%      30,351  5.31%
                                      ---------            --------           --------           --------           ---------
      Total .................         $  78,708    5.72%   $153,684   6.12%   $ 73,982   6.62%   $ 27,191   7.14%   $ 333,565  6.22%
                                      ---------            --------           --------           --------           ---------

Securities held for sale:
  U.S. Government
   securities................         $  43,534    6.22%   $134,509   6.14%   $ 45,631   6.77%   $ 22,179   6.94%   $ 245,853  6.35%
  Other taxable securities...            10,506    2.85%      7,069   6.03%         --   0.00%         --   0.00%      17,575  4.13%
                                      ---------            --------           --------           --------           ---------
      Total .................         $  54,040    5.56%   $141,578   6.13%   $ 45,631   6.77%   $ 22,179   6.94%   $ 263,428  6.20%
                                      ---------            --------           --------           --------           ---------
Total securities.............         $ 132,748    5.66%   $295,262   6.12%   $119,613   6.67%   $ 49,370   7.05%   $ 596,993  6.21%
                                      =========            ========           ========           ========           =========

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

      See Note 2 to the  Consolidated  Financial  Statements  as of December
31, 1996 for an analysis of gross unrealized gains and losses in the securities portfolio.

Deposits

      F&M has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for F&M's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

      Deposits at December 31, 1996 increased $84.1 million or 4.5% to $1.967 billion from $1.883 billion at year end 1995. Non-interest bearing demand deposits increased $20.5 million (6.5%) from $314.0 million in 1995 to $334.5 million in 1996. Interest bearing deposits increased $63.6 million (4.1%) to $1.632 billion in 1996. Savings deposits and money market deposits experienced a reduction in deposits of $12.8 million, while certificates of deposit over and under $100,000 experienced a $55.3 million or 6.4% increase in deposits. Unlike deposit growth in 1995 which was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments, depositors in 1996 were seeking attractive guaranteed rates provided by certificates of deposits.

      F&M does not have any other time deposits, other than certificates of deposits, over $100,000.

      Deposits at December 31, 1995 grew $128.7 million or 7.3% to $1.883 billion. Non-interest bearing demand deposits increased $22.6 million (7.8%) from $291.4 million in 1994 to $314.0 million in 1995. Interest bearing deposits increased $106.1 million (7.3%) to $1.569 billion in 1995. Interest checking, savings deposits, and money market deposits experienced a reduction in deposits in 1995, whereas, certificates of deposit over and under $100,000 experienced an increase in deposits. Deposit growth in 1995 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.

                       Table 14 -- Deposits and Rates Paid

                                                                        December 31,
                                ------------------------------------------------------------------------------------
                                           1996                            1995                       1994
                                -------------------------      -----------------------      ------------------------
                                    Amount        Rate            Amount       Rate             Amount       Rate
                                 -----------   ----------      ------------  ---------      ------------   ---------
                                                                 (Dollars in thousands)
Noninterest-bearing accounts...  $   334,499                   $   314,037                  $   291,414
                                 -----------                   -----------                  -----------
Interest-bearing accounts:

    Interest checking..........      305,040      2.20%            283,857     2.44%            292,839       2.48%
    Regular savings............      205,029      2.83%            211,982     3.23%            235,412       3.07%
    Money-market...............      207,860      2.87%            213,722     3.08%            248,744       2.86%
        Time deposits:
         Less than $100,000....      742,433      5.56%            692,028     5.43%            567,672       4.46%
         $100,000  and more....      172,077      5.53%            167,223     5.47%            118,050       4.53%
                                 -----------                   -----------                  -----------
Total interest-bearing.........    1,632,439      4.25%          1,568,812     4.24%          1,462,717       3.56%
                                 -----------                   -----------                  -----------
        Total..................  $ 1,966,938                   $ 1,882,849                  $ 1,754,131
                                 ===========                   ===========                  ===========




                     Maturities of CD's of $100,000 and More

                          Within     Three to     Six to     One to       Over                     Percent
                           Three       Six        Twelve      Five        Five                     of Total
                          Months      Months      Months      Years       Years        Total       Deposits
                        ----------  ----------  ----------  ----------  ---------   ----------  -------------
                                                      (Dollars in thousands)
At December 31, 1996... $   38,544  $  25,493   $  60,502    $  47,438    $  100    $  172,077      8.75%

Capital Resources

      Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses. The adequacy of F&M's capital is reviewed by management on an ongoing basis with emphasis on the size, composition and quality of F&M's asset and liability levels and consistent with regulatory requirements and industry standards.

      The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier I capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. F&M had a ratio of risk-weighted assets to total capital of 16.78% at December 31, 1996 and a ratio of risk-weighted assets to Tier I capital of 15.53%. Both of these exceed the capital requirements adopted by the federal bank regulatory agencies.

      Table 15 reflects the cash dividends per share declared during each quarter of the periods indicated. The information in Table 15 may vary for certain periods from the dividends paid during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown have not been restated and adjusted to reflect the acquisition on March 29, 1996 of FB&T Financial Corporation and on October 1, 1996 of Allegiance Banc Corporation.

               Table 15 -- Common Stock Performance and Dividends

                                                    Common Stock Price
                                       ------------------------------------------
                                               1996                  1995           Dividends Declared
                                                                                    ------------------
                                         High         Low       High        Low       1996       1995
                                      ----------   ---------  --------   --------   --------   -------
First quarter.......................   $ 19.750    $ 17.250   $ 17.125   $ 15.750    $ 0.160   $ 0.150
Second quarter......................     18.500      16.000     17.375     15.500      0.160     0.150
Third quarter.......................     19.375      17.250     18.125     15.650      0.175     0.150
Fourth quarter......................     21.375      18.125     20.000     17.250      0.230     0.160

Years ended December 31.............   $ 21.375    $ 16.000   $ 20.000   $ 15.500    $ 0.725   $ 0.610

F&M National  Corporation  common stock is traded on the New York Stock Exchange
(NYSE) under the symbol FMN. On December 31, 1996 there were approximately 8,313 shareholders of record.

                         Table 16 -- Analysis of Capital

                                                           December 31,
                                                 --------------------------------
                                                   1996        1995        1994
                                                 ---------  ----------  ---------
                                                      (Dollars in thousands)
  Tier 1 Capital:
      Common stock............................. $   40,747 $   40,848  $   40,346
      Additional paid in capital...............     69,197     72,716      71,036
      Retained earnings........................    120,350    105,140      91,336
      Less: Goodwill...........................      7,195      7,947       8,624

                                                 --------- ----------  ----------
      Total Tier 1 capital.....................    223,099    210,757     194,094

  Tier 2 Capital:
      Allowance for loan losses................     17,936     16,527      16,319
      Allowable long term debt.................         --         --          --
                                                 --------- ----------  ----------
      Total Tier 2 capital.....................     17,936     16,527      16,319
      Total risk-based capital................. $  241,035 $  227,284  $  210,413
                                                ========== ==========  ==========


  Risk-weighted assets......................... $1,436,341 $1,322,144  $1,305,511

  CAPITAL RATIOS:
      Tier 1 risk-based capital ratio..........      15.53%     15.94%      14.87%
      Total risk-based capital ratio...........      16.78%     17.19%      16.12%
      Tier 1 capital to average total assets...       9.90%     10.09%       9.72%


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

      At December 31, 1996, approximately $894.8 million or 42.8% of total earning assets is due to mature or reprice within the next year.

      F&M also maintains additional sources of liquidity through a variety of borrowing arrangements. F&M's subsidiary banks maintain federal fund lines with a number of larger regional and money-center banking institutions totaling in excess of $66.5 million, of which $1.5 million was borrowed at December 31, 1996. Federal funds borrowed by F&M's subsidiary banks during 1996 averaged less than $500,000. At December 31, 1996, certain of F&M's subsidiary banks had outstanding $50.0 million of borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months. Also, F&M has credit lines totaling $243.8 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.

      F&M engages in short-term borrowings at the parent company level, as well. At December 31, 1996, F&M had $14.9 million outstanding in short-term obligations issued to selected customers of F&M's subsidiary banks pursuant to a master agreement. As a back-up source of funds, F&M has approved bank lines of credit totaling $9.0 million. These lines are used irregularly with the average aggregate balance outstanding under the lines not exceeding $1.0 million since they have been in place. At year end 1996, 1995 and 1994, there were no outstanding balances under these lines of credit.

      In 1994, some of F&M's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which must be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1996, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $11.5 million maturing through 2006.

Accounting Rule Changes

      FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities", was issued in June, 1996 and establishes, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. Statement 125 also establishes new accounting requirements for pledged collateral. As issued, Statement 125 is effective for all transfers and servicing of financial assets and extinguishments of liabilities occurring after December 1996.

      FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125", defers for one year the effective date
(a) of paragraph 15 of Statement 125 and (b) for repurchase agreement, dollar-roll, securities lending, or similar transactions, of paragraph 9-12 and 237(b) of Statement 125.

      The  effects  of  these  Statements  on  the  Corporation's   consolidated
financial statements are not expected to be material.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1996 and 1995

                                                                                                    December 31,
                                                                                         ----------------------------------
                                                                                              1996                1995
                                                                                         ---------------    ---------------
Assets
 Cash and due from banks (Notes 1, 14 and 18)........................................    $   112,865,694    $   112,689,788
 Interest-bearing deposits in other banks............................................          1,262,050          1,186,003
 Securities (fair value: 1996, $598,969,796; 1995, $643,026,452)
    (Notes 1 and 2)..................................................................        596,993,106        634,746,903
 Federal funds sold and securities purchased under
    agreements to resell.............................................................         69,045,000         85,805,674
 Loans (Notes 1, 3, 5 and 18).......................................................       1,444,827,004      1,302,793,863
 Unearned income....................................................................          (5,719,476)        (6,590,035)
                                                                                         ---------------    ---------------
              Loans (net of unearned income).........................................      1,439,107,528      1,296,203,828
    Allowance for loan losses (Notes 1 and 4)........................................        (17,936,226)       (18,252,558)
                                                                                         ---------------    ---------------
              Net loans..............................................................      1,421,171,302      1,277,951,270
 Bank premises and equipment, net (Notes 1 and 6)...................................          45,938,850         40,030,724
 Other assets.......................................................................          56,474,848         55,578,691
                                                                                         ---------------    ---------------
              Total assets...........................................................    $ 2,303,750,850    $ 2,207,989,053
                                                                                         ===============    ===============

Liabilities and Shareholders' Equity
Liabilities
 Deposits:
    Noninterest bearing..............................................................    $   334,499,270    $   314,036,710
    Interest bearing.................................................................      1,632,438,743      1,568,812,598
                                                                                         ---------------    ---------------
              Total deposits (Note 7)................................................    $ 1,966,938,013    $ 1,882,849,308
 Federal funds purchased and securities sold under
    agreements to repurchase.........................................................         51,536,393         57,472,002
 Federal Home Loan Bank advances....................................................           8,297,300          5,737,275
 Other short-term borrowings (Notes 5 and 8)........................................          14,875,683         18,792,294
 Long-term debt (Note 9)............................................................          11,496,969          4,225,000
 Other liabilities..................................................................          19,883,010         16,866,767
 Commitments and contingent liabilities
    (Notes 14 and 17)................................................................                 --                 --
                                                                                         ---------------    ---------------

              Total liabilities......................................................    $ 2,073,027,368    $ 1,985,942,646
                                                                                         ---------------    ---------------

Shareholders' Equity
 Preferred stock, no par value, authorized 5,000,000 shares,
    no shares outstanding............................................................    $            --    $            --
 Common stock, par value $2 per share, authorized 30,000,000 shares,
    issued 1996, 20,373,697 shares; issued 1995, 20,423,878 shares...................         40,747,394         40,847,756
 Capital surplus....................................................................          69,196,572         72,715,714
 Retained earnings (Note 16)........................................................         120,350,161        105,139,724
 Unrealized gain (loss) on securities available for sale, net.......................             429,355          3,343,213
                                                                                         ---------------    ---------------
              Total shareholders' equity.............................................    $   230,723,482    $   222,046,407
                                                                                         ---------------    ---------------
              Total liabilities and shareholders' equity.............................    $ 2,303,750,850    $ 2,207,989,053
                                                                                         ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
          For Each of the Three Years in the Period Ended December 31, 1996

                                                                                           December 31,
                                                                      -----------------------------------------------------
                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Interest Income
 Interest and fees on loans.........................................  $   125,593,301    $   116,725,791    $   100,646,346
 Interest and dividends on investment securities:
    Taxable interest income.........................................       19,077,161         18,950,847         15,595,804
    Interest income exempt from federal income taxes................        1,715,787          2,080,992          2,230,281
 Interest and dividends on securities available for sale:
    Taxable interest income.........................................       17,026,922         15,200,231         17,571,906
    Dividends.......................................................          594,433            503,036            323,885
 Interest income on federal funds sold and securities
    purchased under agreements to resell............................        3,914,340          4,992,000          3,400,424
  Interest on deposits in banks.....................................          111,476             75,637             37,744
                                                                      ---------------    ---------------    ---------------
                     Total interest income..........................  $   168,033,420    $   158,528,534    $   139,806,390
                                                                      ---------------    ---------------    ---------------
Interest Expense
 Interest on deposits (Note 7)......................................  $    68,383,740    $    64,676,453    $    51,659,229
 Interest on short-term borrowings.................................         2,328,794          2,167,039          1,629,484
 Interest on long-term debt........................................           518,515            313,355            120,313
                                                                      ---------------    ---------------    ---------------
                     Total interest expense.........................  $    71,231,049    $    67,156,847    $    53,409,026
                                                                      ---------------    ---------------    ---------------
                     Net interest income............................  $    96,802,371    $    91,371,687    $    86,397,364

  Provision for loan losses (Notes 1 and 4).........................        2,049,535          2,048,366          2,669,380
                                                                      ---------------    ---------------    ---------------
                     Net interest income after provision
                        for loan losses.............................  $    94,752,836    $    89,323,321    $    83,727,984
                                                                      ---------------    ---------------    ---------------
Other Income
 Commissions and fees from fiduciary activities.....................  $     2,196,396    $     1,811,631    $     1,642,010
 Service charges on deposit accounts...............................         9,086,889          8,053,520          7,449,095
 Credit card fees..................................................         3,400,751          3,193,424          2,611,519
 Fees for other customer services..................................         1,848,682          1,734,422          2,105,396
 Other operating income............................................         3,945,421          4,207,103          4,440,380
 Profits on securities available for sale (Note 2).................           265,584            518,582            272,629
 Investment securities gains, net (Note 2).........................             1,602                236             19,895
                                                                      ---------------    ---------------    ---------------
                     Total other income.............................  $    20,745,325    $    19,518,918    $    18,540,924
                                                                      ---------------    ---------------    ---------------
Other Expenses
 Salaries and employees' benefits (Notes 11, 12 and 13).............  $    37,228,829    $    35,506,637    $    33,915,170
 Net occupancy expense of premises (Notes 6 and 14).................        5,957,516          5,966,327          5,512,462
 Furniture and equipment expenses (Notes 6 and 14)..................        5,370,362          4,983,931          4,595,909
 Deposit insurance..................................................          204,629          2,086,455          3,906,687
 Credit card expense................................................        2,230,768          1,971,396          1,950,447
 Other operating expenses...........................................       20,113,419         19,651,161         17,666,410
                                                                      ---------------    ---------------    ---------------
                     Total other expenses...........................  $    71,105,523    $    70,165,907    $    67,547,085
                                                                      ---------------    ---------------    ---------------
                     Income before income taxes.....................  $    44,392,638    $    38,676,332    $    34,721,823

Income tax expense (Notes 1 and 15).................................       15,095,008         12,840,959         10,450,181
                                                                      ---------------    ---------------    ---------------
                     Net income.....................................  $    29,297,630    $    25,835,373    $    24,271,642
                                                                      ===============    ===============    ===============
Earnings Per Share (Note 1)
 Per average share outstanding, net income..........................  $          1.44    $          1.27    $          1.19
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
           Consolidated Statements of Changes in Shareholders' Equity
        For Each of the Three Years in the Period Ended December 31, 1996

                                                                                            Unrealized Gain
                                                                                            (Loss) on Secur-
                                                 Common          Capital        Retained     ities Available
                                                  Stock          Surplus        Earnings      for Sale, Net       Total
                                             -------------   -------------   --------------   -------------   -------------
Balance -- December 31, 1993.................$  39,164,396   $  66,155,782   $   83,165,715  $      553,186   $189,039,079
  Net income -- 1994.........................           --              --       24,271,642              --     24,271,642
  Cash dividends declared ($0.54 per share).            --              --       (9,591,822)             --     (9,591,822)
  Issuance of common stock -- dividend
    reinvestment plan (118,288 shares)......       236,576       1,670,226               --              --      1,906,802
  Issuance of common stock -- exercise of
    employee stock options (16,817 shares)..        33,634          48,170               --              --         81,804
  Issuance of stock options under nonvari-
    able compensatory plan (26,000 shares)..            --         211,120               --              --        211,120
  Acquisition of common stock
    (165,000 shares)........................      (330,000)     (2,485,487)              --              --     (2,815,487)
  Issuance of common stock -- stock dividend
    (378,690 shares)........................       757,380       5,243,898       (6,001,278)             --             --
  Cash paid in lieu of fractional shares....            --              --          (58,029)             --        (58,029)
  Issuance of common stock for employee
    stock discount plan (16,755 shares).....        33,510         192,579               --              --        226,089
  Issuance of common stock -- stock split--
    Allegiance Banc Corporation
        (225,308 shares)....................       450,616              --         (450,616)             --             --
    Change in unrealized gain (loss) on
        securities available for sale, net of
        deferred income taxes of $3,762,241.            --              --               --      (7,835,498)    (7,835,498)
                                             -------------   -------------   --------------   -------------   -------------
Balance -- December 31, 1994.................$  40,346,112   $  71,036,288   $   91,335,612   $  (7,282,312)  $195,435,700
  Net income -- 1995.........................           --              --       25,835,373              --     25,835,373
  Cash dividends declared ($0.61 per share).            --              --      (10,863,521)             --    (10,863,521)
  Issuance of common stock -- dividend
    reinvestment plan (149,443 shares)......       298,886       2,090,992               --              --      2,389,878
  Acquisition of common stock
    (184,014 shares)........................      (368,028)     (2,708,127)         (99,458)             --     (3,175,613)
  Issuance of common stock -- employee
    stock ownership plan (37,393 shares)....        74,786         525,219               --              --        600,005
  Issuance of common stock -- exercise of
    employee stock options (84,586 shares)..       169,172         147,655               --              --        316,827
  Issuance of stock options under nonvari-
    able compensatory plan (26,000 shares)..            --         206,440               --              --        206,440
  Issuance of common stock to acquire
    investment (11,980 shares)..............        23,960         176,040               --              --        200,000
  Issuance of common stock for employee
    stock discount plan (35,357 shares).....        70,714         405,079               --              --        475,793
  Issuance of common stock -- stock
     dividend -- FB&T Financial Corporation
    (116,077 shares)........................       232,154         836,128       (1,068,282)             --             --
  Change in unrealized gain (loss) on secur-
    ities available for sale, net of deferred
    income taxes of $5,824,493..............            --              --               --      10,625,525     10,625,525
                                             -------------   -------------   --------------   -------------   ------------
Balance-- December 31, 1995................. $  40,847,756   $  72,715,714   $  105,139,724   $   3,343,213   $222,046,407
  Net income-- 1996.........................            --              --       29,297,630              --     29,297,630
  Cash dividends declared ($0.69 per share).            --              --      (14,087,193)             --    (14,087,193)
  Acquisition of common stock

    (410,704 shares)........................      (821,408)     (6,634,880)              --              --     (7,456,288)
  Issuance of common stock-- employee
    stock ownership plan (55,326 shares)....       110,652         873,355               --              --        984,007
  Issuance of common stock-- exercise of
    employee stock options (275,699 shares).       551,398       1,218,157               --              --      1,769,555
  Issuance of stock options under nonvari-
    able compensatory plan (50,000 shares)..            --         500,000               --              --        500,000
  Issuance of common stock for employee
    stock discount plan (29,498 shares).....        58,996         524,226               --              --        583,222
  Change in unrealized gain (loss) on
    securities available for sale, net of
    deferred income taxes of $1,626,806.....            --              --               --      (2,913,858)    (2,913,858)
                                             -------------   -------------   --------------   -------------   ------------
Balance -- December 31, 1996................ $  40,747,394   $  69,196,572   $  120,350,161   $     429,355   $230,723,482
                                             =============   =============   ==============   =============   ============

See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
        For Each of the Three Years in the Period Ended December 31, 1996

                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
 Net income.........................................................  $    29,297,630    $    25,835,373    $    24,271,642
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................        4,784,076          4,788,076          4,389,944
      Provision for loan losses.....................................        2,049,535          2,048,366          2,669,380
      Deferred income taxes (credits)...............................          (33,943)            75,869            504,663
      Profits on securities available for sale......................         (265,584)          (518,582)          (272,629)
      Investment securities gains, net..............................           (1,602)              (236)           (19,895)
      (Gain) loss on sale of other real estate......................         (121,161)           (91,504)          (111,159)
      Net amortization and accretion of securities..................          303,980            384,494            835,397
      Increase in other assets......................................       (2,035,832)        (4,243,100)           (36,317)
      Increase (decrease) in other liabilities......................          978,081          6,742,229         (4,486,765)
                                                                      ---------------    ---------------    ---------------
                    Net cash provided by operating activities.......  $    34,955,180    $    35,020,985    $    27,744,261
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
  (Increase) decrease in interest-bearing deposits in other banks...  $       (76,047)    $     (956,792)   $     2,013,704
  Proceeds from sales, principal repayments and calls of securities
    available for sale .............................................       45,978,750         37,463,623         73,433,018
  Proceeds from maturities of securities available for sale.........       28,950,300         37,875,663         36,698,256
  Proceeds from principal repayments and calls of investment
    securities......................................................       13,935,579         20,736,543         14,165,988
  Proceeds from maturities of investment securities.................       96,915,000         76,545,000         69,747,000
  Purchase of securities available for sale.........................      (77,874,356)       (99,372,271)       (59,556,641)
  Purchase of investment securities.................................      (74,736,534)      (100,981,652)      (146,137,390)
  (Increase) decrease in federal funds sold and securities purchased
    under agreements to resell......................................       16,760,674        (40,770,674)        37,541,000
  Net (increase) in loans...........................................     (147,688,459)       (96,557,941)       (96,240,485)
  Purchases of bank premises and equipment..........................       (9,895,697)        (7,250,248)        (6,100,280)
  Proceeds from sale of other real estate...........................        5,051,573          7,201,709          3,824,378
  Acquisition of intangible assets..................................               --                 --         (3,175,798)
                                                                      ---------------    ---------------    ---------------
                    Net cash (used in) investing activities.........  $  (102,679,217)    $ (166,067,040)    $  (73,787,250)
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
 Net increase (decrease) in noninterest-bearing and interest-bearing
  demand deposits and savings accounts..............................  $    28,830,273     $  (44,810,986)    $   34,522,182
 Net increase in certificates of deposit............................       55,258,432        173,528,966         26,580,271
 Dividends paid.....................................................      (12,049,032)       (10,571,850)        (9,116,127)
 Increase (decrease) in federal funds purchased and securities sold
   under agreements to repurchase...................................       (5,935,609)        19,028,993          7,217,592
 Increase (decrease) in other short-term borrowings.................       (3,916,611)         2,213,437          2,965,430
 Net proceeds from issuance and sale of common stock................        3,336,784          3,782,503          2,214,695
 Acquisition of common stock........................................       (7,456,288)        (3,175,613)        (2,815,487)
 Increase in Federal Home Loan bank advances........................        2,560,025          3,861,981          1,875,294
 Proceeds from long-term debt.......................................        8,775,000          1,000,000          4,279,743
 Principal payments on long-term debt...............................       (1,503,031)          (968,573)           (86,170)
 Cash paid in lieu of fractional shares on stock dividend...........               --                --             (58,029)
                                                                      ---------------    ---------------    ---------------
                     Net cash provided by financing activities......  $    67,899,943    $   143,888,858    $    67,579,394
                                                                      ---------------    ---------------    ---------------
                     Increase in cash and cash equivalents..........  $       175,906    $    12,842,803    $    21,536,405
Cash and Cash Equivalents
 Beginning..........................................................      112,689,788         99,846,985         78,310,580
                                                                      ---------------    ---------------    ---------------
 Ending....... .....................................................  $   112,865,694    $   112,689,788    $    99,846,985
                                                                      ===============    ===============    ===============
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
    Interest .......................................................  $    70,827,904    $    65,026,353    $    52,845,925
                                                                      ===============    ===============    ===============

    Income taxes....................................................  $    14,259,799    $    10,615,038    $    11,851,612
                                                                      ===============    ===============    ===============

Supplemental Schedule of Noncash Investing and Financing Activities
  Issuance of stock options under nonvariable compensatory plan.....  $       500,000    $       206,440    $       211,120
                                                                      ===============    ===============    ===============
  Issuance of common stock to acquire investment....................  $            --    $       200,000    $            --
                                                                      ===============    ===============    ===============
  Loan balances transferred to foreclosed properties................  $     2,418,892    $     8,133,232    $     7,219,969
                                                                      ===============    ===============    ===============




  Common stock issued for stock dividend............................  $            --    $     1,068,282    $     6,001,278
                                                                      ===============    ===============    ===============
  Unrealized gain (loss) on securities available for sale...........  $    (4,548,264)    $   16,450,018    $   (11,597,739)
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                   F&M NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
       For Each of the Three Years in the Period Ended December 31, 1996

Note 1 -- Nature of Banking Activities and Significant Accounting Policies

      F&M National Corporation and Subsidiaries (the Corporation) grant commercial, financial, agricultural, residential and consumer loans to customers in Virginia, West Virginia and Maryland. The loan portfolio is well diversified and generally is collateralized by assets of the customers. The loans are expected to be repaid from cash flow or proceeds from the sale of selected assets of the borrowers.

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

Securities

      The Corporation adopted FASB Statement No. 115, "Accounting for Certain Investment in Debt and Equity Securities" effective beginning January 1, 1994. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those investments are classified in three categories and are accounted for as follows:

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

      c. Trading Securities

      Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1996 and 1995.

Loans

      Loans are shown on the balance sheets net of unearned income and allowance for loan losses. Interest income on commercial and real estate mortgage loans is computed on the loan balance outstanding. Interest income on installment loans is computed on the sum-of-the-months digits and actuarial methods.

      On January 1, 1995, the Corporation adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by FASB Statement No. 118. Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.

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

Income Taxes

      The Corporation accounts for income taxes using the asset and liability method of accounting for income taxes as prescribed by FASB Statement No. 109, "Accounting for Income taxes". Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the year that includes the enactment date.

Common Stock

      Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

Earnings and Dividends Paid Per Share

      Earnings and dividends paid per share of Common Stock are based on the weighted average number of shares outstanding during each year after giving retroactive effect to the equivalent shares exchanged in acquisition of FB&T Financial Corporation and Allegiance Banc Corporation in 1996, in acquisition of Bank of Potomac in 1995, and in acquisition of PNB Financial Corporation and Hallmark Bank & Trust Company in 1994, and the 2 1/2% stock dividend in 1994.

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

Derivative Financial Instruments

      In October, 1994, FASB Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" was issued. It requires various disclosures for derivative financial instruments which are futures, forward swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this Statement.


Note 2 -- Securities

      The amortized cost and fair values of securities being held to maturity as of December 31, 1996 and 1995 are as follows:



                                                                              December 31, 1996
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies.......  $  301,630,183    $     3,640,591    $   (2,105,085)    $   303,165,689
Obligations of states and political
  subdivisions....................................      30,350,628            525,884          (155,851)         30,720,661
Corporate securities..............................         980,675             44,855                 --          1,025,530
Mortgage-backed securities........................         603,678             26,356               (60)            629,974
                                                   ---------------    ---------------    ---------------    ---------------
                                                    $  333,565,164    $     4,237,686    $   (2,260,996)    $   335,541,854
                                                   ===============    ===============    ===============    ===============



                                                                              December 31, 1995
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies.......  $  309,505,838    $     8,255,236    $     (823,118)    $   316,937,956
Obligations of states and political
  subdivisions....................................      33,112,251            854,416           (93,140)         33,873,527
Corporate securities..............................         985,200             86,155                 --          1,071,355
                                                   ---------------    ---------------    ---------------    ---------------
                                                    $  343,603,289    $     9,195,807    $     (916,258)    $   351,882,838
                                                   ===============    ===============    ===============    ===============

      The amortized cost and fair value of securities being held to maturity as of December 31, 1996, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                            Amortized             Fair
                                                              Cost                Value
                                                         ---------------    ---------------
          Due in one year or less...................     $    78,708,577    $    78,741,480
          Due after one year through five years.....         152,360,381        152,511,972
          Due after five years through ten years....          73,722,372         73,833,445
          Due after ten years.......................          27,189,480         28,799,450
          Corporate securities......................             980,675          1,025,531
          Mortgage-backed securities................             603,679            629,976
                                                         ---------------    ---------------
                                                         $   333,565,164    $   335,541,854
                                                         ===============    ===============

      The amortized cost and fair value of securities available for sale as of December 31, 1996 and 1995, are as follows:



                                                                              December 31, 1996
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   246,088,681    $     1,501,613    $   (1,736,700)    $   245,853,594
Corporate securities..............................       8,127,053            781,421            (1,155)          8,907,319
Other.............................................       8,361,570            305,459                --           8,667,029
                                                   ---------------    ---------------    ---------------    ---------------
                                                   $   262,577,304    $     2,588,493    $   (1,737,855)    $   263,427,942
                                                   ===============    ===============    ===============    ===============


                                                                              December 31, 1995
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $   271,384,134    $     5,599,598    $     (967,274)    $   276,016,458
Corporate securities..............................       7,898,408            514,373            (1,804)          8,410,977
Other.............................................       6,462,170            254,009                --           6,716,179
                                                   ---------------    ---------------    ---------------    ---------------
                                                   $   285,744,712    $     6,367,980    $     (969,078)    $   291,143,614
                                                   ===============    ===============    ===============    ===============

      The amortized cost and fair value of securities available for sale, as of December 31, 1996 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.


                                                      Amortized       Fair
                                                        Cost          Value
                                                   -------------  -------------

          Due in one year or less..................$  43,545,114  $  43,534,146
          Due after one year through five years....  134,203,455    134,509,768
          Due after five years through ten years...   45,906,889     45,630,921
          Due after ten years......................   22,433,223     22,178,758
          Corporate securities.....................    8,127,053      8,907,320
          Other....................................    8,361,570      8,667,029
                                                   -------------  -------------
                                                   $ 262,577,304  $ 263,427,942
                                                   =============  =============

      Proceeds from principal repayments and calls of securities held to maturity during 1996, 1995 and 1994 were $13,935,579, $20,736,543 and
$14,165,988.  Gross gains of $5,138,  $26,862  and  $27,452 and gross  losses of

$3,536, $26,626 and $7,557 were realized on those principal repayments and calls during 1996, 1995 and 1994, respectively. There were no sales of securities held to maturity during 1996, 1995 and 1994.

      Proceeds from sales, principal repayments and calls of securities available for sale during 1996, 1995 and 1994 were $45,978,750, $37,463,623 and
$73,433,018.  Gross gains of $320,878,  $523,631 and $1,111,204 and gross losses of $55,294, $5,049 and $838,575 were realized on those sales and calls during 1996, 1995 and 1994, respectively.

      As allowed by the Question and Answer Guide to FASB Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities" issued in November of 1995, debt securities with an amortized cost of $7,466,366 were transferred from held-to-maturity to available-for-sale in December 1995. The securities had an unrealized loss of approximately $107,153.

      The book value of securities pledged to secure deposits and for other purposes amounts to $129,074,575 and $151,128,142 at December 31, 1996 and 1995,
respectively.



Note 3 --Loans

      Major classifications of loans are as follows:

                                                         December 31,
                                               -------------------------------
                                                   1996              1995
                                               -------------     -------------

     Commercial, financial and agricultural.. $  225,327,000   $  187,991,335
     Real estate-- construction..............     66,477,000       53,681,409
     Real estate-- mortgage..................    981,909,000      896,137,849
     Consumer loans to individuals...........    171,114,004      164,983,270
                                              -------------     -------------
                                              $1,444,827,004   $1,302,793,863
                                              ==============   ==============


Note 4 --Allowance for Loan Losses

      Changes in the allowance for loan losses are as follows:



                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Balance at beginning of year........................................  $    18,252,558    $    17,825,732    $    16,316,978
Provision charged to operating expense..............................        2,049,535          2,048,366          2,669,380
Recoveries added to the reserve.....................................          518,211          1,016,356          1,281,537
Loan losses charged to the reserve..................................       (2,884,078)        (2,637,896)        (2,442,163)
                                                                      ---------------    ---------------    ---------------
Balance at end of year..............................................  $    17,936,226    $    18,252,558    $    17,825,732
                                                                      ===============    ===============    ===============


Impairment of loans having recorded investments of $8,895,545 at December 31, 1996 and $11,031,979 at December 31, 1995, has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1996 and 1995 was $9,284,958 and $11,715,971, respectively. The total allowance for loan losses related to these loans was $1,354,493 and $1,429,961 on December 31, 1996 and 1995, respectively. Interest income on impaired loans of $153,673 and $263,087 was recognized for cash payments received in 1996 and 1995, respectively.

Nonaccrual loans excluded from impaired loan disclosure under Statement 114 amounted to $4,574,467 and $3,171,152 at December 31, 1996 and 1995,
respectively. If interest on these loans had been accrued, such income would have approximated $345,392 and $396,493 for 1996 and 1995, respectively.

Note 5 --Related Party Transactions

      The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1996 and 1995, these loans totaled $48,064,949 and $53,486,144, respectively. During 1996, total principal additions were $3,281,448 and total principal payments were $8,702,643.

      The Corporation was indebted to related parties for short-term borrowings totaling $2,827,000 and $6,515,000 at December 31, 1996 and 1995, respectively.

      The Corporation paid $106,033 in 1996 to the law firms of two directors who serve as legal counsel for two bank subsidiaries.

      Construction in progress includes $1,967,979 paid by the Corporation to companies of related parties.

Note 6 --Bank Premises and Equipment,Net

      Premises and equipment are summarized as follows:


                                                                 December 31,
                                                     -----------------------------------
                                                           1996                1995
                                                      ---------------    ---------------
Premises............................................. $    40,005,936    $    36,476,953
Leasehold improvements...............................       4,368,052          4,586,157
Furniture and equipment..............................      22,582,066         25,718,083
Construction in progress.............................       5,056,320          1,697,001
                                                      ---------------    ---------------

                                                      $    72,012,374    $    68,478,194
Less accumulated depreciation and amortization.......     (26,073,524)       (28,447,470)
                                                      ---------------    ---------------
                                                      $    45,938,850    $    40,030,724
                                                      ===============    ===============


      Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1996, 1995 and 1994, were $3,987,571, $3,855,589 and $3,812,358, respectively.

Note 7 --Deposits

      Deposits outstanding at December 31, 1996, 1995 and 1994, and the related interest expense for the periods then ended are summarized as follows:


                                                        December 31,1996                         December 31,1995
                                              ------------------------------------     ------------------------------------
                                                    Amount             Expense               Amount              Expense
                                              -----------------   ----------------       ---------------    ---------------
Noninterest bearing..........................  $    334,499,270   $             --       $   314,036,710    $            --
                                              -----------------   ----------------       ---------------    ---------------
Interest bearing:
  Interest checking..........................  $    305,040,322   $      6,342,326       $   283,857,011    $     6,733,646
  Money market accounts......................       207,860,462          6,095,841           213,722,288          6,931,302
  Regular savings............................       205,028,539          5,879,215           211,982,311          6,845,530
  Certificates of deposit:
    Less than $100,000.......................       742,433,389         40,919,170           692,028,074         35,881,273
    $100,000 and more........................       172,076,031          9,147,188           167,222,914          8,284,702
                                              -----------------   ----------------       ---------------    ---------------
      Total interest bearing.................  $  1,632,438,743   $     68,383,740       $ 1,568,812,598    $    64,676,453

                                              -----------------   ----------------       ---------------    ---------------
      Total deposits.........................  $  1,966,938,013   $     68,383,740       $ 1,882,849,308    $    64,676,453
                                              =================   ================       ===============    ===============


                                                    December 31,1994
                                        ------------------------------------
                                              Amount             Expense
                                        -----------------   ----------------

Noninterest bearing....................  $    291,414,432   $             --

                                        -----------------   ----------------
Interest bearing:
  Interest checking....................  $    292,839,556   $      6,960,081
  Money-market accounts................       248,743,822          7,521,739
  Regular savings......................       235,411,496          7,441,570
  Certificates of deposit:
    Less than $100,000.................       567,672,196         24,454,748
    $100,000 and more..................       118,049,826          5,281,091
                                        -----------------   ----------------
      Total interest bearing...........  $  1,462,716,896   $     51,659,229
                                        -----------------   ----------------
      Total deposits...................  $  1,754,131,328   $     51,659,229
                                        =================   ================

Note 8 -- Short-Term Borrowings

      The Corporation has unused lines of credit totaling $243,738,589 with the Federal Home Loan Bank. In addition, the Corporation had unused lines of credit totaling $9,000,000 with nonaffiliated banks at December 31, 1996.

Note 9 -- Long-Term Debt

      In 1994, the Corporation joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or
(6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. Borrowings from the Federal Home Loan Bank system for RHFA investments totaled $11,496,969 and $4,225,000 at December 31, 1996 and 1995, maturing through 2006. The interest rate on the notes payable range from 6.29% to 8.18% at December 31, 1996. Principal payments on the notes are due as follows:

                              1997.......................  $    1,361,294
                              1998.......................       1,403,336
                              1999.......................       2,232,339
                              2000.......................       1,725,000
                              2001.......................       1,725,000
                              Later years................       3,050,000
                                                           --------------
                                                           $   11,496,969
                                                           ==============

Note 10 -- Business Combinations

      On March 29, 1996, the Corporation completed its acquisition of FB&T Financial Corporation (FB&T), the holding company for Fairfax Bank & Trust Company. A total of approximately 2,518,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

      Total assets and results of operations as originally reported for 1995 and 1994 have been restated to reflect the accounts of the pooled entities as follows:



                                                         Total              Total              Net             Net Income
                                                        Assets             Income            Income             Per Share
                                                   ---------------    ---------------    ---------------    ---------------
1995 originally reported.......................... $ 1,833,820,380    $   149,481,907    $    23,432,149    $          1.42
1995 results of pooled entities...................     374,168,673         28,565,545          2,403,224                 --
                                                   ---------------    ---------------    ---------------    ---------------
                    As restated                    $ 2,207,989,053    $   178,047,452    $    25,835,373    $          1.27
                                                   ===============    ===============    ===============    ===============

1994 originally reported.......................... $ 1,708,492,508    $   135,926,068    $    20,700,876    $          1.25
1994 results of pooled entities...................     311,998,121         22,421,246          3,570,766                 --
                                                   ---------------    ---------------    ---------------    ---------------

                    As restated                    $ 2,020,490,629    $   158,347,314    $    24,271,642    $          1.19
                                                   ===============    ===============    ===============    ===============

      On April 6, 1995, F&M completed its acquisition of Bank of the Potomac, Inc. (Potomac). A total of approximately 872,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

      On July 1, 1994, F&M completed its acquisitions of PNB Financial Corporation (PNB) and Hallmark Bank & Trust Company (Hallmark). A total of approximately 1,193,000 shares of the Corporation's stock was issued in the PNB transaction and approximately 1,107,000 shares of the Corporation's stock was issued in the Hallmark transaction. The transactions were accounted for as a pooling-of-interests.


Note 11 -- Stock-Based Compensation Plans

      At December 31, 1996, the Corporation has two stock-based compensation plans which are described below. Grants under those plans are accounted for following APB Opinion No. 25 and related interpretations. Compensation cost charged to income for the stock option plan was $136,077 and $102,806 for the years ended December 1996 and 1995, respectively. No compensation cost has been recognized for grants under the Employee Stock Discount Plan. Proforma adjustments of compensation cost for the stock-based compensation plans determined based on the grant date fair values of awards (the method described in FASB Statement No. 123), did not have a material impact on net income and earnings per common share.

Stock Option Plan

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

      A summary of the status of the stock option plan at December 31, 1996 and 1995 and changes during the years ended on those dates is as follows:



                                                              1996                                      1995
                                              ------------------------------------     ------------------------------------
                                                                      Weighted                                  Weighted
                                                                       Average                                   Average
                                                                      Exercise                                  Exercise
                                                    Shares              Price                Shares               Price
                                               ----------------   ----------------       ---------------    ---------------
Outstanding at beginning of year.............       306,441       $           7.24           344,867        $          6.08
                                               ----------------   ----------------       ---------------    ---------------
Granted......................................        76,842                  10.66            46,160                   8.03
                                               ----------------   ----------------       ---------------    ---------------
Exercised....................................      (186,131)                  6.61           (84,586)                  2.98
                                               ----------------   ----------------       ---------------    ---------------
Forfeited....................................          (998)                 11.89                --                     --
                                               ----------------   ----------------       ---------------    ---------------
Outstanding and exercisable at end
    of year..................................       196,154       $           9.16           306,441        $          7.24

                                               ================   ================       ===============    ===============
Weighted-average fair value per option
    of options granted during the year.......  $       8.19                              $      6.27
                                               ----------------   ----------------       ---------------    ---------------

                                       35



      A further summary about options outstanding at December 31, 1996, is as follows:



                               Options Outstanding and Exercisable
                     -----------------------------------------------------

                                           Weighted          Weighted
         Range of                         Remaining           Average
         Exercise         Number         Contractual         Exercise
          Prices       Outstanding           Life              Price
-------------------- ---------------    ---------------    ---------------
        4.17 - 7.81         7,043              .0 years    $          7.61
           8.33            15,304              .8                     8.33
           6.26             5,270             1.2                     6.26
           9.62            15,299             2.0                     9.62
           8.35             8,335             2.3                     8.35
       8.14 - 10.95        22,443             3.2                    10.15
           11.89           16,767             4.2                    11.89
        7.69 - 7.93        30,693             7.0                     7.90
           7.94            26,000             8.0                     7.94
           10.00           49,000             9.0                    10.00
                     ---------------


       4.17 - 11.89       196,154             5.5          $          9.16
                     ===============




Employee Stock Discount Plan

      In 1993, the Corporation adopted an Employee Stock Discount Plan. The Plan offers eligible employees of the Corporation the opportunity to purchase common stock through payroll deduction. The price of the shares purchased is the lesser of 85% of the market price of the shares as determined under the plan at January
1 of the calendar year of purchase or 85% of the market price of the shares as determined under the plan at December 31 of the calendar year of purchase.
Employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. A regular employee is one who is customarily employed for more than 20 hours per week and more than five months per year. All officers and directors who are eligible employees may participate. 29,498 shares were issued for the 1996 plan year at a discount of $91,217. 35,357 shares were issued during 1995 at a discount of $84,192. 16,755 shares were issued during 1994 at a discount of $39,897. The number of shares available to be issued in future years totals
159,305.

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

      The total plan expense for 1996, 1995 and 1994, was $233,993, $229,014 and $142,087, respectively.

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

      The total plan expense for 1996,  1995 and 1994 was  $1,049,000,  $955,029 and $610,173, respectively.

                                       36



Note 13 -- Executive and Director Compensation Plans

Executive Incentive Compensation Plan

The Executive Incentive Compensation Plan was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $1,226,842 in 1996, $884,772 in 1995 and $684,768 in 1994.

      In addition, deferred compensation plans have been adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age
65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1996, 1995 and 1994, based on the present value of the retirement benefits, amounted to approximately $571,727, $517,981 and $240,315, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.

Nonemployee Director Stock Compensation and Warrant Plans

      Effective June 15, 1994, FB&T Financial Corporation ("FB&T") (a subsidiary of F&M National Corporation as of March 29, 1996) implemented a Nonemployee
Director Stock  Compensation  Plan (the "Option  Plan").  Allegiance  Bank, N.A.
("Allegiance") (a subsidiary of F&M National Corporation as of October 1, 1996) implemented a Director Stock Warrant Plan effective February 8, 1994. The exercise price of awards were fixed at the fair market value of the share on the date the option was granted.

      The following summarizes the option activity under the stock option plan for the last two years as restated to equivalent shares of the Corporation's common stock:



                                               Number          Option Price
                                              of Shares          Per Share
                                            -------------    ---------------

    Outstanding, December 31, 1994..........      100,799    $6.26 -   $7.25
        Grants..............................       41,825    $8.14 -   $8.77
        Exercised...........................           --
                                            -------------
    Outstanding, December 31, 1995..........      142,624    $6.26 -   $8.77
        Grants..............................           --
        Exercised...........................      (89,567)   $6.26 -   $8.77
        Cancelled...........................       (4,790)
                                            -------------    ---------------
    Outstanding, December 31, 1996                 48,267    $6.26 -   $8.77
                                            ==============   ===============

Note 14 -- Lease Commitments and Contingent Liabilities

      The  Corporation  and  Subsidiaries  were  obligated  under  a  number  of
noncancelable   leases  mainly  for  various  banking  premises  and  equipment.
Facilities leases,  including renewal options, expire through 2008. Total rental expense for operating leases for 1996, 1995 and 1994, was $2,756,738, $2,756,796 and $2,499,453,  respectively.  Minimum rental  commitments under  noncancelable leases  with  terms in  excess  of one year as of  December  31,  1996,  were as follows:

                               Year                       Operating Leases
                 --------------------------------      --------------------
                 1997............................        $       2,334,125
                 1998............................                2,302,804
                 1999............................                2,122,708
                 2000............................                1,933,409
                 2001............................                1,783,605
                 Later years.....................                9,103,048
                                                        ------------------
                 Total minimum payments..........        $      19,579,699
                                                        ==================

                                       37

      In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

      As members of The Federal Reserve  System,  the  Corporation's  subsidiary banks are required to maintain certain average reserve  balances.  For the final weekly  reporting  period in the years ended  December  31,  1996 and 1995,  the
aggregate  amounts  of  daily  average  required  balances  were   approximately
$21,962,000 and $19,077,000, respectively.

Note 15 -- Income Taxes

      Net deferred tax assets consist of the following components as of December
31, 1996 and 1995:


                                                                           1996                  1995
                                                                   ------------------   ------------------
Deferred tax assets:
  Provision for loan losses......................................   $       5,636,079   $        5,609,134
  Salary continuation plan.......................................           1,090,405              901,926
  Nonaccrual interest............................................              34,085              281,960
  Other..........................................................             578,189              776,390
                                                                   ------------------   ------------------
                                                                    $       7,338,758   $        7,569,410
                                                                   ------------------   ------------------


Deferred tax liabilities:
  Depreciation...................................................   $       1,070,113   $        1,015,615
  Bond discount accretion........................................               3,383               25,931
  Excess tax basis - acquisition.................................             191,316              486,323
  Securities available for sale..................................             261,148            1,887,954
  Other..........................................................              22,305               23,843
                                                                   ------------------   ------------------
                                                                    $       1,548,265   $        3,439,666
                                                                   ------------------   ------------------

                                                                    $       5,790,493   $        4,129,744
                                                                   ==================   ==================

      The provision for income taxes charged to operations for the years ended December 31, 1996, 1995 and 1994 ,consists of the following:

                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Current tax expense.................................................  $    15,128,951    $    12,765,090    $     9,945,518
Deferred tax (benefit)..............................................          (33,943)            75,869            504,663
                                                                      ---------------    ---------------    ---------------

                                                                      $    15,095,008    $    12,840,959    $    10,450,181
                                                                      ===============    ===============    ===============


      The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1996, 1995 and 1994 due to the following:

                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Computed "expected" tax expense.....................................        35.0%             35.0%               35.0%
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest...............................................        (2.1)             (2.9)               (3.8)
  Nondeductible merger expenses.....................................          .3                .7                  .6
  Other, net........................................................          .8                .4                (1.7)
                                                                      ---------------    ---------------    ---------------

                                                                            34.0%             33.2%               30.1%
                                                                      ===============    ===============    ===============

Note 16 -- Restrictions on Transfers to Parent

      Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1996, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $44,021,654 or 19.1% of the consolidated net assets.

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

      A summary of the contract or notional amount of the Corporation and Subsidiaries' exposure to off-balance-sheet risk as of December 31, 1996 and 1995, is as follows:


                                                                                              1996                1995
                                                                                         ---------------    ---------------
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.......................................................    $   323,204,242    $   337,821,054
  Standby letters of credit and financial guarantees written.........................    $    17,827,863    $    17,336,869

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

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation and Subsidiaries hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1996, varies from 0 percent to 100 percent; the average amount collateralized is 38 percent.



Note 18 -- Credit Risk

      As of December 31, 1996, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $409,563,000 which were in excess of 10 percent of the total loan portfolio. The Corporation does not engage in any foreign lending activities.

      As of December 31, 1996, the Corporation had $13,502,083 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

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

      The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

      At December 31, 1996 and 1995, the carrying amounts and fair values of loan commitments, and stand-by letters of credit, were immaterial.

      The estimated fair values of the Corporation's financial instruments are as follows:


                                                                 1996                                   1995
                                                  -----------------------------------  ------------------------------------
                                                      Carrying             Fair             Carrying              Fair
                                                       Amount              Value             Amount               Value
                                                  ----------------  -----------------  -----------------    ---------------

                                                    (Dollars in thousands)                          (Dollars in thousands)
Financial assets:
  Cash and short-term investments..............   $        183,173   $        183,173   $        199,681    $       199,681
  Investments securities.......................            333,565            335,542            343,603            351,883
  Securities available for sale................            263,428            263,428            291,144            291,144
  Loans........................................          1,439,108          1,456,634          1,296,204          1,294,718
  Less: allowance for loan losses..............           (17,936)                 --           (18,253)                 --

                                                  ----------------  -----------------  -----------------    ---------------
        Total financial assets.................   $      2,201,338   $      2,238,777   $      2,112,379    $     2,137,426
                                                  ================  =================  =================    ===============




Financial liabilities:
  Deposits.....................................   $      1,966,938   $      1,971,386   $      1,882,849    $     1,878,539
  Federal funds purchased and securities sold
    under agreement to repurchase..............             51,536             51,536             57,472             57,472
  Other short-term borrowings..................             14,876             14,876             18,792             18,792
  Federal Home Loan Bank advances..............              8,297              8,297              5,737              5,737
  Long-term debt...............................             11,497             10,453              4,225              3,930
                                                  ----------------  -----------------  -----------------    ---------------
        Total financial liabilities............   $      2,053,144   $      2,056,548   $      1,969,075    $     1,964,470

                                                  ================  =================  =================    ===============


Note 20 -- Regulatory Matters

      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1996, that the Corporation meets all capital adequacy requirements to which it is subject.

      As of December 31, 1996, the most recent notification from the Federal Reserve categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

      There are no conditions or events since that notification that management believes have changed the institution's category.

      The Corporation's and significant Subsidiaries actual capital amounts and ratios are also presented in the table:


                                                                                                   To Be Well Capitalized
                                                                           For Capital             Under Prompt Corrective
                                                Actual                  Adequacy Purposes             Action Provisions
                                      ---------------------------   --------------------------   ---------------------------
                                         Amount          Ratio         Amount         Ratio         Amount         Ratio
                                      ------------   ------------  -------------  ------------   ------------  -------------
                                                                       (Amount in Thousands)
As of December 31, 1996:

  Total Capital (to Risk Weighted
  Assets)
      Consolidated..................   $   241,035       16.8%      >$   114,907    >  8.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    74,131       16.0%      >$    37,137    >  8.0%       >$    46,421  >  10.0%
                                                                    -               -             -             -
      F&M Bank-NOVA.................   $    42,817       14.3%      >$    24,017    >  8.0%       >$    30,022  >  10.0%
                                                                    -               -             -             -

  Tier 1 Capital (to Risk Weighted
  Assets)
      Consolidated..................   $   223,099       15.5%      >$    57,454    >  4.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    68,328       14.7%      >$    18,568    >  4.0%       >$    27,853   >  6.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    39,064       13.0%      >$    12,009    >  4.0%       >$    18,013   >  6.0%
                                                                    -               -             -              -


  Tier 1 Capital (to Average
  Assets)
      Consolidated..................   $   223,099        9.9%      >$    91,331    >  4.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    68,328        8.6%      >$    31,625    >  4.0%       >$    39,531   >  5.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    39,064        9.0%      >$    17,379    >  4.0%       >$    21,724   >  5.0%
                                                                    -               -             -              -

As of December 31, 1995:
  Total Capital (to Risk Weighted
  Assets)
        Consolidated..................   $   227,284     17.2%      >$   105,772    >  8.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    69,422       15.7%      >$    35,718    >  8.0%       >$    44,647  >  10.0%
                                                                    -               -             -             -

  Tier 1 Capital (to Risk Weighted
  Assets)
      Consolidated..................   $   210,757       15.9%      >$    52,886    >  4.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    63,841       14.4%      >$    17,859    >  4.0%       >$    26,788   >  6.0%
                                                                    -               -             -              -

  Tier 1 Capital (to Average Assets)

      Consolidated..................   $   210,757       10.9%      >$    83,558    >  4.0%                N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    63,841        8.1%      >$    31,441    >  4.0%       >$    39,301   >  5.0%
                                                                    -               -             -              -

Note 21 -- Condensed Financial Information -- Parent Company Only



                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 BALANCE SHEETS
                           December 31, 1996 and 1995

                                                                                                    December 31,
                                                                                       ------------------------------------
                                                                                              1996                1995
                                                                                         ---------------    ---------------
Assets
 Cash on deposit with subsidiary banks...............................................    $       131,742    $       174,705
  Investment in subsidiaries, at cost, plus equity in undistributed net income.......        221,151,205        209,089,335
  Securities available for sale......................................................         12,071,896          8,876,336
  Other short-term investments.......................................................          9,854,000         22,415,000
  Bank premises and equipment, net...................................................          1,375,831          1,408,160
  Intangible, goodwill, at amortized cost............................................            304,372            668,516
  Other assets.......................................................................          8,784,937          3,256,584
                                                                                         ---------------    ---------------

                 Total assets........................................................    $   253,673,983    $   245,888,636
                                                                                         ===============    ===============
Liabilities and Shareholders' Equity

Liabilities
  Short-term borrowings..............................................................    $    14,455,000    $    18,462,000
  Dividends payable..................................................................          4,681,654          2,643,492
  Other liabilities..................................................................          3,813,847          2,736,737
                                                                                         ---------------    ---------------
                Total liabilities....................................................    $    22,950,501    $    23,842,229
                                                                                         ---------------    ---------------

Shareholders' Equity
  Preferred stock....................................................................    $            --    $            --
  Common stock.......................................................................         40,747,394         40,847,756
  Capital surplus....................................................................         69,196,572         72,715,714
  Retained earnings, which are substantially undistributed earnings
    of subsidiaries..................................................................        120,350,161        105,139,724
  Unrealized gain (loss) on securities available for sale, net.......................            429,355          3,343,213
                                                                                         ---------------    ---------------

                Total shareholders' equity...........................................    $   230,723,482    $   222,046,407
                                                                                         ---------------    ---------------

                Total liabilities and shareholders' equity...........................    $   253,673,983    $   245,888,636
                                                                                         ===============    ===============

                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                              STATEMENTS OF INCOME
       For Each of the Three Years in the Period Ended December 31, 1996

                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1996              1995                1994
                                                                      ---------------    ---------------    ---------------
Revenue

  Dividends from subsidiaries.......................................  $    14,418,052    $    10,980,591    $     8,658,100
  Interest on other short-term investments..........................          665,551            769,557            644,529
  Interest and dividends on securities available for sale...........          389,775            342,713            317,948
  Management fees from subsidiaries.................................        2,409,014          2,115,916          1,166,400
  Rental income from subsidiaries...................................           91,000            402,550            426,300
  Profits on securities available for sale..........................          406,572                 --                 --
  Other revenue.....................................................           11,182              4,523             16,050
                                                                      ---------------    ---------------    ---------------
                 Total revenue......................................  $    18,391,146    $    14,615,850    $    11,229,327
                                                                      ---------------    ---------------    ---------------
Expenses
  Salaries and employee benefits....................................  $     2,029,238    $     1,817,236    $       990,377
  Directors` fees...................................................          178,525            188,408            204,050
  Taxes (other than income).........................................           13,215             41,124             42,577
  Interest..........................................................          373,747            367,097            346,421
  Amortization of goodwill..........................................           59,877             59,877             59,877
  Depreciation......................................................           34,902            100,881             96,780
  Merger expenses...................................................          381,083            269,958            461,195
  Other expenses....................................................          955,735            491,206            715,747
                                                                      ---------------    ---------------    ---------------
                 Total expenses.....................................  $     4,026,322    $     3,335,787    $     2,917,024
                                                                      ---------------    ---------------    ---------------

                Income before income taxes and equity
                    in undistributed net income of subsidiaries.....  $    14,364,824    $    11,280,063    $     8,312,303

Income Tax Expense (Benefit)........................................         (163,700)           309,292             84,854
                                                                      ---------------    ---------------    ---------------

                Income before equity in undistributed
                    net income of subsidiaries......................  $    14,528,524    $    10,970,771    $     8,227,449

Equity in Undistributed Net Income of Subsidiaries..................       14,769,106         14,864,602         16,044,193
                                                                      ---------------    ---------------    ---------------

                Net income..........................................  $    29,297,630    $    25,835,373    $    24,271,642
                                                                      ===============    ===============    ===============
                                       43





                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                            STATEMENTS OF CASH FLOWS
       For Each of the Three Years in the Period Ended December 31, 1996


                                                                                           December 31,
                                                                     ------------------------------------------------------

                                                                            1996              1995                1994
                                                                      --------------    ---------------    ---------------
Cash Flows From Operating Activities
 Net income........................................................  $    29,297,630    $    25,835,373    $    24,271,642
  Adjustments to reconcile net income to net cash provided
    by operating activities:
     Depreciation..................................................           34,902            100,881             96,780
     Amortization..................................................           59,877             59,877             59,877
     Deferred income taxes (credits)...............................         (308,285)          (159,274)          (182,986)
     Discount accretion............................................           (3,187)            (3,383)            (3,183)
     Profits on securities available for sale......................         (406,572)                --                 --
     Undistributed net income of subsidiaries......................      (14,769,106)       (14,864,602)       (16,044,193)
     Decrease in goodwill..........................................          304,267             28,853             23,864
     (Increase) decrease in other assets...........................       (4,803,990)           519,076         (2,364,144)
     Increase in other liabilities.................................        1,077,110          1,206,671          1,626,463
                                                                      --------------    ---------------    ---------------
            Net cash provided by operating activities..............  $    10,482,646    $    12,723,472    $     7,484,120
                                                                      --------------    ---------------    ---------------

Cash Flows From Investing Activities
 Decrease in investment in subsidiaries............................  $       162,013    $       264,541    $     1,190,006
 Purchase of securities available for sale.........................       (6,024,544)        (1,802,395)          (734,438)
 Proceeds from sale of securities available for sale...............        2,954,031                 --                 --
 (Increase) decrease in other short-term investments...............       12,561,000         (7,379,000)            31,000
 Proceeds from sale of equipment to subsidiaries...................               --          2,771,841            387,000
 Purchase of bank premises and equipment...........................           (2,573)          (292,221)           (89,650)
                                                                      --------------    ---------------    ---------------
            Net cash provided by (used in) investing activities....  $     9,649,927    $    (6,437,234)   $       783,918
                                                                      --------------    ---------------    ---------------

Cash Flows From Financing Activities
 Increase (decrease) in short-term borrowings......................  $    (4,007,000)   $     3,791,000    $     1,488,000
 Net proceeds from issuance and sale of common stock...............        3,336,784          3,782,503          2,214,695
 Acquisition of common stock.......................................       (7,456,288)        (3,175,612)        (2,815,487)
 Dividends paid....................................................      (12,049,032)       (10,571,851)        (9,116,127)
 Cash paid for fractional shares...................................               --                 --            (58,029)
                                                                      --------------    ---------------    ---------------
            Net cash (used in) financing activities................  $   (20,175,536)   $    (6,173,960)   $    (8,286,948)
                                                                      --------------    ---------------    ---------------
            Increase (decrease) in cash and cash equivalents         $       (42,963)   $       112,278    $       (18,910)
Cash and Cash Equivalents
 Beginning.........................................................          174,705             62,427             81,337
                                                                      --------------    ---------------    ---------------
 Ending............................................................  $       131,742    $       174,705    $        62,427
                                                                      ==============    ===============    ===============

Supplemental Disclosures of Cash Flow Information
 Cash payments for interest........................................  $       373,747    $       367,097    $       346,421
                                                                      ==============    ===============    ===============
Supplemental Schedule of Noncash Investing and
 Financing Activities
 Issuance of stock options under nonvariable compensatory plan.....  $       500,000    $       206,440    $       211,120
                                                                      ==============    ===============    ===============
 Issuance of common stock to acquire investment....................  $            --    $       200,000    $            --
                                                                      ==============    ===============    ===============
 Common stock issued for stock dividends...........................  $            --    $     1,068,282    $     6,001,278
                                                                      ==============    ===============    ===============
 Unrealized gain (loss) on securities available for sale...........  $       215,404    $       941,959    $      (350,506)
                                                                      ==============    ===============    ===============


                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Directors
  of F&M National Corporation
Winchester, Virginia


      We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994, in conformity with generally accepted accounting principles.


                                                /s/ Yount, Hyde & Barbour, P.C.
Winchester, Virginia                            -------------------------------
January 29, 1997                                    YOUNT, HYDE & BARBOUR, P.C.


                                       45