Form 10-K, Exhibit 13
period 1997-12-31
F&M NATIONAL CORP
filed 1998-03-19
CIK 34125

TABLE OF CONTENTS

Selected Financial Data ...................................................    1
To Our Owners, Customers,
     Neighbors and Other Friends ..........................................    2
1997 Highlights ...........................................................    4
Management's Discussion and
     Analysis of Financial Condition
     and Results of Operations ............................................    7
Financial Statements ......................................................   25
Notes to Financial Statements .............................................   29
Independent Auditor's Report ..............................................   47
Corporate Directors and
     Officers .............................................................   48
Directors and Officers of Affiliates ......................................   49
Office Locations ..........................................................   52
General Information .......................................................   55


                            F&M NATIONAL CORPORATION
                               CORPORATE PROFILE

         F&M National Corporation is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. It was incorporated under the laws of Virginia on November 26, 1968, and commenced business on December 31, 1969. The Corporation, headquartered in Winchester, Virginia, was organized primarily as a financial holding company which operates through subsidiary organizations or establishments which are engaged in banking and in bank and finance related businesses.

         The Corporation has eleven commercial banks, seven located in Virginia, three located in West Virginia and one in Maryland. Each of these financial institutions is operated independently which is contrary to the way most bank holding companies operate. By operating as independent units, they can be more responsive to their customers' needs since they can make their own decisions on the local level and they can be better attuned to the needs of the communities they serve. And yet, though they operate independently, they have the financial backing and strength of the F&M National Corporation's 2 1/2 billion in assets. The combination of the affiliates' independence and the corporation's financial strength makes the F&M National Corporation a truly unique and outstanding financial institution.

         The F&M National Corporation also has five indirect subsidiaries: Big Apple Title Company, Big Apple Mortgage Company, Credit Bureau of Winchester, Winchester Credit Corporation and F&M-Shomo & Lineweaver Insurance Agency.


Cover Photo courtesy Rick Foster - The Winchester Star

                             SELECTED FINANCIAL DATA





                                                              Year Ended December 31,
                                  -----------------------------------------------------------------------------
                                       1997            1996            1995            1994            1993
                                  -------------   -------------    ------------    ------------    ------------
                                                (In thousands, except ratios and per share amounts)
Income Statement Data:
   Interest income................   $  178,589     $   168,034      $  158,529      $  139,806      $  124,103
   Interest expense...............       75,162          71,231          67,157          53,409          49,142
                                  -------------   -------------    ------------    ------------    ------------
   Net interest income............      103,427          96,803          91,372          86,397          74,961

   Provision for loan losses......        5,685           2,050           2,048           2,669           3,295
                                  -------------   -------------    ------------    ------------    ------------
   Net interest income after
      provision for loan losses...       97,742          94,753          89,324          83,728          71,666
   Noninterest income.............       22,811          20,478          18,999          18,248          15,579
   Securities gains...............        4,234             267             519             293           2,055
   Noninterest expense............       78,241          71,105          70,166          67,547          57,678
                                  -------------   -------------    ------------    ------------    ------------
   Income before income taxes.....       46,546          44,393          38,676          34,722          31,622
   Income taxes...................       15,431          15,095          12,841          10,450           9,770
                                  -------------   -------------    ------------    ------------    ------------

   Net income.....................   $   31,115     $    29,298      $   25,835      $   24,272      $   21,852
                                  =============   =============    ============    ============    ============
Per Share Data:
   Net income per share, basic....        $1.54       $    1.44      $     1.27      $     1.19      $     1.12
   Net income per share, diluted..         1.53            1.42            1.25            1.17            1.11
   Cash dividends ................         0.73            0.69            0.61            0.54            0.58
   Book value at period end.......        12.16           11.32           10.87            9.69            9.65
   Tangible book value............        11.60           10.96           10.48            9.26            9.34
   Average basic shares
     outstanding..................       20,235          20,409          20,368          20,381          19,563
   Average diluted shares
     outstanding..................       20,398          20,620          20,641          20,660          19,757

Balance Sheet Data:

   Assets.........................   $2,520,312     $ 2,303,751      $2,207,989      $2,020,491      $1,940,967
   Loans, net of unearned income..    1,543,598       1,439,108       1,296,204       1,209,511       1,120,866
   Securities.....................      638,478         596,993         634,747         590,389         591,003
   Deposits.......................    2,137,834       1,966,938       1,882,849       1,754,131       1,693,029
   Shareholders' equity...........      247,824         230,723         222,046         195,436         189,039

Performance Ratios:
   Return on average assets.......         1.30%           1.30%           1.23%           1.21%           1.24%
   Return on average equity.......        13.09%          12.89%          12.18%          12.50%          12.46%
   Dividend payout................        47.45%          48.08%          42.05%          39.52%          43.91%
   Efficiency (1).................        61.31%          59.91%          62.93%          63.69%          62.37%

Asset Quality Ratios:

   Allowance for loan losses to
      period end loans, net.......         1.34%           1.25%           1.41%           1.47%           1.46%
   Allowance for loan losses to
      nonaccrual loans............       109.38%         161.35%         137.53%          86.94%          56.73%
   Nonperforming assets to
      period end loans and
      foreclosed properties (2)...         2.07%           1.63%           2.17%           2.90%           3.72%
   Net charge-offs to average
      loans.......................         0.19%           0.17%           0.13%           0.10%           0.21%

Capital and Liquidity Ratios:
   Leverage.......................         9.55%           9.90%          10.09%           9.72%          10.34%

   Risk-based capital ratios:
      Tier 1 capital..............        15.02%          15.53%          15.94%          14.87%          15.69%
      Total capital...............        16.27%          16.78%          17.19%          16.12%          16.94%
   Average loans to average
      deposits....................        73.66%          70.99%          68.54%          66.82%          64.48%




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

(1) Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

(2) Nonperforming assets do not include loans past due 90 days accruing interest.

--------------------------------------------------------------------------------

(Photo of W.M. Feltner)                                "We call it `on the
                                                       spot service.' . . .
                                                       that is what they
                                                       deserve and that
                                                       is what we
                                                       provide."

W.M. Feltner




To Our Owners, Customers,
Neighbors and Other Friends:




Well folks, we did it again. 1997 was another record-setting year for the "Big Apple." Both earnings and assets reached new highs, we increased our dividend payout and the price of our stock (FMN) zoomed. Not too bad for a combination of 11 community banks.
   I say community banks because that's exactly what they are -- operated by local people with local boards of directors, both of whom understand the needs of their customers, satisfy those needs and fulfill their obligations to their localities through their participation in civic affairs and charitable contributions. What I am saying is, they make the decisions. There is no waiting for an answer from North Carolina or any other place. We call it "on the spot service." That is what the public demands, that is what they deserve and that is what we provide.
   Our 28th year of operation was a continuation of the progress that we have enjoyed over the past many years. Would you be surprised if I told you that over the past five years our earnings have increased 76.1%, our assets are up 52.2%, that our total banking offices are up 103.7% and that the average annual yield on our stock was 23.9%. I could go on but I think you get my drift.
   From an operational standpoint, the year was fairly significant. I'll not bore you with a lot of figures because they are covered in other sections of this annual report. I will merely say assets exceeded 2 1/2 billion dollars for the first time. Earnings exceeded 31 million and were up 6.2% over 1997. Earnings per share were $1.54 and book value of our stock at year's end was $12.16.
   With the corporation's continued growth, work space was becoming a major concern. That problem was resolved with the completion of our new headquarters at 9 Court Square, Winchester, Virginia. A celebration was held on August 30, 1997, and approximately 2,000 shareholders were in attendance. The new quarters are truly a thing to behold and in the event you have not seen it, I am extending you a personal invitation to do so. I know you will enjoy and appreciate the visit. Incidentally, the cover of this report gives you a bird's eye view of the building's exterior. You really owe it to yourself to see the interior.
   During the year, the F&M Bank-Winchester acquired the Shomo & Lineweaver Insurance Agency in Harrisonburg. This affiliation will permit us to offer all types of insurance to you and our other customers. I do hope you will take advantage of this because we do have a special inducement for our shareholders. Offering all types of insurance coverage to our customers should be a great convenience for them and should be beneficial to the corporation.
   We also took another major step in our service to the public by creating a new trust company. This new entity will posture the company for a statewide presence in Virginia as a corporate fiduciary and will mean better service and financial management for our customers, shareholders and personnel.
   From a statewide perspective, Virginia banking in 1997 took another giant step backward. Four of the state's largest financial institutions sold to out-of-state bank holding companies. Merger mania, or should I say money mania, has again taken its toll. I can understand why the smaller banks are seeking help from larger institutions. With government regulations as stringent as they are, they don't have a lot of choice. Other than money, however, the larger organizations have little or no excuse for their actions.
   And while I am on the subject, I can't let our friendly congressional legislators off the hook. Another year has passed and the only thing they have done for the banking industry is agree to disagree. They can't reach agreement among themselves on what is good for us. Every time a new proposal or bill is discussed, it steps on someone's toes like the insurance companies, credit unions, or whoever, so as a result nothing ever gets done. You know, if we had term limits, that wouldn't happen but you'll not see it. A year ago it was a hot subject, now you seldom hear anything about it. You can say what you please, and regardless of how you


"You can say what you please, and regardless of how you look at it, Congress has done more harm than good to the banking industry during my 60 years in banking."

--------------------------------------------------------------------------------

"The mergers we                                        (Photo of Jack R. Huyett)
have accomplished
have been brought
about by our being
contacted by
banks that are
looking for a
strong partner
with which to
work."
                                                                  Jack R. Huyett




look at it, Congress has done more harm than good to the banking industry during my 60 years in banking. They have let everyone into the banking business but still have the banks strapped with laws passed in the 30's. Now that's their idea of being progressive! Need an ATM? Go to your nearest gas station. They'll own one. Want a checking or savings account, home or mostly any other type of loan, go to any brokerage firm, insurance company, credit union or any of a dozen or so different types of commercial enterprises and they will provide it. And don't overlook the bankruptcy law. What once was looked upon as a shame and disgrace has been so liberalized by Congress that it has become a legal and convenient way for one to get out of debt. In 1997, personal bankruptcies were up 19.5% over 1996. 1.3 million people took the escape route to the tune of 40 billion dollars. Think Congress will take a hand? Don't bet on it. Now you have a small idea why I'm so fond of our legislators.
   On December 31, 1997, Jack Huyett, the company's President and Chief Administrative Officer, retired. Jack was Blakeley Bank's Chief Executive Officer when they joined the F&M. He had served Blakeley for 37 years and was President of F&M National Corporation for six years. His banking knowledge and experience will be greatly missed and we extend him our very best in a well-deserved retirement.
   Several important officer positions have changed for the coming year. Alfred
B. Whitt becomes the Corporation's Vice Chairman, President and Senior Financial Officer. Charles E. Curtis becomes Vice Chairman and Chief Administrative Officer and Michael L. Bryan becomes Corporate Attorney and Secretary of the Board.
   On an extremely sad note, our director William A. Julias passed away on January 1, 1998. Bill was Chairman of the Board of F&M Bank-Massanutten in Harrisonburg, Virginia, and served on the corporate board for 18 years. He will be greatly missed by all of us.
   During the fourth quarter, we were fortunate to reach agreements with two very fine banking institutions whereby they will become an integral part of our company. They are Peoples Bank of Virginia with assets in excess of 79 million located in Chesterfield, Virginia, with two branches in Richmond and one in Midlothian; and the Bank of Alexandria with assets in excess of 75 million and four Alexandria City locations. Because of their proximity to existing F&M Banks, we will be combining them, thereby, strengthening each institution which will be better situated to serve the public in those areas. Peoples Bank will become F&M Bank-Richmond and Bank of Alexandria will become F&M Bank-Northern Virginia. We are delighted to have these institutions join our company. Not only because they are superior banks but because they permit us to expand our position in those areas. Regulatory approval is anticipated and hopefully the transactions will be completed in the second quarter.
   Many bankers and others have asked me how we have been so successful in acquiring banks. Contrary to what most holding companies do, we do not go out and solicit acquisitions. The mergers we have accomplished have been brought about by our being contacted by banks that are looking for a strong partner with which to work. We have an excellent reputation in that regard because we do not let people go and an acquired bank remains in control of its own operation.
   While 1997 was an outstanding year for the economy, it was an unsettling one. It has left me with a feeling of uncertainty. Business in general was too good, the stock market was too good and too volatile, threats of higher interest rates were the order of the day despite no inflation; lagging corporate earnings seem a certainty for 1998.
   So where do we go from here? Let's hope the slowdown will be just that. No better -- no worse.
   As for the F&M, we are looking forward to a challenging and rewarding year. Certainly these are questionable and uncertain times. After all, isn't every new year the same? I am going to tell you exactly what I have told you for the last umpteenth years. We face the new year with confidence and with your support, the support of our customers, employees, officers and directors of our 11 banks, 1998, hopefully, will be another record year. GOD BLESS!
   Sincerely yours,

/s/ W.M. Feltner                                       /s/ Jack R. Huyett
W.M. Feltner                                           Jack R. Huyett
Chairman of the Board                                  President

--------------------------------------------------------------------------------

1997 Highlights


                                A Bit of History
   A group of structures, which became known as 9 Court Square, were built over a period of more than one hundred years. Among these buildings were the law offices of Jacob Senseney, the Office of the Court Clerk, the County Records Room, and the old Palace Bar.
   Starting in 1995, F&M National Corporation undertook a massive restoration project which joined these various structures into one building, now known as "The Wilbur M. Feltner Building." This complex will serve as the new headquarters of the Corporation.


(Photo appears here with the following caption)
W. M. Feltner and Jack R. Huyett in front of the Feltner Building

(Photo appears here with the following caption)
Descriptive marker adjacent to Corporate Headquarters

(Photo appears here with the following caption)
Entry and Lobby of Corporate Headquarters

(Photo appears here with the following caption)
Gallery of Feltner Building

                                A Lot of Service
   F&M expanded its branch network to 108 offices by opening 12 new locations with seven in Northern Virginia, Harrisonburg, and Richmond, three in West Virginia, and two in Maryland. F&M also improved its ATM network by adding an additional 51 units throughout the Company's service area.

                          Additional Financial Services

   Shomo & Lineweaver Insurance Agency, Inc., Harrisonburg, Virginia, joined F&M on November 1, 1997. Shomo & Lineweaver fills a void in the financial services previously offered by F&M as it is a full service insurance agency. The affiliation will enable F&M to offer a full line of insurance products, such as automobile, home, business, life, health, and disability.
   Other financial services available will include annuities, employee benefits programs, and brokerage services.
   F&M Trust Company opened for business on January 1, 1998. F&M Trust Company was formed to better serve the financial management needs of F&M's customers throughout Virginia, and to better posture for F&M's future state-wide presence as a corporate fiduciary.


[Photograph appears here with the following caption]
F&M-Shomo & Lineweaver's Headquarters in Harrisonburg

   The combination of the three existing trust departments of the F&M banks into the F&M Trust Company will enable F&M to maximize the professional expertise of its combined resources for the benefit of its current and future clients.
   F. Dixon Whitworth, Jr. will serve as President. Its headquarters will be in Winchester, Virginia. Regional offices will be operated at F&M Bank-Peoples, Warrenton, Virginia, and F&M Bank-Northern Virginia, Fairfax, Virginia, with additional offices expected to open in other communities in the future.
   Fiduciary services to be offered include estate administration, investment management, employee benefits administration, and custody and trust administration.

                               A Bit of the Future

   Peoples Bank of Virginia, Chesterfield, Virginia, with assets of $79 million, will join F&M in the second quarter of 1998, and will merge with our F&M Bank-Richmond.
   The Bank of Alexandria, Alexandria, Virginia, with assets of $75 million, will join F&M in the second quarter and will merge with our F&M Bank-Northern Virginia.
   We are extremely pleased to have such quality institutions join the F&M family of community banks and to help us expand and strengthen our franchises in the Richmond market and the growing Northern Virginia market.
   Home Banking will be introduced in Winchester, Northern Virginia, and Warrenton. This service will later be expanded to our other market areas.

                              Five Years of Growth

DOLLARS (IN MILLIONS)



                                     ASSETS

93      1.941
94      2.020
95      2.208
96      2.304
97      2.520









                                    EARNINGS


DOLLARS (IN MILLIONS)

93      21.852
94      24.272
95      25.835
96      29.298
97      31.115






                                    DIVIDENDS


DOLLARS (IN MILLIONS)

93       9.595
94       9.592
95      10.864
96      14.087
97      14.765

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

Overview
      F&M produced record earnings during 1997, performing well in a highly complex, competitive business environment. F&M's continued high asset quality, an excellent interest margin and improved management efficiencies contributed to record net income of $31.1 million, a return on assets of 1.30% and a return on equity of 13.09%.
      F&M expanded its product base on November 1, 1997 with the acquisition of Shomo and Lineweaver Insurance Agency ("Shomo Ins.") located in Harrisonburg, Virginia. Shomo Ins. offers automobile, home, group, life and business insurance, as well as, financial counseling. The acquisition of Shomo Ins. was accounted for as a tax-free purchase with the exchange of 265,853 shares of F&M common stock.
      F&M's banking market expanded in 1997 by 12 branch locations to include 108 branches located in Virginia, West Virginia and Maryland.

Results of Operations
      Net income increased 6.2% in 1997 to $31.1 million, compared with $29.3 million earned in 1996 and $25.8 million earned in 1995. Net income per share, basic increased to $1.54 per share in 1997 compared to $1.44 and $1.27 per share for 1996 and 1995. Net income per share, diluted increased to $1.53 per share in 1997 compared to $1.42 per share for 1996 and $1.25 for 1995.
      Profitability ratios compare favorably in 1997, 1996 and 1995. Return on average assets on an annualized basis was 1.30% for 1997 and 1996. In 1995, this ratio was 1.23%. Return on average shareholders' equity is another significant measure of profitability which in 1997 improved to 13.09%, compared to 12.89% and 12.18% for 1996 and 1995, respectively. These performance ratios have varied since 1993, with return on average assets decreasing slightly from 1.24% in 1993 to 1.21% in 1994, increasing slightly to 1.23% in 1995 and increasing to 1.30% in 1996. Return on average shareholders' equity rebounded from 12.46% in 1993 to 12.50% in 1994, decreasing to 12.18% in 1995 and increasing to 12.89% in 1996.
      Net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by F&M on its average earning assets. In 1997, net interest margin, on a tax-equivalent basis, was 4.81% compared to 4.76% for 1996 and 4.82% for 1995. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. In 1997, the yield on interest-earning assets increased 4 basis points from 8.21% in 1996 to 8.25% in 1997 and the cost of interest-bearing liabilities increased 2 basis points from 4.22% in 1996 to 4.24% in 1997. The change in the yield on earning assets and liabilities is a result of competitive pressures in the market place resulting in higher rates paid on deposits and consequentially, higher rates received on loans.
      In 1997, interest-earning assets have increased to $2.292 billion from $2.106 billion in 1996 and $2.018 billion in 1995. Loan demand remained strong in each of these years, although competitive forces have increased for potential loan customers. Loans, net of unearned discount in 1997 increased $105 million to $1.544 billion as compared to $1.439 billion in 1996 and $1.296 billion in 1995. F&M's securities portfolio represents the second largest component of interest earning assets. At December 31, 1997, F&M's securities portfolio totaled $638.5 million, $41.5 million or 7.0% higher than year end 1996. The securities portfolio at year end 1996 totaled $597.0 million, which was $37.8 million or 5.9% lower than year end 1995. Funds invested in securities in 1997 were an effort to balance the portfolio of interest earning assets and take advantage of attractive yields. In 1996, funds were invested in loans due to strong customer demand.
      F&M's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains, compares favorably to other Virginia financial institutions. F&M's efficiency ratio for 1997, 1996 and 1995 was 61.31%, 59.91% and 62.93%, respectively. A lower efficiency ratio represents a greater control of non-interest related costs. This ratio is higher as a result of acquisition and affiliation costs due to F&M's program of acquiring financial institutions. A fluctuation in the efficiency ratio can be attributed to relative changes in both non-interest expense and net interest income.

      Since the beginning of 1988, F&M has acquired approximately $1.206 billion in assets and $1.043 billion in deposits through twelve bank acquisitions and one nonbank acquisition. Eleven of these acquisitions were accounted for as a pooling-of-interests and two as a purchase, which enabled F&M to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County, increase its market share in two of its other Virginia markets and enter the Maryland markets of Montgomery and Prince George's counties.
      F&M is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.
      Table 1 sets forth, for the periods indicated, selected quarterly results of F&M's operations.










               Table 1 -- Summary of Financial Results By Quarter


                                                                   1997                                        1996*
                                                      ---------------------------------        -------------------------------------
                                                       Dec. 31  Sept. 30   June 30  March 31   Dec. 31  Sept. 30   June 30  March 31
                                                       -------  --------   -------  --------   -------  --------   -------  --------

                                                                   (In thousands, except per share amounts)
Interest income ....................................  $ 45,699  $ 45,024  $ 44,378  $ 43,488  $ 42,793  $ 42,153 $  41,769  $ 41,319
Interest expense ...................................    19,736    19,015    18,451    17,960    18,073    17,771    17,614    17,773
                                                                                                         -------   -------   -------
Net interest income ................................    25,963    26,009    25,927    25,528    24,720    24,382    24,155    23,546
Provision for loan losses ..........................     2,994       779       842     1,070       460       562       556       472
                                                                                                         -------   -------   -------
Net interest income after provision for loan losses     22,969    25,230    25,085    24,458    24,260    23,820    23,599
                                                                                                                              23,074
Noninterest income .................................     9,546     6,843     5,453     5,203     5,606     5,143     4,847     5,149
Noninterest expense ................................    21,349    20,074    18,797    18,021    18,405    18,133    17,030    17,537
Income before income taxes .........................    11,166    11,999    11,741    11,640    11,461    10,830    11,416    10,686
Applicable income taxes ............................     3,325     4,114     4,007     3,985     3,830     3,643     3,946     3,676
                                                                                                         -------   -------   -------
Net income .........................................  $  7,841 $   7,885 $   7,734  $  7,655  $  7,631 $   7,187 $   7,470  $  7,010
                                                      ======== ========= =========  ========  ======== ========= =========  ========



Earnings per share, basic.........................    $   0.39 $    0.39 $   0.38   $    0.38  $ 0.38 $    0.35  $    0.37  $   0.34

Earnings per share, assuming dilution.............    $   0.38 $    0.39 $   0.38   $    0.37  $ 0.37 $    0.35  $    0.36  $   0.34


*The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of FB&T Financial Corporation on March 29, 1996, Allegiance Banc Corporation on October 1, 1996.


Net Interest Income
      Net interest income represents the principal source of earnings for F&M. Net interest income equals the amount by which interest income exceeds interest expense and represents F&M's gross profit margin. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.
      Net interest income increased to $103.4 million for the year ended December 31, 1997, up 6.8% over the $96.8 million reported for the same period in 1996 and up 5.9% in 1996 over the $91.4 million reported for 1995. Net interest income in 1997 was affected by a greater demand for loans coupled with attractive market rates and a strong, expanding economy. Loans grew $105 million or 7.3% to $1.544 billion in 1997 from $1.439 billion in 1996. Loans increased in 1996 by $143 million or 11.0% over $1.296 billion in 1995. In 1997, deposits provided the source of funds by increasing to $2.138 billion, up $171 million or 8.7% from $1.967 billion in 1996. Interest-bearing deposits increased $97 million in 1997 to $1.729 billion from $1.632 billion in 1996. Strong deposit and loan growth was the result of offering attractive market rates coupled with customers' desire to place investments in a strong, highly capitalized financial corporation.
      Net interest income was $96.8 million for the year 1996, up 12.0% over the $91.4 million reported for the same period in 1995 and up 5.8% in 1995 over the $86.4 million reported for 1994. Net interest income in 1996 was affected by strong loan demand following a recessionary period. Loans grew $143 million or 11.0% to $1.439 billion in 1996 from $1.296 billion in 1995. In 1996, total interest-bearing deposits provided the primary source of funds increasing to $1.632 billion, up $63.6 million or 4.0% from $1.569 billion in 1995. Interest-bearing deposits increased $106 million in 1995 from $1.463 billion in 1994.
      Net interest income for 1995 increased $5.0 million to $91.4 million, compared to $86.4 million for 1994 and the net interest margin for 1995 was 4.82%. At year end 1995, the securities portfolio was $634.8 million, up $44.4 million or 7.5% over the same period 1994. During 1995, funds were kept in liquid interest-earning assets to be available when securities yields and loan demand improved.

      Table 2 analyzes charges in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.



                       Table 2 -- Volume and Rate Analysis
                              Tax equivalent basis




                                                                        1997                               1996
                                                           ------------------------------      -----------------------------
                                                                                Change in                           Change in
                                                             Volume     Rate     Income/        Volume     Rate      Income/
                                                             Effect    Effect    Expense        Effect    Effect     Expense
                                                           ---------- --------- ---------      --------  --------- ---------
                                                                               (Dollars in thousands)
Earning Assets:
  Taxable securities....................................    $ (681)   $ (118)   $ (799)        $1,931    $  113   $  2,044
  Tax-exempt securities.................................      (475)       170     (305)          (503)      (59)      (562)
  Taxable loans.........................................    11,563      (271)    11,292        11,270    (2,627)     8,643
  Tax-exempt loans......................................       216        (4)       212           358       (13)       345
  Federal funds sold and repurchase agreements..........       (69)        14      (55)          (757)     (321)    (1,078)

  Interest-bearing deposits in other banks..............       201       (22)       179            49       (14)       35
                                                         ---------- --------- ---------      --------  --------- ---------
       Total earning assets.............................    $10,755   $ (231)   $10,524        $12,348   $(2,921)  $ 9,427
                                                         ---------- --------- ---------      --------  --------- ---------
Interest-Bearing Liabilities:
  Checking deposits.....................................    $  716    $    29   $   745        $  313    $ (705)  $   (392)
  Savings deposits - regular............................      (161)     (162)     (323)          (135)     (832)      (967)
  Savings deposits - money market.......................      (242)       166      (76)          (376)     (459)      (835)

  CD's & other time deposits - $100,000 & over..........     1,510      (372)     1,138         4,160       878      5,038
  CD's & other time deposits - under $100,000...........     1,165         33     1,198           771        91        862
                                                         ---------- --------- ---------      --------  --------- ---------
       Total interest-bearing deposits..................     2,988      (306)     2,682         4,733    (1,027)     3,706
       Borrowed funds short-term........................       539        198       737           389      (227)       162
       Borrowed funds long-term.........................       507          5       512           216       (10)       206
                                                         ---------- --------- ---------      --------  --------- ---------
       Total interest-bearing liabilities...............     4,034      (103)     3,931         5,338    (1,264)     4,074
                                                         ---------- --------- ---------      --------  --------- ---------

       Change in net interest income....................    $6,721    $ (128)   $ 6,593        $7,010    $(1,657)  $ 5,353
                                                         ========== ========= =========      ========  ========= =========



Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

      Table 3 (page 10 and 11) depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect.



Interest Sensitivity
      The primary goals of interest rate risk management are to minimize fluctuations in net interest margin as a percentage of earning assets and to increase the dollars of net interest margin at a growth rate consistent with the growth rate of total assets. These goals are accomplished by balancing the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed rate asset and liability contracts reasonably consistent and short, and by routinely adjusting pricing rates to market conditions on a weekly basis.
      The goal of F&M is to generally maintain a position that is to provide flexibility enough to move to an equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter term investments and buying longer maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. F&M reviews the interest sensitivity position of each subsidiary bank at least once a quarter.

      Table 3 -- Average Balances, Income and Expense, Yields and Rates (1)


                        Twelve Months Ended December 31,

                                                                                        1997
                                                                                                    Annual
                                                                            Average     Income/     Yield/
                                                                            Balance     Expense      Rate
-----------------------------------------------------------------------------------------------------------
ASSETS                                                                          (Dollars in thousands)
Securities:
    Taxable............................................................  $  576,900    $ 35,899      6.22%
    Tax-exempt (1).....................................................      26,428       2,335      8.84%
------------------------------------------------------------------------------------------------------------
        Total securities...............................................     603,328      38,234      6.34%

Loans (net of unearned income):

    Taxable............................................................   1,483,223     135,994      9.17%
    Tax-exempt (1).....................................................      14,754       1,583     10.73%

        Total loans....................................................   1,497,977     137,577      9.18%

Federal funds sold and repurchase agreements...........................      71,409       3,859      5.40%
Interest-bearing deposits in other banks...............................       8,022         290      3.62%
------------------------------------------------------------------------------------------------------------
        Total earning assets...........................................   2,180,736     179,960      8.25%

Less: allowance for loan losses........................................     (18,496)
Total nonearning assets................................................     227,955

        Total assets...................................................$  2,390,195
                                                                       ============

LIABILITIES AND SHAREHOLDERS' EQUITY Interest-bearing deposits:
    Checking...........................................................$    320,344    $  7,087      2.21%
    Regular savings....................................................     200,345       5,556      2.77%
    Money market  savings..............................................     204,923       6,020      2.94%
    Certificates of deposit:
        Less than $100,000.............................................     763,085      42,057      5.51%
        $100,000 and more..............................................     186,398      10,345      5.55%
------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits........................................   1,675,095      71,065      4.24%

Short-term borrowings..................................................      84,148       3,066      3.64%

Long-term borrowings...................................................      15,198       1,031      6.78%
------------------------------------------------------------------------------------------------------------
        Total interest-bearing liabilities.............................   1,774,441      75,162      4.24%

Noninterest-bearing liabilities:

    Demand deposits....................................................     358,652

    Other liabilities..................................................      19,389
                                                                             ------

Total liabilities......................................................   2,152,482
Stockholders' equity...................................................     237,713
                                                                            -------

Total Liabilities and shareholders` equity.............................$  2,390,195
                                                                       ============

Net interest income....................................................                $104,798
                                                                                       --------

Interest rate spread...................................................                              4.01%

Interest expense as a percent of average earning assets................                              3.45%

Net interest margin....................................................                              4.81%

(1) Income and yields are reported on a taxable-equivalent basis.




                        Twelve Months Ended December 31,

------------------------------------------------------------------------------------------------------------
                 1996                                                                   1995
                           Annual                                                                  Annual
    Average     Income/    Yield/                                          Average     Income/     Yield/
    Balance     Expense     Rate                                           Balance     Expense      Rate
------------------------------------------------------------------------------------------------------------
        (Dollars in thousands)                                                 (Dollars in thousands)

 $  587,823   $  36,698      6.24%                                       $  557,258   $  34,654      6.22%
     31,605       2,640      8.35%                                           37,645       3,202      8.51%
------------------------------------------------------------------------------------------------------------
    619,428      39,338      6.35%                                         594,9035      37,856      6.36%



  1,357,220     124,702      9.19%                                        1,233,488     116,059      9.41%
     12,739       1,371     10.76%                                            9,409       1,026     10.90%
------------------------------------------------------------------------------------------------------------
  1,369,959     126,073      9.20%                                        1,242,897     117,085      9.42%

     72,706       3,914      5.38%                                           86,474       4,992      5.77%
      2,127         111      5.22%                                              975          76      7.79%
------------------------------------------------------------------------------------------------------------
  2,064,220     169,436      8.21%                                        1,925,249     160,009      8.31%

    (18,335)                                                                (17,835)
    205,932                                                                 189,361
    -------                                                                 -------
 $2,251,817                                                              $2,096,775
 ==========                                                              ==========



 $  288,494   $   6,342      2.20%                                       $  276,417   $   6,734      2.44%
    207,739       5,879      2.83%                                          211,987       6,846      3.23%
    212,471       6,096      2.87%                                          225,065       6,931      3.08%

    736,193      40,919      5.56%                                          661,188      35,881      5.43%
    165,304       9,147      5.53%                                          151,384       8,285      5.47%
------------------------------------------------------------------------------------------------------------
  1,610,201      68,383      4.25%                                        1,526,041      64,677      4.24%

     69,039       2,329      3.37%                                           51,818       2,167      4.18%

      7,725         519      6.72%                                            4,513         313      6.94%
------------------------------------------------------------------------------------------------------------
  1,686,965      71,231      4.22%                                        1,582,372      67,157      4.24%



    319,596                                                                 287,311

     17,937                                                                  15,028
     ------                                                                  ------
  2,024,498                                                               1,884,711
    227,319                                                                 212,064
    -------                                                                 -------
 $2,251,817                                                              $2,096,775
 ==========                                                              ==========

              $  98,205                                                               $  92,852
              ---------                                                               ---------

                             3.99%                                                                   4.07%

                             3.45%                                                                   3.49%

                             4.76%                                                                   4.82%

      It is F&M's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. F&M considers derivatives as speculative which is contrary to F&M's historical or prospective philosophy. F&M does not hold or issue financial instruments for trading purposes. F&M does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management. Off-balance sheet risks such as commitments to extend credit, standby letters of credit and other items are discussed in Note 18 in the Notes to Consolidated Financial Statements.

Forward-Looking Statements
      The sections that follow, Market Risk Management, contain certain forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These forward-looking statements may involve significant risks and uncertainties. Although F&M believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from the results discussed in these forward-looking statements.

Market Risk Management
      Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. F&M's market risk is composed primarily of interest rate risk. F&M's Asset/Liability/Risk Committee ("ALCO") is responsible for reviewing the interest rate sensitivity position of F&M and establishing policies to monitor and limit exposure to interest rate risk. Guidelines established by ALCO are reviewed by F&M's Board of Directors.
      Asset/Liability/Risk Management: The primary goals of asset/liability/risk management are to maximize net interest income and the net value of F&M's future cash flows within the interest rate risk limits set by ALCO.
      Interest Rate Risk Measurement: Interest rate risk is monitored through the use of three complementary measures: static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.
      Static Gap: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap, at year-end, was -12.2% of total earning assets. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.
      Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior which are reviewed at least annually.
      The gap repricing distributions include principal cash flows from residential mortgage loans and mortgage-backed securities in the timeframes in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.
      Earnings Simulation: The earnings simulation model forecasts one year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.
      The most recent earnings simulation model projects net income would decrease by approximately 3.2% of stable-rate net income if rates immediately fall by two percentage points over the next year. It projects an increase of approximately 2.7% if rates rise immediately by two percentage points. Management believes this reflects a liability-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.
      This dynamic simulation model includes assumptions about how the balance sheet is likely to evolve through time, in different interest rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management's outlook, as are the assumptions used to project yields and rates for new loans and deposits. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Noncontractual deposit growth rates and pricing are assumed to follow historical patterns. The sensitivities of key assumptions are analyzed at least annually and reviewed by ALCO.
      Net Present Value: The Net Present Value ("NPV") of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. Interest rate risk analysis using NPV involves changing the interest rates used in determining the cash flows and in discounting the cash flows. The resulting percentage change in NPV is an indication of the longer term repricing risk and options risk embedded in the balance sheet.
      At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 7.8%. Additionally, NPV is projected to increase by 5.0% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a .1% chance of occurrence.
      As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.
      Summary information about interest-rate risk measures are presented below.


                     Table 4 -- Interest-rate Risk Measures
                                                                                                Year-end
                                                                                                  1997
                                                                                             --------------
           Static 1-Year Cumulative Gap                                                              -12.2%
           1-Year Net Income Simulation Projection
            -200 bp Shock vs Stable Rate                                                              -3.2%
            +200 bp Shock vs Stable Rate                                                               2.7%
           Static Net Present Value Change
            -200 bp Shock vs Stable Rate                                                               5.0%
            +200 bp Shock vs Stable Rate                                                              -7.8%

      Due to borrowers' preferences for floating-rate loans and depositors' preferences for fixed-rate deposits, F&M's balance sheet tends to move toward less liability sensitivity with the passage of time. The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current liability sensitivity position would be lessened. Purchases of fixed-rate securities have been made to offset the natural tendency toward a less liability sensitive interest rate risk position.
      Management expects interest rates to be relatively stable during 1998 and believes that the current modest level of liability sensitivity is appropriate.


Noninterest Income

      Noninterest income for 1997 increased $6.3 million, or 30.4%, over the same period in 1996. Trust Department income increased $139 thousand or 6.3% from $2.2 million for 1996 to $2.3 million for 1997 as a result of increased fiduciary activities and the settlement of estates. Service charges on deposit accounts, the largest single item of noninterest income, increased to $842 thousand for 1997, up 9.3% over the comparable period a year ago as a result of adding additional services and improving existing deposit services. Credit card fees increased to $3.7 million for 1997 as compared to $3.4 million for 1996 as a result of increased card loan volume. Fees for other customer services were $2.3 million for 1997, which increased $409 thousand or 22.1% from 1996 as a result of increased marketing of current services and providing new services for customers. Gains on sale of securities increased to $4.2 million for 1997 as compared to $267 thousand for 1996. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1997, F&M took advantage of significant stock market gains in other corporate stock held by the corporation which when sold, realized security gains of $3.3 million. Other operating income increased in 1997, up $692 thousand or 17.5% from 1996 to 1997. The increase in other operating income was the result of increased charges for various nondeposit related fees such as checkbook sales, safe deposit box fees, and loan documentation fees.

      In 1996, noninterest income increased $1.2 million or 6.3% from $19.5 million in 1995 to $20.7 million. Trust Department income increased $384 thousand or 21.2% from $1.8 million for 1995 to $2.2 million for 1996 as a result of increased fiduciary activities. Service charges on deposit accounts were $9.1 million for 1996, up 12.8% over the previous year. Credit card fees were $3.4 million and $3.2 million for 1996 and 1995, up $208 thousand as a result of increased card lending activities. Fees for other customer services were $1.8 million for 1996, which increased $115 thousand or 6.6% from 1995 as a result of a reduction in loan refinancing activity. Gains on sale of securities were $267 thousand for 1996 as compared to $519 thousand for 1995. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. Interest rates were rising in 1996 reducing the appeal to reposition securities, therefore, security gains were smaller in 1996 than in 1995.



                          Table 5 -- Noninterest Income

                                                                                 Year ended December 31,
                                                                            --------------------------------
                                                                              1997        1996        1995
                                                                            ---------  ----------  ----------
                                                                                 (Dollars in thousands)
               Commissions and fees from fiduciary activities............   $   2,335   $  2,196   $   1,812

               Service charges on deposit accounts.......................       9,929      9,087       8,054
               Credit card fees..........................................       3,652      3,401       3,193
               Fees for other customer services..........................       2,258      1,849       1,734
               Other operating income....................................       4,637      3,945       4,207
                                                                           ----------  ----------  ----------
                       Noninterest income................................      22,811     20,478      19,000
               Profits on securities available for sale..................       4,218        265         519
               Investment securities gains, net..........................          16          2          --
                                                                           ----------  ----------  ----------
                       Total noninterest income..........................   $  27,045   $ 20,745   $  19,519
                                                                           ==========  ==========  ==========



Noninterest Expense


      Total noninterest expense increased $7.1 million or 10.0%, from $71.1 million in 1996 to $78.2 million in 1997. Salaries and employee benefits increased $4.7 million or 12.6%, net occupancy expense including furniture and equipment expense increased $1.1 million or 9.3%, credit card expense increased $332 thousand or 14.9% and other operating expense increased $1.0 million or 5.1%. Deposit insurance increased from $205 thousand in 1996 to $240 thousand in 1997 as a result of higher fees due to deposit growth. Growth in 1997 noninterest expense is attributable to branch bank expansion and costs associated with handling asset and liability growth.
      For 1996, noninterest expense increased by $939 thousand, or 1.3%, from $70.2 million in 1995 to $71.1 million in 1996. This increase was primarily due to a $1.7 million, or 4.9% increase in salary and employee benefits, a $377 thousand, or 5.3% increase in net occupancy expense including furniture and equipment expense and a $260 thousand, or 13.2% increase in credit card expense. Other operating expenses also increased $461 thousand or 2.4% in 1996. The primary reason for the increases in noninterest expense was costs associated with acquiring and opening new bank offices and remodeling other banking offices. Credit card expenses increased as a result of higher card lending activity coupled with a computer conversion. Other operating expenses increased as a result of professional fees associated with acquiring new banks and training and conversion costs associated with converting to a new consolidated data processing system.



                         Table 6 -- Noninterest Expense

                                                                                 Year ended December 31,
                                                                            --------------------------------
                                                                              1997        1996        1995
                                                                            ---------  ----------  ----------
                                                                                 (Dollars in thousands)
               Salaries and employee benefits............................   $  41,908   $ 37,229   $  35,507
               Net occupancy expense of premises.........................       6,531      5,957       5,966
               Furniture and equipment expense...........................       5,853      5,370       4,984
               Deposit insurance.........................................         240        205       2,086
               Credit card expense.......................................       2,563      2,231       1,971
               Other operating expenses..................................      21,146     20,113      19,652
                                                                           ----------  ----------  ----------
                      Total..............................................   $  78,241   $ 71,105   $  70,166

                                                                           ==========  ==========  ==========



Income Taxes

      Income tax expense at December 31, 1997 was $15.4 million, up from $15.1 million for 1996 and up from $12.8 million for 1995. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 35%. This corresponds to an effective tax rate of 33.2%, 34.0% and 33.2% for the three years ended December 31, 1997, 1996 and 1995, respectively. Note 16 to the Consolidated Financial Statements for year end provide a reconciliation between income tax expense computed using the federal statutory income tax rate and F&M's actual income tax expense. Also included in
Note 16 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

Loan Portfolio
      Loans, net of unearned income, increased to $1.544 billion at December 31, 1997, up $105 million or 7.3% from $1.439 billion at year end 1996 and up $143 million or 11.0% from $1.296 billion at year end 1995. The strong increase in loan activity for 1997 is indicative of a healthy economic environment in F&M's banking market area. All of F&M's subsidiary banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the subsidiary banks' respective market regions. Six of F&M's subsidiary banks, F&M Bank-Massanutten, F&M Bank-Blakeley, F&M Bank-Emporia, F&M Bank-Peoples, F&M Bank-Martinsburg, and F&M Bank-Keyser, emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Northern Virginia, F&M Bank-Central Virginia and F&M Bank-Allegiance are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.
      Approximately 47.8% of F&M's loan portfolio at December 31, 1997 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. F&M's subsidiary banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although F&M's subsidiary banks typically look to the borrower's cash flow as the principal source of repayment for such loans, many of the loans within this category are secured by assets, such as real property, accounts receivable, inventory and equipment. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the businesses. F&M's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.
      F&M's residential real estate loan portfolio (including home equity lines) was 35.5% of total loans at December 31, 1997. The residential mortgage loans made by F&M's subsidiary banks and Big Apple Mortgage Company are made only for single family, owner-occupied residences within their respective market regions. The residential mortgage loans offered by F&M's subsidiaries are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan.
      Big Apple Mortgage (also t.a. F&M Mortgage Company), F&M Bank-Northern Virginia and F&M Bank-Peoples sell into the secondary market permanent residential mortgage loans that conform to GNMA and FNMA underwriting guidelines. These F&M subsidiaries purchase government insured 1-4 family FHA and VA loans and resell them immediately in package form. At December 31, 1997, only Big Apple Mortgage had $13.3 million in loans that it had committed to purchase, but had not settled upon.
      F&M's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1997, construction loans were $83.9 million or 5.4% of the total loan portfolio. Generally, all construction loans are made to finance owner-occupied properties with permanent financing commitments in place. F&M's subsidiary banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced charge-offs involving residential construction loans since 1993 of less than one half of 1%.
      Consumer loans were 11.3% of F&M's total loan portfolio at December 31, 1997. F&M's subsidiary banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in each of F&M's subsidiary banks' respective market regions.
      Loans secured by real estate consist of a diverse portfolio of predominantly single family residential loans, which at December 31, 1997 comprised 35.5% of the loan portfolio. Loans secured by commercial real estate comprised 31.0% of the loan portfolio at December 31, 1997 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (27.8%) (shown in Table 7 under the category of "Non-farm, non-residential"), multifamily loans (2.0%) and agricultural loans (1.2%). F&M attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. F&M has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 5.4% of total loans outstanding at December 31, 1997. F&M's charge-off rate for all loans secured by real estate was 0.07% of period end loans. This is consistent with 1996 when the charge-off rate for all loans secured by real estate was 0.02% of period end loans outstanding. F&M's consumer loan portfolio, its second largest loan category, consists principally of personal loans.
      Consistent with its focus on providing community-based financial services, F&M generally does not make loans outside its principal market regions. F&M does not engage in foreign lending activities, consequently, the loan portfolio is not exposed to risk from foreign credits. F&M maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.

      F&M's unfunded loan commitments amounted to $316.6 million at December 31, 1997, compared to $323.2 million at December 31, 1996. This decrease in unfunded loan commitments is due to review by management of available lines and reducing excessive lines.
      On December 31, 1997, F&M had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $429.8 million and 1-4 family residential mortgage loans of $481.6 million which were in excess of 10 percent of the total loan portfolio. Because of the nature of F&M's market, loan collateral is predominately real estate related.
      A number of economic factors in conjunction with loan activity in 1997 suggest that loan growth in 1998 should continue to be strong, but not as vibrant as it was in 1996 and 1995. Although interest rates are above the floors they reached in 1996, they remain at reasonable levels for borrowers. New home construction is increasing as are home sales. Auto sales were up in 1997, and the forecast is for continued strength. The economy is creating new jobs and absorbing the unemployment that was created during the recession and business restructuring in 1996 and 1995. Importantly, reports suggest that borrowers are showing a great degree of confidence in the economy. These factors resulted in a positive loan growth trend in 1997 and represent the necessary elements for growth in 1998.



                            Table 7 -- Loan Portfolio

                                                                                  December 31,
                                                     -----------------------------------------------------------------------

                                                         1997           1996          1995           1994          1993
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Commercial, financial and agricultural.............   $   259,881   $    225,327   $   187,991    $   180,736   $   146,880
Real estate construction...........................        83,904         66,477        53,682         46,081        50,280
Real estate mortgage:
    Residential (1-4 family).......................       481,637        454,109       410,889        385,842       372,174
    Home equity lines..............................        67,232         67,326        67,848         68,022        60,367
    Multifamily....................................        31,266         31,712        25,191         26,106        22,445
    Non-farm, non-residential (1)..................       429,827        409,563       374,634        322,146       290,193
    Agricultural...................................        18,516         19,199        17,576         17,511        16,615
                                                     ------------  -------------  ------------   ------------  -------------
    Real estate subtotal...........................     1,028,478        981,909       896,138        819,627       761,794
Loans to individuals:
    Consumer.......................................       152,092        147,917       142,151        150,135       151,566
    Credit card....................................        22,904         23,197        22,832         19,119        16,865
                                                     ------------  -------------  ------------   ------------  -------------
    Loans to individuals subtotal..................       174,996        171,114       164,983        169,254       168,431
        Total loans................................     1,547,259      1,444,827     1,302,794      1,215,698     1,127,385

Less unearned income...............................       (3,661)        (5,719)        (6,590)       (6,187)        (6,519)
                                                     ------------  -------------  ------------   ------------  -------------
Loans-- net of unearned income.....................   $ 1,543,598   $  1,439,108   $ 1,296,204    $ 1,209,511   $ 1,120,866
                                                     ============  =============  ============   ============  =============

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.



                     Remaining Maturities of Selected Loans
                                                                                                December 31, 1997
                                                                                           ---------------------------

                                                                                            Commercial,
                                                                                           Financial and  Real Estate-
                                                                                           Agricultural   Construction
                                                                                           ------------   ------------
                                                                                             (Dollars in thousands)
                  Within 1 year.......................................................     $    156,960   $    56,238
                                                                                           ------------   ------------
                  Variable Rate:
                      1 to 5 years....................................................           15,006         2,971
                      After 5 years...................................................            5,566         2,684
                                                                                           ------------   ------------
                      Total...........................................................     $     20,572   $     5,655
                                                                                           ------------   ------------
                  Fixed Rate:
                      1 to 5 years....................................................           69,835        14,328
                      After 5 years...................................................           12,514         7,683
                                                                                           ------------   ------------

                      Total...........................................................     $     82,349   $    22,011
                                                                                           ------------   ------------
                      Total Maturities................................................     $    259,881   $    83,904
                                                                                           ============   ============

Asset Quality
      Allowance for Loan Losses. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each of F&M's subsidiary banks. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Each of F&M's subsidiary banks has a formal loan review function which consists of a committee of bank officers that regularly reviews loans and assigns a classification based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each of F&M's subsidiary bank's loan portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each of F&M's subsidiary bank's loan portfolio. In addition, all lending relationships involving an adversely classified loan are reviewed. The review team has the authority to classify any loan it determines is not satisfactorily classified within F&M's grading system. All classified loans are reviewed at least quarterly by F&M's senior officers and by the subsidiary banks' board of directors. All past due and nonaccrual loans are reviewed monthly by the subsidiary banks' board of directors. As a matter of policy, F&M's subsidiary banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Although the ratio of the allowance to total loans and nonaccrual loans may be less than its peers, F&M believes the ratio to be adequate based on this loan risk review analysis.
      Nonperforming loans increased $7.8 million from $11.1 million at year end 1996 to $18.9 million at year end 1997. In keeping with F&M's conservative philosophy, the amount provided for the provision for loan losses was increased to $5.7 million after careful analysis of possible losses in the loan portfolio. In 1996 and 1995, the nature of loan quality in the portfolio and improved underwriting standards allowed F&M to maintain a lower allowance for loan losses. The ratio of allowance for loan losses to period end loans, net for 1997, 1996 and 1995 was 1.34%, 1.25% and 1.41%, respectively. In 1997, F&M included in its loan portfolio $64.7 million loans composed of SBA, FHA and VA residential housing loans that were guaranteed by the U.S. government. If these guaranteed loans were excluded from total average loans for 1997, the ratio of allowance for loan losses to period end loans, net would be 1.40%. In 1997, 1996 and 1995, the ratio of allowance for loan losses to nonaccrual loans were 109.38%, 161.35% and 137.53%, respectively, which is an indication that the allowance is adequate with respect to nonaccrual loans.
      The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. F&M's subsidiary banks are examined at different times, but the Virginia Bureau of Financial Institutions examined all Virginia banking subsidiaries, the West Virginia Division of Banking examined all West Virginia banking subsidiaries and Federal Reserve Bank of Baltimore examined F&M's Maryland bank subsidiary during 1997. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
      F&M maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 8 shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.



               Table 8 -- Allocation of Allowance for Loan Losses



                                            1997                            1996                            1995
                                 --------------------------      --------------------------      --------------------------
                                                Percent of                      Percent of                      Percent of
                                               Loans in Each                   Loans in Each                   Loans in Each
                                                Category to                     Category to                     Category to
                                    Allowance   Total Loans        Allowance    Total Loans        Allowance    Total Loans

                                  ----------   ------------       ----------   -----------       -----------    -----------
December 31:                                                       (Dollars in thousands)
    Commercial, financial and
      agriculture.............      $  8,524       16.8%           $   6,278      15.6%            $   6,388       14.4%
    Real estate-construction..           746        5.4                  717       4.6                   710        4.1
    Real estate-mortgage......         6,785       66.5                6,529      68.0                 6,644       68.8
    Consumer..................         4,586       11.3                4,412      11.8                 4,510       12.7
                                  ----------   ------------       ----------   -----------       -----------    -----------
                                    $ 20,641      100.0%           $  17,936     100.0%            $  18,252      100.0%
                                  ==========   ============       ==========   ===========       ===========    ===========

17

      F&M provided $5.7 million, $2.1 million and $2.0 million for provision for loan losses for the years 1997, 1996 and 1995, respectively. These charges to the provision represent management's decision to provide an amount necessary to achieve a level in the allowance for loan losses to adequately cover possible losses to the portfolio.
      F&M's net charge-offs increased in 1997 to $3.0 million, higher than the 1996 level of $2.4 million and higher than 1995 net charge-offs of $1.6 million. The higher net charge-offs in 1997 was due to a few customers inability to manage their finances. Loans to individuals made up of consumer and credit card loans represented the highest category of net charge-offs in 1997 of $1.8 million as compared to $963 thousand in 1996. In 1997, personal bankruptcies and credit card losses contributed largely to the charge-offs in the loans to individuals category. Net charge-offs to average loans was 0.19%, 0.17% and 0.13% for the years 1997, 1996 and 1995, respectively.

                      Table 9 -- Allowance for Loan Losses



                                                                                       December 31,
                                                              --------------------------------------------------------------
                                                                1997          1996         1995         1994         1993
                                                             ----------    ---------    ---------    ---------    ---------
                                                                                  (Dollars in thousands)
Balance, beginning of period...............................   $  17,936    $  18,252    $  17,826    $  16,317     $ 13,592
    Loans charged-off:
        Commercial, financial and agriculture..............         867        1,409          591        1,288        1,331
        Real estate construction...........................          48           --           74           45            4
        Real estate mortgage:
            Residential (1-4 family).......................         362          142          583          280          376
            Home equity lines..............................          --           27           --           14          239
            Multifamily....................................          --           45           --           --           --
            Non-farm, non-residential (1)..................         256           81           95           --           89
            Agricultural...................................         400           --           --           --           --
                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................       1,018          295          678          294          704
    Consumer...............................................       1,147          643          952          669        1,316
    Credit card............................................         999          537          343          146          144

                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........       2,146        1,180        1,295          815        1,460
                    Total loans charged-off................       4,079        2,884        2,638        2,442        3,499
    Recoveries:
        Commercial, financial and agriculture..............         727          142          642          817          506
        Real estate construction...........................          --           --           --           --            8
        Real estate mortgage:
            Residential (1-4 family).......................          24          119           68          125          332
            Home equity lines..............................          --           --           56           22           --
            Multifamily....................................          --            3           --           --           --
            Non-farm, non-residential (1)..................          36           37           19            4          31
            Agricultural...................................          --           --           --           --           --
                                                             ----------    ---------    ---------    ---------    ---------
                    Real estate subtotal...................          60          159          143          151          363
    Loans to individuals:
        Consumer...........................................         260          192          218          301          487
        Credit card........................................          52           25           13           12           22
                                                             ----------    ---------    ---------    ---------    ---------
                    Loans to individuals subtotal..........         312          217          231          313          509
                    Total recoveries.......................       1,099          518        1,016        1,281        1,386

                                                             ----------    ---------    ---------    ---------    ---------
Net charge-offs............................................       2,980        2,366        1,622        1,161        2,113
Provision for loan losses..................................       5,685        2,050        2,048        2,670        3,395
Increase from purchase.....................................          --           --           --           --        1,443
                                                             ----------    ---------    ---------    ---------    ---------
Balance, end of period.....................................   $  20,641    $  17,936    $  18,252    $  17,826     $ 16,317
                                                             ==========    =========    =========    =========    =========
Ratio of allowance for loan losses to loans outstanding
  at end of period.........................................       1.34%        1.25%        1.41%        1.47%        1.46%
Ratio of net charge-offs to average loans outstanding
during period .............................................       0.19%        0.17%        0.13%        0.10%        0.21%


(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

      The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1997, 1996 and 1995 was $216 thousand, $769 thousand and $229 thousand, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $1.7 million in 1997, $1.5 million in 1996 and $1.3 million in 1995.

      Nonperforming Assets. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, were $32.2 million, $23.6 million, and $28.5 million at year end 1997, 1996 and 1995, respectively. The increase in nonperforming assets in 1997 was due to an increase in nonaccrual loans. F&M management exerts great effort to identify deteriorating assets early in the business cycle to ensure that prompt action is taken while working toward final resolution of all nonperforming assets.
      Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1997 were $19.0 million, or 1.2% of total loans, up from $11.2 million, or 0.8% of total loans at December 31, 1996 and up from $13.3 million, or 1.0% of total loans, at December 31, 1995. Nonperforming loans at year end 1997 were composed largely of 1-4 family residential loans amounting to $3.3 million, construction and land development amounting to $776 thousand, real estate secured by farmland amounting to $1.5 million and commercial loans secured by real estate amounting to $9.4 million. Nonperforming loans which were guaranteed by the US government were $470 thousand in 1997.

      Nonperforming loans are those loans where, in the opinion of management, the full collection of principal or interest is unlikely. Nonperforming loans increased 69.8% during 1997, while they decreased 17.8% in 1996. The increase in nonperforming loans in 1997 was primarily due to the inclusion of loans made to one commercial customer for $6.6 million. In 1997, F&M increased the provision for loan losses by $2.0 million to adequately provide for any possible loses attributable to this customer.
      The recorded investment in certain loans that were considered to be impaired was $13.3 million at year end 1997 as compared to $8.9 million at year end 1996, of which $12.5 million was classified as nonperforming. Included in 1997 impaired loans are $11.3 million secured by commercial real estate. All impaired loans at year end 1997 and 1996 had a related valuation allowance totaling $3.8 million and $1.4 million. The average recorded investment in certain impaired loans for the years ended December 31, 1997 and December 31, 1996 was approximately $8.5 million and $9.3 million, respectively. For the year 1997 and 1996, interest income recognized on impaired loans totaled $513 thousand and $154 thousand, all of which was recognized on a cash basis.
      Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $6.4 million and $4.6 million at December 31, 1997 and 1996, respectively. If interest on these loans had been accrued, such income would have approximated $320 thousand and $345 thousand for 1997 and 1996, respectively.
      Foreclosed properties consists of 27 parcels of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. In 1995, F&M acquired through foreclosure approximately 1,000 acres of real estate located in Jefferson County, West Virginia, valued in excess of $4 million. F&M is marketing this property and will dispose of it as expediently as possible. At December 31, 1997, F&M had $13.2 million in foreclosed property upon which it does not anticipate incurring any material loss on the final disposition.





                        Table 10 -- Nonperforming Assets



                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1997           1996          1995           1994          1993
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Nonaccrual loans...................................   $    18,871   $     11,116   $    13,272    $    20,504   $    28,761
Restructured loans.................................            79             82           358            382           770
Foreclosed property................................        13,230         12,396        14,839         14,657        12,584
                                                     ------------  -------------  ------------   ------------  -------------
        Total nonperforming assets.................   $    32,180   $     23,594   $    28,469    $    35,543   $    42,115

                                                     ============  =============  ============   ============  =============

Loans past due 90 days accruing interest...........   $     2,713   $      4,487   $     3,789    $     1,973   $     2,887
Allowance for loan losses to period end loans......          1.34%          1.25%          1.41%         1.47%         1.46%
Allowance for loan losses to nonaccrual loans......        109.38%        161.35%        137.53%        86.94%        56.73%
Nonperforming assets to period end loans and
  foreclosed properties............................          2.07%          1.63%          2.17%         2.90%         3.72%
Net charge-offs to average loans...................          0.19%          0.17%          0.13%         0.10%         0.21%

The loss of income associated with nonperforming loans at December 31 were:

                                                                                  December 31,
                                                     -----------------------------------------------------------------------
                                                         1997           1996          1995           1994          1993
                                                     ------------  -------------  ------------   ------------  -------------
                                                                              (Dollars in thousands)
Income that would have been recorded in accordance with original terms:
      Nonaccrual loans and restructured loans......   $     1,680   $      1,549   $     1,343    $     1,444   $     1,244
Income actually recorded:
      Nonaccrual and restructured loans............           216            769           229            159            33


      On December 31, 1997, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.

      Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. First, all interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses be charged against earnings.
      At December 31, 1997, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $2.7 million, compared to $4.5 million at December 31, 1996 and $3.8 million at December 31, 1995.
      Potential Problem Loans. At December 31, 1997, potential problem loans were approximately $11.0 million, including 4 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $9.9 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1997 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.
      Although trends for credit quality factors, such as loan losses and non-performing assets, continue to improve, it is likely that F&M will continue modest provisions for loan losses in 1998. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.
      Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1998 should not be materially greater than those in 1997. At such relatively low levels of loan losses as were experienced in 1997, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1998 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 1998. F&M will maintain and follow its policies and practices intended to minimize future credit losses.


Securities
      The book value of the securities portfolio was $638.5 million at December 31, 1997, compared to $597.0 million at December 31, 1996. The securities portfolio increased $41.5 million in 1997 over 1996, which followed a decrease of $37.8 million in 1996 over 1995. Investment in U.S. Government securities increased $45.4 million, or 8.3%, for the year 1997, however, for the year 1996 they decreased $38.0 million, or 6.5%. Investment in states and political subdivisions remained at relatively low levels. F&M has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits that they have had in the past.
      The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and F&M has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at the lower of cost or market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.
      Financial Accounting Standards Board Pronouncement No. 115 effective January 1, 1994, required F&M to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1997 was $231.8 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a line in Stockholders' Equity as unrealized gain of $2.2 million and $429 thousand at December 31, 1997 and December 31, 1996, respectively. Investment rates have decreased in 1997 and 1996, thereby, causing currently held bond portfolio market values to increase. In 1995, the decline in market yields was due to interest rate fluctuations only and not a result of re-ratings or down grading of securities.


                             Table 11 -- Investment Portfolio and Securities Available For Sale


      The carrying value of investment securities at the dates indicated was:
                                                                                          December 31,
                                                                            --------------------------------
                                                                              1997        1996        1995
                                                                            ---------  ----------  ----------
                                                                                 (Dollars in thousands)

               U.S. Government securities................................   $ 375,858   $301,630   $ 309,506
               States and political subdivisions.........................      29,273     30,351      33,112
               Other securities..........................................       1,576      1,584         985
                                                                           ----------  ----------  ----------

                       Total investment securities.......................   $ 406,707   $333,565   $ 343,603
                                                                           ==========  ==========  ==========





      The carrying value of securities available for sale at the dates indicated was:

                                                                                      December 31,
                                                                            --------------------------------
                                                                              1997        1996        1995
                                                                            ---------  ----------  ----------
                                                                                 (Dollars in thousands)

               U.S. Government securities................................   $ 217,080   $245,853   $ 276,017
               Other securities..........................................      14,691     17,575      15,127

                                                                           ----------  ----------  ----------
                       Total securities available for sale...............   $ 231,771   $263,428   $ 291,144
                                                                           ==========  ==========  ==========


           Table 12 -- Maturity Distribution and Yields of Securities
                                December 31, 1997
                            Taxable-Equivalent Basis


                                                     Due after 1        Due after 5       Due after 10
                                 Due in 1 year        through 5         through 10          years and
                                    or less             years              years        Equity Securities        Total
                              -----------------  -----------------  -----------------  -----------------  -----------------
                                Amount    Yield    Amount    Yield    Amount    Yield     Amount   Yield     Amount   Yield
                              ---------  ------   --------- ------   --------  ------   --------  ------   --------- ------
                                                              (Dollars in thousands)
Securities held for investment:
    U.S. Government securities  $ 68,725  5.50%    $222,624  6.34%    $ 63,616  6.77%  $  20,893   7.45%    $375,858  6.32%
  Other taxable securities...         --  0.00%       1,317  8.42%         259  5.70%         --   0.00%       1,576  7.70%
                               ---------           ---------          --------           --------           ---------
      Total taxable..........     68,725  5.50%     223,941  6.35%      63,875  6.77%     20,893   7.45%     377,434  6.32%
  Tax-exempt securities (1)..      3,256  5.22%      13,887  5.39%       9,214  5.41%      2,916   5.29%      29,273  5.37%
                               ---------           ---------          --------           --------           ---------
      Total .................  $  71,981  5.49%   $ 237,828  6.30%   $  73,089  6.59%   $ 23,809   7.19%   $ 406,707  6.26%
                               ---------           ---------          --------           --------           ---------
Securities held for sale:
  U.S. Government securities.  $  32,212  5.55%   $ 131,688  5.85%   $  36,020  6.32%   $ 17,160   6.38%   $ 217,080  5.93%
  Other taxable securities...      7,870  4.42%       6,821  5.98%          --  0.00%         --   0.00%      14,691  5.22%
                               ---------           ---------          --------           --------           ---------
      Total .................  $  40,082  5.33%   $ 138,509  5.86%   $  36,020  6.32%   $ 17,160   6.38%   $ 231,771  5.88%
                               ---------           ---------          --------           --------           ---------
Total securities.............  $ 112,063  5.43%   $ 376,337  6.13%   $ 109,109  6.50%   $ 40,969   6.85%   $ 638,478  6.12%
                               =========           =========          ========           ========           =========



(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

      See Note 2 to the Consolidated Financial Statements as of December 31, 1997 for an analysis of gross unrealized gains and losses in the securities portfolio.

Deposits
      F&M has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for F&M's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.
      Deposits at December 31, 1997 increased $170.9 million or 8.7% to $2.138 billion from $1.967 billion at year end 1996. Non-interest bearing demand deposits increased $73.9 million or 22.1% from $334.5 million in 1996 to $408.4 million in 1997. Interest bearing deposits increased $96.9 million or 5.9% to $1.729 billion in 1997. In 1997, savings deposits increased $37.9 million or 7.4% to $548.0 million, while money market deposits increased by only $1.1 million. Certificates of deposit over and under $100,000 experienced a $57.9 million or 6.3% increase in deposits. Unlike deposit growth in 1996 which was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments, depositors in 1997 were seeking attractive guaranteed rates provided by certificates of deposits.
      F&M does not have any other time deposits, other than certificates of deposits, over $100,000.
      Deposits at December 31, 1996 grew $84.1 million or 4.5% to $1.967 billion. Non-interest bearing demand deposits increased $20.5 million or 6.5% from $314.0 million in 1995 to $334.5 million in 1996. Interest bearing deposits increased $63.6 million or 4.1% to $1.632 billion in 1996. Interest checking, savings deposits, and money market deposits experienced a reduction in deposits in 1996, whereas, certificates of deposit over and under $100,000 experienced an increase in deposits. Deposit growth in 1996 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.

                       Table 13 -- Deposits and Rates Paid


                                                                        December 31,
                                --------------------------------------------------------------------------------------------
                                            1997                            1996                            1995
                                ---------------------------      --------------------------       --------------------------
                                    Amount          Rate            Amount         Rate             Amount          Rate
                                 -----------   ------------      ------------   -----------      ------------   ------------
                                                                   (Dollars in thousands)
Noninterest-bearing accounts...  $   408,449                     $    334,499                    $    314,037
                                 -----------                     ------------                    ------------
Interest-bearing accounts:
    Interest checking..........      350,911        2.21%             305,040       2.20%             283,857       2.44%
    Regular savings............      197,095        2.77%             205,029       2.83%             211,982       3.23%
    Money-market...............      208,970        2.94%             207,860       2.87%             213,722       3.08%
        Time deposits:
            Less than $100,000.      774,216        5.51%             742,433       5.56%             692,028       5.43%
            $100,000  and more.      198,193        5.55%             172,077       5.53%             167,223       5.47%
                                 -----------                     ------------                    ------------

Total interest-bearing.........    1,729,385        4.24%           1,632,439       4.25%           1,568,812       4.24%
                                 -----------                     ------------                    ------------
        Total..................  $ 2,137,834                     $  1,966,938                    $  1,882,849
                                 ===========                     ============                    ============


                     Maturities of CD's of $100,000 and More

                           Within       Three to        Six to         One to         Over                        Percent
                            Three          Six          Twelve          Five          Five                       of Total
                           Months        Months         Months          Years         Years          Total       Deposits
                        ------------  ------------   ------------  -------------  ------------   ------------  -------------
                                                                      (Dollars in thousands)
At December 31, 1997.   $     66,157    $   37,582    $    63,588   $     30,866   $        --    $   198,193        9.27%

Capital Resources
      Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses. The adequacy of F&M's capital is reviewed by management on an ongoing basis with emphasis on the size, composition and quality of F&M's asset and liability levels and consistent with regulatory requirements and industry standards.
      The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 4.0% must be Tier I capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. F&M had a ratio of risk-weighted assets to total capital of 16.27% at December 31, 1997 and a ratio of risk-weighted assets to Tier I capital of 15.02%. Both of these exceed the capital requirements adopted by the federal bank regulatory agencies.
      Table 14 reflects the cash dividends per share declared during each quarter of the periods indicated. The information in Table 14 may vary for certain periods from the dividends paid during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown have not been restated and adjusted to reflect the acquisition on March 29, 1996 of FB&T Financial Corporation and on October 1, 1996 of Allegiance Banc Corporation.

22

               Table 14 -- Common Stock Performance and Dividends

                                                         Common Stock Price
                                       -------------------------------------------------------
                                                 1997                         1996                   Dividends Declared
                                                                                                 ---------------------------
                                          High            Low           High           Low           1997          1996
                                      ------------   ------------  -------------  ------------   ------------  -------------
First quarter.......................   $    22.875    $    19.625   $     19.750    $   17.250    $     0.180   $    0.160
Second quarter......................        26.375         19.875         18.500        16.000          0.180        0.160
Third quarter.......................        30.438         26.000         19.375        17.250          0.185        0.175
Fourth quarter......................        36.250         28.563         21.375        18.125          0.185        0.230

Years ended December 31.............   $    36.250    $    19.625   $     21.375   $    16.000    $     0.730   $    0.725

F&M National Corporation common stock is traded on the New York Stock Exchange
(NYSE) under the symbol FMN. On December 31, 1997 there were approximately 7,881 shareholders of record.


                         Table 15 -- Analysis of Capital

                                                                                      December 31,
                                                                            --------------------------------
                                                                              1997        1996        1995
                                                                            ---------  ----------  ----------
                                                                                 (Dollars in thousands)

               Tier 1 Capital:
                   Common stock..........................................   $  40,750   $ 40,747   $  40,848
                   Additional paid in capital............................      68,206     69,197      72,716
                   Retained earnings.....................................     136,700    120,350     105,140
                   Less: Goodwill........................................      11,158      7,195       7,947
                                                                           ----------  ----------  ----------
                   Total Tier 1 capital..................................     234,498    223,099     210,757

               Tier 2 Capital:
                   Allowance for loan losses.............................      19,478     17,936      16,527
                   Allowable long term debt..............................          --         --          --
                                                                           ----------  ----------  ----------
                   Total Tier 2 capital..................................      19,478     17,936      16,527
                   Total risk-based capital..............................   $ 253,976   $241,035   $ 227,284
                                                                           ==========  ==========  ==========

               Risk-weighted assets......................................  $1,561,141 $1,436,341  $1,322,144

               CAPITAL RATIOS:
                   Tier 1 risk-based capital ratio.......................      15.02%     15.53%      15.94%
                   Total risk-based capital ratio........................      16.27%     16.78%      17.19%
                   Tier 1 capital to average total assets................       9.55%      9.90%      10.09%

Liquidity
      Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities and loans classified as available for sale and loans and investment securities maturing within one year. As a result of F&M's management of liquid assets and the ability to generate liquidity through liability funding, management believes that F&M maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.
      At December 31, 1997, approximately $934.6 million or 41.1% of total earning assets is due to mature or reprice within the next year.
      F&M also maintains additional sources of liquidity through a variety of borrowing arrangements. F&M's subsidiary banks maintain federal fund lines with a number of larger regional and money-center banking institutions totaling in excess of $65.3 million, of which $3.0 million was borrowed at December 31, 1997. Federal funds borrowed by F&M's subsidiary banks during 1997 averaged less than $500,000. At December 31, 1997, certain of F&M's subsidiary banks had outstanding $76.9 million of borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months. Also, F&M has credit lines totaling $301.9 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.
      F&M engages in short-term borrowings at the parent company level, as well. At December 31, 1997, F&M had $14.2 million outstanding in short-term obligations issued to selected customers of F&M's subsidiary banks pursuant to a master agreement. As a back-up source of funds, F&M has approved bank lines of credit totaling $9.0 million. These lines are used infrequently with the average aggregate balance outstanding under the lines not exceeding $1.0 million since they have been in place. At year end 1997, 1996 and 1995, there were no outstanding balances under these lines of credit.
      In 1994, some of F&M's subsidiary banks joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which must be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1997, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $17.1 million maturing through 2006.

Accounting Rule Changes
      In June 1996, the FASB issued FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial components approach that focuses on control of the affected asset or liability that it controls or surrenders. This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively.
      In October 1996, the FASB issued FASB Statement No. 127, which deferred for one year paragraphs 9-12 (Accounting for Transfers and Servicing of Financial Assets) under FASB No. 125 for securities lending, repurchase agreements, dollar rolls and other secured transactions. The FASB also agreed to defer for one year paragraph 15 (Secured Borrowings and Collateral) under FASB No. 125 for all transactions.
      During June 1997, the FASB issued FASB No. 130, "Reporting Comprehensive Income." This pronouncement established standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in a full set of general purpose financial statements. FASB No. 130 is effective for financial statements beginning after December 15, 1997.
      Additionally during June of 1997, the FASB issued FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement becomes effective for financial statements for periods beginning after December 31, 1997.

Year 2000
      F&M has established a committee at each subsidiary bank to address and evaluate problems that may be encountered with respect to the Year 2000. These committees are charged with identifying potential problems and uncertainties that would cause financial reporting to be inaccurate, addressing the cost associated with resolving any Year 2000 problems, and compilation of documentation relating to testing of computer programs and equipment.
      It is the opinion of F&M that the cost of addressing the Year 2000 problems will not be a material event or uncertainty that would cause previously reported financial information to no longer be accurate. Also, F&M is of the opinion that the cost or consequences of the Year 2000 will not represent a known material event or uncertainty that will reasonably be expected to adversely affect future financial results.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1997 and 1996
                        (In Thousands, Except Share Data)

                                                                                                    December 31,
                                                                                       ------------------------------------
                                                                                              1997                1996
                                                                                         ---------------    ---------------
Assets
 Cash and due from banks (Notes 1, 15 and 19)........................................    $       125,154    $       112,866
 Interest-bearing deposits in other banks............................................              7,839              1,262
  Securities (fair value 1997, $645,057; 1996, $598,970)
    (Notes 1 and 2)..................................................................            638,478            596,993
  Federal funds sold and securities purchased under
    agreements to resell.............................................................            101,802             69,045
  Loans (Notes 1, 3, 5 and 19).......................................................          1,547,259          1,444,827
  Unearned income....................................................................            (3,661)             (5,719)
                                                                                         ---------------    ---------------
              Loans (net of unearned income).........................................    $     1,543,598    $     1,439,108
    Allowance for loan losses (Notes 1 and 4)........................................           (20,641)            (17,936)
                                                                                         ---------------    ---------------
              Net loans..............................................................    $     1,522,957    $     1,421,172
  Bank premises and equipment, net (Notes 1 and 6)...................................             57,102             45,939
  Other assets (Note 16).............................................................             66,980             56,474
                                                                                         ---------------    ---------------
              Total assets...........................................................    $     2,520,312    $     2,303,751
                                                                                         ===============    ===============
Liabilities and Shareholders' Equity
Liabilities
 Deposits:
    Noninterest-bearing demand deposits..............................................    $       408,449    $       334,499
    Savings and interest-bearing demand deposits.....................................            756,975            717,929
    Time deposits (Note 7)...........................................................            972,410            914,510
                                                                                         ---------------    ---------------
              Total deposits.........................................................    $     2,137,834    $     1,966,938
  Federal funds purchased and securities sold under
    agreements to repurchase (Note 8)................................................             79,876             51,537
  Federal Home Loan Bank advances (Note 8)...........................................                 --              8,297
  Other short-term borrowings (Notes 5 and 8)........................................             14,509             14,876
  Long-term debt (Note 9)............................................................             17,136             11,497
  Other liabilities..................................................................             23,133             19,883
  Commitments and contingent liabilities
    (Notes 15 and 18)................................................................                 --                 --
                                                                                         ---------------    ---------------
              Total liabilities......................................................    $     2,272,488    $     2,073,028
                                                                                         ---------------    ---------------
Shareholders' Equity
 Preferred stock, no par value, authorized 5,000,000 shares,
    no shares outstanding............................................................    $            --    $            --
  Common stock, par value $2 per share, authorized 30,000,000 shares,
    issued 1997, 20,374,957 shares; issued 1996, 20,373,697 shares...................             40,750             40,747
  Capital surplus....................................................................             68,206             69,197
  Retained earnings (Note 17)........................................................            136,700            120,350
  Unrealized gain on securities available for sale, net..............................              2,168                429
                                                                                         ---------------    ---------------
              Total shareholders' equity.............................................    $       247,824    $       230,723
                                                                                         ---------------    ---------------
              Total liabilities and shareholders' equity.............................    $     2,520,312    $     2,303,751
                                                                                         ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                        Consolidated Statements of Income
        For Each of the Three Years in the Period Ended December 31, 1997
                      (In Thousands, Except Per Share Data)

                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
Interest Income
 Interest and fees on loans.........................................  $       137,023    $       125,593    $       116,726
  Interest and dividends on investment securities:
    Taxable interest income.........................................           20,656             19,077             18,951
    Interest income exempt from federal income taxes................            1,518              1,716              2,081
  Interest and dividends on securities available for sale:
    Taxable interest income.........................................           14,504             17,027             15,200
    Dividends.......................................................              739                595                503
  Interest income on federal funds sold and securities
    purchased under agreements to resell............................            3,859              3,914              4,992
  Interest on deposits in banks.....................................              290                111                 76
                                                                      ---------------    ---------------    ---------------
                     Total interest income..........................  $       178,589    $       168,034    $       158,529
                                                                      ---------------    ---------------    ---------------
Interest Expense
 Interest on deposits ..............................................  $        71,065    $        68,384    $        64,677
  Interest on short-term borrowings.................................            3,066              2,329              2,167
  Interest on long-term debt........................................            1,031                518                313
                                                                      ---------------    ---------------    ---------------
                     Total interest expense.........................  $        75,162    $        71,231    $        67,157
                                                                      ---------------    ---------------    ---------------
                     Net interest income............................  $       103,427    $        96,803    $        91,372

  Provision for loan losses (Notes 1 and 4).........................            5,685              2,050              2,048
                                                                      ---------------    ---------------    ---------------
                     Net interest income after provision
                        for loan losses.............................  $        97,742    $        94,753    $        89,324
                                                                      ---------------    ---------------    ---------------
Other Income
 Commissions and fees from fiduciary activities.....................  $         2,335    $         2,196    $         1,812
  Service charges on deposit accounts...............................            9,929              9,087              8,053
  Credit card fees..................................................            3,652              3,401              3,193
  Fees for other customer services..................................            2,258              1,849              1,734
  Other operating income............................................            4,637              3,945              4,207
  Profits on securities available for sale (Note 2).................            4,218                265                519
  Investment securities gains, net (Note 2).........................               16                  2                 --
                                                                      ---------------    ---------------    ---------------
                     Total other income.............................  $        27,045    $        20,745    $        19,518
                                                                      ---------------    ---------------    ---------------
Other Expenses
 Salaries and employees' benefits (Notes 12, 13 and 14).............  $        41,908    $        37,229    $        35,507
  Net occupancy expense of premises (Notes 6 and 15)................            6,531              5,957              5,967
  Furniture and equipment expenses (Notes 6 and 15).................            5,853              5,370              4,984
  Deposit insurance.................................................              240                205              2,086
  Credit card expense...............................................            2,563              2,231              1,971
  Other operating expenses..........................................           21,146             20,113             19,651
                                                                      ---------------    ---------------    ---------------
                     Total other expenses...........................  $        78,241    $        71,105    $        70,166
                                                                      ---------------    ---------------    ---------------
                     Income before income taxes.....................  $        46,546    $        44,393    $        38,676

Income tax expense (Notes 1 and 16).................................           15,431             15,095             12,841
                                                                      ---------------    ---------------    ---------------
                     Net income.....................................  $        31,115    $        29,298    $        25,835
                                                                      ===============    ===============    ===============
Earnings per common share, basic (Notes 1 & 11).....................  $          1.54    $          1.44    $          1.27
                                                                      ===============    ===============    ===============
Earnings per common share, assuming dilution (Notes 1 &11)..........  $          1.53    $          1.42    $          1.25
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
           Consolidated Statements of Changes in Shareholders' Equity
        For Each of the Three Years in the Period Ended December 31, 1997
                 (In Thousands, Except Share and Per Share Data)

                                                                                             Unrealized Gain
                                                                                            (Loss) on Secur-
                                                 Common          Capital        Retained     ities Available
                                                  Stock          Surplus        Earnings      for Sale, Net       Total
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1994................. $      40,346   $      71,036   $       91,336  $      (7,282)   $    195,436
  Net income-- 1995.........................            --              --           25,835              --         25,835
  Cash dividends declared ($0.61 per share).            --              --         (10,864)              --        (10,864)
  Issuance of common stock-- dividend
    reinvestment plan (149,443 shares)......           299           2,091               --              --          2,390
  Acquisition of common stock
    (184,014 shares)........................          (368)         (2,708)           (100)              --         (3,176)
  Issuance of common stock-- employee
    stock ownership plan (37,393 shares)....            75             525               --              --            600
  Issuance of common stock-- exercise of
    employee stock options (84,586 shares)..           169             148               --              --            317
  Issuance of stock options under nonvari-
    able compensatory plan (26,000 shares)..            --             207               --              --            207
  Issuance of common stock to acquire
    investment (11,980 shares)..............            24             176               --              --            200
  Issuance of common stock for employee
    stock discount plan (35,357 shares).....            71             405               --              --            476
  Issuance of common stock-- stock
     dividend -- FB&T Financial Corporation
    (116,077 shares)........................           232             836          (1,068)              --             --
  Change in unrealized gain (loss) on secur-
    ities available for sale, net of deferred
    income taxes of $5,824..................            --              --               --          10,625         10,625
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1995................. $      40,848   $      72,716   $      105,139  $        3,343   $    222,046
  Net income-- 1996.........................            --              --           29,298              --         29,298
  Cash dividends declared ($0.69 per share).            --              --          (14,087)             --        (14,087)
  Acquisition of common stock
    (410,704 shares)........................          (821)         (6,635)              --              --         (7,456)
  Issuance of common stock-- employee
    stock ownership plan (55,326 shares)....           110             874               --              --            984
  Issuance of common stock-- exercise of
    employee stock options (275,699 shares).           551           1,218               --              --          1,769
  Issuance of stock options under nonvari-
    able compensatory plan (50,000 shares)..            --             500               --              --            500
  Issuance of common stock for employee
    stock discount plan (29,498 shares).....            59             524               --              --             583
  Change in unrealized gain (loss) on
    securities available for sale, net of
    deferred income taxes of $1,627.........            --              --               --          (2,914)        (2,914)
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1996................. $      40,747   $      69,197   $      120,350  $          429   $    230,723
  Net income-- 1997.........................            --              --           31,115              --         31,115
  Cash dividends declared ($0.73 per share).            --              --         (14,765)              --        (14,765)
  Acquisition of common stock
    (441,627 shares)........................          (883)         (9,711)              --              --        (10,594)
  Issuance of common stock-- employee
    stock ownership plan (49,858 shares)....           100             950               --              --          1,050
  Issuance of common stock-- exercise of
    employee stock options (80,917 shares)..           162             525               --              --            687
  Issuance of stock options under nonvari-
    able compensatory plan (68,500 shares)..            --             732               --              --            732
  Issuance of common stock for employee
    stock discount plan (46,259 shares).....            92             748               --              --            840
  Issuance of common stock in exchange for
    net assets in acquisition (265,853 shares)         532            5,765              --             --           6,297
  Change in unrealized gain (loss) on
    securities available for sale, net of
    deferred income taxes of $1,049.........            --              --               --           1,739          1,739
                                             -------------   -------------   --------------   -------------   -------------
Balance-- December 31, 1997................. $      40,750   $      68,206   $      136,700  $        2,168   $    247,824
                                             =============   =============   ==============   =============   =============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
        For Each of the Three Years in the Period Ended December 31, 1997
                                 (In Thousands)

                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
Cash Flows From Operating Activities
 Net income.........................................................  $        31,115    $        29,298    $        25,835
  Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization.................................            5,429              4,784              4,788
      Provision for loan losses.....................................            5,685              2,050              2,048
      Deferred income taxes (credits)...............................            1,619                (34)                76
      Profits on securities available for sale......................           (4,218)              (265)              (519)
      Investment securities gains, net..............................              (16)                (2)                --
      (Gain) loss on sale of other real estate......................               90               (121)               (91)
      Net amortization and accretion of securities..................             (102)               304                384
      Increase in other assets......................................           (5,538)            (2,036)            (4,243)
      Increase in other liabilities.................................            1,930                977              6,743
                                                                      ---------------    ---------------    ---------------
                    Net cash provided by operating activities.......  $        35,994    $        34,955    $        35,021
                                                                      ---------------    ---------------    ---------------

Cash Flows From Investing Activities
  (Increase) in interest-bearing deposits in other banks............  $        (5,806)    $          (76)   $         (957)
  Proceeds from sales, principal repayments and calls of securities
    available for sale .............................................           60,467             45,979             37,464
  Proceeds from maturities of securities available for sale.........           49,551             28,950             37,876
  Proceeds from principal repayments and calls of investment
    securities .....................................................           52,714             13,935             20,736
  Proceeds from maturities of investment securities.................           61,389             96,915             76,545
  Purchase of securities available for sale.........................          (71,536)           (77,874)           (99,372)
  Purchase of investment securities.................................         (186,946)           (74,737)          (100,982)
  (Increase) decrease in federal funds sold and securities purchased under
    agreements to resell............................................          (32,757)            16,761            (40,771)
  Net (increase) in loans...........................................         (111,146)          (147,688)           (96,558)
  Purchases of bank premises and equipment..........................          (15,069)            (9,896)            (7,250)
  Proceeds from sale of other real estate...........................            2,397              5,052              7,202
  Cash acquired in acquisition......................................              529                 --                 --
                                                                      ---------------    ---------------    ---------------
                    Net cash (used in) investing activities.........  $      (196,213)    $     (102,679)    $     (166,067)
                                                                      ---------------    ---------------    ---------------

Cash Flows From Financing Activities
 Net increase (decrease) in noninterest-bearing and interest-bearing
    demand deposits and savings accounts............................  $       112,996    $        28,830    $       (44,811)
  Net increase in certificates of deposit...........................           57,900             55,259            173,529
  Dividends paid....................................................          (15,686)           (12,049)           (10,572)
  Increase (decrease) in federal funds purchased and securities sold
    under agreements to repurchase..................................           28,339             (5,935)            19,029
  Increase (decrease) in other short-term borrowings................             (367)            (3,917)             2,213
  Net proceeds from issuance and sale of common stock...............            2,577              3,336              3,783
  Acquisition of common stock.......................................          (10,594)            (7,456)            (3,176)
  Increase (decrease) in Federal Home Loan Bank advances............           (8,297)             2,560              3,862
  Proceeds from long-term debt......................................            8,500              8,775              1,000
  Principal payments on long-term debt..............................           (2,861)            (1,503)              (968)
                                                                      ---------------    ---------------    ---------------
                     Net cash provided by financing activities......  $       172,507    $        67,900    $       143,889
                                                                      ---------------    ---------------    ---------------
                     Increase in cash and cash equivalents..........  $        12,288    $           176    $        12,843

Cash and Cash Equivalents
 Beginning..........................................................          112,866            112,690             99,847
                                                                      ---------------    ---------------    ---------------
  Ending............................................................  $       125,154    $       112,866    $       112,690
                                                                      ===============    ===============    ===============
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
    Interest .......................................................  $        74,138    $        70,828    $        65,026
                                                                      ===============    ===============    ===============
    Income taxes....................................................  $        16,384    $        14,260    $        10,615
                                                                      ===============    ===============    ===============
Supplemental Schedule of Noncash Investing and Financing Activities
  Issuance of stock options under nonvariable compensatory plan.....  $           732    $           500    $           206
                                                                      ===============    ===============    ===============
  Issuance of common stock to acquire investment....................  $            --    $            --    $           200
                                                                      ===============    ===============    ===============
  Loan balances transferred to foreclosed properties................  $         3,729    $         2,419    $         8,133
                                                                      ===============    ===============    ===============
  Common stock issued for stock dividend............................  $            --    $            --    $         1,068
                                                                      ===============    ===============    ===============
  Unrealized gain (loss) on securities available for sale...........  $         2,788    $       (4,541)    $        16,450
                                                                      ===============    ===============    ===============
  Issuance of common stock in exchange for net assets in acquisition  $         6,297    $            --    $            --
                                                                      ===============    ===============    ===============

------------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                         NOTES TO CONSOLIDATED FINANCIAL
                  STATEMENTS For Each of the Three Years in the
                         Period Ended December 31, 1997

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

Securities
      The Corporation adopted FASB Statement No. 115, "Accounting for Certain Investment in Debt and Equity Securities" effective beginning January 1, 1994. This statement addresses the accounting and reporting for investments in equity securities that have readily determinable fair values and for all investments in debt securities. Those securities are classified in three categories and are accounted for as follows:

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

      c.  Trading Securities
      Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1997 and 1996.

Loans
      Loans are shown on the balance sheets net of unearned income and allowance for loan losses. Interest income on commercial and real estate mortgage loans is computed on the loan balance outstanding. Interest income on installment loans is computed on the sum-of-the-months digits and actuarial methods.
      The Corporation has adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan", which was amended by FASB Statement No.
118. Statement 114, as amended, requires that the impairment of loans that have been separately identified for evaluation is to be measured based on the present value of expected future cash flows or, alternatively, the observable market price of the loans or the fair value of the collateral. However, for those loans that are collateral dependent (that is, if repayment of those loans is expected to be provided solely by the underlying collateral) and for which management has determined foreclosure is probable, the measure of impairment of those loans is to be based on the fair value of the collateral. Statement 114, as amended, also requires certain disclosures about investments in impaired loans and the allowance for credit losses and interest income recognized on loans.
      The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as an impaired loan under FASB
114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

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

Allowance for Loan Losses
      The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

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

Earnings Per Share
      In 1997, the Financial Accounting Standards Board issued Statement No. 128, "Earnings per Share." Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

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

Derivative Financial Instruments
      FASB Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" requires various disclosures for derivative financial instruments which are futures, forward swap, or option contract, or other financial instruments with similar characteristics. The Corporation does not have any derivative financial instruments as defined under this Statement.

Note 2 -- Securities

      The amortized cost and fair values of securities being held to maturity as of December 31, 1997 and 1996 are as follows:



                                                                              December 31, 1997
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
U.S. Treasury securities and obligations of                                     (In Thousands)
  U.S. government corporations and agencies.......  $      375,858    $         6,494    $         (596)    $       381,756
Obligations of states and political
  subdivisions....................................          29,273                668               (60)             29,881
Corporate securities..............................             976                 49                 --              1,025
Mortgage-backed securities........................             600                 24                 --                624
                                                   ---------------    ---------------    ---------------    ---------------
                                                    $      406,707    $         7,235    $         (656)    $       413,286
                                                   ===============    ===============    ===============    ===============

                                                                              December 31, 1996
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------

U.S. Treasury securities and obligations of                                     (In Thousands)
  U.S. government corporations and agencies.......  $      301,630    $         3,641    $       (2,105)    $       303,166
Obligations of states and political
  subdivisions....................................          30,350                526              (156)             30,720
Corporate securities..............................             981                 45                 --              1,026
Mortgage-backed securities........................             604                 26                 --                630
                                                   ---------------    ---------------    ---------------    ---------------
                                                    $      333,565    $         4,238    $       (2,261)    $       335,542
                                                   ===============    ===============    ===============    ===============

      The amortized cost and fair value of securities being held to maturity as of December 31, 1997, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                                            Amortized             Fair
                                                                                              Cost                Value
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
          Due in one year or less..................................................      $        71,981    $        71,881
          Due after one year through five years....................................              236,511            238,469
          Due after five years through ten years...................................               72,830             74,012
          Due after ten years......................................................               23,809             27,255
          Corporate securities.....................................................                  976              1,025
          Mortgage-backed securities...............................................                  600                624
                                                                                         ---------------    ---------------
                                                                                         $       406,707    $       413,286
                                                                                         ===============    ===============



      The amortized cost and fair value of securities available for sale as of December 31, 1997 and 1996, are as follows:


                                                                              December 31, 1997
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------
                                                                                (In Thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $       215,386    $         2,054    $         (360)    $       217,080
Corporate securities..............................           3,951              1,748                (1)              5,698
Other.............................................           8,810                183                 --              8,993
                                                   ---------------    ---------------    ---------------    ---------------
                                                   $       228,147    $         3,985    $         (361)    $       231,771
                                                   ===============    ===============    ===============    ===============

                                                                              December 31, 1996
                                                   ------------------------------------------------------------------------
                                                                            Gross             Gross
                                                       Amortized         Unrealized        Unrealized             Fair
                                                         Cost               Gains           (Losses)              Value
                                                   ---------------    ---------------    ---------------    ---------------

                                                                                 (In Thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies....... $       246,089    $         1,502    $       (1,737)    $       245,854
Corporate securities..............................           8,127                781                (1)              8,907
Other.............................................           8,361                306                 --              8,667
                                                   ---------------    ---------------    ---------------    ---------------
                                                   $       262,577    $         2,589    $       (1,738)    $       263,428
                                                   ===============    ===============    ===============    ===============


      The amortized cost and fair value of securities available for sale, as of December 31, 1997 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                                                            Amortized             Fair
                                                                                              Cost                Value
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
          Due in one year or less.....................................................   $        32,195    $        32,212
          Due after one year through five years.......................................           130,732            131,688
          Due after five years through ten years......................................            35,716             36,020
          Due after ten years.........................................................            16,743             17,160
          Corporate securities........................................................             3,951              5,698
          Other.......................................................................             8,810              8,993
                                                                                         ---------------    ---------------
                                                                                         $       228,147    $       231,771
                                                                                         ===============    ===============

      Proceeds from principal repayments and calls of securities held to maturity during 1997, 1996 and 1995 were $52,714,000, $13,935,000 and
$20,736,000. Gross gains of $20,000, $5,000 and $27,000 and gross losses of
$4,000, $3,000 and $27,000 were realized on those principal repayments and calls during 1997, 1996 and 1995, respectively. There were no sales of securities held to maturity during 1997, 1996 and 1995.

      Proceeds from sales, principal repayments and calls of securities available for sale during 1997, 1996 and 1995 were $60,467,000, $45,979,000 and
$37,464,000. Gross gains of $4,272,000, $320,000 and $524,000 and gross losses of $54,000, $55,000 and $5,000 were realized on those sales and calls during 1997, 1996 and 1995, respectively.

      The book value of securities pledged to secure deposits and for other purposes amounts to $204,861,000 and $129,075,000 at December 31, 1997 and 1996,
respectively.

Note 3 --Loans

      Major classifications of loans are as follows:

                                                                                                    December 31,
                                                                                         ----------------------------------
                                                                                              1997                1996
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
            Commercial, financial and agricultural...................................    $       259,881    $       225,327
            Real estate-- construction...............................................             83,904             66,477
            Real estate-- mortgage...................................................          1,028,478            981,909
            Consumer loans to individuals............................................            174,996            171,114
                                                                                         ---------------    ---------------
                                                                                         $     1,547,259    $     1,444,827
                                                                                         ===============    ===============


Note 4 --Allowance for Loan Losses

      Changes in the allowance for loan losses are as follows:

                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
                                                                                         (In Thousands)
Balance at beginning of year........................................  $        17,936    $        18,252    $        17,825
Provision charged to operating expense..............................            5,685              2,050              2,048
Recoveries added to the reserve.....................................            1,099                518              1,016
Loan losses charged to the reserve..................................           (4,079)           (2,884)             (2,637)
                                                                      ---------------    ---------------    ---------------
Balance at end of year..............................................  $        20,641    $        17,936    $        18,252
                                                                      ===============    ===============    ===============

Impairment of loans having recorded investments of $13,301,000 at December 31, 1997 and $8,896,000 at December 31, 1996, has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1997 and 1996 was $8,535,000 and $9,285,000, respectively. The total allowance for loan losses related to these loans was $3,763,000 and $1,354,000 on December 31, 1997 and 1996, respectively. Interest income on impaired loans of $513,000 and $154,000 was recognized for cash payments received in 1997 and 1996, respectively.

Nonaccrual loans excluded from impaired loan disclosure under FASB Statement No. 114 amounted to $6,361,000 and $4,574,000 at December 31, 1997 and 1996,
respectively. If interest on these loans had been accrued, such income would have approximated $320,000 and $345,000 for 1997 and 1996, respectively.

Note 5 --Related Party Transactions

      The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1997 and 1996, these loans totaled $35,533,000 and $48,065,000, respectively. During 1997, total principal additions were $9,406,000 and total principal payments were $21,938,000.

      The Corporation was indebted to related parties for short-term borrowings totaling $4,004,000 and $2,827,000 at December 31, 1997 and 1996, respectively.

      The Corporation paid $95,000 in 1997 to the law firms of two directors who serve as legal counsel for two bank subsidiaries.

      Construction of bank premises during 1997 included $1,978,000 paid to companies of related parties.


Note 6 --Bank Premises and Equipment,Net

      Premises and equipment are summarized as follows:

                                                                                                    December 31,
                                                                                       ------------------------------------
                                                                                              1997                1996
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
Premises.............................................................................    $        50,874    $        40,006
Leasehold improvements...............................................................              5,207              4,368
Furniture and equipment..............................................................             29,597             22,582
Construction in progress.............................................................              2,498              5,056
                                                                                         ---------------    ---------------
                                                                                         $        88,176    $        72,012
Less accumulated depreciation and amortization.......................................           (31,074)            (26,073)
                                                                                         ---------------    ---------------
                                                                                         $        57,102    $        45,939
                                                                                         ===============    ===============

      Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1997, 1996 and 1995, were $4,456,000, $3,987,000 and $3,856,000 respectively.

Note 7 --Deposits

      The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was $198,193,000 and $172,076,000 in 1997 and 1996,
respectively.

      At December 31, 1997, the scheduled maturities of time deposits (in thousands) are as follows:

                Less than one year                          $      766,501
                One year through five years                        205,909
                                                            --------------
                                                            $      972,410
                                                            ==============

Note 8 -- Short-Term Borrowings

      Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Short-term borrowings may also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the FHLB of Atlanta, which are secured either by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties, FHLB stock, or other mortgage-related assets.

      The Corporation has unused lines of credit for short-term borrowings totaling approximately $375,200,000 at December 31, 1997.

      The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31, 1997 and 1996:

                                                                                              1997                1996
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
Maximum balance at any month end during the year.....................................    $       110,000    $        76,400
Average balance for the year.........................................................             81,800             68,700
Weighted average rate for the year...................................................              3.64%              3.37%
Weighted average rate on borrowings at year end......................................              4.72%              4.55%
Estimated fair value.................................................................    $        94,385    $        74,710

      The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.

      Due to the short maturities of these financial instruments, the carrying amounts for both repurchase agreements and other short-term borrowings were deemed to approximate fair values at December 31, 1997 and 1996.

Note 9 -- Long-Term Debt

      In 1994, the Corporation joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or
(6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. Borrowings from the Federal Home Loan Bank system for RHFA investments totaled $17,136,000 and $11,497,000 at December 31, 1997 and 1996, maturing through 2006. The interest rate on the notes payable range from 5.54% to 8.18% at December 31, 1997. Principal payments on the notes (in thousands) are due as follows:
                1998                                        $        5,271
                1999                                                 2,608
                2000                                                 2,108
                2001                                                 2,117
                2002                                                 1,126
                Later years                                          3,906
                                                            --------------
                                                            $       17,136
                                                            ==============

Note 10 -- Business Combinations

      On November 1, 1997, the Corporation completed its acquisition of Shomo & Lineweaver Insurance Agency, Inc. The Corporation issued 265,853 shares of its common stock in exchange for all of the shares of common stock of Shomo & Lineweaver Insurance Agency, Inc. The excess of the total acquisition cost over the fair value of the net assets acquired of $4,823,000 is being amortized over 25 years by the straight-line method. The acquisition has been accounted for as a purchase and results of operations of Shomo since the date of acquisition are included in the consolidated financial statements.

      On March 29, 1996, the Corporation completed its acquisition of FB&T Financial Corporation (FB&T), the holding company for Fairfax Bank & Trust Company. A total of approximately 2,518,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

      On October 1, 1996, the Corporation completed its acquisition of Allegiance Banc Corporation, the holding company for Allegiance Bank, N.A. A total of approximately 1,456,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

      Total assets and results of operations as originally reported for 1995 have been restated to reflect the accounts of the pooled entities as follows:

                                                         Total              Total              Net             Net Income
                                                        Assets             Income            Income             Per Share
                                                   ---------------    ---------------    ---------------    ---------------
                                                                                (In Thousands)
1995 originally reported.......................... $     1,833,820    $       149,482    $        23,432    $          1.42
1995 results of pooled entities...................         374,169             28,565              2,403                 --
                                                   ---------------    ---------------    ---------------    ---------------
                    As restated                    $     2,207,989    $       178,047    $        25,835    $          1.27
                                                   ===============    ===============    ===============    ===============

      On April 6, 1995, F&M completed its acquisition of Bank of the Potomac, Inc. (Potomac). A total of approximately 872,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

Note 11 -- Earnings Per Share

      The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common stockholders. Earnings per share amounts for prior periods have been restated to give effect to the application of Statement 128 which was adopted by the Corporation in 1997.

                                         1997                            1996                            1995
                             -----------------------------    -----------------------------   -----------------------------
                                                    Per                              Per                            Per
                                                   Share                            Share                          Share
                                  Shares          Amount          Shares           Amount         Shares          Amount
                             ---------------   -----------    --------------   ------------   --------------   ------------

Basic EPS                         20,234,651    $     1.54        20,409,374    $      1.44       20,368,000    $      1.27
                                               ===========                     ============                    ============
Effect of dilutive
 securities:
    Stock options                    163,362                         210,834                         273,942
                             ---------------                  --------------                  --------------
    Diluted EPS                   20,398,013    $     1.53        20,620,208    $      1.42       20,641,942    $      1.25
                             ===============   ===========    ==============   ============   ==============   ============

Note 12 -- Stock-Based Compensation Plans

      At December 31, 1996, the Corporation has two stock-based compensation plans which are described below. Grants under those plans are accounted for following APB Opinion No. 25 and related interpretations. Compensation cost charged to income for the stock option plan was $173,000, $136,000 and $103,000 for the years ended December 1997, 1996 and 1995, respectively. No compensation cost has been recognized for grants under the Employee Stock Discount Plan.

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

      A summary of the status of the stock option plan at December 31, 1997, 1996 and 1995 and changes during the years ended on those dates is as follows:

                                         1997                            1996                            1995
                             -----------------------------    -----------------------------   -----------------------------
                                                 Weighted                         Weighted                       Weighted
                                                  Average                          Average                        Average
                                                 Exercise                         Exercise                       Exercise
                                  Shares           Price          Shares            Price         Shares           Price
                             ---------------   -----------    --------------   ------------   --------------   ------------
Outstanding at
  beginning of year                  196,154    $     9.16           306,441    $      7.24          344,867    $      6.08
Granted                               68,500         10.69            76,842          10.66           46,160           8.03
Exercised                            (55,343)         9.15          (186,131)          6.61          (84,586)          2.98
Forfeited                                 --                            (998)                             --
                             ---------------                  --------------                  --------------
Outstanding and
  exercisable at end
  of year                            209,311   $      9.67           196,154   $       9.16          306,441   $       7.24
                             ===============                  ==============                  ==============
Weighted-average fair
  value per option of
  options granted during
  the year                                     $     14.75                     $       8.19                    $       6.27

The Corporation accounts for the stock option plan and the stock discount plan under APB Opinion No. 25. Proforma adjustments of compensation cost for the stock-based compensation plans determined based on the grant date fair values of awards (the method described in FASB Statement No. 123). For the purpose of computing the proforma amounts indicated below, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1997, 1996 and 1995, respectively: dividend yields of 3.0%, 3.6% and 3.8%; expected volatility of 18.1%, 20.7% and 20.4%; a risk free interest rate of 5.8%, 5.1% and 5.1%; and an expected option life of 10 years from the date of grant. 37

                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
                                                                                         (In Thousands)
Net Income:       As Reported.......................................  $        31,115    $        29,298    $        25,835
                  Pro Forma.........................................           30,459             28,912             25,656
Basic EPS:        As Reported.......................................             1.54               1.44               1.27
                  Pro Forma.........................................             1.51               1.42               1.26
Diluted EPS:      As Reported.......................................             1.53               1.42               1.25
                  Pro Forma.........................................             1.49               1.40               1.24

A further summary about options outstanding at December 31, 1997, is as follows:

                                                             Options Outstanding and Exercisable
                                                   -----------------------------------------------------
                                                                          Weighted          Weighted
              Range of                                                    Remaining         Average
              Exercise                                  Number           Contractual        Exercise
              Prices                                 Outstanding            Life              Price
------------------------                           ---------------    ---------------    ---------------
       $   6.26                                           3,833              .2 years    $          6.26
           9.62                                          13,661             1.0                     9.62
           8.35                                           4,983             1.3                     8.35
           8.14 - 10.95                                  17,420             2.2                    10.31
           11.89                                          6,387             3.2                    11.89
           7.69 - 7.93                                   24,527             6.0                     7.90
           7.94                                          26,000             7.0                     7.94
           10.00                                         45,500             8.0                    10.00
           10.69                                         67,000             9.0                    10.69
                                                   ---------------
       $   6.26 - 11.89                                 209,311             6.6                     9.67
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

      All officers and directors who are eligible employees may participate. 46,259 shares were issued for the 1997 plan year at a discount of $148,000. 29,498 shares were issued for the 1996 plan year at a discount of $91,000. 35,357 shares were issued during 1995 at a discount of $84,000. The number of shares available to be issued in future years totals 113,046.

      A further summary about options outstanding at December 31, 1996, is as follows:

Note 13 -- Employee Benefit Plans

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

      The total plan expense for 1997, 1996 and 1995, was $240,000, $234,000 and $229,000, respectively.

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

      The total plan expense for 1997, 1996 and 1995 was $1,214,000, $1,049,000 and $955,000, respectively.

Note 14 -- Executive and Director Compensation Plans

Executive Incentive Compensation Plan
      The Executive Incentive Compensation Plan was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $1,320,000 in 1997, $1,227,000 in 1996 and $885,000 in 1995.

      In addition, deferred compensation plans have been adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1997, 1996 and 1995, based on the present value of the retirement benefits, amounted to approximately $505,000, $572,000 and $518,000, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.

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

      The following summarizes the option activity under the stock option plan for the last two years as restated to equivalent shares of the Corporation's common stock:

                                                        Number          Option Price
                                                       of Shares          Per Share
                                                   ---------------    ---------------
    Outstanding, December 31, 1995................         142,624    $6.26 -   $8.77
        Grants....................................              --
        Exercised.................................         (89,567)   $6.26 -   $8.77
        Cancelled.................................          (4,790)
                                                   ---------------    ---------------
    Outstanding, December 31, 1996                          48,267    $6.26 -   $8.77

        Grants....................................              --
        Exercised.................................         (25,574)   $6.26 -   $8.77
                                                   ---------------    ---------------
    Outstanding, December 31, 1997                          22,693    $6.26 -   $8.77
                                                   ===============    ===============


Note 15 -- Lease Commitments and Contingent Liabilities
      The Corporation and Subsidiaries were obligated under a number of noncancelable leases mainly for various banking premises and equipment. Facilities leases, including renewal options, expire through 2008. Total rental expense for operating leases for 1997, 1996 and 1995, was $2,837,000, $2,757,000 and $2,757,000, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1997, were as follows:

                              Year                       Operating Leases
                --------------------------------      --------------------
                                                          (In Thousands)
                1998............................        $           2,793
                1999............................                    2,779
                2000............................                    2,439
                2001............................                    2,307
                2002............................                    1,868
                Later years.....................                   13,047
                                                       ------------------
                Total minimum payments..........        $          25,233
                                                       ==================



      In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.
      As members of The Federal Reserve System, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1997 and 1996, the aggregate amounts of daily average required balances were approximately $28,867,000 and $21,962,000, respectively.

Note 16 -- Income Taxes

      Net deferred tax assets consist of the following components as of December 31, 1997 and 1996:

                                                                           1997                  1996
                                                                   ------------------   ------------------
                                                                                (In Thousands)
Deferred tax assets:
  Provision for loan losses......................................   $           6,826   $            5,636
  Salary continuation plan.......................................               1,442                1,091
  Other real estate owned........................................                 488                  271
  Nonaccrual interest............................................                 113                   34
  Other..........................................................                 366                  307
                                                                   ------------------   ------------------
                                                                    $           9,235   $            7,339
                                                                   ------------------   ------------------
Deferred tax liabilities:
  Depreciation...................................................   $           1,281   $            1,070
  Excess tax basis - acquisition.................................                 257                  191
  Securities available for sale..................................               1,306                  261
  Other..........................................................                  26                   26
                                                                   ------------------   ------------------
                                                                    $           2,870   $            1,548
                                                                   ------------------   ------------------
                                                                    $           6,365   $            5,791
                                                                   ==================   ==================

      The provision for income taxes charged to operations for the years ended December 31, 1997, 1996 and 1995, consists of the following:

                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
                                                                                         (In Thousands)
Current tax expense.................................................  $        13,812    $        15,129    $        12,765
Deferred tax (benefit)..............................................            1,619               (34)                 76
                                                                      ---------------    ---------------    ---------------
                                                                      $        15,431    $        15,095    $        12,841
                                                                      ===============    ===============    ===============

      The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1997, 1996 and 1995 due to the following:

                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
Computed "expected" tax expense.....................................        35.0%             35.0%               35.0%
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest...............................................        (1.7)             (2.1)               (2.9)
  Nondeductible merger expenses.....................................         --                 .3                  .7
  Other, net........................................................         (.1)               .8                  .4
                                                                      ---------------    ---------------    ---------------
                                                                            33.2%             34.0%               33.2%
                                                                      ===============    ===============    ===============

Note 17 -- Restrictions on Transfers to Parent

      Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1997, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $40,785,000 or 16.5% of the consolidated net assets.

Note 18 -- Financial Instruments With Off-Balance-Sheet Risk

      The Corporation and Subsidiaries are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation and Subsidiaries have in particular classes of financial instruments.
      The Corporation and Subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation and Subsidiaries use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
      Unless noted otherwise, the Corporation and Subsidiaries do not require collateral or other security to support financial instruments with credit risk.
      A summary of the contract or notional amount of the Corporation and Subsidiaries' exposure to off-balance-sheet risk as of December 31, 1997 and 1996, is as follows:

                                                                                              1997                1996
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit.......................................................    $       316,614    $       323,204
  Standby letters of credit and financial guarantees written.........................    $        17,957    $        17,829

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

      Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation and Subsidiaries hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1997, varies from 0 percent to 100 percent; the average amount collateralized is 38.1 percent.

Note 19 -- Credit Risk
      As of December 31, 1997, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $429,827,000 which were in excess of 10 percent of the total loan portfolio. The Corporation does not engage in any foreign lending activities.
      As of December 31, 1997, the Corporation had $6,485,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

Note 20 -- Disclosures About Fair Value of Financial Instruments
      The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:
Cash and Short-Term Investments
      For those short-term instruments, the carrying amount is a reasonable estimate of fair value.
Investment Securities and Securities Available for Sale
      For securities and marketable equity securities held for investment purposes, fair values are based on quoted market prices or dealer quotes. For other securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.
Loan Receivables
      For certain homogeneous categories of loans, such as some residential mortgages, credit card receivables, and other consumer loans, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.
Deposit Liabilities
      The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.
Off-Balance Sheet Financial Instruments
      The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
      The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.
      At December 31, 1997 and 1996, the carrying amounts and fair values of loan commitments, and stand-by letters of credit, were immaterial.
      The estimated fair values of the Corporation's financial instruments are as follows:

                                                                 1997                                   1996
                                                  -----------------------------------  ------------------------------------
                                                      Carrying             Fair             Carrying              Fair
                                                       Amount              Value             Amount               Value
                                                  ----------------  -----------------  -----------------    ---------------
                                                            (In Thousands)                          (In Thousands)
Financial assets:
  Cash and short-term investments..............   $        234,795   $        234,795   $        183,173    $       183,173
  Investments securities.......................            406,707            413,286            333,565            335,542
  Securities available for sale................            231,771            231,771            263,428            263,428
  Loans........................................          1,543,598          1,542,100          1,439,108          1,456,634
  Less: allowance for loan losses..............           (20,641)                --            (17,936)                 --
                                                  ----------------  -----------------  -----------------    ---------------
        Total financial assets.................   $      2,396,230   $      2,421,952   $      2,201,338    $     2,238,777
                                                  ================  =================  =================    ===============

Financial liabilities:
  Deposits.....................................   $      2,137,834   $      2,144,365   $      1,966,938    $     1,971,386
  Federal funds purchased and securities sold
    under agreement to repurchase..............             79,876             79,876             51,536             51,536
  Other short-term borrowings..................             14,509             14,509             14,876             14,876
  Federal Home Loan Bank advances..............                 --                 --              8,297              8,297
  Long-term debt...............................             17,136             13,887             11,497             10,453
                                                  ----------------  -----------------  -----------------    ---------------
        Total financial liabilities............   $      2,249,355   $      2,252,637   $      2,053,144    $     2,056,548
                                                  ================  =================  =================    ===============

Note 21 -- Regulatory Matters
      The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
      Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1997, that the Corporation meets all capital adequacy requirements to which it is subject.
      As of December 31, 1997, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.
      There are no conditions or events since that notification that management believes have changed the institution's category.
      The Corporation's and significant Subsidiaries' actual capital amounts and ratios are also presented in the table:

                                                                                                   To Be Well Capitalized
                                                                           For Capital             Under Prompt Corrective
                                                Actual                  Adequacy Purposes             Action Provisions
                                      ---------------------------   --------------------------   ---------------------------
                                         Amount          Ratio         Amount         Ratio         Amount         Ratio
                                      ------------   ------------  -------------  ------------   ------------  -------------
                                                                          (In Thousands)
As of December 31, 1997:
  Total Capital (to Risk Weighted Assets)

      Consolidated..................   $   253,976       16.3%      >$   124,891    >  8.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    78,440       15.7%      >$    40,067    >  8.0%       >$    50,084  >  10.0%
                                                                    -               -             -             -
      F&M Bank-NOVA.................   $    46,160       14.1%      >$    26,204    >  8.0%       >$    32,755  >  10.0%
                                                                    -               -             -             -
  Tier 1 Capital (to Risk Weighted Assets)
      Consolidated..................   $   234,498       15.0%      >$    62,446    >  4.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    72,180       14.4%      >$    20,034    >  4.0%       >$    30,050   >  6.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    42,066       12.9%      >$    13,102    >  4.0%       >$    19,653   >  6.0%
                                                                    -               -             -              -
  Tier 1 Capital (to Average Assets)
      Consolidated..................   $   234,498        9.6%      >$    98,236    >  4.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    72,180        8.8%      >$    32,854    >  4.0%       >$    41,067   >  5.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    42,066        8.3%      >$    20,202    >  4.0%       >$    25,253   >  5.0%
                                                                    -               -             -              -
As of December 31, 1996:
  Total Capital (to Risk Weighted Assets)
      Consolidated..................   $   241,035       16.8%      >$   114,907    >  8.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    74,131       16.0%      >$    37,137    >  8.0%       >$    46,421  >  10.0%
                                                                    -               -             -             -
      F&M Bank-NOVA.................   $    42,817       14.3%      >$    24,017    >  8.0%       >$    30,022  >  10.0%
                                                                    -               -             -             -
  Tier 1 Capital (to Risk Weighted Assets)
      Consolidated..................   $   223,099       15.5%      >$    57,454    >  4.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    68,328       14.7%      >$    18,568    >  4.0%       >$    27,853   >  6.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    39,064       13.0%      >$    12,009    >  4.0%       >$    18,013   >  6.0%
                                                                    -               -             -              -
  Tier 1 Capital (to Average Assets)
      Consolidated..................   $   223,099        9.9%      >$    91,331    >  4.0%            N/A
                                                                    -               -
      F&M Bank-Winchester...........   $    68,328        8.6%      >$    31,625    >  4.0%       >$    39,531   >  5.0%
                                                                    -               -             -              -
      F&M Bank-NOVA.................   $    39,064        9.0%      >$    17,379    >  4.0%       >$    21,724   >  5.0%
                                                                    -               -             -              -

Note 22 -- Proposed Merger
      Peoples Bank of Virginia ("PVA") and the Corporation have entered into a Definitive Agreement and Plan of Reorganization, dated as of December 1, 1997 and a related Plan of Merger (collectively, the "Merger Agreement"). This transaction is subject to the approval of regulatory authorities and shareholders of PVA. Under the terms of the Merger Agreement, PVA will be merged with F&M Bank-Richmond and each share of common stock of PVA outstanding immediately prior to consummation of the Merger will be exchanged, in a tax-free exchange, for 2.58 shares of common stock of F&M, with cash being paid in lieu of issuing fractional shares. It is anticipated that the Merger will become effective by April 1, 1998. As of December 31, 1997, PVA had total assets of $80.4 million, total loans of $47.0 million, total deposits of $70.4 million and total shareholders' equity of $8.2 million.
      The Bank of Alexandria ("BA") and the Corporation have entered into a Definitive Agreement and Plan of Reorganization, dated as of December 12, 1997 and related Plan of Merger (collectively, the "Merger Agreement"). This transaction is subject to the approval of regulatory authorities and shareholders of BA. Under the terms of the Merger Agreement, BA will be merged with F&M Bank-Northern Virginia and each share of common stock of BA outstanding immediately prior to consummation of the Merger will be exchanged, in a tax-free exchange, for 0.942 shares of common stock of F&M, with cash being paid in lieu of issuing fractional shares. It is anticipated that the Merger will become effective in the second quarter of 1998. As of December 31, 1997, BA had total assets of $76.1 million, total loans of $58.2 million, total deposits of $67.6 million and total shareholders' equity of $7.9 million.

Note 23 -- Condensed Financial Information -- Parent Company Only


                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                                 BALANCE SHEETS
                           December 31, 1997 and 1996

                                                                                                    December 31,
                                                                                         ----------------------------------
                                                                                              1997                1996
                                                                                         ---------------    ---------------
                                                                                                   (In Thousands)
Assets
 Cash on deposit with subsidiary banks...............................................    $             1    $           132
  Investment in subsidiaries, at cost, plus equity in undistributed net income.......            240,986            221,151
  Securities available for sale......................................................              9,964             12,072
  Other short-term investments.......................................................              7,726              9,854
  Bank premises and equipment, net...................................................              1,348              1,376
  Intangible, goodwill, at amortized cost............................................                245                304
  Other assets.......................................................................             10,692              8,785
                                                                                         ---------------    ---------------
                 Total assets........................................................    $       270,962    $       253,674
                                                                                         ===============    ===============
Liabilities and Shareholders' Equity

Liabilities
  Short-term borrowings..............................................................    $        14,218    $        14,455
  Dividends payable..................................................................              3,761              4,682
  Other liabilities..................................................................              5,159              3,814
                                                                                         ---------------    ---------------
                Total liabilities....................................................    $        23,138    $        22,951
                                                                                         ---------------    ---------------
Shareholders' Equity
  Preferred stock....................................................................    $            --    $            --
  Common stock.......................................................................             40,750             40,747
  Capital surplus....................................................................             68,206             69,197
  Retained earnings, which are substantially undistributed earnings
    of subsidiaries..................................................................            136,700            120,350
  Unrealized gain on securities available for sale, net..............................              2,168                429
                                                                                         ---------------    ---------------
                Total shareholders' equity...........................................    $       247,824    $       230,723
                                                                                         ---------------    ---------------
                Total liabilities and shareholders' equity...........................    $       270,962    $       253,674
                                                                                         ===============    ===============

                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)
                              STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1997


                                                                                           December 31,
                                                                      -----------------------------------------------------
                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
                                                                                         (In Thousands)
Revenue
 Dividends from subsidiaries........................................  $        17,012    $        14,418    $        10,981
  Interest on other short-term investments..........................              219                665                770
  Interest and dividends on securities available for sale...........              448                390                343
  Management fees from subsidiaries.................................            2,826              2,409              2,116
  Rental income from subsidiaries...................................               54                 91                402
  Profits on securities available for sale..........................            3,252                407                 --
  Other revenue.....................................................               22                 11                  4
                                                                      ---------------    ---------------    ---------------
                 Total revenue......................................  $        23,833    $        18,391    $        14,616
                                                                      ---------------    ---------------    ---------------
Expenses
 Salaries and employee benefits.....................................  $         2,113    $         2,029    $         1,817
  Directors` fees...................................................              190                178                189
  Taxes (other than income).........................................               42                 13                 41
  Interest..........................................................              348                374                367
  Amortization of goodwill..........................................               60                 60                 60
  Depreciation......................................................               34                 35                101
  Merger expenses...................................................                9                381                270
  Other expenses....................................................            1,068                956                491
                                                                      ---------------    ---------------    ---------------
                 Total expenses.....................................  $         3,864    $         4,026    $         3,336
                                                                      ---------------    ---------------    ---------------
                Income before income taxes and equity
                    in undistributed net income of subsidiaries.....  $        19,969    $        14,365    $        11,280

Income Tax Expense (Benefit)........................................            1,143              (164)                309
                                                                      ---------------    ---------------    ---------------
                Income before equity in undistributed
                    net income of subsidiaries......................  $        18,826    $        14,529    $        10,971

Equity in Undistributed Net Income of Subsidiaries..................           12,289             14,769             14,864
                                                                      ---------------    ---------------    ---------------
                Net income..........................................  $        31,115    $        29,298    $        25,835
                                                                      ===============    ===============    ===============

                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)
                            STATEMENTS OF CASH FLOWS
        For Each of the Three Years in the Period Ended December 31, 1997

                                                                                           December 31,
                                                                     ------------------------------------------------------
                                                                            1997              1996                1995
                                                                      ---------------    ---------------    ---------------
                                                                                         (In Thousands)
Cash Flows From Operating Activities
 Net income.........................................................  $        31,115    $        29,298    $        25,835
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation..................................................               34                 35                101
      Amortization..................................................               60                 60                 60
      Deferred income taxes (credits)...............................              239               (308)              (159)
      Discount accretion............................................               (4)                (3)                (3)
      Profits on securities available for sale......................           (3,252)              (406)                --
      Undistributed net income of subsidiaries......................          (12,289)           (14,769)           (14,864)
      Decrease in goodwill..........................................               --                304                 28
      (Increase) decrease in other assets...........................           (1,781)            (4,804)               519
      Increase in other liabilities.................................            1,345              1,076              1,206
                                                                      ---------------    ---------------    ---------------
          Net cash provided by operating activities.................  $        15,467    $        10,483    $        12,723
                                                                      ---------------    ---------------    ---------------
Cash Flows From Investing Activities
 Decrease in investment in subsidiaries.............................  $            --    $           162    $           264
  Purchase of securities available for sale.........................           (2,227)            (6,024)            (1,802)
  Proceeds from sale of securities available for sale...............            8,447              2,954                 --
  (Increase) decrease in other short-term investments...............            2,128             12,561             (7,379)
  Proceeds from sale of equipment to subsidiaries...................               --                 --              2,772
  Purchase of bank premises and equipment...........................               (6)                (3)              (292)
                                                                      ---------------    ---------------    ---------------
          Net cash provided by (used in) investing activities.......  $         8,342    $         9,650             (6,437)
                                                                      ---------------    ---------------    ---------------
Cash Flows From Financing Activities
 Increase (decrease) in short-term borrowings.......................  $          (237)    $       (4,007)    $         3,791
  Net proceeds from issuance and sale of common stock...............            2,577              3,336              3,783
  Acquisition of common stock.......................................          (10,594)            (7,456)            (3,176)
  Dividends paid....................................................          (15,686)           (12,049)           (10,572)
                                                                      ---------------    ---------------    ---------------

          Net cash (used in) financing activities...................  $       (23,940)   $       (20,176)    $       (6,174)
                                                                      ---------------    ---------------    ---------------
          Increase (decrease) in cash and cash equivalents..........  $          (131)   $           (43)    $          112

Cash and Cash Equivalents
 Beginning..........................................................              132                175                 63
                                                                      ---------------    ---------------    ---------------

  Ending............................................................  $             1    $           132    $           175
                                                                      ===============    ===============    ===============
Supplemental Disclosures of Cash Flow Information
 Cash payments for interest.........................................  $           348    $           374    $           367
                                                                      ===============    ===============    ===============
Supplemental Schedule of Noncash Investing and
  Financing Activities
 Issuance of stock options under nonvariable compensatory plan......  $           732    $           500    $           206
                                                                      ===============    ===============    ===============
 Issuance of common stock to acquire investment.....................  $            --    $            --    $           200
                                                                      ===============    ===============    ===============
 Common stock issued for stock dividends............................  $            --    $            --    $         1,068
                                                                      ===============    ===============    ===============
 Issuance of common stock in exchange for net
    assets in bank acquisition......................................  $         6,297    $            --    $            --
                                                                      ===============    ===============    ===============
 Unrealized gain (loss) on securities available for sale............  $         (858)    $           215    $           942
                                                                      ===============    ===============    ===============

                          INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Directors
  of F&M National Corporation
Winchester, Virginia


      We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995, in conformity with generally accepted accounting principles.



Winchester, Virginia                      /s/ Yount, Hyde & Barbour, P.C.
January 28, 1998                          YOUNT, HYDE & BARBOUR, P.C.

F&M NATIONAL CORPORATION


DIRECTORS:

Frank Armstrong, III
Chairman, President, and Chief Executive Officer,
National Fruit Product Company, Inc.

W. H. Clement
Vice Chairman, Hidden Creek
Industries, Inc.

Charles E. Curtis
Vice Chairman, Chief Administrative Officer
F&M National Corporation

W. M. Feltner
Chairman of the Board and Chief Executive Officer,
F&M National Corporation;
Chairman of the Board, F&M Bank-Winchester

John R. Fernstrom
Chairman of the Board,
F&M Bank-Allegiance

William R. Harris
President and Chairman of the Board,
Harris Heating and Plumbing, Inc.

L. David Horner, III
Chairman, Horner Properties, Inc.

Jack R. Huyett
Retired President and CAO,
F&M National Corporation;

George L. Romine
Sales Management Consultant

John S. Scully, III
Retired President, Winchester Cold Storage Co., Inc.

J. D. Shockey, Jr.
President, Shockey Industries, Inc.

Ronald W. Tydings
President, Tydings Bryan and Adams P.C.

Fred G. Wayland, Jr.
Retired President, F&M Bank-Peoples

Alfred B. Whitt
President, Vice Chairman and Chief Financial Officer
F&M National Corporation
Vice Chairman and Secretary
F&M Bank-Winchester

Director Emeritus
C. Ridgely White

OFFICERS:

W. M. Feltner
Chairman of the Board and
Chief Executive Officer

Alfred B. Whitt
President, Vice Chairman,
Chief Financial Officer

Charles E. Curtis
Vice Chairman and Chief
Administrative Officer

Jack R. Huyett
President and Chief Administrative Officer
Retired December 31, 1997

F. Dixon Whitworth, Jr.
Executive Vice President

Betty H. Carroll
Senior Vice President

Barbara H. Ward
Treasurer

Jack W. Lee, Jr.
Vice President-Auditor

Colleen M. Bly
Director of Human Resources Services

Richard B. Wiltshire, Jr.
Independent Loan Review Officer

F&M BANK-WINCHESTER

DIRECTORS:

Frank Armstrong, III
Betty H. Carroll
W. H. Clement
Charles E. Curtis
W. M. Feltner, Chairman
Joseph E. Kalbach
George L. Romine
J. D. Shockey, Jr.
William A. Truban, DVM
Alfred B. Whitt
F. Dixon Whitworth, Jr.

Director Emeritus:
Mary M. Henkel

OFFICERS:

W. M. Feltner
Chairman of the Board

Alfred B. Whitt
Vice Chairman, Secretary

Charles E. Curtis
Vice Chairman

Betty H. Carroll
President and Chief Executive Officer

Barbara H. Ward
Senior Vice President

LOANS:

M. Lee Boppe
Senior Vice President-Loans

   Frances H. Fortune
Senior Vice President-Credit

Robert E. Lee
Senior Vice President-Loans

Fay H. DeHaven
Vice President-Loans

Romaine S. Hess
Vice President-Loan Operations

Steven D. Tavenner
Vice President-Loans

OPERATIONS:

Peggy J. Marcus
Senior Vice President-Cashier

Shelby C. Hodgson
Vice President-Branch Coordinator

Arvilla S. Rinker
Vice President-Operations

Linda P. Russell
Vice President-NSF Officer

Paul E. Shifflett
Vice President-Controller

CHARGE CARDS:

Clyde C. Lamond III
Vice President-Charge Cards

DATA PROCESSING:

G. Hollis Mock
Vice President-Data Processing

MONEY MANAGEMENT:

Phyllis K. Bishop
Vice President

Linda G. Jones
Vice President

MARKETING:

Jill A. Feltner
Marketing Director

Miles R. Orndorff, Jr.
Public Relations Director

F&M BANK-
CENTRAL VIRGINIA

DIRECTORS:
Jacob P. Bailey, Chairman
William J. Camden
James N. Fleming
S. W. Heischman
Larry J. McElwain
Ronald L. Moyer
William B. Pollard, M.D.
Robert C. Raynor, M.D.
Thomas H. Romer
Walter L.Tucker, Jr.
Wayne L. Turner
F. Dixon Whitworth, Jr.

OFFICERS:

Wayne L.Turner
President and
Chief Executive Officer

William K. King
Senior Vice President and Secretary

Donnie L. Snead
Vice President and Cashier

F&M BANK-EMPORIA

DIRECTORS:

C. Butler Barrett
Stephen D. Bloom
Bobby L. Flippen
Dr. Theopolis Gilliam, Jr.
Robert H. Grizzard, Jr., Chairman
O. Wayne Hanks
Arthur H. Kreienbaum, Jr.
Wayne P. Leath

OFFICERS:

O. Wayne Hanks
President and Chief
Executive Officer

Samuel W. Adams, III
Senior Vice President

D. Elliott Collins
Vice President

Ryland A. Winston
Vice President

F&M BANK-
MASSANUTTEN

DIRECTORS:

J. Robert Black
Robert W. Drechsler
Dwight W. Hartman
W. Wallace Hatcher, Vice Chairman
Russell K. Henry, Jr.
Marian G. Jenkins
Curtis F. Kite
W. Price Lineweaver
Harry L. Rawley
Wayne L. Smith
Garnett R. Turner
Nancy H. Whitmore
Alfred B. Whitt

OFFICERS:

Russell K. Henry, Jr.
President and Chief Executive Officer

Writa D. Hill
Executive Vice President,
Senior Operations Officer, Secretary

Edward A. Strunk
Senior Vice President

James G. Link
Vice President

F&M-BANK-NORTHERN
VIRGINIA

DIRECTORS:

Daniel R. Baker
Warren E. Barry
Robert H. Bird
Hugh W. Compton
Charles E. Curtis
James C. Davis
David E. Feldman
Howard R. Green
Thom F. Hanes
Reed E. Larson
Henry C. Mackall
Charles D. Mercer
T. Earl Rogers
Thomas D. Rust

Robert E. Sevila
Ronald W. Tydings, Chairman
Michael M. Webb
Alfred B. Whitt
F. Dixon Whitworth, Jr.

OFFICERS:

T. Earl Rogers
President and Chief Executive Officer

Thom F. Hanes
Executive Vice President and
Regional Executive Officer

Ramona W. Rodriquez
Senior Vice President, Chief
Financial Officer and Secretary

Donald E. Strehle
Senior Vice President, Branch Administrator

Alice B. Williams
Senior Vice President and
Regional Executive Officer

J. David Holden
Senior Vice President

Steven R. Wilson
Senior Vice President

Karin M. Johns
Cashier and Assistant Secretary

Peter T. Fuge
Vice President-Senior Commercial Loan Officer

Wayne R. Garcia
Vice President-Senior Commercial Loan Officer

Edward P. Alton
Vice President-Mortgage Lending

Nancy J. Krause
Vice President-Compliance Officer

Thomas F. Bradley
Vice President

B. Drew Brown
Vice President

George G. Carson
Vice President

John Djuric
Vice President

Cynthia C. Fisher
Vice President

Debbie A. Free
Vice President

Paula A. Grotzinger
Vice President

Arlene F. Haley
Vice President

Phyllis A. Kennerknecht
Vice President

Robert J. Maiorana
Vice President

Cynthia E. McGlumphy
Vice President

James E. Merritt
Vice President

Michele K. Parker
Vice President

George T. Pawlak
Vice President

Jeffery M. Rosati
Vice President

Patsy I. Rust
Vice President

Alex Solis
Vice President

James M. Weaver
Vice President

Charles W. Whittaker
Vice President

F&M-PEOPLES

DIRECTORS:

Alice Jane Childs
Alan L. Day, Jr.
Marshall DeF. Doeller
George F. Downes
T. Christopher Jenkins
Mark C. Riley
Lewis N. Springer
Edward C. A. Wachtmeister, Chairman
Fred G. Wayland, Jr.

Director Emeritus:

Vincent L. Tolson

OFFICERS:

Mark C. Riley
President and Chief Executive Officer

Warren L. Bane
Vice President-Senior Loan Officer

Theodore R. Coleman
Vice President-Loans

Caren M. Eastham
Vice President-
Administrative Services

Richard L. Monahan
Vice President-Lending

Joan B. Oliver
Vice President-Data Processing

Nancy W. Clatterbuck
Vice President-Branch Manager

Daryl A. Urnosky
Vice President-Chief Financial
Officer

F&M BANK-RICHMOND

DIRECTORS:

James H. Atkinson, Jr.
Jeff C. Bane
Stephen C. Conte
Lewis T. Cowardin
Zane G. Davis
Richard H. Hamlin
William R. Harris, Chairman
James R. Reames
F. Dixon Whitworth, Jr.

OFFICERS:

James H. Atkinson, Jr.
President and Chief Executive Officer

Wayne D. Eaves
Senior Vice President

K. Bradley Hildebrandt
Vice President-Commercial Lending

Daily H. Stern
Vice President and Compliance Officer

Marshall E. McCall
Vice President-Commercial Lending

F&M BANK-BLAKELEY

DIRECTORS:

Charles C. Conrad
J. Blackwell Davis, Sr., Chairman
Denver L. Hipp
Dr. JamesM. Moler
Paul L. Reid

OFFICERS:

Denver L. Hipp
President and Chief Executive Officer

Ida M. Hull
Senior Vice President and Cashier

Reginald C. Kimble
Senior Vice President-Lending

Thomas R. Reilly
Senior Vice President-Administration

F&M BANK-KEYSER

DIRECTORS:

William M. Bane
Harlan M. Bell
Joseph W. Kessel
William C. Knott
Harland D. Ridder
Glen A. Ryan, Chairman
Richard B. Schwinabart
Rudy R. Sites
Alfred B. Whitt

OFFICERS:

Douglas E. Haines
President and Chief Executive Officer

David E. Harr, Jr.
Vice President

Dwight C. Metcalf
Vice President

F&M BANK-
MARTINSBURG

DIRECTORS:
Betty H. Carroll
Craig H. Collis
C. William Hammond
J. Wayne Lancaster, Chairman
Craig L. Meadows, D.D.S.
Donald L. Sperow, Sr.

Directors Emeriti:

G. Francis Caton
William R. McCune, M.D.
Evelyn S. Oates

OFFICERS:
C. William Hammond
President and Chief Executive Officer

David C. Jeffcoat
Vice President-Lending

Susan M. Wenger
Vice President-Compliance

Mary K. Hayward
Vice President-Special Projects

Jodi A. Frankenberry
Vice President-Administration

F&M BANK-ALLEGIANCE

DIRECTORS:
Charles E. Curtis
John R. Fernstrom, Chairman
William E. Knight
Linda Greer Spooner
Ronald A. Willoner

OFFICERS:
Robert P. Pugh
Interim President

Mervis V. Samuels
Vice President-Commercial Lending

William A. Gallagher
Vice President-Commercial Lending

Richard D. Corrigan
Vice President-Real Estate Lending

David W. Irey
Vice President-Consumer Loans and
Compliance Officer

Elaine B. Durkin
Vice President-Operations

F&M TRUST COMPANY

DIRECTORS:
Betty H. Carroll
W. H. Clement
Joseph E. Kalbach
Ronald W. Tydings
Edward C. A. Wachtmeister
Michael M. Webb
F. Dixon Whitworth, Jr., Chairman

OFFICERS:

F. Dixon Whitworth, Jr.
President

Marshall J. Beverley, Jr.
Senior Vice President

Thomas H. Kirk
Senior Vice President

W. Blakeley Curtis
Vice President

Dennis R. Dorsett
Vice President

Robert E. Duvall
Vice President

F&M-SHOMO AND LINEWEAVER
INSURANCE AGENCY,
INCORPORATED

DIRECTORS:

Betty H. Carroll
Michael A. Conway
Robert W. Drechsler, Chairman
Michael E. Fiore
W. Michael Heatwole, III
W. Price Lineweaver
Ellen M. Ritchie
Jerry D. Sheets
Norman J. Stern
Donald W. Wallinger
Alfred B. Whitt

OFFICERS:

Robert W. Drechsler
Chairman

W. Price Lineweaver
President

Michael E. Fiore
Secretary

F&M FINANCIAL SERVICES CORPORATION

DIRECTORS:
Norman J. Stern
W. Michael Heatwole, III

OFFICERS:

Norman J. Stern
President

W. Michael Heatwole, III
Secretary

BIG APPLE
MORTGAGECOMPANY

DIRECTORS AND OFFICERS:

Vergil H. Bates
President and Director
James M. O'Brien
Executive Vice President
Beverly A. Alexander
Vice President
Betty H. Carroll
Vice President and Director
Alfred B. Whitt
Secretary-Treasurer and Director

WINCHESTER
CREDIT CORPORATION

DIRECTORS:

   Betty H. Carroll
Jack R. Huyett
J. Randolph Larrick
F. Dixon Whitworth, Jr.

OFFICERS:

Jack R. Huyett
President
Richard V. Reedy
Vice President
Special Assets Division-Loudoun County
Betty H. Carroll
Vice President
Alfred B. Whitt
Secretary
Barbara H. Ward
Treasurer

CREDIT BUREAU OF
WINCHESTER, INC.

Sandra K. Hart
Manager

APPLE TITLE COMPANY

DIRECTORS:

Betty H. Carroll
Jack R. Huyett
Barbara H. Ward
Alfred B. Whitt

OFFICERS:

Jack R. Huyett
President

Betty H. Carroll
Vice President

Alfred B. Whitt
Secretary

Frances H. Fortune
Treasurer

Corporate Headquarters

F&M NATIONAL CORPORATION
9 Court Square
Winchester, Virginia 22601
540-665-4200

F&M BANK-WINCHESTER
Main Office
115 North Cameron Street
Winchester, Virginia 22601
540-665-4200

Other Banking Offices:

Winchester, Virginia 22601
540-665-4200
100 North Loudoun Street
509A Amherst Street
2252 Valley Avenue
829 North Loudoun Street
1850 Apple Blossom Drive
748 Berryville Avenue
124 West Piccadilly Street
2082 South Pleasant Valley Road
2004 South Pleasant Valley Road

Clarke County:
23 North Church Street
Berryville, Virginia 22611
540-955-1222

Frederick County:
6701 Northwestern Pike
Gore, Virginia 22637
540-858-2832
7800 Main Street
Middletown, Virginia 22645
540-869-1200
5306 Main Street
Stephens City, Virginia 22655
540-869-3000
1855 Senseny Road
Winchester, Virginia 22602
540-665-4200
300 Westminster Canterbury Drive
Winchester, Virginia 22603
540-665-4200

Loudoun County:
38997 East Colonial Highway
Hamilton, Virginia 20158
540-338-3600
101 Catoctin Circle, SE
Leesburg, Virginia 20175
703-771-7202
7 West Market Street
Leesburg, Virginia 20176
703-771-7245
7 Broad Way
Lovettsville, Virginia 20180
540-822-9034
202 West Washington Street
Middleburg, Virginia 20117
540-687-5731
21 Main Street
Round Hill, Virginia 20141
540-338-6065
22550 Davis Drive
Sterling, Virginia 20164
703-435-0782

Rappahannock County:
644 Zachary Taylor Highway
Flint Hill, Virginia 22627
540-675-3596

Shenandoah County:
Apple Avenue and U.S. Route 11
Mount Jackson, Virginia 22842
540-477-2931
158 South Main Street
Woodstock, Virginia 22664
540-459-5500
9383 Congress Street
New Market, Virginia 22844
540-740-8044

Warren  County:
540-635-3134
102 East Main Street
Front Royal, Virginia 22630
215 North Royal Avenue
Front Royal, Virginia 22630
Royal Plaza Shopping Center
433 South Street
Front Royal, Virginia 22630
123 East Sixth Street
Front Royal, Virginia 22630


F&M BANK-CENTRAL VIRGINIA
1425 Seminole Trail
Charlottesville, Virginia 22901
804-973-4233
101 Critzer Shop Road
Afton, Virginia 22920
540-456-8156
840 South Main Street
Amherst, Virginia 24521
804-946-2265
2208 Ivy Road
Charlottesville, Virginia 22903
   804-293-9181
1113 5th Street Extended
Charlottesville, Virginia 22902
804-293-5211
93 Front Street
Lovingston, Virginia 22949
804-263-4806
350 Valley Street
Scottsville, Virginia 24590
804-286-2805

F&M BANK-EMPORIA

401 Halifax Street
Emporia, Virginia 23847
804-634-6555
301 West Atlantic Street
Emporia, Virginia 23847
804-634-8855
431 South Main Street
Emporia, Virginia 23847
804-634-8866

F&M BANK-MASSANUTTEN

1855 East Market Street
Harrisonburg, Virginia 22801
540-434-6761
3150 South Main Street
Harrisonburg, Virginia 22801
540-433-1330
611 Mount Clinton Pike
Harrisonburg, Virginia 22801
540-433-9936
157 North Main Street
Broadway, Virginia 22915
540-896-7083
200 Augusta Street
Grottoes, Virginia 24441
540-249-5727
1900 South High Street
Harrisonburg, Virginia 22801
540-432-6490
317 North Main Street
Bridgewater, Virginia 22812
540-828-4737
American Legion Drive and
Route 42
Timberville, Virginia 22853
540-896-5858
430 Highlands Place
Harrisonburg, Virginia 22801
540-433-2702

F&M BANK-NORTHERN VIRGINIA

4117 Chain Bridge Road
Fairfax, Virginia 22030
703-385-3335
200 North Washington Street
Alexandria, Virginia 22314
703-684-1091
4115 Annandale Road
Annandale, Virginia 22003
703-642-9212
7027A Manchester Boulevard
Alexandria, Virginia 22310
703-922-8001
14260 J Centreville Square
Centreville, Virginia 20120
703-359-9387
5105 Westfields Boulevard
Centreville, Virginia 20120
703-359-9393
13821 Lee Jackson Highway
Chantilly, Virginia 20151
703-359-9397
12220 Fairfax Towne Center
Fairfax, Virginia 22033
703-359-7556
133 South Washington Street
Falls Church, Virginia 22046
703-352-6194
3829 South George Mason Drive
Falls Church, Virginia 22041
703-671-5862

14091 John Marshall Highway
Gainesville, Virginia 20155
703-754-8520
230 Herndon Parkway
Herndon, Virginia 22070
703-435-1000
12493 Dillingham Square
Lake Ridge, Virginia 22192
703-590-8700
9201 Church Street
Manassas, Virginia 20110
703-368-1101
13414 Dumfries Road
Manassas, Virginia 20112
703-791-2265
7900 Sudley Road
Manassas, Virginia 20110
703-392-0370
6257A Old Dominion Drive
McLean, Virginia 22101
703-691-7897
7830 Backlick Road
Springfield, Virginia 22150
703-913-0102
8432 Old Keene Mill Road
Springfield, Virginia 22152
703-451-0074
6810 Commerce Street
Springfield, Virginia 22150
703-451-8100
440 Maple Avenue
Vienna, Virginia 22180
703-319-0299
8221 Old Courthouse Road
Vienna, Virginia 22182
703-359-9390
14229 Potomac Mills Road
Woodbridge, Virginia 22192
703-497-2333


F&M BANK-PEOPLES

21 Main Street
Warrenton, Virginia 20186
540-347-1711
251 West Lee Highway
Warrenton, Virginia 20186
540-349-3491
8318 East Main Street
Marshall, Virginia 20115
540-364-1511
760 Warrenton Road
Fredericksburg, Virginia 22406
540-899-3882


F&M BANK-RICHMOND

9401 West Broad Street
Richmond, Virginia 23294
804-346-8080
1776 Staples Mill Road
Richmond, Virginia 23230
804-355-7841
209 West Franklin Street
Richmond, Virginia 23220
804-780-0122
5001 Lakeside Avenue
Richmond, Virginia 23228
804-264-2783
9960 Midlothian Turnpike
Richmond, Virginia 23235
804-320-6610
1300 East Parham Road
Richmond, Virginia 23227
804-264-2824
9012 Three Chopt Road
Richmond, Virginia 23229
804-282-7527
6980 Forest Hill Avenue
Richmond, Virginia 23225
804-272-5337
4310 West Hundred Road
Chester, Virginia 23831
804-748-2735
9440 Ironbridge Road
Chesterfield, Virginia 23832
804-748-7181


F&M BANK-BLAKELEY
301 South Mildred Street
Ranson, West Virginia 25438
304-725-7014
Somerset Village Shopping Center
Route 340 North
Charles Town, West Virginia 25414
304-728-8023
Hilldale Shopping Center
Route 340 South
Charles Town, West Virginia 25414
304-728-0216
1504 Tuscawilla Hills
Charles Town, West Virginia 25414
304-728-4270
Walmart
4 Charles Town Plaza
Charles Town, West Virginia 25414
304-728-4290

F&M BANK-KEYSER
87 North Main Street
Keyser, West Virginia 26726
304-788-3111
Express Office
Florida & Southern Drive
Keyser, West Virginia 26726
   304-788-0883
Route 28 and Carroll Lane
Fort Ashby, West Virginia 26719
304-298-3667

F&M BANK-MARTINSBURG
301 West Burke Street
Martinsburg, West Virginia 25401
304-264-5020
1321 Edwin Miller Boulevard
Martinsburg, West Virginia 25401
304-264-5040
704 Foxcroft Avenue, North
Martinsburg, West Virginia 25401
304-262-6301
Route 51 West
Inwood, West Virginia 25428
304-229-5824

F&M BANK-ALLEGIANCE
4719 Hampden Lane
Bethesda, Maryland 20814
301-656-5300
10533 Baltimore Boulevard
Beltsville, Maryland 20705
301-937-9766
8019 Snouffer School Road
Gaithersburg, Maryland 20879
301-417-2640
8401 Corporate Drive
Landover, Maryland 20785
301-731-1700
11921 Rockville Pike
Rockville, Maryland 20852
301-424-3550
99 South Washington Street
Rockville, Maryland 20850
301-217-9494
8602 Colesville Road
Silver Spring, Maryland 20910
301-588-9700
2729 University Boulevard, West
Wheaton, Maryland 20902
301-949-2440
9401 Key West Avenue
Rockville, Maryland 20850
301-417-0422

F&M TRUST COMPANY
38 Rouss Avenue
Winchester, Virginia 22601
540-665-4204
21 Main Street
Warrenton, Virginia 20186
540-349-3474
4117 Chain Bridge Road
Fairfax, Virginia 22030
703-383-1347


F&M-SHOMO AND
LINEWEAVER INSURANCE
AGENCY INCORPORATED

F&M FINANCIAL SERVICES CORPORATION
328 South Main Street
Harrisonburg, Virginia 22801
540-434-1301
2 East Wolfe Street
Harrisonburg, Virginia 22801
57 East Main Street
Luray, Virginia, 22835
5934 Main Street
Mt. Jackson, Virginia 22842

BIG APPLE MORTGAGE COMPANY

124 West Piccadilly Street
Winchester, Virginia 22601
540-665-4340
12 Rouss Avenue
Winchester, Virginia 22601
540-665-4356
Apple Avenue and U.S. Route 11
Mount Jackson, Virginia 22842
540-477-2931
F&M Mortgage Company
22550 Davis Drive
Sterling, Virginia 20164
703-733-0123
1321 Edwin Miller Boulevard
Martinsburg, West Virginia 25401
304-263-7334


APPLE TITLE COMPANY
12 Rouss Avenue
Winchester, Virginia 22601
540-665-4233


WINCHESTER CREDIT CORPORATION
12 Rouss Avenue
Winchester, Virginia 22601
540-338-2962


CREDIT BUREAU OF WINCHESTER, INC.
12 Rouss Avenue
Winchester, Virginia 22601
540-662-0368

                               GENERAL INFORMATION
Annual Meeting
      The annual meeting of shareholders will be held at the TraveLodge Banquet Room, 1825 Dominion Avenue, Winchester, Virginia, Tuesday, April 28, at 10:00 a.m.

Stock Transfer Agent

                    American Stock Transfer and Trust Company
                                   46th Floor
                                 40 Wall Street
                            New York, New York 10005

      F&M National Corporation Common Stock is traded on the New York Stock Exchange under the symbol FMN.

Information
      For additional information, contact Alfred B. Whitt, President, or Michael
L. Bryan, Secretary, F&M National Corporation, 540-665-4200.

      A copy of the Corporation's Form 10-K annual report to the Securities and Exchange Commission may be obtained without charge upon written request to Alfred B. Whitt, F&M National Corporation.

Mailing Address
                            F&M National Corporation
                                  P.O. Box 2800
                           Winchester, Virginia 22604