Form 10-K, Exhibit 13
period 1998-12-31
F&M NATIONAL CORP
filed 1999-03-30
CIK 34125

[F&M LOGO APPEARS HERE]

                                      F&M
                              NATIONAL CORPORATION

                                 ANNUAL REPORT
                                      1998

                TABLE OF CONTENTS

Selected Financial Data............................ 1
To Our Owners, Customers,
  Neighbors and Other Friends...................... 2
1998 Highlights.................................... 4
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........................ 6
Financial Statements.............................. 27
Notes to Financial Statements..................... 31
Independent Auditor's Report...................... 49
F&m Trust Company................................. 50
Corporate Directors and
  Officers........................................ 51
Directors and Officers of Affiliates.............. 52
Office Locations.................................. 56
Corporate Profile................................. 59
General Information............................... 60

                                   SELECTED FINANCIAL DATA

                                                 YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------------------
                               1998          1997         1996         1995         1994
                            ----------   -----------   ----------   ----------   ----------
                                   (IN THOUSANDS, EXCEPT RATIOS AND PER SHARE AMOUNTS)
INCOME STATEMENT DATA:
   Interest income.........   $198,807     $ 190,434     $178,578     $168,576     $148,152
   Interest expense.........    81,832        80,043       75,875       71,667       56,761
                            ----------   -----------   ----------   ----------   ----------
   Net interest income......   116,975       110,391      102,703       96,909       91,391
   Provision for loan losses     4,963         5,802        2,141        2,395        2,786
                            ----------   -----------   ----------   ----------   ----------
   Net interest income after
      provision for loan
      losses                   112,012       104,589      100,562       94,514       88,605
   Noninterest income.......    36,209        26,521       23,602       22,167       21,360
   Securities gains.........     2,428         4,233          314          519          342
   Noninterest expense......    95,107        86,179       77,707       76,638       73,793
                            ----------   -----------   ----------   ----------   ----------
   Income before income taxes   55,542        49,164       46,771       40,562       36,514
   Income taxes.............    19,057        16,360       15,869       13,467       11,031
                            ----------   -----------   ----------   ----------   ----------
   Net income...............   $36,485     $  32,804     $ 30,902     $ 27,095     $ 25,483
                            ==========   ===========   ==========   ==========   ==========
PER SHARE DATA:
   Net income per share,
    basic                     $   1.67       $  1.51     $   1.41     $   1.24     $   1.17
   Net income per share,
    diluted                       1.65          1.50         1.40         1.23         1.15
   Cash dividends ..........      0.76(1)       0.73         0.69         0.61(1)      0.54
   Book value at period end.     13.13         12.10        11.24        10.76         9.68
   Tangible book value......     12.65         11.58        10.96        10.49         9.27
   Average basic shares
     outstanding............    21,884        21,715       21,892       21,822       21,835
   Average diluted shares
     outstanding............    22,084        21,878       22,103       22,096       22,114

BALANCE SHEET DATA:
   Assets...................$2,888,714   $ 2,677,935  $ 2,458,431  $ 2,346,358  $ 2,149,817
   Loans, net of unearned
     income                  1,693,041     1,648,754    1,527,786    1,378,818    1,290,982
   Securities...............   771,689       661,173      629,503      661,670      616,497
   Deposits................. 2,436,022     2,275,380    2,102,931    2,004,037    1,861,900
   Shareholders' equity.....   287,105       264,851      246,052      236,066      207,902

PERFORMANCE RATIOS:
   Return on average assets.      1.32%         1.29%        1.29%        1.22%        1.20%
   Return on average equity.     13.11%        12.97%       12.82%       12.03%       12.37%
   Dividend payout..........     44.84%        45.26%       45.81%       40.29%       37.81%
   Efficiency (1)...........     60.31%        61.60%       60.83%       63.57%       64.68%

ASSET QUALITY RATIOS:
   Allowance for loan losses to
      period end loans, net.       1.30%        1.32%        1.25%        1.40%        1.45%
   Allowance for loan losses to
      nonaccrual loans......     201.12%      111.51%      157.96%       131.62%      89.78%
   Nonperforming assets to
      period end loans and
      foreclosed properties (2)    1.58%        2.14%        1.72%         2.31%       2.93%
   Net charge-offs to average
      loans.................       0.28%        0.20%        0.16%         0.14%       0.09%

CAPITAL AND LIQUIDITY RATIOS:
   Leverage.................       9.90%        9.92%       10.00%        10.12%       9.77%
   Risk-based capital ratios:
      Tier 1 capital........      15.03%       15.03%       15.52%        15.94%      14.83%
      Total capital.........      16.27%       16.28%       16.77%        17.19%      16.06%
   Average loans to average
      deposits..............      70.95%       73.72%       70.88%        68.85%      67.10%


Note: The amounts previously reported in Form 10Q and Form 10K for the periods presented have been retroactively restated to reflect the acquisitions of Peoples Bank of Virginia on April 1, 1998, J. V. Arthur Inc. on April 30, 1998, Bank of Alexandria on June 1, 1998, FB&T Financial Corporation on March 29, 1996, Allegiance Banc Corporation on October 1, 1996, Bank of the Potomac on April 6, 1995, PNB Financial Corporation on July 1, 1994 and Hallmark Bank & Trust on July 1, 1994 and a 2.5% stock dividend effective September 1, 1994.
(1) Computed by dividing noninterest expense minus foreclosed property expense and amortization of intangibles by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.
(2) Nonperforming assets do not include loans past due 90 days accruing interest.

TO OUR OWNERS,  CUSTOMERS, NEIGHBORS AND OTHER FRIENDS:

[PHOTO OF W.M. FELTNER APPEARS HERE]

W.M. FELTNER

"OUR LEGISLATORS REALLY DO THINK ALL BANKS AND BANKERS ARE FAT CATS AND CAN STAND A LITTLE MORE COMPETITION."

   Those of you who have followed us over the years will probably remember that we began this decade by labeling it the "nasty nineties". Since that time, economic conditions have improved dramatically and the Big Apple has shown extraordinary growth. 1998 was very special from an operational standpoint with assets and earnings reaching record heights, yet, despite this our stock price performed poorly, dropping a little over 5 points during the year at a time when the stock market was at record levels. So, from that standpoint, we are going to label the year as nice but nasty.
   Very briefly let's look at the company from an operational standpoint. Assets exceeded 2 3/4 billion dollars for the first time, ending the year at $2,889,000,000. Total revenue exceeded $237,000,000, a new all-time high. Net earnings were $36,485,000, also an all-time high and represented $1.67 per share. Last year we earned $1.51 per share. Book value at year end was $13.13. Last year it was $12.10. Return on assets was 1.32 percent, compared to last year's 1.29 percent and return on equity was 13.11 percent, compared to 1997's figure of 12.91 percent.
   So with all this improvement, one has to ask why did the stock perform so poorly? First and foremost, we realized the 1997 year end price of $35.3125 was unrealistic and brought about by rumors we were being acquired by an out-of-state bank holding company. Rumors that had no basis or foundation. Secondly, your board of directors is still on record as wanting to remain independent. The first reason sent the stock up. The second sent it back down. Quite frankly, at today's price, the stock is selling at 19 times earnings and appears to be at or near the industry's norm for bank companies our size.
   The year was a busy one for us from an internal standpoint. Our acquisition of Peoples Bank of Virginia, Chesterfield, Virginia was completed and merged into F&M Bank-Richmond. Our acquisition of Bank of Alexandria was completed and merged into F&M Bank-Northern Virginia. Additionally, we consolidated our three West Virginia Banks, Keyser, Martinsburg and Ranson, into F&M Bank-West Virginia. Each of the above have improved, expanded and strengthened our position in their market area, as well as affording us certain economics in our operations.
   Also during the year, we were fortunate in having the J.V. Arthur Insurance Agency join our organization. This acquisition, along with our F&M -Shomo Lineweaver Insurance Company, will strengthen our insurance operation and afford us the opportunity to provide a complete line of insurance products to you, our shareholders, bank customers and the public in general.
   We also increased our ATM network to 174 units, expanded our branch network to 119 offices and made extraordinary progress in expanding our new trust company.
   We cannot begin to tell you how much effort and time we have put into preparation for the Year 2000. Because of that and to assure you that ALL our banks and affiliates will be ready, we are devoting a special report which you will find in the 1998 Highlights of this annual report.
   Two years ago, we stated in our annual report to you what a raw deal the Congress continues to heap upon the banks. Well, 1998 was certainly no exception. Only this time, they really stuck it to us. We are referring to the Credit Union Membership Access Act which President Clinton signed into law on August 7, 1998. Despite the fact a federal appeals court ruled against the National Credit Union Administration's Multi-group

"SINCE 1994, OF THE 23 FINANCIAL INSTITUTIONS IN THE STATE OF VIRGINIA WITH DEPOSITS GREATER THAN 400 MILLION, ALL HAVE BEEN SOLD WITH THE EXCEPTION OF EIGHT."


[PHOTO OF ALFRED B. WHITT APPEARS HERE]

AFRED B. WHITT

Membership Policy and the U.S. Court of Appeals for the District of Columbia ruled that each federal occupational credit union must share one common bond, the NCUA appealed to the Supreme Court and LOST. The Supreme Court ruled they MUST adhere to the sharing of just one common bond. Well, you guessed it, again our favorite legislators overwhelmingly, almost without any opposition, passed a law whereby practically anyone can join a credit union and they STILL PAY NO TAXES. Our legislators really do think all banks and bankers are fat cats and can stand a little more competition. Believe us when we say, this is just another nail in the coffin of small banks and that's Nasty!
   While we are on the subject, they still could find no common ground to relieve banks of the restrictive laws passed back in the 30's. Financial services reform legislation is just not in the cards for banks. It has been promised for the last five years. They are long on promises but short on action. Bankruptcy reform legislation is just another case in point.
   1998 saw the further demise of Virginia's large banks. Most of which have sold to out-of-state bank holding companies. It is difficult to comprehend that the F&M is now the second largest financial institution headquartered in the state. To give you a better idea of what has transpired, let me give you some facts presented to us by J. P. Morgan. Since 1994, of the 23 financial institutions in the State of Virginia with deposits greater than 400 million, all have been sold with the exception of eight. Alarming? I think so! It is no wonder so many new banks are being organized.
   1998 was another outstanding year for the economy. Lower interest rates, little inflation and low unemployment brought about another government budget surplus. Very nice. Hopefully, 1999 will see the continuation of a healthy economy. Those of us here at the F&M are excited about the prospects for another record-setting year, despite the uncertainty of corporate profits, stock market volatility and the general state of political upheaval. Somewhere along the way it seems that the majority of our politicians have forgotten that the United States of America should be their first priority. Instead, they are determined to put party affiliation ahead of everything else. Maybe it is time that all of us should remind them of this.
   So friends, owners and so forth, another year has come and gone. In fact, we are now past the first quarter of the last year of the decade of the nineties. Some of the years have been rather nasty and others have been quite nice. Here's hoping your (and our) 1999 will be nicer than nice.


Sincerely,


/s/ W.M. Feltner                        /s/ Alfred B. Whitt
W.M. Feltner                            Alfred B. Whitt
Chairman of the Board                   President


"SOMEWHERE ALONG THE WAY IT SEEMS THAT THE MAJORITY OF OUR POLITICIANS HAVE FORGOTTEN THAT THE UNITED STATES OF AMERICA SHOULD BE THEIR FIRST PRIORITY. INSTEAD, THEY ARE DETERMINED TO PUT PARTY AFFILIATION HEAD OF EVERYTHING ELSE."

1998 HIGHLIGHTS

                                      1998

                                  ACQUISITIONS

   Acquisitions are valuable to F&M in expanding geographically, and in-market mergers provide additional market share of deposits and opportunities for cost savings. PEOPLES BANK OF VIRGINIA in Chesterfield increased our F&M Bank-Richmond's share of the Richmond deposit market by $70 million. Due to an overlap of branches, we were able to close a branch and create savings sufficient to avoid any earnings dilution. Our branch network at F&M Bank-Richmond increased from 10 to 15.
   We had the same opportunity when the BANK OF ALEXANDRIA agreed to join F&M Bank-Northern Virginia. Approximately $70 million in deposits was added by this transaction and, once again, savings were realized with the closing of one branch.
   SECURITY BANK at Manassas has agreed to join F&M's family of banks. Security Bank will also be merged with F&M Bank-Northern Virginia, increasing our deposit base by approximately $60 million.
   J.V. ARTHUR, INC., a respected Winchester insurance agency, was acquired by F&M on May 1, 1998. Our insurance network was expanded by the addition of J.V. Arthur's three insurance offices.
   F&M now operates a total of 119 bank branches in Virginia, West Virginia and Maryland, an increase of 10 branches in 1998. ATMs increased by 21 units to 174 units in 1998. F&M also offers mortgage services, insurance, trust, and financial services through 12 locations.



[PHOTO OF PEOPLES BANK OF VIRGINIA'S MAIN OFFICE IN CHESTERFIELD APPEARS HERE]

[PHOTO OF THE BANK OF ALEXANDRIA'S MAIN OFFICE APPEARS HERE]


                             ORGANIZATIONAL CHANGES

   Our three West Virginia banks, F&M Bank-Blakeley, F&M Bank-Keyser, and F&M Bank-Martinsburg merged into one bank, F&M BANK-WEST VIRGINIA. This combination will provide operational savings, but more importantly, will improve and expand services to all of our West Virginia customers.
   F&M TRUST COMPANY was formed from the trust departments of three banks. The financial report for this company appears later in this report. Fiduciary services are available to all shareholders and customers. You should consider F&M when you need trust administration, estate administration, or employee benefits administration.
   F&M SERVICES, INC., F&M's data center, was established on July 1, 1998. Its responsibilities include management of our ATMs, VISA debit cards and data processing for all affiliate banks and non-banking subsidiaries.

   With a projected increase in earnings for 1999 and F&M's commitment to pay approximately 45 percent of its income to its shareholders, the outlook for increased dividends is good. Dividends for 1998 were $0.75 and are projected to be $0.79 for 1999.
   F&M continues to review our current services and offer new services when required or requested. In 1999, look for:
   o  Home banking for inquiry and bill paying.
   o  Cash management for business customers.
   o  Electronic telephone voting by shareholders.
   o  Insurance savings for shareholders and customers.
   o  The expansion of trust services throughout F&M's market area.

                                   2000 (Y2K)

   The Board of Directors and Senior Management of F&M made a commitment that the organization would be Year 2000 ready by March 31, 1999.
   F&M is implementing changes to its information systems so that they will be fully operable for date recognition and data processing before the year 2000 begins. The Corporation's Year 2000 plans are subject to guidelines promulgated by the Federal Financial Institutions Examination Council ("FFIEC").
   The Kirchman Corporation has certified F&M's D3000 software Year 2000 ready. The Kirchman Corporation also received certification from the Information Technology Association of America ("ITAA") on the Year 2000. ITAA 2000 certification means that the process and methods used by the Kirchman Corporation meets the information technology industry's best software development practices for addressing the Year 2000 issue.
   The ITAA, in conjunction with the Software Productivity Consortium, performs a thorough and complete review of design methods and controls used to provide Year 2000 compliant software. This independent examination is viewed as a vital piece of the Year 2000 due diligence practices for software providers.
   It has been estimated that the cost of addressing Year 2000 will be 1.6 percent of 1998 earnings or 0.006 percent of assets, which is immaterial when considering the size of the Corporation.
   Our projections are necessarily based in part on assumptions of future events including the continued availability of adequate resources and completion of third party modification plans. There can be no guarantee that these estimates will be achieved; actual results could differ from the Corporation's current estimates. Specific risk factors that might cause material differences include, but are not limited to, the availability and cost of personnel with adequate programming skills and the ability to locate and correct all relevant computer codes. The inability to control the actions and plans of vendors and suppliers, customers, government entities, and other third parties with respect to Year 2000 issues are associated risks.
   F&M has dedicated technical and managerial support from all levels of the organization to ensure that it has the necessary resources to complete the Year 2000 compliance plans in accordance with the recommended time frames and, therefore, expects no interruptions in service.

[PHOTO OF F&M TRUST COMPANY'S HEADQUARTERS IN WINCHESTER APPEARS HERE]

[PHOTO OF F&M-J.V.ARTHUR'S HEADQUARTERS IN WINCHESTER APPEARS HERE]

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

OVERVIEW
     F&M produced record earnings during 1998, performing well in a highly complex, increasingly competitive business environment. F&M's continued high asset quality, an excellent interest margin and improved management efficiencies contributed to record net income of $36.5 million, a return on assets of 1.32% and a return on equity of 13.11%.
     F&M expanded its operations by announcing mergers with 3 banks and a second insurance agency in 1998. On April 1, 1998, under terms of the Merger Agreement, Peoples Bank of Virginia ("PBVA") Chesterfield, Virginia, was merged with F&M Bank-Richmond and each share of common stock of PBVA outstanding immediately prior to consummation of the Merger was exchanged, in a tax-free exchange, for
2.58 shares of common stock of F&M with cash being exchanged in lieu of issuing fractional shares. As of December 31, 1997, PBVA had total assets of $80.4 million, total loans of $47.0 million, total deposits of $70.4 million and total shareholders' equity of $8.2 million.
     On June 1, 1998, under terms of the Merger Agreement, The Bank of Alexandria ("BOA") Alexandria, Virginia was merged with F&M Bank-Northern Virginia and each share of common stock of BOA outstanding immediately prior to consummation of the Merger was exchanged, in a tax-free exchange, for 0.942 shares of common stock of F&M, with cash being paid in lieu of issuing fractional shares. As of December 31, 1997, BOA had total assets of $75.9 million, total loans of $58.2 million, total deposits of $67.6 million, and total shareholders' equity of $7.9 million.
     On April 30, 1998, F&M and J.V. Arthur, Inc. ("JVA") announced an agreement of affiliation of J. V. Arthur, Inc. with F&M Bank-Winchester, F&M's lead bank. JVA is an insurance agency located in Winchester, Virginia, which offers a full line of insurance products.
     On November 10, 1998, F&M and Security Bank Corporation ("Security"), Manassas, Virginia announced that their respective Boards of Directors have approved an agreement for the affiliation of Security with F&M. Under the agreement, Security will merge with F&M's affiliate, F&M Bank-Northern Virginia. Under terms of the agreement F&M would exchange the number of its shares of common stock whose aggregate market value determined as of the date of the closing equals $17.25, giving the transaction an indicated value of approximately $16.5 million. The transaction is intended to qualify as a tax-free exchange and be accounted for as a pooling of interests. Security also granted F&M an option, exercisable under certain circumstances, to acquire 191,300 shares of Security's common stock (subject to adjustment). At December 31, 1998, Security had total assets of $61.2 million, total loans of $34.3 million, deposits of $52.4 million and total shareholders' equity of $7.9 million. The transaction is expected to be completed in the first quarter 1999.
     On January 1, 1998, F&M Trust Company was formed by consolidating the trust departments of F&M Bank-Winchester, F&M Bank-Peoples and F&M Bank-Northern Virginia. F&M Trust Company provides a variety of personal trust services including management of common trust funds, estate administration and planning specifically addressing the investment and financial management needs of its customers. At December 31, 1998, F&M Trust Company managed assets and accounts totaling $586.4 million.
     In 1998, F&M expanded its banking market by 10 branch locations to include 119 branches located in Virginia, West Virginia and Maryland. F&M has 174 ATM machines strategically located throughout its market area.

RESULTS OF OPERATIONS
     Net income increased 11.2% in 1998 to $36.5 million, compared with $32.8 million earned in 1997 and $30.9 million earned in 1996. Net income per share, basic, increased to $1.67 per share in 1998 compared to $1.51 and $1.41 per share for 1997 and 1996. Net income per share, diluted, increased to $1.65 per share in 1998 compared to $1.50 per share for 1997 and $1.40 per share for 1996.
     Profitability ratios compare favorably in 1998, 1997 and 1996. Return on average assets on an annualized basis was 1.32% for 1998 and 1.29% for 1997 and 1996. Return on average shareholders' equity is another significant measure of profitability which in 1998 improved to 13.11%, compared to 12.97% and 12.82% for 1997 and 1996, respectively. These performance ratios have varied since 1994, with return on average assets increasing slightly from

1.20% in 1994 to 1.22% in 1995, increasing to 1.29% in 1996 and 1997. Return on average shareholders' equity decreased from 12.37% in 1994 to 12.03% in 1995, increasing to 12.82% in 1996 and again increasing to 12.97% in 1997.
     Net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by F&M on its average earning assets. In 1998, net interest margin, on a tax-equivalent basis, was 4.71% compared to 4.82% for 1997 and 4.75% for 1996. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. In 1998, the yield on interest-earning assets decreased 30 basis points from 8.26% in 1997 to 7.96% in 1998 and the cost of interest-bearing liabilities decreased 10 basis points from 4.24% in 1997 to 4.14% in 1998. The decrease in the yield on earning assets was the result of lower rates received on loans due to competitive pressures in the market place. In the later part of 1998, the Federal Reserve cut the prime rate 75 basis points, which reduced the yield on interest rate sensitive loans.
     In 1998, interest-earning assets have increased to $2.629 billion from $2.435 billion in 1997 and $2.235 billion in 1996. Competition for potential loan customers have increased to the point that customers are shopping for rates, consequently, the rate relative to volume of increase in loans has declined. Loans, net of unearned discount, in 1998 increased $44.3 million to $1.693 billion as compared to $1.649 billion in 1997 and $1.528 billion in 1996.
     F&M's securities portfolio represents the second largest component of interest earning assets. At December 31, 1998, F&M's securities portfolio totaled $771.7 million, $110.5 million or 16.7% higher than year-end 1997. The securities portfolio at year-end 1997 totaled $661.2 million, which was $31.7 million or 5.0% higher than year-end 1996. In 1998, funds were invested in investment securities due to the decline in the demand for loan funds and to take advantage of attractive yields.
     F&M's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense minus foreclosed property expense and amortization of intangibles and income less securities gains, compares favorably to other Virginia financial institutions. F&M's efficiency ratio for 1998, 1997 and 1996 was 60.3%, 61.6% and 60.8%, respectively. A lower efficiency ratio represents a greater control of non-interest related costs. This ratio is influenced as a result of acquisition and affiliation costs due to F&M's program of acquiring financial institutions. A fluctuation in the efficiency ratio can be attributed to relative changes in both non-interest expense and net interest income.
     Since the beginning of 1988, F&M has acquired approximately $1.362 billion in assets and $1.181 billion in deposits through fourteen bank acquisitions and two nonbank acquisitions. Thirteen of these acquisitions were accounted for as a pooling-of-interests and three as a purchase, which enabled F&M to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County, increase its market share in two of its other Virginia markets and enter the Maryland markets of Montgomery and Prince George counties.
     F&M is not aware of any current recommendations by any regulatory authorities which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

               TABLE 1 -- SUMMARY OF FINANCIAL RESULTS BY QUARTER

                                                            1998                                      1997*
                                          ----------------------------------------  ---------------------------------------
                                          DEC. 31   SEPT. 30   JUNE 30   MARCH 31   DEC. 31   SEPT. 30   JUNE 30   MARCH 31
                                          -------   --------   -------   --------   -------   --------   -------   --------
                                                               (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Interest income..........................$ 49,942   $ 50,165   $ 49,838  $ 48,862  $ 48,847   $ 48,041   $ 47,235  $ 46,311
Interest expense.........................  19,969     20,475     20,755    20,633    20,999     20,253     19,640    19,151
                                          -------   --------   -------   --------   -------   --------   -------   --------
Net interest income......................  29,973     29,690     29,083    28,229    27,848     27,788     27,595    27,160
Provision for loan losses................   2,173      1,410        663       717     3,034        799        873     1,096
                                          -------   --------   -------   --------   -------   --------   -------   --------
Net interest income after provision for
   loan losses                             27,800     28,280     28,420    27,512    24,814     26,989     26,722    26,064
Noninterest income.......................  12,425      8,922      8,770     8,520    10,399      7,840      6,398     6,117
Noninterest expense......................  25,825     23,234     23,624    22,424    23,304     22,377     20,729    19,769
Income before income taxes...............  14,400     13,968     13,566    13,608    11,909     12,452     12,391    12,412
Applicable income taxes..................   4,744      4,820      4,800     4,693     3,644      4,260      4,235     4,221
                                          -------   --------   -------   --------   -------   --------   -------   --------
Net income...............................$  9,656   $  9,148   $  8,766  $  8,915  $  8,265   $  8,192   $  8,156   $ 8,191
                                         ========   ========   ========  ========  ========   ========   ========   =======

Earnings per share, basic................$   0.44   $   0.42   $   0.40  $   0.41  $   0.38   $   0.38   $   0.38   $  0.37

Earnings per share, assuming dilution....$   0.44   $   0.41   $   0.40  $   0.40  $   0.38   $   0.37   $   0.37   $  0.37

*The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of Peoples Bank of Virginia on April 1, 1998, J. V. Arthur Inc. on April 30, 1998 and The Bank of Alexandria on June 1, 1998.

NET INTEREST INCOME
     Net interest income represents the principal source of earnings for F&M. Net interest income equals the amount by which interest income exceeds interest expense and represents F&M's gross profit margin. Changes in the volume and mix of interest-earning assets and interest-bearing liabilities, as well as their respective yields and rates, have a significant impact on the level of net interest income.
     Net interest income increased to $117.0 million for the year ended December 31, 1998, up 6.0% over the $110.4 million reported for the same period in 1997 and up 7.5% in 1997 over the $102.7 million reported for 1996. Net interest income in 1998 was affected by increased competition for loans coupled with declining market rates, however, the economy was considered strong and expanding. Loans grew $44.3 million or 2.7% to $1.693 billion in 1998 from $1.649 billion in 1997. Loans increased in 1997 by $121.0 million or 7.9% over $1.528 billion in 1996. In 1998, deposits provided the source of funds by increasing to $2.436 billion, up $160.6 million or 7.1% from $2.275 billion in 1997. Interest-bearing deposits increased $61.6 million in 1998 to $1.900 billion from $1.838 billion in 1997. Deposit and loan growth in 1998 was affected by uncertainty in Far East economic conditions which, in turn, affected interest rates in banks in the United States. The Federal Reserve lowered the discount rate in the latter part of 1998 in order to preserve economic stability. In 1998, depositors were pooling funds in liquid deposit relationships rather than commit funds to long term relationships.
     Net interest income was $110.4 million for the year 1997, up 7.5% over the $102.7 million reported for the same period in 1996. Net interest income in 1997 was affected by a rebound of loan demand following a recessionary period. Loans grew $121.0 million or 7.9% to $1.649 billion in 1997 from $1.528 billion in 1996. In 1997, total interest-bearing deposits provided the primary source of funds increasing to $1.838 billion, up $94.4 million or 5.4% from $1.744 billion in 1996.
     Net interest income for 1996 increased $7.7 million to $102.7 million, compared to $96.9 million for 1995. The net interest margin for 1996 was 4.75%. At year-end 1996, the securities portfolio was $629.5 million, down $32.1 million or 4.8% over the same period 1995. During 1996, funds were kept in liquid interest-earning assets to be available when securities yields and loan demand improved.
     Table 2 analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.

                              TABLE 2 -- VOLUME AND RATE ANALYSIS
                                     TAX EQUIVALENT BASIS

                                                        1998                         1997
                                               -------------------------    ------------------------
                                                                CHANGE IN                   CHANGE IN
                                                VOLUME   RATE    INCOME/     VOLUME   RATE   INCOME/
                                                EFFECT  EFFECT   EXPENSE     EFFECT  EFFECT  EXPENSE
                                               -------- ------- --------    ------- -------- -------
                                                               (DOLLARS IN THOUSANDS)
EARNING ASSETS:
  Taxable securities..........................  $4,858  $ (713) $ 4,145     $(1,089) $  191     $(898)
  Tax-exempt securities.......................    (315)    (82)    (397)       (284)    (28)     (312)
  Taxable loans...............................   4,695  (3,108)   1,587      13,286    (432)   12,854
  Tax-exempt loans............................     (30)    (35)     (65)        216      (4)      212
  Federal funds sold and repurchase agreements   2,069    (124)   1,945        (178)   (130)     (308)
  Interest-bearing deposits in other banks....     984      12      996         316     (42)      274
                                               -------- ------- --------    ------- -------- --------
       Total earning assets................... $12,261 $(4,050) $ 8,211    $ 12,267  $ (445)  $11,822
                                               -------- ------- --------    ------- -------- --------
INTEREST-BEARING LIABILITIES:
  Checking deposits...........................  $1,295 $   (33) $ 1,262    $    722  $    31  $   753
  Savings deposits - regular..................     (37)   (280)    (317)       (174)    (144)    (318)
  Savings deposits - money market.............     288     (95)     193         (65)     241      176
  CD's & other time deposits - under $100,000.    (457)   (147)    (604)      1,375     (381)     994
  CD's & other time deposits - $100,000 & over     839    (316)     523       1,281      (18)   1,263
                                               -------- ------- --------    ------- -------- --------
       Total interest-bearing deposits........   1,928    (871)   1,057       3,139     (271)   2,868
       Borrowed funds short-term..............     557     107      664         583      209      792
       Borrowed funds long-term...............     159     (91)      68         509       (1)     508
                                               -------- ------- --------    ------- -------- --------
       Total interest-bearing liabilities.....   2,644    (855)   1,789       4,231      (63)   4,168
                                               -------- ------- --------    ------- -------- --------
       Change in net interest income..........  $9,617 $(3,195) $ 6,422     $ 8,036  $  (382) $ 7,654
                                               ======== ======= ========    =======  ======== =======

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

INTEREST SENSITIVITY
     The primary goals of interest rate risk management are to minimize fluctuations in net interest margin as a percentage of earning assets and to increase the dollars of net interest margin at a growth rate consistent with the growth rate of total assets. These goals are accomplished by balancing the volume of floating-rate liabilities with a similar volume of floating-rate assets, by keeping the average maturity of fixed rate asset and liability contracts reasonably consistent and short, and by routinely adjusting pricing rates to market conditions on a weekly basis.
     The goal of F&M is to generally maintain a position that is to provide flexibility enough to move to an equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, maturities can be extended by selling shorter-term investments and buying longer maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter-term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. F&M reviews the interest sensitivity position of each subsidiary bank at least once a quarter.
     It is F&M's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. F&M considers derivatives as speculative which is contrary to F&M's historical or prospective philosophy. F&M does not hold or issue financial instruments for trading purposes. F&M does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management. Off-balance sheet risks such as commitments to extend credit, standby letters of credit and other items are discussed in Note 18 in the Notes to Consolidated Financial Statements.

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

MARKET RISK MANAGEMENT
     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. F&M's market risk is composed primarily of interest rate risk. F&M's Asset/Liability/Risk Committee ("ALCO") is responsible for reviewing the interest rate sensitivity position of F&M and establishing policies to monitor and limit exposure to interest rate risk. Guidelines established by ALCO are reviewed by F&M's Board of Directors.
     ASSET/LIABILITY/RISK MANAGEMENT: The primary goals of asset/liability/risk management are to maximize net interest income and the net value of F&M's future cash flows within the interest rate risk limits set by ALCO.
     INTEREST RATE RISK MEASUREMENT: Interest rate risk is monitored through the use of three complementary measures: static gap analysis, earnings simulation modeling and net present value estimation. While each of the interest rate risk measurements has limitations, taken together they represent a reasonably comprehensive view of the magnitude of interest rate risk in the Corporation, the distribution of risk along the yield curve, the level of risk through time, and the amount of exposure to changes in certain interest rate relationships.
     STATIC GAP: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap, at year-end 1998 and 1997, was -4.7% and -12.2% of total earning assets, respectively. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.
     Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior which are reviewed at least annually.
     The gap repricing distributions include principal cash flows from residential mortgage loans and mortgage-

      TABLE 3 -- AVERAGE BALANCES, INCOME AND EXPENSE, YIELDS AND RATES (1)

                                                         Twelve Months Ended December 31,
-----------------------------------------------------------------------------------------
                                                                        1998
                                                                                 ANNUAL
                                                              AVERAGE   INCOME/  YIELD/
                                                              BALANCE   EXPENSE   RATE
                                                              -------   -------   ----
ASSETS                                                          (DOLLARS IN THOUSANDS)
Securities:
    Taxable...............................................  $679,856   $41,709     6.13%
    Tax-exempt (1)........................................    24,556     2,046     8.33%
-----------------------------------------------------------------------------------------
        Total securities..................................   704,412    43,755     6.21%

Loans (net of unearned income):

    Taxable...............................................  1,641,288   147,140    8.96%
    Tax-exempt (1)........................................    14,473     1,518    10.49%
-----------------------------------------------------------------------------------------
        Total loans.......................................  1,655,761   148,658    8.98%

Federal funds sold and repurchase agreements..............   121,062     6,120     5.06%
Interest-bearing deposits in other banks..................    31,216     1,521     4.87%
-----------------------------------------------------------------------------------------
        Total earning assets..............................  2,512,451   200,054    7.96%

Less: allowance for loan losses...........................   (22,171)
Total nonearning assets...................................   267,523
                                                          -----------
        Total assets......................................$ 2,757,803
                                                          ===========

LIABILITIES AND SHAREHOLDERS' EQUITY Interest-bearing deposits:
    Checking..............................................$  396,097   $ 8,735     2.21%
    Regular savings.......................................   208,282     5,491     2.64%
    Money market  savings.................................   243,070     7,323     3.01%
    Certificates of deposit:
        Less than $100,000................................   794,970    43,739     5.50%
        $100,000 and more.................................   216,158    11,616     5.37%
-----------------------------------------------------------------------------------------
Total interest-bearing deposits...........................  1,858,577   76,904     4.14%

Short-term borrowings.....................................   101,455     3,825     3.77%

Long-term borrowings......................................    18,469     1,103     5.97%
-----------------------------------------------------------------------------------------
        Total interest-bearing liabilities................  1,978,501   81,832     4.14%

Noninterest-bearing liabilities:

    Demand deposits.......................................   475,272

    Other liabilities.....................................    25,628
                                                          -----------
Total liabilities.........................................  2,479,401
Stockholders' equity......................................    278,402
                                                          -----------
Total liabilities and shareholders` equity................$ 2,757,803
                                                          ===========

Net interest income.......................................             $118,222
                                                                       --------

Interest rate spread......................................                         3.82%

Interest expense as a percent of average earning assets...                         3.26%

Net interest margin.......................................                         4.71%

(1) Income and yields are reported on a taxable-equivalent basis.

                        TWELVE MONTHS ENDED DECEMBER 31,


--------------------------------------------------------------------------------------
            1997                                                       1996
                      ANNUAL                                                    ANNUAL
   AVERAGE  INCOME/   YIELD/                                 AVERAGE   INCOME/  YIELD/
   BALANCE  EXPENSE    RATE                                  BALANCE   EXPENSE   RATE
   -------  -------    ----                                  -------   -------   ----
    (DOLLARS IN THOUSANDS)                                     (DOLLARS IN THOUSANDS)

 $601,166  $ 37,564    6.25%                                $618,136   $38,462    6.22%
   28,320     2,443    8.63%                                  31,605     2,755    8.72%
---------------------------------------------------------------------------------------
  629,486    40,007    6.36%                                 649,741    41,217    6.34%



 1,586,410    145,553    9.17%                             1,441,886   132,699    9.20%
    14,754      1,583   10.73%                                12,739     1,371   10.76%
----------------------------------------------------------------------------------------
 1,601,164    147,136    9.19%                             1,454,625   134,070    9.22%

    80,006      4,175    5.22%                                83,394     4,483    5.38%
    11,024        525    4.76%                                 4,094       251    6.13%
----------------------------------------------------------------------------------------
 2,321,680    191,843    8.26%                             2,191,854   180,021    8.21%

   (19,647)                                                  (19,413)
   241,661                                                   218,198
----------                                               -----------
$2,543,694                                               $ 2,390,639
==========                                               ===========

  $336,906   $  7,473    2.22%                              $304,314   $ 6,720    2.21%
   209,567      5,808    2.77%                               216,008     6,126    2.84%
   233,777      7,130    3.05%                               235,923     6,954    2.95%

   804,029     44,343    5.52%                               778,793    43,349    5.57%
   200,749     11,093    5.53%                               177,359     9,830    5.54%
----------------------------------------------------------------------------------------
 1,785,028     75,847    4.25%                             1,712,397    72,979    4.26%

    86,697      3,161    3.65%                                70,390     2,369    3.37%

    15,198      1,035    6.81%                                 7,725       527    6.82%
---------------------------------------------------------------------------------------
 1,886,923     80,043    4.24%                             1,790,512    75,875    4.24%

   383,672                                                   339,827

    20,209                                                    19,283
----------                                               -----------
 2,290,804                                                 2,149,622
   252,890                                                   241,017
----------                                               -----------
$2,543,694                                               $ 2,390,639
==========                                               ===========
             $111,800                                                 $104,146
             --------                                                 --------
                         4.02%                                                    3.97%

                         3.45%                                                    3.46%

                         4.82%                                                    4.75%

backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.
     EARNINGS SIMULATION: The earnings simulation model forecasts one year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.
     The most recent earnings simulation model projects net income would decrease by approximately 8.1% of stable-rate net income if rates immediately fall by two hundred basis points over the next year. It projects an increase of approximately 7.3% if rates rise immediately by two hundred basis points. Management believes this reflects a liability-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.
     This dynamic simulation model includes assumptions about how the balance sheet is likely to evolve through time, in different interest rate environments. Loan and deposit growth rate assumptions are derived from historical analysis and management's outlook, as are the assumptions used to project yields and rates for new loans and deposits. All maturities, calls and prepayments in the securities portfolio are assumed to be reinvested in like instruments. Mortgage loan prepayment assumptions are developed from industry median estimates of prepayment speeds for portfolios with similar coupon ranges and seasoning. Noncontractual deposit growth rates and pricing are assumed to follow historical patterns. The sensitivities of key assumptions are analyzed at least annually and reviewed by ALCO.
     NET PRESENT VALUE: The Net Present Value ("NPV") of the balance sheet, at a point in time, is defined as the discounted present value of asset cash flows minus the discounted value of liability cash flows. Interest rate risk analysis using NPV involves changing the interest rates used in determining the cash flows and in discounting the cash flows. The resulting percentage change in NPV is an indication of the longer term repricing risk and options risk embedded in the balance sheet.
     At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 5.1%. Additionally, NPV is projected to increase by 2.2% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a .1% chance of occurrence.
     As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.
     Summary information about interest-rate risk measures are presented below.

                     TABLE 4 -- INTEREST-RATE RISK MEASUREs

                                                 YEAR-END      YEAR-END
                                                   1998          1997
                                                -----------  ----------
     Static 1-Year Cumulative Gap..................  -4.7%      -12.2%
     1-Year Net Income Simulation Projection
       -200 bp Shock vs Stable Rate................  -8.1%       -3.2%
       +200 bp Shock vs Stable Rate................   7.3%        2.7%
     Static Net Present Value Change
       -200 bp Shock vs Stable Rate................   2.2%        5.0%
       +200 bp Shock vs Stable Rate................  -5.1%       -7.8%

     Due to borrowers' preferences for floating-rate loans and depositors' preferences for fixed-rate deposits, F&M's balance sheet tends to move toward less liability sensitivity with the passage of time. The earnings simulation model indicates that if all prepayments, calls and maturities of the securities portfolios expected over the next year were to remain uninvested, then the current liability sensitivity position would be lessened. Purchases of fixed-rate securities have been made to offset the natural tendency toward a less liability sensitive interest rate risk position.
     Management expects interest rates will decline less than 1% during 1999 and believes that the current modest level of liability sensitivity is appropriate.

NONINTEREST INCOME

     Noninterest income for 1998 increased $7.9 million, or 25.6%, over the same period in 1997. Trust Company income increased $306 thousand or 13.1% from $2.3 million for 1997 to $2.6 million for 1998 as a result of increased fiduciary activities and the settlement of estates. Service charges on deposit accounts, the largest single item of noninterest income, increased $2.3 million for 1998, up 21.5% over the comparable period a year ago as a result of adding additional services and improving existing deposit services. Credit card fees increased to $4.2 million for 1998 as compared to $3.7 million for 1997 as a result of increased card loan volume. Fees for other customer services were $3.3 million for 1998, which increased $749 thousand or 29.5% from 1997 as a result of increased marketing of current services and providing new services for customers. Insurance commissions increased $5.2 million or 161.8% from $3.2 million in 1997 to $8.4 million in 1998 as a result of acquiring Shomo & Lineweaver Insurance and J V Arthur Inc., two full service insurance companies. Gains on sale of securities were $2.4 million for 1998 as compared to $4.2 million for 1997. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1997 and to a lesser extent in 1998, F&M took advantage of significant stock market gains in other corporate stock and securities held by the corporation. Other operating income increased to $4.8 million in 1998, up $619 thousand or 14.8% over 1997. The increase in other operating income was the result of increased charges for various nondeposit related fees such as checkbook sales, foreign ATM fees, safe deposit box fees, and loan documentation fees.

     In 1997, noninterest income increased $6.8 million or 28.6% from $23.9 million in 1996 to $30.8 million. Trust Company income increased $139 thousand or 6.3% from $2.2 million for 1996 to $2.3 million for 1997 as a result of additional and increased fiduciary activities. Service charges on deposit accounts were $10.6 million for 1997, up 10.0% over the previous year. Credit card fees were $3.7 million and $3.4 million for 1997 and 1996, up $251 thousand as a result of increased card lending activities. Fees for other customer services were $2.5 million for 1997, which increased $471 thousand or 22.8% from 1996 as a result of a reduction in loan refinancing activity. Insurance commissions increased $982 thousand or 44.1% from $2.2 million in 1996 to $3.2 million in 1997 as a result of acquiring Shomo & Lineweaver Insurance Company. Gains on sale of securities were $4.2 million for 1997 as compared to $314 thousand for 1996. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. Interest rates were rising in 1996 reducing the appeal to reposition securities, therefore, security gains were smaller in 1996 than in 1997.

                          TABLE 5 -- NONINTEREST INCOME

                                                     YEAR ENDED DECEMBER 31,
                                                  ---------------------------
                                                    1998      1997     1996
                                                  --------  -------  --------
                                                     (DOLLARS IN THOUSANDS)
Commissions and fees from fiduciary activities..  $  2,641  $ 2,335   $ 2,196
Service charges on deposit accounts.............    12,895   10,612     9,645
Credit card fees................................     4,193    3,652     3,401
Fees for other customer services................     3,287    2,537     2,066
Insurance commission income.....................     8,397    3,208     2,226
Other operating income..........................     4,796    4,177     4,068
                                                  --------  -------  --------
        Noninterest income......................    36,209   26,521    23,602
Profits on securities available for sale........     2,425    4,217       312
Investment securities gains, net................         3       16         2
                                                  --------  -------  --------
        Total noninterest income................  $ 38,637  $30,754   $23,916
                                                  ========  =======  ========

NONINTEREST EXPENSE

     Total noninterest expense increased $8.9 million or 10.4%, from $86.2 million in 1997 to $95.1 million in 1998. Salaries and employee benefits increased $6.5 million or 14.0%, net occupancy expense including furniture and equipment expense increased $577 thousand or 4.1%, credit card expense increased $147 thousand or 5.7% and other operating expense increased $1.7 million or 7.4%. Growth in 1998 noninterest expense is attributable to branch bank expansion and costs associated with handling asset and liability growth.
     For 1997, noninterest expense increased by $8.5 million, or 10.9%, from $77.7 million in 1996 to $86.2 million in 1997. This increase was primarily due to a $5.4 million, or 13.2% increase in salary and employee benefits, a $1.3 million or 10.1% increase in net occupancy expense including furniture and equipment expense and a $332 thousand, or 14.9% increase in credit card expense. Other operating expenses also increased $1.4 million or 6.6% in 1997. The primary reason for the increases in noninterest expense was costs associated with acquiring and opening new bank offices and remodeling other banking offices. Credit card expenses increased as a result of higher card lending activity coupled with a computer conversion. Other operating expenses increased as a result of professional fees associated with acquiring new banks and training and conversion costs associated with converting to a new consolidated data processing system.

                          TABLE 6 -- NONINTEREST EXPENSE

                                                    YEAR ENDED DECEMBER 31,
                                                 ---------------------------
                                                   1998      1997     1996
                                                 --------  -------  --------
                                                    (DOLLARS IN THOUSANDS)
    Salaries and employee benefits.............  $ 52,997  $46,509   $41,073
    Net occupancy expense of premises..........     8,190    7,378     6,696
    Furniture and equipment expense............     6,318    6,553     5,961
    Deposit insurance..........................       291      255       209
    Credit card expense........................     2,710    2,563     2,231
    Other operating expenses...................    24,601   22,921    21,537
                                                 --------  -------  --------
           Total...............................  $ 95,107  $86,179   $77,707
                                                 ========  =======  ========

INCOME TAXES

     Income tax expense at December 31, 1998 was $19.1 million, up from $16.4 million for 1997 and up from $15.9 million for 1996. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 35% and state income taxes levied by West Virginia and Maryland. This corresponds to an effective tax rate of 34.3%, 33.2% and 34.0% for the three years ended December 31, 1998, 1997 and 1996, respectively. Note 16 to the Consolidated Financial Statements provide a reconciliation between income tax expense computed using the federal statutory income tax rate and F&M's actual income tax expense. Also included in Note 16 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

LOAN PORTFOLIO
     Loans, net of unearned income, increased to $1.693 billion at December 31, 1998, up $44 million or 2.7% from $1.649 billion at year-end 1997 and up $121 million or 7.9% from $1.528 billion at year end 1996. The loan activity increase for 1998 is indicative of a highly competitive market coupled with an expanding economy. All of F&M's subsidiary banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the subsidiary banks' respective market regions. Four of F&M's subsidiary banks, F&M Bank-Massanutten, F&M Bank-West Virginia, F&M Bank-Emporia and F&M Bank-Peoples emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Northern Virginia, F&M Bank-Central Virginia and F&M Bank-Allegiance are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.
     Approximately 16.6% of F&M's loan portfolio at December 31, 1998 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. F&M's subsidiary banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although F&M's subsidiary banks typically look to the borrower's cash flow as the principal source of repayment for such loans, many of the loans within this category are secured by assets, such as real property, accounts receivable, inventory and equipment. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the businesses. F&M's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.
     F&M's residential real estate loan portfolio (including home equity lines) was 65.2% of total loans at December 31, 1998. The residential mortgage loans made by F&M's subsidiary banks and F&M Mortgage Services are made only for single family, owner-occupied residences within their respective market regions. Residential mortgage loans offered by F&M's subsidiaries are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan.
     F&M Mortgage Services, F&M Bank-Northern Virginia and F&M Bank-Peoples sell into the secondary market permanent residential mortgage loans that conform to GNMA and FNMA underwriting guidelines. These F&M subsidiaries purchase government insured 1-4 family FHA and VA loans and resell them immediately in package form. At December 31, 1998, F&M Mortgage Services had $28.2 million in loans that it had committed to purchase, but had not settled upon.
     F&M's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1998, construction loans were $101.7 million or 6.0% of the total loan portfolio. Generally, all construction loans are made to finance owner-occupied properties with permanent financing commitments in place. F&M's subsidiary banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced charge-offs involving residential construction loans since 1993 of less than one half of 1%.
     Consumer loans were 12.2% of F&M's total loan portfolio at December 31, 1998. F&M subsidiary banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in each of F&M's subsidiary banks' respective market regions.
     Loans secured by real estate consist of a diverse portfolio of predominantly single family residential loans, which at December 31, 1998 comprised 65.2% of the loan portfolio. Loans secured by commercial real estate comprised 16.6% of the loan portfolio at December 31, 1998 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (29.0%) (shown in Table 7 under the category of "Non-farm, non-residential"), multifamily loans (1.8%) and agricultural loans (0.9%). F&M attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. F&M has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 6.0% of total loans outstanding at December 31, 1998. F&M's net charge-off rate for all loans secured by real estate was 0.07% of period end loans. This is consistent with 1997 when the charge-off rate for all loans secured by real estate was 0.06% of period end loans outstanding. F&M's consumer loan portfolio, its second largest loan category, consists principally of personal loans.
     Consistent with its focus on providing community-based financial services, F&M generally does not make loans outside its principal market regions. F&M does not engage in foreign lending activities, consequently, the loan portfolio is not exposed to risk from foreign credits. F&M maintains a policy not to originate or purchase loans classified by regulators as highly leveraged transactions or loans to foreign entities or individuals.
     F&M's unfunded loan commitments amounted to $384.5 million at December 31, 1998, compared to $339.4 million at December 31, 1997. This decrease in unfunded loan commitments is due to review by management of available lines and reducing excessive lines.
     On December 31, 1998, F&M had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $490.7 million and 1-4 family residential mortgage loans of $509.0 million which were in excess of 10 percent of the total loan portfolio. Because of the nature of F&M's market, loan collateral is predominately real estate related.
     A number of economic factors in conjunction with loan activity in 1998 suggest that loan growth in 1999 should continue at a slow pace. At present there is an inverse relationship with short-term rates being higher than long-term rates. Interest rates in 1998 were below the floors they reached in 1997 and were attractive to borrowers. New home construction is slowing, but home sales remain strong due to attractive market rates. Auto sales were up in 1998, and the forecast is for it to be steady in 1999. The economy is continuing to create new jobs and absorb the unemployment that was created during the recession and business restructuring in 1997 and 1996. Reports suggest that borrowers are showing a mixed degree of confidence in the economy. These factors resulted in a declining loan growth trend in 1998 and this trend is expected to continue in 1999.

                                   TABLE 7 -- LOAN PORTFOLIO

                                                                  DECEMBER 31,
                                           -----------------------------------------------------------
                                              1998         1997       1996         1995       1994
                                           ----------  ----------- ----------- ----------- -----------
                                                              (DOLLARS IN THOUSANDS)
Commercial, financial and agricultural....  $ 280,714   $ 275,678   $ 238,490   $ 198,219   $ 191,480
Real estate construction..................    101,715      95,310      78,063      67,818      61,912
Real estate mortgage:
    Residential (1-4 family)..............    508,966     509,204     475,374     432,422     406,855
    Home equity lines.....................     59,507      68,991      69,011      70,275      70,852
    Multifamily...........................     30,060      32,860      34,614      27,530      27,800
    Non-farm, non-residential (1).........    490,682     471,352     442,186     399,361     345,079
    Agricultural..........................     15,297      18,516      19,199      17,576      17,511
                                           ----------  ----------- ----------- ----------- -----------
    Real estate subtotal..................  1,104,512   1,100,923   1,040,384     947,164     868,097
Loans to individuals:
    Consumer..............................    187,762     157,457     153,179     148,210     155,554
    Credit card...........................     21,074      23,047      23,389      23,043      19,362
                                           ----------  ----------- ----------- ----------- -----------
    Loans to individuals subtotal.........    208,836     180,504     176,568     171,253     174,916
        Total loans.......................  1,695,777   1,652,415   1,533,505   1,384,454   1,296,405
Less unearned income......................     (2,736)     (3,661)     (5,719)     (6,676)     (6,286)
                                           ----------  ----------- ----------- ----------- -----------
Loans-- net of unearned income............  $1,693,041  $1,648,754  $1,527,786  $1,377,778  $1,290,119
                                           ==========  =========== =========== =========== ===========

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

                     REMAINING MATURITIES OF SELECTED LOANS

                                                DECEMBER 31, 1998
                                             ---------------------
                                             COMMERCIAL,
                                             FINANCIAL AND  REAL ESTATE-
                                             AGRICULTURAL   CONSTRUCTION
                                             -------------  -------------
                                               (DOLLARS IN THOUSANDS)
        Within 1 year.....................     $ 150,586   $  71,071
                                               ---------   ---------
        Variable Rate:
            1 to 5 years..................        25,949       4,768
            After 5 years.................        11,439       7,279
                                               ---------   ---------
            Total.........................     $  37,388   $  12,047
                                               ---------   ---------
        Fixed Rate:
            1 to 5 years..................        80,883      11,609
            After 5 years.................        11,857       6,988
                                               ---------   ---------
            Total.........................     $  92,740   $  18,597
                                               ---------   ---------
            Total Maturities..............     $ 280,714   $ 101,715
                                               =========   =========

ASSET QUALITY
     ALLOWANCE FOR LOAN LOSSES. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each of F&M's subsidiary banks. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Each of F&M's subsidiary banks has a formal loan review function which consists of a committee of bank officers that regularly reviews loans and assigns a classification based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each of F&M's subsidiary bank's loan portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each of F&M's subsidiary bank's loan portfolio. In addition, all lending relationships involving an adversely classified loan are reviewed. The review team has the authority to classify any loan it determines is not satisfactorily classified within F&M's grading system. All classified loans are reviewed at least quarterly by F&M's senior officers and by the subsidiary banks' board of directors. All past due and nonaccrual loans are reviewed monthly by the subsidiary banks' board of directors. As a matter of policy, F&M's subsidiary banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Although the ratio of the allowance to total loans and nonaccrual loans may be less than its peers, F&M believes the ratio to be adequate based on this loan risk review analysis.
     Nonperforming loans decreased $8.4 million from $20.0 million at year-end 1997 to $11.5 million at year-end 1998. In keeping with F&M's conservative philosophy, the amount provided for the provision for loan losses was $5.0 million after careful analysis of possible losses in the loan portfolio. In 1997, the provision was $5.8 million to make additional provision for one commercial customer. The nature of loan quality in the portfolio and improved underwriting standards in 1996 allowed F&M to maintain a lower allowance for loan losses for that year. The ratio of allowance for loan losses to period end loans, net for 1998, 1997 and 1996 was 1.30%, 1.32% and 1.25%, respectively. In 1998, F&M included in its loan portfolio $39.0 million loans composed of SBA, FHA and VA residential housing loans that were guaranteed by the U.S. government. If these guaranteed loans were excluded from total average loans for 1998, the ratio of allowance for loan losses to period end loans, net would be 1.36%. In 1998, 1997 and 1996, the ratio of allowance for loan losses to nonaccrual loans were 201.1%, 111.5% and 158.0%, respectively, which is an indication that the allowance is adequate with respect to nonaccrual loans.
     The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. F&M's subsidiary banks are examined at different times, but the Virginia Bureau of Financial Institutions examined all Virginia banking subsidiaries, the West Virginia Division of Banking examined the West Virginia bank subsidiary and the Federal Reserve Bank of Baltimore examined the Maryland bank subsidiary during 1998. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.
     F&M maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 8 shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.

               TABLE 8 -- ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                   1998                      1997                      1996                      1995
                         ------------------------  ------------------------  -----------------------   -----------------------
                                     PERCENT OF                PERCENT OF               PERCENT OF                 PERCENT OF
                                   LOANS IN EACH             LOANS IN EACH             LOANS IN EACH             LOANS IN EACH
                                    CATEGORY TO               CATEGORY TO               CATEGORY TO               CATEGORY TO
                         ALLOWANCE  TOTAL LOANS    ALLOWANCE  TOTAL LOANS    ALLOWANCE  TOTAL LOANS    ALLOWANCE  TOTAL LOANS
                         ---------  -----------    ---------  -----------    ---------  -----------    ---------  -----------
December 31:                                                                 (DOLLARS IN THOUSANDS)
    Commercial, financial
      and agriculture....  $9,060       16.6%        $8,959      16.7%        $6,677       15.6%        $6,752       14.4%
    Real estate-
      construction.......     779        6.0            770       5.8            763        4.6            750        4.9
    Real estate-mortgage    7,210       65.2          7,129      66.6          6,944       68.0          7,022       68.7
    Consumer.............   4,887       12.2          4,832      10.9          4,693       11.8          4,768       12.0
                          -------      -----        -------     -----        -------      -----        -------      -----
                          $21,936      100.0%       $21,690     100.0%       $19,077      100.0%       $19,292      100.0%
                          =======      =====        =======     =====        =======      =====        =======      =====

                                   1994
                         ----------------------
                                     PERCENT OF
                                   LOANS IN EACH
                                    CATEGORY TO
                         ALLOWANCE  TOTAL LOANS
                         ---------  -----------
December 31:
    Commercial, financial
      and agriculture....  $6,653      14.8%
    Real estate-
      construction.......     748       4.8
    Real estate-mortgage    6,803      67.3
    Consumer...........     4,485      13.1
                          -------     -----
                          $18,689     100.0%
                          =======     =====

     F&M provided $5.0 million, $5.8 million and $2.1 million for provision for loan losses for the years 1998, 1997 and 1996, respectively. These charges to the provision represent management's decision to provide an amount necessary to achieve a level in the allowance for loan losses to adequately cover possible losses to the portfolio.
     F&M's net charge-offs increased in 1998 to $4.7 million, higher than the 1997 level of $3.2 million and higher than 1996 net charge-offs of $2.4 million. The higher net charge-offs in 1998 was due to a few customers inability to manage their finances and the settlement of a bankruptcy attributable to one large commercial customer. Commercial, financial and agricultural loans represented the highest category of net charge-offs in 1998 of $2.0 million compared to $163 thousand in 1997. Loans to individuals made up of consumer and credit card loans represented the second highest category of net charge-offs in 1998 of $1.5 million as compared to $1.9 million in 1997. In 1998 and 1997, personal bankruptcies and credit card losses contributed largely to the charge-offs in the loans to individuals category. Net charge-offs to average loans was 0.28%, 0.20% and 0.16% for the years 1998, 1997 and 1996, respectively.

                             TABLE 9 -- ALLOWANCE FOR LOAN LOSSES

                                                                      DECEMBER 31,
                                                   ---------------------------------------------------
                                                     1998      1997       1996       1995       1994
                                                  --------    -------   --------   --------   -------
                                                                 (DOLLARS IN THOUSANDS)
Balance, beginning of period.....................  $21,690    $19,077   $ 19,292   $18,689  $  17,073
    Loans charged-off:
        Commercial, financial and agriculture....    2,152        896      1,442       690      1,311
        Real estate construction.................       57        171         20        74         45
        Real estate mortgage:
            Residential (1-4 family).............      478        382        142       583        280
            Home equity lines....................       13         --         27        --         14
            Multifamily..........................       --         --         45        --         --
            Non-farm, non-residential (1)........      911        265         81        95         --
            Agricultural.........................       15        400         --        --         --
                                                  --------    -------   --------   --------   -------
                    Real estate subtotal.........    1,417      1,047        295       678        294
    Consumer.....................................    1,215      1,199        715     1,156        692
    Credit card..................................      630      1,000        541       348        152
                                                  --------    -------   --------   --------   -------
                    Loans to individuals subtotal    1,845      2,199      1,256     1,504        844
                    Total loans charged-off......    5,471      4,313      3,013     2,946      2,494
    Recoveries:
        Commercial, financial and agriculture....      148        733        232       712        837
        Real estate construction.................       30         --         --        --         --
        Real estate mortgage:
            Residential (1-4 family).............       32         24        119        68        125
            Home equity lines....................       --         --         --        56         22
            Multifamily..........................       --         --          3        --         --
            Non-farm, non-residential (1)........       89         36         37        19         4
            Agricultural.........................      120         --         --        --         --
                                                  --------    -------   --------   --------   -------
                    Real estate subtotal.........      241         60        159       143        151
    Loans to individuals:
        Consumer.................................      232        277        238       286        324
        Credit card..............................      103         54         28        13         12
                                                  --------    -------   --------   --------   -------
                    Loans to individuals subtotal      335        331        266       299        336
                    Total recoveries.............      754      1,124        657     1,154      1,324
                                                  --------    -------   --------   --------   -------
Net charge-offs..................................    4,717      3,189      2,356     1,792      1,170
Provision for loan losses........................    4,963      5,802      2,141     2,395      2,786
                                                  --------    -------   --------   --------   -------
Balance, end of period...........................  $21,936    $21,690   $ 19,077   $19,292  $  18,689
                                                  ========    =======   ========   ========   =======
Ratio of allowance for loan losses to loans
  outstanding at end of period...................     1.30%      1.32%      1.25%    1.40%      1.45%
Ratio of net charge-offs to average loans
  outstanding during period......................     0.28%      0.20%      0.16%    0.14%      0.09%

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

     The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1998, 1997 and 1996 was $804 thousand, $216 thousand and $769 thousand, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $1.1 million in 1998, $1.7 million in 1997 and $1.5 million in 1996.
     NONPERFORMING ASSETS. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, were $27.0 million, $35.6 million, and $26.6 million at year-end 1998, 1997 and 1996, respectively. The decrease in nonperforming assets in 1998 was due to a reduction in nonaccrual loans. F&M management exerts great effort to identify deteriorating assets early in the business cycle to ensure that prompt action is taken while working toward final resolution of all nonperforming assets.
     Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1998 were $11.5 million, or 0.7% of total loans, down from $20.0 million, or 1.2% of total loans at December 31, 1997 and down from $12.3 million, or 0.8% of total loans, at December 31, 1996. Nonperforming loans at year-end 1998 were composed of $7.7 million secured by real estate, $3.2 million commercial and industrial loans and loans to individuals for household, family, and other personal expenditures amounting to $591 thousand. Nonperforming loans that were guaranteed by the U.S. government were $907 thousand in 1998.

     Nonperforming loans are those loans where, in the opinion of management, the full collection of principal or interest is unlikely. Nonperforming loans decreased 42.3% during 1998, while they increased 61.9% in 1997. The increase in nonperforming loans in 1997 was primarily due to the inclusion of loans made to one commercial customer for $6.6 million. In 1998, the customer filed for bankruptcy and was liquidated. The amount provided in the reserve for loan losses was more than adequate to absorb the loss.
     The recorded investment in certain loans that were considered to be impaired was $11.0 million at year-end 1998 as compared to $14.5 million at year-end 1997, of which $7.3 million was classified as nonperforming. Included in 1998, impaired loans are $7.2 million secured by commercial real estate. All impaired loans at year-end 1998 and 1997 had a related valuation allowance totaling $2.3 million and $4.0 million. The average recorded investment in certain impaired loans for the years ended December 31, 1998 and December 31, 1997 was approximately $13.9 million and $10.2 million, respectively. For the years 1998 and 1997, interest income recognized on impaired loans totaled $804 thousand and $216 thousand, all of which was recognized on a cash basis.
     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $3.5 million and $6.4 million at December 31, 1998 and 1997, respectively. If interest on these loans had been accrued, such income would have approximated $482 thousand and $320 thousand for 1998 and 1997, respectively.
     Foreclosed properties consists of 30 parcels of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. In 1995, F&M acquired through foreclosure approximately 1,000 acres of real estate located in Jefferson County, West Virginia, valued in excess of $4 million. F&M is marketing this property and will dispose of it as expediently as possible. At December 31, 1997, F&M had $13.2 million in foreclosed property upon which it does not anticipate incurring any material loss on the final disposition.

                               TABLE 10 -- NONPERFORMING ASSETS

                                                                   DECEMBER 31,
                                            -----------------------------------------------------------
                                               1998         1997        1996         1995       1994
                                            ----------  ----------- ----------- ----------- -----------
                                                              (DOLLARS IN THOUSANDS)
Nonaccrual loans..........................   $  10,907    $  19,452    $  12,077   $  14,657   $  20,816
Restructured loans........................         625          523          259         487         731
Foreclosed property.......................      15,401       15,663       14,243      16,668      16,804
                                            ----------   ----------- ----------- ----------- -----------
        Total nonperforming assets.........  $  26,933    $  35,638    $  26,579   $  31,812   $  38,351
                                             ==========  =========== =========== =========== ===========

Loans past due 90 days accruing interest..   $   1,990    $   2,930    $   4,785   $   3,828   $   2,158
Allowance for loan losses to period end loans     1.30%        1.32%       1.25%       1.40%       1.45%
Allowance for loan losses to nonaccrual loans   201.12%      111.51%     157.96%     131.62%      89.78%
Nonperforming assets to period end loans and
  foreclosed properties...................        1.58%        2.14%       1.72%       2.31%       2.93%
Net charge-offs to average loans..........        0.28%        0.20%       0.16%       0.14%       0.09%

The loss of income associated with nonperforming loans at December 31 were:

                                                                   DECEMBER 31,
                                            -----------------------------------------------------------
                                               1998         1997       1996         1995       1994
                                            ----------  ----------- ----------- ----------- -----------
                                                              (DOLLARS IN THOUSANDS)
Income that would have been recorded in
  accordance with original terms:
    Nonaccrual loans and restructured loans  $   1,112   $   1,680   $   1,549   $   1,343   $   1,444
Income actually recorded:
    Nonaccrual and restructured loans......        804         216         769         229         159

     On December 31, 1998, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.
     Loans are placed on nonaccrual status when collection of interest and principal is doubtful, generally when loans become 90 days past due. There are three negative implications for earnings when a loan is placed on nonaccrual status. First, all interest accrued but unpaid at the date the loan is placed on nonaccrual status is either deducted from interest income or written off as a loss. Second, accruals of interest are discontinued until it becomes certain that both principal and interest can be repaid. Third, there may be actual losses which necessitate additional provisions for loan losses be charged against earnings.
     At December 31, 1998, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $2.0 million, compared to $2.9 million and $4.8 million at year end 1997 and 1996, respectively.

     POTENTIAL PROBLEM LOANS. At December 31, 1998, potential problem loans were approximately $14.5 million, including 4 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $3.6 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1998 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.
     Although trends for credit quality factors, such as loan losses and non-performing assets, continue to improve, it is likely that F&M will continue modest provisions for loan losses in 1999. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.
     Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 1999 should not be materially greater than those in 1998. At such relatively low levels of loan losses as were experienced in 1998, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 1999 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 1999. F&M will maintain and follow its policies and practices intended to minimize future credit losses.

SECURITIES
     The book value of the securities portfolio was $771.7 million at December 31, 1998, compared to $661.2 million at December 31, 1997. The securities portfolio increased $110.5 million in 1998 over 1997, which followed an increase of $31.7 million in 1997 over 1996. Investment in U.S. Government securities increased $116.4 million, or 19.0%, for the year 1998. For the year 1997, U.S. Government securities increased $37.9 million, or 6.6%. Investment in states and political subdivisions remained at relatively low levels. F&M has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits that they have had in prior years.
     The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and F&M has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.
     Financial Accounting Standards Board Pronouncement No. 115 effective January 1, 1994, required F&M to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1998 was $372.5 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a line in Shareholders' Equity as unrealized gain of $6.0 million and $2.2 million at December 31, 1998 and December 31, 1997, respectively. Investment rates have decreased in 1998 and 1997, thereby, causing currently held bond portfolio market values to increase. In 1996, the decline in market yields was due to interest rate fluctuations only and not a result of re-ratings or down grading of securities.
     It is F&M's policy not to engage in activities considered to be derivative in nature such as futures, option contracts, swaps, caps, floors, collars or forward commitments. F&M considers derivatives as speculative which is contrary to F&M's historical or prospective philosophy. F&M does not hold or issue financial instruments for trading purposes. F&M does hold in its loan and security portfolio investments that adjust or float according to changes in the "prime" lending rate which is not considered speculative, but necessary for good asset/liability management. Off-balance sheet risks such as commitments to extend credit, standby letters of credit, and other items are discussed in Note 18 in the Notes to Consolidated Financial Statements.

       TABLE 11 -- INVESTMENT PORTFOLIO AND SECURITIES AVAILABLE FOR SALE

     The carrying value of investment securities at the dates indicated was:

                                                               DECEMBER 31,
                                                       ---------------------------
                                                         1998      1997     1996
                                                       --------  -------  --------
                                                          (DOLLARS IN THOUSANDS)

     U.S. Government securities......................  $375,378 $375,858  $301,630
     States and political subdivisions...............    22,860   29,273    30,350
     Other securities and corporate securities.......       970    1,576     1,881
                                                       --------  -------  --------
             Total investment securities.............  $399,208 $406,707  $333,861
                                                       ========  =======  ========

     The carrying value of securities available for sale at the dates indicated was:

                                                                DECEMBER 31,
                                                       ---------------------------
                                                         1998      1997     1996
                                                       --------  -------  --------
                                                          (DOLLARS IN THOUSANDS)

     U.S. Government securities......................  $354,155  $237,285  $273,591
     States and political subdivisions...............     1,179    1,846     2,697
     Other securities and corporate securities.......    17,147   15,335    19,355
                                                       --------  -------  --------
             Total securities available for sale.....  $372,481  $254,466  $295,643
                                                       ========  =======  ========

                  TABLE 12 -- MATURITY DISTRIBUTION AND YIELDS OF SECURITIES
                                      DECEMBER 31, 1998
                                   TAXABLE-EQUIVALENT BASIS


                                                                 DUE AFTER 1            DUE AFTER 5
                                     DUE IN 1 YEAR                THROUGH 5              THROUGH 10
                                        OR LESS                     YEARS                   YEARS
                                --------------------     ---------------------     --------------------
                                  AMOUNT       YIELD         AMOUNT      YIELD       AMOUNT       YIELD
                                  ------       -----         ------      -----       ------       -----
                                                                             (DOLLARS IN THOUSANDS)
Securities held for investment:
    U.S. Government securities  $   32,645     6.19%     $   266,318     5.98%     $   69,360     6.61%
  Other taxable securities             200     9.75%             512     7.90%            258     5.70%
                                  --------     ----         --------     ----      ----------     ----
      Total taxable.....            32,845     6.21%         266,830     5.98%         69,618     6.61%
  Tax-exempt securities (1)          2,867     7.23%          11,862     7.43%          6,253     7.82%
                                  --------     ----         --------     ----      ----------     ----
      Total ............           $35,712     6.29%        $278,692     6.05%     $   75,871     6.71%
                                  --------     ----         --------     ----      ----------     ----
Securities held for sale:
  U.S. Government securities    $   79,238     6.12%     $   129,079     6.12%     $   85,924     6.25%
  Other taxable securities             450     8.00%              --     0.00%             --     0.00%
                                  --------     ----         --------     ----      ----------     ----
      Total taxable.....           $79,688     6.13%         129,079     6.12%         85,924     6.25%
                                  --------     ----         --------     ----      ----------     ----
  Tax-exempt securities (1)             --     0.00%              --     0.00%          1,179     6.59%
      Total.............           $79,688     6.13%        $129,079     6.12%     $   87,103     6.25%
                                  --------     ----         --------     ----      ----------     ----
Total securities........          $115,400     6.18%        $407,771     6.07%     $  162,974     6.47%
                                  ========     ====         ========     ====      ==========     ====

                                     DUE AFTER 10
                                       YEARS AND
                                   EQUITY SECURITIES           TOTAL
                                  -------------------  -------------------
                                   AMOUNT       YIELD    AMOUNT      YIELD
                                   ------       -----    ------      -----

Securities held for investment:
    U.S. Government securities    $   7,055     7.40%   $375,378     6.09%
  Other taxable securities               --     0.00%        970     7.71%
                                  ---------     ----    --------     ----
      Total taxable.....              7,055     7.40%    376,348     6.09%
  Tax-exempt securities (1)           1,878     8.41%     22,860     7.60%
                                  ---------     ----    --------     ----
      Total ............          $   8,933     7.61%   $399,208     6.18%
                                  ---------     ----    --------     ----
Securities held for sale:
  U.S. Government securities      $  59,914     6.65%   $354,155     6.23%
  Other taxable securities           16,697     6.12%     17,147     6.17%
                                  ---------     ----    --------     ----
      Total taxable.....             76,611     6.53%    371,302     6.23%
                                  ---------     ----    --------     ----
  Tax-exempt securities (1)              --     0.00%      1,179     6.59%
      Total.............          $  76,611     6.53%   $372,481     6.23%
                                  ---------     ----    --------     ----
Total securities........          $  85,544     6.65%   $771,689     6.20%
                                  =========     ====    ========     ====

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

     See Note 2 to the Consolidated Financial Statements as of December 31, 1998 for an analysis of gross unrealized gains and losses in the securities portfolio.

DEPOSITS
     F&M has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for F&M's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.
     Deposits at December 31, 1998 increased $160.6 million or 7.1% to $2.436 billion from $2.275 billion at year-end 1997. Non-interest bearing demand deposits increased $99.0 million or 22.7% from $437.2 million in 1997 to $536.2 million in 1998. Interest bearing deposits increased $61.6 million or 3.4% to $1.900 billion in 1998. In 1998, savings deposits including interest checking increased $76.6 million or 13.3% to $651.1 million, while money market deposits increased $10.2 million. Certificates of deposit over $100,000 experienced a $26.6 million or 12.4% increase in deposits. Certificates of deposit under $100,000 declined $51.8 million or 6.4% from $812.6 million at year-end 1997 to $760.8 million at year-end 1998. Depositors have pooled funds in liquid deposits such a non-interest bearing deposits and savings in order to have the flexibility to move balances into investments that yield a higher rate of return.
     F&M does not have any other time deposits, other than certificates of deposits, that are over $100,000.
     Deposits at December 31, 1997 grew $172.4 million or 8.2% to $2.275 billion from $2.102 billion at year-end 1997. Non-interest bearing demand deposits increased $78.1 million or 21.7% from $359.1 million in 1996 to $437.2 million in 1997. Interest bearing deposits increased $94.4 million or 5.4% to $1.838 billion in 1997. Interest checking, savings deposits, and money market deposits experienced a reduction in deposits in 1997, whereas, certificates of deposit over and under $100,000 experienced an increase in deposits. Deposit growth in 1997 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.


                              TABLE 13 -- DEPOSITS AND RATES PAID

                                                             DECEMBER 31,
                              ---------------------------------------------------------------------------
                                       1998                      1997                      1996
                              ---------------------     ----------------------     ----------------------
                                AMOUNT       RATE         AMOUNT       RATE         AMOUNT       RATE
                              ---------   ---------     ----------  ----------     ---------   ----------
                                                     (DOLLARS IN THOUSANDS)
Noninterest-bearing accounts  $  536,243                 $437,208                   $359,128
                              ----------                 --------                   --------
Interest-bearing accounts:
    Interest checking.....       439,150      2.21%       368,128      2.22%         321,982      2.21%
    Regular savings.......       211,960      2.64%       206,212      2.77%         213,725      2.84%
    Money-market..........       245,748      3.01%       235,567      3.05%         238,856      2.95%
        Time deposits:
            Less than $100,000   760,781      5.50%       812,569      5.52%         781,257      5.57%
            $100,000  and more   242,140      5.37%       215,496      5.53%         187,984      5.54%
                               ---------      -----     ---------      -----      ----------      -----
Total interest-bearing....     1,899,779      4.14%     1,837,972      4.25%       1,743,804      4.26%
                               ---------      -----     ---------      -----      ----------      -----
        Total.............    $2,436,022               $2,275,180                 $2,102,932
                              ==========               ==========                 ==========

                                    MATURITIES OF CD'S OF $100,000 AND MORE

                       WITHIN     THREE TO     SIX TO       ONE TO      OVER                   PERCENT
                        THREE        SIX       TWELVE        FIVE       FIVE                  OF TOTAL
                       MONTHS      MONTHS      MONTHS        YEARS      YEARS        TOTAL    DEPOSITS
                      ---------   ---------  ----------  ----------- ----------- ----------- -----------
                                                       (DOLLARS IN THOUSANDS)
At December 31, 1998  $  28,553   $ 39,527   $  99,260    $  74,800   $    --    $  242,140     9.94%

CAPITAL RESOURCES
     Management seeks to maintain a capital structure that will assure an adequate level of capital to support anticipated asset growth and absorb potential losses. The adequacy of F&M's capital is reviewed by management on an ongoing basis with emphasis on the size, composition and quality of F&M's asset and liability levels and consistent with regulatory requirements and industry standards.
     The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 6.0% must be Tier I capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. A "Well Capitalized" bank will have a Tier 1 capital ratio of at least 6% and a Total Capital ratio of at least 10%. F&M had a Tier I capital of 15.0% and a Total Capital ratio of 16.3% at December 31, 1998, far exceeding the capital requirements adopted by the Federal bank regulatory agencies.
     Table 14 reflects the cash dividends per share declared during each quarter of the periods indicated. The information in Table 14 may vary for certain periods from the dividends paid during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown have not been restated and adjusted to reflect the acquisitions of Peoples Bank of Virginia, Bank of Alexandria, and J.V. Arthur Inc.

                      TABLE 14 -- COMMON STOCK PERFORMANCE AND DIVIDENDS

                                              COMMON STOCK PRICE
                                ---------------------------------------------
                                        1998                    1997             DIVIDENDS DECLARED
                                                                               -----------------------
                                  HIGH         LOW         HIGH        LOW         1998       1997
                                ---------  ----------  ----------- ----------- ----------- -----------
First quarter................   $   36.25   $   31.75   $   22.88   $   19.63   $   0.185   $   0.180
Second quarter...............   $   34.31   $   32.00   $   26.38   $   19.88   $   0.185   $   0.180
Third quarter................   $   31.56   $   26.13   $   30.44   $   26.00   $   0.195   $   0.185
Fourth quarter...............   $   31.69   $   25.06   $   36.25   $   28.56   $   0.195   $   0.185

Years ended December 31......   $   36.25   $   25.06   $   36.25   $   19.63   $   0.760   $   0.730

F&M National Corporation common stock is traded on the New York Stock Exchange
(NYSE) under the symbol FMN. On December 31, 1998 there were approximately 8,182 shareholders of record.

                                TABLE 15 -- ANALYSIS OF CAPITAL

                                                                    DECEMBER 31,
                                                        --------------------------------
                                                          1998        1997        1996
                                                        --------    -------     --------
                                                           (DOLLARS IN THOUSANDS)
      Tier 1 Capital:
          Common stock................................  $ 43,743     $43,779  $   43,770
          Additional paid in capital..................    76,404      77,989      78,969
          Retained earnings...........................   160,980     140,853     122,897
          Less: Goodwill..............................    10,090      11,208       7,249
                                                        --------     -------    --------
          Total Tier 1 capital........................   271,037     251,413     238,387

      Tier 2 Capital:
          Allowance for loan losses...................    21,936      20,906      19,077
          Add: 45% of unrealized equity securities....       433          --          --
                                                        --------     -------    --------
          Total Tier 2 capital........................    22,369      20,906      19,077
          Total risk-based capital....................  $293,406  $  272,319  $  257,464
                                                        ========     =======    ========
      Risk-weighted assets........................... $1,803,320  $1,672,473  $1,535,557

      CAPITAL RATIOS:
          Tier 1 risk-based capital ratio.............     15.03%      15.03%      15.52%
          Total risk-based capital ratio..............     16.27%      16.28%      16.77%
          Tier 1 capital to average total assets......      9.90%       9.92%      10.00%

LIQUIDITY
     Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities and loans classified as available for sale and loans and investment securities maturing within one year. As a result of F&M's management of liquid assets and the ability to generate liquidity through liability funding, management believes that F&M maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.
     At December 31, 1998, approximately $934.5 million or 35.5% of total earning assets is due to mature or reprice within the next year.
     F&M also maintains additional sources of liquidity through a variety of borrowing arrangements. F&M's subsidiary banks maintain federal fund lines with a number of larger regional and money-center banking institutions totaling in excess of $59.2 million, of which none was borrowed at December 31, 1998. Federal funds borrowed by F&M's subsidiary banks during 1998 averaged less than $500,000. At December 31, 1998, certain of F&M's subsidiary banks had outstanding $102.9 million of borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months. Also, F&M has credit lines totaling $364.9 million from the Federal Home Loan Bank that can be utilized for short and/or long-term borrowing.
     F&M engages in short-term borrowings at the parent company level, as well. At December 31, 1998, F&M had $17.3 million outstanding in short-term obligations issued to selected customers of F&M's subsidiary banks pursuant to master note agreements. As a back-up source of funds, F&M has approved bank lines of credit totaling $9.0 million. These lines are used infrequently with the average aggregate balance outstanding under the lines not exceeding $1.0 million since they have been in place. At year end 1998, 1997 and 1996, there were no outstanding balances under these lines of credit.
     All F&M's banks are members of the Federal Home Loan Bank system except two banks, which do not qualify. F&M's FHLB member banks joined the system in order to enter a program of long-term borrowing which must be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or
(6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1998, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $21.1 million maturing through 2006.

ACCOUNTING RULE CHANGES
     In 1997, the FASB issued FASB No. 131, "Disclosures about Segments of an Enterprise and Related Information." FASB No. 131 establishes standards for the way that public enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas and major customers. This statement became effective in 1998. The Corporation does not have any segments that meet the disclosure requirements under this statement.
     In October 1998, the FASB issued Statement No 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise, an amendment of FASB Statement No. 65." FASB Statement No. 65, as amended, requires that, after securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed security as a trading security. This Statement further amends Statement No. 65 to require that after the securitization of mortgage loans held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage-backed securities or other retained interests based on its ability and intent to sell or hold those investments. This Statement conforms the subsequent accounting for securities retained after the securitization of mortgage loans by a mortgage banking enterprise with the subsequent accounting for securities retained after the securitization of other types of assets by a nonmortgage banking enterprise. This Statement is effective beginning in 1999.

YEAR 2000 (Y2K)
THE PROBLEM
     The impact the century date change will have on date-sensitive computer programs worldwide is one of the biggest challenges ever faced by the business world. On older computers, memory and storage space were limited and expensive. In most cases, only the last two digits of the year (99) were used, with the century (19) being implied. At the turn of the century, some computers may recognize the year "00" as 1900 instead of 2000, causing problems ranging from minor inaccuracies to systems failures. F&M is committed to achieving Year 2000 readiness well in advance of the millennium change. It is F&M's goal to continue to deliver uninterrupted and unparalleled service into the 21st century and beyond.
     In 1998, F&M has estimated that costs of addressing Year 2000 issues was 1.6% of 1998 earnings (or 0.02% of assets), which was immaterial when considering the size of the Corporation. Year 2000 costs in 1999 and 2000 are also expected to be immaterial. The projections of total costs of F&M's Year 2000 project and the expected completion dates are based on F&M's best estimates, which are necessarily based in part on assumptions of future events including the continued availability of adequate resources and completion of third party modification plans. There can be no guarantee that these estimates will be achieved; actual results could differ from the Corporation's current estimates. Specific risk factors that might cause material differences include, but are not limited to, the availability and cost of personnel with adequate programming skills and the ability to locate and correct all relevant computer codes. The inability to control the actions and plans of vendors and suppliers, customers, government entities, and other third parties with respect to Year 2000 issues are associated risks.
     F&M has long recognized that the Year 2000 issue is a multifaceted one. Corporate management and technical teams have been working steadily on all related aspects of business that could be affected. F&M has been scrutinized by regulatory authorities to ensure that it is proceeding with a prudent plan of action for year 2000 readiness and are keeping its customers informed.

YEAR 2000 PROJECT PHASES
     In 1997, F&M and its affiliates began to develop a comprehensive plan to ensure that the Corporation would be ready for the millennium change. This plan encompassed five phases:

PHASE I -- ORGANIZATIONAL AWARENESS
     The Year 2000 Task Force will make certain that the strategic importance of Year 2000 as a business objective is understood by the Board of Directors, senior management, officers, and employees of all affiliates.

PHASE II -- ASSESSING ACTIONS AND DEVELOPING DETAILED PLANS
     The Year 2000 Task Force will create a detailed inventory covering centralized and decentralized hardware, software, and networks, as well as equipment with embedded computer chips and logic. The inventory can include items such as HVAC systems, vaults, security equipment, and elevators.

PHASE III -- RENOVATING SYSTEMS, APPLICATIONS, AND EQUIPMENT
     During this phase, the necessary upgrade of operating system applications, hardware, and equipment take place. In addition, contingency plans are developed identifying alternate approaches if renovations of current software, hardware and equipment lag behind or fail after January 1, 2000.

PHASE IV -- VALIDATING THE RENOVATIONS THROUGH TESTING
     In this phase, F&M will develop and coordinate detailed test schedules with correspondents, vendors, and customers to ensure Year 2000 preparedness. This phase is critical and encompasses both corrected applications and those applications already determined to be compliant.

PHASE V -- IMPLEMENTATION
     Implementation requires careful planning to make sure that interrelated applications are coordinated as to when they go into production. This phase also includes monitoring of systems throughout 1999 and into 2000 to ensure date functions and interdependencies work properly.

"MISSION CRITICAL" SYSTEM TESTING
     F&M's "mission critical" system was developed from initial design and tested in 1998 as Year 2000 ready by its vendor, Kirchman Corporation. In addition, the Kirchman Corporation received Year 2000 Certification from the ITAA (Information Technology Association of America) during 1998. Foresight and commitment to serving F&M's customers has, in many ways, kept F&M one step ahead of the Year 2000 issue.
     F&M made great strides on this project during 1998 and are continuing to do so in 1999. Test plans have been completed, testing strategies have been developed, and a second phase of testing has begun. F&M has installed its own separate certification test environment to ensure that F&M will have the ability to roll into 2000 without impact. F&M is running multiple compliance tests to affirm that all applications interface properly under future-date simulated conditions. F&M expects to complete Phase I through Phase IV testing in the first quarter of 1999.
     F&M places a high priority on the service provided to customers, and is working diligently to ensure the continued operation of essential business functions. The Corporation is on schedule and confident that F&M will make a smooth transition into the Year 2000.

CONTINGENCY PLANS
     Simultaneous to the testing of its mission critical system, F&M will prepare alternate solutions through a business resumption contingency plan to mitigate potential risks on January 1, 2000. This contingency plan will be developed for all core business functions and their supporting information technology systems and will include trigger dates for implementation of alternative solutions. Core business risks will be prioritized based upon greatest risk posed to the institution. The contingency plans will identify financial and human resources necessary for their execution. In addition, it will contain a business risk assessment that identifies potential disruptions on the bank's operations, the minimum acceptable level of services, the strategies and resources available to restore system or business operations, and the processes and equipment needed for the institution to function at an adequate level.
     The risk of failure is not limited to F&M's internal information system. The institution depends on data provided by its business partners, correspondent banks, Federal Reserve Bank, and other third parties. F&M also depends on vendors from which telecommunications, software, and other services are provided. Finally, F&M depends on services provided by the public infrastructure including power, water, transportation, and voice and data telecommunications. F&M's contingency plans address these concerns and provide for alternate solutions should Year 2000-related infrastructure problems develop, ensuring that our institution can operate at an acceptable level.

WORST-CASE YEAR 2000 SCENARIOS
     Until the Year 2000 event actually occurs and for a period of time thereafter, there can be no assurance that there will be no problems related to Year 2000. The Year 2000 technology challenge is an unprecedented event. If Year 2000 issues are not adequately addressed by the Corporation and third parties, the Corporation could face, among other things, business disruptions, operational problems, financial losses, legal liability and similar risks, and the Corporation's business, results of operations and financial position could be materially adversely affected.
     The Corporation's credit risk associated with borrowers may increase to the extent borrowers fail to adequately address year 2000 issues. As a result, there may be increases in the Corporation's problem loans and credit losses in future years. In addition, the Corporation may be subject to increased liquidity risks associated with deposit withdrawals. It is not, however, possible to quantify the potential impact of any such risks or losses at this time.

FDIC INSURANCE
     FDIC-insured deposits are completely safe. FDIC insurance is a constant, a given, a guarantee you can literally bank on. If a bank were to experience Year 2000 problems and, in the worse case, were unable to operate, the FDIC will be there to protect insured deposits, as it has been for all 65 years of the FDIC's existence. No depositor has ever lost a cent of insured funds at an FDIC-insured bank or savings institution.
     "First and foremost, the FDIC wants consumers to know that insured deposits are safe, and that deposit insurance will not be affected by the century date change," says Sandy Cormenetz, the Y2K Project Manager for the FDIC's Legal Division in Washington. "We also want people to know as much as possible about the Year 2000 problem -- to know what it is, and what it is not. That way people can separate accurate information from scare stories." (Source: FDIC CONSUMER NEWS, Fall 1998)
     The foregoing Year 2000 discussion contains "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including, without limitation, anticipated costs, the dates by which the Corporation expects to complete remediation and testing of systems and contingency planning, and the impact of the redeployment of existing staff, are based on management's best current estimates, which were derived utilizing numerous assumptions about future events, including the continued availability of certain resources, representations received from third-party vendors and other factors. However, there can be no guarantee that these estimates will be achieved, and actual results could differ materially from those anticipated. Specific factors that might cause such material differences include, but are not limited to: the availability and cost of personnel trained in this area; the ability to identify and convert all relevant systems; results of Year 2000 testing; adequate resolution of Year 2000 issues by governmental agencies, businesses or other third parties that are service providers, suppliers, borrowers or customers of the Corporation; unanticipated system costs; the need to replace hardware; the adequacy of and ability to implement contingency plans; and similar uncertainties. The forward-looking statements made in the foregoing Year 2000 discussion speak only as of the date of which such statements are made, and the Corporation undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or reflect the occurrence of unanticipated events.
     The foregoing Year 2000 discussion constitutes a Year 2000 Readiness Disclosure within the meaning of the Year 2000 Readiness and Disclosure Act of 1998.

                          F&M NATIONAL CORPORATION AND SUBSIDIARIES
                                 CONSOLIDATED BALANCE SHEETS
                                  December 31, 1998 and 1997
                            (In Thousands, Except Per Share Data)

                                                                             1998            1997
                                                                         ------------   -------------
ASSETS
 Cash and due from banks..............................................   $    160,839    $    132,138
 Interest-bearing deposits in other banks.............................         38,820          11,843
  Federal funds sold and securities purchased under
    agreements to resell..............................................        109,930         113,077
  Securities (fair value 1998, $777,274; 1997, $667,752)..............        771,689         661,173
  Loans...............................................................      1,695,777       1,652,415
  Unearned income.....................................................         (2,736)        (3,661)
                                                                         ------------   -------------
              Loans (net of unearned income)..........................   $  1,693,041    $  1,648,754
    Allowance for loan losses.........................................        (21,936)       (21,690)
                                                                         ------------   -------------
              Net loans...............................................   $  1,671,105    $  1,627,064
  Bank premises and equipment, net....................................         65,155          60,958
  Other assets........................................................         71,176          71,682
                                                                         ------------   -------------
              Total assets............................................   $  2,888,714    $  2,677,935
                                                                         ============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
 Deposits:
    Noninterest-bearing demand deposits...............................   $    536,243    $    437,208
    Savings and interest-bearing demand deposits......................        896,858         810,107
    Time deposits.....................................................      1,002,921       1,028,065
                                                                         ------------   -------------
              Total deposits..........................................   $  2,436,022    $  2,275,380
  Federal funds purchased and securities sold under
    agreements to repurchase..........................................        102,935          81,336
  Other short-term borrowings.........................................         17,312          14,509
  Long-term debt......................................................         21,058          17,136
  Other liabilities...................................................         24,282          24,723
  Commitments and contingent liabilities..............................             --              --
                                                                         ------------   -------------
              Total liabilities.......................................   $  2,601,609    $  2,413,084
                                                                         ------------   -------------
SHAREHOLDERS' EQUITY
 Preferred stock, no par value, authorized 5,000,000 shares,
    no shares outstanding.............................................   $         --    $         --
  Common stock, par value $2 per share, authorized 30,000,000 shares,
    issued 1998, 21,871,674 shares; issued 1997, 21,889,500 shares....         43,743          43,779
  Capital surplus.....................................................         76,404          77,989
  Retained earnings...................................................        160,980         140,853
  Accumulated other comprehensive income..............................          5,978           2,230
                                                                         ------------   -------------
              Total shareholders' equity..............................   $    287,105    $    264,851
                                                                         ------------   -------------
              Total liabilities and shareholders' equity..............   $  2,888,714    $  2,677,935
                                                                         ============   =============

---------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1998
                      (In Thousands, Except Per Share Data)

                                                              1998           1997            1996
                                                         -------------   ------------   -------------
INTEREST INCOME
 Interest and fees on loans............................   $    148,127   $    146,582    $    133,591
  Interest and dividends on investment securities:
    Taxable interest income............................         24,102         20,656          19,077
    Interest income exempt from federal income taxes...          1,277          1,518           1,716
  Interest and dividends on securities available for sale:
    Taxable interest income............................         16,735         16,136          18,790
    Interest income exempt from federal income taxes...             53             71              75
    Dividends..........................................            872            771             595
  Interest income on federal funds sold and securities
    purchased under agreements to resell...............          6,120          4,175           4,483
  Interest on deposits in banks........................          1,521            525             251
                                                         -------------   ------------   -------------
                     Total interest income.............   $    198,807   $    190,434    $    178,578
                                                         -------------   ------------   -------------
INTEREST EXPENSE
 Interest on deposits .................................   $     76,904   $     75,847    $     72,979
  Interest on short-term borrowings....................          3,825          3,161           2,369
  Interest on long-term debt...........................          1,103          1,035             527
                                                         -------------   ------------   -------------
                     Total interest expense............   $     81,832   $     80,043    $     75,875
                                                         -------------   ------------   -------------
                     Net interest income...............   $    116,975   $    110,391    $    102,703

  Provision for loan losses............................          4,963          5,802           2,141
                                                         -------------   ------------   -------------
                     Net interest income after provision
                        for loan losses................   $    112,012   $    104,589    $    100,562
                                                         -------------   ------------   -------------
OTHER INCOME
 Commissions and fees from fiduciary activities........   $      2,641   $      2,335    $      2,196
  Service charges on deposit accounts..................         12,895         10,612           9,645
  Credit card fees.....................................          4,193          3,652           3,401
  Fees for other customer services.....................          3,287          2,537           2,066
  Insurance commissions................................          8,397          3,208           2,226
  Other operating income...............................          4,796          4,177           4,068
  Profits on securities available for sale.............          2,425          4,217             312
  Investment securities gains, net.....................              3             16               2
                                                         -------------   ------------   -------------
                     Total other income................   $     38,637   $     30,754    $     23,916
                                                         -------------   ------------   -------------
OTHER EXPENSES
 Salaries and employees' benefits......................   $     52,997   $     46,509    $     41,073
  Net occupancy expense of premises....................          8,190          7,378           6,696
  Furniture and equipment expenses.....................          6,318          6,553           5,961
  Credit card expense..................................          2,710          2,563           2,231
  Other operating expenses.............................         24,892         23,176          21,746
                                                         -------------   ------------   -------------
                     Total other expenses..............   $     95,107   $     86,179    $     77,707
                                                         -------------   ------------   -------------
                     Income before income taxes........   $     55,542   $     49,164    $     46,771

Income tax expense.....................................         19,057         16,360          15,869
                                                         -------------   ------------   -------------
                     Net income........................   $     36,485   $     32,804    $     30,902
                                                         =============   ============   =============
EARNINGS PER COMMON SHARE, basic.......................   $       1.67   $       1.51    $       1.41
                                                         =============   ============   =============

EARNINGS PER COMMON SHARE, assuming dilution...........   $       1.65   $       1.50    $       1.40
                                                         =============   ============   =============

---------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
        For Each of the Three Years in the Period Ended December 31, 1998
                        (In Thousands, Except Share Data)

                                                                       ACCUMULATED
                                                                          OTHER
                                                                         COMPRE-    COMPRE-
                                       COMMON     CAPITAL   RETAINED     HENSIVE    HENSIVE
                                        STOCK     SURPLUS    EARNINGS    INCOME     INCOME       TOTAL
                                     ---------   ---------  ---------  ---------  ---------   ---------
BALANCE, DECEMBER 31, 1995.......... $  43,871  $   82,488  $ 106,154  $   3,553              $ 236,066
 Comprehensive income:
  Net income-- 1996.................        --          --     30,902         --  $  30,902      30,902
  Other comprehensive income net of tax:
    Unrealized holding (losses) arising
      during the period (net of tax,
      $1,580).......................        --          --         --         --     (2,934)         --
    Reclassification adjustment (net of
      tax, $109)....................        --          --         --         --       (203)         --
                                                                                  ---------
    Other comprehensive income
      (net of tax, $1,689)..........        --          --         --     (3,137) $  (3,137)    (3,137)
                                                                                  ---------

    Total comprehensive income......        --          --         --         --  $  27,765          --
                                                                                  =========
 Cash dividends declared............        --          --   (14,159)         --               (14,159)
 Acquisition of common stock
    (410,000 shares)................      (821)    (6,635)         --         --                (7,456)
 Issuance of common stock-benefit plans
    (360,000 shares)................       720       3,116         --         --                  3,836
                                     ---------   ---------  ---------  ---------              ---------

BALANCE, DECEMBER 31, 1996.......... $  43,770  $   78,969  $ 122,897  $     416              $ 246,052
 Comprehensive income:
  Net income-- 1997.................        --          --     32,804         --  $  32,804      32,804
  Other comprehensive income net of tax:
    Unrealized holding gains arising
     during the period (net of tax,
     $2,453)........................        --          --         --         --      4,555          --
    Reclassification adjustment (net of
      tax, $1,476)..................        --          --         --         --     (2,741)         --
                                                                                  ---------
    Other comprehensive income
      (net of tax, $977)............        --          --         --      1,814  $   1,814      1,814
                                                                                  ---------

    Total comprehensive income......        --          --         --         --  $  34,618          --
                                                                                  =========
 Cash dividends declared............        --          --   (14,848)         --               (14,848)
 Acquisition of common stock
  (440,000 shares)..................      (883)    (9,711)         --         --               (10,594)
 Issuance of common stock-benefit plans
  (180,000 shares)..................       360       2,966         --         --                  3,326
 Issuance of common stock in exchange for
  net assets in acquisition (266,000
  shares)...........................       532       5,765         --         --                  6,297
                                     ---------   ---------  ---------  ---------              ---------

BALANCE, DECEMBER 31, 1997.......... $  43,779  $   77,989  $ 140,853  $   2,230              $ 264,851
 Comprehensive income:
  Net income-- 1998.................        --          --     36,485         --  $  36,485      36,485
  Other comprehensive income net of tax:
    Unrealized holding gains arising
      during the period (net of tax,
      $2,811)........................       --          --         --         --      5,324          --
    Reclassification adjustment (net of
      tax, $849)....................        --          --         --         --     (1,576)         --
                                                                                  ---------
    Other comprehensive income
      (net of tax, $1,962)..........        --          --         --      3,748  $   3,748      3,748
                                                                                  ---------

    Total comprehensive income......        --          --         --         --  $  40,233          --
                                                                                  =========
 Cash dividends declared............        --          --   (16,358)         --               (16,358)
 Acquisition of common stock
  (188,000 shares)..................      (376)    (5,733)         --         --                (6,109)
 Issuance of common stock-benefit plans
  (170,000 shares)..................       340       4,148         --         --                  4,488
                                     ---------   ---------  ---------  ---------              ---------

BALANCE, DECEMBER 31, 1998.......... $  43,743  $   76,404  $ 160,980  $   5,978              $ 287,105
                                     =========  ==========  =========  =========              =========

See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        For Each of the Three Years in the Period Ended December 31, 1998
                                 (In Thousands)

                                                         --------------------------------------------
                                                              1998           1997            1996
                                                         -------------   ------------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income............................................   $     36,485   $     32,804    $     30,902
  Adjustments to reconcile net income to net cash
    provided by operating activities:
      Depreciation and amortization....................          5,750          5,899           5,153
      Provision for loan losses........................          4,963          5,802           2,141
      Deferred income taxes (credits)..................            497          1,509            (69)
      Profits on securities available for sale.........        (2,425)         (4,217)          (312)
      Investment securities gains, net.................            (3)            (16)            (2)
      (Gain) loss on sale of other real estate.........           (99)             90           (121)
      Net amortization and accretion of securities.....             41           (109)            238
      Increase in other assets.........................        (1,239)         (5,145)        (2,055)
      Increase (decrease) in other liabilities.........          (943)         (1,878)          1,047
                                                         -------------   ------------   -------------
           Net cash provided by operating activities      $    43,027    $     38,495    $     36,922
                                                         -------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  (Increase) in interest-bearing deposits in other banks  $   (26,977)   $     (4,113)   $     (5,569)
  Proceeds from sales, principal repayments and calls of
    securities available for sale .....................       145,710          71,864          55,368
  Proceeds from maturities of securities available for sale    48,460          51,451          37,082
  Proceeds from principal repayments and calls of
    investment securities..............................       127,750          52,714          13,935
  Proceeds from maturities of investment securities....        75,646          61,389          96,915
  Purchase of securities available for sale............      (250,351)        (74,898)       (101,209)
  Purchase of investment securities....................      (249,634)       (186,946)        (74,737)
  (Increase) decrease in federal funds sold and
    securities purchased under agreements to resell....         3,147         (36,927)         25,261
  Net (increase) in loans..............................       (53,974)       (128,521)       (153,870)
  Purchases of bank premises and equipment.............        (8,784)        (15,656)        (11,086)
  Proceeds from sale of other real estate..............         4,721           2,497           5,052
  Cash acquired in acquisition.........................            --             529              --
                                                         -------------   ------------   -------------
           Net cash (used in) investing activities        $  (184,286)    $  (206,617)   $   (112,858)
                                                         -------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Net increase in noninterest-bearing and interest-
    bearing demand deposits and savings accounts.......   $   185,786     $   113,682    $     36,734
  Net increase (decrease) in certificates of deposit...       (25,144)         58,925          62,472
  Dividends paid.......................................       (15,856)        (15,762)       (12,102)
  Increase (decrease) in federal funds purchased and
    securities sold under agreements to repurchase.....        21,599          28,059         (5,935)
  Increase (decrease) in other short-term borrowings...         2,803            (367)        (3,663)
  Net proceeds from issuance and sale of common stock..         2,959           2,594          3,336
  Acquisition of common stock..........................        (6,109)        (10,594)        (7,456)
  Increase (decrease) in Federal Home Loan Bank advances           --          (8,297)         2,560
  Proceeds from long-term debt.........................         9,900           8,500          8,775
  Principal payments on long-term debt.................        (5,978)         (2,861)        (1,503)
                                                         -------------   ------------   -------------
           Net cash provided by financing activities       $  169,960     $   173,879    $    83,218
                                                         -------------   ------------   -------------
           Increase in cash and cash equivalents           $   28,701     $     5,757    $     7,282

CASH AND CASH EQUIVALENTS
 Beginning.............................................       132,138         126,381        119,099
                                                         -------------   ------------   -------------
  Ending...............................................    $  160,839     $   132,138    $   126,381
                                                         =============   ============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash payments for:
    Interest ..........................................    $   82,174     $    79,003    $    75,476
                                                         =============   ============   =============

    Income taxes.......................................    $   18,949     $    17,412    $    14,953
                                                         =============   ============   =============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
FINANCING ACTIVITIES
  Issuance of stock options under nonvariable
   compensatory plan                                       $    1,529     $       732    $       500
                                                         =============   ============   =============

  Loan balances transferred to foreclosed properties...    $    4,970     $     4,504    $     2,419
                                                         =============   ============   =============
  Unrealized gain (loss) on securities available for
    sale                                                   $    5,710     $     2,791    $    (4,826)
                                                         =============   ============   =============
  Issuance of common stock in exchange for net assets
    in acquisition                                         $       --     $     6,297    $        --
                                                         =============   ============   =============

---------------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        For Each of the Three Years in the Period Ended December 31, 1998

NOTE 1 -- NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES
     F&M National Corporation is a bank holding company whose principal banking subsidiaries provide a wide range of financial services, including a variety of deposit accounts, as well as commercial, consumer and mortgage lending to customers in Virginia, West Virginia and Maryland. In addition to commercial activities, the Corporation operates insurance and trust companies which generate noninterest income by sales of insurance, trust and fiduciary services.
     The accounting and reporting policies of F&M National Corporation and Subsidiaries conform to generally accepted accounting principles and to the reporting guidelines prescribed by regulatory authorities. The following is a description of the more significant of those policies and practices.

PRINCIPLES OF CONSOLIDATION
     The consolidated financial statements include the accounts of F&M National Corporation and all of its banking and nonbanking affiliates. In consolidation, significant intercompany accounts and transactions have been eliminated.

SECURITIES
     Securities are classified in three categories and are accounted for as follows:

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

     c. Trading Securities
     Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1998 and 1997.

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

     The Corporation considers all consumer installment loans and residential mortgage loans to be homogeneous loans. These loans are not subject to impairment under FASB 114. A loan is considered impaired when it is probable that the Corporation will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Factors involved in determining impairment include, but are not limited to, expected future cash flows, financial condition of the borrower, and the current economic conditions. A performing loan may be considered impaired, if the factors above indicate a need for impairment. A loan on nonaccrual status may not be impaired if in the process of collection or there is an insignificant shortfall in payment. An insignificant delay of less than 30 days or a shortfall of less than 5% of the required principal and interest payment generally does not indicate an impairment situation, if in management's judgment the loan will be paid in full. Loans that meet the regulatory definitions of doubtful or loss generally qualify as impaired loans under FASB 114. Charge-offs for impaired loans occur when the loan, or portion of the loan is determined to be uncollectible, as is the case for all loans.

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

TRUST DIVISION
     Securities and other property held by the F&M Trust Company in a fiduciary or agency capacity are not assets of the Corporation and are not included in the accompanying consolidated financial statements.

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

COMPREHENSIVE INCOME
     As of January 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." Statement 130 establishes new rules for the reporting and display of comprehensive income and its components; however, the adoption of this statement had no impact on the Corporation's net income or shareholders' equity. The statement requires other comprehensive income to include unrealized gain or loss on securities available for sale adjustments, which prior to adoption were reported separately in shareholders' equity. The financial statements have been reclassified to conform to the requirements of SFAS No. 130.

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

DERIVATIVE FINANCIAL INSTRUMENTS
     As of October 1, 1998, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." Statement 133 establishes accounting and reporting standards for derivative financial instruments and other similar financial instruments and for hedging activities. The Statement also allowed securities classified as held to maturity to be transferred to the available for sale category at the date of initial application of this standard. The Corporation does not have any derivative instruments and hedging activities as defined under this Statement.

NOTE 2 -- SECURITIES

     The amortized cost and fair values of securities being held to maturity as of December 31, 1998 and 1997, are as follows:

                                                               DECEMBER 31, 1998
                                          -----------------------------------------------------------
                                                              GROSS          GROSS
                                            AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                              COST            GAINS        (LOSSES)          VALUE
                                          ------------   -------------   ------------   -------------
U.S. Treasury securities and obligations of                     (In Thousands)
  U.S. government corporations and agencies  $   375,378   $    6,064     $   (1,122)   $    380,320
Obligations of states and political
  subdivisions...........................         22,860          623            (27)         23,456
Corporate securities.....................            970           47             --           1,017
                                            ------------   ----------     ----------   -------------
                                             $   399,208   $    6,734     $   (1,149)   $    404,793
                                            ============   ==========     ==========   =============

                                                               DECEMBER 31, 1997
                                          -----------------------------------------------------------
                                                              GROSS          GROSS
                                            AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                              COST            GAINS        (LOSSES)          VALUE
                                          ------------   -------------   ------------   -------------
U.S. Treasury securities and obligations of                     (In Thousands)
  U.S. government corporations and agencies  $   375,858   $    6,494     $   (596)     $  381,756
Obligations of states and political
  subdivisions...........................         29,273          668          (60)         29,881
Corporate securities.....................            976           49           --           1,025
Mortgage-backed securities...............            600           24           --             624
                                            ------------   ----------   ----------      ----------
                                             $   406,707    $   7,235     $   (656)     $  413,286
                                            ============   ==========   ==========      ==========

     The amortized cost and fair value of securities being held to maturity as of December 31, 1998, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                     AMORTIZED         FAIR
                                                       COST            VALUE
                                                   ------------   -------------
                                                          (In Thousands)
      Due in one year or less...................   $     35,712    $     35,969
      Due after one year through five years.....        278,692         281,908
      Due after five years through ten years....         75,871          76,556
      Due after ten years.......................          7,963           9,343
      Corporate securities......................            970           1,017
                                                   ------------   -------------
                                                   $    399,208    $    404,793
                                                   ============   =============

     The amortized cost and fair value of securities available for sale as of December 31, 1998 and 1997, are as follows:

                                                               DECEMBER 31, 1998
                                          -----------------------------------------------------------
                                                              GROSS          GROSS
                                            AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                              COST            GAINS        (LOSSES)          VALUE
                                          ------------   -------------   ------------   -------------
                                                                 (In Thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies $  345,753   $       9,055   $       (653)   $    354,155
Obligations of states and political
  subdivisions...........................        1,135              44             --           1,179
Corporate securities.....................        4,897             564             --           5,461
Other....................................       11,286             400             --          11,686
                                          ------------   -------------   ------------   -------------
                                            $  363,071    $     10,063   $       (653)   $    372,481
                                          ============   =============   ============   =============

                                                               DECEMBER 31, 1997
                                          -----------------------------------------------------------
                                                              GROSS          GROSS
                                            AMORTIZED      UNREALIZED     UNREALIZED         FAIR
                                              COST            GAINS        (LOSSES)          VALUE
                                          ------------   -------------   ------------   -------------
                                                                 (In Thousands)
U.S. Treasury securities and obligations of
  U.S. government corporations and agencies  $ 235,502    $      2,165   $       (382)   $    237,285
Obligations of states and political
  subdivisions...........................        1,841               8             (3)          1,846
Corporate securities.....................        3,951           1,748             (1)          5,698
Other....................................        9,454             183             --           9,637
                                          ------------   -------------   ------------   -------------
                                          $    250,748    $      4,104   $       (386)   $    254,466
                                          ============   =============   ============   =============

     The amortized cost and fair value of securities available for sale, as of December 31, 1998 by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities and mortgage-backed securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                    AMORTIZED         FAIR
                                                      COST            VALUE
                                                  ------------   -------------
                                                           (In Thousands)
      Due in one year or less...................  $     79,212    $     79,688
      Due after one year through five years.....       126,830         129,079
      Due after five years through ten years....        86,025          87,103
      Due after ten years.......................        54,818          59,464
      Corporate securities......................         4,897           5,461
      Other.....................................        11,289          11,686
                                                  ------------   -------------
                                                  $    363,071    $    372,481
                                                  ============   =============

     Proceeds from principal repayments and calls of securities held to maturity during 1998, 1997 and 1996 were $127,750,000, $52,714,000 and $13,935,000. Gross gains of $3,000, $20,000 and $5,000 and gross losses of $-0-, $4,000 and $3,000 were realized on those principal repayments and calls during 1998, 1997 and 1996, respectively. There were no sales of securities held to maturity during 1998, 1997 and 1996.

     Proceeds from sales, principal repayments and calls of securities available for sale during 1998, 1997 and 1996 were $145,710,000, $71,864,000 and
$55,368,000. Gross gains of $2,568,000, $4,272,000 and $368,000 and gross losses of $143,000, $55,000 and $56,000 were realized on those sales and calls during 1998, 1997 and 1996, respectively.

     The book value of securities pledged to secure deposits and for other purposes amounts to $221,946,000 and $210,031,000 at December 31, 1998 and 1997,
respectively.

     As permitted under SFAS No. 133, the Corporation transferred securities held to maturity with a book value of $65,937,000 and a market value of $71,911,000 to securities available for sale as of October 1, 1998.

NOTE 3 --LOANS

     Major classifications of loans are as follows:

                                                           DECEMBER 31,
                                                  -----------------------------
                                                       1998            1997
                                                   ------------   -------------
                                                          (In Thousands)

     Commercial, financial and agricultural.....   $    280,714    $    275,678
     Real estate-- construction.................        101,715          95,310
     Real estate-- mortgage.....................      1,104,512       1,100,923
     Consumer loans to individuals..............        208,836         180,504
                                                   ------------   -------------

                                                   $  1,695,777    $  1,652,415
                                                   ============   =============

NOTE 4 --ALLOWANCE FOR LOAN LOSSES

     Changes in the allowance for loan losses are as follows:

                                                           DECEMBER 31,
                                           --------------------------------------------
                                                1998           1997            1996
                                           -------------   ------------   -------------
                                                          (In Thousands)
Balance at beginning of year.............   $     21,690   $     19,077    $     19,292
Provision charged to operating expense...          4,963          5,802           2,141
Recoveries added to the reserve..........            754          1,124             657
Loan losses charged to the reserve.......        (5,471)         (4,313)        (3,013)
                                           -------------   ------------   -------------
Balance at end of year...................   $     21,936   $     21,690    $     19,077
                                           =============   ============   =============

Impairment of loans having recorded investments of $10,989,000 at December 31, 1998 and $14,549,000 at December 31, 1997, has been recognized in conformity with FASB Statement No. 114, as amended by FASB Statement No. 118. The average recorded investment in impaired loans during 1998 and 1997 was $13,926,000 and $10,166,000, respectively. The total allowance for loan losses related to these loans was $2,293,000 and $3,965,000 on December 31, 1998 and 1997, respectively. Interest income on impaired loans of $804,000 and $513,000 was recognized for cash payments received in 1998 and 1997, respectively.

Nonaccrual loans excluded from impaired loan disclosure under FASB Statement No. 114 amounted to $3,516,000 and $6,361,000 at December 31, 1998 and 1997,
respectively. If interest on these loans had been accrued, such income would have approximated $482,000 and $320,000 for 1998 and 1997, respectively.

NOTE 5 --RELATED PARTY TRANSACTIONS

     The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1998 and 1997, these loans totaled $39,786,000 and $40,021,000, respectively. During 1998, total principal additions were $9,438,000 and total principal payments were $9,673,000.

     The Corporation was indebted to related parties for short-term borrowings totaling $6,400,000 and $4,004,000 at December 31, 1998 and 1997, respectively.

     The Corporation paid $114,060 in 1998 to the law firm of one director who serves as legal counsel for a bank subsidiary.

     Construction of bank premises during 1998 included $108,000 paid to companies of related parties.

NOTE 6 --BANK PREMISES AND EQUIPMENT,NET

     Premises and equipment are summarized as follows:
                                                           DECEMBER 31,
                                                  -----------------------------
                                                       1998            1997
                                                   ------------   -------------

                                                          (In Thousands)
Premises.........................................  $     57,397    $     52,615
Leasehold improvements...........................         7,262           6,828
Furniture and equipment..........................        35,616          33,104
Construction in progress.........................         1,835           2,498
                                                   ------------   -------------

                                                   $    102,110    $     95,045
Less accumulated depreciation and amortization...       (36,955)        (34,087)
                                                   ------------   -------------
                                                   $     65,155    $     60,958
                                                   ============   =============

     Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1998, 1997 and 1996, were $4,587,000, $4,925,000 and $4,356,000, respectively.

NOTE 7 --DEPOSITS

     The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was $242,139,702 and $215,496,000 in 1998 and 1997,
respectively.

     At December 31, 1998, the scheduled maturities of time deposits (in thousands) are as follows:

                        1999..............................  $    615,287
                        2000..............................       255,960
                        2001..............................        64,831
                        2002..............................        31,445
                        2003..............................        31,750
                        Later years.......................         3,648
                                                            ------------
                                                            $  1,002,921
                                                            ============

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

     The Corporation has unused lines of credit for short-term borrowings totaling approximately $428,266,000 at December 31, 1998.
     The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:

                                                           1998            1997
                                                       ------------   -------------
                                                              (In Thousands)
Maximum balance at any month end during the year....   $    120,247    $    110,000
Average balance for the year........................        101,455          86,697
Weighted average rate for the year..................          3.77%           3.65%
Weighted average rate on borrowings at year end.....          3.53%           4.72%
Estimated fair value................................        120,247          95,845

     The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.

     Due to the short maturities of these financial instruments, the carrying amounts for both repurchase agreements and other short-term borrowings were deemed to approximate fair values at December 31, 1998 and 1997.

NOTE 9 -- LONG-TERM DEBT

     The Corporation joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or
(6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. Borrowings from the Federal Home Loan Bank system for RHFA investments totaled $21,058,000 and $17,136,000 at December 31, 1998 and 1997, maturing through 2006. The interest rate on the notes payable range from 5.57% to 8.18% at December 31, 1998. Principal payments on the notes (in thousands) are due as follows:

                        1999............................... $      2,891
                        2000...............................        3,098
                        2001...............................        3,107
                        2002...............................        2,116
                        2003...............................        2,126
                        Later years........................        7,720
                                                            ------------
                                                            $     21,058
                                                            ============

NOTE 10 -- BUSINESS COMBINATIONS

     On April 1, 1998, the Corporation completed its acquisition of Peoples Bank of Virginia. A total of approximately 778,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

     On April 30, 1998, the Corporation completed its acquisition of J. V. Arthur, Inc. A total of approximately 91,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

     On June 1, 1998, the Corporation completed its acquisition of The Bank of Alexandria. A total of approximately 646,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.

     Total assets and results of operations as originally reported for 1997 and 1996 have been restated to reflect the accounts of the pooled entities as follows:


                                                                               NET INCOME PER SHARE
                                                                             ------------------------
                                         TOTAL        TOTAL         NET                    ASSUMING
                                        ASSETS       INCOME       INCOME         BASIC     DILUTION
                                     -----------  -----------   ----------   ----------   -----------
                                                              (In Thousands)
1997 originally reported...........  $ 2,520,312  $   205,634  $    31,115   $     1.54   $      1.53
1997 results of pooled entities....      157,623       15,554        1,689           --            --
                                     -----------  -----------   ----------   ----------   -----------
                    As restated....  $ 2,677,935  $   221,188  $    32,804   $     1.51   $      1.50
                                     ===========  ===========   ==========   ==========   ===========


                                                                               NET INCOME PER SHARE
                                                                             ------------------------
                                         TOTAL        TOTAL         NET                    ASSUMING
                                        ASSETS       INCOME       INCOME         BASIC     DILUTION
                                     -----------  -----------   ----------   ----------   -----------
                                                              (In Thousands)
1996 originally reported...........  $ 2,303,751  $   188,779  $    29,298   $     1.44   $      1.42
1996 results of pooled entities....      154,680       13,715        1,604           --            --
                                     -----------  -----------   ----------   ----------   -----------
                    As restated....  $ 2,458,431  $   202,494  $    30,902   $     1.41   $      1.40
                                     ===========  ===========   ==========   ==========   ===========

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

NOTE 11 -- EARNINGS PER SHARE

     The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common stockholders. Earnings per share amounts for prior periods have been restated to give effect to the acquisition of Peoples Bank of Virginia, The Bank of Alexandria and J.V. Arthur Inc.
in 1998.

                                 1998                      1997                       1996
                        ------------------------   -----------------------   ------------------------
                                           PER                       PER                       PER
                                          SHARE                     SHARE                     SHARE
                           SHARES        AMOUNT       SHARES       AMOUNT       SHARES       AMOUNT
                        ------------  ----------   ------------  ---------   ------------  ----------
Basic EPS                 21,884,226  $     1.67     21,714,917  $    1.51     21,892,085  $     1.41
                                      ==========                 =========                 ==========
Effect of dilutive
 securities:
    Stock options            199,756                    163,362                   210,834
                        ------------               ------------              ------------
    Diluted EPS           22,083,982  $     1.65     21,878,279  $    1.50     22,102,919  $     1.40
                        ============  ==========   ============  =========   ============  ==========

NOTE 12 -- STOCK-BASED COMPENSATION PLANS

     The Corporation has two stock-based compensation plans which are described below. Grants under those plans are accounted for following APB Opinion No. 25 and related interpretations. Compensation cost charged to income for the stock option plan was $276,000, $173,000 and $136,000 for the years ended December 31, 1998, 1997 and 1996, respectively. No compensation cost has been recognized for grants under the Employee Stock Discount Plan.

STOCK OPTION PLAN
     The Corporation sponsors a stock option plan, which provides for the granting of both incentive and nonqualified stock options to executive officers and key employees of the Corporation and its Subsidiaries. The option price of incentive options will not be less than the fair market value of the stock at the time an option is granted. Nonqualified options may be granted at a price established by the Board of Directors including prices less than the fair market value on the date of grant.

     A summary of the status of the stock option plan at December 31, 1998, 1997 and 1996 and changes during the years ended on those dates is as follows:

                                 1998                      1997                       1996
                        ------------------------   -----------------------   ------------------------
                                        WEIGHTED                  WEIGHTED                  WEIGHTED
                                         AVERAGE                   AVERAGE                   AVERAGE
                                        EXERCISE                  EXERCISE                  EXERCISE
                           SHARES         PRICE       SHARES        PRICE       SHARES        PRICE
                        ------------  ----------   ------------  ---------   ------------  ----------
Outstanding at
  beginning of year....      289,393   $    9.55        272,496   $   9.12        360,091   $    7.53
Granted................       67,000       17.18         72,240      10.84         99,534       10.20
Exercised..............      (95,787)       9.86       (55,343)       9.15       (186,131)       6.61
Forfeited..............           --                        --                       (998)
                        ------------               ------------              ------------
Outstanding and
  exercisable at end
  of year..............      260,606  $    11.51        289,393  $    9.55        272,496  $     9.12
                        ============               ============              ============
Weighted-average fair
  value per option of
  options granted during
  the year.............               $    22.60                 $   14.75                 $     8.19

The Corporation accounts for the stock option plan and the stock discount plan under APB Opinion No. 25. Proforma adjustments of compensation cost for the stock-based compensation plans are determined based on the grant date fair values of awards (the method described in FASB Statement No. 123). For the purpose of computing the proforma amounts indicated below, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yields of 2.6%, 3.0% and 3.6%; expected volatility of 19.1%, 18.1% and 20.7%; a risk free interest rate of 4.5%, 5.8% and 5.1%; and an expected option life of 10 years from the date of grant.

                                                              1998           1997            1996
                                                         -------------   ------------   -------------
                                                                        (In Thousands)
Net Income:    As Reported.............................   $     36,485   $     32,804    $     30,902
               Pro Forma...............................         35,591         32,127          30,402
Basic EPS:     As Reported.............................           1.67           1.51            1.41
               Pro Forma...............................           1.63           1.48            1.39
Diluted EPS:   As Reported.............................           1.65           1.50            1.40
               Pro Forma...............................           1.61           1.47            1.38

A further summary about options outstanding at December 31, 1998, is as follows:

                               OPTIONS OUTSTANDING AND EXERCISABLE
                         -------------------------------------------
                                            WEIGHTED       WEIGHTED
RANGE OF                                   REMAINING       AVERAGE
EXERCISE                     NUMBER        CONTRACTUAL     EXERCISE
PRICES                    OUTSTANDING        LIFE           PRICE
--------------------     ------------   -------------   ------------

   $5.60 -   9.62            15,005            .2 years      $  9.16
   8.14  -  11.89            20,561           1.2              10.74
   7.69  -   9.21            42,438           5.5               8.64
   7.94  -   9.22            21,676           6.0               7.98
   6.91  -  12.91            43,820           7.1               9.75
  10.69  -  14.20            53,606           8.0              10.87
       17.18                 63,500           9.0              17.18
                         ------------
   $5.60 -  17.18           260,606           6.5              11.51
                         ============

EMPLOYEE STOCK DISCOUNT PLAN
     In 1998, the Corporation adopted an Employee Stock Discount Plan. The Plan offers eligible employees of the Corporation the opportunity to purchase common stock through payroll deduction. The price of the shares purchased is the lesser of 85% of the market price of the shares as determined under the plan at January 1 of the calendar year of purchase or 85% of the market price of the shares as determined under the plan at December 31 of the calendar year of purchase. Employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. A regular employee is one who is customarily employed for more than 20 hours per week and more than five months per year.

     All officers and directors who are eligible employees may participate. 30,411 shares were issued for the 1998 plan year at a discount of $136,000. 46,259 shares were issued for the 1997 plan year at a discount of $148,000. 29,498 shares were issued for the 1996 plan year at a discount of $91,000. The number of shares available to be issued in future years totals 219,589.

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

     Under the plan, a participant may contribute to the plan an amount up to 10% of their covered compensation for the year, subject to certain limitations. For each year in which the employee makes a contribution to the plan, the Corporation will make a matching contribution. The Corporation may also make, but is not required to make, a discretionary contribution for each participant out of its current or accumulated net profits. The amount of the matching contribution and discretionary contribution, if any, is determined on an annual basis by the Board of Directors.

     The total plan expense for 1998, 1997 and 1996, was $338,000, $240,000 and $234,000, respectively.

     In 1994, the Corporation adopted an Employee Stock Ownership Plan (ESOP) covering substantially all full-time employees and providing that employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. The Corporation may make, but is not required to make, a discretionary contribution for each participant (proportionately based on eligible W-2 salaries) out of its current or accumulated net profits. The total contribution may be contributed in cash or corporate common stock. The amount of the discretionary contribution was 5% in cash for 1998, 1997 and 1996.

     The total plan expense for 1998, 1997 and 1996 was $1,412,000, $1,214,000 and $1,049,000, respectively.

NOTE 14 -- EXECUTIVE AND DIRECTOR COMPENSATION PLANS
EXECUTIVE INCENTIVE COMPENSATION PLAN

     The Executive Incentive Compensation Plan was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $1,344,000 in 1998, $1,320,000 in 1997 and $1,227,000 in 1996.

     In addition, deferred compensation plans have been adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1998, 1997 and 1996, based on the present value of the retirement benefits, amounted to approximately $336,000, $505,000 and $572,000, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.

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

     The following summarizes the option activity under the stock option plan for the last three years as restated to equivalent shares of the Corporation's common stock:

                                 1998                      1997                       1996
                        ------------------------   -----------------------   ------------------------
                                        WEIGHTED                  WEIGHTED                  WEIGHTED
                                         AVERAGE                   AVERAGE                   AVERAGE
                                        EXERCISE                  EXERCISE                  EXERCISE
                           SHARES         PRICE       SHARES        PRICE       SHARES        PRICE
                        ------------  ----------   ------------  ---------   ------------  ----------
Outstanding at
  beginning of year...        22,693   $    7.10         48,267   $   7.15        142,624   $    6.98
Granted...............            --                         --                        --
Exercised.............        (7,040)       6.26       (25,574)       7.19        (89,567)       6.92
Forfeited.............            --                         --                    (4,790)       6.26
                        ------------               ------------              ------------
                              15,653   $    7.48         22,693   $   7.10         48,267   $    7.15
                        ============               ============              ============

NOTE 15 -- LEASE COMMITMENTS AND CONTINGENT LIABILITIES
     The Corporation and Subsidiaries were obligated under a number of noncancelable leases mainly for various banking premises and equipment. Facilities leases, including renewal options, expire through 2008. Total rental expense for operating leases for 1998, 1997 and 1996, was $3,443,004, $3,116,000 and $2,985,000, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1998, were as follows:

                   YEAR                 OPERATING LEASES
        --------------------------      ----------------

                                          (In Thousands)
        1999......................       $        3,045
        2000......................                2,659
        2001......................                2,237
        2002......................                1,623
        2003......................                1,366
        Later years...............                2,597
                                        ---------------
        Total minimum payments....       $       13,527
                                        ===============

     In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.
     As members of The Federal Reserve System, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1998 and 1997, the aggregate amounts of daily average required balances were approximately $12,656,000 and $28,867,000, respectively.

     The Corporation is conducting a comprehensive review of its computer systems to identify the systems that could be affected by the Year 2000 Issue, and is developing a remediation plan to resolve the Issue. The Issue is whether computer systems will properly recognize date-sensitive information when the year changes to 2000. Systems that do not properly recognize such information could generate erroneous data or cause a system to fail. The Corporation is heavily dependent on computer processing in the conduct of its business activities. Failure of these systems could have a significant impact on the Corporation's operations.

NOTE 16 -- INCOME TAXES

     Net deferred tax assets consist of the following components as of December 31, 1998 and 1997:

                                            1998              1997
                                      ---------------  ---------------
                                               (In Thousands)
Deferred tax assets:
  Provision for loan losses.........   $        7,387  $         7,091
  Salary continuation plan..........            1,350            1,442
  Other real estate owned...........              598              536
  Nonaccrual interest...............               70              113
  Other.............................              382              471
                                      ---------------  ---------------
                                       $        9,787  $         9,653
                                      ---------------  ---------------


Deferred tax liabilities:
  Depreciation......................   $        2,050  $         1,386
  Excess tax basis - acquisition....              271              257
  Securities available for sale.....            3,301            1,338
  Other.............................              102              149
                                      ---------------  ---------------
                                       $        5,724  $         3,130
                                      ---------------  ---------------
                                       $        4,063  $         6,523
                                      ===============  ===============

     The provision for income taxes charged to operations for the years ended December 31, 1998, 1997 and 1996, consists of the following:

                                 1998           1997            1996
                            -------------   ------------   -------------

                                           (In Thousands)
Current tax expense.......   $     18,560   $     14,851    $     15,938
Deferred tax (benefit)....            497          1,509            (69)
                            -------------   ------------   -------------

                             $     19,057   $     16,360    $     15,869
                            =============   ============   =============

     The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1998, 1997 and 1996 due to the following:

                                                              1998           1997            1996
                                                         -------------   ------------   -------------
Computed "expected" tax expense........................       35.0%          35.0%           35.0%
Increase (decrease) in income taxes resulting from:
  Tax-exempt interest..................................       (1.2)          (1.7)           (2.1)
  Nondeductible merger expenses........................         .1            --               .3
  Other, net...........................................        (.4)           (.1)             .8
                                                         -------------   ------------   -------------
                                                              34.3%          33.2%           34.0%
                                                         =============   ============   =============

NOTE 17 -- RESTRICTIONS ON TRANSFERS TO PARENT

     Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1998, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $31,285,000 or 10.9% of the consolidated net assets.

NOTE 18 -- FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK

     The Corporation and Subsidiaries are party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation and Subsidiaries have in particular classes of financial instruments.
     The Corporation and Subsidiaries' exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual notional amount of those instruments. The Corporation and Subsidiaries use the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     Unless noted otherwise, the Corporation and Subsidiaries do not require collateral or other security to support financial instruments with credit risk.
     A summary of the contract or notional amount of the Corporation and Subsidiaries' exposure to off-balance-sheet risk as of December 31, 1998 and 1997, is as follows:

                                                                             1998            1997
                                                                         ------------   -------------
                                                                                (In Thousands)
Financial instruments whose contract amounts represent credit risk:
  Commitments to extend credit........................................   $    384,463    $    339,417
  Standby letters of credit and financial guarantees written..........   $     22,816    $     20,128

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

     Standby letters of credit and financial guarantees written are conditional commitments issued by the Corporation and Subsidiaries to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing, and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation and Subsidiaries hold marketable securities as collateral supporting those commitments for which collateral is deemed necessary. The extent of collateral held for those commitments at December 31, 1998, varies from 0 percent to 100 percent; the average amount collateralized is 42 percent.

NOTE 19 -- CREDIT RISK
     As of December 31, 1998, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $490,682,000 which were in excess of 10% of the total loan portfolio. The Corporation does not engage in any foreign lending activities.
     As of December 31, 1998, the Corporation had $48,343,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).

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

 DEPOSITS AND BORROWINGS
     The fair value of demand deposits, savings accounts, and certain money market deposits is the amount payable on demand at the reporting date. For all other deposits and borrowings, the fair value is determined using the discounted cash flow method. The discount rate was equal to the rate currently offered on similar products.

 OFF-BALANCE-SHEET FINANCIAL INSTRUMENTS
     The fair value of commitments to extend credit is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.
     The fair value of stand-by letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.
     At December 31, 1998 and 1997, the carrying amounts and fair values of loan commitments, and stand-by letters of credit, were immaterial.
     The estimated fair values of the Corporation's financial instruments are as follows:

                                                     1998                            1997
                                         -----------------------------  -----------------------------
                                            CARRYING         FAIR          CARRYING          FAIR
                                             AMOUNT          VALUE          AMOUNT           VALUE
                                         -------------  --------------  -------------   -------------
                                                  (In Thousands)                (In Thousands)
FINANCIAL ASSETS:
  Cash and short-term investments......  $     309,589  $      309,589  $     257,058    $    257,058
  Investments securities...............        399,208         404,793        406,707         413,286
  Securities available for sale........        372,481         372,481        254,466         254,466
  Loans................................      1,671,105       1,709,853      1,627,064       1,647,565
                                         -------------  --------------  -------------   -------------
        Total financial assets.........  $   2,752,383  $    2,796,716  $   2,545,295    $  2,572,375
                                         =============  ==============  =============   =============

FINANCIAL LIABILITIES:
  Deposits.............................  $   2,436,022  $    2,440,397  $   2,275,380    $  2,282,437
  Federal funds purchased and securities
    sold under agreement to repurchase.        102,935         102,935         81,336          81,336
  Other short-term borrowings..........         17,312          17,312         14,509          14,509
  Long-term debt.......................         21,058          19,856         17,136          13,887
                                         -------------  --------------  -------------   -------------
        Total financial liabilities....  $   2,577,327  $    2,580,500  $   2,388,361    $  2,392,169
                                         =============  ==============  =============   =============

NOTE 21 -- REGULATORY MATTERS
     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1998, that the Corporation meets all capital adequacy requirements to which it is subject.
     As of December 31, 1998, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.
     There are no conditions or events since that notification that management believes have changed the institution's category.
     The Corporation's and significant Subsidiaries' actual capital amounts and ratios are also presented in the table:

                                                                               TO BE WELL CAPITALIZED
                                                             FOR CAPITAL       UNDER PROMPT CORRECTIVE
                                       ACTUAL             ADEQUACY PURPOSES       ACTION PROVISIONS
                                ---------------------  ----------------------- -----------------------
                                 AMOUNT       RATIO       AMOUNT      RATIO       AMOUNT      RATIO
                                ---------  ----------  ----------- ----------- ----------- -----------
                                                           (In Thousands)
As of December 31, 1998:
  Total Capital (to Risk
      Weighted Assets)
      Consolidated...........   $ 293,406     16.3%     >$144,266   >  8.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  80,942     16.4%     >$ 39,615   >  8.0%     >$  49,519  >  10.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  56,056     13.4%     >$ 33,416   >  8.0%     >$  41,770  >  10.0%
                                                        -           -           -           -
  Tier 1 Capital (to Risk
      Weighted Assets)
      Consolidated...........   $ 271,037     15.0%     >$ 72,133   >  4.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  74,752     15.1%     >$ 19,808   >  4.0%     >$  29,711  >  6.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  51,101     12.2%     >$ 16,708   >  4.0%     >$  25,062  >  6.0%
                                                        -           -           -           -
  Tier 1 Capital (to
      Average Assets)
      Consolidated...........   $ 271,037      9.9%     >$109,878   >  4.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  74,752      9.6%     >$ 31,125   >  4.0%     >$  38,906  >  5.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  51,101      7.8%     >$ 26,267   >  4.0%     >$  32,934  >  5.0%
                                                        -           -           -           -
As of December 31, 1997:
  Total Capital (to Risk
      Weighted Assets)
      Consolidated...........   $ 272,319     16.3%     >$133,798   >  8.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  78,440     15.7%     >$ 40,067   >  8.0%     >$  50,084  >  10.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  46,160     14.1%     >$ 26,204   >  8.0%     >$  32,755  >  10.0%
                                                        -           -           -           -
  Tier 1 Capital (to Risk
      Weighted Assets)
      Consolidated...........   $ 251,413     15.0%     >$ 66,899   >  4.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  72,180     14.4%     >$ 20,034   >  4.0%     >$  30,050  >  6.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  42,066     12.9%     >$ 13,102   >  4.0%     >$  19,653  >  6.0%
                                                       -           -           -           -
  Tier 1 Capital (to
      Average Assets)
      Consolidated...........   $ 251,413      9.9%     >$101,376   >  4.0%               N/A
                                                        -           -
      F&M Bank-Winchester....   $  72,180      8.8%     >$ 32,854   >  4.0%     >$  41,067  >  5.0%
                                                        -           -           -           -
      F&M Bank-NOVA..........   $  42,066      8.3%     >$ 20,202   >  4.0%     >$  25,253  >  5.0%
                                                        -           -           -           -

NOTE 22 -- PROPOSED MERGER
     Security Bank Corporation (SBC) and the Corporation have entered into a Definitive Agreement and Plan of Reorganization, dated as of November 25, 1998 and related Plan of Merger (collectively, the "Merger Agreement"). This transaction is subject to the approval of regulatory authorities and shareholders of SBC. Under the terms of the Merger Agreement, SBC will be merged with F&M Bank-Northern Virginia and each share of common stock of SBC outstanding immediately prior to consummation of the Merger will be exchanged, in a tax-free exchange, for shares of F&M common stock whose aggregate market value equals $17.25, with cash being paid in lieu of issuing fractional shares. It is anticipated that the Merger will become effective in the first quarter of 1999. As of December 31, 1998, SBC had total assets of $61.2 million, total loans of $34.3 million, total deposits of $52.4 million and total shareholders' equity of $7.9 million.

NOTE 23 -- CONDENSED FINANCIAL INFORMATION -- PARENT COMPANY ONLY

                            F&M NATIONAL CORPORATION
                            (PARENT CORPORATION ONLY)

                                 BALANCE SHEETS
                           December 31, 1998 and 1997

                                                                                 DECEMBER 31,
                                                                        -----------------------------
                                                                             1998            1997
                                                                        ------------   -------------
                                                                                (In Thousands)
ASSETS
 Cash on deposit with subsidiary banks................................   $          1    $          1
  Investment in subsidiaries, at cost, plus equity in undistributed
    net income........................................................        265,306         258,013
  Securities available for sale.......................................         10,063           9,964
  Other short-term investments........................................         24,401           7,726
  Bank premises and equipment, net....................................          1,345           1,348
  Intangible, goodwill, at amortized cost.............................            185             245
  Other assets........................................................         10,719          10,692
                                                                         ------------   -------------
                 Total assets.........................................   $    312,020    $    287,989
                                                                         ============   =============
LIABILITIES AND SHAREHOLDERS' EQUITY

LIABILITIES
  Short-term borrowings...............................................   $     17,483    $     14,218
  Dividends payable...................................................          4,263           3,761
  Other liabilities...................................................          3,169           5,159
                                                                         ------------   -------------
                Total liabilities.....................................   $     24,915    $     23,138
                                                                         ------------   -------------
SHAREHOLDERS' EQUITY
  Preferred stock.....................................................   $         --    $         --
  Common stock........................................................         43,743          43,779
  Capital surplus.....................................................         76,404          77,989
  Retained earnings, which are substantially undistributed earnings
    of subsidiaries...................................................        160,980         140,853
  Accumulated other comprehensive income..............................          5,978           2,230
                                                                         ------------   -------------
                Total shareholders' equity............................   $    287,105    $    264,851
                                                                         ------------   -------------
                Total liabilities and shareholders' equity............   $    312,020    $    287,989
                                                                         ============   =============

                                   F&M NATIONAL CORPORATION
                                  (PARENT CORPORATION ONLY)
                                     STATEMENTS OF INCOME
              For Each of the Three Years in the Period Ended December 31, 1998

                                                                         DECEMBER 31,
                                                         --------------------------------------------
                                                              1998           1997            1996
                                                         -------------   ------------   -------------

                                                                         (In Thousands)
REVENUE
 Dividends from subsidiaries...........................   $     34,435   $     17,012    $     14,418
  Interest on other short-term investments.............            361            219             665
  Interest and dividends on securities available for sale          427            448             390
  Management fees from subsidiaries....................          3,179          2,826           2,409
  Rental income from subsidiaries......................            123             54              91
  Profits on securities available for sale.............            546          3,252             407
  Other revenue........................................              8             22              11
                                                         -------------   ------------   -------------
                 Total revenue.........................   $     39,079   $     23,833    $     18,391
                                                         -------------   ------------   -------------
EXPENSES
 Salaries and employee benefits........................   $      1,859   $      2,113    $      2,029
  Directors, fees......................................            205            190             178
  Taxes (other than income)............................             51             42              13
  Interest.............................................            360            348             374
  Amortization of goodwill.............................             60             60              60
  Depreciation.........................................             31             34              35
  Merger expenses......................................            226              9             381
  Other expenses.......................................            824          1,068             956
                                                         -------------   ------------   -------------
                 Total expenses........................   $      3,616   $      3,864    $      4,026
                                                         -------------   ------------   -------------
             INCOME BEFORE INCOME TAXES AND EQUITY
              IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES $     35,463   $     19,969    $     14,365

INCOME TAX EXPENSE (BENEFIT)...........................            447          1,143           (164)
                                                         -------------   ------------   -------------
             INCOME BEFORE EQUITY IN UNDISTRIBUTED
                NET INCOME OF SUBSIDIARIES.........       $     35,016   $     18,826    $     14,529

EQUITY IN UNDISTRIBUTED NET INCOME OF SUBSIDIARIES.....          1,469         13,978          16,373
                                                         -------------   ------------   -------------
             NET INCOME.............................      $     36,485   $     32,804    $     30,902
                                                         =============   ============   =============

                                   F&M NATIONAL CORPORATION
                                  (PARENT CORPORATION ONLY)
                                   STATEMENTS OF CASH FLOWS
              For Each of the Three Years in the Period Ended December 31, 1998

                                                                         DECEMBER 31,
                                                         --------------------------------------------
                                                              1998           1997            1996
                                                         -------------   ------------   -------------
                                                                        (In Thousands)
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income............................................   $    36,485    $     32,804    $     30,902
  Adjustments to reconcile net income to net cash provided
    by operating activities:
      Depreciation.....................................            31              34              35
      Amortization.....................................            60              60              60
      Deferred income taxes (credits)..................           276             239           (308)
      Discount accretion...............................            (4)             (4)            (3)
      Profits on securities available for sale.........          (546)         (3,252)          (407)
      Undistributed net income of subsidiaries.........        (1,469)        (13,978)       (16,373)
      Decrease in goodwill.............................             --             --             304
      (Increase) decrease in other assets..............         1,795          (1,781)        (4,804)
      Increase in other liabilities....................        (1,990)          1,345           1,077
                                                         -------------   ------------   -------------
               Net cash provided by operating activities  $    34,638    $     15,467    $     10,483
                                                         -------------   ------------   -------------
CASH FLOWS FROM INVESTING ACTIVITIES
 (Increase) decrease in investment in subsidiaries.....   $    (1,600)   $         --    $        162
  Purchase of securities available for sale............        (2,151)         (2,227)        (6,024)
  Proceeds from sale of securities available for sale..          1,557          8,447           2,954
  (Increase) decrease in other short-term investments..       (16,675)          2,128          12,561
  Purchase of bank premises and equipment..............           (28)             (6)            (3)
                                                         -------------   ------------   -------------
               Net cash provided by (used in) investing
                activities                                $   (18,897)   $      8,342    $      9,650
                                                         -------------   ------------   -------------
CASH FLOWS FROM FINANCING ACTIVITIES
 Increase (decrease) in short-term borrowings..........   $      3,265   $       (237)   $    (4,007)
  Net proceeds from issuance and sale of common stock..          2,959          2,594           3,336
  Acquisition of common stock..........................        (6,109)        (10,594)        (7,456)
  Dividends paid.......................................       (15,856)        (15,703)       (12,049)
                                                         -------------   ------------   -------------

               Net cash (used in) financing activities    $   (15,741)   $    (23,940)   $   (20,176)
                                                         -------------   ------------   -------------
               (Decrease) in cash and cash equivalents    $        --    $       (131)   $       (43)

CASH AND CASH EQUIVALENTS
 Beginning.............................................              1            132             175
                                                         -------------   ------------   -------------

  Ending...............................................   $          1   $          1    $        132
                                                         =============   ============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
 Cash payments for interest............................   $        360   $        348    $        374
                                                         =============   ============   =============
SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING AND
  FINANCING ACTIVITIES
 Issuance of stock options under nonvariable
    compensatory plan                                     $      1,529   $        732    $        500
                                                         =============   ============   =============
 Issuance of common stock in exchange for net
    assets in bank acquisition.........................   $         --   $      6,297    $         --
                                                         =============   ============   =============
 Unrealized gain (loss) on securities available for sale  $      1,045   $       (858)   $        215
                                                         =============   ============   =============

                                 INDEPENDENT AUDITOR'S REPORT


TO THE SHAREHOLDERS AND DIRECTORS
  OF F&M NATIONAL CORPORATION
WINCHESTER, VIRGINIA


     We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1998, 1997 and 1996. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1998, 1997 and 1996, in conformity with generally accepted accounting principles.



Winchester, Virginia                         /s/ Yount, Hyde & Barbour, P.C.
January 27, 1999                             YOUNT, HYDE & BARBOUR, P.C.

                   [F&M LOGO APPEARS HERE] F&M TRUST COMPANY

     F&M Trust Company began as a new subsidiary of F&M National Corporation on January 1, 1998. While the corporate structure was new, consolidating three existing bank trust departments into one entity, we are hardly new to the trust business since one of those bank departments had been in business for over 71 years.
     F&M Trust Company began 1998 managing consolidated trust assets totaling $480 million. By year-end, managed trust assets (representing 1627 fiduciary accounts) exceeded $586 million, a 22 percent growth generated through business development and investment enhancement.
     Our Company is fortunate to have a seasoned staff of 29 professionals, with regional offices in Fairfax and Warrenton supported by the headquarters office in Winchester. Our regional presence allows us to personally serve our expanded customer base in Virginia, West Virginia and Maryland.
     Unquestionably one of the highlights of the year has been the company's success in developing new trust business. The net growth in trust assets from new business generated from outside sources exceeded $75 million. Another highlight would be our growth in revenue from fiduciary services. Total trust revenue for 1998 was $2,674,000 which represented a 16 percent increase over the consolidated trust revenue for the preceding year. Net income from 1998 operations, after taxes, was $426,463 which exceeded initial corporate projections.
     A third highlight of the year would be investment performance... our record is outstanding. The portfolio managers for F&M Trust Company remain dedicated to a disciplined blended approach (value and growth) to the selection of quality stocks together with a structured allocation process to ensure a prudent portfolio diversification. Our individually managed accounts and the Company's collective trust funds had excellent results for 1998. The Balanced Common Trust Fund produced a return of 22.27 percent for the year which significantly exceeded the Lipper Balanced Fund Average of 13.48 percent, thereby continuing a tradition of index out-performance which extends into both the 5-year and 10-year time frames. The Income Fund's return for 1998 was 7.38 percent which compares very favorably to the Lipper General Bond Fund Average of 6.47 percent. As with the Balanced Fund, the performance of the Income Fund has also outdistanced its Lipper Benchmark in the 5- and 10-year horizons.
     With trust operations fully consolidated, personnel fully staffed and our vision for the future clearly focused, we head to the new century anticipating continued asset growth and greater profitability for our stockholders. However, we pledge to never lose sight of our underlying commitment of providing professional and personal service for each of our fiduciary customers.


                                                [SIGNATURE APPEARS HERE]
                                                F. Dixon Whitworth, Jr.
                                                President and CEO



                      ASSETS AND ACCOUNTS UNDER MANAGEMENT
                      As of December, 31, 1998 (unaudited)

                                                              (IN THOUSANDS)
                                                               ------------
     ASSETS
         Discretionary Assets:
          Bank Deposits.....................................   $      1,964
          United States Treasury and Agency Obligations.....         20,770
          State, County, and Municipal Obligations..........         21,334
          Short Term Interest Bearing Funds.................         48,621
          Notes and Bonds...................................         39,473
          Common and Preferred Stocks.......................        266,287
          Real Estate Mortgages.............................          1,588
          Real Estate.......................................         10,982
          Miscellaneous Assets..............................         13,818
                                                               ------------
         Total Discretionary Assets.........................   $    424,837
                                                               ------------
         Non-Discretionary Assets...........................   $    161,599
                                                               ------------
                                         Total Assets.......   $    586,436
                                                               ============
     ACCOUNTS
         Personal Trusts...............................   382  $    230,205
         Estates and Other Court Accounts..............    30        10,796
         Employee Benefit Accounts.....................   785       156,401
         Agencies and Other............................   430       189,034
                                                               ------------
                                         Total Accounts  1627  $    586,436
                                                               ============
50

F&M NATIONAL CORPORATION


DIRECTORS:                                           OFFICERS:

Frank Armstrong, III                                 W. M. Feltner
CHAIRMAN, PRESIDENT, AND CHIEF EXECUTIVE OFFICER,    CHAIRMAN OF THE BOARD AND
NATIONAL FRUIT PRODUCT COMPANY, INC.                 CHIEF EXECUTIVE OFFICER

W. H. Clement                                        Alfred B. Whitt
VICE CHAIRMAN, HIDDEN CREEK                          PRESIDENT, VICE CHAIRMAN,
INDUSTRIES, INC.                                     CHIEF FINANCIAL OFFICER

Charles E. Curtis                                    Charles E. Curtis
VICE CHAIRMAN, CHIEF ADMINISTRATIVE OFFICER          VICE CHAIRMAN AND CHIEF
F&M NATIONAL CORPORATION                             ADMINISTRATIVE OFFICER

W. M. Feltner                                        F. Dixon Whitworth, Jr.
CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER,   EXECUTIVE VICE PRESIDENT
F&M NATIONAL CORPORATION;
CHAIRMAN OF THE BOARD, F&M BANK-WINCHESTER           Betty H. Carroll
                                                     SENIOR VICE PRESIDENT
John R. Fernstrom
CHAIRMAN OF THE BOARD,                               Jack W. Lee, Jr.
F&M BANK-ALLEGIANCE                                  SENIOR VICE PRESIDENT-AUDITOR

William R. Harris                                    Michael L. Bryan
PRESIDENT AND CHAIRMAN OF THE BOARD,                 CORPORATE SECRETARY
HARRIS HEATING AND PLUMBING, INC.
                                                     Barbara H. Ward
L. David Horner, III                                 TREASURER
CHAIRMAN, HORNER PROPERTIES, INC.
                                                     Colleen M. Bly
Jack R. Huyett                                       DIRECTOR OF HUMAN RESOURCES SERVICES
RETIRED PRESIDENT AND CAO,
F&M NATIONAL CORPORATION                             Richard B. Wiltshire, Jr.
                                                     INDEPENDENT LOAN REVIEW OFFICER
George L. Romine
SALES MANAGEMENT CONSULTANT

J. D. Shockey, Jr.
PRESIDENT, SHOCKEY INDUSTRIES, INC.

Ronald W. Tydings
ATTORNEY, ODIN, FELDMAN AND PITTLEMAN P.C.

Fred G. Wayland, Jr.
RETIRED PRESIDENT, F&M BANK-PEOPLES

Alfred B. Whitt
PRESIDENT, VICE CHAIRMAN AND CHIEF FINANCIAL OFFICER
F&M NATIONAL CORPORATION
VICE CHAIRMAN AND SECRETARY
F&M BANK-WINCHESTER

DIRECTORS EMERITI
John S. Scully III
C. Ridgely White

F&M BANK-WINCHESTER                     CHARGE CARDS:                           D. Elliott Collins
                                                                                VICE PRESIDENT
DIRECTORS:                              Clyde C. Lamond III                     Jeannette Doyle
                                        VICE PRESIDENT-CHARGE CARDS             VICE PRESIDENT
Frank Armstrong, III
Ruth D. Bridgeforth                                                             F&M BANK-
Betty H. Carroll                        MONEY MANAGEMENT:                       MASSANUTTEN
W. H. Clement
Charles E. Curtis                       Phyllis K. Bishop                       DIRECTORS:
W. M. Feltner, CHAIRMAN                 VICE PRESIDENT
Joseph E. Kalbach                       Linda G. Jones                          J. Robert Black
George L. Romine                        VICE PRESIDENT                          Robert W. Drechsler
J. D. Shockey, Jr.                                                              Dwight W. Hartman
Beverley B. Shoemaker                   MARKETING:                              W. Wallace Hatcher, CHAIRMAN
William A. Truban, DVM                                                          Russell K. Henry, Jr.
Alfred B. Whitt                         Jill A. Feltner                         Marian G. Jenkins
F. Dixon Whitworth, Jr.                 MARKETING DIRECTOR                      Curtis F. Kite
James R. Wilkins, III                                                           W. Price Lineweaver
                                        Miles R. Orndorff, Jr.                  Harry L. Rawley
DIRECTOR EMERITUS:                      PUBLIC RELATIONS DIRECTOR               Garnett R. Turner
Mary M. Henkel                                                                  Nancy H. Whitmore
                                        F&M BANK-                               Alfred B. Whitt
OFFICERS:                               CENTRAL VIRGINIA
W. M. Feltner                                                                   OFFICERS:
CHAIRMAN OF THE BOARD                   DIRECTORS:
                                        Jacob P. Bailey, CHAIRMAN               Russell K. Henry, Jr.
Alfred B. Whitt                         William J. Camden                       PRESIDENT AND CHIEF EXECUTIVE OFFICER
VICE CHAIRMAN, SECRETARY                James N. Fleming
                                        S. W. Heischman                         Writa D. Hill
Charles E. Curtis                       Larry J. McElwain                       SENIOR VICE PRESIDENT,
VICE CHAIRMAN                           Ronald L. Moyer                         SENIOR OPERATIONS OFFICER, SECRETARY
                                        William B. Pollard, M.D.
Betty H. Carroll                        Robert C. Raynor, M.D.                  Edward A. Strunk
PRESIDENT AND CHIEF EXECUTIVE OFFICER   Thomas H. Romer                         SENIOR VICE PRESIDENT
                                        Walter L.Tucker, Jr.
Barbara H. Ward                         Wayne L. Turner                         James G. Link
SENIOR VICE PRESIDENT                   F. Dixon Whitworth, Jr.                 VICE PRESIDENT

                                        OFFICERS:                               Donna S. Walker
LOANS:                                                                          VICE PRESIDENT
                                        Wayne L.Turner
M. Lee Boppe                            PRESIDENT AND                           F&M-BANK-NORTHERN
SENIOR VICE PRESIDENT-LOANS             CHIEF EXECUTIVE OFFICER                 VIRGINIA

Frances H. Fortune                      William K. King                         DIRECTORS:
SENIOR VICE PRESIDENT-CREDIT            SENIOR VICE PRESIDENT AND SECRETARY
                                        Vicki T. Miller                         Daniel R. Baker
Robert E. Lee                           VICE PRESIDENT AND CASHIER              Warren E. Barry
SENIOR VICE PRESIDENT-LOANS             Larry F. Mundy                          Robert H. Bird
                                        VICE PRESIDENT-COMMERCIAL LENDING       Hugh W. Compton
Fay H. DeHaven                                                                  Charles E. Curtis
VICE PRESIDENT-LOANS                    F&M BANK-EMPORIA                        James C. Davis
                                                                                Frances H. Fannon III
Romaine S. Hess                         DIRECTORS:                              David E. Feldman
VICE PRESIDENT-LOAN OPERATIONS          C. Butler Barrett                       Howard R. Green
                                        Stephen D. Bloom                        Thom F. Hanes
Steven D. Tavenner                      Bobby L. Flippen                        Scott C. Humphrey
VICE PRESIDENT-LOANS                    Dr. Theopolis Gilliam, Jr.              Reed E. Larson
                                        Robert H. Grizzard, Jr., CHAIRMAN       Henry C. Mackall
OPERATIONS:                             O. Wayne Hanks                          Charles D. Mercer
                                        Arthur H. Kreienbaum, Jr.               Carol B. Moore
Peggy J. Marcus                         Wayne P. Leath                          Jon M. Peterson
SENIOR VICE PRESIDENT-CASHIER                                                   T. Earl Rogers
                                        OFFICERS:                               Thomas D. Rust
Shelby C. Hodgson                       O. Wayne Hanks                          Edward Semonian
VICE PRESIDENT-BRANCH COORDINATOR       PRESIDENT AND CHIEF EXECUTIVE OFFICER   Robert E. Sevila


Arvilla S. Rinker
VICE PRESIDENT-OPERATIONS

Linda P. Russell
VICE PRESIDENT-NSF OFFICER

Paul E. Shifflett
VICE PRESIDENT-CONTROLLER

Ronald W. Tydings, CHAIRMAN             B. Drew Brown                           Joan B. Oliver
Michael M. Webb                         VICE PRESIDENT-COMMERCIAL LENDING       VICE PRESIDENT-DATA PROCESSING
Michael E. Wicks                        Arlene F. Haley
                                        VICE PRESIDENT-COMMERICAL LENDING       Nancy W. Clatterbuck
OFFICERS:                               Michael K. Kuhns                        VICE PRESIDENT-BRANCH MANAGER
                                        VICE PRESIDENT-COMMERCIAL LENDING
T. Earl Rogers                          Robert J. Maiorana                      Daryl A. Urnosky
PRESIDENT AND CHIEF EXECUTIVE OFFICER   VICE PRESIDENT-COMMERCIAL LENDING       VICE PRESIDENT-CHIEF FINANCIAL OFFICER
                                        Robert C. Miller
Thom F. Hanes                           VICE PRESIDENT-COMMERCIAL LENDING       F&M BANK-RICHMOND
EXECUTIVE VICE PRESIDENT AND            Jeffery M. Rosati
REGIONAL EXECUTIVE OFFICER              VICE PRESIDENT-COMMERCIAL LENDING       DIRECTORS:
                                        Alejandro Solis
Ramona W. Rodriguez                     VICE PRESIDENT-COMMERCIAL LENDING       James H. Atkinson, Jr.
SENIOR VICE PRESIDENT, CHIEF            Carter L. Wormeley                      Jeff C. Bane
FINANCIAL OFFICER AND SECRETARY         VICE PRESIDENT-COMMERCIAL LENDING       W. S. Carnes
                                        Nancy J. Krause                         Stephen C. Conte
Donald E. Strehle                       VICE PRESIDENT-COMPLIANCE OFFICER       Quentin L. Corbett
SENIOR VICE PRESIDENT,                  John Djuric                             Lewis T. Cowardin
BRANCH ADMINISTRATOR                    VICE PRESIDENT-CONSTRUCTION LENDING     Zane G. Davis
John R. Lucas                           Bonnie D. Klepner                       Read F. Goode
SENIOR VICE PRESIDENT AND               VICE PRESIDENT-CONTRACTS COORDINATOR    Richard H. Hamlin
REGIONAL OFFICER                        Cynthia E. McGlumphy                    A. Lee Hanbury
Alice B. Williams                       VICE PRESIDENT-LOAN ADMINISTRATION      William R. Harris, CHAIRMAN
SENIOR VICE PRESIDENT AND               Thomas F. Bradley                       Seale A. Moorer
REGIONAL OFFICER                        VICE PRESIDENT-MORTGAGE LENDING         Thomas L. Newton, Jr.
                                        George T. Pawlak                        Thomas E. Pruitt
J. David Holden                         VICE PRESIDENT-NETWORK ADMINISTRATOR    James R. Reames
SENIOR VICE PRESIDENT-                                                          Oliver D. Rudy
BUSINESS DEVELOPMENT                    F&M-PEOPLES                             J. K. Timmons, Jr.
                                                                                F. Dixon Whitworth, Jr.
Steven R. Wilson                        DIRECTORS:
SENIOR VICE PRESIDENT-                                                          OFFICERS:
COMMERCIAL LENDING                      Alice Jane Childs
                                        Alan L. Day, Jr.                        James H. Atkinson, Jr.
Steven P. Tees                          Marshall DeF. Doeller                   PRESIDENT AND CHIEF EXECUTIVE OFFICER
SENIOR VICE PRESIDENT-                  George F. Downes
RETAIL LENDING                          T. Christopher Jenkins                  Quentin L. Corbett
                                        Thomas H. Kirk                          EXECUTIVE VICE PRESIDENT
Karin M. Johns                          Mark C. Riley
CASHIER AND ASSISTANT SECRETARY         Lewis N. Springer                       Wayne D. Eaves
                                        Edward C. A. Wachtmeister, CHAIRMAN     SENIOR VICE PRESIDENT
Edward P. Alton                         Fred G. Wayland, Jr.
VICE PRESIDENT-MORTGAGE DIVISION                                                Vera H. Primm
                                        DIRECTOR EMERITUS:                      SENIOR VICE PRESIDENT
Cynthia C. Fisher
VICE PRESIDENT-OPERATIONS               Vincent L. Tolson                       K. Bradley Hildebrandt
                                                                                SENIOR VICE PRESIDENT
Paula A. Newsome                        OFFICERS:
VICE PRESIDENT                                                                  Daily H. Stern
                                        Mark C. Riley                           VICE PRESIDENT AND COMPLIANCE OFFICER
Harvey R. Boltwood                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
VICE PRESIDENT-BUSINESS DEVELOPMENT                                             Marshall E. McCall
                                        Caren M. Eastham                        VICE PRESIDENT-COMMERCIAL LENDING
James E. Merritt                        SENIOR VICE PRESIDENT-
VICE PRESIDENT-BUSINESS DEVELOPMENT     ADMINISTRATIVE SERVICES                 F&M BANK-WEST VIRGINIA

Charles W. Whittaker                    Theodore R. Coleman                     DIRECTORS:
VICE PRESIDENT-BUSINESS DEVELOPMENT     VICE PRESIDENT-LOANS
                                                                                William M. Bane
Michele K. Parker                       Richard L. Monahan                      Betty H. Carroll
VICE PRESIDENT-CASH MANAGEMENT          VICE PRESIDENT-LENDING                  Craig H. Collis
                                                                                Charles C. Conrad
Peter T. Fuge                                                                   J. Blackwell Davis, Sr.
VICE PRESIDENT-COMMERCIAL LOAN OFFICER                                          Douglas E. Haines
                                                                                Denver L. Hipp
Wayne R. Garcia                                                                 Joseph W. Kessel
VICE PRESIDENT-COMMERCIAL LOAN OFFICER                                          J. Wayne Lancaster
Robert L. Amsler                                                                Dr. James M. Moler
VICE PRESIDENT-COMMERCIAL LENDING                                               Paul L. Reid, CHAIRMAN
                                                                                Glen A. Ryan
Kathleen Bromley
VICE PRESIDENT-COMMERCIAL LENDING

Richard B. Schwinabart                  F&M MORTGAGE SERVICES, INCORPORATED     F&M-SHOMO & LINEWEAVER INCORPORATED
Rudy R. Sites
Donald L. Sperow, Sr.                   DIRECTORS:                              DIRECTORS:
Alfred B. Whitt                         Betty H. Carroll                        Betty H. Carroll
                                        Charles E. Curtis                       Michael A. Conway
DIRECTORS EMERTI:                       James M. O'Brien                        Robert W. Drechsler, CHAIRMAN
                                        Alfred B. Whitt                         Michael E. Fiore
Harlan M. Bell                                                                  W. Michael Heatwole, III
G. Francis Caton                        OFFICERS:                               W. Price Lineweaver
William C. Knott                                                                Ellen M. Ritchie
Dr. William R. McCune                   James M. O'Brien                        Jerry D. Sheets
Evelyn S. Oates                         PRESIDENT AND CHIEF EXECUTIVE OFFICER   Norman J. Stern
Harland D. Ridder                       Monique Fraedrich                       Donald W. Wallinger
                                        EXECUTIVE VICE PRESIDENT                Alfred B. Whitt
OFFICERS:                               John Bobko
Denver L. Hipp                          SENIOR VICE PRESIDENT                   OFFICERS:
PRESIDENT AND CHIEF EXECUTIVE OFFICER   Robert N. Tyson
                                        SENIOR VICE PRESIDENT                   Robert W. Drechsler
Ida M. Hull                             Beverly Alexander                       CHAIRMAN
SENIOR VICE PRESIDENT AND CASHIER       VICE PRESIDENT                          W. Price Lineweaver
                                        Betty H. Carroll                        PRESIDENT
Thomas R. Reilly                        VICE PRESIDENT                          Michael E. Fiore
SENIOR VICE PRESIDENT-ADMINISTRATION    John G. Mortimer                        SECRETARY
                                        VICE PRESIDENT
Reginald C. Kimble                      M. Louise Riley                         F&M-J. V. ARTHUR, INCORPORATED
SENIOR VICE PRESIDENT-LENDING           VICE PRESIDENT
                                        Michael L. Bryan                        DIRECTORS:
James C. Rodgers                        SECRETARY-TREASURER                     Betty H. Carroll
SENIOR VICE PRESIDENT-REGIONAL MANAGER                                          Gary S. Nichols
                                                                                Jerry Partlow
Bruce E. Ludwick                        F&M TRUST COMPANY                       Terry S. Plank
SENIOR VICE PRESIDENT-REGIONAL MANAGER                                          Alfred B. Whitt
                                        DIRECTORS:
F&M BANK-ALLEGIANCE                     Betty H. Carroll                        OFFICERS:
                                        W. H. Clement
DIRECTORS:                              Joseph E. Kalbach                       Gary S. Nichols
Charles E. Curtis                       Ronald W. Tydings                       PRESIDENT
John R. Fernstrom, CHAIRMAN             Edward C. A. Wachtmeister               Jerry Partlow
Michael A. Hubert                       Michael M. Webb                         VICE PRESIDENT
William E. Knight                       F. Dixon Whitworth, Jr., CHAIRMAN       Terry S. Plank
R. Hugh Rial, Jr.                                                               VICE PRESIDENT
Jerrold Rosenberg                       OFFICERS:
Linda Greer Spooner
Ronald A. Willoner                      F. Dixon Whitworth, Jr.                 F&M FINANCIAL SERVICES CORPORATION
                                        PRESIDENT
OFFICERS:                               David D. Addison                        DIRECTORS:
R. Hugh Rial, Jr.                       SENIOR VICE PRESIDENT                   Norman J. Stern
PRESIDENT AND CHIEF                     Marshall J. Beverley, Jr.               W. Michael Heatwole, III
EXECUTIVE OFFICER                       SENIOR VICE PRESIDENT
                                        Thomas H. Kirk                          OFFICERS:
Robert P. Pugh                          SENIOR VICE PRESIDENT
EXECUTIVE VICE PRESIDENT                W. Blakely Curtis                       Norman J. Stern
                                        VICE PRESIDENT                          PRESIDENT
Elaine B. Durkin                        Dennis R. Dorsett                       W. Michael Heatwole, III
SENIOR VICE PRESIDENT-OPERATIONS        VICE PRESIDENT                          SECRETARY
William A. Gallagher                    E. Lee Earnhardt
SENIOR VICE PRESIDENT-                  VICE PRESIDENT
CHIEF LENDING OFFICER
Jack D. Green
SENIOR VICE PRESIDENT-
BRANCH ADMINISTRATION
David S. Cohen
VICE PRESIDENT-CONTROLLER
David W. Irey
VICE PRESIDENT-CONSUMER LOANS
AND COMPLIANCE OFFICER


54



WINCHESTER
CREDIT CORPORATION

DIRECTORS:

Betty H. Carroll
Charles E. Curtis
Alfred B. Whitt

OFFICERS:

Betty H. Carroll
PRESIDENT
Michael L. Bryan
SECRETARY
Barbara H. Ward
TREASURER


APPLE TITLE COMPANY

DIRECTORS:

Betty H. Carroll
Charles E. Curtis
Alfred B. Whitt

OFFICERS:

Betty H. Carroll
PRESIDENT
Michael L. Byran
SECRETARY
Frances H. Fortune
TREASURER

CORPORATE HEADQUARTERS                  22550 Davis Drive                       F&M BANK-MASSANUTTEN
                                        Sterling, Virginia 20164
F&M NATIONAL CORPORATION                703-435-0782                            1855 East Market Street
9 Court Square                          RAPPAHANNOCK COUNTY:                    Harrisonburg, Virginia 22801
Winchester, Virginia 22601              644 Zachary Taylor Highway              540-434-6761
540-665-4200                            Flint Hill, Virginia 22627              3150 South Main Street
                                        540-675-3596                            Harrisonburg, Virginia 22801
F&M BANK-WINCHESTER                     SHENANDOAH COUNTY:                      540-433-1330
Main Office                             5180 Main Street                        611 Mount Clinton Pike
115 North Cameron Street                Mount Jackson, Virginia 22842           Harrisonburg, Virginia 22801
Winchester, Virginia 22601              540-477-2931                            540-433-9936
540-665-4200                            158 South Main Street                   157 North Main Street
OTHER BANKING OFFICES:                  Woodstock, Virginia 22664               Broadway, Virginia 22915
WINCHESTER, VIRGINIA 22601              540-459-5500                            540-896-7083
540-665-4200                            9383 Congress Street                    200 Augusta Street
100 North Loudoun Street                New Market, Virginia 22844              Grottoes, Virginia 24441
509A Amherst Street                     540-740-8044                            540-249-5727
2252 Valley Avenue                      WARREN  COUNTY:                         1900 South High Street
829 North Loudoun Street                540-635-3134                            Harrisonburg, Virginia 22801
1850 Apple Blossom Drive                102 East Main Street                    540-432-6490
748 Berryville Avenue                   Front Royal, Virginia 22630             317 North Main Street
124 West Piccadilly Street              215 North Royal Avenue                  Bridgewater, Virginia 22812
2082 South Pleasant Valley Road         Front Royal, Virginia 22630             540-828-4737
2004 South Pleasant Valley Road         Royal Plaza Shopping Center             American Legion Drive and
CLARKE COUNTY:                          433 South Street                        Route 42
23 North Church Street                  Front Royal, Virginia 22630             Timberville, Virginia 22853
Berryville, Virginia 22611              123 East Sixth Street                   540-896-5858
540-955-1222                            Front Royal, Virginia 22630             430 Highlands Place
FREDERICK COUNTY:                                                               Harrisonburg, Virginia 22801
6701 Northwestern Pike                  F&M BANK-CENTRAL VIRGINIA               540-433-2702
Gore, Virginia 22637                    1425 Seminole Trail
540-858-2832                            Charlottesville, Virginia 22901         F&M BANK-NORTHERN VIRGINIA
7800 Main Street                        804-973-4233
Middletown, Virginia 22645              101 Critzer Shop Road                   4117 Chain Bridge Road
540-869-1200                            Afton, Virginia 22920                   Fairfax, Virginia 22030
5306 Main Street                        540-456-8156                            703-385-3335
Stephens City, Virginia 22655           840 South Main Street                   2111 Eisenhower Avenue
540-869-3000                            Amherst, Virginia 24521                 Alexandria, Virginia 22314
1855 Senseny Road                       804-946-2265                            703-299-3563
Winchester, Virginia 22602              2208 Ivy Road                           606 King Street
540-665-4200                            Charlottesville, Virginia 22903         Aleandria, Virginia 22314
300 Westminster Canterbury Drive        804-293-9181                            703-683-4066
Winchester, Virginia 22603              1113 5th Street Extended                1717 King Street
540-665-4200                            Charlottesville, Virginia 22902         Alexandria, Virginia 22314
LOUDOUN COUNTY:                         804-293-5211                            703-549-8262
38997 East Colonial Highway             93 Front Street                         7901 Richmond Highway
Hamilton, Virginia 20158                Lovingston, Virginia 22949              Alexandria, Virginia 22308
540-338-3600                            804-263-4806                            703-780-4095
101 Catoctin Circle, SE                 350 Valley Street                       7027A Manchester Boulevard
Leesburg, Virginia 20175                Scottsville, Virginia 24590             Alexandria, Virginia 22310
703-771-7202                            804-286-2805                            703-922-8001
7 West Market Street                                                            4115 Annandale Road
Leesburg, Virginia 20176                F&M BANK-EMPORIA                        Annandale, Virginia 22003
703-771-7245                                                                    703-642-9212
10 West Market Street                   401 Halifax Street                      14260 J Centreville Square
Leesburg, Virginia 20176                Emporia, Virginia 23847                 Centreville, Virginia 20120
703-771-7282                            804-634-6555                            703-359-9387
7 Broad Way                             301 West Atlantic Street                5105 Westfields Boulevard
Lovettsville, Virginia 20180            Emporia, Virginia 23847                 Centreville, Virginia 20120
540-822-9034                            804-634-8855                            703-359-9393
202 West Washington Street              431 South Main Street                   13821 Lee Jackson Highway
Middleburg, Virginia 20117              Emporia, Virginia 23847                 Chantilly, Virginia 20151
540-687-5731                            804-634-8866                            703-359-9397
21 Main Street
Round Hill, Virginia 20141
540-338-6065

12220 Fairfax Towne Center              760 Warrenton Road                      1504 Tuscawilla Hills
Fairfax, Virginia 22033                 Fredericksburg, Virginia 22406          Charles Town, West Virginia 25414
703-359-7556                            540-899-3882                            304-728-4270
3829 South George Mason Drive                                                   Wal-Mart
Falls Church, Virginia 22041                                                    4 Charles Town Plaza
703-671-5862                            F&M BANK-RICHMOND                       Charles Town, West Virginia 25414
133 South Washington Street                                                     304-728-4290
Falls Church, Virginia 22046            9401 West Broad Street                  Route 51 West
703-352-6194                            Richmond, Virginia 23294                Inwood, West Virginia 25428
14091 John Marshall Highway             804-346-8080                            304-229-5824
Gainesville, Virginia 20155             6980 Forest Hill Avenue                 Route 28 and Carroll Lane
703-754-8520                            Richmond, Virginia 23225                Fort Ashby, West Virginia 26719
230 Herndon Parkway                     804-272-5337                            304-298-3667
Herndon, Virginia 20170                 209 West Franklin Street                Florida & Southern Drive
703-435-1000                            Richmond, Virginia 23220                Keyser, West Virginia 26726
12493 Dillingham Square                 804-780-0122                            304-788-0883
Lake Ridge, Virginia 22192              5756 Hopkins Road                       87 North Main Street
703-590-8700                            Richmond, Virginia 23234                Keyser, West Virginia 26726
9201 Church Street                      804-271-5013                            304-788-3111
Manassas, Virginia 20110                4851 South Laburnm Avenue               Wal-Mart
703-368-1101                            Richmond, Virginia 23231                Route 220 South
13414 Dumfries Road                     804-236-9142                            Keyser, West Virginia 26726
Manassas, Virginia 20112                5001 Lakeside Avenue                    304-788-9010
703-791-2265                            Richmond, Virginia 23228                301 W. Burke Street
7900 Sudley Road                        804-264-2783                            Martinsburg, West Virginia 25401
Manassas, Virginia 20110                9960 Midlothian Turnpike                304-264-5000
703-392-0370                            Richmond, Virginia 23235                1321 Edwin Miller Boulevard
6257A Old Dominion Drive                804-320-6610                            Martinsburg, West Virginia 25401
McLean, Virginia 22101                  11450 Midlothian Turnpike               304-264-5040
703-691-7897                            Richmond, Virginia 23235                704 Foxcroft Avenue, North
25393 Elk Lick Road                     804-271-5033                            Martinsburg, West Virginia 25401
South Riding, Virginia 20152            1300 East Parham Road                   304-262-6301
703-327-0226                            Richmond, Virginia 23227                Wall-Mart
7830 Backlick Road                      804-264-2824                            800 Foxcroft Avenue
Springfield, Virginia 22150             1776 Staples Mill Road                  Martinsburg, West Virginia 25401
703-913-0102                            Richmond, Virginia 23230                304-267-9000
6810 Commerce Street                    804-355-7841
Springfield, Virginia 22150             9012 Three Chopt Road                   F&M BANK-ALLEGIANCE
703-451-8100                            Richmond, Virginia 23229                4719 Hampden Lane
8432 Old Keene Mill Road                804-282-7527                            Bethesda, Maryland 20814
Springfield, Virginia 22152             4310 West Hundred Road                  301-656-5300
703-451-0074                            Chester, Virginia 23831                 10533 Baltimore Boulevard
440 Maple Avenue East                   804-748-2735                            Beltsville, Maryland 20705
Vienna, Virginia 22180                  9970 Ironbridge Road                    301-937-9766
703-319-0299                            Chesterfield, Virginia 23832            8019 Snouffer School Road
8221 Old Courthouse Road                804-271-5015                            Gaithersburg, Maryland 20879
Vienna, Virginia 22182                  11010 Hull Street Road                  301-417-2640
703-359-9390                            Midlothian, Virginia 23112              8401 Corporate Drive
14229 Potomac Mills Road                804-271-5025                            Landover, Maryland 20785
Woodbridge, Virginia 22192                                                      301-731-1700
703-497-2333                            17650 Midlothian Turnpike               9401 Key West Avenue
                                        Midlothian, Virginia 23113              Rockville, Maryland 20850
                                        804-897-7187                            301-417-0422
F&M BANK-PEOPLES                                                                11921 Rockville Pike
                                        F&M BANK-WEST VIRGINIA                  Rockville, Maryland 20852
21 Main Street                                                                  301-424-3550
Warrenton, Virginia 20186               301 South Mildred Street                99 South Washington Street
540-347-1711                            Ranson, West Virginia 25438             Rockville, Maryland 20850
251 West Lee Highway                    304-728-4200                            301-217-9494
Warrenton, Virginia 20186               Hilldale Shopping Center                8602 Colesville Road
540-349-3491                            Route 340 South                         Silver Spring, Maryland 20910
8318 East Main Street                   Charles Town, West Virginia 25414       301-588-9700
Marshall, Virginia 20115                304-728-0216
540-364-1511                            Somerset Village Shopping Center
                                        Route 340 North
                                        Charles Town, West Virginia 25414
                                        304-728-4250


2729 University Boulevard, West         APPLE TITLE COMPANY
Wheaton, Maryland 20902                 12 Rouss Avenue
301-949-2440                            Winchester, Virginia 22601
                                        540-665-4233

F&M TRUST COMPANY
38 Rouss Avenue                         WINCHESTER CREDIT CORPORATION
Winchester, Virginia 22601              12 Rouss Avenue
540-665-4204                            Winchester, Virginia 22601
21 Main Street                          540-338-2962
Warrenton, Virginia 20186
540-349-3474
4117 Chain Bridge Road                  F&M SERVICES, INCORPORATED
Fairfax, Virginia 22030                 (A data processing company)
703-383-1347                            9 Court Square
                                        Winchester, Virginia 22601

F&M-SHOMO AND LINEWEAVER INSURANCE
AGENCY INCORPORATED
F&M FINANCIAL SERVICES CORPORATION
328 South Main Street
Harrisonburg, Virginia 22801
540-434-1301
2 East Wolfe Street
Harrisonburg, Virginia 22801
57 East Main Street
Luray, Virginia, 22835


F&M-J.V. ARTHUR, INCORPORATED

1104 Amherst Street
Winchester, Virginia 22601
540-662-3865
12 Rouss Avenue
Winchester, Virginia 22601
540-665-4385
821-S South King Street
Leesburg, Virginia 20175
703-777-9455


F&M MORTGAGE SERVICES, INCORPORATED

124 West Piccadilly Street
Winchester, Virginia 22601
540-665-4340
1855 East Market Street
Harrisonburg, Virginia 22801
540-434-6761
5180 Main Street
Mount Jackson, Virginia 22842
540-477-2931
22550 Davis Drive
Sterling, Virginia 20164
703-733-0123
1321 Edwin Miller Boulevard
Martinsburg, West Virginia 25401
304-263-7334

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

     The Corporation has nine commercial banks, seven located in Virginia, one located in West Virginia and one in Maryland. Each of these financial institutions is operated independently which is contrary to the way most bank holding companies operate. By operating as independent units, they can be more responsive to their customers' needs since they can make their own decisions on the local level and they can be better attuned to the needs of the communities they serve. And yet, though they operate independently, they have the financial backing and strength of the F&M National Corporation's $2.9 billion in assets. The combination of the affiliates' independence and the corporation's financial strength makes F&M National Corporation a truly unique and outstanding financial institution.

     F&M National Corporation also has seven indirect subsidiaries: Apple Title Company, F&M Mortgage Services, Incorporated, Winchester Credit Corporation, F&M-Shomo & Lineweaver and F&M - J.V. Arthur Insurance Agencies, F&M Trust Company and F&M Services Incorporated, a data processing company.

                               GENERAL INFORMATION
ANNUAL MEETING
     The annual meeting of shareholders will be held at the TraveLodge Banquet Room, 1825 Dominion Avenue, Winchester, Virginia, Tuesday, April 27, at 10:00 a.m.

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

MAILING ADDRESS

                            F&M National Corporation
                                  P.O. Box 2800
                           Winchester, Virginia 22604

                  TABLE OF CONTENTS


Selected Financial Data............................ 1
To Our Owners, Customers,
  Neighbors and Other Friends...................... 2
1998 Highlights.................................... 4
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations........................ 6
Financial Statements.............................. 27
Notes to Financial Statements..................... 31
Independent Auditor's Report...................... 49
F&m Trust Company................................. 50
Corporate Directors and
  Officers........................................ 51
Directors and Officers of Affiliates.............. 52
Office Locations.................................. 56
Corporate Profile................................. 59
General Information............................... 60

                             [F&M LOGO APPEARS HERE]

                           F&M CORPORATE HEADQUARTERS

                        9 Court Square / Winchester, VA