Form 10-K, Exhibit 13
period 1999-12-31
F&M NATIONAL CORP
filed 2000-03-29
CIK 34125

                           F&M NATIONAL CORPORATION
                              1999 ANNUAL REPORT

                                    [LOGO]
                                      30
                                   1969-1999


                             30TH ANNIVERSARY YEAR

                               TABLE OF CONTENTS

Selected Financial Data....................................... 1
Letter from the Chairman of the Board......................... 2
Letter from the President..................................... 4
1999 Highlights............................................... 5
Management's Discussion and
  Analysis of Financial Condition
  and Results of Operations................................... 7
Financial Statements......................................... 26
Notes to Financial Statements................................ 30
Independent Auditor's Report................................. 48
F&M Trust Company............................................ 49
Corporate Directors and
  Officers................................................... 50
Directors and Officers of Affiliates......................... 51
Office Locations............................................. 55
Corporate Profile............................................ 58
General Information.......................................... 59

                             SELECTED FINANCIAL DATA

                                                                                Year Ended December 31,
                                                    -------------------------------------------------------------------------------
                                                        1999             1998             1997             1996             1995
                                                    -----------      -----------      -----------      -----------      -----------
                                                                  (In thousands, except ratios and per share amounts)
Income Statement Data:
   Interest income ............................      $  204,166       $  202,993       $  194,203       $  181,943       $  171,719
   Interest expense ...........................          78,295           83,475           81,519           77,223           73,067
                                                    -----------      -----------      -----------      -----------      -----------
   Net interest income ........................         125,871          119,518          112,684          104,720           98,652
   Provision for loan losses ..................           3,621            5,541            5,850            2,278            2,732
                                                    -----------      -----------      -----------      -----------      -----------
   Net interest income after
     provision for loan losses ................         122,250          113,977          106,834          102,442           95,920
   Noninterest income .........................          44,530           36,605           26,934           23,980           22,575
   Securities gains ...........................           3,112            2,436            4,217              314              519
   Noninterest expense ........................         106,893           97,541           88,259           79,324           78,250
                                                    -----------      -----------      -----------      -----------      -----------
   Income before income taxes .................          62,999           55,477           49,726           47,412           40,764
   Income taxes ...............................          21,714           19,012           16,396           15,869           13,467
                                                    -----------      -----------      -----------      -----------      -----------
   Net income .................................      $   41,285       $   36,465       $   33,330       $   31,543       $   27,297
                                                    ===========      ===========      ===========      ===========      ===========
Per Share Data:
   Net income per share, basic (1) ............      $     1.79       $     1.57       $     1.45       $     1.37       $     1.19
   Net income per share,
     diluted (1) ..............................            1.78             1.56             1.44             1.35             1.18
   Cash dividends .............................            0.90             0.76             0.73             0.69             0.61
   Book value at period end ...................           12.69            13.11            12.11            11.25            10.76
   Tangible book value ........................           12.23            12.66            11.61            10.93            10.40
   Average basic shares
     outstanding (1) ..........................          23,058           23,187           23,011           23,064           22,850
   Average diluted shares
     outstanding (1) ..........................          23,233           23,417           23,194           23,284           23,132
Balance Sheet Data:
   Assets .....................................      $2,945,934       $2,949,934       $2,734,293       $2,508,202       $2,390,636
   Loans, net of unearned income ..............       1,784,730        1,727,320        1,681,113        1,554,571        1,402,521
   Securities .................................         843,022          788,920          678,974          643,483          673,854
   Deposits ...................................       2,482,205        2,488,417        2,323,054        2,144,531        2,043,943
   Shareholders' equity .......................         291,565          295,019          272,651          253,303          239,831
Performance Ratios:
   Return on average assets ...................            1.42%            1.29%            1.28%            1.29%            1.21%

   Return on average equity ...................           13.99%           12.73%           12.80%           12.79%           11.92%

   Dividend payout ............................           49.12%           44.86%           44.55%           44.89%           39.99%

   Efficiency (2) .............................           60.89%           61.07%           62.30%           60.32%           63.28%

Asset Quality Ratios:
   Allowance for loan losses to
     period end loans, net ....................            1.28%            1.31%            1.32%            1.25%            1.39%

   Allowance for loan losses to
     nonaccrual loans .........................          269.90%          184.66%          109.23%          152.63%          129.29%

   Nonperforming assets to
     period end loans and
     foreclosed properties (2) ................            1.09%            1.66%            2.19%            1.80%            2.34%

   Net charge-offs to average
     loans ....................................            0.19%            0.30%            0.20%            0.16%            0.18%

Capital and Liquidity Ratios:
   Leverage ...................................            9.99%            9.90%            9.99%           10.11%           10.09%

   Risk-based capital ratios:
     Tier 1 capital ...........................           15.56%           15.12%           15.14%           15.66%           15.86%

     Total capital ............................           16.78%           16.37%           16.43%           16.90%           17.11%

   Average loans to average
     deposits .................................           72.06%           70.88%           73.66%           70.78%           68.65%


------------------
Note: The amounts previously reported in Form 10Q and Form 10K for the periods presented have been retroactively restated to reflect the acquisitions of Security Bank on March 22, 1999, Peoples Bank of Virginia on April 1, 1998, J. V. Arthur Inc. on April 30, 1998, Bank of Alexandria on June 1, 1998, FB&T Financial Corporation on March 29, 1996, Allegiance Banc Corporation on October 1, 1996, and Bank of the Potomac on April 6, 1995.
(1)  Retroactively restated for a 3% stock dividend declared in 1999.
(2) Computed by dividing noninterest expense minus foreclosed property and amortization of intangibles by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

--------------------------------------------------------------------------------

Dear Shareholders, Customers, Friends:

[PHOTO]

W.M. Feltner

                                                                 January 3, 2000

Last year at F&M's annual meeting, I announced that I would step down as the company's Chief Executive Officer on May 1, 2000. Since this is my last year as your CEO, I thought it only appropriate that this annual report contain not only a report by me but also from your new Chief Executive Officer, Alfred B. Whitt. While I intend to remain Chairman of the Board, Mr. Whitt will be in charge of the company's overall operations.
      I started my F&M banking career on January 2, 1942, as a teller. At that time, our only location was 100 North Loudoun Street in Winchester and the bank had approximately three million dollars in assets. That figure had grown to $70 million by the end of 1969, at which time we formed the F&M National Corporation as a one bank holding company.
      Over the ensuing 30 years, we acquired 21 additional banks. Through mergers and consolidations, F&M now consists of ten banks with 128 banking offices, two insurance companies with six locations, one trust company with three locations, a mortgage company and several smaller affiliates. With the completion of our acquisition in January of The State Bank of the Alleghenies, assets now exceed 3 billion dollars.
      A word also needs to be said about the growth of our income. Net income in 1970, our first year of operation, was $718,123.00. This past year it amounted to $41,284,000.00. That's an average annual compound growth rate of 15 percent. Also, along that line, it is of interest to know we have never had a losing quarter and that we increased our net income every year during that period with the exception of the years 1980, 1981 and 1982. Those were serious depression years when the prime interest rate rose to 21 percent.
      I know many of you have heard my complaints pertaining to the banking regulations and the U.S. Congress concerning the constraints placed on banks brought about by the depression of the 30's. There was a time when banks were limited to taking deposits, cashing checks and making loans. We were limited to one location (no branching was allowed) -- we were told how much we could pay on savings accounts -- how much interest we could charge on loans and how much we could lend on property. Slowly, you might even say at a snail's pace, the restrictions began to lift, and lo and behold, finally, this past year Congress passed legislation that lifts most of the restrictions that have been in force for approximately 65 years. With the passage of the new law, financial institutions can be

--------------------------------------------------------------------------------

 "Additionally, I know you have an outstanding board of directors, one that has always put the interest of our shareholders foremost in their minds. They have and will continue to weigh their options carefully and will endeavor to represent your best interest."


more competitive. It also means we will have more competition. Truly banking has now entered into a whole new era -- one that is much more challenging, one that offers many more opportunities and rewards, and also one that will require more diligence, more expertise and certainly more expense.
     New horizons are now before us. Ones that will require vision, alertness and intellect in order to compete, prosper and advance. When I step down on May 1, I will do so knowing I have left the company in the hands of a management team that fulfills these attributes and I know you will support them as you have supported me in the past.
     December 31, brought to a close the decade of the 90's and the end of the 20th century. Additionally, it was your company's 30th Anniversary. One has to wonder what the new millennium will bring forth. Unquestionably, there will be new discoveries in medicine that will enhance health and, yes, prolong one's life span. New advances in electronics, transportation and communications will open up an age that has been unattainable and even unthinkable in the past.
     And what about the future of banking, and in more particular, your investment in F&M. At present the financial services industry is out of favor with the investing public. Most bank stocks are presently selling substantially lower than they were several years ago, F&M included. According to the The Wall Street Journal's year-end report, it may surprise you to know that of the top 50 banks in the United States only one ended the year with a stock price higher than the previous year and that was by a mere fraction of 1/8. Also, only six of the 50 had a better stock performance than the F&M. This tells me that although our stock did not perform well, it did perform better than most. It also tells me that investors seem to have lost sight of soundness and conservatism and prefer fast moving internet stocks without regard or concern of the consequences. A correction will come -- at least in the past it always has.
     But what of F&M. What will the 21st century bring about? That is a question I am unable to answer. I know F&M is a good, strong company that can continue to operate profitably. I also know that competition is, and will continue to be, more intense than it has ever been. I also know we have a franchise that is the envy of several larger bank holding companies. Additionally, I know you have an outstanding board of directors, one that has always put the interest of our shareholders foremost in their minds. They have and will continue to weigh their options carefully and will endeavor to represent your best interest.
     Some of you have been disappointed that the board has not sold the company. It is my personal opinion that the greatest service they have performed for you has been their not being stampeded into selling the company to some out-of-state holding company when merger mania was at its highest. They did and continue to give it every consideration but to date have not seen fit to think it was in the best interest of our shareholders. For example, suppose they had. Take a look at what has happened to the return of the stock of the out-of-state acquirers over the past 12 months. First Union minus 45.8 percent, Bank of America (Nations
Bank) minus 16.50 percent, Wachovia minus 22.20 percent, BB&T minus 32.10 percent. Sure F&M's stock is minus 4.4 percent also, but it is not because of our performance. You have a board of directors who is conscientious, capable and committed to your interest. I hope you realize and appreciate that fact.
     Thank you for allowing me to serve as your CEO these past 30 years. Your support and friendship will always be treasured.

                                      Sincerely,

                                      /s/ W.M. Feltner

                                      W.M. Feltner
                                      Chairman of the Board

To Our Owners, Customers and Employees:

[PHOTO]

Alfred B. Whitt

F&M has revised its policies and banking practices every year to adjust to the changes in banking regulations. The year 1999 was no different. However, the Financial Modernization Bill enacted into law on November 12, 1999, is a positive change for financial institutions. We will now have the ability to offer all financial products and services, today and in the future.
     The opportunities for financial institutions to deliver services by the Internet will curtail the need for "brick and mortar" branches. F&M now offers some of its banking services via the Internet. Additional services will be offered in the new year. These services will include business and personal loans, mortgage loans, deposit accounts, investment opportunities, brokerage services, auto and homeowners' insurance, commercial insurance, trust services, cash management, and home banking with bill paying options. We continue to review the Internet capabilities and security procedures.
     F&M will be required to invest in new computer equipment and software programs in order to deliver the services required and expected by our customers. F&M is prepared to deliver on its promises.
     F&M has adopted "Privacy" policies to protect its customers' accounts and personal information. F&M does not and will not share its customer information
                          --------     --------
with non-subsidiary third parties for the purpose of solicitations for services or products.
     The year 1999 was a mixed blessing for F&M and its shareholders. F&M increased its dividend from 78 cents per share to 94 cents per share, an increase of 20.5 percent. The Board of Directors has consistently paid out 45 percent to 50 percent of its earnings in dividends. F&M repurchased 250,000 shares of its stock at market prices. The Board of Directors noted that they believe F&M's stock is undervalued, does not take into account the company's success to date and understates the current and long-term value of F&M shares.
     The "Return on Assets" (R.O.A.), a measurement of the ability of a company's managers to invest and earn on its total assets, increased to 1.42 percent for 1999 compared to 1.29 percent for 1998. F&M's peer group of 155 similarly-sized financial institutions reported R.O.A. for the period ending September 30, 1999, of 1.19 percent and 1.20 percent for the period ending December 31, 1998.
     F&M's goal for 2000 is an R.O.A. of 1.50 percent. We continue to review all operations of the Company. Our strategy has been to operate independent banks in local communities. This is still our strategy. However, we will consider mergers by regions if this becomes important in the delivery of our services at a fair price.
     F&M provides its financial services through many offices but the key to its success is the dedication of its directors and employees. F&M's banks and other subsidiaries currently have 173 directors and 1,750 employees.
     J. Blackwell ("Blackie") Davis, who passed away in 1999, was a director of F&M Bank-West Virginia for 50 years. Dr. James Moler, a director of F&M Bank-West Virginia, is completing his 41st year of service, and Garnett Turner, a director of F&M Bank-Massanutten is completing his 40th year of service.
     Our Directors, Officers, and Employees are committed to providing the best services and financial products to all of our customers at the least possible cost.
     Our Directors, Officers, and Employees are committed to providing you, our shareholders, with the best possible return on your investment.

                              Sincerely,

                              /s/ Alfred B. Whitt

                              Alfred B. Whitt
                              President
4

--------------------------------------------------------------------------------

                                                                 1999 Highlights

                                  1969 - 1999

                        30 Years of Success and Progress

                             1969 - 1999 Celebration

     F&M National Corporation, in 1999, celebrated 30 years of offering financial services to its shareholders, customers and employees.

     However, F&M's history began early in the 20th century. F&M Bank-Winchester was organized in 1902 in Winchester, Virginia and F&M Bank-Massanutten at Broadway, Virginia, in 1903. We are now into our second century of providing banking services.

     F&M was a one-bank holding company for the first 10 years. F&M Bank-Winchester was its only bank, and it acquired banks to expand its service area. The first bank acquired was Union Bank of Winchester in 1940. Other banks to merge with the Winchester bank were: First National Bank of Berryville, Middletown State Bank, Citizens National Bank (Front Royal), Stonewall Jackson Bank & Trust Company (Shenandoah County), and Harvest Bancorp (Hamilton). Also, two Winchester branches of Bank of Virginia were purchased.

     F&M's financial services expanded during the decades of the 70's and 80's to include credit bureau services, small loan companies, and first and second mortgage lending. A full service mortgage company was organized in the 80's.

     F&M Bank-Massanutten was acquired in 1980 and continued to operate as an independent bank. F&M National Corporation became a multi-bank holding company with this acquisition.

     F&M has acquired 20 banks during the 1980s and 1990s and 25 banks in its banking history. Financial services were further expanded by the addition of two insurance agencies and other financial services in the 90's.

     F&M ends the decade of the 90's as a full-service financial holding company.

[PHOTO]

Security Bank's main office in Manassas

                                  F&M Employees

     The loyalty of F&M's employees is a tremendous asset and is appreciated by management and its customers. Our banks have provided banking and financial services for more than 98 years, and we have employees with more than 30 years of service to F&M's customers.

     Employees of F&M and Subsidiaries with 30 or more years of service:

Robert E. Aylor, III                    Ida Mary B. Hull
Carla K. Baker                          Phyllis W. Jeffries
Phyllis K. Bishop                       Linda G. Jones
Marsha C. Boden                         Mary Lou Jones
M. Lee Boppe                            Geraldine G. Keys
Larry S. Bowman                         Edwin J. Kight, Jr.
John E. Burke                           Robert E. Lee
Walter H. Bursey                        Peggy J. Marcus
Margaret S. Carpenter                   Joanne G. Moffett
Betty H. Carroll                        Joan B. Oliver
Doris A. Cooley                         Miles R. "Buddy" Orndorff, Jr.
Paul R. Cooper, Jr.                     Arvilla S. "Belle" Rinker
Juanita H. "Fay" Dehaven                Linda P. Russell
James  L. "Jimmy" Dix                   Barbara H. Schwartz
Amy T. Dove                             Patricia S. Spitzer
Jeannette M. Doyle                      Joyce H. Sutherland
Frances H. Fortune                      Mary E. "Libby" Swanson
Judy A. Paige-Grim                      Jo Ann Unger
Bobbie M. Haines                        Barbara H. Ward
David E. Harr, Jr.                      Bobbie W. Whirley
Shelby C. Hodgson


                                Y2K -- No More

     Y2K became a non-event for F&M Banks and their subsidiaries. However, our employees tested and re-tested our data systems to ensure that F&M's service to you would continue uninterrupted into the Year 2000. We upgraded systems and equipment and are better prepared to offer data processing services to all of our customers, both now and in the future.

                                    Expansion

     F&M continued to expand its service facilities by adding six branches and 13 new ATM locations. In 1999, F&M service area grew when F&M Bank-Winchester acquired two new branch locations in Stephens City and Woodstock, Virginia, adding $22 million in deposits.
     The acquisition of Security Bank at Manassas, with its $60 million in deposits, added to F&M Bank-Northern Virginia's growing market area.
     The State Bank of the Alleghenies officially became a member of the F&M family on January 3, 2000. State Bank, renamed F&M Bank-Highlands, has offices in Covington, Clifton Forge, and Hot Springs, Virginia. F&M Bank-Highlands has $152 million in assets and the largest market share of deposits in its trade area.
     The two bank acquisitions added approximately $220 million in assets and 1,500 new shareholders.

                                Feltner Building

     The renovation of 9 Court Square continues to receive recognition. The building is named after W. M. Feltner, F&M's Chairman, who in 1999 completed 60 years of service to the Winchester community and F&M. The National Historical Society presented its "National Trust Award" to Mr. Feltner at its National Convention in Washington, D.C.
     F&M Bank-Winchester is expanding its lending facilities for 2000 by remodeling the Clowser Building, also known as the Miller's Hardware building. This is an important addition and continues the bank's commitment to downtown Winchester.




The State Bank of the Alleghenies headquarters in Covington

                                    [PHOTO]

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

Overview

     F&M National Corporation ("F&M" or the "Company") is a multi-state, multi-bank holding company headquartered in Winchester, Virginia. With total resources of $2.946 billion at year-end 1999, F&M provides financial, insurance, and trust services to individuals and commercial customers through 17 subsidiary corporations including 125 banking locations, 13 mortgage banking offices, 3 trust offices, and 6 insurance offices in Virginia, West Virginia and Maryland. Record earnings have been recorded in 1999 through the management of asset quality, interest margin, and operating efficiencies. For 1999, net loan charge-offs were 0.19% of average loans, interest margin was 4.77%, and the efficiency ratio was 60.9%.

     F&M expanded its operations through the merger of one bank in the first quarter of 1999 and announced the merger of a second bank to take place in the first quarter 2000. Security Bank ("Security"), Manassas, Virginia and the Corporation entered into an agreement, dated November 10, 1998, for the affiliation of Security with the Corporation. Under the agreement, Security would merge with F&M's affiliate, F&M Bank-Northern Virginia. Under terms of the agreement, Security exchanged all of its shares of common stock for approximately 643,000 shares of the Corporation's common stock. The transaction qualified as a tax-free exchange and was accounted for as a pooling of interests. The merger was consummated and became effective as of the close of business on March 22, 1999.

     On October 6, 1999, F&M and The State Bank of the Alleghenies ("State Bank"), Covington, Virginia, announced that their respective Boards of Directors approved a definitive agreement for the affiliation of State Bank with F&M. Under terms of the agreement, F&M would exchange the number of its shares of common stock whose aggregate market value determined as of the date of closing equals $18.00, subject to a maximum of 0.651 and a minimum of 0.554 shares of F&M stock being exchanged for each share of State Bank stock. The transaction has an indicated value of approximately $53.3 million and is intended to qualify as a tax-free exchange and be accounted for as a pooling of interests. At December 31, 1999, State Bank reported total assets of approximately $151.9 million, deposits of $135.4 million, and total stockholders' equity of approximately $17.0 million. The transaction was subject to regulatory and State Bank's shareholders approval. The transaction was completed on January 3, 2000 with the exchange ratio of 0.646 where upon 1,912,160 shares were issued.

Results of Operations

     Net income increased 13.2% in 1999 to $41.3 million compared with $36.5 million earned in 1998 and $33.3 million earned in 1997. Net income per share, basic, increased to $1.79 in 1999 compared to $1.57 in 1998 and $1.45 for 1997. Net income per share, diluted increased to $1.78 in 1999 compared to $1.56 for 1998 and $1.44 for 1997.

     Profitability ratios compare favorably in 1999, 1998 and 1997. Return on average assets on an annualized basis was 1.42% for 1999, 1.29% for 1998 and 1.28% for 1997. Return on average shareholders' equity is another significant measure of profitability which in 1999 improved to 13.99%, compared to 12.73% in 1998, and 12.80% in 1997. These performance ratios have varied since 1995, with return on average assets increasing from 1.21% in 1995 to 1.29% in 1996, decreasing slightly to 1.28% in 1997 and increasing slightly to 1.29% in 1998. Return on average shareholders' equity increased from 11.92% in 1995 to 12.79% in 1996, increasing to 12.80% in 1997 and decreasing to 12.73% in 1998.

     Net interest margin represents tax-equivalent net interest income divided by average earning assets. It reflects the average effective rate earned by F&M on its average earning assets. In 1999, net interest margin, on a tax-equivalent basis, was 4.77% compared to 4.71% for 1998 and 4.82% for 1997. Net interest income and net interest margin are influenced by fluctuations in market rates and changes in both the volume and mix of average earning assets and the liabilities that fund those assets. In 1999, the yield on interest-earning assets decreased 25 basis points from 7.96% in 1998 to 7.71% in 1999 and the cost of interest-bearing liabilities decreased 35 basis points from 4.14% in 1998 to 3.79% in 1999. The decrease in the yield on earning assets was the result of lower rates received on loans due to competitive pressures in the market place. In the second half of 1999, the Federal Reserve increased the prime rate 75 basis points, which increased the yield on interest rate sensitive loans and reduced the market value on the investment portfolio. Conversely, in the latter part of 1998, the Federal Reserve cut the prime rate 75 basis points, which reduced the yield on interest rate sensitive loans and increased the market value of the investment portfolio.

     In 1999, interest-earning assets have increased to $2.694 billion from $2.668 billion in 1998 and $2.486 billion in 1997. Competition for potential loan customers have increased to the point that customers are shopping for rates, consequently, the rate relative to volume of increase in loans has declined. Loans, net of unearned discount, in 1999 increased $58.0 million to $1.785 billion as compared to $1.727 billion in 1998 and $1.681 billion in 1997.

     F&M's securities portfolio represents the second largest component of interest earning assets. At December 31, 1999, F&M's securities portfolio totaled $843.0 million, $54.1 million or 6.9% higher than year-end 1998. The securities portfolio at year-end 1998 totaled $788.9 million, which was $109.9 million or 16.2% higher than year-end 1997. In 1999, funds were invested in investment securities due to the decline in the demand for loan funds and to take advantage of attractive yields.

     F&M's efficiency ratio, a measure of its performance based upon the relationship between non-interest expense and income less securities gains, compares favorably to other Virginia financial institutions. F&M's efficiency ratio for 1999, 1998 and 1997 was 60.9%, 61.1% and 62.3%, respectively. A lower efficiency ratio represents a greater control of non-interest related costs. This ratio is influenced as a result of acquisition and affiliation costs due to F&M's program of acquiring financial institutions. A fluctuation in the efficiency ratio can be attributed to relative changes in both non-interest expense and net interest income.

     Since the beginning of 1988, F&M has acquired approximately $1.423 billion in assets and $1.233 billion in deposits through fifteen bank acquisitions and two non-bank acquisitions. Fourteen of these acquisitions were accounted for as a pooling-of-interests and three as a purchase, which enabled F&M to expand its market into the eastern panhandle of West Virginia, northern Virginia market of Loudoun, Fauquier, Fairfax and Prince William counties, southern Virginia market of Greensville County, increase its market share in two of its other Virginia markets and enter the Maryland markets of Montgomery and Prince George counties.

     F&M is not aware of any current recommendations by any regulatory authorities, which, if they were implemented, would have a material effect on the registrant's liquidity, capital resources, or results of operations.

     Table 1 sets forth, for the periods indicated, selected quarterly results of F&M's operations.

               Table 1 -- Summary of Financial Results By Quarter

                                                               1999 (1)                                   1998 (1)
                                               ----------------------------------------    ----------------------------------------
                                               Dec. 31   Sept. 30    June 30   March 31    Dec. 31   Sept. 30    June 30   March 31
                                               -------   --------    -------   --------    -------   --------    -------   --------
                                                                      (In thousands, except per share amounts)
Interest income ............................   $52,375    $51,173    $50,644    $49,974    $50,986    $51,227    $50,876    $49,904
Interest expense ...........................    20,267     19,025     19,513     19,490     20,371     20,894     21,171     21,039
                                              --------   --------   --------   --------   --------   --------   --------   --------
Net interest income ........................    32,108     32,148     31,131     30,484     30,615     30,333     29,705     28,865
Provision for loan losses ..................       807        793      1,101        920      2,546      1,455        778        762
                                              --------   --------   --------   --------   --------   --------   --------   --------
Net interest income after
  provision for loan losses.................    31,301     31,355     30,030     29,564     28,069     28,878     28,927     28,103
Noninterest income .........................    11,078     12,037     11,213     13,314     12,520      9,025      8,867      8,629
Noninterest expense ........................    27,141     27,617     26,244     25,891     26,618     23,773     24,195     22,955
Income before income taxes .................    15,238     15,775     14,999     16,987     13,971     14,130     13,599     13,777
Applicable income taxes ....................     4,955      5,370      5,362      6,027      4,592      4,869      4,806      4,745
                                              --------   --------   --------   --------   --------   --------   --------   --------
Net income .................................   $10,283    $10,405    $ 9,637    $10,960    $ 9,379    $ 9,261    $ 8,793    $ 9,032
                                              ========   ========   ========   ========   ========   ========   ========   ========
Earnings per share, basic (2) ..............   $  0.45    $  0.45    $  0.42    $  0.47    $  0.40    $  0.40    $  0.38    $  0.39
Earnings per share, assuming dilution (2) ..   $  0.44    $  0.45    $  0.41    $  0.47    $  0.40    $  0.40    $  0.38    $  0.38

(1) The amounts previously reported on Form 10Q for the periods presented have been retroactively restated to reflect the acquisitions of Security Bank on March 22, 1999, Peoples Bank of Virginia on April 1, 1998, and The Bank of Alexandria on June 1, 1998.
(2) Retroactively restated to reflect a 3% stock dividend declared in August, 1999.


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

     Net interest income increased to $125.9 million for the year ended December 31, 1999, up 5.3% over the $119.5 million reported for the same period in 1998 and was up 6.1% in 1998 over the $112.7 million reported for 1997. Net interest income in 1999 was affected by increased competition for loans resulted in lower loan rates, however, the economy was considered strong and continued to expand. Loans grew $58.0 million or 3.3% to $1.785 billion in 1999 from $1.727 billion in 1998. Loans increased in 1998 by $46.0 million or 2.8% over $1.681 billion in 1997. In 1999, deposits provided the source of funds by increasing on average to $2.452 billion, up $67.0 million or 2.8% from $2.385 billion in 1998. Interest-bearing deposits increased on average $30.0 million in 1999 to $1.925 billion from $1.895 billion in 1998. Deposit and loan growth in 1999 was affected by intense competition for deposit dollars, rising interest rates, a bull stock market coupled with very low unemployment. The Federal Reserve lowered the discount rate in the latter part of 1998 in order to preserve economic stability. In 1999, the Federal Reserve raised interest rates in an effort to slow down the economy. Efforts to slow the economy by the Federal Reserve through raising interest rates has had only a slight impact on economic conditions and the economy continues to grow and prosper.

     Net interest income was $119.5 million for the year 1998, up 6.0% over the $112.7 million reported for the same period in 1997. Net interest income in 1998 was affected by a rebound of loan demand following a recessionary period. Loans grew $46.0 million or 2.8% to $1.727 billion in 1998 from $1.681 billion in 1997. In 1998, total noninterest bearing deposits provided the primary source of funds increasing to $552.9 million, up $103.5 million or 23.0% from $449.4 million in 1997.

     Net interest income for 1997 increased $8.0 million to $112.7 million, compared to $104.7 million for 1996. The net interest margin for 1997 was 4.82%. At year-end 1997, the securities portfolio was $679.0 million, down $35.5 million or 5.5% over the same period 1996. During 1997, funds were kept in liquid interest-earning assets to be available when securities yields and loan demand improved.

     Table 2 analyzes changes in net interest income attributable to changes in the volume of interest-bearing assets and liabilities compared to changes in interest rates. Nonaccruing loans are included in average loans outstanding.

                       Table 2 -- Volume and Rate Analysis
                              Tax equivalent basis

                                                                        1999                                   1998
                                                        ------------------------------------   -----------------------------------
                                                                                   Change in                             Change in
                                                          Volume        Rate        Income/      Volume        Rate       Income/
                                                          Effect       Effect       Expense      Effect       Effect      Expense
                                                        ---------    ---------    ----------   ---------    ---------    ---------
                                                                                   (Dollars in thousands)
Earning Assets:
   Taxable securities ................................   $  5,513     $   (209)    $  5,304     $  4,790     $   (661)    $  4,129
   Tax-exempt securities .............................       (237)         (55)        (292)        (318)         (61)        (379)
   Taxable loans .....................................      9,694      (10,822)      (1,128)       5,419       (3,452)       1,967
   Tax-exempt loans ..................................        164         (112)          52          (32)         (36)         (68)
   Federal funds sold and repurchase agreements ......     (1,833)         466       (1,367)       2,125         (137)       1,988
   Interest-bearing deposits in other banks ..........     38,462      (39,942)      (1,480)         984           12          996
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Total earning assets ............................   $ 51,763     $(50,674)    $  1,089     $ 12,968     $ (4,335)    $  8,633
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Interest-Bearing Liabilities:
   Checking deposits .................................   $ 39,249      (39,330)         (81)       1,288          (34)       1,254
   Savings deposits - regular ........................        194         (577)        (383)         (31)        (282)        (313)
   Savings deposits - money market ...................        228         (573)        (345)         297          (96)         201
   CD's & other time deposits - under $100,000 .......     (1,692)      (2,218)      (3,910)        (344)         (87)        (431)
   CD's & other time deposits - $100,000 & over ......        450       (1,498)      (1,048)         842         (319)         523
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Total interest-bearing deposits .................     38,429      (44,196)      (5,767)       2,052         (818)       1,234
     Borrowed funds short-term .......................        273         (155)         118          545          109          654
     Borrowed funds long-term ........................        450           19          469          159          (91)          68
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Total interest-bearing liabilities ..............     39,152      (44,332)      (5,180)       2,756         (800)       1,956
                                                        ---------    ---------    ---------    ---------    ---------    ---------
     Change in net interest income ...................   $ 12,611     $ (6,342)    $  6,269     $ 10,212     $ (3,535)    $  6,677
                                                        =========    =========    =========    =========    =========    =========

Note: The change in interest due to both rate and volume has been allocated to change due to volume and change due to rate in proportion to the relationship of the absolute dollar amounts of the change in each.

Table 3-- Average Balances, Income and Expense, Yields and Rates (1)

                                                                      Twelve Months Ended December 31,

---------------------------------------------------------------------------------------------------------------------------
                                                                                     1999
                                                                                                      Annual
                                                                 Average            Income/           Yield/
                                                                 Balance            Expense            Rate
---------------------------------------------------------------------------------------------------------------------------
ASSETS                                                                       (Dollars in thousands)
Securities:
   Taxable ..............................................     $   783,887         $    47,927          6.11%
   Tax-exempt (1) .......................................          21,674               1,774          8.18%
---------------------------------------------------------------------------------------------------------------------------
      Total securities ..................................         805,561              49,701          6.17%

Loans (net of unearned income):

   Taxable ..............................................       1,750,293             148,982          8.51%
   Tax-exempt (1) .......................................          16,765               1,672          9.97%
---------------------------------------------------------------------------------------------------------------------------
      Total loans .......................................       1,767,058             150,654          8.53%

Federal funds sold and repurchase agreements ............          91,714               4,976          5.43%
Interest-bearing deposits in other banks ................             835                  41          4.91%
---------------------------------------------------------------------------------------------------------------------------
      Total earning assets ..............................       2,665,168             205,372          7.71%

Less: allowance for loan losses .........................         (23,000)
Total nonearning assets .................................         271,762
                                                              -----------
      Total assets ......................................     $ 2,913,930
                                                              ===========

LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing deposits:
   Checking .............................................     $   440,401         $     8,755          1.99%
   Regular savings ......................................         218,445               5,194          2.38%
   Money market savings .................................         254,101               7,108          2.80%
   Certificates of deposit:
      Less than $100,000 ................................         780,948              40,746          5.22%
      $100,000 and more .................................         231,359              10,952          4.73%
---------------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits .........................       1,925,254              72,755          3.78%

Short-term borrowings ...................................         116,277               3,968          3.41%

Long-term borrowings ....................................          25,884               1,572          6.07%
---------------------------------------------------------------------------------------------------------------------------
      Total interest-bearing liabilities ................       2,067,415              78,295          3.79%

Noninterest-bearing liabilities:

   Demand deposits ......................................         526,915

   Other liabilities ....................................          24,551
                                                              -----------

Total liabilities .......................................       2,618,881
Stockholders' equity ....................................         295,049
                                                              -----------
Total liabilities and shareholders` equity ..............     $ 2,913,930
                                                              ===========
Net interest income .....................................                         $   127,077
                                                                                  -----------
Interest rate spread ....................................                                              3.92%

Interest expense as a percent of average earning assets..                                              2.94%

Net interest margin .....................................                                              4.77%

(1) Income and yields are reported on a taxable-equivalent basis.

                                  Twelve Months Ended December 31,
---------------------------------------------------------------------------------------------------------
                      1998                                              1997
                                     Annual                                            Annual
  Average           Income/          Yield/             Average        Income/         Yield/
  Balance           Expense           Rate              Balance        Expense          Rate
---------------------------------------------------------------------------------------------------------
            (Dollars in thousands)                              (Dollars in thousands)
$   694,530      $    42,623          6.14%           $   615,929    $    38,494        6.25%
     24,556            2,066          8.41%                28,320          2,445        8.63%
---------------------------------------------------------------------------------------------------------
    719,086           44,689          6.21%               644,249         40,939        6.35%


  1,674,940          150,110          8.96%             1,614,209        148,143        9.18%
     14,473            1,620         11.19%                14,754          1,688       11.44%
---------------------------------------------------------------------------------------------------------
  1,689,413          151,730          8.98%             1,628,963        149,831        9.20%

    125,292            6,343          5.06%                83,302          4,355        5.23%
     31,216            1,521          4.87%                11,024            525        4.76%
---------------------------------------------------------------------------------------------------------
  2,565,007          204,283          7.96%             2,367,538        195,650        8.26%

    (22,540)                                              (20,067)
    273,935                                               247,769
 ----------                                            ----------
$ 2,816,402                                           $ 2,595,240
 ==========                                            ==========



$   400,604      $     8,836          2.21%           $   341,823    $     7,582        2.22%
    211,439            5,577          2.64%               212,531          5,890        2.77%
    247,245            7,453          3.01%               237,591          7,252        3.05%


    812,517           44,656          5.50%               818,389         45,087        5.51%
    223,365           12,000          5.37%               207,520         11,477        5.53%
---------------------------------------------------------------------------------------------------------
  1,895,170           78,522          4.14%             1,817,854         77,288        4.25%

    102,017            3,850          3.77%                87,574          3,196        3.65%

     18,469            1,103          5.97%                15,198          1,035        6.81%
---------------------------------------------------------------------------------------------------------
  2,015,656           83,475          4.14%             1,920,626         81,519        4.24%


    488,151                                               393,681

     26,187                                                20,522
 ----------                                            ----------
  2,529,994                                             2,334,829
    286,405                                               260,411
 ----------                                            ----------
$ 2,816,399                                           $ 2,595,240
 ==========                                            ==========
                 $   120,808                                          $   114,131
                 -----------                                          -----------
                                      3.82%                                             4.02%

                                      3.25%                                             3.44%

                                      4.71%                                             4.82%

     Table 3 (page 10 and 11) depicts interest income on earning assets and related average yields as well as interest expense on interest-bearing liabilities and related average rates paid for the periods indicated. Loans placed on a nonaccrual status are included in the balances and were included in the computation of yields, upon which they had no material effect. Average balances are calculated based on month-end averages.

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

     The goal of F&M is to generally maintain a position that is to provide flexibility enough to move to an equality between rate-sensitive assets and rate-sensitive liabilities, which may be desirable when there are wide and frequent fluctuations in interest rates. Interest rate gaps are managed through investments, loan pricing and deposit pricing. When an unacceptable positive gap within a one-year time frame occurs, selling shorter-term investments and buying longer maturities can extend maturities. The same effect can also be accomplished by reducing emphasis on variable rate loans. When an unacceptable negative gap occurs, variable rate loans can be increased and more investment in shorter-term investments can be made. Pricing policies on either or both loans and deposits can be changed to accomplish any of the goals. F&M reviews the interest sensitivity position of each subsidiary bank at least once a quarter.

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

Market Risk Management

     Market risk is the risk of loss arising from adverse changes in the fair value of financial instruments due to changes in interest rates, exchange rates and equity prices. F&M's market risk is composed primarily of interest rate risk. F&M's Asset/Liability/Risk Committee ("ALCO") is responsible for reviewing the interest rate sensitivity position of F&M and establishing policies to monitor and limit exposure to interest rate risk. F&M's Board of Directors reviews guidelines established by ALCO.

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

     Static Gap: Gap analysis measures the amount of repricing risk embedded in the balance sheet at a point in time. It does so by comparing the differences in the repricing characteristics of assets and liabilities. A gap is defined as the difference between the principal amount of assets and liabilities, adjusted for off-balance sheet instruments, which reprice within a specified time period. The cumulative one-year gap, at year-end 1999 and 1998, was -6.5% and -4.7% of total earning assets, respectively. The policy limit for the one-year gap is plus or minus 15% of adjusted total earning assets.

     Core deposits and loans with noncontractual maturities are included in the gap repricing distributions based upon historical patterns of balance attrition and pricing behavior which are reviewed at least annually.

     The gap repricing distributions include principal cash flows from residential mortgage loans and mortgage-backed securities in the time frames in which they are expected to be received. Mortgage prepayments are estimated by applying industry median projections of prepayment speeds to portfolio segments based on coupon range and loan age.

     Earnings Simulation: The earnings simulation model forecasts one-year net income under a variety of scenarios that incorporate changes in the absolute level of interest rates, changes in the shape of the yield curve and changes in interest rate relationships. Management evaluates the effects on income of alternative interest rate scenarios against earnings in a stable interest rate environment. This type of analysis is also most useful in determining the short-run earnings exposures to changes in customer behavior involving loan payments and deposit additions and withdrawals.

     The most recent earnings simulation model projects net income would decrease by approximately 1.1% of stable-rate net income if rates fell by two hundred basis points over the next year. It projects an increase of approximately 0.6% if rates rise over the next year by two hundred basis points. Management believes this reflects a liability-sensitive rate risk position for the one-year horizon. This one-year forecast is within the ALCO guideline of 15.0%.

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

     At year-end, a 200 basis point immediate increase in rates is estimated to reduce NPV by 8.7%. Additionally, NPV is projected to increase by 6.3% if rates fall immediately by 200 basis points. Analysis of the average quarterly change in the Treasury yield curve over the past ten years indicates that a parallel curve shift of 200 basis points or more is an event that has less than a .1% chance of occurrence.

     As with gap analysis and earnings simulation modeling, assumptions about the timing and variability of balance sheet cash flows are critical in NPV analysis. Particularly important are the assumptions driving mortgage prepayments and the assumptions about expected attrition of the core deposit portfolios. These assumptions are applied consistently across the different rate risk measures.

     Summary information about interest-rate risk measures are presented below.

                    Table 4 -- Interest-rate Risk Measures

                                                                  Year-end      Year-end
                                                                    1999          1998
                                                                 ----------    ----------
         Static 1-Year Cumulative Gap ........................        -6.5%         -4.7%
         1-Year Net Income Simulation Projection (1)
           -200 bp Shock vs Stable Rate ......................        -1.1%         -8.1%
           +200 bp Shock vs Stable Rate ......................         0.6%          7.3%
         Static Net Present Value Change
           -200 bp Shock vs Stable Rate ......................         6.3%          2.2%
           +200 bp Shock vs Stable Rate ......................        -8.7%         -5.1%

     (1) The net income simulation projection for 1999 is based on a ramp of interest rates where the rate change is spread over a 12 month period. The 1998 net income simulation projection is an immediate shock of 200 bp.

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

     Management expects interest rates will increase less than 1% during 2000 and believes that the current modest level of liability sensitivity is appropriate.


Noninterest Income

     Noninterest income for 1999 increased $8.6 million, or 22.0%, from $39.0 million at year-end 1998 to $47.6 million at year-end 1999. Trust Company income increased $230 thousand or 8.7% from $2.6 million for 1998 to $2.9 million for 1999 as a result of increased fiduciary activities and the settlement of estates. Service charges on deposit accounts increased $1.9 million for 1999, up 14.3% over the comparable period a year ago as a result of adding additional services and improving existing deposit services. Credit card fees increased to $4.8 million for 1999 as compared to $4.2 million for 1998 as a result of increased card loan volume. Fees for other customer services, the largest single item of noninterest income, were $8.5 million for 1999, which increased $5.2 million or 155.4% from 1998 as a result of increased secondary market activities, increased marketing of current services and providing new services for customers. Insurance commissions increased $563 thousand or 6.7% from $8.4 million in 1998 to $9.0 million in 1999 as a result of F&M's two full service insurance agencies expanding their customer base. Gains on sale of securities were $3.1 million for 1999 as compared to $2.4 million for 1998. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. In 1999 and to a lesser extent in 1998, F&M took advantage of stock market gains in other corporate stock and securities held by the corporation. Other operating income decreased to $4.3 million in 1999, down $527 thousand or 11.0% over 1998. The decrease in other operating income was the result of fewer charges for various nondeposit related fees.

     In 1998, noninterest income increased $7.8 million or 25.3% from $31.2 million in 1997 to $39.0 million. Trust Company income increased $306 thousand or 13.1% from $2.3 million for 1997 to $2.6 million for 1998 as a result of additional and increased fiduciary activities. Service charges on deposit accounts were $13.2 million for 1998, up 20.6% over the previous year. Credit card fees were $4.2 million and $3.7 million for 1998 and 1997, respectively, up $541 thousand or 14.8% as a result of increased card lending activities. Fees for other customer services were $3.3 million for 1998, which increased $764 thousand or 29.8% from 1997 as a result of a reduction in loan refinancing activity. Insurance commissions increased $5.2 million or 161.8% from $3.2 million in 1997 to $8.4 million in 1998 as a result of acquiring F&M's insurance subsidiaries. Gains on sale of securities were $2.4 million for 1998 as compared to $4.2 million for 1997. Security gains are realized when market conditions exist that are favorable to F&M and/or conditions dictate additional liquidity is desirable. Interest rates were rising in 1998 reducing the appeal to reposition securities, therefore, security gains were smaller in 1998 than in 1997.

                         Table 5 -- Noninterest Income

                                                                                    Year ended December 31,
                                                                               --------------------------------
                                                                                 1999        1998        1997
                                                                               --------    --------    --------
                                                                                    (Dollars in thousands)
           Commissions and fees from fiduciary activities ..................   $  2,871    $  2,641    $  2,335
           Service charges on deposit accounts .............................     15,138      13,239      10,978
           Credit card fees ................................................      4,779       4,193       3,652
           Fees for other customer services ................................      8,503       3,329       2,565
           Insurance commission income .....................................      8,960       8,397       3,208
           Other operating income ..........................................      4,279       4,806       4,196
                                                                               --------    --------    --------
             Noninterest income ............................................     44,530      36,605      26,934
           Profits on securities available for sale ........................      3,112       2,436       4,217
                                                                               --------    --------    --------
             Total noninterest income ......................................   $ 47,642    $ 39,041    $ 31,151
                                                                               ========    ========    ========

Noninterest Expense

     Total noninterest expense increased $9.4 million or 9.6%, from $97.5 million in 1998 to $106.9 million in 1999. Salaries and employee benefits increased $7.6 million or 14.0%, net occupancy expense including furniture and equipment expense increased $1.4 million or 9.5%, credit card expense increased $487 thousand or 15.5% and other operating expense decreased $133 thousand or 0.05%. Growth in 1999 noninterest expense is attributable to expanding secondary market activities, branch bank expansion and remodeling older bank offices, computer networking, and other costs associated with handling asset and liability growth.

     For 1998, noninterest expense increased by $9.3 million, or 10.5%, from $88.3 million in 1997 to $97.5 million in 1998. This increase was primarily due to a $6.5 million, or 13.6% increase in salary and employee benefits, a $662 thousand or 4.6% increase in net occupancy expense including furniture and equipment expense and a $573 thousand, or 22.4% increase in credit card expense. Other operating expenses also increased $1.6 million or 6.7% in 1998. Increases in noninterest expense in 1998 were attributable to branch expansion and other overhead expenses associated with loan and deposit growth. Credit card expenses increased as a result of higher card lending activity coupled with a computer conversion. Other operating expenses increased as a result of professional fees associated with acquiring new banks and training and conversion costs associated with converting to a new consolidated data processing system.

                         Table 6 -- Noninterest Expense

                                                               Year ended December 31,
                                                          --------------------------------
                                                            1999        1998        1997
                                                          --------    --------    --------
                                                               (Dollars in thousands)
          Salaries and employee benefits ...............  $ 61,628    $ 54,044    $ 47,588
          Net occupancy expense of premises ............     8,933       8,423       7,568
          Furniture and equipment expense ..............     7,419       6,515       6,708
          Credit card expense ..........................     3,623       3,136       2,563
          Other operating expenses .....................    25,290      25,423      23,832
                                                          --------    --------    --------
            Total ......................................  $106,893    $ 97,541    $ 88,259
                                                          ========    ========    ========

Income Taxes

     Income tax expense was $21.7 million, $19.0 million, and $16.4 million at December 31, 1999, 1998, and 1997, respectively. The increase in income taxes is attributable to increased taxable earnings at the federal statutory income tax rate of 35% and state income taxes levied by West Virginia and Maryland. This corresponds to an effective tax rate of 34.4%, 34.3% and 33.0% for the three years ended December 31, 1999, 1998 and 1997, respectively. Note 16 to the Consolidated Financial Statements for year-end provide reconciliation between income tax expense computed using the federal statutory income tax rate and F&M's actual income tax expense. Also included in Note 16 to the Consolidated Financial Statements is information regarding the principal items giving rise to deferred taxes for each of the three years ended December 31.

Loan Portfolio

     Loans, net of unearned income, increased to $1.785 billion at December 31, 1999, up $58.0 million or 3.3% from $1.727 billion at year-end 1998 and up $46.0 million or 2.8% from $1.681 billion at year-end 1997. The loan activity increase for 1999 is indicative of a highly competitive market coupled with an expanding economy. All of F&M's subsidiary banks offer both commercial and consumer loans, but lending activity is generally focused on consumers and small to middle-market businesses within the subsidiary banks' respective market regions. Four of F&M's subsidiary banks, F&M Bank-Massanutten, F&M Bank-West Virginia, F&M Bank-Emporia and F&M Bank-Peoples emphasize consumer lending, with activities focused primarily on residential real estate and consumer lending. F&M Bank-Richmond, F&M Bank-Northern Virginia, F&M Bank-Central Virginia and F&M Bank-Allegiance are based in larger markets where the commercial loan demand is stronger and, as a result, their lending activities place a greater emphasis on small to medium-size business. F&M Bank-Winchester, because of its size and dominant position in its market, has a greater opportunity to appeal to larger commercial customers in addition to consumers.

     Approximately 16.2% of F&M's loan portfolio at December 31, 1999 was comprised of commercial loans, which includes certain loans secured by real estate in categories of multifamily, non-farm, non-residential and agricultural where real estate is among the sources of collateral securing the loan. F&M's subsidiary banks offer a variety of commercial loans within their market regions, including revolving lines of credit, working capital loans, equipment financing loans and letters of credit. Although F&M's subsidiary banks typically look to the borrower's cash flow as the principal source of repayment for such loans, assets, such as real property, accounts receivable, inventory and equipment, secure many of the loans within this category. In addition, a number of commercial loans are secured by real estate used by such businesses and are generally personally guaranteed by the principals of the businesses. F&M's commercial loans generally bear a floating rate of interest tied to a system-wide prime rate set by F&M Bank-Winchester.

     F&M's residential real estate loan portfolio (including home equity lines and loans held for sale) was 64.3% of total loans at December 31, 1999. The residential mortgage loans made by F&M's subsidiary banks and F&M

Mortgage Services are made only for single family, owner-occupied residences within their respective market regions. Residential mortgage loans offered by F&M's subsidiaries are either adjustable rate loans or fixed rate loans with 20 to 30 year amortization schedules that mature with a balloon payment on the third or fifth year anniversary of the loan. In addition, F&M Mortgage Services and several subsidiaries sell into the secondary market permanent residential mortgage loans that conform to GNMA and FNMA underwriting guidelines. These F&M subsidiaries purchase government insured 1-4 family FHA and VA loans and resell them immediately in package form.

     F&M's real estate construction portfolio historically has been a relatively small portion of the total loan portfolio. At December 31, 1999, construction loans were $108.4 million or 6.1% of the total loan portfolio. Generally, all construction loans are made to finance owner-occupied properties with permanent financing commitments in place. F&M's subsidiary banks make a limited number of loans for acquisition, development and construction of residential real estate. F&M's construction loans, including its acquisition and development loans, generally bear a floating rate of interest and mature in one year or less. Loan underwriting standards for such loans generally limit the loan amount to 75% of the finished appraised value of the project. As a result of strict underwriting guidelines, F&M has experienced charge-offs involving residential construction loans since 1995 of less than one half of 1%.

     Consumer loans were 13.4% of F&M's total loan portfolio at December 31, 1999. F&M subsidiary banks offer a wide variety of consumer loans, which include installment loans, credit card loans, home equity lines and other secured and unsecured credit facilities. The performance of the consumer loan portfolio is directly tied to and dependent upon the general economic conditions in each of F&M's subsidiary banks' respective market regions.

     Loans secured by real estate consist of a diverse portfolio of predominantly single-family residential loans, which at December 31, 1999 comprised 28.8% of the loan portfolio. Loans secured by commercial real estate comprised 29.6% of the loan portfolio at December 31, 1999 and consist principally of commercial and industrial loans where real estate constitutes a source of collateral (shown in Table 7 under the category of "Non-farm, non-residential"), multifamily loans (1.5%) and agricultural loans (1.0%). F&M attempts to reduce its exposure to the risks of the local real estate market by limiting the aggregate size of its commercial real estate portfolio and by making such loans primarily on owner-occupied properties. F&M has historically engaged in limited mortgage lending on multifamily and agricultural properties. Real estate construction loans accounted for only 6.1% of total loans outstanding at December 31, 1999. F&M's net charge-off rate for all loans secured by real estate was 0.02% of period end loans. This is consistent with 1998 when the charge-off rate for all loans secured by real estate was 0.07% of period end loans outstanding. F&M's consumer loan portfolio, its second largest loan category, consists principally of personal loans.

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

     F&M's unfunded loan commitments amounted to $508.9 million at December 31, 1999, compared to $388.6 million at December 31, 1998. This increase in unfunded loan commitments is due to increased commitments in the secondary market.

     On December 31, 1999, F&M had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $528.7 million and 1-4 family residential mortgage loans of $513.6 million which were in excess of 10 percent of the total loan portfolio. Loan collateral is predominantly real estate related due to the nature of F&M's market. Consumer loans to individuals which were $219.9 million also were in excess of 10% of the total loan portfolio.

     A number of economic factors in conjunction with loan activity in 1999 suggest that loan growth in 2000 should continue at a slow pace. At present there is an inverse relationship with short-term rates being higher than long-term rates. Interest rates in 1999 were below the floors they reached in 1998 and were attractive to borrowers. New home construction continues to grow in spite of higher interest rates. Resale of older homes remain strong due to the strong economy. Auto sales were strong in 1999 and the forecast is for it to grow in 2000. The economy is continuing to create new jobs, however, the lack of available workers is having an impact on production. Reports suggest that borrowers are showing a strong degree of confidence in the economy and are willing to incur additional debt. These factors resulted in a positive loan growth trend in 1999, which is expected to continue in 2000.

                            Table 7 -- Loan Portfolio

                                                                                    December 31,
                                                          ------------------------------------------------------------------------
                                                              1999           1998           1997           1996           1995
                                                          ------------   ------------   ------------   ------------   ------------
                                                                                   (Dollars in thousands)
Commercial, financial and agricultural ................   $    289,058   $    288,057   $    280,767   $    242,816   $    202,220
Real estate construction ..............................        108,381        104,043         98,566         79,587         68,956
Real estate mortgage:
  Residential (1-4 family) ............................        491,342        482,833        473,461        442,897        414,019
  Loans held for sale .................................         22,217         29,479         39,923         35,858         21,985
  Home equity lines ...................................         59,405         59,507         68,991         69,011         70,275
  Multifamily .........................................         27,624         30,060         32,860         34,614         27,530
  Non-farm, non-residential (1) .......................        528,667        508,565        488,500        457,129        412,793
  Agricultural ........................................         18,435         15,297         18,516         19,199         17,576
                                                          ------------   ------------   ------------   ------------   ------------
  Real estate subtotal ................................      1,147,690      1,125,741      1,122,251      1,058,708        964,178
Loans to individuals:
  Consumer ............................................        219,934        191,199        160,218        155,846        150,877
  Credit card .........................................         20,547         21,074         23,047         23,389         23,043
                                                          ------------   ------------   ------------   ------------   ------------
  Loans to individuals subtotal .......................        240,481        212,273        183,265        179,235        173,920
    Total loans .......................................      1,785,610      1,730,114      1,684,849      1,560,346      1,409,274
Less unearned income ..................................           (880)        (2,794)        (3,736)        (5,775)        (6,733)
                                                          ------------   ------------   ------------   ------------   ------------
Loans-- net of unearned income ........................   $  1,784,730   $  1,727,320   $  1,681,113   $  1,554,571   $  1,402,541
                                                          ============   ============   ============   ============   ============

(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

                    Remaining Maturities of Selected Loans

                                                                  December 31, 1999
                                                          ---------------------------------
                                                          Commercial,
                                                          Financial and        Real Estate-
                                                          Agricultural         Construction
                                                          -------------        ------------
                                                                (Dollars in thousands)
           Within 1 year .............................    $     137,603        $     69,425
                                                          -------------        ------------
           Variable Rate:
             1 to 5 years ............................           29,504               5,032
             After 5 years ...........................           16,981               9,255
                                                          -------------        ------------
             Total ...................................    $      46,485        $     14,287
                                                          -------------        ------------
           Fixed Rate:
             1 to 5 years ............................           93,712              17,557
             After 5 years ...........................           11,258               7,112
                                                          -------------        ------------
             Total ...................................    $     104,970        $     24,669
                                                          -------------        ------------
             Total Maturities ........................    $     289,058        $    108,381
                                                          =============        ============

Asset Quality

     F&M has always been supportive of new business and business expansion through involvement in loans to developing enterprises. Most of these investments have yielded great dividends in the form of new jobs and the improvement of local economies. From time to time, however, success is not realized and assets, which serve as collateral, must be liquidated, often at values which are inadequate to repay the entire debt. F&M will, however, continue to play a significant role in the economic development process within the bounds of prudent underwriting and tolerable risk, as we believe that community involvement and willingness to invest in efforts to improve the economic health of our communities is one of the primary roles of F&M.

     Allowance for Loan Losses. The allowance for loan losses is an estimate of an amount adequate to provide for potential losses in the loan portfolio of each of F&M's subsidiary banks. The amount of the allowance is based on management's evaluation of the collectability of the loan portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowances relating to impaired loans are charged or credited to the provision for loan losses. Each of F&M's subsidiary banks has a formal loan review function, which consists of a committee of bank officers that regularly reviews loans and assigns a classification based on current perceived credit risk. In addition, the holding company has an independent loan review team that performs a detailed on-site review and analysis of each of F&M's subsidiary bank's loan portfolio on at least an annual basis reviewing 60% to 75% of the total principal amount of each of F&M's subsidiary bank's loan portfolio. In addition, all lending relationships involving an adversely classified loan are reviewed. The review team has the authority to classify any loan it determines is not satisfactorily classified within F&M's grading system. All classified loans are reviewed at least quarterly by F&M's senior officers and by the subsidiary banks' Board of Directors. The subsidiary bank's Boards of Directors review all past due and nonaccrual loans monthly. As a matter of policy, F&M's subsidiary banks place loans on nonaccrual status when management determines that the borrower can no longer service debt from current cash flows and/or collateral liquidation. This generally occurs when a loan becomes 90 days past due as to principal and interest. This detailed management analysis forms the basis for determining the amount needed in the allowance for loan losses. Although the ratio of the allowance to total loans and nonaccrual loans may be less than its peers, F&M believes the ratio to be adequate based on this loan risk review analysis.

     Nonperforming loans decreased $4.4 million from $13.0 million at year-end 1998 to $8.6 million at year-end 1999. In keeping with F&M's conservative philosophy, the amount provided for the provision for loan losses was $3.6 million after careful analysis of possible losses in the loan portfolio. The nature of loan quality in the portfolio and improved underwriting standards in 1999 allowed F&M to maintain a lower allowance for loan losses. The ratio of allowance for loan losses to period end loans, net for 1999, 1998 and 1997 was 1.28%, 1.31% and 1.32%, respectively. In 1999, F&M included in its loan portfolio $12.0 million loans composed of SBA, FHA and VA residential housing loans that were guaranteed by the U.S. government. If these guaranteed loans were excluded from total average loans for 1999, the ratio of allowance for loan losses to period end loans, net, would be 1.30%. In 1999, 1998 and 1997, the ratio of allowance for loan losses to nonaccrual loans were 269.9%, 184.7% and 109.2%, respectively. A larger percentage is an indication that the allowance is adequate with respect to nonaccrual loans.

     The allowance is also subject to regulatory examinations and determinations as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer companies identified by regulatory agencies. F&M's subsidiary banks are examined at different times, but the Federal Reserve Bank of Richmond examined all Virginia banking subsidiaries, the West Virginia Division of Banking examined the West Virginia bank subsidiary and the Federal Reserve Bank of Baltimore examined F&M's Maryland bank subsidiary during 1999. Loans classified for regulatory purposes as loss, doubtful, substandard, or special mention, do not represent or result from trends or uncertainties which management reasonably expects will materially impact future operating results, liquidity, or capital resources or represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

     F&M maintains a general allowance for loan losses and does not allocate its allowance for loan losses to individual categories for management purposes. Table 8 shows an allocation among loan categories based upon analysis of the loan portfolio's composition, historical loan loss experience, and other factors and the ratio of the related outstanding loan balances to total loans.

               Table 8 -- Allocation of Allowance for Loan Losses

                                          1999                       1998                        1997
                               -------------------------- ---------------------------- ---------------------------
                                              Percent of                 Percent of                  Percent of
                                            Loans in Each               Loans in Each               Loans in Each
                                             Category to                 Category to                 Category to
                                Allowance    Total Loans    Allowance    Total Loans    Allowance    Total Loans
                                ---------    -----------    ---------    -----------    ---------    -----------
December 31:                                                              (Dollars in thousands)
  Commercial, financial and
    agriculture ..............  $   9,262       16.2%       $   9,180       16.6%       $   9,031       16.7%
  Real estate-construction ...        778        6.1              779        6.0              770        5.8
  Real estate-mortgage .......      7,753       64.3            7,672       65.2            7,410       66.6
  Consumer ...................      5,077       13.4            5,015       12.2            4,904       10.9
                                ---------      -----        ---------      -----        ---------      -----
                                $  22,870      100.0%       $  22,646      100.0%       $  22,115      100.0%
                                =========      =====        =========      =====        =========      =====
                                         1996                         1995
                                --------------------------- ---------------------------
                                              Percent of                  Percent of
                                             Loans in Each               Loans in Each
                                              Category to                 Category to
                                 Allowance    Total Loans    Allowance    Total Loans
                                 ---------    -----------    ---------    -----------
December 31:
  Commercial, financial and ..   $   6,741      15.6%        $   6,788       14.4%
    agriculture ..............         763       4.6               750        4.9
  Real estate-construction ...       7,221      68.0             7,195       68.7
  Real estate-mortgage .......       4,761      11.8             4,811       12.0
                                 ---------     -----         ---------      -----
  Consumer ...................   $  19,486     100.0%        $  19,544      100.0%
                                 =========     =====         =========      =====


     F&M provided $3.6 million, $5.5 million and $5.9 million for provision for loan losses for the years 1999, 1998 and 1997, respectively. These charges to the provision represent management's decision to provide an amount necessary to achieve a level in the allowance for loan losses to adequately cover possible losses to the portfolio.

     F&M's net charge-offs decreased in 1999 to $3.4 million, lower than the 1998 level of $5.0 million and slightly higher than 1997 net charge-offs of $3.2 million. The lower net charge-offs in 1999 was due to a higher degree of quality loans in the loan portfolio. Commercial, financial and agricultural loans represented the highest category of net charge-offs in 1999 of $1.7 million compared to $2.1 million in 1998. Loans to individuals made up of consumer and credit card loans represented the second highest category of net charge-offs in 1999 of $1.3 million as compared to $1.6 million in 1998. In 1999 and 1998, personal bankruptcies and credit card losses contributed largely to the charge-offs in the loans to individuals category. Net charge-offs to average loans was 0.19%, 0.30% and 0.20% for the years 1999, 1998 and 1997, respectively.

                      Table 9 -- Allowance for Loan Losses

                                                                                              December 31,
                                                                      -------------------------------------------------------------
                                                                        1999         1998          1997        1996          1995
                                                                      --------     --------      --------    --------      --------
                                                                                            (Dollars in thousands)
Balance, beginning of period .......................................  $ 22,646     $ 22,115      $ 19,486    $ 19,544      $ 19,173
  Loans charged-off:
    Commercial, financial and agriculture ..........................     1,876        2,291           931       1,498           796
    Real estate construction .......................................         6           57           171          20            74
    Real estate mortgage:
      Residential (1-4 family) .....................................       359          478           390         198         1,054
      Home equity lines ............................................        --           13            --          27            --
      Multifamily ..................................................        --           --            --          45            --
      Non-farm, non-residential (1) ................................       201        1,041           265          81            95
      Agricultural .................................................        66           15           400          --            --
                                                                      --------     --------      --------    --------      --------
        Real estate subtotal .......................................       626        1,547         1,055         351         1,149
  Consumer .........................................................       856        1,263         1,235         716         1,160
  Credit card ......................................................       860          632         1,000         544           373
                                                                      --------     --------      --------    --------      --------
        Loans to individuals subtotal ..............................     1,716        1,895         2,235       1,260         1,533
        Total loans charged-off ....................................     4,224        5,790         4,392       3,129         3,552
  Recoveries:
    Commercial, financial and agriculture ..........................       163          148           780         240           733
    Real estate construction .......................................        --           30            --          --            --
    Real estate mortgage:
      Residential (1-4 family) .....................................        60           32            24         244            75
      Home equity lines ............................................        11           --            --          --            56
      Multifamily ..................................................        --           --            --           3            --
      Non-farm, non-residential (1) ................................       205          106            36          37            19
      Agricultural .................................................        --          120            --          --            --
                                                                      --------     --------      --------    --------      --------
        Real estate subtotal .......................................       276          258            60         284           150
  Loans to individuals:
    Consumer .......................................................       241          241           277         239           289
    Credit card ....................................................       147          103            54          29            19
                                                                      --------     --------      --------    --------      --------
        Loans to individuals subtotal ..............................       388          344           331         268           308
        Total recoveries ...........................................       827          780         1,171         792         1,191
                                                                      --------     --------      --------    --------      --------
Net charge-offs ....................................................     3,397        5,010         3,221       2,337         2,361
Provision for loan losses ..........................................     3,621        5,541         5,850       2,279         2,732
                                                                      --------     --------      --------    --------      --------
Balance, end of period .............................................  $ 22,870     $ 22,646      $ 22,115    $ 19,486      $ 19,544
                                                                      ========     ========      ========    ========      ========
Ratio of allowance for loan losses to loans outstanding
 at end of period ..................................................     1.28%        1.31%         1.32%       1.25%         1.39%
Ratio of net charge-offs to average loans outstanding during period.     0.19%        0.30%         0.20%       0.16%         0.18%


(1) This category generally consists of commercial and industrial loans where real estate constitutes a source of collateral.

     The net amount of interest recorded during each year on loans that were classified as nonperforming or restructured on December 31, 1999, 1998 and 1997 was $182 thousand, $847 thousand and $222 thousand, respectively. If these loans had been accruing interest at their originally contracted rates, related income would have been $871 thousand in 1999, $1.2 million in 1998 and $1.7 million in 1997.

     Nonperforming Assets. Total nonperforming assets, which consist of nonaccrual loans, restructured loans and foreclosed properties, were $19.6 million, $29.0 million, and $37.1 million at year-end 1999, 1998 and 1997, respectively. The decrease in nonperforming assets in 1999 was due to a reduction in nonaccrual loans. F&M management exerts great effort to identify deteriorating assets early in the business cycle to ensure that prompt action is taken while working toward final resolution of all nonperforming assets.

     Nonperforming loans (nonaccrual loans and restructured loans) at December 31, 1999 were $8.6 million, or 0.5% of total loans, down from $13.0 million, or 0.8% of total loans at December 31, 1998 and down from $20.8 million, or 1.2% of total loans, at December 31, 1997. Nonperforming loans at year-end 1999 were composed of $5.4 million secured by real estate, $2.3 million commercial and industrial loans and loans to individuals for household, family, and other personal expenditures amounting to $402 thousand. Nonperforming loans that were guaranteed by the U.S. government were $370 thousand in 1999.

     Nonperforming loans are those loans where, in the opinion of management, the full collection of principal or interest is unlikely. In 1999 and 1998, nonperforming loans decreased 31.6% and 38.8%, while they increased 58.6% in 1997. The increase in nonperforming loans in 1997 was primarily due to one large commercial customer. The amount provided in 1997 for the reserve for loan losses was more than adequate to absorb the loss.

     The recorded investment in certain loans that were considered to be impaired was $15.0 million at year-end 1999 as compared to $11.5 million at year-end 1998, of which $5.3 million was classified as nonperforming. Included in 1999 impaired loans are $3.7 million secured by commercial real estate. All impaired loans at year-end 1999 and 1998 had a related valuation allowance totaling $2.6 million in 1999 and $2.4 million in 1998. The average recorded investment in certain impaired loans for the years ended December 31, 1999 and December 31, 1998 was approximately $15.3 million and $14.5 million, respectively. For the years 1999 and 1998, interest income recognized on impaired loans totaled $1.6 million and $847 thousand, all of which was recognized on a cash basis.

     Nonaccrual loans excluded from impaired loan disclosure under FASB 114 amounted to $4.3 million and $4.5 million at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $295 thousand and $546 thousand for 1999 and 1998, respectively.

     Foreclosed properties consists of 27 parcels of real estate acquired through debt previously contracted. These properties consist primarily of commercial and residential real estate whose value is determined through sale at public auction or fair market value, whichever is less. In 1995, F&M acquired through foreclosure approximately 1,000 acres of real estate located in Jefferson County, West Virginia, valued in excess of $4 million. F&M is marketing this property and will dispose of it as expediently as possible. At December 31, 1999, F&M had $11.0 million in foreclosed property upon which it does not anticipate incurring any material loss on the final disposition.

                        Table 10 -- Nonperforming Assets

                                                                                        December 31,
                                                            ------------------------------------------------------------------
                                                              1999           1998          1997           1996          1995
                                                            --------       --------      --------       --------      --------
                                                                                  (Dollars in thousands)
Nonaccrual loans ......................................     $  8,472       $ 12,385      $ 20,247       $ 12,767      $ 15,116
Restructured loans ....................................          166            625           523            259           487
                                                            --------       --------      --------       --------      --------
  Total nonperforming loans ...........................        8,638         13,010        20,770         13,026        15,603
Foreclosed property ...................................       10,974         15,970        16,326         15,190        17,657
                                                            --------       --------      --------       --------      --------
  Total nonperforming assets ..........................     $ 19,612       $ 28,980      $ 37,096       $ 28,216      $ 33,260
                                                            ========       ========      ========       ========      ========
Loans past due 90 days accruing interest ..............     $  4,271       $  2,010      $  2,963       $  4,785      $  3,832
Allowance for loan losses to period end loans .........         1.28%          1.31%         1.32%          1.25%         1.39%
Allowance for loan losses to nonaccrual loans .........       269.90%        184.66%       109.23%        152.63%       129.29%
Nonperforming assets to period end loans and
 foreclosed properties ................................         1.09%          1.66%         2.19%          1.80%         2.34%
Net charge-offs to average loans ......................         0.19%          0.30%         0.20%          0.16%         0.18%


The loss of income associated with nonperforming loans at December 31 were:
                                                                                        December 31,
                                                            ------------------------------------------------------------------
                                                              1999           1998          1997           1996          1995
                                                            --------       --------      --------       --------      --------
Income that would have been recorded in accordance                                (Dollars in thousands)
 with original terms:
  Nonaccrual loans and restructured loans .............     $    871       $  1,176      $  1,696       $  1,565      $  1,313
Income actually recorded:
  Nonaccrual and restructured loans ...................          182            847           222            777           229

     On December 31, 1999, there were no material outstanding commitments to lend additional funds with respect to nonperforming loans.

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

     At December 31, 1999, loans past due 90 days or more and still accruing interest because they are both well secured and in the process of collection were $4.3 million, compared to $2.0 million and $3.0 million at year end 1998 and 1997, respectively.

     Potential Problem Loans. At December 31, 1999, potential problem loans were approximately $17.3 million, including 7 lending relationships with principal balances in excess of $500,000, which had an aggregate principal balance outstanding of $7.6 million. Loans are viewed as potential problem loans according to the ability of such borrowers to comply with current repayment terms. These loans are subject to constant management attention, and their status is reviewed on a regular basis. The potential problem loans identified at December 31, 1999 are generally secured by residential and commercial real estate with appraised values that exceed the principal balance.

     Although trends for credit quality factors, such as loan losses and non-performing assets, continue to improve, it is likely that F&M will continue modest provisions for loan losses in 2000. The principal factor for additional provisions is expected growth in the loan portfolio as the result of continued improvement in economic conditions.

     Continued positive economic conditions and an assessment of the loan portfolio and problem assets suggest that loan losses in 2000 should not be materially greater than those in 1999. At such relatively low levels of loan losses as were experienced in 1999, however, a minor dollar fluctuation in losses could represent a large percentage increase. Loan loss expectations for 2000 are influenced by economic forecasts of continued growth and moderate interest rates. Financial circumstances of individual borrowers also will affect loan loss results. Unforeseen changes, either in economic conditions or borrowers' financial conditions, could also impact actual loan losses in 2000. F&M will maintain and follow its policies and practices intended to minimize future credit losses.

Securities

     The book value of the securities portfolio was $843.0 million at December 31, 1999, compared to $788.9 million at December 31, 1998. The securities portfolio increased $54.1 million in 1999 over 1998, which followed an increase of $109.9 million in 1998 over 1997. Investment in U.S. Government securities increased $56.8 million, or 7.6%, for the year 1999. For the year 1998, U.S. Government securities increased $115.8 million, or 18.4%. Investment in states and political subdivisions remained at relatively low levels. F&M has generally not reinvested funds in securities issued by states and political subdivisions, because those securities do not have the same tax benefits that they have had in prior years.

     The securities portfolio consists of two components, securities held to maturity and securities available for sale. Securities are classified as held to maturity when management has the intent and F&M has the ability at the time of purchase to hold the securities to maturity. Securities held to maturity are carried at cost adjusted for amortization of premiums and accretion of discounts. Securities to be held for indefinite periods of time are classified as available for sale and accounted for at the lower cost or market value. Securities available for sale include securities that may be sold in response to changes in market interest rates, changes in the security's prepayment risk, increases in loan demand, general liquidity needs and other similar factors.

     Financial Accounting Standards Board Pronouncement No. 115 effective January 1, 1994, required F&M to show the effect of market changes in the value of securities available for sale (AFS). The market value of AFS securities at December 31, 1999 was $393.2 million. The effect of the market value of AFS securities less the book value of AFS securities, net of income taxes is reflected as a line in Shareholders' Equity as unrealized loss of $10.5 million at December 31, 1999, a gain of $6.0 million at December 31, 1998 and a gain of $2.2 million at December 31, 1997. Investment rates have increased in 1999 causing currently held bond portfolio market values to decrease in value by $16.4 million. The decline in market yields is due to interest rate fluctuations only and not a result of re-ratings or down grading of securities. F&M can take a variety of measures to preclude any realization of the loss in the securities portfolio such as attracting new deposits, adjusting loan rates, reinvestment of loan paydowns, and borrowing funds from the Federal Home Loan Bank, Federal Reserve Bank, or correspondent banks.

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

      Table 11 -- Investment Portfolio and Securities Available For Sale

The carrying value of investment securities at the dates indicated was:

                                                                    December 31,
                                                         ----------------------------------
                                                            1999        1998        1997
                                                         ----------  ----------  ----------
                                                               (Dollars in thousands)
           U.S. Government securities .................  $  427,579  $  377,723  $  381,922
           States and political subdivisions ..........      20,963      23,532      29,383
           Corporate securities .......................       1,312       1,515       2,320
                                                         ----------  ----------  ----------
               Total investment securities ............  $  449,854  $  402,770  $  413,625
                                                         ==========  ==========  ==========

The carrying value of securities available for sale at the dates indicated was:

                                                                    December 31,
                                                         ----------------------------------
                                                            1999        1998        1997
                                                         ----------  ----------  ----------
                                                               (Dollars in thousands)
           U.S. Government securities .................  $  374,098  $  367,109  $  247,139
           States and political subdivisions ..........       1,123       1,179       1,846
           Other securities and corporate securities ..      17,947      17,862      16,364
                                                         ----------  ----------  ----------
               Total securities available for sale ....  $  393,168  $  386,150  $  265,349
                                                         ==========  ==========  ==========

          Table 12 -- Maturity Distribution and Yields of Securities

                                December 31, 1999

                            Taxable-Equivalent Basis

                                                            Due after 1       Due after 5       Due after 10
                                        Due in 1 year        through 5         through 10        years and
                                          or less              years              years       Equity Securities         Total
                                      ---------------     ---------------    ---------------   ---------------    ----------------
                                       Amount  Yield       Amount  Yield      Amount  Yield     Amount  Yield      Amount   Yield
                                       ------  -----       ------  -----      ------  -----     ------  -----      ------   -----
                                                                          (Dollars in thousands)
Securities held for investment:
 U.S. Government securities ........  $ 55,310  5.98%    $282,944   6.00%   $ 56,402   6.64%  $ 32,923   7.66%   $427,579    6.21%
 Other taxable securities ..........       905  6.28%         201   6.48%        206   6.62%        --   0.00%      1,312    6.45%
                                      --------           --------           --------          --------           --------
   Total taxable ...................    56,215  5.98%     283,145   6.00%     56,608   6.64%    32,923   7.66%    428,891    6.21%
Tax-exempt securities (1) ..........     3,196  7.64%      12,625   7.03%      3,277   7.22%     1,865   7.57%     20,963    7.24%
                                      --------           --------           --------          --------           --------
   Total ...........................  $ 59,411  6.07%    $295,770   6.04%   $ 59,885   6.67%  $ 34,788   7.66%   $449,854    6.26%
Securities held for sale:
 U.S. Government securities ........  $ 47,109  6.02%    $160,227   6.05%   $ 95,473   6.29%  $ 71,289   6.65%   $374,098    6.22%
 Other taxable securities ..........        --  0.00%          --   0.00%         --   0.00%    17,947   6.71%     17,947    6.71%
                                      --------           --------           --------          --------           --------
   Total taxable ...................    47,109  6.02%     160,227   6.05%     95,473   6.29%    89,236   6.66%    392,045    6.24%
Tax-exempt securities (1) ..........        --  0.00%          --   0.00%      1,123   6.79%      --     0.00%      1,123    6.79%
                                      --------           --------           --------          --------           --------
   Total ...........................  $ 47,109  6.02%    $160,227   6.05%   $ 96,596   6.30%  $ 89,236   6.66%   $393,168    6.24%
                                      --------           --------           --------          --------           --------
Total securities ...................  $106,520  6.05%    $455,997   6.05%   $156,481   6.44%  $124,024   6.94%   $843,022    6.25%
                                      ========           ========           ========          ========           ========

(1) Yields on tax-exempt securities have been computed on a tax-equivalent basis.

     See Note 2 to the Consolidated Financial Statements as of December 31, 1999 for an analysis of gross unrealized gains and losses in the securities portfolio.

Deposits

     F&M has made an effort in recent years to increase core deposits and reduce cost of funds. Deposits provide funding for F&M's investments in loans and securities, and the interest paid for deposits must be managed carefully to control the level of interest expense.

     Deposits at December 31, 1999 decreased $6.0 million or 0.3% to $2.482 billion from $2.488 billion at year-end 22 1998. Non-interest bearing demand deposits decreased $21.1 million or 3.8% from $552.9 million in 1998 to $531.8 million in 1999. Interest bearing deposits increased $14.9 million or 0.8% to $1.950 billion in 1999. Savings deposits including interest checking in 1999 decreased $226 thousand or 0.03% to $659.0 million, while money market deposits also decreased $1.0 million. Certificates of deposit over $100,000 experienced a $4.8 million or 2.0% decrease in deposits. Certificates of deposit under $100,000 increased $21.0 million or 2.7% from $778.5 million at year-end 1998 to $799.5 million at year-end 1999. Depositors were attracted to higher returns in the stock market and other financial institutions that F&M was not willing to match. F&M, in the short term, was willing to maintain its interest margin in lieu of attracting expensive deposits.

     F&M does not have any other time deposits, other than certificates of deposits, that are over $100,000.

     Deposits at December 31, 1998 grew $165.4 million or 7.1% to $2.488 billion from $2.323 billion at year-end 1998. Non-interest bearing demand deposits increased $103.5 million or 23.0% from $449.4 million in 1997 to $552.9 million in 1998. Interest bearing deposits increased $61.9 million or 3.3% to $1.936 billion in 1998. Interest checking, savings deposits, and money market deposits experienced a reduction in deposits in 1998, whereas, certificates of deposit over and under $100,000 experienced an increase in deposits. Deposit growth in 1998 was affected by comparatively low interest rates and the consequent movement of funds out of deposit accounts and into alternative investments. In addition to moving funds out of deposit accounts, depositors continued to shift funds into more liquid accounts.

                       Table 13 -- Deposits and Rates Paid

                                                                         December 31,
                                        --------------------------------------------------------------------------------
                                                   1999                      1998                         1997
                                        -----------------------   ------------------------  ----------------------------
                                         Amount         Rate         Amount         Rate          Amount         Rate
                                        -----------  ----------   ----------     ---------  --------------    ----------
                                                                            (Dollars in thousands)
Noninterest-bearing accounts .......    $  531,781                $  552,916                $     449,421
                                        ----------                ----------                -------------
Interest-bearing accounts:
  Interest checking ................       446,197      1.99%        443,883        2.21%         373,155        2.22%
  Regular savings ..................       212,849      2.38%        215,389        2.64%         209,344        2.77%
  Money-market .....................       248,800      2.80%        249,805        3.01%         238,507        3.05%
    Time deposits:
      Less than $100,000 ...........       799,488      5.22%        778,489        5.50%         829,807        5.51%
      $100,000 and more ............       243,090      4.73%        247,935        5.37%         222,620        5.53%
                                        ----------                ----------                -------------
Total interest-bearing .............     1,950,424      3.78%      1,935,501        4.14%       1,873,433        4.25%
                                        ----------                ----------                -------------
  Total ............................    $2,482,205                $2,488,417                $   2,322,854
                                        ==========                ==========                =============

                    Maturities of CD's of $100,000 and More

                             Within        Three to        Six to         One to         Over                        Percent
                             Three           Six           Twelve          Five          Five                        of Total
                             Months         Months         Months         Years          Years          Total        Deposits
                           -----------    ----------     -----------     ---------     ----------     -----------    --------
                                                               (Dollars in thousands)
At December 31, 1999 ....  $    49,924    $   45,053      $  103,404     $  44,709     $       --     $   243,090      9.79%

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

     The Federal Reserve, along with the Comptroller of the Currency and the Federal Deposit Insurance Corporation, have adopted capital guidelines to supplement the definitions of capital for regulatory purposes and to establish minimum capital standards. Specifically, the guidelines categorize assets and off-balance sheet items into four risk-weighted categories. The minimum ratio of qualifying total capital to risk-weighted assets is 8.0%, of which at least 6.0% must be Tier 1 capital, composed of common equity, retained earnings and a limited amount of perpetual preferred stock, less certain goodwill items. A "Well Capitalized" bank will have a Tier 1 capital ratio of at least 6% and a Total Capital ratio of 10%. F&M had a Tier 1 capital of 15.6% and a Total Capital ratio of 16.8% at

December 31, 1999, far exceeding the capital requirements adopted by the Federal bank regulatory agencies.

     Table 14 reflects the cash dividends per share declared during each quarter of the periods indicated. The information in Table 14 may vary for certain periods from the dividends paid during the quarter in cases where the dividend was paid in the quarter following its declaration. In addition, the amounts shown have not been restated and adjusted to reflect the acquisition of Security Bank.

               Table 14 -- Common Stock Performance and Dividends

                                                 Common Stock Price
                             ----------------------------------------------------------
                                         1999                          1998                Dividends Declared
                                                                                          ----------------------
                                High            Low           High              Low          1999          1998
                             ----------      ---------      ---------      ------------   ---------     --------
First quarter .............  $    30.00      $   23.87      $   36.25      $      31.75   $   0.195     $  0.185
Second quarter ............  $    33.18      $   23.93      $   34.31      $      32.00   $   0.235     $  0.185
Third quarter .............  $    33.50      $   26.00      $   31.56      $      26.13   $   0.235     $  0.195
Fourth quarter ............  $    30.25      $   26.00      $   31.69      $      25.06   $   0.235     $  0.195

Years ended December 31 ...  $    33.50      $   23.87      $   36.25      $      25.06   $   0.900     $  0.760

F&M National Corporation common stock is traded on the New York Stock Exchange
(NYSE) under the symbol FMN. On December 31, 1999 there were approximately 8,466 shareholders of record.

                        Table 15 -- Analysis of Capital


                                                           December 31,
                                            --------------------------------------
                                               1999          1998          1997
                                            ----------    ----------    ----------
                                                     (Dollars in thousands)
Tier 1 Capital:
 Common stock ...........................   $   45,969    $   45,021    $   45,030
 Additional paid in capital .............       94,492        82,723        84,208
 Retained earnings ......................      161,558       161,280       141,173
 Less: Goodwill .........................       10,332        10,090        11,208
                                            ----------    ----------    ----------
 Total Tier 1 capital ...................      291,687       278,934       259,203

Tier 2 Capital:
 Allowance for loan losses ..............       22,870        22,646        22,115
 Add: 45% of unrealized equity securities         --             433          --
                                            ----------    ----------    ----------
 Total Tier 2 capital ...................       22,870        23,079        22,115
 Total risk-based capital ...............   $  314,557    $  302,013    $  281,318
                                            ==========    ==========    ==========
Risk-weighted assets ....................   $1,874,107    $1,845,142    $1,712,152

CAPITAL RATIOS:
 Tier 1 risk-based capital ratio ........        15.56%        15.12%        15.14%
 Total risk-based capital ratio .........        16.78%        16.37%        16.43%
 Tier 1 capital to average total assets .         9.99%         9.90%         9.99%

Liquidity

     Liquidity represents an institution's ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Liquid assets include cash, interest-bearing deposits with banks, federal funds sold, securities and loans classified as available for sale, and loans and investment securities maturing within one year. As a result of F&M's management of liquid assets and the ability to generate liquidity through liability funding, management believes that F&M maintains overall liquidity sufficient to satisfy its depositors' requirements and meet its customers' credit needs.

     At December 31, 1999, approximately $777.6 million or 28.9% of total earning assets is due to mature or reprice within the next year.

     In July 1999, F&M began pooling excess funds from its subsidiary banks in F&M Bank-Winchester. Serving as the lead bank, F&M Bank-Winchester began acting as a conduit to invest pooled funds and provide an internal line of credit for all F&M's subsidiaries. Instead of selling excess funds to correspondent banks, subsidiaries sell to F&M Bank-Winchester. This procedure provides funds for short term borrowing to those subsidiaries that are in a borrowing position and also maximizes the earning potential for F&M.

     F&M has established a relationship with the Federal Home Loan Bank of Atlanta to extend, in aggregate, a $530 million short-term line of credit for any potential borrowing needs. In addition to this credit, a large regional and money-center bank has extended a short-term borrowing line totaling $30 million. F&M's credit lines are more than adequate to absorb any potential borrowing needs that may arise.

     At December 31, 1999, certain of F&M's subsidiary banks had outstanding $95.0 million on borrowings pursuant to securities repurchase agreement transactions, ranging in maturity from one day to three months.

     F&M engages in short-term borrowings at the parent company level, as well. At December 31, 1999, F&M had $19.3 million outstanding in short-term obligations issued to commercial customers of F&M's subsidiary banks pursuant to master note agreements. As a back-up source of funds, the parent has approved bank lines of credit totaling $6.0 million. These lines are used infrequently with the average aggregate balance outstanding under the lines not exceeding $1.0 million since they have been in place. At year end 1999, 1998 and 1997, there were no outstanding balances under these lines of credit.

     All F&M banks are members of the Federal Home Loan Bank system. Some of F&M's FHLB member banks utilize long-term borrowing, which must be invested in Residential Housing Finance Assets ("RHFA"). RHFA is defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or (6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. In 1999, long-term borrowings from the Federal Home Loan Bank system for RHFA investments were $25.4 million maturing through 2006.


Year 2000 (Y2K)

     The century date change did not have any operational impact on F&M National Corporation and its subsidiaries due to corporate management addressing potential problems and correcting them well in advance of the millennium change. F&M took very seriously all possible infrastructure problems that could have occurred by mitigating risks associated to the problem. Obtaining a corporate line of credit with the FHLB-Atlanta for $530 million and updating borrowing procedures from the Federal Reserve Bank of Richmond mitigated liquidity risk. Upgrading computer equipment, computer software, and testing all systems and services that F&M is dependent upon mitigated operational risk. F&M spent approximately $1.0 million on Y2K related expenditures, expensing $400 thousand for expenditures which had no future benefit and capitalizing $600 thousand which had future benefit. These funds were well spent, in the respect, that faced with an unprecedented event, F&M was dedicated to serving its customers with the finest banking service that they have been accustomed to receiving. F&M stands ready to meet any future challenge that may occur -- to meet and exceed its customers banking needs.

                   F&M NATIONAL CORPORATION AND SUBSIDIARIES
                           Consolidated Balance Sheets
                           December 31, 1999 and 1998
                      (In Thousands, Except Per Share Data)


                                                                                                  1999                  1998
                                                                                               -----------           -----------
Assets
 Cash and due from banks ................................................................      $   122,782           $   164,207
 Interest-bearing deposits in other banks ...............................................              225                   389
 Federal funds sold .....................................................................           66,512               151,736
 Securities (fair value 1999, $830,706; 1998, $794,549) .................................          843,022               788,920
 Loans held for sale ....................................................................           22,217                29,479
 Loans, net of allowance for loan losses, 1999, $22,870; 1998, $22,646 ..................        1,739,643             1,675,195
 Bank premises and equipment, net .......................................................           73,092                67,330
 Other assets ...........................................................................           78,441                72,678
                                                                                               -----------           -----------
      Total assets ......................................................................      $ 2,945,934           $ 2,949,934
                                                                                               ===========           ===========
Liabilities and Shareholders' Equity
 Liabilities
 Deposits:
 Noninterest-bearing demand deposits ....................................................      $   531,781           $   552,916
 Savings and interest-bearing demand deposits ...........................................          907,846               909,077
 Time deposits ..........................................................................        1,042,578             1,026,424
                                                                                               -----------           -----------
      Total deposits ....................................................................      $ 2,482,205           $ 2,488,417
 Federal funds purchased and securities sold under
 agreements to repurchase ...............................................................           95,008               103,264
 Other short-term borrowings ............................................................           24,120                17,312
 Long-term debt .........................................................................           25,443                21,058
 Other liabilities ......................................................................           27,593                24,864
 Commitments and contingent liabilities .................................................             --                    --
                                                                                               -----------           -----------
      Total liabilities .................................................................      $ 2,654,369           $ 2,654,915
                                                                                               -----------           -----------

Shareholders' Equity
 Preferred stock, no par value, authorized 5,000,000 shares,
  no shares outstanding .................................................................      $      --             $      --
 Common stock, par value $2 per share, authorized 30,900,000 shares,
  issued 1999, 22,984,500 shares; issued 1998, 22,510,500 shares ........................           45,969                45,021
 Capital surplus ........................................................................           94,492                82,723
 Retained earnings ......................................................................          161,558               161,280
 Accumulated other comprehensive income (loss) ..........................................          (10,454)                5,995
                                                                                               -----------           -----------
      Total shareholders' equity ........................................................      $   291,565           $   295,019
                                                                                               -----------           -----------
      Total liabilities and shareholders' equity ........................................      $ 2,945,934           $ 2,949,934
                                                                                               ===========           ===========

---------------
See Notes to Consolidated Financial Statements.

                   F&M NATIONAL CORPORATION AND SUBSIDIARIES
                       Consolidated Statements of Income
       For Each of the Three Years in the Period Ended December 31, 1999
                     (In Thousands, Except Per Share Data)


                                                                                      1999              1998              1997
                                                                                    --------          --------          --------
Interest Income
 Interest and fees on loans ..................................................      $150,068          $151,163          $149,240
 Interest and dividends on investment securities:
  Taxable interest income ....................................................        24,161            24,445            20,972
  Interest income exempt from federal income taxes ...........................         1,096             1,290             1,518
 Interest and dividends on securities available for sale:
  Taxable interest income ....................................................        22,769            17,287            16,737
  Interest income exempt from federal income taxes ...........................            58                53                85
  Dividends ..................................................................           997               891               771
 Interest income on federal funds sold .......................................         4,976             7,816             4,355
 Interest on deposits in banks ...............................................            41                48               525
                                                                                    --------          --------          --------
      Total interest income ..................................................      $204,166          $202,993          $194,203
                                                                                    --------          --------          --------

Interest Expense
 Interest on deposits ........................................................      $ 72,755          $ 78,523          $ 77,288
 Interest on short-term borrowings ...........................................         3,968             3,849             3,196
 Interest on long-term debt ..................................................         1,572             1,103             1,035
                                                                                    --------          --------          --------
     Total interest expense ..................................................      $ 78,295          $ 83,475          $ 81,519
                                                                                    --------          --------          --------
     Net interest income .....................................................      $125,871          $119,518          $112,684
 Provision for loan losses ...................................................         3,621             5,541             5,850
                                                                                    --------          --------          --------
     Net interest income after provision
      for loan losses ........................................................      $122,250          $113,977          $106,834
                                                                                    --------          --------          --------
Other Income
 Commissions and fees from fiduciary activities ..............................      $  2,871          $  2,641          $  2,335
 Service charges on deposit accounts .........................................        15,138            13,239            10,978
 Credit card fees ............................................................         4,779             4,193             3,652
 Fees for other customer services ............................................         8,503             3,329             2,565
 Insurance commissions .......................................................         8,960             8,397             3,208
 Other operating income ......................................................         4,279             4,806             4,196
 Profits on securities available for sale ....................................         3,112             2,436             4,217
                                                                                    --------          --------          --------
     Total other income ......................................................      $ 47,642          $ 39,041          $ 31,151
                                                                                    --------          --------          --------
Other Expenses
 Salaries and employees' benefits ............................................      $ 61,628          $ 54,044          $ 47,588
 Net occupancy expense of premises ...........................................         8,933             8,423             7,568
 Furniture and equipment expenses ............................................         7,419             6,515             6,708
 Credit card expense .........................................................         3,623             3,136             2,563
 Other operating expenses ....................................................        25,290            25,423            23,832
                                                                                    --------          --------          --------
      Total other expenses ...................................................      $106,893          $ 97,541          $ 88,259
                                                                                    --------          --------          --------
      Income before income taxes .............................................      $ 62,999          $ 55,477          $ 49,726
 Income tax expense ..........................................................        21,714            19,012            16,396
                                                                                    --------          --------          --------
      Net income .............................................................      $ 41,285          $ 36,465          $ 33,330
                                                                                    ========          ========          ========
Earnings per common share, basic .............................................      $   1.79          $   1.57          $   1.45
                                                                                    ========          ========          ========
Earnings per common share, assuming dilution .................................      $   1.78          $   1.56          $   1.44
                                                                                    ========          ========          ========

----------
See Notes to Consolidated Financial Statements.

                   F&M NATIONAL CORPORATION AND SUBSIDIARIES
           Consolidated Statements of Changes in Shareholders' Equity
       For Each of the Three Years in the Period Ended December 31, 1999
                      (In Thousands, Except Per Share Data)

                                                                                            Accumulated
                                                                                             Other Com-
                                                                                             prehensive     Compre-
                                                         Common      Capital      Retained     Income       hensive
                                                          Stock      Surplus      Earnings     (Loss)       Income        Total
                                                       ---------    ---------    ---------    ---------    ---------    ---------
Balance, December 31, 1996 .........................   $  45,021    $  85,188    $ 122,691    $     403                 $ 253,303
 Comprehensive income:
  Net income-- 1997 ................................        --           --         33,330         --      $  33,330       33,330
  Other comprehensive income net of tax:
   Unrealized holding gains arising during
    the period (net of tax, $2,458) ................        --           --           --           --          4,578         --
  Reclassification adjustment (net of
   tax, $1,476) ....................................        --           --           --           --         (2,741)        --
                                                                                                           ---------
  Other comprehensive income
   (net of tax, $982) ..............................        --           --           --          1,837    $   1,837        1,837
                                                                                                           ---------
  Total comprehensive income .......................        --           --           --           --      $  35,167         --
                                                                                                           =========
 Cash dividends declared ...........................        --           --        (14,848)        --                     (14,848)
 Acquisition of common stock
  (441,500 shares) .................................        (883)      (9,711)        --           --                     (10,594)
 Issuance of common stock-benefit plans
  (180,000 shares) .................................         360        2,966         --           --                       3,326
 Issuance of common stock in exchange for
 net assets in acquisition (266,000 shares) ........         532        5,765         --           --                       6,297
                                                       ---------    ---------    ---------    ---------                 ---------
Balance, December 31, 1997 .........................   $  45,030    $  84,208    $ 141,173    $   2,240                 $ 272,651
 Comprehensive income:
  Net income-- 1998 ................................        --           --         36,465         --      $  36,465       36,465
  Other comprehensive income net of tax:
   Unrealized holding gains arising during
    the period (net of tax, $2,819) ................        --           --           --           --          5,338         --
   Reclassification adjustment (net of
    tax, $853) .....................................        --           --           --           --         (1,583)        --
                                                                                                           ---------
   Other comprehensive income
    (net of tax, $1,966) ...........................        --           --           --          3,755    $   3,755        3,755
                                                                                                           ---------
  Total comprehensive income .......................        --           --           --           --      $  40,220         --
                                                                                                           =========
 Cash dividends declared ...........................        --           --        (16,358)        --                     (16,358)
 Acquisition of common stock
  (188,000 shares) .................................        (376)      (5,733)        --           --                      (6,109)
 Issuance of common stock-benefit plans
  (183,500 shares) .................................         367        4,248         --           --                       4,615
                                                       ---------    ---------    ---------    ---------                 ---------
Balance, December 31, 1998 .........................   $  45,021    $  82,723    $ 161,280    $   5,995                 $ 295,019
 Comprehensive income:
  Net income-- 1999 ................................        --           --         41,285         --      $  41,285       41,285
  Other comprehensive income net of tax:
   Unrealized holding losses arising
    during the period (net of tax, $10,133) ........        --           --           --           --        (14,426)        --
   Reclassification adjustment (net of
    tax, $1,089) ...................................        --           --           --           --         (2,023)        --
                                                                                                           ---------
   Other comprehensive income
    (net of tax, $9,044) ...........................        --           --           --        (16,449)   $ (16,449)     (16,449)
                                                                                                           ---------
   Total comprehensive income ......................        --           --           --           --      $  24,836         --
                                                                                                           =========
  Cash dividends declared ..........................        --           --        (20,280)        --                     (20,280)
  Acquisition of common stock
   (421,500 shares) ................................        (843)     (11,658)        --           --                     (12,501)
  Issuance of common stock-benefit plans
   (229,500 shares) ................................         459        4,138         --           --                       4,597
  Issuance of 3% common stock dividend
   (666,000 shares) ................................       1,332       19,289      (20,621)        --                        --
 Cash paid in lieu of fractional shares ............        --           --           (106)        --                        (106)
                                                       ---------    ---------    ---------    ---------                 ---------
Balance, December 31, 1999 .........................   $  45,969    $  94,492    $ 161,558    $ (10,454)                $ 291,565
                                                       =========    =========    =========    =========                 =========

----------
See Notes to Consolidated Financial Statements.

                   F&M NATIONAL CORPORATION AND SUBSIDIARIES
                     Consolidated Statements of Cash Flows
       For Each of the Three Years in the Period Ended December 31, 1999
                                 (In Thousands)

                                                                                           1999            1998            1997
                                                                                        ---------       ---------       ---------
Cash Flows From Operating Activities
 Net income ......................................................................      $  41,285       $  36,465       $  33,330
 Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization ..................................................          6,945           5,953           6,069
  Provision for loan losses ......................................................          3,621           5,541           5,850
  Deferred income taxes (benefit) ................................................            (63)            300           1,346
  Profits on securities available for sale .......................................         (3,112)         (2,436)         (4,217)
  (Gain) loss on sale of other real estate .......................................           (120)            (99)             98
  Net amortization and accretion of securities ...................................            987              56            (100)
  Origination of loans held for sale .............................................       (359,749)       (265,643)       (304,264)
  Proceeds from sale of loans held for sale ......................................        367,011         276,087         300,199
  Increase in other assets .......................................................         (2,105)         (1,029)         (5,117)
  Increase (decrease) in other liabilities .......................................          1,591            (836)          1,917
                                                                                        ---------       ---------       ---------
           Net cash provided by operating activities .............................      $  56,291       $  54,359       $  35,111
                                                                                        ---------       ---------       ---------
Cash Flows From Investing Activities
 (Increase) decrease in interest-bearing deposits in other banks .................      $     164       $ (26,977)      $  (4,133)
 Proceeds from sales, principal repayments and calls of securities
  available for sale .............................................................         65,924         146,570          71,864
 Proceeds from maturities of securities available for sale .......................         85,939          61,155          59,125
 Proceeds from principal repayments and calls of investment securities ...........         41,468         131,673          55,333
 Proceeds from maturities of investment securities ...............................         38,382          75,646          61,389
 Purchase of securities available for sale .......................................       (187,519)       (266,688)        (83,510)
 Purchase of investment securities ...............................................       (121,663)       (250,197)       (192,430)
 (Increase) decrease in federal funds sold .......................................         85,224             817         (34,550)
 Net (increase) in loans .........................................................        (71,290)        (66,761)       (129,742)
 Purchases of bank premises and equipment ........................................        (11,539)         (8,822)        (16,597)
 Proceeds from sale of other real estate .........................................          8,624           4,731           2,478
 Cash acquired in acquisition ....................................................           --              --               529
                                                                                        ---------       ---------       ---------
           Net cash (used in) investing activities ...............................      $ (66,286)      $(198,853)      $(210,224)
                                                                                        ---------       ---------       ---------
Cash Flows From Financing Activities
 Net increase (decrease) in noninterest-bearing and interest-bearing
  demand deposits and savings accounts ...........................................      $ (22,366)      $ 191,366       $ 115,294
 Net increase (decrease) in certificates of deposit ..............................         16,154         (26,003)         63,388
 Dividends paid ..................................................................        (19,142)        (15,856)        (15,762)
 Increase (decrease) in federal funds purchased and securities sold under
 agreements to repurchase ........................................................         (8,256)         21,498          27,846
 Increase (decrease) in other short-term borrowings ..............................          6,808           2,803            (367)
 Net proceeds from issuance and sale of common stock .............................          3,588           3,085           2,594
 Acquisition of common stock .....................................................        (12,495)         (6,109)        (10,594)
 Cash paid in lieu of fractional shares ..........................................           (106)           --              --
 Decrease in Federal Home Loan Bank advances .....................................           --              --            (8,297)
 Proceeds from long-term debt ....................................................          7,500           9,900           8,500
 Principal payments on long-term debt ............................................         (3,115)         (5,978)         (2,861)
                                                                                        ---------       ---------       ---------
           Net cash provided by (used in ) financing activities ..................      $ (31,430)      $ 174,706       $ 179,741
                                                                                        ---------       ---------       ---------
           Increase (decrease) in cash and cash equivalents ......................      $ (41,425)      $  30,212       $   4,628

Cash and Cash Equivalents
 Beginning .......................................................................        164,207         133,995         129,367
                                                                                        ---------       ---------       ---------
 Ending ..........................................................................      $ 122,782       $ 164,207       $ 133,995
                                                                                        =========       =========       =========
Supplemental Disclosures of Cash Flow Information
 Cash payments for:
  Interest .......................................................................      $  79,009       $  83,783       $  80,460
                                                                                        =========       =========       =========
  Income taxes ...................................................................      $  22,649       $  19,166       $  17,433
                                                                                        =========       =========       =========

Supplemental Schedule of Noncash Investing and Financing Activities
 Issuance of stock options under nonvariable compensatory plan ...................      $   1,003       $   1,529       $     732
                                                                                        =========       =========       =========
 Issuance of common stock - 3% stock dividend ....................................      $  20,621       $    --         $    --
                                                                                        =========       =========       =========
 Loan balances transferred to foreclosed properties ..............................      $   3,221       $   5,030       $   4,504
                                                                                        =========       =========       =========
 Unrealized gain (loss) on securities available for sale .........................      $ (25,493)      $   5,721       $   2,819
                                                                                        =========       =========       =========
 Issuance of common stock in exchange for net assets in acquisition ..............      $    --         $    --         $   6,297
                                                                                        =========       =========       =========

----------
See Notes to Consolidated Financial Statements.

                    F&M NATIONAL CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        For Each of the Three Years in the Period Ended December 31, 1999



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

Cash and Cash Equivalents

     For the purposes of reporting cash flows, cash and cash equivalents include cash on hand and amounts due from banks.

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

     c.   Trading Securities
          Trading securities, which are generally held for the short term in anticipation of market gains, are carried at fair value. Realized and unrealized gains and losses on trading account assets are included in interest income on trading account securities. The Corporation had no trading securities at December 31, 1999 and 1998.

Loans Held for Sale

     Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income.

Loans

     The Corporation grants mortgage, commercial and consumer loans to customers. The ability of the Corporation's debtors to honor their contracts is dependent upon the real estate and general economic conditions in their market area.

     Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances less the allowance for loan losses and unearned 30 income. Interest income is accrued on the unpaid principal balance.

     The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

     All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses

     The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

      The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

     A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

     Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

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

Foreclosed Assets

     Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

Pension Plan

     The Corporation has a trusteed, noncontributory defined contribution pension plan covering substantially all full-time employees.

Income Taxes

     Deferred income tax assets and liabilities are determined using the balance sheet method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Common Stock

     Shares of its own common stock reacquired by the Corporation are cancelled as a matter of state law and are accounted for as authorized but unissued shares.

Earnings Per Share

     Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

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

Comprehensive Income

     The Corporation adopted SFAS No. 130, "Reporting Comprehensive Income," as of January 1, 1998. Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available for sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income. The adoption of SFAS No. 130 had no effect on the Corporation's net income or shareholders' equity.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, the valuation of foreclosed real estate and deferred taxes.

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

Segments

     As of December 31, 1999 and 1998, the Corporation does not have any segments that meet the disclosure requirements established by Statement of Financial Accounting Standards (SFAS) No. 131, "Disclosures about Segments of an Enterprise and Related Information."

Note 2 -- Securities

     The amortized cost and fair values of securities being held to maturity as of December 31, 1999 and 1998, are as follows:

                                                                                          December 31, 1999
                                                                    ----------------------------------------------------------------
                                                                                        Gross             Gross
                                                                    Amortized         Unrealized         Unrealized           Fair
                                                                       Cost             Gains             (Losses)            Value
                                                                    -----------       ----------         ---------         ---------
                                                                                             (In Thousands)
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies ...................      $   427,579       $      876         $ (13,160)        $ 415,295
Obligations of states and political
 subdivisions ................................................           20,963              137              (175)           20,925
Corporate securities .........................................            1,312                8                (2)            1,318
                                                                    -----------       ----------         ---------         ---------
                                                                    $   449,854       $    1,021         $ (13,337)        $ 437,538
                                                                    ===========       ==========         =========         =========

                                                                                          December 31, 1999
                                                                    ----------------------------------------------------------------
                                                                                        Gross             Gross
                                                                    Amortized         Unrealized         Unrealized           Fair
                                                                       Cost             Gains             (Losses)            Value
                                                                    -----------       ----------         ---------         ---------
                                                                                             (In Thousands)
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies ...................      $   377,723       $    6,102         $  (1,122)        $ 382,703
Obligations of states and political
 subdivisions ................................................           23,532              627               (32)           24,127
Corporate securities .........................................            1,515               54              --               1,569
                                                                    -----------       ----------         ---------         ---------
                                                                    $   402,770       $    6,783         $  (1,154)        $ 408,399
                                                                    ===========       ==========         =========         =========

The amortized cost and fair value of securities being held to maturity as of December 31, 1999, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities may be called or repaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                        Amortized         Fair
                                                           Cost          Value
                                                        ---------       --------
                                                              (In Thousands)
Due in one year or less ..........................      $  59,162       $ 58,479
Due after one year through five years ............        294,707        285,878
Due after five years through ten years ...........         59,885         57,475
Due after ten years ..............................         34,788         34,388
Corporate securities .............................          1,312          1,318
                                                        ---------       --------
                                                        $ 449,854       $437,538
                                                        =========       ========

     The amortized cost and fair value of securities available for sale as of December 31, 1999 and 1998, are as follows:

                                                                                           December 31, 1999
                                                                       ------------------------------------------------------------
                                                                                         Gross             Gross
                                                                       Amortized       Unrealized        Unrealized          Fair
                                                                         Cost            Gains            (Losses)           Value
                                                                      ----------       ----------        ----------        ---------
                                                                                              (In Thousands)
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies ...................        $ 389,696        $     623         $ (16,221)        $ 374,098
Obligations of states and political
 subdivisions ................................................            1,134                1               (12)            1,123
Corporate securities .........................................            6,202             --                (649)            5,553
Other ........................................................           12,211              183              --              12,394
                                                                      ---------        ---------         ---------         ---------
                                                                      $ 409,243        $     807         $ (16,882)        $ 393,168
                                                                      =========        =========         =========         =========

                                                                                           December 31, 1999
                                                                       ------------------------------------------------------------
                                                                                         Gross             Gross
                                                                       Amortized       Unrealized        Unrealized          Fair
                                                                         Cost            Gains            (Losses)           Value
                                                                      ----------       ----------        ----------        ---------
                                                                                              (In Thousands)
U.S. Treasury securities and obligations of
 U.S. government corporations and agencies ...................        $ 358,681        $   9,100         $    (672)        $ 367,109
Obligations of states and political
 subdivisions ................................................            1,135               44              --               1,179
Corporate securities .........................................            5,147              564              --               5,711
Other ........................................................           11,751              400              --              12,151
                                                                      ---------        ---------         ---------         ---------
                                                                      $ 376,714        $  10,108         $    (672)        $ 386,150
                                                                      =========        =========         =========         =========

     The amortized cost and fair value of securities available for sale, as of December 31, 1999, by contractual maturity are shown below. Expected maturities may differ from contractual maturities because the corporate securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the maturity summary.

                                                          Amortized       Fair
                                                             Cost         Value
                                                          ---------    ---------
                                                              (In Thousands)
Due in one year or less ...............................    $ 48,042     $ 47,108
Due after one year through five years .................     164,693      160,227
Due after five years through ten years ................     102,569       96,597
Due after ten years ...................................      75,526       71,289
Corporate securities ..................................       6,202        5,553
Other .................................................      12,211       12,394
                                                           --------     --------
                                                           $409,243     $393,168
                                                           ========     ========

      Proceeds from principal repayments and calls of securities held to maturity during 1999, 1998 and 1997 were $41,468,000, $131,673,000 and
$55,333,000. There were no sales of securities held to maturity during 1999, 1998 and 1997.
      Proceeds from sales, principal repayments and calls of securities available for sale during 1999, 1998 and 1997 were $65,924,000, $146,570,000 and
$71,864,000. Gross gains of $3,112,000, $2,579,000 and $4,272,000 and gross losses of $-0-, $143,000 and $55,000 were realized on those sales and calls during 1999, 1998 and 1997, respectively.
      The book value of securities pledged to secure deposits and for other purposes amounts to $350,084,000 and $223,953,000 at December 31, 1999 and 1998,
respectively.
      As permitted under SFAS No. 133, the Corporation transferred securities held to maturity with a book value of $65,937,000 and a market value of $71,911,000 to securities available for sale as of October 1, 1998.



Note 3 -- Loans

Major classifications of loans are as follows:


                                                           December 31,
                                                  ----------------------------
                                                       1999            1998
                                                  ------------    ------------
                                                          (In Thousands)
Commercial, financial and agricultural ........    $   289,058     $   288,057
Real estate -- construction ...................        108,381         104,043
Real estate -- mortgage:
   Residential (1-4 family) ...................        491,342         482,833
   Home equity lines ..........................         59,405          59,507
   Multifamily ................................         27,624          30,060
   Non-farm, non-residential ..................        528,667         508,565
   Agricultural ...............................         18,435          15,297
Loans to individuals:
   Consumer ...................................        219,934         191,199
   Credit card ................................         20,547          21,074
                                                  ------------    ------------
         Total loans ..........................    $ 1,763,393     $ 1,700,635
Less: Unearned income .........................           (880)         (2,794)
      Allowance for loan losses ...............        (22,870)        (22,646)
                                                  ------------    ------------
         Loans, net ...........................    $ 1,739,643     $ 1,675,195
                                                  ============    ============

Note 4 -- Allowance for Loan Losses

     Changes in the allowance for loan losses are as follows:
                                                       December 31,
                                            ---------------------------------
                                               1999        1998        1997
                                            ---------   ---------   ---------
                                                      (In Thousands)
Balance at beginning of year ............    $ 22,646    $ 22,115    $ 19,486
Provision charged to operating expense ..       3,621       5,541       5,850
Recoveries added to the allowance .......         827         780       1,171
Loan losses charged to the allowance ....      (4,224)     (5,790)     (4,392)
                                            ---------   ---------   ---------
Balance at end of year ..................    $ 22,870    $ 22,646    $ 22,115
                                            =========   =========   =========

     Impairment of loans having recorded investments of $15,009,000 at December 31, 1999 and $11,473,000 at December 31, 1998, has been recognized in conformity with SFAS Statement No. 114. The average recorded investment in impaired loans during 1999, 1998 and 1997 was $15,285,000, $14,451,000 and $10,284,000,
respectively. The total allowance for loan losses related to these loans was $2,600,000, $2,444,000 and $4,414,000 on December 31, 1999, 1998 and 1997,
respectively. Interest income on impaired loans of $1,623,000, $847,000 and $519,000 was recognized for cash payments received in 1999, 1998 and 1997, respectively.
     Nonaccrual loans excluded from impaired loan disclosure amounted to $4,266,000 and $4,510,000 at December 31, 1999 and 1998, respectively. If interest on these loans had been accrued, such income would have approximated $295,000 and $546,000 for 1999 and 1998, respectively.


Note 5 -- Related Party Transactions

     The Securities and Exchange Commission requires disclosure of loans which exceed $60,000 to executive officers and directors of the Corporation or to their associates. Such loans were made on substantially the same terms as those prevailing for comparable transactions with similar risk. At December 31, 1999 and 1998, these loans totaled $38,424,000 and $43,236,000, respectively. During 1999, total principal additions were $4,253,000 and total principal payments were $9,065,000.
     The Corporation was indebted to related parties for short-term borrowings totaling $8,460,000 and $6,400,000 at December 31, 1999 and 1998, respectively.
     The Corporation paid $186,585 in 1999 to the law firm of one director who serves as legal counsel for a bank subsidiary.
     Construction of bank premises during 1999 included $577,184 paid to companies of related parties.

Note 6 -- Bank Premises and Equipment, Net

     Premises and equipment are summarized as follows:
                                                               December 31,
                                                         ----------------------
                                                             1999        1998
                                                         ----------  ----------
                                                              (In Thousands)

Premises ...............................................  $  60,823   $  59,149
Leasehold improvements .................................      8,909       7,754
Furniture and equipment ................................     42,269      36,644
Construction in progress ...............................      4,439       1,835
                                                         ----------  ----------
                                                          $ 116,440   $ 105,382
Less accumulated depreciation and amortization .........    (43,348)    (38,052)
                                                         ----------  ----------
                                                          $  73,092   $  67,330
                                                         ==========  ==========

     Depreciation and amortization of bank premises and equipment included in operating expenses for the years ended December 31, 1999, 1998 and 1997, were $5,777,000, $4,790,000 and $5,095,000, respectively.

Note 7 -- Deposits

     The aggregate amount of jumbo time deposits, each with a minimum denomination of $100,000, was $243,090,000 and $247,935,000 in 1999 and 1998,
respectively.

     At December 31, 1999, the scheduled maturities of time deposits (in thousands) are as follows:

           2000 ..........................................   $  763,815
           2001 ..........................................      162,499
           2002 ..........................................       55,611
           2003 ..........................................       43,488
           2004 ..........................................       11,183
           Later years ...................................        5,982
                                                             ----------
                                                             $1,042,578
                                                             ==========

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

     The Corporation has unused lines of credit for short-term borrowings totaling approximately $541,880,000 at December 31, 1999.

     The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:

                                                            1999        1998
                                                         ---------   ---------
                                                              (In Thousands)

Maximum balance at any month end during the year ......   $147,805    $121,165
Average balance for the year ..........................    119,061     102,017
Weighted average rate for the year ....................       3.41%       3.77%
Weighted average rate on borrowings at year end .......       4.22%       3.53%
Estimated fair value ..................................    119,128     120,576

      The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.
      Due to the short maturities of these financial instruments, the carrying amounts for both repurchase agreements and other short-term borrowings were deemed to approximate fair values at December 31, 1999 and 1998.


Note 9 -- Long-Term Debt

     The Corporation joined the Federal Home Loan Bank system in order to enter a program of long-term borrowing which is restricted to be invested in Residential Housing Finance Assets (RHFA). RHFA are defined as (1) Loans secured by residential real property; (2) Mortgage-backed securities; (3) Participations in loans secured by residential real property; (4) Loans financed by Community Investment Program advances; (5) Loans secured by manufactured housing, regardless of whether such housing qualifies as residential real property; or
(6) Any loans or investments which the Federal Housing Finance Board and the Bank, in their discretion, otherwise determine to be residential housing finance assets. Borrowings from the Federal Home Loan Bank system for RHFA investments totaled $25,443,000 and $21,058,000 at December 31, 1999 and 1998, maturing through 2006. The interest rate on the notes payable range from 5.57% to 8.18% at December 31, 1999. Principal payments on the notes (in thousands) are due as follows:

           2000 ...............................................   $ 3,800
           2001 ...............................................     3,857
           2002 ...............................................     2,866
           2003 ...............................................     2,875
           2004 ...............................................     2,885
           Later years ........................................     9,160
                                                                  -------
                                                                  $25,443
                                                                  =======

Note 10 -- Business Combinations

     On April 1, 1998, the Corporation completed its acquisition of Peoples Bank of Virginia. A total of approximately 778,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.
     On April 30, 1998, the Corporation completed its acquisition of J. V. Arthur, Inc. A total of approximately 91,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.
     On June 1, 1998, the Corporation completed its acquisition of The Bank of Alexandria. A total of approximately 646,000 shares of the Corporation's stock was issued in the transaction, which was accounted for as a pooling-of-interests.
     On March 22, 1999, the Corporation completed its acquisition of Security Bank Corporation. A total of approximately 643,000 shares of F&M stock was issued in the transaction, which was accounted for as a pooling-of-interests.
     Total assets and results of operations as originally reported for 1998 and 1997 have been restated to reflect the accounts of the pooled entities as follows:



                                                                                                            Net Income Per Share
                                                                                                          ------------------------
                                                          Total            Total             Net                         Assuming
                                                         Assets           Income           Income            Basic       Dilution
                                                       ----------       ----------       ----------       ----------    ----------
                                                                      (In Thousands)
1998 originally reported .....................         $2,888,714       $  237,444       $   36,485        $   1.67      $   1.65
                                                                                                           ========      ========
1998 results of pooled entities ..............             61,220            4,590              (20)
                                                       ----------       ----------       ----------
     As restated .............................         $2,949,934       $  242,034       $   36,465        $   1.57      $   1.56
                                                       ==========       ==========       ==========        ========      ========


                                                                                                             Net Income Per Share
                                                                                                          ------------------------
                                                          Total            Total             Net                         Assuming
                                                         Assets           Income           Income            Basic       Dilution
                                                       ----------       ----------       ----------       ----------    ----------
                                                                      (In Thousands)
1997 originally reported .....................         $2,520,312       $  205,634       $   31,115        $   1.54      $   1.53
                                                                                                           ========      ========
1997 results of pooled entities ..............            213,981           19,720            2,215
                                                       ----------       ----------       ----------
     As restated .............................         $2,734,293       $  225,354       $   33,330        $   1.45      $   1.44
                                                       ==========       ==========       ==========        ========      ========


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

 Note 11 -- Earnings Per Share

     The following shows the weighted average number of shares used in computing earnings per share and the effect on weighted average number of shares of diluted potential common stock. Potential dilutive common stock has no effect on income available to common shareholders. Earnings per share amounts for prior periods have been restated to give effect to the acquisition of Peoples Bank of Virginia, The Bank of Alexandria and J.V. Arthur Inc. in 1998, the acquisition of Security Bank Corporation in 1999 and a 3% stock dividend in 1999.


                                              1999                          1998                         1997
                                  ---------------------------   ---------------------------   ---------------------------
                                                      Per                           Per                           Per
                                                     Share                         Share                         Share
                                     Shares          Amount        Shares          Amount        Shares          Amount
                                  -----------     -----------   -----------     -----------   -----------     -----------
Basic EPS ....................     23,058,000     $     1.79     23,187,000     $     1.57     23,011,000     $     1.45
                                                  ==========                    ==========                    ==========
Effect of dilutive
 securities:
    Stock options ............        175,000                       230,000                       183,000
                                  -----------                   -----------                   -----------
    Diluted EPS ..............     23,233,000     $     1.78     23,417,000     $     1.56     23,194,000     $     1.44
                                  ===========     ==========    ===========     ==========    ===========     ==========

Note 12 -- Stock-Based Compensation Plans

     The Corporation has two stock-based compensation plans which are described below. Grants under those plans are accounted for following APB Opinion No. 25 and related interpretations. Compensation cost charged to income for the stock option plan was $735,000, $276,000 and $173,000 for the years ended December 31, 1999, 1998 and 1997, respectively. No compensation cost has been recognized for grants under the Employee Stock Discount Plan.

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

     A summary of the status of the stock option plan at December 31, 1999, 1998 and 1997 and changes during the years ended on those dates is as follows:


                                                                  1999                     1998                     1997
                                                         -----------------------  -----------------------  -----------------------
                                                                       Weighted                 Weighted                 Weighted
                                                                        Average                  Average                  Average
                                                                       Exercise                 Exercise                 Exercise
                                                           Shares        Price      Shares        Price      Shares        Price
                                                         ----------   ----------  ----------   ----------  ----------   ----------
Outstanding at
  beginning of year ...................................    279,443     $   11.71    310,222     $    9.84    272,496     $    9.12
Granted ...............................................     67,000         14.97     69,285         17.22     93,069         11.53
Effect of 3%
  stock dividend ......................................      6,303            --         --            --         --            --
Exercised .............................................   (133,835)        11.93    (96,930)         9.91    (55,343)         9.15
Forfeited .............................................     (3,346)        11.93     (3,134)        13.92         --            --
                                                        ----------               ----------               ----------

Outstanding and
  exercisable at end
  of year .............................................    215,565     $   12.23    279,443     $   11.71    310,222     $    9.84
                                                        ==========               ==========               ==========
Weighted-average fair
  value per option of
  options granted during
  the year ............................................                $   18.72                $  22.60                 $   14.75


     The Corporation accounts for the stock option plan and the stock discount plan under APB Opinion No. 25. Proforma adjustments of compensation cost for the stock-based compensation plans are determined based on the grant date fair values of awards (the method described in SFAS Statement No. 123). For the purpose of computing the proforma amounts indicated below, the fair value of each option on the date of grant is estimated using the Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997, respectively: dividend yields of .26%, .26% and
 .30%; expected volatility of 18.5%, 19.1% and 18.1% ; a risk-free interest rate of 6.5%, 4.5% and 5.8%; and an expected option life of 5 years from the date of grant.

                                         1999           1998          1997
                                      ----------     ----------    ----------
                                                   (In Thousands)

Net Income:    As Reported ........   $   41,285     $   36,465    $   33,330
               Pro Forma ..........       40,823         35,542        32,455

Basic EPS:     As Reported ........         1.79           1.57          1.45
               Pro Forma ..........         1.77           1.53          1.41

Diluted EPS:   As Reported ........         1.78           1.56          1.44
               Pro Forma ..........         1.76           1.52          1.40

A further summary about options outstanding at December 31, 1999, is as follows:

                                   Options Outstanding and Exercisable
                                -----------------------------------------
                                                 Weighted       Weighted
    Range of                                     Remaining       Average
    Exercise                       Number       Contractual     Exercise
     Prices                     Outstanding        Life           Price
-------------------             -----------    -------------   ----------
$ 7.90  -  10.63                    4,952           .2 years   $    9.38
      11.54                         3,697          1.2             11.54
      13.51                         4,871          2.4             13.51
  7.47  -  19.49                   40,505          4.4              9.46
  7.70  -   8.95                   12,026          5.0              7.77
  6.70  -  12.53                   26,919          6.1              9.68
 10.37  -  13.78                   33,500          7.0             10.64
      16.68                        43,775          8.0             16.68
      14.53                        45,320          9.0             14.53
                                -----------
$ 6.70  -  19.49                  215,565          6.5             12.23
                                ===========

Employee Stock Discount Plan

     In 1998, the Corporation adopted an Employee Stock Discount Plan. The Plan offers eligible employees of the Corporation the opportunity to purchase common stock through payroll deduction. The price of the shares purchased is the lesser of 85% of the market price of the shares as determined under the plan at January 1 of the calendar year of purchase or 85% of the market price of the shares as determined under the plan at December 31 of the calendar year of purchase. Employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. An eligible employee is one who is customarily employed for more than 20 hours per week and more than five months per year.

     All officers and directors who are eligible employees may participate. 46,501 shares were issued for the 1999 plan year at a discount of $192,000. 30,411 shares were issued for the 1998 plan year at a discount of $136,000. 46,259 shares were issued for the 1997 plan year at a discount of $148,000.


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

     The total plan expense for 1999, 1998 and 1997, was $417,500, $347,000 and $259,000, respectively. In 1994, the Corporation adopted an Employee Stock Ownership Plan (ESOP) covering substantially all full-time employees and providing that employees automatically become eligible to participate on January 1 or July 1 as of the date they reach age 18 and complete 12 months of service, whichever occurs last. The Corporation may make, but is not required to make, a discretionary contribution for each participant (proportionately based on eligible W-2 salaries) out of its current or accumulated net profits. The total contribution may be contributed in cash or corporate common stock. The amount of the discretionary contribution was 5% in cash for 1999, 1998 and 1997.

     The total plan expense for 1999, 1998 and 1997 was $1,745,000, $1,521,000 and $1,268,000, respectively.


Note 14 -- Executive and Director Compensation Plans

Executive Incentive Compensation Plan

     The Executive Incentive Compensation Plan was established for the purpose of attracting and retaining key executives. The executives and the amounts of the awards (subject to limits as set forth in the Plan) are determined by a Committee composed of members of the Corporation's Board of Directors who are not employees. The aggregate cash awards amounted to $1,517,000 in 1999, $1,344,000 in 1998 and $1,320,000 in 1997.

     In addition, deferred compensation plans have been adopted for certain key employees which provide that benefits are to be paid in monthly installments for 15 years following retirement or death. The agreement provides that if employment is terminated for reasons other than death or disability prior to age 65, the amount of benefits would be reduced or forfeited. The deferred compensation expense for 1999, 1998 and 1997, based on the present value of the retirement benefits, amounted to approximately $323,000, $336,000 and $505,000, respectively. The plan is unfunded. However, life insurance has been acquired on the lives of these employees in amounts sufficient to discharge the obligations thereunder.

Nonemployee Director Stock Compensation and Warrant Plans

     Effective June 15, 1994, FB&T Financial Corporation (a subsidiary of F&M National Corporation as of March 29, 1996) implemented a Nonemployee Director Stock Compensation Plan. Allegiance Bank, N.A. (a subsidiary of F&M National Corporation as of October 1, 1996) implemented a Director Stock Warrant Plan effective February 8, 1994. Security Bank Corporation (a subsidiary of F&M National Corporation as of March 22, 1999) implemented a Director Stock Option Plan effective in 1997. The exercise price of awards were fixed at the fair market value of the share on the date the option was granted.

     The following summarizes the option activity under the stock option plan for the last three years as restated to equivalent shares of the Corporation's common stock:

                                             1999                        1998                            1997
                                  ------------------------      ------------------------        -----------------------
                                                  Weighted                      Weighted                      Weighted
                                                  Average                       Average                       Average
                                                  Exercise                      Exercise                      Exercise
                                   Shares          Price         Shares          Price          Shares         Price
                                  -------       ----------       -------       ---------        ------        ---------
Outstanding at
 beginning of year ...........    46,989        $   10.93        54,029        $   10.32        48,267        $    7.15
Granted ......................        --               --            --               --        31,336            12.65
Effect of 3%
 stock dividend ..............     1,116               --            --               --            --               --
Exercised ....................    (6,970)            7.27        (7,040)            6.26       (25,574)            7.19
Forfeited ....................    (2,635)            6.26            --               --            --               --
                                  -------                        -------                        ------
                                  38,500        $   11.58        46,989        $   10.93        54,029        $   10.32
                                  =======                        =======                        ======

Note 15 -- Lease Commitments and Contingent Liabilities

     The Corporation and Subsidiaries were obligated under a number of noncancelable leases mainly for various banking premises and equipment. Facilities leases, including renewal options, expire through 2008. Total rental expense for operating leases for 1999, 1998 and 1997, was $4,331,000, $3,519,000 and $3,183,000, respectively. Minimum rental commitments under noncancelable leases with terms in excess of one year as of December 31, 1999, were as follows:

                    Year                          Operating Leases
            ----------------------                ----------------
                                                   (In Thousands)
            2000 .............................    $       3,258
            2001 .............................            2,745
            2002 .............................            2,036
            2003 .............................            1,800
            2004 .............................            1,096
            Later years ......................            3,375
                                                  -------------
            Total minimum payments ...........    $      14,310
                                                  =============


     In the normal course of business, there are other outstanding commitments and contingent liabilities which are not reflected in the accompanying financial statements. The Corporation does not anticipate losses as a result of these transactions.

     As members of The Federal Reserve System, the Corporation's subsidiary banks are required to maintain certain average reserve balances. For the final weekly reporting period in the years ended December 31, 1999 and 1998, the aggregate amounts of daily average required balances were approximately $15,705,000 and $13,416,000, 40 respectively.

Note 16 -- Income Taxes

     Net deferred tax assets consist of the following components as of December 31, 1999 and 1998:

                                                           1999         1998
                                                         -------      -------
     Deferred tax assets:                                   (In Thousands)
       Allowance for loan losses .....................   $ 7,847      $ 7,512
       Salary continuation plan ......................     1,171        1,427
       Other real estate owned .......................       694          684
       Nonaccrual interest ...........................       111          109
       Securities available for sale .................     5,734           --
       Other .........................................       586          393
                                                         -------      -------
                                                         $16,143      $10,125
                                                         -------      -------
     Deferred tax liabilities:
       Depreciation ..................................   $ 2,390      $ 2,087
       Excess tax basis - acquisition ................       231          271
       Securities available for sale .................        --        3,310
       Other .........................................        60          102
                                                         -------      -------
                                                         $ 2,681      $ 5,770
                                                         -------      -------
                                                         $13,462      $ 4,355
                                                         =======      =======

     The provision for income taxes charged to operations for the years ended December 31, 1999, 1998 and 1997, consists of the following:


                                                                     1999             1998             1997
                                                                  ---------        ---------        ---------
                                                                                 (In Thousands)
Current tax expense ..........................................    $  21,777        $  18,712        $  15,050
Deferred tax (benefit) expense ...............................          (63)             300            1,346
                                                                  ---------        ---------        ---------
                                                                  $  21,714        $  19,012        $  16,396
                                                                  =========        =========        =========

     The income tax provision differs from the amount of income tax determined by applying the federal income tax rate to pretax income for the years ended December 31, 1999, 1998 and 1997 due to the following:

                                                                       1999             1998             1997
                                                                     -------          -------          -------
Computed "expected" tax expense ..............................         35.0%            35.0%            35.0%
Increase (decrease) in income taxes resulting from:
Tax-exempt interest ..........................................         (1.0)            (1.2)            (1.7)
Nondeductible merger expenses ................................           .1               .1               --
Other, net ...................................................           .3               .4              (.3)
                                                                     -------          -------          -------
                                                                       34.4%            34.3%            33.0%
                                                                     =======          =======          =======

Note 17 -- Restrictions on Transfers to Parent

     Transfer of funds from banking subsidiaries to the Parent Corporation in the form of loans, advances and cash dividends, are restricted by federal and state regulatory authorities. As of December 31, 1999, the aggregate amount of unrestricted funds which could be transferred from the Corporation's subsidiaries to the Parent Corporation, without prior regulatory approval, totaled $19,997,000 or 6.86% of the consolidated net assets.


 Note 18 -- Financial Instruments With Off-Balance-Sheet Risk

     The Corporation is party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers and to reduce its own exposure to fluctuations in interest rates. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Corporation has in particular classes of financial instruments.
     The Corporation's exposure to credit loss in the event of nonperformance by the other party to the financial instrument, for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Corporation uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.
     At December 31, 1999 and 1998, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                        1999          1998
                                                      --------      --------
                                                          (In Thousands)

Commitments to extend credit and unfunded
     commitments under lines of credit ............   $508,884      $388,639
Commercial and standby letters of credit ..........   $ 22,968      $ 23,036

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments may expire without being drawn upon, and therefore do not necessarily represent future cash requirements. The Corporation evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Corporation upon extension of credit, is based on management's credit evaluation of the customer.
     Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. Those lines of credit may not be drawn upon to the total extent to which the Corporation is committed.
     Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Corporation generally holds collateral supporting those commitments if deemed necessary.


Note 19 -- Credit Risk

     As of December 31, 1999, the Corporation had a concentration of loans in non-farm, non-residential loans, consisting primarily of commercial loans secured by real estate of $528,667,000 which were in excess of 10% of the total loan portfolio. The Corporation does not engage in any foreign lending activities.
     As of December 31, 1999, the Corporation had $7,164,000 in deposits in financial institutions in excess of amounts insured by the Federal Deposit Insurance Corporation (FDIC).



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

Loans Held For Sale

     Fair values of loans held for sale are based on commitments on hand from investors or prevailing market prices.

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

     At December 31, 1999 and 1998, the carrying amounts of loan commitments, and stand-by letters of credit, were deemed to approximate fair values.

     The estimated fair values of the Corporation's financial instruments are as follows:

                                                                      1999                               1998
                                                          -----------------------------        ----------------------------
                                                           Carrying            Fair              Carrying           Fair
                                                            Amount            Value               Amount           Value
                                                          ------------      -----------        ----------        ----------
                                                                   (In Thousands)                     (In Thousands)

Financial assets:
  Cash and short-term investments .....................    $  189,519        $  189,519        $  316,332        $  316,332
  Investments securities ..............................       449,854           437,538           402,770           408,399
  Securities available for sale .......................       393,168           393,168           386,150           386,150
  Loans and loans held for sale, net ..................     1,761,860         1,761,331         1,704,674         1,742,429
                                                           ----------        ----------        ----------        ----------
      Total financial assets ..........................    $2,794,401        $2,781,556        $2,809,926        $2,853,310
                                                           ==========        ==========        ==========        ==========
Financial liabilities:
  Deposits ............................................    $2,482,205        $2,342,457        $2,488,417        $2,492,962
  Federal funds purchased and securities sold
    under agreement to repurchase .....................        95,008            95,008           103,264           103,264
  Other short-term borrowings .........................        24,120            24,120            17,312            17,312
  Long-term debt ......................................        25,443            25,443            21,058            19,857
                                                           ----------        ----------        ----------        ----------
      Total financial liabilities .....................    $2,626,776        $2,487,028        $2,630,051        $2,633,395
                                                           ==========        ==========        ==========        ==========

Note 21 -- Regulatory Matters

     The Corporation is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of the Corporation's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Corporation's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

     Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets, and of Tier 1 capital to average assets. Management believes, as of December 31, 1999, that the Corporation meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999, the most recent notification from the Federal Reserve Bank categorized the Corporation as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Corporation must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table.

     There are no conditions or events since that notification that management believes have changed the institution's category.

     The Corporation's and significant Subsidiaries' actual capital amounts and ratios are also presented in the table.


                                                                                              Minimum
                                                                                              Capital
                                                    Actual                                  Requirements
                                              -----------------   -------------------------------------------------------------
                                               Amount     Ratio               Amount                            Ratio
                                              --------    -----   --------------------------------  ---------------------------
                                                                                           (In Thousands)
As of December 31, 1999:
  Total Capital (to Risk Weighted Assets)
    Consolidated...........................   $314,557    16.8%  (more than or equal to) $ 149,929  (more than or equal to) 8.0%
    F&M Bank-Winchester....................   $ 83,013    16.2%  (more than or equal to) $  41,081  (more than or equal to) 8.0%
    F&M Bank-NOVA..........................   $ 65,808    13.8%  (more than or equal to) $  38,124  (more than or equal to) 8.0%
  Tier 1 Capital (to Risk Weighted Assets)
    Consolidated...........................   $291,687    15.6%  (more than or equal to) $  74,964  (more than or equal to) 4.0%
    F&M Bank-Winchester....................   $ 76,511    14.9%  (more than or equal to) $  20,540  (more than or equal to) 4.0%
    F&M Bank-NOVA..........................   $ 60,643    12.7%  (more than or equal to) $  19,062  (more than or equal to) 4.0%
  Tier 1 Capital (to Average Assets)
    Consolidated...........................   $291,687    10.0%  (more than or equal to) $ 116,808  (more than or equal to) 4.0%
    F&M Bank-Winchester....................   $ 76,511     8.9%  (more than or equal to) $  34,428  (more than or equal to) 4.0%
    F&M Bank-NOVA..........................   $ 60,643     8.1%  (more than or equal to) $  29,923  (more than or equal to) 4.0%
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets)
    Consolidated...........................   $302,013    16.4%  (more than or equal to) $ 147,611  (more than or equal to) 8.0%
    F&M Bank-Winchester....................   $ 80,942    16.4%  (more than or equal to) $  39,615  (more than or equal to) 8.0%
    F&M Bank-NOVA..........................   $ 64,662    14.1%  (more than or equal to) $  36,762  (more than or equal to) 8.0%
  Tier 1 Capital (to Risk Weighted Assets)
    Consolidated...........................   $278,933    15.1%  (more than or equal to) $  73,806  (more than or equal to) 4.0%
    F&M Bank-Winchester....................   $ 74,752    15.1%  (more than or equal to) $  19,808  (more than or equal to) 4.0%
    F&M Bank-NOVA..........................   $ 58,997    12.8%  (more than or equal to) $  18,381  (more than or equal to) 4.0%
  Tier 1 Capital (to Average Assets)
    Consolidated...........................   $278,933     9.9%  (more than or equal to) $ 112,252  (more than or equal to) 4.0%
    F&M Bank-Winchester....................   $ 74,752     9.6%  (more than or equal to) $  31,125  (more than or equal to) 4.0%
    F&M Bank-NOVA..........................   $ 58,997     8.2%  (more than or equal to) $  28,805  (more than or equal to) 4.0%
                                                                                      Minimum to Be Well
                                                                                   Capitalized Under Prompt
                                                                                 Corrective Action  Provisions
                                                         ---------------------------------------------------------------------
                                                                         Amount                              Ratio
                                                         ------------------------------------     ----------------------------
As of December 31, 1999:
  Total Capital (to Risk Weighted Assets)
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    51,351%     (more than or equal to) 10.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    47,655      (more than or equal to) 10.0%
  Tier 1 Capital (to Risk Weighted Assets)
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    30,811      (more than or equal to)  6.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    28,593      (more than or equal to)  6.0%
  Tier 1 Capital (to Average Assets)
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    43,035      (more than or equal to)  5.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    37,404      (more than or equal to)  5.0%
As of December 31, 1998:
  Total Capital (to Risk Weighted Assets)
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    49,519      (more than or equal to) 10.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    45,952      (more than or equal to) 10.0%
  Tier 1 Capital (to Risk Weighted Assets)as follows:
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    29,711      (more than or equal to)  6.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    27,571      (more than or equal to)  6.0%
  Tier 1 Capital (to Average Assets)
    Consolidated.......................................                                       N/A
    F&M Bank-Winchester................................  (more than or equal to) $    38,906      (more than or equal to)  5.0%
    F&M Bank-NOVA......................................  (more than or equal to) $    36,006      (more than or equal to)  5.0%

Note 22 -- Subsequent Event

     On January 3, 200, the Corporation acquired The State Bank of the Alleghenies for approximately 1,912,000 common shares in a transaction to be accounted for as pooling-of-interests. If the transaction had been consummated prior to December 31,1999, the accompanying financial statements would have included the financial position and results of operations of The State Bank of the Alleghenies. Total assets and results of operations, (in thousands except per share data), for 1999 would have been as follows:

                     Total assets                     $   3,098,167
                     Total income                     $     263,789
                     Net income                       $      43,002
                     Earnings per share, basic        $        1.72
                     Earnings per share, diluted      $        1.71

Note 23 -- Condensed Financial Information -- Parent Company Only

                           F&M NATIONAL CORPORATION
                           (Parent Corporation Only)
                                BALANCE SHEETS
                          December 31, 1999 and 1998

                                                                                               December 31,
                                                                                         ------------------------
                                                                                            1999           1998
                                                                                         ---------      ---------
                                                                                              (In Thousands)

Assets
  Cash on deposit with subsidiary banks ............................................     $       2      $       1
  Investment in subsidiaries, at cost, plus equity in undistributed net income .....       261,814        273,220
  Securities available for sale ....................................................        10,282         10,063
  Other short-term investments .....................................................        32,081         24,401
  Bank premises and equipment, net .................................................         5,684          1,345
  Intangible, goodwill, at amortized cost ..........................................           125            185
  Other assets .....................................................................        13,320         10,719
                                                                                         ---------      ---------
     Total assets ..................................................................     $ 323,308      $ 319,934
                                                                                         =========      =========
Liabilities and Shareholders' Equity

Liabilities
  Short-term borrowings ............................................................     $  19,341      $  17,483
  Dividends payable ................................................................         5,401          4,263
  Other liabilities ................................................................         7,001          3,169
                                                                                         ---------      ---------
     Total liabilities .............................................................     $  31,743      $  24,915
                                                                                         ---------      ---------

Shareholders' Equity
  Preferred stock ..................................................................     $      --      $      --
  Common stock .....................................................................        45,969         45,021
  Capital surplus ..................................................................        94,492         82,723
  Retained earnings, which are substantially undistributed earnings
    of subsidiaries ................................................................       161,558        161,280
  Accumulated other comprehensive income (loss) ....................................       (10,454)         5,995
                                                                                         ---------      ---------
     Total shareholders' equity ....................................................     $ 291,565      $ 295,019
                                                                                         ---------      ---------
     Total liabilities and shareholders' equity ....................................     $ 323,308      $ 319,934
                                                                                         =========      =========

                            F&M NATIONAL CORPORATION
                            (Parent Corporation Only)

                              STATEMENTS OF INCOME
        For Each of the Three Years in the Period Ended December 31, 1999

                                                                                             December 31,
                                                                            -----------------------------------------------
                                                                              1999                1998               1997
                                                                            --------            --------           --------
                                                                                             (In Thousands)
Revenue
  Dividends from subsidiaries ............................................  $ 37,373            $ 34,435           $ 17,012
  Interest on other short-term investments ...............................       793                 361                219
  Interest and dividends on securities available for sale ................       484                 427                448
  Management fees from subsidiaries ......................................     3,411               3,179              2,826
  Rental income from subsidiaries ........................................       150                 123                 54
  Profits on securities available for sale ...............................        19                 546              3,252
  Other revenue ..........................................................        26                   8                 22
                                                                            --------            --------           --------
         Total revenue ...................................................  $ 42,256            $ 39,079           $ 23,833
                                                                            --------            --------           --------
Expenses
  Salaries and employee benefits .........................................  $  3,277            $  1,859           $  2,113
  Directors` fees ........................................................       204                 205                190
  Taxes (other than income) ..............................................        16                  51                 42
  Interest ...............................................................       448                 360                348
  Amortization of goodwill ...............................................        60                  60                 60
  Depreciation ...........................................................        79                  31                 34
  Merger expenses ........................................................       231                 226                  9
  Other expenses .........................................................     1,146                 824              1,068
                                                                            --------            --------           --------
        Total expenses ...................................................  $  5,461            $  3,616           $  3,864
                                                                            --------            --------           --------
        Income before income taxes and equity
          in undistributed net income of subsidiaries ....................  $ 36,795            $ 35,463           $ 19,969

Income Tax Expense (Benefit) .............................................      (302)                447              1,143
                                                                            --------            --------           --------
        Income before equity in undistributed
          net income of subsidiaries .....................................  $ 37,097            $ 35,016           $ 18,826

Equity in Undistributed Net Income of Subsidiaries .......................     4,188               1,449             14,504
                                                                            --------            --------           --------

        Net income .......................................................  $ 41,285            $ 36,465           $ 33,330
                                                                            ========            ========           ========

                            F&M NATIONAL CORPORATION
                           (Parent Corporation Only)

                            STATEMENTS OF CASH FLOWS
       For Each of the Three Years in the Period Ended December 31, 1999

                                                                                               December 31,
                                                                                --------------------------------------------
                                                                                  1999              1998              1997

                                                                                --------          --------          --------
                                                                                               (In Thousands)
Cash Flows From Operating Activities
 Net income ..................................................................  $ 41,285          $ 36,465          $ 33,330
 Adjustments to reconcile net income to net cash provided
  by operating activities:
   Depreciation ..............................................................        79                31                34
   Amortization ..............................................................        60                60                60
   Deferred income taxes .....................................................       147               276               239
   Discount accretion ........................................................        (4)               (4)               (4)
   Profits on securities available for sale ..................................       (19)             (546)           (3,252)
   Undistributed net income of subsidiaries ..................................    (4,188)           (1,449)          (14,504)
   (Increase) decrease in other assets .......................................    (1,185)            1,795            (1,781)
   Increase (decrease) in other liabilities ..................................     3,832            (1,990)            1,345
                                                                                --------          --------          --------
            Net cash provided by operating activities ........................  $ 40,007          $ 34,638          $ 15,467
                                                                                --------          --------          --------
Cash Flows From Investing Activities
 Increase in investment in subsidiaries ......................................  $    (62)         $ (1,600)         $   --
 Purchase of securities available for sale ...................................    (6,709)           (2,151)           (2,227)
 Proceeds from sale of securities available for sale .........................       160             1,557             8,447
 Proceeds from maturities of securities available for sale ...................     5,000              --                --
 (Increase) decrease in other short-term investments .........................    (7,680)          (16,675)            2,128
 Purchase of bank premises and equipment .....................................    (4,418)              (28)               (6)
                                                                                --------          --------          --------
            Net cash provided by (used in) investing activities ..............  $(13,709)         $(18,897)         $  8,342
                                                                                --------          --------          --------
Cash Flows From Financing Activities
 Increase (decrease) in short-term borrowings ................................  $  1,858          $  3,265          $   (237)
 Net proceeds from issuance and sale of common stock .........................     3,588             2,959             2,594
 Acquisition of common stock .................................................   (12,495)           (6,109)          (10,594)
 Cash paid in lieu of fractional shares ......................................      (106)             --                --
 Dividends paid ..............................................................   (19,142)          (15,856)          (15,703)
                                                                                --------          --------          --------
           Net cash (used in) financing activities ...........................  $(26,297)         $(15,741)         $(23,940)
                                                                                --------          --------          --------
           Increase (decrease) in cash and cash equivalents ..................  $      1          $   --            $   (131)

Cash and Cash Equivalents
 Beginning ...................................................................         1                 1               132
                                                                                --------          --------          --------
 Ending ......................................................................  $      2          $      1          $      1
                                                                                ========          ========          ========
Supplemental Disclosures of Cash Flow Information
 Cash payments for interest ..................................................  $    448          $    360          $    348
                                                                                ========          ========          ========
Supplemental Schedule of Noncash Investing and
 Financing Activities
 Issuance of stock options under nonvariable compensatory plan ...............  $  1,003          $  1,529          $    732
                                                                                ========          ========          ========
 Issuance of common stock - 3% stock dividend ................................  $ 20,621          $   --            $   --
                                                                                ========          ========          ========
 Issuance of common stock in exchange for net
  assets in bank acquisition .................................................  $   --            $   --            $  6,297
                                                                                ========          ========          ========
 Unrealized gain (loss) on securities available for sale .....................  $   (793)         $  1,045          $   (858)
                                                                                ========          ========          ========

                         INDEPENDENT AUDITOR'S REPORT


To the Shareholders and Directors
  of F&M National Corporation
Winchester, Virginia


     We have audited the accompanying consolidated balance sheets of F&M National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M National Corporation and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for the years ended December 31, 1999, 1998 and 1997, in conformity with generally accepted accounting principles.

Winchester, Virginia                          /s/ Yount, Hyde & Barbour, P.C.
January 28, 2000                              YOUNT, HYDE & BARBOUR, P.C.

                        [LOGO OF F&M] F&M Trust Company

     On January 1, 1998, the newly chartered F&M Trust Company opened its doors with trust assets totaling $480 million. These assets represented the consolidation of fiduciary assets from the three F&M affiliate banks which previously operated bank trust departments. Having just completed our second year of operations as an independent affiliate of the F&M National Corporation, the F&M Trust Company closed 1999 with trust assets of $710.8 million, a two-year growth rate of 48 percent.

     The Trust Company is distinguished by having a dedicated staff of 32 seasoned professionals who understand that quality of performance must be complimented by uncompromised personal attention and service to the customer. It is that element of personal service upon which our reputation is built and from which our continuing business growth will be founded. We take comfort that our historical record of investment performance will speak for itself, for that record is outstanding.

     While most of our larger fiduciary accounts are individually managed by our investment officers, the underlying investment philosophy employed is consistent with that utilized in the management of our two Common Trust Funds which are offered for our smaller accounts. Our investment discipline has remained steadfast and proven. We are a blended manager utilizing sector diversification with large cap equities and quality investments. Our investment performance has consistently and historically outperformed national benchmarks which are commonly used to measure and compare investment performance. The close of 1999 marked the fifth consecutive year that the Standard and Poors 500 gained over 20 percent, 21.04 percent to be exact. The equity portfolio of the Trust Company's $26 million Balanced Common Trust Fund reported a return of 24.8 percent, and the total fund performance was 17.20 percent compared to the Lipper Balanced Fund Average of 8.72 percent.

     The Trust Company's return to its parent, the F&M National Corporation, was also most favorable. Total revenue for the Trust Company amounted to $2.98 million, an 11.5 percent increase over the prior year and net income was $574,000, an increase of 34.6 percent. Our strategic goals for the company remained focused on quality of fiduciary service, growth and increased profitability. The latter two will come with the former.

                                             /s/ F. Dixon Whitworth
                                             F. Dixon Whitworth, Jr.
                                             President and CEO

                             Total Fiduciary Assets
                              (Dollars in Millions)

                                    [GRAPH]

                            12/31/97           $ 480.0
                            12/31/98           $ 586.5
                            12/31/99           $ 710.8


                           Assets by Type of Account
                              (Dollars in Millions)

                                    [GRAPH]

                        Agencies & Other              $ 239.3
                        Employee Benefit              $ 213.5
                        Estates & Other Court         $   2.7
                        Personal Trusts               $ 255.3

                        Total Number of
                         Accounts                       1,712


                                         12/31/98         12/31/99       Growth

      Total Revenue                     $2,674,009       $2,982,516       +11.5%

      Net Income                        $  426,463       $  574,036       +34.6%

      Shareholders' Equity              $1,374,777       $1,896,813       +37.9%

F&M NATIONAL CORPORATION

DIRECTORS AND OFFICERS:

W. M. Feltner
Chairman of the Board and Chief Executive Officer

Alfred B. Whitt
President, Vice Chairman and Chief Financial Officer
Chairman of the Board, F&M Bank-Winchester

Charles E. Curtis
Vice Chairman, Chief Administrative Officer
Vice Chairman, F&M Bank-Winchester


OUTSIDE DIRECTORS:

Frank Armstrong, III
Chairman, President, and Chief Executive Officer,
National Fruit Product Company, Inc.

W. H. Clement
Vice Chairman, Hidden Creek Industries, Inc.

John R. Fernstrom
Invester

William R. Harris
Chairman of the Board,
Harris Heating and Plumbing, Inc.

L. David Horner, III
Chairman, Horner Properties, Inc.

Jack R. Huyett
Retired President,
F&M National Corporation

George L. Romine
Sales Management Consultant

J. D. Shockey, Jr.
President, Shockey Industries, Inc.

Ronald W. Tydings
Attorney, Odin, Feldman and Pittleman P.C.

Fred G. Wayland, Jr.
Retired President, F&M Bank-Peoples

Directors Emeriti
John S. Scully III
C. Ridgely White


OFFICERS:
W. M. Feltner
Chairman of the Board and
Chief Executive Officer

Alfred B. Whitt
President, Vice Chairman,
Chief Financial Officer

Charles E. Curtis
Vice Chairman and Chief
Administrative Officer

F. Dixon Whitworth, Jr.
Executive Vice President

Betty H. Carroll
Senior Vice President

Jack W. Lee, Jr.
Senior Vice President-Auditor

Michael L. Bryan
Corporate Secretary

Barbara H. Ward
Treasurer

Colleen M. Bly
Director of Human Resources

Richard B. Wiltshire, Jr.
Independent Loan Review Officer

F&M BANK-WINCHESTER


DIRECTORS:

Frank Armstrong, IV
Ruth D. Bridgeforth
Michael L. Bryan
Betty H. Carroll
W. H. Clement
Charles E. Curtis
Eugene F. Dearing, III
Jill A. Feltner
David C. Huntsberry
Joseph E. Kalbach
Diane S. Kearns
John R. Marker
Dennis W. Perry
J. D. Shockey, Jr.
Beverley B. Shoemaker
Gerald F. Smith, Jr.
William A. Truban, DVM
Alfred B. Whitt, Chairman
F. Dixon Whitworth, Jr.
James R. Wilkins, III

Directors Emeriti:

Frank Armstrong, III
W. M. Feltner
Mary M. Henkel
George L. Romine


OFFICERS:

Alfred B. Whitt
Chairman of the Board

Charles E. Curtis
Vice Chairman

Betty H. Carroll
President, Vice Chairman and
Chief Executive Officer

Michael L. Bryan
Secretary to the Board

Barbara H. Ward
Senior Vice President


LOANS:

M. Lee Boppe
Senior Vice President-Loans

Frances H. Fortune
Senior Vice President-Credit

Robert E. Lee
Senior Vice President-Loans

Fay H. DeHaven
Vice President-Loans

Romaine S. Hess
Vice President-Loan Operations

Shelby C. Hodgson
Vice President-Loans


OPERATIONS:

Peggy J. Marcus
Senior Vice President-Cashier

Jodi A. Frankenberry
Vice President-Branch Coordinator

Arvilla S. Rinker
Vice President-Operations

Linda P. Russell
Vice President-NSF Officer

Paul E. Shifflett
Vice President-Controller


CHARGE CARDS:

Clyde C. Lamond III
Vice President-Charge Cards


MONEY MANAGEMENT:

Phyllis K. Bishop
Vice President

Linda G. Jones
Vice President


MARKETING:

Jill A. Feltner
Marketing Director

Miles R. Orndorff, Jr.
Public Relations Director



F&M BANK-CENTRAL VIRGINIA

DIRECTORS:

Jacob P. Bailey, Chairman
James N. Fleming
S. W. Heischman
Larry J. McElwain
Ronald L. Moyer
William B. Pollard, M.D.
Robert C. Raynor, M.D.
Thomas H. Romer
Walter L.Tucker, Jr.
Wayne L. Turner


OFFICERS:

Wayne L.Turner
President and
Chief Executive Officer

William K. King
Senior Vice President and Secretary

Vicki T. Miller
Vice President and Cashier

Larry F. Mundy
Vice President-Commercial Lending



F&M BANK-EMPORIA

DIRECTORS:

C. Butler Barrett
Stephen D. Bloom
Bobby L. Flippen
Dr. Theopolis Gilliam, Jr.
Robert H. Grizzard, Jr., Chairman
O. Wayne Hanks
Arthur H. Kreienbaum, Jr.
Wayne P. Leath


OFFICERS:

O. Wayne Hanks
President and Chief Executive Officer

T. Sean O'Hara
Vice President and Chief Administrative
 Officer

D. Elliott Collins
Vice President

Jeannette Doyle
Vice President



F&M BANK-HIGHLANDS

DIRECTORS:

R. Glen Bailey
Dr. William J. Ellis, Chairman
Don E. Stone, Jr., Vice Chairman
Alfred B. Whitt
Benny A. Williams, Jr.


OFFICERS:

Don E. Stone, Jr.
Chief Executive Officer

Benny A. Williams, Jr.
President, Chief Administrative
Officer and Secretary

H. C. Rhodes, Jr.
Senior Vice President

Jean C. Gillilan
Vice President and Cashier



F&M BANK-MASSANUTTEN

DIRECTORS:

J. Robert Black
W. Wallace Hatcher, Chairman
Russell K. Henry, Jr.
Marian G. Jenkins
Curtis F. Kite
W. Price Lineweaver
Harry L. Rawley
Garnett R. Turner
Nancy H. Whitmore


OFFICERS:

Russell K. Henry, Jr.
President and Chief Executive Officer

Writa D. Hill
Senior Vice President,
Senior Operations Officer, Secretary

Edward A. Strunk
Senior Vice President

James G. Link
Vice President

Donna S. Walker
Vice President

Robert Reedy
Vice President

Donnie Ritchie
Vice President

F&M-BANK-NORTHERN VIRGINIA

DIRECTORS:

Daniel R. Baker
Warren E. Barry
Robert H. Bird
Charles E. Curtis
James C. Davis
John T. DeBell
Francis H. Fannon III
David E. Feldman
Howard R. Green
Thom F. Hanes
Scott C. Humphrey
Henry C. Mackall
Michael C. Martin
Charles D. Mercer
Carol B. Moore
Harry J. Parrish II
Jon M. Peterson
T. Earl Rogers
Thomas D. Rust
Edward Semonian
Robert E. Sevila
Danny Snow
Ronald W. Tydings, Chairman
Michael M. Webb
Michael E. Wicks


OFFICERS:

T. Earl Rogers
President and Chief Executive Officer

Donald E. Strehle
Executive Vice President-
Branch Administrator

Ramona W. Rodriguez
Executive Vice President,
Chief Financial Officer and Secretary

Thom F. Hanes
Executive Vice President and
Regional Executive Officer

John R. Lucas
Senior Vice President and
Regional Executive Officer

Alice B. Williams
Senior Vice President and
Regional Officer

J. David Holden
Senior Vice President-
Business Development

Steven R. Wilson
Senior Vice President-
Commercial Lending

Steven P. Tees
Senior Vice President-
Retail Lending

William M. Ramsey
Senior Vice President-
Senior Commercial Lending Officer

Danny R. May
Senior Vice President-
Business Development Officer

Karin M. Johns
Cashier and Assistant Secretary

Edward P. Alton
Vice President-Mortgage Lending

Robert L. Amsler
Vice President-Commercial Lending

Frederick C. Berhalter
Vice President-Commercial Lending

Harvey R. Boltwood
Vice President-Business,
Development Officer

Thomas F. Bradley
Vice President-Mortgage Lending

Carol S. Brandon
Vice President-Cashier's Office

Edna T. Brannan
Vice President-Commercial Lending

Kathleen Bromley
Vice President-Commercial Lending

John Djuric
Vice President-Construction Lending

Cynthia C. Fisher
Vice President-Operations

Deborah A. Free
Vice President-Training

Peter T. Fuge
Vice President-Senior Commercial
Lending Officer

Wayne R. Garcia
Vice President-Senior Commercial
Lending Officer

Arlene F. Haley
Vice President-Senior Commerical
Lending Officer

Edward M. Johnson
Vice President-Commerical Lending

Deborah C. Kahley
Vice President-Marketing

Nancy J. Krause
Vice President-Compliance Officer and
IRA Coordinator

Michael K. Kuhns
Vice President-Commercial Lending

Timothy J. Lueking
Vice President-Commercial Lending

Cynthia E. McGlumphy
Vice President-Loan Administration

James E. Merritt
Vice President-Business Development

Robert C. Miller
Vice President-Commercial Lending

Steve F. Moore
Vice President-Commercial Lending

George T. Pawlak
Vice President-Network Administrator

Charles W. Whittaker
Vice President-Business Development

Carter W. Wormeley
Vice President-Commercial Lending



F&M-PEOPLES

DIRECTORS:

Alice Jane Childs
Alan L. Day, Jr.
Marshall DeF. Doeller
George F. Downes
T. Christopher Jenkins
Thomas H. Kirk
Mark C. Riley
Lewis N. Springer
Edward C. A. Wachtmeister, Chairman
Fred G. Wayland, Jr.


OFFICERS:

Mark C. Riley
President and Chief Executive Officer

Theodore R. Coleman
Senior Vice President-Loans

Caren M. Eastham
Senior Vice President-
Administrative Services

Lisa D. Burnside
Vice President-Marketing and Retail
Sales

Raymond C. Knott
Vice President-Commercial Loans

Richard L. Monahan
Vice President-Lending

Joan B. Oliver
Vice President-Data Processing

Nancy W. Clatterbuck
Vice President-Branch Manager

Daryl A. Urnosky
Vice President-Chief Financial Officer



F&M BANK-RICHMOND

DIRECTORS:

James H. Atkinson, Jr.
Jeff C. Bane
W. S. Carnes
Stephen C. Conte
Quentin L. Corbett
Zane G. Davis
Read F. Goode
Richard H. Hamlin
A. Lee Hanbury
William R. Harris, Chairman
Seale A. Moorer
Thomas L. Newton, Jr.

Thomas E. Pruitt
William H. Pruitt
James R. Reames
Oliver D. Rudy
J. K. Timmons, Jr.


OFFICERS:

James H. Atkinson, Jr.
President and Chief Executive Officer

Quentin L. Corbett
Executive Vice President

Vera H. Primm
Senior Vice President and
Chief Financial Officer

Wayne D. Eaves
Senior Vice President

David L. Shaffer
Senior Vice President-
Regional Manager

Upton S. Martin, III
Senior Vice President-
Regional Manager

Calvin L. Carter
Senior Vice President-Mortgage
Lending

Daily H. Stern
Vice President-Compliance

Marshall E. McCall
Vice President-Commercial Lending

Duncan G. Cooke
Vice President

Donna D. Sorrell
Vice President

Michelle James
Vice President

Joetta Sutphin
Vice President-Operations

Robyn C. Parker
Vice President



F&M BANK-WEST VIRGINIA

DIRECTORS:

William M. Bane
Betty H. Carroll
Craig H. Collis
Charles C. Conrad
Michael A. Ewing
Douglas E. Haines
Joseph W. Kessel
J. Wayne Lancaster
Dr. James M. Moler
Paul L. Reid, Chairman
Glen A. Ryan
Richard B. Schwinabart
Rudy R. Sites
Donald L. Sperow, Sr.


OFFICERS:

Michael A. Ewing
President and Chief Executive Officer

Reginald C. Kimble
Senior Vice President-
Chief Lending Officer

James C. Rodgers
Senior Vice President-Regional
Executive Officer-Panhandle Region

Bruce E. Ludwick
Senior Vice President-Regional Executive
Officer-Highlands Region

Ida Mary Hull
Vice President-Finance, Administration and
Cashier

Mary Catherine Leham
Vice President and Chief Operations Officer



F&M BANK-ALLEGIANCE

DIRECTORS:

Edward P. Alton
Theodore R. Coleman
Charles E. Curtis, Chairman
R. Hugh Rial, Jr.
T. Earl Rogers, Jr.


OFFICERS:

R. Hugh Rial, Jr.
President and Chief
Executive Officer

Elaine B. Durkin
Senior Vice President-Operations

William A. Gallagher
Senior Vice President-
Chief Lending Officer

David W. Irey
Vice President-Consumer Loans
and Compliance Officer

Jaimie B. Jacobson
Vice President-
Branch Administration

Manfred Liebsch
Vice President-Controller



F&M MORTGAGE SERVICES,
INCORPORATED

DIRECTORS:

Betty H. Carroll
Charles E. Curtis
James M. O'Brien
Alfred B. Whitt


OFFICERS:

James M. O'Brien
President and Chief Executive Officer

Monique Fraedrich
Executive Vice President

John Bobko
Senior Vice President

Robert N. Tyson, Jr.
Senior Vice President

Beverly Alexander
Vice President

Betty H. Carroll
Vice President

Robert R. Fiallo
Vice President

Susan Grant
Vice President

Linda L. Logsdon
Vice President

John G. Mortimer
Vice President

M. Louise Riley
Vice President

William Steed
Vice President

Michael L. Bryan
Secretary-Treasurer



F&M TRUST COMPANY

DIRECTORS:

Betty H. Carroll
W. H. Clement
Joseph E. Kalbach
Ronald W. Tydings
Edward C. A. Wachtmeister
Michael M. Webb
F. Dixon Whitworth, Jr., Chairman


OFFICERS:

F. Dixon Whitworth, Jr.
President

David D. Addison
Senior Vice President

Marshall J. Beverley, Jr.
Senior Vice President

Thomas H. Kirk
Senior Vice President

W. Blakely Curtis
Vice President

Dennis R. Dorsett
Vice President

E. Lee Earnhardt
Vice President

F&M INSURANCE AGENCY,
INCORPORATED
F&M-SHOMO & LINEWEAVER

DIRECTORS:

Betty H. Carroll
Michael A. Conway
Robert W. Drechsler, Chairman
Michael E. Fiore
W. Michael Heatwole, III
W. Price Lineweaver
Norman J. Stern
Alfred B. Whitt


OFFICERS:

W. Price Lineweaver
President

Michael E. Fiore
Secretary-Treasurer

Thomas L. Beirle
Vice President

Ellen M. Ritchie
Vice President

Jerry D. Sheets
Vice President

Donald W. Wallinger
Vice President



F&M-J. V. ARTHUR,
INCORPORATED

DIRECTORS:

Betty H. Carroll
Gary S. Nichols
Jerry Partlow
Terry S. Plank
Alfred B. Whitt

OFFICERS:

Gary S. Nichols
President

Jerry Partlow
Vice President

Terry S. Plank
Secretary



F&M FINANCIAL SERVICES
CORPORATION

DIRECTORS:

Norman J. Stern
W. Michael Heatwole, III


OFFICERS:

Norman J. Stern
President

Mark W. Gustafson
Senior Vice President

Michael C. Dixon
Vice President

W. Michael Heatwole, III
Secretary



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

126 Fairfax Pike
Stephens City, Virginia 22655
540-868-1828

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

10 West Market Street
Leesburg, Virginia 20176
703-771-2782

7 Broad Way
Lovettsville, Virginia 20180
540-822-9034

202 West Washington Street
Middleburg, Virginia 20117
540-687-5731

21 Main Street
Round Hill, Virginia 20141
540-338-6065

22550 Davis Drive
Sterling, Virginia 20164
703-435-0782

Rappahannock County:

644 Zachary Taylor Highway
Flint Hill, Virginia 22627
540-675-3596

Shenandoah County:

5180 Main Street
Mount Jackson, Virginia 22842
540-477-2931

115 W. Spring Street
Woodstock, Virginia 22664
540-459-5500

9383 Congress Street
New Market, Virginia 22844
540-740-8044

Warren County:
540-635-3134

102 East Main Street
Front Royal, Virginia 22630

215 North Royal Avenue
Front Royal, Virginia 22630

432 South Street
Front Royal, Virginia 22630

Royal Plaza Shopping Center
433 South Street
Front Royal, Virginia 22630

123 East Sixth Street
Front Royal, Virginia 22630



F&M BANK-CENTRAL VIRGINIA

1425 Seminole Trail
Charlottesville, Virginia 22901
804-973-4233

2208 Ivy Road
Charlottesville, Virginia 22903
804-293-9181

1113 5th Street Extended
Charlottesville, Virginia 22902
804-293-5211

101 Critzer Shop Road
Afton, Virginia 22920
540-456-8156

340 South Main Street
Amherst, Virginia 24521
804-946-2265

93 Front Street
Lovingston, Virginia 22949
804-263-4806

350 Valley Street
Scottsville, Virginia 24590
804-286-2805



F&M BANK-EMPORIA

401 Halifax Street
Emporia, Virginia 23847
804-634-6555

301 West Atlantic Street
Emporia, Virginia 23847
804-634-8855

431 South Main Street
Emporia, Virginia 23847
804-634-8866



F&M BANK-HIGHLANDS

116 West Riverside Avenue
Covington, Virginia 24426
540-965-1100

1633 Main Street
Clifton Forge, Virginia 24422
540-862-8600

Route 220 and Kingstown Road
Hot Springs, Virginia 24445
540-839-3400



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

American Legion Drive and Route 42
Timberville, Virginia 22853
540-896-5858

430 Highlands Place
Harrisonburg, Virginia 22801
540-433-2702



F&M BANK-NORTHERN VIRGINIA

4117 Chain Bridge Road
Fairfax, Virginia 22030
703-385-3335

2111 Eisenhower Avenue
Alexandria, Virginia 22314
703-299-3563

606 King Street
Alexandria, Virginia 22314
703-683-4066

1717 King Street
Alexandria, Virginia 22314
703-549-8262

7027A Manchester Boulevard
Alexandria, Virginia 22310
703-922-8001

7901 Richmond Highway
Alexandria, Virginia 22306
703-780-4095

4115 Annandale Road
Annandale, Virginia 22003
703-642-9212

4736 Lee Highway
Arlington, Virginia 22207
703-465-7955

4665 Sudley Road
Catharpin, Virginia 20143
703-753-0886

14260 J Centreville Square
Centreville, Virginia 20120
703-359-9387

5105 Westfields Boulevard
Centreville, Virginia 20120
703-359-9393

13821 Lee Jackson Highway
Chantilly, Virginia 20151
703-359-9397

12220 Fairfax Towne Center
Fairfax, Virginia 22033
703-359-7556

3829 South George Mason Drive
Falls Church, Virginia 22041
703-671-5862

133 South Washington Street
Falls Church, Virginia 22046
703-352-6194

14091 John Marshall Highway
Gainesville, Virginia 20155
703-754-8520

230 Herndon Parkway
Herndon, Virginia 20170
703-435-1000

12493 Dillingham Square
Lake Ridge, Virginia 22192
703-590-8700

8780 Centreville Road
Manassas, Virginia 20110
703-361-1986

9201 Church Street
Manassas, Virginia 20110
703-368-1101

13414 Dumfries Road
Manassas, Virginia 20112
703-791-2265

7801 Sudley Road
Manassas, Virginia 20109
703-335-8768

6257A Old Dominion Drive
McLean, Virginia 22102
703-691-7897

25393 Elklick Road
South Riding, Virginia 20152
703-327-0226

7830 Backlick Road
Springfield, Virginia 22150
703-913-0102

6810 Commerce Street
Springfield, Virginia 22150
703-451-8100

8432 Old Keene Mill Road
Springfield, Virginia 22152
703-451-0074

440 Maple Avenue East
Vienna, Virginia 22180
703-319-0299

8221 Old Courthouse Road
Vienna, Virginia 22182
703-359-9390

13927 Jefferson Davis Highway
Woodbridge, Virginia 22191
703-4497-2766

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

8318 East Main Street
Marshall, Virginia 20115
540-364-1511

760 Warrenton Road
Fredericksburg, Virginia 22406
540-899-3882



F&M BANK-RICHMOND

9401 West Broad Street
Richmond, Virginia 23294
804-346-8080

6980 Forest Hill Avenue
Richmond, Virginia 23225
804-272-5337

600 East Main Street
Richmond, Virginia 23219
804-780-0122

5756 Hopkins Road
Richmond, Virginia 23234
804-271-5013

4851 South Laburnum Avenue
Richmond, Virginia 23231
804-236-9142

5001 Lakeside Avenue
Richmond, Virginia 23228
804-264-2783

9960 Midlothian Turnpike
Richmond, Virginia 23235
804-320-6610

11450 Midlothian Turnpike
Richmond, Virginia 23235
804-271-5033

1300 East Parham Road
Richmond, Virginia 23227
804-264-2824

1776 Staples Mill Road
Richmond, Virginia 23230
804-355-7841

9012 Three Chopt Road
Richmond, Virginia 23229
804-282-7527

1190 Chester Village Drive
Chester, Virginia 23831
804-748-2735

9970 Ironbridge Road
Chesterfield, Virginia 23832
804-271-5015

11010 Hull Street Road
Midlothian, Virginia 23112
804-271-5025

17650 Midlothian Turnpike
Midlothian, Virginia 23113
804-897-7187



F&M BANK-WEST VIRGINIA

301 South Mildred Street
Ranson, West Virginia 25438
304-728-4200

Somerset Village Shopping Center
Route 340 North
Charles Town, West Virginia 25414
304-728-4250

1504 Tuscawilla Hills
Charles Town, West Virginia 25414
304-728-4270

Wal-Mart
4 Charles Town Plaza
Charles Town, West Virginia 25414
304-728-4290

Route 51 West
Inwood, West Virginia 25428
304-229-5824

Route 28 and Carroll Lane
Fort Ashby, West Virginia 26719
304-298-3667

Florida & Southern Drive
Keyser, West Virginia 26726
304-788-0883

87 North Main Street
Keyser, West Virginia 26726
304-788-3111

Wal-Mart
Route 220 South
Keyser, West Virginia 26726
304-788-9010

301 W. Burke Street
Martinsburg, West Virginia 25401
304-264-5000

1321 Edwin Miller Boulevard
Martinsburg, West Virginia 25401
304-264-5040

704 Foxcroft Avenue, North
Martinsburg, West Virginia 25401
304-262-6301

Wal-Mart
800 Foxcroft Avenue
Martinsburg, West Virginia 25401
304-267-9000



F&M BANK-ALLEGIANCE

4719 Hampden Lane
Bethesda, Maryland 20814
301-656-5300

10533 Baltimore Boulevard
Beltsville, Maryland 20705
301-937-9766

8019 Snouffer School Road
Gaithersburg, Maryland 20879
301-417-2640

8401 Corporate Drive
Landover, Maryland 20785
301-731-1700

9401 Key West Avenue
Rockville, Maryland 20850
301-417-0422

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



F&M TRUST COMPANY

38 Rouss Avenue
Winchester, Virginia 22601
540-665-4204

21 Main Street
Warrenton, Virginia 20186
540-349-3474

4117 Chain Bridge Road
Fairfax, Virginia 22030
703-383-1347



F&M INSURANCE AGENCY,
INCORPORATED
F&M-SHOMO AND LINEWEAVER
F&M FINANCIAL SERVICES

328 South Main Street
Harrisonburg, Virginia 22801
800-296-1301

2 East Wolfe Street
Harrisonburg, Virginia 22801

57 East Main Street
Luray, Virginia, 22835


F&M-J.V. ARTHUR,
INCORPORATED

1104 Amherst Street
Winchester, Virginia 22601
540-662-3865

12 Rouss Avenue
Winchester, Virginia 22601
540-665-4385

4046 Valley Pike
Winchester, Virginia 22602
540-869-5300

821-S South King Street
Leesburg, Virginia 20175
703-777-9455



F&M MORTGAGE SERVICES,
INCORPORATED

22550 Davis Drive
Sterling, Virginia 20164
703-733-0123

124 West Piccadilly Street
Winchester, Virginia 22601
540-665-4340

199 Front Royal Pike
Winchester, Virginia 22602
540-665-4311

102 East Main Street
Front Royal, Virginia 22630
540-636-7600

2061 Evelyn Byrd Avenue, Suite A
Harrisonburg, Virginia 22801
540-432-9108

101 Catoctin Circle S.E.
Leesburg, Virginia 21075
703-771-7214

115 West Spring Street
Mount Jackson, Virginia 22664
540-459-5500

6900 Konrad Court
Friendship, Maryland 20758
410-257-1648

7229 "C" Hanover Parkway
Greenbelt, Maryland 20770
301-313-9100

6000 Executive Boulevard, Suite 202
Rockville, Maryland 20852
301-816-3133

527 Kessler Drive, Suite 204
Cary, North Carolina 27551
800-330-7646



APPLE TITLE COMPANY

12 Rouss Avenue
Winchester, Virginia 22601
540-665-4233


WINCHESTER CREDIT CORPORATION

12 Rouss Avenue
Winchester, Virginia 22601
540-338-2962



F&M SERVICES, INCORPORATED

(F&M Data Processing)
9 Court Square
Winchester, Virginia 22601

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

     The Corporation has ten commercial banks, eight located in Virginia, one located in West Virginia and one in Maryland. Each of these financial institutions is operated independently which is contrary to the way most bank holding companies operate. By operating as independent units, they can be more responsive to their customers' needs since they can make their own decisions on the local level and they can be better attuned to the needs of the communities they serve. And yet, though they operate independently, they have the financial backing and strength of the F&M National Corporation's $3.1 billion in assets. The combination of the affiliates' independence and the corporation's financial strength makes F&M National Corporation a truly unique and outstanding financial institution.

     F&M National Corporation also has eight indirect subsidiaries: Apple Title Company, F&M Mortgage Services, Incorporated, Winchester Credit Corporation, F&M-Shomo & Lineweaver and F&M - J.V. Arthur Insurance Agencies, F&M Trust Company, F&M Financial Services and F&M Services Incorporated, a data processing company.

                               GENERAL INFORMATION

Annual Meeting
     The annual meeting of shareholders will be held at the TraveLodge Banquet Room, 1825 Dominion Avenue, Winchester, Virginia, Tuesday, April 25, at 10:00 a.m.

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

Mailing Address
                            F&M National Corporation
                                 P.O. Box 2800
                           Winchester, Virginia 22604

                                  [LOGO OF F&M]

                           F&M CORPORATE HEADQUARTERS
                          9 Court Square/Winchester, VA